UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

HENNESSY CAPITAL ACQUISITION CORP.

(Name of Registrant as Specified in Its Charter)

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies: Not applicable

(2)	Aggregate number of securities to which transaction applies: Not applicable

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Not applicable

(4)	Proposed maximum aggregate value of transaction: $255,000,000(1)

(5)	Total fee paid: $32,844(2)

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

[1]

Our estimate of the transaction value is based on the following estimated values: $140.0 million in cash consideration and 11.5 million shares of Hennessy Capital common stock valued at $10.00 per share.

[2]	The amount is the product of $255.0 multiplied by the SEC’s filing fee of $128.80 per million.

HENNESSY CAPITAL ACQUISITION CORP.

700 Louisiana Street, Suite 900

Houston, Texas 77002

Dear Hennessy Capital Acquisition Corp. Stockholders:

You are cordially invited to attend the special meeting in lieu of the 2014 annual meeting of stockholders of Hennessy Capital Acquisition Corp., which we refer to as “we,” “us,” “our,” “Hennessy Capital” or the “Company,” on                     , 2014, at                     , Central time, at the offices of                     . This proxy statement is dated                     , 2014, and is first being mailed to stockholders of the Company on or about                     , 2014.

At the special meeting, our stockholders will be asked to consider and vote upon a proposal, which we refer to as the “Business Combination Proposal,” to approve a purchase agreement (the “Purchase Agreement”) providing for the acquisition by us of all of the outstanding capital stock of School Bus Holdings Inc. (“SBH”), which, through its subsidiaries, conducts its business under the “Blue Bird” name, from The Traxis Group B.V. (“Seller”), which is majority owned by funds affiliated with Cerberus Capital Management, L.P. We refer to SBH and its consolidated subsidiaries hereafter collectively as “Blue Bird,” and we refer to such acquisition by us hereafter as the “Business Combination.” Pursuant to the Purchase Agreement, the aggregate equity purchase price for the Business Combination is $255.0 million (the “Total Purchase Price”). We will pay the Total Purchase Price partially in cash (the “Cash Component”) and partially in our common stock (the “Equity Component”), as follows:

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The Cash Component represents the cash we will have available to pay the Total Purchase Price. The Cash Component will equal (i) the dollar amount remaining in our trust account after redemptions described herein, plus (ii) the amount raised pursuant to the PIPE Investment (as defined herein), expected to be $40.0 million ($35.0 million of which has already been subscribed), plus (iii) the amount raised if we conduct a private placement pursuant to the Backstop Commitment (as defined herein) minus (iv) our expenses incurred in connection with the Business Combination; and

•	The Equity Component will equal 11.5 million shares of our common stock, subject to the following:

•	if the Cash Component is greater than $140.0 million, the Equity Component will be reduced by one share of common stock for each $10.00 of such excess; and

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if the Cash Component is less than $140.0 million, the Equity Component will be increased by one share of common stock for each $10.00 of such shortfall, provided that if the amount of the Cash Component is less than $100.0 million, Seller may, at its option, terminate the Purchase Agreement.

At June 30, 2014, the balance in our trust account was $115.0 million.

The Equity Component will be payable solely to Seller. Upon consummation of the Business Combination, 13.6% of the Cash Component will be payable to certain directors, officers and employees of Blue Bird who are participants in SBH’s phantom award plan (collectively, the “Phantom Plan Participants”) and the balance of the Cash Component will be payable to Seller. It is anticipated that, upon completion of the Business Combination and if there are no redemptions, Hennessy Capital’s existing stockholders, including our Sponsor, will retain an ownership interest of 57.6% of the Company, and Seller will own 42.4% of our outstanding common stock. These percentages are calculated based on a number of assumptions (as described in the accompanying proxy statement) and are subject to adjustment in accordance with the terms of the Purchase Agreement. A copy of the Purchase Agreement is attached to the accompanying proxy statement as Annex A.

The Cash Component will be funded through a combination of cash held in our trust account and the proceeds from the expected sale of $40.0 million (subject to possible increase up to $50.0 million) of our preferred stock in a private placement (the “PIPE Investment”), as further discussed in the accompanying proxy statement. A total of $35.0 million of the PIPE Investment has already been subscribed. Additionally, we have received commitments from an investor pursuant to which it has agreed to purchase up to $10.0 million of our common stock through (i) open market or privately negotiated transactions with third parties, (ii) a private placement with consummation to occur concurrently with that of the Business Combination, or (iii) a combination thereof, in order to ensure sufficient funds to finance the Cash Component (the “Backstop Commitment”).

Our stockholders will also be asked to consider and vote upon the following proposals:

(a) to approve and adopt separate proposals for amendments to the Company’s amended and restated certificate of incorporation (the “existing charter”) to (i) increase the Company’s authorized common stock and preferred stock, which we refer to as “Proposal 2”, (ii) provide for the classification of our board of directors into three classes of directors with staggered three-year terms of office and to make certain related changes, which we refer to as “Proposal 3,” (iii) permit the removal of directors with or without cause by stockholders voting a majority of the votes cast if, at any time and for so long as, Seller beneficially owns, in the aggregate, capital stock representing at least 40% of the outstanding shares of our common stock, which we refer to as “Proposal 4,” (iv) require an affirmative vote of at least two-thirds ( 2/3) of our entire board of directors and by the holders of at least 66.67% of the voting power of our outstanding voting stock in order to adopt an amendment to the proposed charter if, at any time and for so long as, Seller beneficially owns, in the aggregate, capital stock representing at least 50% of the outstanding shares of our common stock, which we refer to as “Proposal 5,” (v) require an affirmative vote of at least two-thirds ( 2/3) of our entire board of directors or by the holders of at least 66.67% of the voting power of our outstanding voting stock to amend our bylaws if, at any time and for so long as, Seller beneficially owns, in the aggregate, capital stock representing at least 50% of the outstanding shares of our common stock, which we refer to as “Proposal 6,” and (vi) designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for specified legal actions and provide for certain additional changes, including changing the Company’s name from “Hennessy Capital Acquisition Corp.” to “Blue Bird Corporation” and making the Company’s corporate existence perpetual, which our board of directors believes are necessary to adequately address the post-Business Combination needs of the Company, which we refer to as “Proposal 7” (each of Proposals 2, 3, 4, 5, 6 and 7, a “Charter Proposal” and collectively, the “Charter Proposals”), all as reflected in the proposed second amended and restated certificate of incorporation of the Company (the “proposed charter”) attached to the accompanying proxy statement as Annex C;

(b) to elect three directors to serve as Class I directors on our board of directors until the 2018 annual meeting of stockholders and until their respective successors are duly elected and qualified, which we refer to as the “Director Election Proposal,”

(c) to approve, for purposes of complying with applicable Nasdaq Listing Rules, the issuance of more than 20% of the Company’s issued and outstanding common stock pursuant to the PIPE Investment and Backstop Commitment, which we refer to as the “Nasdaq Proposal,”

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(d) to approve and adopt the Blue Bird Corporation 2014 Omnibus Equity Incentive Plan (the “Incentive Plan”), a copy of which is attached to the accompanying proxy statement as Annex D, which we refer to as the “Incentive Plan Proposal,” and

(e) to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve the Business Combination Proposal, Proposal 2, Proposal 3, Proposal 4, Proposal 5, Proposal 6 or the Director Election Proposal.

Each of these proposals is more fully described in the accompanying proxy statement, which each stockholder is encouraged to review carefully.

Our common stock, units and warrants are currently listed on The Nasdaq Stock Market under the symbols “HCAC,” “HCACU” and “HCACW,” respectively. We will apply to continue the listing of our common stock and warrants on The Nasdaq Stock Market under the symbols “BLBD” and “BLBDW,” respectively, upon the closing of the Business Combination. At the closing, our units will separate into their component shares of Hennessy Capital common stock, par value $0.0001 per share (“Hennessy Capital common stock”), and warrants to purchase one-half of one share of Hennessy Capital common stock, and cease separate trading.

Pursuant to the existing charter, we are providing our public stockholders with the opportunity to redeem, upon the closing of the transactions contemplated by the Purchase Agreement, shares of Hennessy Capital common stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the consummation of the transactions contemplated by the Purchase Agreement) in the trust account that holds the proceeds (less taxes payable) of our initial public offering that closed on January 23, 2014 (the “IPO”). For illustrative purposes, based on funds in the trust account of approximately $115.0 million on June 30, 2014, the estimated per share redemption price would have been approximately $10.00. Public stockholders may elect to redeem their shares even if they vote for the Business Combination Proposal. A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 10% of the outstanding public shares (the “10% threshold”). Holders of our outstanding public warrants do not have redemption rights in connection with the Business Combination. The holders of shares of Hennessy Capital common stock issued prior to our IPO, which we refer to as “founder shares,” have agreed to waive their redemption rights with respect to any shares of our capital stock they may hold in connection with the consummation of the Business Combination, and the founder shares will be excluded from the pro rata calculation used to determine the per-share redemption price. Currently, Hennessy Capital Partners I LLC, which we refer to as our “Sponsor,” certain of its affiliates and our independent directors own approximately 20% of our issued and outstanding shares of common stock, including all of the founder shares. Our Sponsor and other founders have agreed to retain their founder shares for all periods relevant to our stockholder vote on the Business Combination Proposal and to vote any shares of Hennessy Capital common stock owned by them in favor of the proposals described in the accompanying proxy statement through their execution of the Voting and Support Agreement, a copy of which is attached as Annex E to the accompanying proxy statement.

Substantially concurrently with the execution of the Purchase Agreement, we entered into a Warrant Exchange Letter Agreement with our Sponsor (the “Sponsor Warrant Exchange Letter Agreement”), which provides for the exchange of that number of outstanding placement warrants equal to (i) 12,125,000 less (ii) the number of public warrants validly tendered and not withdrawn in the Public Warrant Exchange Offer (as defined below), in exchange for shares of

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Hennessy Capital common stock at an exchange ratio of 0.1 of a share of Hennessy Capital common stock per each placement warrant (the “Sponsor Warrant Exchange”). The Sponsor Warrant Exchange will occur concurrent with, and is contingent upon, the consummation of the Business Combination. In addition, Hennessy Capital intends to commence, sometime after the filing of this preliminary proxy statement, an offer to exchange, subject to certain conditions, up to 50% (or 5,750,000) of the public warrants for shares of Hennessy Capital common stock at an exchange ratio of 0.1 of a share of Hennessy Capital common stock per each public warrant validly tendered and not withdrawn (the “Public Warrant Exchange Offer”). Upon completion of the Public Warrant Exchange Offer and the Sponsor Warrant Exchange, a total of 12,125,000 warrants will be exchanged for a total of 1,212,500 shares of our common stock.

We are providing this proxy statement and accompanying proxy card to our stockholders in connection with the solicitation of proxies to be voted at the special meeting and at any adjournments or postponements of the special meeting. Whether or not you plan to attend the special meeting, we urge you to read this proxy statement carefully. Please pay particular attention to the section entitled “Risk Factors” commencing on page 56.

After careful consideration, our board of directors has unanimously approved and adopted the Purchase Agreement and unanimously recommends that our stockholders vote FOR adoption and approval of the Business Combination and FOR all other proposals presented to our stockholders in the accompanying proxy statement. When you consider the board recommendation of these proposals, you should keep in mind that our directors and officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “The Business Combination Proposal—Certain Benefits of Hennessy Capital’s Directors and Officers and Others in the Business Combination.”

Approval of the Business Combination Proposal, the Incentive Plan Proposal, the Nasdaq Proposal and the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by stockholders present in person or represented by proxy at the special meeting. Approval of the Charter Proposals requires the affirmative vote of holders of a majority of our outstanding shares of common stock. Approval of the Director Election Proposal requires the affirmative vote of the holders of a plurality of the shares of our common stock represented in person or by proxy and entitled to vote thereon at the special meeting. The boards of directors of Seller and Hennessy Capital have already approved the Business Combination.

Each redemption of shares of Hennessy Capital common stock by our public stockholders will decrease the amount in our trust account, which holds approximately $115.0 million as of June 30, 2014. If redemptions by our public stockholders result in the Cash Component being less than $100.0 million, Seller may, at its option, terminate the Purchase Agreement or cause us to issue additional shares of our common stock in an amount equal to the cash shortfall, with each share of our common stock valued at $10.00. The issuance of 20% or more of our outstanding common stock pursuant to the PIPE Investment and any private placement of common stock made pursuant to the Backstop Commitment are contingent upon stockholder approval of the Nasdaq Proposal and closing of the Business Combination. Any open market or privately negotiated transactions made pursuant to the Backstop Commitment are not contingent upon stockholder approval of the Business Combination, as further disclosed in the accompanying proxy statement.

Your vote is very important. If you are a registered stockholder, please vote your shares as soon as possible by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the special

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meeting. A failure to vote your shares is the equivalent of a vote “AGAINST” the Charter Proposals but, assuming a quorum is otherwise validly established, will have no effect on the other proposals to be considered at the special meeting of stockholders. The transactions contemplated by the Purchase Agreement will be consummated only if the Business Combination Proposal and, unless waived by Seller, Proposal 2, Proposal 3, Proposal 4, Proposal 5, Proposal 6 and the Director Election Proposal are approved at the special meeting. In addition, (i) each of the Director Election Proposal, the Nasdaq Proposal and the Incentive Plan Proposal is conditioned on the approval of Proposal 2, Proposal 3, Proposal 4, Proposal 5, Proposal 6 and the Business Combination Proposal, and (ii) the Charter Proposals are conditioned on the approval of the Business Combination Proposal.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals described in the accompanying proxy statement. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the special meeting in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and, if a quorum is present, will have the same effect as a vote AGAINST the Charter Proposals but will have no effect on the other proposals (but, in the case of Proposal 2, is the practical equivalent to a vote AGAINST the Business Combination Proposal). If you are a stockholder of record and you attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST AFFIRMATIVELY VOTE EITHER FOR OR AGAINST THE BUSINESS COMBINATION PROPOSAL AND DEMAND THAT HENNESSY CAPITAL REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO HENNESSY CAPITAL’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT SUCH MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH AND ANY SHARE CERTIFICATES DELIVERED BY YOU TO THE TRANSFER AGENT WILL BE RETURNED TO YOU. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

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On behalf of our board of directors, I thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,

                    , 2014

/s/ Daniel J. Hennessy

Daniel J. Hennessy

Chairman of the Board and Chief Executive Officer

This proxy statement is dated                     , 2014, and is first being mailed to stockholders of the Company on or about                     , 2014.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

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HENNESSY CAPITAL ACQUISITION CORP.

700 Louisiana Street, Suite 900

Houston, Texas 77002

NOTICE OF SPECIAL MEETING IN LIEU OF 2014 ANNUAL MEETING

OF STOCKHOLDERS OF HENNESSY CAPITAL ACQUISITION CORP.

To Be Held on                     , 2014

To the Stockholders of Hennessy Capital Acquisition Corp.:

NOTICE IS HEREBY GIVEN that a special meeting in lieu of the 2014 annual meeting of stockholders (the “special meeting”) of Hennessy Capital Acquisition Corp., a Delaware corporation (“we,” “us,” “our,” “Hennessy Capital” or the “Company”), will be held on                     , 2014, at             ,             Central time, at the offices of             ,             . You are cordially invited to attend the special meeting for the following purposes:

(1) The Business Combination Proposal—to consider and vote upon a proposal to approve a purchase agreement, dated as of September 21, 2014, as it may be amended (the “Purchase Agreement”), by and between the Company and The Traxis Group B.V., a limited liability company existing under the laws of the Netherlands (“Seller”), which is majority owned by funds affiliated with Cerberus Capital Management, L.P., and the transactions contemplated thereby, which provides for the acquisition by the Company of all of the outstanding capital stock of School Bus Holdings Inc. (“SBH”), which we refer to hereinafter as the “Business Combination”;

The Charter Proposals—to approve and adopt separate proposals for amendments to the Company’s amended and restated certificate of incorporation (the “existing charter”) to:

(2) Proposal 2—increase the Company’s authorized common stock and preferred stock (“Proposal 2”);

(3) Proposal 3—provide for the classification of our board of directors into three classes of directors with staggered three-year terms of office and to make certain related changes (“Proposal 3”);

(4) Proposal 4—permit the removal of directors with or without cause by stockholders voting a majority of the votes cast if, at any time and for so long as, Seller beneficially owns, in the aggregate, capital stock representing at least 40% of the outstanding shares of our common stock (“Proposal 4”);

(5) Proposal 5—require an affirmative vote of at least two-thirds (2/3) of our entire board of directors and by the holders of at least 66.67% of the voting power of our outstanding voting stock in order to adopt an amendment to the proposed charter if, at any time and for so long as, Seller beneficially owns, in the aggregate, capital stock representing at least 50% of the outstanding shares of our common stock (“Proposal 5”);

(6) Proposal 6—require an affirmative vote of at least two-thirds (2/3) of our entire board of directors or by the holders of at least 66.67% of the voting power of our outstanding voting stock to amend our bylaws if, at any time and for so long as, Seller beneficially owns, in the aggregate, capital stock representing at least 50% of the outstanding shares of our common stock (“Proposal 6”);

(7) Proposal 7—designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for specified legal actions and provide for certain additional changes, including changing the Company’s name from “Hennessy Capital Acquisition Corp.” to “Blue Bird

Corporation” and making the Company’s corporate existence perpetual, which our board of directors believes are necessary to adequately address the post-Business Combination needs of the Company (“Proposal 7”);

(8) Proposal 8—to consider and vote upon a proposal to elect three directors to serve as Class I directors on our board of directors until the 2018 annual meeting of stockholders and until their respective successors are duly elected and qualified (the “Director Election Proposal”);

(9) Proposal 9—to consider and vote upon a proposal to approve, for purposes of complying with applicable Nasdaq Listing Rules, the issuance of more than 20% of the Company’s issued and outstanding common stock pursuant to the PIPE Investment and Backstop Commitment (the “Nasdaq Proposal”);

(10) Proposal 10—to consider and vote upon a proposal to approve and adopt the Blue Bird Corporation 2014 Omnibus Equity Incentive Plan (the “Incentive Plan Proposal”); and

(11) Proposal 11—to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve the Business Combination Proposal, Proposal 2, Proposal 3, Proposal 4, Proposal 5, Proposal 6 or the Director Election Proposal (the “Adjournment Proposal”).

Only holders of record of our common stock at the close of business on                     , 2014 are entitled to notice of the special meeting and to vote at the special meeting and any adjournments or postponements of the special meeting. A complete list of our stockholders of record entitled to vote at the special meeting will be available for ten days before the special meeting at our principal executive offices for inspection by stockholders during ordinary business hours for any purpose germane to the special meeting.

Pursuant to the existing charter, we will provide our public stockholders with the opportunity to redeem, upon the closing of the transactions contemplated by the Purchase Agreement, shares of Hennessy Capital common stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the consummation of the transactions contemplated by the Purchase Agreement) in the trust account that holds the proceeds (less taxes payable) of our initial public offering that closed on January 23, 2014 (the “IPO”). For illustrative purposes, based on funds in the trust account of approximately $115.0 million on June 30, 2014, the estimated per share redemption price would have been approximately $10.00. Public stockholders may elect to redeem their shares even if they vote for the Business Combination Proposal. A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 10% of the outstanding public shares (the “10% threshold”). The holders of shares of Hennessy Capital common stock issued prior to our IPO (“founder shares”) have agreed to waive their redemption rights with respect to any shares of our capital stock they may hold in connection with the consummation of the Business Combination, and the founder shares will be excluded from the pro rata calculation used to determine the per-share redemption price. Currently, Hennessy Capital Partners I LLC, our Sponsor, certain of its affiliates and our independent directors own approximately 20% of our issued and outstanding shares of common stock, including all of the founder shares.

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The transactions contemplated by the Purchase Agreement will be consummated only if the Business Combination Proposal and, unless waived by Seller, Proposal 2, Proposal 3, Proposal 4, Proposal 5, Proposal 6 and the Director Election Proposal are approved at the special meeting. In addition, (i) each of the Director Election Proposal, the Nasdaq Proposal and the Incentive Plan Proposal is conditioned on the approval of Proposal 2, Proposal 3, Proposal 4, Proposal 5, Proposal 6 and the Business Combination Proposal, and (ii) the Charter Proposals are conditioned on the approval of the Business Combination Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in the proxy statement.

A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 10% of the outstanding public shares (the “10% threshold”). Each redemption of shares of our outstanding common stock by our public stockholders will decrease the amount in our trust account, which holds approximately $115.0 million at June 30, 2014. We anticipate raising additional proceeds to fund the Business Combination through the sale of preferred stock in a private placement (the “PIPE Investment”). Additionally, we have received a commitment from an investor pursuant to which it has agreed to purchase shares of our common stock through (i) open market or privately negotiated transactions with third parties, (ii) a private placement with consummation to occur concurrently with that of the Business Combination, or (iii) a combination thereof, in order to ensure sufficient funds to finance the Cash Component (the “Backstop Commitment”). The issuance of 20% or more of our outstanding common stock pursuant to the PIPE Investment and any private placement of common stock made pursuant to the Backstop Commitment are contingent upon stockholder approval of the Nasdaq Proposal and closing of the Business Combination Proposal. Any open market or privately negotiated transactions made pursuant to the Backstop Commitment are not contingent on stockholder approval of the Business Combination Proposal, as further disclosed in the accompanying proxy statement.

Your attention is directed to the proxy statement accompanying this notice (including the annexes thereto) for a more complete description of the proposed business combination and related transactions and each of our proposals. We encourage you to read this proxy statement carefully. If you have any questions or need assistance voting your shares, please call our proxy solicitor, Morrow & Co., LLC at (800) 662-5200 (banks and brokers call collect at (203) 658-9400).

By Order of the Board of Directors,

Sincerely,

                    , 2014

/s/ Daniel J. Hennessy

Daniel J. Hennessy

Chairman of the Board and Chief Executive Officer

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SUMMARY TERM SHEET

This Summary Term Sheet, together with the sections entitled “Questions and Answers About the Proposals for Stockholders” and “Summary of the Proxy Statement,” summarize certain information contained in this proxy statement, but do not contain all of the information that is important to you. You should read carefully this entire proxy statement, including the attached Annexes, for a more complete understanding of the matters to be considered at the special meeting. In addition, for definitions of terms commonly used throughout this proxy statement, including this Summary Term Sheet, see the section entitled “Frequently Used Terms.”

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Hennessy Capital is a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

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There currently are 14,375,000 shares of Hennessy Capital common stock issued and outstanding, consisting of 11,500,000 shares originally sold as part of units in Hennessy Capital’s IPO and 2,875,000 founder shares that were issued to our Sponsor prior to Hennessy Capital’s IPO (of which (i) 200,000 were subsequently transferred to our independent directors and officers and (ii) 718,750 are subject to forfeiture by our initial stockholders (or their permitted transferees) on the fourth anniversary of the consummation of the Business Combination (which we refer to herein as the “founder earnout shares”), unless prior to such date the last sale price of our common stock equals or exceeds $13.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period or Hennessy Capital completes a liquidation, merger, stock exchange or other similar transaction that results in all of its stockholders having the right to exchange their shares of common stock for consideration in cash, securities or other property which equals or exceeds $13.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like).

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In addition, there currently are 23,625,000 warrants of Hennessy Capital outstanding, consisting of 11,500,000 public warrants originally sold as part of units in Hennessy Capital’s IPO and 12,125,000 placement warrants issued to our Sponsor in a private placement simultaneously with the consummation of Hennessy Capital’s IPO. Each warrant entitles the holder thereof to purchase one-half of one share of Hennessy Capital’s common stock at a price of $5.75 per half share ($11.50 per whole share), subject to adjustment. Warrants may be exercised only for a whole number of shares of Hennessy Capital’s common stock. No fractional shares will be issued upon exercise of the warrants. The public warrants will become exercisable on the later of 30 days after the completion of Hennessy Capital’s initial business combination or 12 months from the consummation of Hennessy Capital’s IPO, and expire at 5:00 p.m., New York time, five years after the completion of Hennessy Capital’s initial business combination or earlier upon redemption or liquidation. Once the warrants become exercisable, Hennessy Capital may redeem the outstanding warrants at a price of $0.01 per warrant, if the last sale price of Hennessy Capital’s common stock equals or exceeds $24.00 per share for any 20 trading days within a 30 trading day period ending on the third trading day before Hennessy Capital sends the notice of redemption to the warrant holders. The placement warrants, however, are non-redeemable so long as they are held by our Sponsor or its permitted transferees. For more information about Hennessy Capital and its securities, see the sections entitled “Information About Hennessy Capital,” “Hennessy Capital Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Securities.”

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Substantially concurrently with the execution of the Purchase Agreement, we entered into a Warrant Exchange Letter Agreement with our Sponsor (the “Sponsor Warrant Exchange Letter Agreement”), which provides for the exchange of that number of outstanding placement warrants equal to (i) 12,125,000 less (ii) the number of public warrants validly tendered and not withdrawn in the Public Warrant Exchange Offer (as defined below), in exchange for shares of Hennessy Capital common stock at an exchange ratio of 0.1 of a share of Hennessy Capital common stock per each placement warrant (the “Sponsor Warrant Exchange”) concurrent with, and contingent upon, the consummation of the Business Combination. Our Sponsor has agreed that, for a period of 180 days from the closing of the Business Combination, it shall not transfer, assign or sell any of its founder shares, founder earnout shares or shares issuable upon exchange of placement warrants. The purpose of the Sponsor Warrant Exchange is to reduce the potential market overhang on the trading of our common stock created by the significant number of outstanding placement warrants and the potential dilution to the holders of our common stock that may result from the exercise of the placement warrants.

•

Hennessy Capital intends to commence, sometime after the filing of this preliminary proxy statement, an offer to exchange, subject to certain conditions, up to 50% (or 5,750,000) of the public warrants for shares of Hennessy Capital common stock at an exchange ratio of 0.1 of a share of Hennessy Capital common stock per each public warrant validly tendered and not withdrawn (the “Public Warrant Exchange Offer”). If the Public Warrant Exchange Offer is commenced, the purpose of the Public Warrant Exchange Offer would be to provide holders of public warrants that may not wish to retain their public warrants following the Business Combination the possibility of receiving a more liquid security and to reduce the potential market overhang on the trading of our common stock created by the significant number of outstanding public warrants. If commenced, the Public Warrant Exchange Offer will be withdrawn if it is reasonably likely to impair or delay the closing of the Business Combination.

•

Blue Bird is the leading independent designer and manufacturer of school buses, with more than 550,000 buses sold since its formation in 1927 and nearly 200,000 buses in operation today. Founded in 1927, Blue Bird is recognized as an industry leader for school bus innovation, safety, product quality/reliability/durability, operating costs and drivability. Blue Bird is the market leader in alternative fuel applications with its propane-powered and CNG-powered school buses. Blue Bird’s management team has re-positioned the business since fiscal 2010 by the implementation of repeatable processes focused on product initiatives, continuous improvement of competitiveness and manufacturing flexibility, and new market initiatives. For more information about Blue Bird, see the sections entitled “Information About Blue Bird,” “Blue Bird Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Management After the Business Combination” and “Risk Factors–Risk Factors Relating to Blue Bird’s Business and Industry.”

•

Pursuant to the Purchase Agreement, dated as of September 21, 2014, as it may be amended (the “Purchase Agreement”), by and between the Company and Seller, the Company proposes to acquire Blue Bird through the acquisition of the outstanding shares of SBH’s common stock by the Company. For more information about the transactions contemplated by the Purchase Agreement, which is referred to herein as the “Business Combination,” see the section entitled “The Business Combination Proposal” and the copy of the Purchase Agreement attached to this proxy statement as Annex A.

•

Pursuant to the Purchase Agreement, the aggregate equity purchase price for the Business Combination is $255.0 million (the “Total Purchase Price”). We will pay the Total Purchase Price partially in cash (the “Cash Component”) and partially in our common stock (the “Equity Component”), as follows:

•

The Cash Component represents the cash we will have available to pay the Total Purchase Price. The Cash Component will equal (i) the dollar amount remaining in our trust account after redemptions described herein, plus (ii) the amount raised pursuant to the PIPE Investment (as defined herein), expected to be $40.0 million ($35.0 million of which has already been subscribed), plus (iii) the amount raised if we conduct a private placement pursuant to the Backstop Commitment (as defined herein) minus (iv) our expenses incurred in connection with the Business Combination; and

•	The Equity Component will equal 11.5 million shares of our common stock, subject to the following:

•	if the Cash Component is greater than $140.0 million, the Equity Component will be reduced by one share of common stock for each $10.00 of such excess; and

•

if the Cash Component is less than $140.0 million, the Equity Component will be increased by one share of common stock for each $10.00 of such shortfall, provided that if the amount of the Cash Component is less than $100.0 million, Seller may, at its option, terminate the Purchase Agreement.

The Equity Component will be payable solely to Seller. Upon consummation of the Business Combination, 13.6% of the Cash Component will be payable to certain directors, officers and employees of Blue Bird who are participants in SBH’s phantom award plan (collectively, the “Phantom Plan Participants”) and the balance of the Cash Component will be payable to Seller. Seller has agreed that, for a period of 180 days from the closing of the Business Combination, it will not transfer, assign or sell any shares of our common stock received as part of the Equity Component. For more information on the Company’s shares, see the section entitled “The Business Combination Proposal—Total Shares of Hennessy Capital Common Stock to be Issued in the Business Combination.” For more information about the Purchase Agreement and related transaction agreements, see the section entitled “The Business Combination Proposal—The Purchase Agreement.”

•

It is anticipated that, upon completion of the Business Combination and if there are no redemptions, Hennessy Capital’s public stockholders will retain an ownership interest of 44.6% in Hennessy Capital and our initial stockholders and affiliates will retain an ownership interest of 13.0% in Hennessy Capital. These relative percentages assume that the aggregate amount of cash available to pay the Cash Component is $115.0 million and that Hennessy Capital receives $40.0 million in cash proceeds from the proposed PIPE Investment. In addition, if any of Hennessy Capital’s stockholders exercise their redemption rights, the ownership interest in Hennessy Capital of Hennessy Capital’s public stockholders will decrease and the ownership interest in Hennessy Capital of our initial stockholders, including our Sponsor, will remain unchanged. These ownership percentages with respect to Hennessy Capital following the Business Combination (a) assume the issuance of 575,000 shares of Hennessy Capital common stock pursuant to the Public Warrant Exchange Offer and the issuance of 637,500 shares of Hennessy Capital common stock pursuant to the Sponsor Warrant Exchange and (b) do not take into account (i) the issuance of any shares upon completion of the Business Combination under the Company’s proposed 2014 Omnibus Equity Incentive Plan (the “Incentive Plan”), (ii) the issuance of any shares of Hennessy Capital preferred stock convertible into shares of Hennessy Capital common stock,

(iii) the issuance of any shares pursuant to the Backstop Commitment (as defined below) or (iv) the 11,500,000 warrants to purchase up to a total of 5,750,000 shares of Hennessy Capital common stock that will remain outstanding following the Business Combination, the Public Warrant Exchange Offer and the Sponsor Warrant Exchange. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by Hennessy Capital’s existing stockholders in Hennessy Capital will be different. See “Summary—Impact of the Business Combination on Hennessy Capital’s Public Float” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

•

Our management and board of directors considered various factors in determining whether to approve the Purchase Agreement and the transactions contemplated thereby, and that the value of the Business Combination is equal to at least 80% of the balance in the trust account (excluding deferred underwriting discounts and commissions of $3,737,500 payable to the underwriters of our IPO and taxes payable on interest earned). For more information about our decision-making process, see the section entitled “The Business Combination Proposal—Hennessy Capital’s Board of Directors’ Reasons for the Approval of the Business Combination.”

•

Pursuant to our existing amended and restated certificate of incorporation (the “existing charter”), in connection with the Business Combination, holders of our public shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with the existing charter. As of June 30, 2014, this would have amounted to approximately $10.00 per share. If a holder exercises its redemption rights, then such holder will be exchanging its shares of our common stock for cash and will no longer own shares of the Company and will not participate in any future growth of the Company. Such a holder will be entitled to receive cash for its public shares only if it (i) affirmatively votes for or against the Business Combination Proposal and (ii) properly demands redemption and delivers its shares (either physically or electronically) to our transfer agent at least two business days prior to the special meeting. See the section entitled “Special Meeting in Lieu of Annual Meeting of Hennessy Capital Stockholders—Redemption Rights.”

•	In addition to voting on the Business Combination Proposal, at the special meeting, the stockholders of Hennessy Capital will be asked to vote upon:

•	The Charter Proposals—to approve and adopt separate proposals for amendments to the existing charter:

•	Proposal 2—increase the Company’s authorized common stock and preferred stock (“Proposal 2”);

•	Proposal 3—provide for the classification of our board of directors into three classes of directors with staggered three-year terms of office and to make certain related changes (“Proposal 3”);

•

Proposal 4—permit the removal of directors with or without cause by stockholders voting a majority of the votes cast if, at any time and for as long as, Seller beneficially owns, in the aggregate, capital stock representing at least 40% of the outstanding shares of our common stock (“Proposal 4”);

•

Proposal 5–require an affirmative vote of at least two-thirds (2/3) of our entire board of directors and by the holders of at least 66.67% of the voting power of our outstanding voting stock in order to adopt an amendment to the proposed charter if, at any time and for as long as, Seller beneficially owns, in the aggregate, capital stock representing at least 50% of the outstanding shares of our common stock (“Proposal 5”);

•

Proposal 6–require an affirmative vote of two-thirds (2/3) of our entire board of directors or by the holders of at least 66.67% of the voting power of our outstanding voting stock to amend our bylaws if, at any time and for as long as, Seller beneficially owns, in the aggregate, capital stock representing at least 50% of the outstanding shares of our common stock (“Proposal 6”);

•

Proposal 7—designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for specified legal actions and provide for certain additional changes, including changing the Company’s name from “Hennessy Capital Acquisition Corp.” to “Blue Bird Corporation” and making the Company’s corporate existence perpetual, which our board of directors believes are necessary to adequately address the post-Business Combination needs of the Company (“Proposal 7” and each of Proposals 2, 3, 4, 5, 6 and 7, a “Charter Proposal” and collectively, the “Charter Proposals”), all as reflected in the proposed second amended and restated certificate of incorporation of the Company (the “proposed charter”) attached hereto as Annex C;

•

Proposal 8—to consider and vote upon a proposal to elect three directors to serve as Class I directors on our board of directors until the 2018 annual meeting of stockholders until their respective successors are duly elected and qualified (the “Director Election Proposal”);

•

Proposal 9—to consider and vote upon a proposal to approve, for purposes of complying with applicable Nasdaq Listing Rules, the issuance of more than 20% of the Company’s issued and outstanding common stock pursuant to the PIPE Investment and Backstop Commitment (the “Nasdaq Proposal”);

•	Proposal 10—to consider and vote upon a proposal to approve and adopt the Incentive Plan (the “Incentive Plan Proposal”); and

•

Proposal 11—to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve the Business Combination Proposal, Proposal 2, Proposal 3, Proposal 4, Proposal 5, Proposal 6 or the Director Election Proposal (the “Adjournment Proposal”).

•

The transactions contemplated by the Purchase Agreement will be consummated only if the Business Combination Proposal and, unless waived by Seller, Proposal 2, Proposal 3, Proposal 4, Proposal 5, Proposal 6 and the Director Election Proposal, are approved at the special meeting. In addition, (i) each of the Director Election Proposal, the Nasdaq Proposal and the Incentive Plan Proposal is conditioned on the approval of Proposal 2, Proposal 3, Proposal 4, Proposal 5, Proposal 6 and the Business Combination Proposal, and (ii) the Charter Proposals are conditioned on the approval of the Business Combination Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement.

•

If our stockholders do not approve the Nasdaq Proposal, we will have the right to issue up to 19.9% of the Company’s issued and outstanding common stock, pursuant to the PIPE Investment and Backstop Commitment, without stockholder approval; however, even without stockholder approval of the Nasdaq Proposal, we will have the right to issue the full number of shares of Series A Convertible Preferred Stock contemplated by the PIPE investment (subject to provisions of the Series A Convertible Preferred Stock that will limit the convertibility of the shares of that series unless and until stockholder approval has been received).

•

Upon the closing of the Business Combination, we anticipate increasing the size of our board of directors from six (with one vacancy) to nine directors, three of whom will be voted upon by our stockholders at the special meeting. Three incumbent directors of Hennessy Capital, Bradley Bell, Richard Burns and Peter Shea, have informed us that they will resign from our board of directors upon closing of the Business Combination. Our board of directors intends to nominate three directors for election at the special meeting (including two persons who are presently members of SBH’s board of directors) and to fill the existing vacancies, including the vacancies created by the increased size of the board of directors, with four persons, each of whom is an incumbent director of SBH. If all director nominees are elected and the Business Combination is consummated, our board of directors will consist of existing Hennessy Capital directors, Daniel J. Hennessy and Kevin M. Charlton, existing SBH directors, Phil Horlock, Chan Galbato, Dev Kapadia, Alan H. Schumacher, Dennis Donovan and James Marcotuli, and one person who has not previously served on our or the SBH board, Gurminder S. Bedi. See the sections entitled “Director Election Proposal” and “Management After the Business Combination.”

•

Unless waived by the parties to the Purchase Agreement, in accordance with applicable law, the closing of the Business Combination is subject to a number of conditions set forth in the Purchase Agreement including, among others, receipt of the requisite stockholder approval contemplated by this proxy statement. For more information about the closing conditions to the Business Combination, see the section entitled “The Business Combination Proposal—The Purchase Agreement.”

•

The Purchase Agreement may be terminated at any time prior to the consummation of the Business Combination upon agreement of the parties thereto, or by Seller or the Company acting alone, in specified circumstances. For more information about the termination rights under the Purchase Agreement, see the section entitled “The Business Combination Proposal—The Purchase Agreement.”

•	The proposed Business Combination involves numerous risks. For more information about these risks, see the section entitled “Risk Factors.”

•

In considering the recommendation of Hennessy Capital’s board of directors to vote FOR the proposals presented at the special meeting, you should be aware that our executive officers and members of our board of directors have interests in the Business Combination that are different from, or in addition to, the interests of our stockholders generally. The members of our board of directors were aware of these differing interests and considered them, among other matters, in evaluating and negotiating the transaction agreements and in recommending to our stockholders that they vote in favor of the proposals presented at the special meeting. These interests include, among other things:

•

the exchange by our Sponsor of up to 12,125,000 of the outstanding placement warrants for up to 1,212,500 shares of our common stock concurrent with, and contingent upon, the consummation of the Business Combination;

•

the fact that our Sponsor and our independent directors paid an aggregate of $6,087,500 for their founder shares and placement warrants and such securities should have a significantly higher value at the time of the Business Combination;

•

if Hennessy Capital is unable to complete a business combination within the required time period, our Chief Executive Officer will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Hennessy Capital for services rendered or contracted for or products sold to Hennessy Capital, but only if such a vendor or target business has not executed a waiver of claims against the trust account and except as to any claims under our indemnity of the underwriters;

•	the continuation of two of our five existing directors as directors of the Company; and

•	the continued indemnification of current directors and officers of the Company and the continuation of directors’ and officers’ liability insurance after the Business Combination.

FREQUENTLY USED TERMS

Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our,” the “Company” and “Hennessy Capital” refer to Hennessy Capital Acquisition Corp., and the terms “combined company” and “post-combination company” refer to Hennessy Capital and its subsidiaries, including Blue Bird, following the consummation of the Business Combination.

In this document:

“Backstop Commitment” means the commitment between Hennessy Capital and an investor pursuant to which it has agreed to purchase up to $10.0 million worth of shares of Hennessy Capital common stock, through (x) open market or privately negotiated transactions with third parties, at a purchase price of up to $10.00 per share, (y) a private placement with consummation to occur concurrently with the Business Combination at a purchase price of $10.00 per share, or (z) a combination thereof, pursuant to that certain Backstop and Subscription Agreement entered into by and between the Company and the investor named therein to be filed with the SEC. Such investor has also agreed during such period to vote any Hennessy Capital common stock that it owns, whether acquired pursuant to the Backstop Commitment or otherwise, in favor of the Business Combination and the other proposals set forth herein at the special meeting.

“Blue Bird” means SBH and its consolidated subsidiaries, taken together.

“Business Combination” means the acquisition of all of the capital stock of SBH by Hennessy Capital pursuant to the Purchase Agreement.

“Cash Component” means the cash we will have available to pay the Total Purchase Price. The Cash Component will equal (i) the dollar amount remaining in our trust account after redemptions described herein, plus (ii) the amount raised pursuant to the PIPE Investment, expected to be $40.0 million ($35.0 million of which has already been subscribed), plus (iii) the amount raised if we conduct a private placement pursuant to the Backstop Commitment, minus (iv) our expenses incurred in connection with the Business Combination.

“Equity Component” means 11.5 million shares of our common stock, subject to the following:

•	if the Cash Component is greater than $140.0 million, the Equity Component will be reduced by one share of common stock for each $10.00 of such excess; and

•

if the Cash Component is less than $140.0 million, the Equity Component will be increased by one share of common stock for each $10.00 of such shortfall, provided that if the amount of the Cash Component is less than $100.0 million, Seller may, at its option, terminate the Purchase Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“existing charter” means our amended and restated certificate of incorporation filed with the Secretary of State of the State of Delaware on January 16, 2014.

“founder earnout shares” means the 718,750 shares of our common stock purchased by our Sponsor in a private placement prior to the IPO, which are subject to forfeiture on the fourth anniversary of the consummation of the Business Combination, unless (i) prior to such date the last sale price of our common stock equals or exceeds $13.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period or (ii) Hennessy Capital completes a liquidation, merger, stock exchange or other similar transaction that results in all of its stockholders having the right to exchange their shares of common stock for consideration in cash, securities or other property which equals or exceeds $13.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like).

“founder shares” means the 2,875,000 shares of Hennessy Capital common stock issued to our Sponsor in a private placement prior to our IPO, 200,000 of which have been transferred by our Sponsor to our independent directors and officers, and 718,750 of which constitute founder earnout shares.

“Hennessy Capital” means Hennessy Capital Acquisition Corp., a Delaware corporation.

“Hennessy Capital common stock” or “our common stock” means common stock, par value $0.0001 per share, of Hennessy Capital.

“Hennessy Capital preferred stock” or “our preferred stock” means preferred stock, par value $0.0001 per share, of Hennessy Capital, 2,000,000 shares of which have been designated Series A Convertible Preferred Stock.

“initial stockholders” means our Sponsor and each of our officers and current or former directors, in each case, that hold founder shares.

“IPO” means the initial public offering of Hennessy Capital common stock, units and warrants, consummated on January 23, 2014 through the sale of 11,500,000 public units (including 1,500,000 units sold pursuant to the underwriters’ exercise in full of their over-allotment option) at $10.00 per unit.

“PIPE Investment” means the private placement of Series A Convertible Preferred Stock pursuant to that certain Preferred Subscription Agreement entered into by and between the Company and the investors named therein, to be filed with the SEC. We expect the private placement to cover 400,000 shares of Series A Convertible Preferred Stock for gross proceeds of approximately $40.0 million, subject to a possible increase to up to 500,000 shares or approximately $50.0 million. To date 350,000 shares, or $35.0 million, have already been subscribed.

“placement warrants” means the 12,125,000 warrants issued to our Sponsor in the private placement that occurred simultaneously with the consummation of our IPO for a purchase price of $0.50 per placement warrant for a total purchase price of $6,062,500, each of which is exercisable for one-half of one share of Hennessy Capital common stock at a price of $5.75 per half share ($11.50 per whole share), in accordance with its terms. Warrants may be exercised only for a whole number of shares of Hennessy Capital’s common stock. No fractional shares will be issued upon exercise of the warrants.

“proposed charter” means the proposed second amended and restated certificate of incorporation of Hennessy Capital, which will become the Company’s certificate of incorporation upon the approval of the Charter Proposals and the Business Combination Proposal and the consummation of the Business Combination. A copy of the proposed charter is attached hereto as Annex C.

“public shares” means shares of Hennessy Capital common stock issued in our IPO (whether they were purchased in the IPO or thereafter in the open market).

“public stockholders” means holders of public shares, including the initial stockholders to the extent the initial stockholders hold public shares, provided that the initial stockholders will be considered a “public stockholder” only with respect to any public shares held by them.

“Public Warrant Exchange Offer” means the proposed offer to exchange by Hennessy Capital, subject to certain conditions, up to 50% (or 5,750,000) of the public warrants for shares of Hennessy Capital common stock at an exchange ratio of 0.1 of a share of Hennessy Capital common stock per each public warrant validly tendered and not withdrawn. Hennessy Capital intends to commence the Public Warrant Exchange Offer sometime after the filing of this preliminary proxy statement.

“public warrants” means the warrants issued in Hennessy Capital’s IPO, each of which is exercisable for one-half of one share of Hennessy Capital common stock, in accordance with its terms.

“Purchase Agreement” means the Stock Purchase Agreement, dated as of September 21, 2014, as it may be amended, by and between the Company and Seller.

“SBH” means School Bus Holdings Inc., a Delaware corporation.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” means The Traxis Group B.V., a limited liability company existing under the laws of the Netherlands.

“Series A Convertible Preferred Stock” means the 2,000,000 shares of Hennessy Capital preferred stock designated as 7.625% Series A Convertible Preferred Stock, par value $0.0001 per share.

“special meeting” means the special meeting in lieu of the 2014 annual meeting of stockholders of Hennessy Capital that is the subject of this proxy statement.

“Sponsor” means Hennessy Capital Partners I LLC, a Delaware limited liability company.

“Sponsor Warrant Exchange” means the exchange of that number of outstanding placement warrants equal to (i) 12,125,000 less (ii) the number of public warrants validly tendered and not withdrawn in the Public Warrant Exchange Offer, in exchange for shares of Hennessy Capital common stock at an exchange ratio of 0.1 of a share of Hennessy Capital common stock per each placement warrant. The Sponsor Warrant Exchange will be consummated concurrently with, and contingent upon, the consummation of the Business Combination.

“Total Purchase Price” means $255.0 million, the aggregate equity purchase price for the Business Combination.

“Warrants” means the placement warrants and the public warrants, taken together.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS FOR STOCKHOLDERS

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the special meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that is important to our stockholders. We urge stockholders to read carefully this entire proxy statement, including the annexes and the other documents referred to herein.

Q:	Why am I receiving this proxy statement?

A:	Our stockholders are being asked to consider and vote upon a proposal, which we refer to as the “Business Combination Proposal,” to approve a purchase agreement (the “Purchase Agreement”) providing for the acquisition by us of all of the outstanding capital stock of School Bus Holdings Inc. (“SBH”), which, through its subsidiaries, conducts its business under the “Blue Bird” name, from The Traxis Group B.V. (“Seller”), which is majority owned by funds affiliated with Cerberus Capital Management, L.P. (“Cerberus Capital Management,” and, together with such funds, “Cerberus”). We refer to SBH and its consolidated subsidiaries hereafter collectively as “Blue Bird,” and we refer to such acquisition by us hereafter as the “Business Combination.” Pursuant to the Purchase Agreement, the aggregate equity purchase price for the Business Combination is $255.0 million (the “Total Purchase Price”). We will pay the Total Purchase Price partially in cash (the “Cash Component”) and partially in our common stock (the “Equity Component”), as follows:

•

The Cash Component represents the cash we will have available to pay the Total Purchase Price. The Cash Component will equal (i) the dollar amount remaining in our trust account after redemptions described herein, plus (ii) the amount raised pursuant to the PIPE Investment, expected to be $40.0 million ($35.0 million of which has already been subscribed), plus (iii) the amount raised if we conduct a private placement pursuant to the Backstop Commitment minus (iv) our expenses incurred in connection with the Business Combination; and

•	The Equity Component will equal 11.5 million shares of our common stock, subject to the following:

¡	if the Cash Component is greater than $140.0 million, the Equity Component will be reduced by one share of common stock for each $10.00 of such excess; and

¡

if the Cash Component is less than $140.0 million, the Equity Component will be increased by one share of common stock for each $10.00 of such shortfall, provided that if the amount of the Cash Component is less than $100.0 million, Seller may, at its option, terminate the Purchase Agreement.

The Equity Component will be payable solely to Seller. Upon consummation of the Business Combination, 13.6% of the Cash Component will be payable to certain directors, officers and employees of Blue Bird who are participants in SBH’s phantom award plan (collectively, the “Phantom Plan Participants”) and the balance of the Cash Component will be payable to Seller. It is anticipated that, upon completion of the Business Combination and if there are no redemptions, Hennessy Capital’s existing stockholders, including our Sponsor, will retain an ownership interest of 57.6% of the Company, and Seller will own 42.4% of our outstanding common stock. These percentages are calculated based on a number of assumptions (as described below) and are subject to adjustment in accordance with the terms of the Purchase Agreement. A copy of the Purchase Agreement is attached hereto as Annex A.

Our common stock, units and warrants are currently listed on The Nasdaq Stock Market under the symbols “HCAC,” “HCACU” and “HCACW,” respectively. We have applied to continue the listing of our common stock and warrants on The Nasdaq Stock Market under the symbols “BLBD” and “BLBDW,” respectively, upon the closing of the Business Combination. At the closing, our units will separate into their component shares of Hennessy Capital common stock, par value $0.0001 per share (“Hennessy Capital common stock”), and warrants to purchase one-half of one share of Hennessy Capital common stock, and cease separate trading.

This proxy statement and its annexes contain important information about the proposed Business Combination and the other matters to be acted upon at the special meeting. You should read this proxy statement and its annexes carefully and in their entirety.

Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement and its annexes.

Q:	What is being voted on at the special meeting?

A:	Below are proposals on which our stockholders are being asked to vote.

1.	To approve and adopt the Business Combination and the other transactions contemplated by the Purchase Agreement (this proposal is referred to herein as the “Business Combination Proposal”);

To approve and adopt the following separate proposals for amendments to the Company’s existing charter:

2.	To increase the Company’s authorized common stock and preferred stock (this proposal is referred to herein as “Proposal 2”);

3.	To provide for the classification of our board of directors into three classes of directors with staggered three-year terms of office and to make certain related changes (this proposal is referred to herein as “Proposal 3”);

4.	To permit the removal of directors with or without cause by stockholders voting a majority of the votes cast if, at any time and for so long as, Seller beneficially owns, in the aggregate, capital stock representing at least 40% of the outstanding shares of our common stock (this proposal is referred to herein as “Proposal 4”);

5.	To require an affirmative vote of at least two-thirds (2/3) of our entire board of directors and by the holders of at least 66.67% of the voting power of our outstanding voting stock in order to adopt an amendment to the proposed charter if, at any time and for so long as, Seller beneficially owns, in the aggregate, capital stock representing at least 50% of the outstanding shares of our common stock (“Proposal 5”);

6.	To require an affirmative vote of at least two-thirds (2/3) of our entire board of directors or by the holders of at least 66.67% of the voting power of our outstanding voting stock to amend our bylaws if, at any time and for so long as, Seller beneficially owns, in the aggregate, capital stock representing at least 50% of the outstanding shares of our common stock (“Proposal 6”);

7.	To designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for specified legal actions and provide for certain additional changes, including changing the Company’s name from “Hennessy Capital Acquisition Corp.” to “Blue Bird Corporation” and making the Company’s corporate existence perpetual, which our board of directors believes are necessary to adequately address the post-Business Combination needs of the Company (this proposal is referred to herein as “Proposal 7”);

Each of Proposals 2, 3, 4, 5, 6 and 7, a “Charter Proposal” and collectively, the “Charter Proposals.”

8.	To elect three directors to serve as Class I directors on our board of directors until the 2018 annual meeting of stockholders and until their respective successors are duly elected and qualified (this proposal is referred to herein as the “Director Election Proposal”);

9.	To approve, for purposes of complying with applicable Nasdaq Listing Rules, the issuance of more than 20% of the Company’s issued and outstanding common stock pursuant to the PIPE Investment and Backstop Commitment (this proposal is referred to herein as the “Nasdaq Proposal”);

10.	To approve and adopt the Incentive Plan, a copy of which is attached hereto as Annex D (this proposal is referred to herein as the “Incentive Plan Proposal”); and

11.	To adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve the Business Combination Proposal, Proposal 2, Proposal 3, Proposal 4, Proposal 5 or Proposal 6 or the Director Election Proposal (this proposal is referred to herein as the “Adjournment Proposal”). This proposal will only be presented at the special meeting if there are not sufficient votes to approve the Business Combination Proposal, Proposal 2, Proposal 3, Proposal 4, Proposal 5, Proposal 6 or the Director Election Proposal.

Q:	Are the proposals conditioned on one another?

A:	The transactions contemplated by the Purchase Agreement will be consummated only if the Business Combination Proposal and, unless waived by Seller, Proposal 2, Proposal 3, Proposal 4, Proposal 5, Proposal 6 and the Director Election Proposal are approved at the special meeting. In addition, (i) each of the Director Election Proposal, the Nasdaq Proposal and the Incentive Plan Proposal is conditioned on the approval of the Business Combination Proposal, Proposal 2, Proposal 3, Proposal 4, Proposal 5 and Proposal 6 and (ii) the Charter Proposals are conditioned on the approval of the Business Combination Proposal. The Adjournment Proposal does not require the approval of any other proposal to be effective. It is important for you to note that in the event that the Business Combination Proposal, Proposal 2, Proposal 3, Proposal 4, Proposal 5, Proposal 6 or the Director Election Proposal do not receive the requisite vote for approval, then (absent a waiver by Seller with respect to Proposal 2, Proposal 3, Proposal 4, Proposal 5, Proposal 6 and the Director Election Proposal) we will not consummate the Business Combination. If we do not consummate the Business Combination and fail to complete an initial business combination by October 23, 2015 (subject to (a) an automatic three-month extension if we have executed a letter of intent, agreement in principle or definitive agreement for an initial business combination prior to October 23, 2015 and (b) the requirements of law), we will be required to dissolve and liquidate our trust account by returning the then remaining funds in such account to the public stockholders.

Q:	Why is Hennessy Capital providing stockholders with the opportunity to vote on the Business Combination?

A:

Under the existing charter, we must provide all holders of public shares with the opportunity to have their public shares redeemed upon the consummation of our initial business combination either in conjunction with a tender offer or in conjunction with a stockholder vote. We are seeking to obtain the approval of our stockholders of the Business

Combination Proposal in order to allow our public stockholders to effectuate redemptions of their public shares in connection with the closing of our Business Combination.

Q:	What will happen in the Business Combination?

A:	At the closing of the Business Combination, Hennessy Capital will acquire all the outstanding common stock of SBH, and SBH will become our direct wholly-owned subsidiary. Shares of common stock of SBH will be exchanged for the Total Purchase Price, consisting of a Cash Component payable to Seller and the Phantom Plan Participants and an Equity Component payable to Seller.

Q:	What equity stake will (i) current Hennessy Capital stockholders hold in the Company after the closing and (ii) Hennessy Capital hold in the Company after the closing?

A:	It is anticipated that, upon completion of the Business Combination and if there are no redemptions, Hennessy Capital’s public stockholders will retain an ownership interest of 44.6% of Hennessy Capital and our initial stockholders and affiliates will retain an ownership interest of 13.0% of Hennessy Capital. If any of Hennessy Capital’s stockholders exercise their redemption rights, the ownership interest in Hennessy Capital of Hennessy Capital’s public stockholders will decrease and the ownership interest in Hennessy Capital of our initial stockholders, including our Sponsor, will remain unchanged. Upon the closing of the Business Combination, Hennessy Capital will own 100% of the outstanding common stock of SBH . If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by Hennessy Capital’s existing stockholders in Hennessy Capital will be different (with our Sponsor and its affiliate, above certain redemption levels, owning a majority of our outstanding shares of common stock). These ownership percentages with respect to Hennessy Capital following the Business Combination (a) assume the issuance of 575,000 shares of Hennessy Capital common stock pursuant to the Public Warrant Exchange Offer and the issuance of 637,500 shares of Hennessy Capital common stock pursuant to the Sponsor Warrant Exchange and (b) do not take into account (i) the issuance of any shares upon completion of the Business Combination under the proposed Incentive Plan, (ii) the issuance of any shares of Hennessy Capital preferred stock convertible into shares of Hennessy Capital common stock, (iii) the issuance of any shares pursuant to the Backstop Commitment or (iv) any or all of the 11,500,000 warrants to purchase up to a total of 5,750,000 shares of Hennessy Capital common stock that will remain outstanding following the Business Combination, the Sponsor Warrant Exchange and the Public Warrant Exchange Offer. If the actual facts are different than these assumptions, the percentage ownership retained by Hennessy Capital’s existing stockholders in Hennessy Capital will be different. See “Summary—Impact of the Business Combination on Hennessy Capital’s Public Float” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Q:	What conditions must be satisfied to complete the Business Combination?

A:	There are a number of closing conditions in the Purchase Agreement, including that our stockholders have approved and adopted the Purchase Agreement and, unless waived by Seller, Proposal 2, Proposal 3, Proposal 4, Proposal 5, Proposal 6 and the Director Election Proposal. The completion of the Business Combination is also conditioned upon the Company’s continuing to be listed, unless waived by Seller, as a public company on, and the shares of our common stock continuing to be tradable over, the applicable Nasdaq market(s), after giving effect to the Business Combination. For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, see the section entitled “The Business Combination Proposal—The Purchase Agreement.”

Q:	Are there any arrangements to help ensure that the Company will have sufficient funds, together with the proceeds in its trust account, to fund the total Purchase Price?

A:	Yes. On September 21, 2014, the Company entered into a subscription agreement providing for the issuance by the Company to an investor named therein of shares of Series A Convertible Preferred Stock in a private placement, subject to certain conditions, including the closing of the Business Combination. That agreement commits the investor to purchase up to 350,000 shares of Series A Convertible Preferred Stock for aggregate gross proceeds of $35.0 million. We expect to raise $40.0 million pursuant to this private placement, which we refer to as the “PIPE Investment,” subject to possible increase to up to $50.0 million. We refer to the agreements pursuant to which investors will subscribe for shares in the PIPE Investment as the “Preferred Subscription Agreement.” On the same date, the Company entered into a separate backstop and subscription agreement (the “Backstop and Subscription Agreement”), pursuant to which an investor has agreed to purchase up to $10.0 million worth of shares of Hennessy Capital common stock through (x) open market or privately negotiated transactions with third parties, at a purchase price of up to $10.00 per share, (y) a private placement with consummation concurrently with the Business Combination at a purchase price of $10.00 per share or (z) a combination thereof, which we refer to as the Backstop Commitment. The investor that is party to the Backstop Commitment is obligated to use reasonable best efforts to purchase shares in the open market or in privately negotiated transactions. Since the Company will not receive any funds from the purchase of shares in the open market or in privately negotiated transactions, it is unlikely that Hennessy Capital will receive the full $10.0 million in proceeds contemplated by the Backstop Commitment. The investor in the Backstop Commitment has agreed to vote any Hennessy Capital common stock that it owns, whether acquired pursuant to the Backstop Commitment or otherwise, in favor of the Business Combination and the other proposals set forth herein at the special meeting. Such investor in the Backstop Commitment has also agreed not to transfer any Hennessy Capital common stock owned by it until the earlier of (i) the closing of the Business Combination or (ii) the public announcement by the Company of the termination of the Purchase Agreement.

The issuance of 20% or more of our outstanding common stock pursuant to the PIPE Investment and any private placement of Hennessy Capital common stock made pursuant to the Backstop Commitment are contingent upon stockholder approval of the Business Combination Proposal, Proposal 2 and the Nasdaq Proposal and the consummation of the Business Combination. Any open market or privately negotiated transactions made pursuant to the Backstop Commitment are not contingent upon stockholder approval and the consummation of the Business Combination.

At closing of the Business Combination, Hennessy Capital and the investors in the PIPE Investment and Backstop Commitment will enter into a registration rights agreement that provides for the registration of shares of our common stock, if purchased from the Company in a private placement pursuant to the Backstop Commitment or acquired from Hennessy Capital as a fee payable in connection with the Backstop Commitment, and shares of Series A Convertible Preferred Stock purchased pursuant to the PIPE Investment (including the common stock into which the Series A Convertible Preferred Stock is convertible). That registration rights agreement will also cover the shares of our common stock to be issued to Seller under the Purchase Agreement.

Q:	Why is Hennessy Capital proposing the Charter Proposals?

A:

The proposed charter that we are asking our stockholders to approve in connection with the Business Combination provides for an increase in the number of authorized shares of our common stock and preferred stock, the classification of our board of directors into three separate classes, certain additional changes which our board of directors believes are necessary to adequately address the post-Business Combination needs of the Company and a consent to personal jurisdiction and service of process. In addition, to the extent that the Incentive Plan is approved, we will need to have additional authorized capital stock. Unless waived by Seller, approval of Proposal 2, Proposal 3, Proposal 4, Proposal 5, Proposal 6 and the Director Election Proposal are conditions to the consummation of the Business Combination pursuant to the Purchase Agreement.

Q:	Why is Hennessy Capital proposing the Director Election Proposal?

A:	Three of Hennessy Capital’s incumbent directors, each of whom presently is a member of Class I on our board of directors, shall resign effective upon the closing of the Business Combination. The Hennessy Capital board has nominated Gurminder S. Bedi, Dennis Donovan and Alan H. Schumacher to fill the vacancies in Class I of directors, to serve a term expiring at the Company’s annual meeting in 2018. See the section entitled “Director Election Proposal” for additional information.

Q:	Why is Hennessy Capital proposing the Nasdaq Proposal?

A:	We are proposing the Nasdaq Proposal in order to comply with Nasdaq Listing Rules 5635(a) and (d), which require stockholder approval of certain transactions that result in the issuance of 20% or more of the outstanding voting power or shares of common stock outstanding before the issuance of stock or securities. Pursuant to the Backstop Commitment, we may issue up to $10.0 million worth of Hennessy Capital common stock, or approximately 1.0 million shares, at a purchase price of $10.00 per share, in a private placement that will close concurrently with the Business Combination (minus the total amount paid by the investor thereunder to purchase shares of Hennessy Capital common stock in open market purchases or privately negotiated transactions). Pursuant to the PIPE Investment, we may issue up to 3,404,255 shares of Hennessy Capital common stock if the PIPE Investment involves 400,000 shares of Series A Convertible Preferred Stock (or up to 4,255,319 shares of Hennessy Capital common stock if the size of the PIPE Investment is increased to 500,000 shares of Series A Convertible Preferred Stock) upon conversion of the Series A Convertible Preferred Stock, plus such additional number of shares of Hennessy Capital common stock that may be issued upon conversion of additional shares of Series A Convertible Preferred Stock issued as dividends, at an assumed conversion price of approximately $11.75 per share, which may be adjusted from time to time. Because the Company may issue 20% or more of our outstanding common stock when considering together (x) a private placement of Hennessy Capital common stock in connection with the Backstop Commitment, (y) a subsequent conversion of 400,000 shares of Series A Convertible Preferred Stock into Hennessy Capital common stock, and (z) a subsequent conversion of such additional shares of Series A Convertible Preferred Stock into Hennessy Capital common stock that are issued as dividends, we are required to obtain stockholder approval of such issuances pursuant to Nasdaq Listing Rules 5635(a) and (d). If our stockholders do not approve the Nasdaq Proposal, we will have the right to issue shares up to 19.9% of the Company’s issued and outstanding common stock, pursuant to the PIPE Investment and Backstop Commitment, without stockholder approval; however, even without stockholder approval of the Nasdaq Proposal, we will have the right to issue the full number of shares of Series A Convertible Preferred Stock contemplated by the PIPE Investment (subject to provisions of the Series A Convertible Preferred Stock that will limit the convertibility of the shares of that series unless and until stockholder approval has been received).

Q:	Why is Hennessy Capital proposing the Incentive Plan Proposal?

A:	The purpose of the Incentive Plan is to enable us to offer eligible employees, directors and consultants cash and stock-based incentive awards in order to attract, retain and reward these individuals and strengthen the mutuality of interests between them and our stockholders.

Q:	What happens if I sell my shares of Hennessy Capital common stock before the special meeting?

A:	The record date for the special meeting is earlier than the date that the Business Combination is expected to be completed. If you transfer your shares of Hennessy Capital common stock after the record date, but before the special meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the special meeting. However, you will not be able to seek redemption of your shares because you will no longer be able to deliver them for cancellation upon consummation of the Business Combination. If you transfer your shares of Hennessy Capital common stock prior to the record date, you will have no right to vote those shares at the special meeting or redeem those shares for a pro rata portion of the proceeds held in our trust account.

Q:	What vote is required to approve the proposals presented at the special meeting?

A:	Approval of the Business Combination Proposal, Incentive Plan Proposal, Nasdaq Proposal and Adjournment Proposal requires the affirmative vote of a majority of the votes cast by stockholders present in person or represented by proxy at the special meeting. Accordingly, a Hennessy Capital stockholder’s failure to vote by proxy or to vote in person at the special meeting or the failure of a Hennessy Capital stockholder who holds his or her shares in “street name” through a broker or other nominee to give voting instructions to such broker or other nominee (a “broker non-vote”) will result in that stockholder’s shares not being counted towards the number of shares of Hennessy Capital common stock required to validly establish a quorum, but if a valid quorum is otherwise established, it will have no effect on the outcome of any vote on the Business Combination Proposal, the Nasdaq Proposal, the Incentive Plan Proposal or the Adjournment Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established, but will have no effect on the outcome of the Business Combination Proposal, the Nasdaq Proposal, the Incentive Plan Proposal or the Adjournment Proposal.

The approval of the Charter Proposals each require the affirmative vote of the holders of a majority of the outstanding shares of our common stock. Accordingly, a Hennessy Capital stockholder’s failure to vote by proxy or to vote in person at the special meeting, an abstention from voting or a broker non-vote with regard to any such proposal will have the same effect as a vote “AGAINST” such proposal.

Directors are elected by a plurality of all of the votes cast by holders of shares of our common stock represented in person or by proxy and entitled to vote thereon at the special meeting. This means that the three nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Stockholders may not cumulate their votes with respect to the election of directors. Abstentions and broker non-votes will have no effect on the election of directors.

Q:	May Hennessy Capital or the Sponsor, Hennessy Capital’s directors, officers, advisors or their affiliates purchase shares in connection with the Business Combination?

A:	In connection with the stockholder vote to approve the proposed Business Combination, our initial stockholders, directors, executive officers, advisors or their affiliates may purchase shares in privately negotiated transactions or in the open market either prior to or following the completion of the consummation of the Business Combination. However, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the trust account will be used to purchase shares in such transactions. If they engage in such transactions, they will not make any such purchases when they are in possession of any material nonpublic information not disclosed to the seller or if such purchases are prohibited by Regulation M under the Securities Exchange Act of 1934, as amended, or the Exchange Act. We have an insider trading policy which requires insiders to: (i) refrain from purchasing shares during certain blackout periods and when they are in possession of any material nonpublic information and (ii) clear all trades with our legal counsel prior to execution. We cannot currently determine whether our insiders will make such purchases pursuant to a Rule 10b5-1 plan, as it will be dependent upon several factors, including, but not limited to, the timing and size of such purchases. Depending on such circumstances, our insiders may either make such purchases pursuant to a Rule 10b5-1 plan or determine that such a plan is not necessary.

Q:	How many votes do I have at the special meeting?

A:	Our stockholders are entitled to one vote at the special meeting for each share of Company common stock held of record as of , 2014, the record date for the special meeting. As of the close of business on the record date, there were 14,375,000 outstanding shares of our common stock.

Q:	What constitutes a quorum at the special meeting?

A:	Holders of a majority in voting power of the Company’s common stock issued and outstanding and entitled to vote at the special meeting, present in person or represented by proxy, constitute a quorum. In the absence of a quorum, a majority of our stockholders, present in person or represented by proxy, will have the power to adjourn the special meeting. As of the record date for the special meeting, 7,187,501 shares of our common stock would be required to achieve a quorum.

Q:	How will Hennessy Capital’s Sponsor, directors and officers vote?

A:	In connection with our IPO, we entered into agreements with each of our initial stockholders, consisting of the Sponsor, our directors and our executive officers, pursuant to which each agreed to vote any shares of Hennessy Capital common stock owned by them in favor of the Business Combination Proposal. None of our initial stockholders has purchased any shares during or after our IPO in the open market and neither we nor our Sponsor, directors or officers have entered into agreements, and are not currently in negotiations, to purchase shares. Currently, our Sponsor, certain of its affiliates and our independent directors own approximately 20% of our issued and outstanding shares of common stock, including all of the founder shares.

In addition, concurrently with the execution of the Purchase Agreement, our Sponsor and certain affiliates of our Sponsor, including Hennessy Capital Partners LLC (collectively, the “Hennessy Stockholders”), entered into a Voting and Support Agreement with Seller (the “Voting and Support Agreement”), a copy of which is attached hereto as Annex E. Pursuant to the Voting and Support Agreement, the Hennessy Stockholders have agreed, among other things, to vote the shares of Hennessy Capital common stock held by the Hennessy Stockholders (representing as of the date hereof approximately 20% of the voting power of the Company) in favor of all the proposals described in this proxy statement.

Q:	How will the provider of the Backstop Commitment vote?

A:	The provider of the Backstop Commitment has agreed to vote any Hennessy Capital common stock that it owns, whether acquired pursuant to the Backstop Commitment (excluding shares issued in any private placement portion thereof) or otherwise, in favor of all of the proposals described in this proxy statement.

Q:	What interests do Hennessy Capital’s current officers and directors have in the Business Combination?

A:	Our directors and executive officers have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests. These interests include:

•

the exchange by our Sponsor of up to 12,125,000 of the outstanding placement warrants for up to 1,212,500 shares of our common stock concurrent with, and contingent upon, the consummation of the Business Combination;

•

the fact that our Sponsor and our independent directors paid an aggregate of $6,087,500 for their founder shares and placement warrants and such securities should have a significantly higher value at the time of the Business Combination;

•

if Hennessy Capital is unable to complete a business combination within the required time period, our Chief Executive Officer will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Hennessy Capital for services rendered or contracted for or products sold to Hennessy Capital, but only if such a vendor or target business has not executed a waiver of claims against the trust account and except as to any claims under our indemnity of the underwriters;

•	the continuation of two of our five existing directors as directors of the Company; and

•	the continued indemnification of current directors and officers of the Company and the continuation of directors’ and officers’ liability insurance after the Business Combination.

These interests may influence our directors in making their recommendation that you vote in favor of the approval of the Business Combination. These interests were considered by our Board when our Board approved the Business Combination.

Q:	What happens if I vote against the Business Combination Proposal?

A:	If the Business Combination Proposal is not approved and we do not otherwise consummate an alternative business combination and close such transaction by October 23, 2015 (subject to (i) an automatic three-month extension if we have executed a letter of intent, agreement in principle or definitive agreement for an initial business combination prior to October 23, 2015 and (ii) the requirements of law), we will be required to dissolve and liquidate our trust account by returning the then remaining funds in such account to the public stockholders.

Q:	Do I have redemption rights?

A:	If you are a holder of public shares, you may redeem your public shares for cash equal to a pro rata share of the aggregate amount on deposit in the trust account which holds the proceeds of our IPO as of two business days prior to the consummation of the Business Combination, less taxes payable upon the consummation of the Business Combination. A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 10% of the outstanding public shares. Our Sponsor and initial stockholders have agreed to waive their redemption rights with respect to any shares of our capital stock they may hold in connection with the consummation of the Business Combination, and the founder shares will be excluded from the pro rata calculation used to determine the per-share redemption price. For illustrative purposes, based on funds in the trust account of approximately $115.0 million on June 30, 2014, the estimated per share redemption price would have been approximately $10.00. Additionally, shares properly tendered for redemption will only be redeemed if the Business Combination is consummated; otherwise holders of such shares will only be entitled to a pro rata portion of the trust account (including interest but net of taxes payable and dissolution expenses) in connection with the liquidation of the trust account. If the Business Combination is not consummated, we may enter into an alternative business combination and close such transaction by October 23, 2015 (subject to (i) an automatic three-month extension if we have executed a letter of intent, agreement in principle or definitive agreement for an initial business combination prior to October 23, 2015 and (ii) the requirements of law).

Q:	As long as I vote on the Business Combination Proposal, will how I vote affect my ability to exercise redemption rights?

A:	No. You may exercise your redemption rights whether you vote your shares of Hennessy Capital common stock for or against the Business Combination Proposal or any other proposal described by this proxy statement. As a result, the Purchase Agreement can be approved by stockholders who will redeem their shares and no longer remain stockholders, leaving stockholders who choose not to redeem their shares holding shares in a company with a less liquid trading market, fewer stockholders, less cash and the potential inability to meet the listing standards of Nasdaq.

Q:	How do I exercise my redemption rights?

A:	In order to exercise your redemption rights, you must (i) check the box on the proxy card to elect redemption, (ii) check the box on the proxy card marked “Shareholder Certification”, (iii) affirmatively vote either for or against the Business Combination Proposal and, (iv) prior to , Central time on , 2014 (two business days before the special meeting), (x) submit a written request to our transfer agent that we redeem your public shares for cash, and (y) deliver your stock to our transfer agent physically or electronically through Depository Trust Company, or DTC. The address of Continental Stock Transfer & Trust Company, our transfer agent, is listed under the question “Who can help answer my questions?” below.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to our transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that our transfer agent return the shares (physically or electronically). You may make such request by contacting our transfer agent at the phone number or address listed under the question “Who can help answer my questions?” below.

Q:	What are the federal income tax consequences of exercising my redemption rights?

A:	Hennessy Capital stockholders who exercise their redemption rights to receive cash from the trust account in exchange for their shares of Hennessy Capital common stock generally will be required to treat the transaction as a sale of such shares and recognize gain or loss upon the redemption in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the shares of Hennessy Capital common stock redeemed. Such gain or loss should be treated as capital gain or loss if such shares were held as a capital asset on the date of the redemption. The redemption, however, may be treated as a distribution if it does not effect a meaningful reduction in the redeeming stockholder’s percentage ownership in Hennessy Capital. Any such distribution will be treated as dividend income to the extent of our current or accumulated earnings and profits. Any distribution in excess of our earnings and profits will reduce the redeeming stockholder’s basis in the Hennessy Capital common stock, and any remaining excess will be treated as gain realized on the sale or other disposition of the Hennessy Capital common stock. See the section entitled “Material U.S. Federal Income Tax Considerations for Stockholders Exercising Redemption Rights.”

Q:	If I am a Hennessy Capital warrantholder, can I exercise redemption rights with respect to my warrants?

A:	No. The holders of our warrants have no redemption rights with respect to our warrants. However, holders of our public warrants may be given the opportunity to participate in the proposed Public Warrant Exchange Offer (discussed below) that Hennessy Capital intends to commence sometime after the filing of this preliminary proxy statement. In the Public Warrant Exchange Offer, Hennessy Capital may offer to purchase up to 50%, or 5,750,000, of its public warrants, subject to certain conditions, in connection with the Business Combination. If commenced, the Public Warrant Exchange Offer will be withdrawn if it is reasonably likely to impair or delay the consummation of the Business Combination.

Q:	What is the Public Warrant Exchange Offer?

A:	Hennessy Capital intends to commence, sometime after the filing of this preliminary proxy statement, an offer to exchange, subject to certain conditions, up to 50% (or 5,750,000) of the public warrants for shares of Hennessy Capital common stock at an exchange ratio of 0.1 of a share of Hennessy Capital common stock per each public warrant validly tendered and not withdrawn (the “Public Warrant Exchange Offer”). If the Public Warrant Exchange Offer is commenced, the purpose of the Public Warrant Exchange Offer would be to provide holders of public warrants that may not wish to retain their public warrants following the Business Combination the possibility of receiving a more liquid security and to reduce the potential market overhang on the trading of our common stock created by the significant number of outstanding public warrants. The Public Warrant Exchange Offer will not be consummated if it is reasonably likely to impair or delay the closing of the Business Combination.

Q:	Do I have appraisal rights if I object to the proposed Business Combination?

A:	No. There are no appraisal rights available to holders of Hennessy Capital common stock in connection with the Business Combination.

Q:	What happens to the funds held in the trust account upon consummation of the Business Combination?

A:	If the Business Combination is consummated, the funds held in the trust account will be released to pay (i) Hennessy Capital stockholders who properly exercise their redemption rights, (ii) to the extent that a positive balance remains in the trust account after all redemption payments are made, up to $15.0 million of fees, costs and expenses (including regulatory fees, legal fees, accounting fees, printer fees and other professional fees) that were incurred by the Company in connection with the Business Combination and deferred underwriting commissions payable to the underwriters of our IPO and (iii) to the extent that a positive balance remains in the trust account after all redemption payments and up to $15.0 million of our fees and expenses are paid, the remaining cash balance will be paid to Seller as the Cash Component of the Total Purchase Price.

Q:	What happens if the Business Combination is not consummated?

A:	There are certain circumstances under which the Purchase Agreement may be terminated. See the section entitled “The Business Combination Proposal—The Purchase Agreement” for information regarding the parties’ specific termination rights.

If we do not consummate the Business Combination and fail to complete an initial business combination by October 23, 2015 (subject to (i) an automatic three-month extension if we have executed a letter of intent, agreement in principle or definitive agreement for an initial business combination prior to October 23, 2015 and (ii) the requirements of law), the existing charter provides that we will (a) cease all operations except for the purpose of winding up, (b) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest shall be net of taxes payable, and less up to $50,000 of interest to pay dissolution expenses) divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (c) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

We expect that the amount of any distribution our public stockholders will be entitled to receive upon our dissolution will be approximately the same as the amount they would have received if they had redeemed their shares in connection with the Business Combination, subject in each case to Hennessy Capital’s obligations under the Delaware General Corporation Law (“DGCL”) to provide for claims of creditors and other requirements of applicable law. Holders of our founder shares have waived any right to any liquidation distribution with respect to those shares.

In the event of liquidation, there will be no distribution with respect to Hennessy Capital’s outstanding warrants. Accordingly, the warrants will expire worthless.

Q:	When is the Business Combination expected to be completed?

A:	It is currently anticipated that the Business Combination will be consummated promptly following the special meeting, provided that all other conditions to the consummation of the Business Combination have been satisfied or waived. For a description of the conditions to the completion of the Business Combination, see the section entitled “The Business Combination Proposal.”

Q:	What do I need to do now?

A:	You are urged to read carefully and consider the information contained in this proxy statement, including the annexes, and to consider how the Business Combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:	How do I vote?

A:	If you were a holder of record of our common stock on , 2014, the record date for the special meeting, you may vote with respect to the proposals in person at the special meeting, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the special meeting and vote in person, obtain a proxy from your broker, bank or nominee.

Q:	What will happen if I abstain from voting or fail to vote at the special meeting?

A:	At the special meeting, we will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. For purposes of approval, failure to vote will have no effect on the Director Election Proposal. A failure to vote or an abstention will have the same effect as a vote “AGAINST” the Charter Proposals, but will have no effect on the other proposals (but, in the case of Proposal 2, is the practical equivalent to a vote AGAINST the Business Combination Proposal). Additionally, if you abstain from voting or fail to vote at the special meeting, you will not be able to exercise your redemption rights (as described above).

Q:	What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:	Signed and dated proxies received by us without an indication of how the stockholder intends to vote on a proposal will be voted “FOR” each proposal described herein and in favor of all director nominees.

Q:	If I am not going to attend the special meeting in person, should I return my proxy card instead?

A:	Yes. Whether you plan to attend the special meeting or not, please read the enclosed proxy statement carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:

No. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe the proposals presented to the stockholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction. If you do not provide instructions with your proxy, your bank, broker, or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker, or nominee is not voting your shares is referred to as a “broker non-vote.” Broker non-votes will not be counted for the purpose of determining the existence of a quorum or for purposes of determining the number of votes cast at the special meeting. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may change your vote by sending a later-dated, signed proxy card to our secretary at the address listed below so that it is received by our secretary prior to the special meeting or attend the special meeting in person and vote. You also may revoke your proxy by sending a notice of revocation to our secretary, which must be received by our secretary prior to the special meeting.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q:	Who will solicit and pay the cost of soliciting proxies?

A:	Hennessy Capital will pay the cost of soliciting proxies for the special meeting. Hennessy Capital has engaged Morrow & Co., LLC (“Morrow”) to assist in the solicitation of proxies for the special meeting. Hennessy Capital has agreed to pay Morrow a fee of $22,500 plus costs and expenses and a per call fee for any incoming or outgoing stockholder calls for such services, which fee also includes Morrow acting as the inspector of elections at the special meeting. Hennessy Capital will reimburse Morrow for reasonable out-of-pocket expenses and will indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses. Hennessy Capital will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of Hennessy Capital’s common stock for their expenses in forwarding soliciting materials to beneficial owners of Hennessy Capital’s common stock and in obtaining voting instructions from those owners. Our directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:	Who can help answer my questions?

A:	If you have questions about the proposals or if you need additional copies of the proxy statement or the enclosed proxy card, you should contact:

Daniel J. Hennessy, Chairman and Chief Executive Officer

700 Louisiana Street, Suite 900

Houston, Texas 77002

Tel: (312) 876-1956

Email: dhennessy@hennessycapllc.com

You may also contact our proxy solicitor at:

Morrow & Co., LLC

470 West Avenue

Stamford CT 06902

Tel: (800) 662-5200 or banks and brokers can call collect at (203) 658-9400

Email: hennessy.info@morrowco.com

To obtain timely delivery, our stockholders must request the materials no later than five business days prior to the special meeting.

You may also obtain additional information about us from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

If you intend to seek redemption of your public shares, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) to our transfer agent prior to the special meeting. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company

17 Battery Place

New York, New York 10004

Attn: Mark Zimkind

Tel: (212) 845-3287

E-mail: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT

This summary highlights selected information from this proxy statement and does not contain all of the information that is important to you. To better understand the Business Combination and the proposals to be considered at the special meeting, you should read this entire proxy statement carefully, including the annexes. See also the section entitled “Where You Can Find More Information.” Blue Bird’s fiscal year ends on the Saturday closest to September 30. We refer to Blue Bird’s fiscal years ended October 1, 2011, September 29, 2012 and September 28, 2013 and the fiscal year ending September 27, 2014 as “fiscal 2011,” “fiscal 2012,” “fiscal 2013” and “fiscal 2014,” respectively.

Unless otherwise specified, all share calculations (a) assume the issuance of 575,000 shares of Hennessy Capital common stock pursuant to the Public Warrant Exchange Offer and the issuance of 637,500 shares of Hennessy Capital common stock pursuant to the Sponsor Warrant Exchange and (b) do not take into account (i) the issuance of any shares upon completion of the Business Combination under the Company’s proposed Incentive Plan, (ii) the issuance of any shares of Hennessy Capital preferred stock convertible into shares of Hennessy Capital common stock, (iii) the issuance of any shares pursuant to the Backstop Commitment or (iv) any or all of the 11,500,000 warrants to purchase up to a total of 5,750,000 shares of Hennessy Capital common stock that will remain outstanding following the Business Combination, the Public Warrant Exchange Offer and the Sponsor Warrant Exchange.

Parties to the Business Combination

Hennessy Capital Acquisition Corp.

Hennessy Capital is a Delaware special purpose acquisition company formed on September 24, 2013 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving Hennessy Capital and one or more businesses.

Hennessy Capital’s securities are traded on Nasdaq under the ticker symbols “HCAC,” “HCACU” and “HCACW.” We have applied to continue the listing of our common stock and warrants on The Nasdaq Stock Market under the symbols “BLBD” and “BLBDW,” respectively, upon the closing of the Business Combination.

The mailing address of Hennessy Capital’s principal executive office is 700 Louisiana Street, Suite 900, Houston, Texas 77002 and its phone number is (713) 300-8242.

School Bus Holdings Inc.

SBH is a Delaware corporation formed on behalf of Seller on August 16, 2006 as a holding company for the purpose of holding shares of capital stock of Blue Bird Corporation and matters ancillary and otherwise related thereto. With the exception of the foregoing, SBH has not conducted any other business or operations. In the Business Combination, Hennessy Capital will acquire all of the outstanding capital stock of SBH from Seller.

The mailing address of SBH’s principal executive office is 402 Blue Bird Boulevard, Fort Valley, Georgia 31030 and its phone number is (478) 822-2130.

The Traxis Group B.V.

Seller is a limited liability company existing under the laws of the Netherlands. Seller’s mailing address is c/o Cerberus Capital Management, L.P., 875 Third Avenue, New York, New York 10022.

Blue Bird Corporation

Blue Bird Corporation (“Blue Bird”) is a Delaware corporation. The mailing address of Blue Bird’s principal executive office is 402 Blue Bird Boulevard, Fort Valley, Georgia 31030 and its phone number is (478) 822-2130.

Blue Bird’s Business

Overview

Blue Bird is the leading independent designer and manufacturer of school buses, with more than 550,000 buses sold since its formation in 1927 and nearly 200,000 buses in operation today. Blue Bird’s longevity and reputation in the school bus industry have made it an iconic American brand. Blue Bird distinguishes itself from its principal competitors by dedicating its focus to the design, engineering, manufacture and sale of school buses and related parts. As the only manufacturer of chassis and body production specifically designed for school bus applications, Blue Bird is recognized as an industry leader for school bus innovation, safety, product quality/reliability/durability, operating costs and drivability. In addition, Blue Bird is the market leader in alternative fuel applications with its propane-powered and compressed natural gas (“CNG”)-powered school buses. Blue Bird has sold approximately six times more propane and CNG-powered school buses than all of its competitors combined over the period from fiscal 2010 through June 28, 2014.

Blue Bird sells its buses and aftermarket parts through an extensive network of 49 United States and Canadian dealers that, in their territories, are exclusive to Blue Bird with regards to Type C and D school buses. Blue Bird also sells directly to major fleet operators, the United States government, state governments and authorized dealers in a number of foreign countries. During fiscal 2013, Blue Bird sold approximately 82% of its vehicles through its United States and Canadian dealer network. The remaining sales were made directly to three large fleets (12%), to the United States and state governments (2%) and to foreign dealers (4%).

Blue Bird is led by a highly experienced management team that has transformed Blue Bird’s business over the past four years. From fiscal 2010, when the current management team joined Blue Bird, to fiscal 2013, Blue Bird has:

•	increased market share by approximately 7 percentage points to 30 percent;

•	grown unit sales by 27 percent despite an overall decline of one percent in the United States and Canadian school bus industry;

•	reduced warranty claims by 40 percent; and

•	reduced the monthly production break-even level from approximately 400 to 320 units.

The following table demonstrates the trajectory of growth of the United States and Canadian bus industry and Blue Bird’s unit sale and market share growth over the periods presented:

(in millions, except percentages)	Fiscal 2010	Fiscal 2011	Fiscal 2012	Fiscal 2013
United States and Canadian school bus industry (units) (1)	26,980	23,819	24,810	26,722
Blue Bird unit sales of buses	6,827	6,525	6,882	8,654
Market share of United States and Canadian school bus industry (2)	23%	26%	27%	30%

(1)	Source: R.L. Polk U.S. Data
(2)	Excludes GSA and export buses, which are included in the Blue Bird unit sales of buses line above.

Performance Drivers

Blue Bird’s management team believes that Blue Bird is well positioned to continue its growth trajectory, based upon the recovery of the school bus industry currently underway, Blue Bird’s market share growth, cost reductions that have been achieved and further cost reductions that are anticipated. The following table demonstrates the trajectory of Blue Bird’s net sales, net income, Adjusted EBITDA and Adjusted EBITDA margin growth in recent years:

(in millions, except percentages)	Fiscal 2011	Fiscal 2012	Fiscal 2013
Net sales	$562.2	$594.5	$772.4
Net income (loss)	$(4.9)	$(3.1)	$54.5	(3)
Adjusted EBITDA (1)	$14.8	$17.0	$50.0
Adjusted EBITDA margin (2)	2.6%	2.9%	6.5%

(1)	For information regarding the calculation of Adjusted EBITDA, a non-GAAP measure, and a reconciliation of Adjusted EBITDA to net income, see note (1) to the “Selected Historical Financial Information of Blue Bird” and “Blue Bird Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Measures Blue Bird Uses to Evaluate its Performance.”
(2)	Represents Adjusted EBITDA as a percentage of net sales.
(3)	Includes an income tax benefit of $30.9 million resulting primarily from a reduction in valuation reserves established in prior periods. See Note 12 to Blue Bird’s audited consolidated financial statements presented elsewhere in this proxy statement.

Blue Bird’s performance has been driven by the implementation of repeatable processes focused on product initiatives, continuous improvement of competitiveness and manufacturing flexibility, and new marketing initiatives, as described below:

•

Product initiatives include the introduction of the second generation propane-powered powertrain through an exclusive relationship with Ford Motor Company and ROUSH CleanTech, and the introduction of differentiating features such as Blue Bird’s new E-Z window design, telematics (i.e., the use of technology to track and communicate school bus locations in real time) and re-designed luggage boxes.

•

Increased cost competitiveness arises from the consolidation of assembly operations from two plants into one, while increasing production at the Fort Valley assembly plant from 23 units per day to 45 units per day, and increasing overall capacity by 25 percent, the reduction of the number of bus architectures from eight to three and the implementation of long-term supply contracts (addressing both component price and supply) covering over 80% of the value of its purchases from suppliers including long-term agreements with its major single-source suppliers.

•

New marketing initiatives include a data driven market plan for the replacement of under-performing dealers through rigorous data-driven processes, an expansion of export markets and the introduction of a comprehensive electronic parts catalog across a broad number of service points.

Blue Bird designs, engineers, manufactures and sells three types of school buses (Type C, Type D and specialty buses), as well as aftermarket parts. Each of Blue Bird’s Type C and Type D buses is manufactured and assembled on its own dedicated purpose-built chassis in Fort Valley, Georgia. Regardless of specifications, all Blue Bird manufactured bodies include its signature 14-gauge one piece steel bows roof system, complemented by a rugged and sturdy floor structure. The Blue Bird Micro Bird by Girardin Type A bus is produced through Micro Bird Holdings, Inc., an unconsolidated Canadian joint venture with Groupe Autobus Girardin LTEE (“Micro Bird”), and is sold through the Blue Bird dealer network.

The following chart shows, for fiscal 2013, the portion of Blue Bird’s net sales resulting from sales of Type C buses, Type D buses, specialty buses and aftermarket parts, each of which is pictured below the chart. Sales of Type A buses are not consolidated with Blue Bird’s sales, and thus are not reflected in the chart.

Fiscal 2013 Net Sales by Product Type

Propane-powered school buses are the fastest growing portion of the school bus market. The following chart tracks the growth in Blue Bird’s propane-powered school bus unit sales from fiscal 2010 through fiscal 2013 and sets forth, for each fiscal year, the number of school districts and fleet customers in the United States and Canada that have purchased propane-powered school buses from Blue Bird.

Blue Bird expects its sales of propane-powered school bus units to decline to about 1,550 units for fiscal 2014 as a result of lower sales to the direct fleets. Purchases by direct fleets in fiscal 2014 have declined versus the prior year due to: (i) the bankruptcy of a medium-size fleet contractor, resulting in certain major fleet operators purchasing relatively new school bus units from the bankruptcy estate, and (ii) the non-recurrence of an order for about 430 units placed by one of the direct fleets on behalf of the Omaha school districts in fiscal 2013. Importantly, Blue Bird expects sales to its dealers of its propane-powered school buses to grow in fiscal 2014, which is a strong indicator of the increasing acceptance of propane-powered school buses by school districts.

Until recently, Blue Bird was the only Type C/D school bus manufacturer that sold propane-powered school buses in the United States and Canada. Blue Bird believes that the entry of Thomas Bus into this market in May 2014 and the announcement by IC Bus of its entry into the market in September 2014 will have the beneficial effect of accelerating market understanding and acceptance of propane-powered school buses, enabling Blue Bird to better leverage its established market leadership position.

Blue Bird’s results for the nine months ended June 28, 2014 and June 29, 2013 included net income of $8.0 million and $11.2 million, respectively, on revenues of $578.1 million and $527.8 million, respectively. For fiscal 2013 and fiscal 2012, Blue Bird had net income of $54.5 million and a net loss of $3.1 million, respectively, on revenues of $772.4 million and $594.5 million, respectively. Adjusted EBITDA was $46.9 million and $26.7 million for the nine months ended June 28, 2014 and June 29, 2013, respectively, and $50.0 million and $17.0 million for fiscal 2013 and fiscal 2012, respectively. For information regarding the calculation of Adjusted EBITDA, a non-GAAP measure, see “—Selected Historical Financial Information of Blue Bird” and “Blue Bird Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Measures Blue Bird Uses to Evaluate Its Performance.”

Industry and Market Opportunity

The school bus serves a critical role in the United States and Canadian education systems. It provides peace of mind to parents and administrators as the safest, most reliable and most efficient transportation solution for students. According to School Transportation News, nearly 50 percent of the United States student population rides a school bus, and Blue Bird management believes the majority of those students ride Type C or D models. The United States and Canadian fleet of approximately 540,000 Type C/D school buses transports 26 million children daily. School buses are distinguished from other types of buses by design characteristics associated with increased safety as mandated by federal, state and municipal regulations.

As illustrated in the chart below, the United States and Canadian school bus industry has averaged approximately 30,600 units annually between 1985 and 2013, with peaks in 2001 (37,641 units) and 2007 (34,882 units).

Source: Historical results are based on RL Polk vehicle registration data, and the estimated 2014-2016 periods are based on Blue Bird management’s forecast model, which takes into account RL Polk vehicle registration data, population of school age children forecasts from the National Center for Education Statistics and bus ridership data collected and published by an industry magazine (School Transportation News).

The low point of the industry in this same period occurred in 2011 at 23,822 units and was the result of the decline in the United States economy and, in particular, the collapse in the housing market in 2008 and 2009. Property tax receipts were significantly impacted in the 2010 and 2011 period as a result of the substantial dislocation in the United States economy in general and housing market in particular preceding and during that period.

The school bus industry is currently in the early stages of recovery, supported by positive demographic trends. Blue Bird management believes, based on Blue Bird’s industry forecast model developed with the use of R.L. Polk school bus registration data and considering population changes of school age children, that Type C and Type D school bus registrations are expected to grow to a projected level of 30,500 units in 2016. Blue Bird believes that there will be a continued recovery in the school bus industry. Blue Bird believes that (i) the industry is operating well below its historical long-term average of approximately 30,600 unit sales per year, (ii) school bus retirements in the 2010 through 2012 period were approximately double the average annual retirement rate of 20,000 units, (iii) there are approximately 150,000 buses in the United States fleet that have been in service for 15 or more years and (iv) the population of school age children is growing and is focused in several key states.

Local property and municipal tax receipts are key drivers of school district transportation budgets. Budgets for school bus purchases are directly related to property tax receipts, which are projected to continue a recovery that began in 2012. According to CoreLogic, Haver Analytics and Macroeconomic Advisers, United States housing prices have increased 8.0% annually since 2011 and are projected to continue to rise through 2023. The forecasted continued appreciation in housing prices is expected to have a positive effect on property tax receipts going forward and school transportation budgets are expected to directly benefit from increasing municipal spending budgets. Blue Bird believes that incremental demand may be achieved as a result of (i) the average age of a school bus in service (approximately 12 years) and (ii) anticipated increased ridership and students during the period from 2013 to 2018. Sales of alternative fuel-powered buses are expected to rise with end-customers increasingly focused on green technology initiatives as well as cost savings achievable from alternative fuels over the useful life of a bus.

Blue Bird’s principal competitors are Thomas Bus (owned by Daimler AG) and IC Bus (owned by Navistar International Corporation). Among its competitors, Blue Bird is the only manufacturer exclusively focused on the design, engineering, manufacture and sale of school buses and related parts. The school bus industry has few competitors due to the importance of brand and reputation for safety and durability, compliance with stringent safety and regulatory requirements, an understanding of the specialized product specifications in each of the more than 13,000 school districts in the United States and Canada, an extensive distribution network of dealers and specialized technological and manufacturing know-how.

School buses are typically powered by diesel engines. However, in 2007, Blue Bird introduced the first propane-powered Type C school bus. Propane is currently the fastest growing powertrain offering in the school bus market. Blue Bird’s propane-powered school bus unit sales increased from 356 buses in fiscal 2010 to 2,033 buses in fiscal 2013. Blue Bird was until recently the only manufacturer of propane-powered Type C buses for school districts. The first registrations (11 units) of Thomas Bus’ propane-powered Type C school buses occurred in May 2014. Additionally, IC Bus announced in September 2014 that it will introduce a propane-powered Type C school bus in the summer of 2015. Blue Bird’s management believes that the growth of the propane share of total school bus sales will accelerate further with the entrance of Thomas Bus and IC Bus into this market. Although propane-powered school buses require some dedicated infrastructure and are approximately 10% more expensive on a per unit basis than diesel, they are significantly less expensive to operate, with costs of approximately $0.20 per mile less than diesel buses. Over the lifetime of a school bus, the fuel cost and maintenance cost savings from the use of propane-powered engines can be substantial. In addition, propane-powered buses are aligned with the increased national focus on green technologies and the environment as they generate significantly less emissions than diesel buses. Further, domestically sourced propane gas reduces dependence on foreign sources of oil. Blue Bird is also a leading manufacturer of school buses fueled by CNG. In the school bus industry, CNG is a niche product that is attractive to customers in certain markets that contain existing refueling infrastructure. CNG requires a significantly higher upfront refueling infrastructure investment compared to propane. CNG-powered buses are typically only sold in states that offer significant grants for clean fuel solutions (such as California).

Blue Bird’s Competitive Strengths

Blue Bird believes that its competitive strengths are derived from the following factors:

Reputation for safety, product quality, reliability, durability and drivability.    Blue Bird’s longevity and reputation in the school bus industry have made it an iconic American brand. Based on a recent Freedonia market study commissioned by Blue Bird, Blue Bird outperforms its competitors in four out of five key vendor criteria, including safety, product quality/reliability/durability, operating costs and drivability. Blue Bird is the only manufacturer with chassis and body production specifically designed for school bus applications and the only school bus company to offer compliance with industry recognized safety tests—Altoona Testing, Colorado Rack Test and the Kentucky Pole Test—as a standard specification across its entire product line.

Alternative fuel leadership.    Blue Bird is the market leader in alternative fuel-powered buses, having sold approximately six times more propane and CNG-powered school buses than all of its competitors combined over the period from fiscal 2010 through June 28, 2014. Blue Bird is the leading manufacturer of Type C propane-powered school buses. The industry focus on total cost of ownership and fuel savings of alternative fuel buses suggests that demand for alternative fuel buses will continue to outgrow the broader industry.

Innovative product leadership.    Blue Bird has consistently led the school bus industry with innovative product leadership through several industry firsts, including the first Type D CNG school bus, first all-electric school bus, first unique school bus chassis and first OEM-manufactured propane bus. During fiscal 2014, Blue Bird improved its propane-powered bus by developing a larger fuel tank to provide extended range. Blue Bird also offers an OEM-installed telematics pre-wiring solution through Blue Bird Connect. Blue Bird Connect, offered through an exclusive partnership with Synovia Solutions, allows customers to monitor fleet-wide statistics and performance metrics.

Strong distribution model.    Blue Bird has built an extensive, experienced network of 49 dealers to distribute its buses across the United States and Canada and during recent years has significantly enhanced its relationships with large fleet operators. Blue Bird’s dealers have an average tenure of 24 years with Blue Bird and do not sell competing Type C or D school bus products in the areas assigned to them by Blue Bird. In total, Blue Bird management believes 73 percent of Blue Bird’s dealers sell only Blue Bird school buses, while 27 percent also sell other commercial vehicles (non-school bus) such as heavy machinery. Blue Bird’s top 10 dealers average approximately 41 percent market share in their respective geographic markets, many of which are well positioned in high enrollment growth states in the western and southern parts of the United States.

Highly-skilled and committed workforce.    Blue Bird benefits from a highly-skilled, committed hourly workforce of approximately 1,600 people (full-time and part- time) that support its customized assembly operations at its 900,000 square foot integrated chassis manufacturing and body assembly facility and 340,000 square foot component fabrication facility. Blue Bird’s employees, who are not unionized, are trained to maximize production efficiency by following customized processes developed by Blue Bird. The average tenure of service of full-time hourly employees is approximately 14 years, facilitating the workforce’s ability to address the more than 3,000 different bus configurations. Blue Bird’s use of a seasonal recurring workforce provides flexibility and enables Blue Bird to scale its workforce to meet demand and accommodate manufacturing seasonality.

Strong management team.    Blue Bird is led by a highly experienced and committed management team with an established track record in the United States and Canadian school bus industry. The key members of the management team have an average of 34 years of experience in the transportation industry. The current management team has led Blue Bird through a substantial transformation of its organization and a rationalization of its operating processes that have enabled Blue Bird to expand market share substantially during a period of relatively low industry volumes and to position itself to take advantage of favorable industry growth dynamics.

Growth Strategies

Blue Bird’s growth reflects the following strategies:

Continuous Product Enhancements—Blue Bird is focused on continuous innovation in its existing Type C and Type D products. In particular, Blue Bird intends to maintain leadership in cost and fuel efficient alternatives to the traditional diesel powertrain. These plans include continuing to collaborate with both Ford and Roush CleanTech to maintain Blue Bird’s leadership position in propane-fueled school buses. In addition, Blue Bird recently launched the first industry OEM-installed telematics and telematics pre-wiring through Blue Bird Connect.

Continued Dealer Network Improvements—Blue Bird plans to continue to selectively improve its representation in critical market areas. This work includes providing existing dealers with enhanced marketing tools to grow their business, potential replacement of dealers who may decide to move into other business areas, and development of in-depth analyses of the needs of key school districts. Additionally, Blue Bird is working with dealers to expand the business model of authorized service centers.

Margin Expansion—Blue Bird has significantly improved production efficiencies since fiscal 2010, improving labor productivity by 20 points (with 100% representing standard hours per unit), reducing overhead on a per unit basis, targeting improvements in the use and control of bulk materials and reducing obsolescence. Blue Bird expects to continue to support these initiatives by ongoing actions to reduce complexity and improve designs. Blue Bird will also seek to grow its share of the school bus option market (i.e., the market for “extras” to be offered to school districts that wish to purchase more than the standard school bus) with initial emphasis on factory-installed air conditioning and telematics.

Market Expansion—Blue Bird expects to continue to seek opportunities to develop new market initiatives to expand product offerings in the United States and Canadian school bus market and export markets. Blue Bird has recently expanded its distribution to include Colombia, given the value proposition of its new Sigma transit bus. Blue Bird regularly monitors similar opportunities in Central and South America, as well as other large international markets that are standardizing school bus transportation infrastructure.

For more information about Blue Bird, see the sections entitled “Information About Blue Bird,” “Blue Bird Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Management After the Business Combination.”

Consideration to Blue Bird Stockholders in the Business Combination

Pursuant to the Purchase Agreement, upon the effectiveness of the Business Combination, shares of common stock of SBH will be exchanged for cash and capital stock of the Company.

Pursuant to the Purchase Agreement, upon the effectiveness of the Business Combination, the Total Purchase Price is $255.0 million. Assuming the Business Combination was consummated on June 30, 2014, the consideration that would have been paid to Seller would have consisted of a Cash Component of $140.0 million and an Equity Component of $115.0 million in 11.5 million shares of our common stock. Such consideration reflects a $15.0 million reduction for estimated Hennessy Capital transaction expenses paid from our trust account. We intend to pay the Cash Component using proceeds (net of such expenses) of at least $100.0 million held in our trust account and the balance of the Cash Component (approximately $40.0 million) will be paid through proceeds from the PIPE Investment.

Organizational Structure

The following diagram illustrates the ownership structure of the Company immediately following the Business Combination. Unless noted, all entities are 100% owned.

(1)	In connection with the consummation of the Business Combination, Hennessy Capital will change its name to Blue Bird Corporation, subject to stockholder approval.
(2)	In connection with the consummation of the Business Combination, this entity will change its name to a name that distinguishes this entity from the newly named Blue Bird Corporation.
(3)	Micro Bird Holdings, Inc. is an unconsolidated joint venture with Groupe Autobus Girardin LTEE.

Opinion of BMO Capital Markets to Hennessy Capital’s Board of Directors

In connection with the Business Combination, the Company’s financial advisor, BMO Capital Markets Corp. (“BMO Capital Markets”), delivered a written opinion, dated September 14, 2014, to our board of directors that, as of September 14, 2014, and subject to and based on the assumptions, factors, limitations and qualifications set forth in such opinion, (i) the Total Purchase Price to be paid by Hennessy Capital in the Business Combination pursuant to the Purchase Agreement was fair to Hennessy Capital, from a financial point of view, and (ii) the enterprise value implied by the various financial analyses BMO Capital Markets conducted in connection with its opinion equaled or exceeded 80% of the amount held by the Company in trust for the benefit of its public stockholders (excluding any deferred underwriter fees and taxes payable on the income earned on the trust account).

The full text of the written opinion, which sets forth, among other things, the scope of review undertaken and the assumptions made, factors considered and limitations and qualifications on the review undertaken by BMO Capital Markets, is attached to this proxy statement as Annex B and is incorporated herein by reference in its entirety. You should read the opinion carefully in its entirety. BMO Capital Markets’ opinion was provided for the information of Hennessy Capital’s board of directors in its evaluation of the Total Purchase Price from a financial point of view and did not address any other aspect of the Business Combination. BMO Capital Markets expressed no view as to, and its opinion did not address, the relative merits of the Business Combination as compared to alternative acquisitions that might be available to Hennessy Capital. BMO Capital Markets’ opinion does not constitute a recommendation to any holder of shares of Hennessy Capital common stock as to how such holder should vote or act with respect to the Purchase Agreement or the Business Combination Proposal, whether such holder should exercise its redemption rights with respect to its shares of Hennessy Capital common stock or any other matter.

Redemption Rights

Pursuant to our existing charter, holders of public shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with our existing charter. As of June 30, 2014, this would have amounted to approximately $10.00 per share. If a holder exercises its redemption rights, then such holder will be exchanging its shares of Hennessy Capital common stock for cash and will no longer own shares of Hennessy Capital common stock and will not participate in the future growth of the Company, if any. Such a holder will be entitled to receive cash for its public shares only if it (i) affirmatively votes for or against the Business Combination Proposal and (ii) properly demands redemption and delivers its shares (either physically or electronically) to our transfer agent in accordance with the procedures described herein. See the section entitled “Special Meeting in Lieu of Annual Meeting of Hennessy Capital Stockholders—Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Impact of the Business Combination on Hennessy Capital’s Public Float

It is anticipated that, upon completion of the Business Combination and if there are no redemptions, Hennessy Capital’s public stockholders will retain an ownership interest of 44.6% in Hennessy Capital and our initial stockholders and affiliates will retain an ownership interest of 13.0% in Hennessy Capital. If Hennessy Capital’s stockholders exercise their redemption rights, the ownership interest in Hennessy Capital of Hennessy Capital’s public stockholders will decrease and the ownership interest in Hennessy Capital of our initial stockholders, including our Sponsor, will remain unchanged. Upon completion of the Business Combination, Hennessy Capital will own 100% of the outstanding capital stock of Blue Bird. These ownership percentages with respect to Hennessy Capital following the Business Combination assume the issuance of 575,000 shares of Hennessy Capital common stock pursuant to the Public Warrant Exchange Offer and the issuance of 637,500 shares of Hennessy Capital common stock pursuant to the Sponsor Warrant Exchange. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by Hennessy Capital’s existing stockholders in Hennessy Capital will be different.

The following table illustrates varying ownership levels in Hennessy Capital assuming varying levels of redemptions by Hennessy Capital’s public stockholders:

	Assumed % of Hennessy Capital Public Shares Redeemed (or Proceeds Remaining in Trust Account)
	0% (or $115.0 million in trust)	35% (or $75.0 million in trust)
Hennessy Capital public stockholders	44.6%	29.8%
Hennessy Capital founders*	13.0%	13.0%

*	Includes 200,000 founder shares transferred from our Sponsor to our independent directors and officers subsequent to the IPO.

If the aggregate amount of cash available to pay the Cash Component is less than $140.0 million, the Equity Component will be increased by one share of common stock for each $10.00 of such shortfall, provided that if the amount of the Cash Component is less than $100.0 million, Seller may, at its option, terminate the Purchase Agreement. We anticipate having additional proceeds of up to $40.0 million (subject to possible increase up to $50.0 million) from the sale of Series A Convertible Preferred Stock pursuant to the PIPE Investment to be used to fund the Business Combination; $35.0 million of the PIPE Investment has already been subscribed. Additionally, the Company has entered into the Backstop Commitment pursuant to which an investor has agreed to purchase up to $10.0 million worth of shares of Hennessy Capital common stock through (x) open market or privately negotiated transactions with third parties, at a purchase price of up to $10.00 per share, (y) a private placement to occur concurrently with the Business Combination at a purchase price of $10.00 per share, or (z) a combination thereof. To the extent the Backstop Commitment is utilized for a private placement of our common stock or the Series A Convertible Preferred Stock is issued in the PIPE Investment and converted to Hennessy Capital common stock, the ownership percentages of Hennessy Capital’s public stockholders reflected above will decrease as shown below:

	Assumed % of Hennessy Capital Public Shares Redeemed (or Proceeds Remaining in Trust Account)
	0% (or $115.0 million in trust)	35% (or $75.0 million in trust)
Hennessy Capital public stockholders	39.6%	26.5%
Hennessy Capital founders*	11.5%	11.2%
Backstop Commitment**	n/a	3.6%
PIPE Investment***	11.2%	11.2%

*	Includes 200,000 founder shares transferred from our Sponsor to our independent directors and officers subsequent to the IPO.
**	Assumes no private placement pursuant to the Backstop Commitment will be required if 0% of Hennessy Capital public shares are redeemed. If 35% of Hennessy Capital public shares are redeemed, assumes a $10.0 million private placement pursuant to the Backstop Commitment at $10.00 per share, the issuance of 102,750 shares of newly issued Hennessy Capital common stock to the Backstop Commitment investor, and the forfeiture by our Sponsor, and subsequent cancellation by the Company, of 102,750 founder shares. This calculation is being presented for illustrative purposes only, as the Backstop Commitment will not be exercised in full unless the amount of redemptions result in $65 million or less remaining in our trust account.
***	Assumes a $40.0 million issuance of Series A Convertible Preferred Stock on an as-converted to common stock basis at an assumed conversion price of $11.75 per share and that no dividends on the Series A Convertible Preferred Stock are paid in-kind.

The PIPE Investment and any private placement of common stock made pursuant to the Backstop Commitment are contingent upon stockholder approval of the Business Combination

Proposal and consummation of the Business Combination. Any open market or privately negotiated transactions made pursuant to the Backstop Commitment are not contingent on stockholder approval of the Business Combination Proposal. The issuance of 20% or more of our outstanding common stock pursuant to the PIPE Investment and any private placement of common stock made pursuant to the Backstop Commitment are contingent upon stockholder approval of the Nasdaq Proposal and closing of the Business Combination.

Board of Directors of Hennessy Capital Following the Business Combination

Upon the closing of the Business Combination, we anticipate increasing the size of our board of directors from six (with one vacancy) to nine directors, three of whom will be voted upon by our stockholders at the special meeting. Three incumbent directors of Hennessy Capital, Mr. Bell, Mr. Burns and Mr. Shea, have informed us that they will resign from our board of directors upon closing of the Business Combination. Our board of directors has nominated Mr. Bedi, Mr. Donovan and Mr. Schumacher for election as Class I directors, will appoint Mr. Galbato to fill a vacancy that exists in our board’s Class II and will appoint Mr. Horlock, Mr. Kapadia and Mr. Marcotuli to serve as Class III directors. If elected at the special meeting, members of Class I will serve as directors until our annual meeting in 2018. Further, members of Class II will serve as directors until our 2016 annual meeting and members of Class III will serve as directors until our 2017 annual meeting. If all director nominees are elected and the Business Combination is consummated, our board of directors will consist of existing Hennessy Capital directors Mr. Hennessy and Mr. Charlton, existing Blue Bird directors, Messrs. Horlock, Donovan, Galbato, Kapadia, Marcotuli and Schumacher and one newly appointed director, Mr. Bedi. See the sections entitled “Director Election Proposal” and “Management After the Business Combination”. The transactions contemplated by the Purchase Agreement will be consummated only if Seller’s designees (Messrs. Horlock, Kapadia, Galbato, Donovan, Marcotuli, and Schumacher) to the board of directors have either been duly elected at the special meeting (in the case of Messrs. Donovan and Schumacher) or appointed to the board of directors (in the case of Messrs. Horlock, Galbato, Kapadia and Marcotuli), unless in all cases waived by Seller.

Approval and Adoption of the Proposals Related to the Proposed Charter

At the special meeting, the Company’s stockholders will be asked to approve and adopt separate proposals for amendments to the existing charter to:

•	Proposal 2—increase the Company’s authorized common stock and preferred stock;

•	Proposal 3—provide for the classification of our board of directors into three classes of directors with staggered three-year terms of office and to make certain related changes;

•

Proposal 4—permit the removal of directors with or without cause by stockholders voting a majority of the votes cast if, at any time and for so long as, Seller beneficially owns, in the aggregate, capital stock representing at least 40% of the outstanding shares of our common stock;

•

Proposal 5—require an affirmative vote of at least two-thirds (2/3) of our entire board of directors and by the holders of at least 66.67% of the voting power of our outstanding voting stock in order to adopt an amendment to the proposed charter if, at any time and for so long as, Seller beneficially owns, in the aggregate, capital stock representing at least 50% of the outstanding shares of our common stock;

•

Proposal 6—require an affirmative vote of at least two-thirds (2/3) of our entire board of directors or by the holders of at least 66.67% of the voting power of our outstanding voting stock to amend our bylaws if, at any time and for so long as, Seller beneficially owns, in the aggregate, capital stock representing at least 50% of the outstanding shares of our common stock; and

•

Proposal 7—designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for specified legal actions and provide for certain additional changes, including changing the Company’s name from “Hennessy Capital Acquisition Corp.” to “Blue Bird Corporation” and making the Company’s corporate existence perpetual, which our board of directors believes are necessary to adequately address the post-Business Combination needs of the Company.

For more information, see the sections entitled “Charter Proposals.”

Accounting Treatment

The Business Combination will be accounted for as a “reverse acquisition” since, immediately following completion of the transaction, the stockholder of SBH immediately prior to the Business Combination will have effective control of Blue Bird Corporation, the post- combination company, through its 42.4% ownership interest in the combined entity, assuming no share redemptions (or 57.2%, in the event of $40 million of share redemptions), its selection of a majority of the board of directors and its designation of all of the senior executive positions. For accounting purposes, SBH will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of SBH (i.e., a capital transaction involving the issuance of stock and payment of cash by Hennessy Capital for the stock of SBH). Accordingly, the consolidated assets, liabilities and results of operations of SBH will become the historical financial statements of Blue Bird Corporation, and Hennessy Capital’s assets, liabilities and results of operations will be consolidated with SBH beginning on the acquisition date. No step-up in basis or intangible assets or goodwill will be recorded in this transaction.

Appraisal Rights

Appraisal rights are not available to our stockholders in connection with the Business Combination.

Reasons for the Business Combination

We were organized for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. We have sought to capitalize on the ability of our management team to identify, acquire and partner with management to operate a business, focusing broadly on the diversified industrial and distribution sector in the United States. The Business Combination was the result of a thorough search for a potential transaction utilizing the extensive network and investing and operating experience of our management team and board of directors. The terms of the Business Combination were the result of thorough negotiations between the representatives of Hennessy Capital and Seller.

From the date of our IPO through execution of a non-binding letter of intent with the Seller on July 6, 2014, Hennessy Capital has identified and evaluated over 125 acquisition target companies. In doing so, we have followed the initial set of criteria and guidelines outlined below which we believed were important in evaluating prospective targets. In reviewing the Blue Bird opportunity, our board considered the following factors consistent with our strategy:

•

Leading Middle-Market Business at Attractive Valuation.    Blue Bird is the leading independent designer and manufacturer of school buses, with more than 550,000 buses sold since its formation in 1927 and nearly 200,000 buses in operation today. Additionally, Blue Bird is the market leader in alternative fuel applications with its propane-powered and CNG-powered school buses. We believe the Total Purchase Price reflects an estimated enterprise value (estimated market value plus debt less cash) of $469 million, which represents seven times Blue Bird’s projected Adjusted EBITDA for fiscal 2014. “See The Business Combination Proposal–Certain Company Projected Financial Information.” We regard this as an attractive discount to valuation multiples applicable to comparable specialty vehicle manufacturers.

•

Business Where We Can Add Value.    Our Chief Executive Officer, Daniel J. Hennessy, and our Chief Operating Officer, Kevin M. Charlton, have extensive experience as members of the boards of directors of manufacturing and distribution businesses, working with management teams to drive strategic growth. Upon consummation of the Business Combination, Mr. Hennessy will be the Vice Chairman of the Company and a member of the nominating and corporate governance committee and Mr. Charlton will be a member of our compensation committee. During our due diligence, we retained Gurminder S. Bedi, a renowned automotive industry expert and a former senior executive at Ford, to conduct a strategic and operational assessment of Blue Bird. Mr. Bedi has agreed to join our board of directors and will serve on our audit committee.

•

Proven Track Record and Strong Management Team.    Blue Bird is led by a highly experienced management team that has transformed Blue Bird’s business over the past four years. From fiscal 2010 through fiscal 2013, the current management team has increased market share by approximately 7 percentage points to 30%; grown unit sales by 27% despite an overall decline of one percent in the United States and Canadian school bus industry, reduced warranty claims by 40% and reduced the monthly production breakeven level from approximately 400 units to 320 units through consolidating production and reducing manufacturing complexity.

•

Strong Free Cash Flow Generation.    Blue Bird is expected to generate $67.0 million of Adjusted EBITDA and a 7.8% Adjusted EBITDA margin in fiscal 2014, representing a 34% increase in Adjusted EBITDA and 129 basis point improvement in Adjusted EBITDA margin compared with fiscal 2013. Blue Bird is also expected to generate $60.5 million of Adjusted EBITDA minus capital expenditures and a 7.0% margin in fiscal 2014, representing a 36% increase in Adjusted EBITDA minus capital expenditures and 124 basis point improvement in margin compared with fiscal 2013. Blue Bird operates with negative working capital for the majority of each year.

•

Solid Competitive Position.    Blue Bird has significant market share momentum, having grown its market share from 23% in fiscal 2010 to 30% in fiscal 2013. We believe that Blue Bird will seek to continue to grow its market share through continuous product enhancements, alternative fuel leadership, domestic and export market initiatives and continued dealer network improvements. Blue Bird is the market leader in alternative fuel-powered buses, having sold approximately six times more propane and CNG-powered school buses than all of its competitors combined over the period from fiscal 2010 through June 28, 2014.

•

Opportunity for Strong Revenue and Earnings Growth.    Blue Bird has grown its net sales from $562 million in fiscal 2011 to an estimated $860 million in fiscal 2014, representing a compounded annual growth rate of 15%. During the same period, Blue Bird’s Adjusted EBITDA has increased from $15 million in fiscal 2011 to an estimated $67 million in fiscal 2014, representing a compounded annual growth rate of 66%. We believe Blue Bird will continue to grow by expanding its alternative fuel leadership and developing new market initiatives to expand product offerings in the United States and Canadian school bus market and export markets, implementing continuous dealer network improvements and continuing to drive down operating costs.

•

Potential for Cyclical Uptick.    We believe Blue Bird is well-positioned to continue its growth trajectory, based upon the recovery of the school bus industry currently underway, supported by positive demographic trends. Blue Bird believes that there is pent-up demand for school buses — that (i) the industry is operating well below its historical long-term average of approximately 30,600 unit sales per year, (ii) school bus retirements in the 2010 through 2012 period were approximately double the average annual retirements rate of 20,000 units, (iii) there are approximately 150,000 buses in the United States fleet that have been in service for 15 or more years and (iv) the population of school age children is growing and is focused in several key states. Further, budgets for school bus purchases are directly related to property tax receipts, which are projected to continue a recovery that began in 2012. Local property and municipal tax receipts are key drivers of school district transportation budgets. The forecasted continued appreciation in housing prices is expected to have a positive effect on property tax receipts going forward, and school transportation budgets are expected to directly benefit from increasing municipal spending budgets.

Quorum and Required Vote for Proposals for the Special Meeting

A quorum of Hennessy Capital stockholders is necessary to hold a valid meeting. A quorum will be present at the special meeting if a majority of the common stock outstanding and entitled to vote at the special meeting is represented in person or by proxy. Abstentions will count as present for the purposes of establishing a quorum. Broker non-votes will not be counted for purposes of establishing a quorum.

Approval of the Business Combination Proposal, Incentive Plan Proposal, Nasdaq Proposal and the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by stockholders present in person or represented by proxy at the special meeting. Accordingly, a Hennessy Capital stockholder’s failure to vote by proxy or to vote in person at the special meeting or the failure of a Hennessy Capital stockholder who holds his or her shares in “street name” through a broker or other nominee to give voting instructions to such broker or other nominee (a “broker non-vote”) will result in that stockholder’s shares not being counted towards the number of shares of Hennessy Capital common stock required to validly establish a quorum, but if a valid quorum is otherwise established, it will have no effect on the outcome of any vote on the Business Combination Proposal, the Nasdaq Proposal, the Incentive Plan Proposal or the Adjournment Proposal. Abstentions will also have no effect on the outcome of the Business Combination Proposal, the Nasdaq Proposal, the Incentive Plan Proposal or the Adjournment Proposal.

The approval of the Charter Proposals requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock. Accordingly, a Hennessy Capital stockholder’s failure to vote by proxy or to vote in person at the special meeting, an abstention from voting or a broker non-vote will have the same effect as a vote “AGAINST” the Charter Proposals.

Directors are elected by a plurality of all of the votes cast by holders of shares of our common stock represented in person or by proxy and entitled to vote thereon at the special meeting. This means that the three nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Stockholders may not cumulate their votes with respect to the election of directors. Abstentions and broker non-votes will have no effect on the election of directors.

The transactions contemplated by the Purchase Agreement will be consummated only if the Business Combination Proposal and, unless waived by Seller, Proposal 2, Proposal 3, Proposal 4, Proposal 5, Proposal 6 and the Director Election Proposal are approved at the special meeting. In addition, (i) each of the Director Election Proposal, the Nasdaq Proposal and the Incentive Plan Proposal is conditioned on the Business Combination Proposal and, unless waived by the Seller, the approval of Proposal 2, Proposal 3, Proposal 4, Proposal 5 and Proposal 6 and (ii) the Charter Proposals are conditioned on the approval of the Business Combination Proposal.

The Adjournment Proposal does not require the approval of any other proposal to be effective. It is important for you to note that in the event that the Business Combination Proposal or, unless waived by Seller, Proposal 2, Proposal 3, Proposal 4, Proposal 5, Proposal 6 or the Director Election Proposal do not receive the requisite vote for approval, then we will not consummate the Business Combination. If we do not consummate the Business Combination and fail to complete an initial business combination by October 23, 2015 (subject to (i) an automatic three-month extension if we have executed a letter of intent, agreement in principle or definitive agreement for an initial business combination prior to October 23, 2015 and (ii) the requirements of law), we will be required to dissolve and liquidate our trust account by returning the then remaining funds in such account to the public stockholders.

Recommendation to Hennessy Capital Stockholders

Our board of directors believes that each of the Business Combination Proposal, the Charter Proposals, the Director Election Proposal, the Nasdaq Proposal, the Incentive Plan Proposal and the Adjournment Proposal to be presented at the special meeting is in the best interests of the Company and our stockholders and unanimously recommends that our stockholders vote “FOR” each of these proposals and “FOR” each of the director nominees.

When you consider the recommendation of our board of directors in favor of approval of these proposals, you should keep in mind that our directors and officers have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests as a stockholder. These interests include, among other things:

•

the exchange by our Sponsor of up to 12,125,000 of the outstanding placement warrants for up to 1,212,500 shares of our common stock concurrent with, and contingent upon, the consummation of the Business Combination;

•

the fact that our Sponsor and our independent directors paid an aggregate of $6,087,500 for their founder shares and placement warrants and such securities should have a significantly higher value at the time of the Business Combination;

•

if Hennessy Capital is unable to complete a business combination within the required time period, our Chief Executive Officer will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Hennessy Capital for services rendered or contracted for or products sold to Hennessy Capital, but only if such a vendor or target business has not executed a waiver of claims against the trust account and except as to any claims under our indemnity of the underwriters;

•	the continuation of two of our five existing directors as directors of the combined company; and

•	the continued indemnification of current directors and officers of the Company and the continuation of directors’ and officers’ liability insurance after the Business Combination.

RISK FACTORS

In evaluating the proposals set forth in this proxy statement, you should carefully read this proxy statement, including the annexes, and especially consider the factors discussed in the section entitled “Risk Factors” beginning on page 56.

SELECTED HISTORICAL FINANCIAL INFORMATION OF HENNESSY CAPITAL

The following table sets forth selected historical financial information derived from Hennessy Capital’s unaudited interim financial statements as of June 30, 2014 and for the six months ended June 30, 2014 and for the period from September 24, 2013 (inception) to June 30, 2014 and audited financial statements as of December 31, 2013 and for the period from September 24, 2013 (inception) to December 31, 2013, included elsewhere in this proxy statement. In the opinion of Hennessy Capital’s management, such unaudited condensed financial statements have been prepared on the same basis as the Hennessy Capital audited financial statements presented herein and reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of Hennessy Capital’s results of operations and financial position for such periods and dates.

The historical results presented below are not necessarily indicative of the results to be expected for any future period. You should read the following selected financial information in conjunction with the section entitled “Hennessy Capital Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Hennessy Capital’s financial statements and the related notes appearing elsewhere in this proxy statement.

	For the six months ended June 30, 2014 (Unaudited)	September 24, 2013 (inception) to June 30, 2014 (Unaudited)	September 24, 2013 (inception) to December 31, 2013
Statement of Operations Data:
Revenues	$—	$—	$—
General and administrative expenses	525,000	525,000	—

Net loss attributable to common shares	$(521,000)	$(521,000)	$—

Weighted average number of shares outstanding, excluding shares subject to possible redemption, basic and diluted	3,544,000	3,308,000	2,875,000
Net loss per common share: basic and diluted	$(0.15)	$(0.16)	$(0.00)
Cash Flow Data:
Net loss	$(521,000)	$(521,000)	$—
Net cash used in operating activities	(326,000)	(326,000)	—
Net cash used in investing activities	(115,004,000)	(115,004,000)	—
Net cash provided by financing activities	116,146,000	116,148,000	2,000
Net increase in cash	816,000	818,000	2,000
Cash at beginning of period	2,000	—	—
Cash at end of period	818,000	818,000	2,000
Supplemental disclosure of non-cash financing activities:
Deferred underwriting commissions included in accrued formation and offering costs	3,738,000	3,738,000	202,000

	As of
	June 30, 2014 (Unaudited)	December 31, 2013
Balance Sheet Data:
Current Assets—Cash	$818,000	$2,000
Deferred offering costs	—	346,000
Investments held in trust account	115,004,000	—
Total assets	115,882,000	348,000
Current liabilities:
Accrued formation and offering costs	—	202,000
Notes and advances payable—related party	256,000	121,000
Total current liabilities	256,000	323,000
Deferred underwriting compensation	3,738,000	—
Common stock subject to possible redemption; 10,688,897 and no shares (at redemption value) at June 30, 2014 and December 31, 2013, respectively	106,888,000	—
Additional paid-in-capital	5,521,000	25,000
Total stockholders’ equity, net	5,000,000	25,000
Total liabilities and stockholders’ equity	115,882,000	348,000

SELECTED HISTORICAL FINANCIAL INFORMATION OF BLUE BIRD

We are providing the following selected financial information of Blue Bird to assist you in your analysis of the financial aspects of the Business Combination. Blue Bird reports its operations on a 52 -53 week fiscal year ending on the Saturday closest to September 30. The consolidated statement of operations data for the years ended September 28, 2013, September 29, 2012 and October 1, 2011 and the balance sheet data as of September 28, 2013 and September 29, 2012 have been derived from Blue Bird’s audited consolidated financial statements included elsewhere in this proxy statement. The consolidated statements of operations data for the nine months ended June 28, 2014 and June 29, 2013 and balance sheet data as of June 28, 2014 have been derived from Blue Bird’s unaudited condensed consolidated financial statements included elsewhere in this proxy statement, have been prepared on the same basis as Blue Bird’s audited financial statements and, in Blue Bird’s management’s opinion, include only normal and recurring adjustments that Blue Bird considers necessary for a fair statement of Blue Bird’s financial position and results of operations for such periods and as of such date.

The historical results presented below are not necessarily indicative of the results to be expected for any future period. This information should be read in conjunction with “Risk Factors,” “Blue Bird Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and Blue Bird’s consolidated financial statements and the related notes included elsewhere in this proxy statement.

	Nine Months Ended		Fiscal Years Ended
	June 28, 2014 (unaudited)	June 29, 2013 (unaudited)	September 28, 2013	September 29, 2012	October 1, 2011
	(in thousands of dollars, except percentages)
Consolidated Statement of Operations Data:
Net sales	$578,094	$527,767	$772,417	$594,458	$562,155
Cost of goods sold	498,394	467,722	680,041	538,546	509,368

Gross profit	79,700	60,045	92,376	55,912	52,787
Operating expenses
Selling, general and administrative expenses	67,800	46,390	63,411	53,705	51,520

Operating profit	11,900	13,655	28,965	2,207	1,267
Interest (expense) income, net	(1,167)	(1,748)	(2,157)	(2,320)	(2,189)
Other (expense) income, net	787	(1,292)	(2,143)	(3,788)	(6,181)

Income (loss) before income taxes	11,520	10,615	24,665	(3,901)	(7,103)
Income tax (expense) benefit	(3,667)	(260)	30,938 (1)	(429)	1,126
Equity in net income of non-consolidated affiliate, net	164	803	(1,069)	1,244	1,110

Net income(loss)	$8,017	$11,158	$54,534	$(3,086)	$(4,867)

Other comprehensive income (loss):
Net income (loss)	$8,017	$11,158	$54,534	$(3,086)	$(4,867)
Defined benefit pension plan, net	1,346	3,175	10,196	(7,804)	(4,851)
Comprehensive income (loss):	9,363	14,333	64,730	(10,890)	(9,718)
Other Financial Data (Unaudited)(2):
Adjusted EBITDA	$46,908	$26,660	$50,033	$16,989	$14,779
Adjusted EBITDA margin	8.1%	5.1%	6.5%	2.9%	2.6%

	As of
	June 28, 2014 (unaudited)	September 28, 2013	September 29, 2012
	(in thousands of dollars)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$35,716	$46,594	$39,178
Total assets	302,118	262,216	238,714
Long term debt, net	213,853	10,149	41,283
Total liabilities	440,996	183,636	224,864
Common stock, $0.01 par value—100 shares authorized, issued and outstanding	1	1	1
Total stockholders’ (deficit) equity	(138,878)	78,580	13,850

(1)	This income tax benefit resulted primarily from a reduction in valuation reserves established in prior periods. See Note 12 to Blue Bird’s audited consolidated financial statements presented elsewhere in this proxy statement.
(2)	Blue Bird defines Adjusted EBITDA as net income before interest, taxes, depreciation and amortization expenses, as adjusted to add back restructuring costs, any tax expense allocated to our equity investment in a non-consolidated affiliate, certain management incentive compensation expenses and special expenses outside of the ordinary course of business, and defines Adjusted EBITDA margin as Adjusted EBITDA as a percentage of net sales. Disclosure in this proxy statement of Adjusted EBITDA and Adjusted EBITDA margin, which are “non-GAAP financial measures,” as defined under the rules of the SEC, are intended as supplemental measures of Blue Bird’s performance that are not required by, or presented in accordance with, GAAP. Adjusted EBITDA and Adjusted EBITDA margin should not be considered as alternatives to net income (loss), income from continuing operations or any other performance measure derived in accordance with GAAP. Blue Bird’s presentation of Adjusted EBITDA and Adjusted EBITDA margin should not be construed to imply that Blue Bird’s future results will be unaffected by unusual or non-recurring items. Although Adjusted EBITDA and Adjusted EBITDA margin are not necessarily a measure of Blue Bird’s ability to fund its cash needs, Adjusted EBITDA and Adjusted EBITDA margin are frequently used by securities analysts, investors and other interested parties as a measure of financial performance and to compare Blue Bird’s performance with the performance of other companies that report Adjusted EBITDA and Adjusted EBITDA margin. Adjusted EBITDA and Adjusted EBITDA margin should be considered in addition to, not as a substitute for, income from operations, net income (loss) and other measures of financial performance reported in accordance with GAAP. Blue Bird’s calculation of Adjusted EBITDA and Adjusted EBITDA margin may not be comparable to similarly titled measures reported by other companies. The following table reconciles net income (loss) to Adjusted EBITDA and Adjusted EBITDA margin for the periods presented in this table and elsewhere in this proxy statement.

	Nine Months Ended		Fiscal Years Ended
	June 28, 2014 (unaudited)	June 29, 2013 (unaudited)	September 28, 2013	September 29, 2012	October 1, 2011
	(in thousands of dollars, except percentages)
Net Income (loss)	$8,017	$11,158	$54,534	$(3,086)	$(4,867)
Interest expense	1,235	1,926	2,371	2,480	2,471
Interest income	(68)	(178)	(214)	(160)	(282)
Income tax expense (benefit)	3,667	260	(30,938)	429	(1,126)
Depreciation and amortization	7,397	9,001	11,808	13,194	12,855
Restructuring costs (a)	—	264	506	2,274	3,007
Export inventory write-off (b)	—	—	—	(234)	2,721
Special compensation payment (c)	24,679	—	—	—	—
Vacation pay adjustment (d)	—	—	2,296	—	—
Management incentive compensation (e)	1,887	4,229	5,638	—	—
Chassis write-off (f)	—	—	1,196	—	—
Type D redesign (g)	—	—	—	1,207	—
Asia market test (h)	—	—	—	885	—
Tax expense, non-consolidated affiliate (i)	94	—	2,836	—	—

Adjusted EBITDA	$46,908	$26,660	$50,033	$16,989	$14,779

Adjusted EBITDA margin	8.1%	5.1%	6.5%	2.9%	2.6%

(a)	Restructuring costs include expenses related to discontinued operations from the sale of a business, management severance costs, a fiscal 2010 plant closure, a write-off of leasing software, certain plant assets and a write-down on a note outstanding to a former related party for furniture and fixtures in Blue Bird’s Ohio facility.
(b)	Represents a write-off of additional inventory purchased in fiscal 2011 in anticipation of orders from a foreign government that were never placed. In fiscal 2012, Blue Bird recorded a partial recovery of the write-down as proceeds were received from sales of the inventory as scrap.
(c)	Represents a payment made under Blue Bird’s Phantom Award Plan to Phantom Plan Participants in connection with Blue Bird’s 2014 dividend recapitalization.
(d)	Represents the add-back of an out-of-period vacation pay and holiday bonus expense resulting from a change in policy to accrue throughout the year instead of expensing annually.
(e)	Represents incentive compensation paid to officers in excess of a related accrual (typically recorded at 100% target level) due to over-performance relative to budget. This adjustment excludes the amount of the accrual above 200% of the target level.
(f)	Represents a write-off due to an order for chassis with respect to which the customer never took delivery of the chassis. The units that were not used or sold to other customers were written off.
(g)	Represents costs incurred in redesigning Blue Bird’s Type D bus in fiscal 2012. The costs associated with this redesign related to prototypes, testing and services, engineering personnel, marketing and consulting fees.
(h)	Represents costs incurred in exploring the market potential for sales of school buses in Asia. The costs related to this market test included sales and marketing expenses, travel, demonstration units and professional services fees.
(i)	Represents the allocated tax expense related to Blue Bird’s non-consolidated affiliate.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

After the Business Combination, Blue Bird will maintain its fiscal year end of the Saturday closest to September 30, as opposed to conforming to the fiscal year end of Hennessy Capital of December 31; therefore, the financial information to be included in the Current Report on Form 8-K to be filed by Hennessy Capital within four days of completing the Business Combination and in subsequent periodic reports may differ from the historical financial statements of Hennessy Capital.

The selected unaudited pro forma condensed combined financial information has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information included elsewhere in this proxy statement.

The following unaudited pro forma condensed combined financial statements give effect to the Business Combination under the acquisition method of accounting in accordance with Financial Accounting Standards Board (FASB) Accounting Standard Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). The Business Combination will be accounted for as a “reverse acquisition” since, immediately following completion of the transaction, the stockholder of SBH immediately prior to the Business Combination will have effective control of Blue Bird Corporation, the post-combination company, through its 42.4% ownership interest in the combined entity, assuming no share redemptions (57.2% in the event of maximum share redemptions), its selection of a majority of the board of directors and its designation of all of the senior executive positions. For accounting purposes, SBH will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of SBH (i.e., a capital transaction involving the issuance of stock by Hennessy Capital and payment of cash consideration for the stock of SBH).

The historical consolidated financial information has been adjusted in these unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the Business Combination and the proposed related financing transactions, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the post-combination company. The unaudited pro forma condensed combined balance sheet is based on the individual historical condensed balance sheet of Hennessy Capital and the consolidated condensed balance sheet of Blue Bird as of June 30, 2014 and June 28, 2014, respectively, and has been prepared to reflect the Business Combination and the proposed related financing transactions as if it occurred on June 28, 2014. The unaudited pro forma condensed combined statement of operations for the nine-months ended June 28, 2014 and the year ended September 28, 2013 combines the historical results of operations of Blue Bird for these periods and for Hennessy Capital for the periods described below, giving effect to the Business Combination and the proposed related financing transactions as if they occurred on September 30, 2012.

The unaudited pro forma condensed combined statement of operations information for the nine months ended June 28, 2014 was derived from Blue Bird’s unaudited condensed consolidated financial statements for the nine months ended June 28, 2014 and Hennessy Capital’s unaudited condensed statement of operations for the period September 24, 2013 (inception) to June 30, 2014, included elsewhere in this proxy statement. The unaudited pro forma condensed combined statement of operations information for the year ended September 28, 2013 was derived from Blue Bird’s audited consolidated statement of operations for the year ended September 28, 2013 and Hennessy Capital’s audited statement of operations for the period September 24, 2013 (inception) to December 31, 2013.

The pro forma adjustments are based on the information currently available. The assumptions and estimates underlying the pro forma adjustments are described in the section entitled “Unaudited Pro Forma Condensed Financial Information.” The unaudited pro forma condensed combined statement of operations is not necessarily indicative of what the actual results of operations would have been had the Business Combination taken place on the date indicated, nor is it indicative of the future condensed results of operations of the post-combination company. The selected unaudited pro forma condensed combined financial information below should be read in conjunction with the sections entitled “Unaudited Pro Forma Condensed Combined Financial Information,” “Blue Bird Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Hennessy Capital Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and notes thereto of Hennessy Capital and Blue Bird.

The “no redemption” and “maximum redemption” scenarios are presented in the following pro forma information as follows:

•	Assuming No Redemption: This presentation assumes that no Hennessy Capital stockholders exercise redemption rights with respect to their public shares for a pro rata portion of the trust account; and

•

Assuming Redemption of 4,000,000 shares by holders of Hennessy Capital common stock:    This presentation assumes that Hennessy Capital stockholders exercise their redemption rights with respect to 4,000,000 public shares, which is the maximum number of shares redeemable that would allow us to maintain at least $75.0 million in our trust account. We anticipate having additional gross proceeds of up to $40.0 million ($35.0 million of which has already been subscribed) from the sale of Series A Convertible Preferred Stock pursuant to the PIPE Investment, to fund the Business Combination. Additionally, the Company has entered into the Backstop Commitment pursuant to which an investor has agreed to purchase up to $10.0 million worth of shares of Hennessy Capital common stock through (x) open market or privately negotiated transactions with third parties, at a purchase price of up to $10.00 per share (y) a private placement to occur concurrently with the closing of the Business Combination at a purchase price of $10.00 per share, or (z) a combination thereof, in order to ensure sufficient funds to consummate the Business Combination. To the extent that a private placement pursuant to the Backstop Commitment is utilized or the Series A Convertible Preferred Stock is issued in the PIPE Investment and converted to Hennessy Capital common stock, the pro forma information presented below will change. Additionally, the Series A Convertible Preferred Stock is convertible into Hennessy Capital common stock at the option of the holder at any time. For further information regarding the pro forma impact of the conversion of Series A Convertible Preferred Stock to Hennessy Capital common stock, refer to note 3 to the unaudited pro forma condensed financial information presented under “Unaudited Pro Forma Condensed Combined Financial Information.”

Substantially concurrently with the execution of the Purchase Agreement, we entered into the Sponsor Warrant Exchange Letter Agreement, which provides for the exchange of that number of outstanding placement warrants equal to (i) 12,125,000 less (ii) the number of public warrants validly tendered and not withdrawn in the Public Warrant Exchange Offer, in exchange for shares of Hennessy Capital common stock at an exchange ratio of 0.1 of a share of Hennessy Capital common stock per each placement warrant concurrent with, and contingent upon, the consummation of the Business Combination. Hennessy Capital intends to commence, sometime after the filing of this preliminary proxy statement, an offer to exchange, subject to certain conditions, up to 50% (or 5,750,000) of the public warrants for shares of Hennessy Capital common stock at an exchange ratio of 0.1 of a share of Hennessy Capital common stock per each public warrant validly tendered and not withdrawn. If commenced, the Public Warrant Exchange Offer will be withdrawn if it is reasonably likely to impair or delay the closing of the Business Combination. Upon completion of the Public Warrant Exchange Offer and the Sponsor Warrant Exchange, a total of 12,125,000 warrants will be exchanged for a total of 1,212,500 shares of our common stock.

	Pro Forma Combined (Assuming No Redemption of Common Stock)	Pro Forma Combined (Assuming Redemption of 4,000,000 Shares of Common Stock)
	(in thousands, except share and per share information)
Selected Unaudited Pro Forma Condensed Combined Statement of Operations—Nine Months Ended June 28, 2014
Net sales	$578,094	$578,094
Net income	15,816	15,816
Earnings per share available to common shareholders	$0.58	$0.58
Weighted average shares outstanding—Basic and diluted	27,087,500	27,087,500

Selected Unaudited Pro Forma Condensed Combined Statement of Operations—Fiscal Year Ended September 28, 2013
Net sales	$772,417	$772,417
Net income	43,684	43,684
Earnings per share available to common shareholders	$1.61	$1.61
Weighted average shares outstanding—Basic and diluted	27,087,500	27,087,500

Selected Unaudited Pro Forma Condensed Combined Balance Sheet Data At June 28, 2014
Total assets	$293,000	$293,000
Total stockholders’ (deficit) equity	(148,252)	(148,252)
Total liabilities and stockholders’ equity	293,000	293,000

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this proxy statement. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for our business, and the timing and ability for us to complete the Business Combination. Specifically, forward-looking statements may include statements relating to:

•	the benefits of the Business Combination;

•	the future financial performance of the Company following the Business Combination;

•	changes in the market for Blue Bird products;

•	expansion plans and opportunities; and

•	other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions.

These forward-looking statements are based on information available as of the date of this proxy statement, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

You should not place undue reliance on these forward-looking statements in deciding how to grant your proxy or instruct how your vote should be cast or vote your shares on the proposals set forth in this proxy statement. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Purchase Agreement;

•	the outcome of any legal proceedings that may be instituted against Blue Bird or Hennessy Capital following announcement of the proposed Business Combination and transactions contemplated thereby;

•

the inability to complete the transactions contemplated by the proposed Business Combination due to the failure to obtain approval of the stockholders of Hennessy Capital, or other conditions to closing in the Purchase Agreement;

•	the inability to maintain the listing of the Company’s common stock on Nasdaq following the Business Combination;

•	the risk that the proposed Business Combination disrupts current plans and operations as a result of the announcement and consummation of the transactions described herein;

•

the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of the combined business to grow and manage growth profitably;

•	costs related to the Business Combination;

•	changes in applicable laws or regulations;

•	the possibility that Blue Bird or Hennessy Capital may be adversely affected by other economic, business, and/or competitive factors; and

•	other risks and uncertainties indicated in this proxy statement, including those under “Risk Factors.”

RISK FACTORS

The following risk factors apply to the business and operations of Blue Bird and its consolidated subsidiaries, Hennessy Capital, the Business Combination and the business and operations of the combined company following the completion of the Business Combination. These risk factors are not exhaustive and investors are encouraged to perform their own investigation with respect to the business, financial condition and prospects of Blue Bird. You should carefully consider the following risk factors in addition to the other information included in this proxy statement, including matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statement.” We may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair our business. The following discussion should be read in conjunction with the financial statements and notes to the financial statements included herein.

Risk Factors Relating to Blue Bird’s Business and Industry

General economic conditions in the markets Blue Bird serves have a significant impact on demand for Blue Bird’s buses.

The school bus market is predominantly driven by long-term trends in the level of spending by municipalities. The principal factors underlying spending by municipalities are housing prices, property tax levels, municipal budgeting issues and voter initiatives. Demand for school buses is further influenced by overall acquisition priorities of municipalities, availability of school bus financing, school district busing policies, price and other competitive factors, fuel prices and environmental regulations. Significant deterioration in the economic environment, housing prices, property tax levels or municipal budgets could result in fewer new orders for school buses or could cause customers to seek to postpone or reduce orders, which could result in lower revenues, profitability and cash flows.

Blue Bird’s products may not achieve market acceptance or competing products could gain market share, which could adversely affect Blue Bird’s competitive position.

Blue Bird operates in a highly competitive domestic market. Blue Bird’s principal competitors are Thomas Bus (owned by Daimler AG) and IC Bus (owned by Navistar International Corporation), which are owned by major multinational corporations that have substantially greater technical, financial and marketing resources than Blue Bird. Blue Bird’s competitors may develop products that are superior to its products, develop methods of more efficiently and effectively providing products and services, or adapt more quickly than Blue Bird does to new technologies or evolving customer requirements. Thomas Bus recently announced that it had begun the sale of propane-powered school buses in May 2014 and IC Bus announced in September 2014 that it will offer a propane-powered school bus for the 2015 school year. These steps bring Thomas Bus and IC Bus into direct competition with Blue Bird’s propane-powered school buses, which will result in a decrease in Blue Bird’s market share in this segment. Blue Bird’s competitors may achieve cost savings or be able to withstand a substantial downturn in the market because their businesses are consolidated with other vehicle lines. In addition, Blue Bird’s competitors could be, and have been in the past, vertically integrated by designing and manufacturing their own components (including engines) to reduce their costs. The school bus market does not have “Buy America” regulations, so competitors or new entrants to the market could manufacture school buses in more cost-effective jurisdictions and import them to the United States to compete with Blue Bird. Any increase in competition may cause Blue Bird to lose market share or compel Blue Bird to reduce prices to remain competitive, which could result in reduced sales and earnings.

Blue Bird continues to optimize its product offerings to meet customer needs and specifications. While Blue Bird targets product offerings to meet customer needs, there is no assurance that its product offerings will be embraced and that Blue Bird will meet its sales projections.

Blue Bird’s business is cyclical, which has had, and could have further, adverse effects on Blue Bird’s sales and results of operations and lead to significant shifts in Blue Bird’s results of operations from quarter to quarter that make it difficult to project long-term performance.

The school bus market historically has been and is expected to continue to be cyclical. This cyclicality has an impact both on the school bus industry and also on the comparative analysis of quarterly results of Blue Bird.

Customers historically have replaced school buses in lengthy cycles. Moreover, weak macroeconomic conditions can adversely affect demand for new school buses and lead to an overall aging of school bus fleets beyond a typical replacement cycle. While United States and Canadian demand for school buses has steadily increased from 2011, that increase may be partially attributable to the lower volume of purchases during the sustained downturn from 2007 to 2011 and historically low industry sales in 2011. To the extent the increase in school bus demand is attributable to pent-up demand rather than overall economic growth, future school bus sales may lag behind improvements in general economic conditions or property tax levels.

During downturns, Blue Bird may find it necessary to reduce line rates and employee levels due to lower overall demand. An economic downturn may reduce, and in the past has reduced, demand for school buses, resulting in lower sales volumes, lower prices and decreased profits or losses.

Blue Bird may be unable to obtain critical components from suppliers, which could disrupt or delay its ability to deliver products to customers.

Blue Bird orders components and parts on a build-to-order basis and several components used in its products are obtained from single-source suppliers (including engines, transmissions, propane kits and after-treatment systems) in order for Blue Bird to receive the most favorable terms and conditions. The lack of ready-to-implement alternatives could give such suppliers, some of which have substantial market power, significant leverage over Blue Bird if these suppliers elected to exert their market power over Blue Bird, which leverage could adversely impact the terms and conditions, including pricing and delivery schedules, pursuant to which Blue Bird purchases these products from these suppliers. Blue Bird seeks to mitigate these risks by entering into long-term agreements with suppliers, and by commencing contract negotiations with suppliers of critical components significantly before contract expiration dates. As of June 30, 2014, Blue Bird had in place long-term supply contracts (addressing both component price and supply) covering over 80% of the value of its purchases from suppliers, including long-term agreements with its major single-source suppliers.

If any of Blue Bird’s single-source suppliers limit or reduce the sale of these components, Blue Bird may be unable to fulfill customer orders in a timely manner or at all. In addition, if these or other component suppliers were to experience financial difficulties or other problems that prevented them from supplying Blue Bird with the necessary components, Blue Bird could experience a loss of revenues due to its inability to fulfill orders. These single-source and other suppliers are each subject to quality and performance issues, materials shortages, excess demand, reduction in capacity and other factors that may disrupt the flow of goods to Blue Bird or to its customers, which would adversely affect Blue Bird’s business and customer relationships.

Blue Bird has no guaranteed supply arrangements with its suppliers and there can be no assurance that these suppliers will continue to meet Blue Bird’s requirements. If supply arrangements are interrupted, Blue Bird may not be able to find another supplier on a timely or satisfactory basis. Blue Bird may incur significant set-up costs, delays and lag time in manufacturing should it become necessary to replace any key suppliers due to work stoppages, shipping delays, financial difficulties, natural or manmade disasters, cyber-attacks or other factors. In addition, strikes, work stoppages or other types of conflicts with labor organizations or employees at a supplier’s facility could delay the production and/or development of the components that they supply to Blue Bird, which could strain relationships with Blue Bird’s customers and cause a loss of revenues which could materially adversely affect Blue Bird’s operations. Blue Bird’s business interruption insurance coverage may not be adequate for any such factors that it could encounter and may not continue to be available in amounts and on terms acceptable to it. Production delays could, under certain circumstances, result in penalties or liquidated damages in certain of Blue Bird’s GSA contracts. In addition to the general risks described above regarding interruption of supplies, which are exacerbated in the case of single-source suppliers, the exclusive supplier of a key component potentially could exert significant bargaining power over price, quality, warranty claims or other terms relating to a component.

A change in requirements under supply arrangements committing Blue Bird to purchase minimum or fixed quantities of certain parts, or to pay a minimum amount to the seller (“take-or-pay” contracts).

Blue Bird has entered a supply contract with Roush CleanTech that requires it to purchase a fixed quantity of parts, to be used in the production of its products. For example, Blue Bird must purchase a specified quantity of propane kits per year from Roush. If Blue Bird’s need for any of these parts, were to lessen, Blue Bird could still be required to purchase a specified quantity of the part, or pay a minimum amount to the supplier pursuant to the “take-or-pay” contract, which could materially adversely affect Blue Bird’s financial condition or results of operations.

Blue Bird relies on a limited number of suppliers of raw materials; increases in the price of raw materials or the inability to obtain raw materials could adversely affect Blue Bird’s results of operations.

Blue Bird currently relies on a limited number of suppliers for raw materials, including single-source suppliers, in the manufacturing of its products, such as steel, aluminum, copper and rubber. While Blue Bird believes that its raw materials are available from a number of other suppliers, temporary delays could arise if Blue Bird found it necessary to change suppliers and new suppliers may be more likely to impose allocation limits while Blue Bird ramps up to scheduled usage. Shortages and allocations may result in inefficient operations and a build-up of inventory, which can negatively affect Blue Bird’s working capital position. In addition, price volatility in commodities Blue Bird purchases impact the pricing of raw materials which could have negative impacts on Blue Bird’s operating margins.

Safety or durability incidents associated with a school bus malfunction may result in loss of school bus sales that could have material adverse effects on Blue Bird’s business.

The school bus industry has few competitors due to the importance of brand and reputation for safety and durability, compliance with stringent safety and regulatory requirements, an understanding of the specialized product specifications in each region and specialized technological and manufacturing know-how. If incidents associated with school bus malfunction transpired that called into question Blue Bird’s reputation for safety or durability, it would harm

Blue Bird’s brand and reputation and cause consumers to question the safety, reliability and durability of its products. Lost school bus sales resulting from safety or durability incidents associated with a school bus malfunction could materially adversely affect Blue Bird’s business.

Disruption of Blue Bird’s manufacturing and distribution operations would have an adverse effect on Blue Bird’s financial condition and results of operations.

Blue Bird manufactures school buses at two facilities in Fort Valley, Georgia and distributes parts from a distribution center located in Delaware, Ohio. If operations at Blue Bird’s manufacturing or distribution facilities were to be disrupted for a significant length of time as a result of significant equipment failures, natural disasters, power outages, fires, explosions, terrorism, adverse weather conditions, labor disputes, cyber-attacks or other reasons, Blue Bird may be unable to fill dealer or customer orders and otherwise meet demand for its products, which would have an adverse effect on its business, financial condition and results of operations. Any interruption in production or distribution capability could require Blue Bird to make substantial capital expenditures to fill customer orders, which could negatively affect its profitability and financial condition. Blue Bird maintains property damage insurance that it believes to be adequate to provide for reconstruction of facilities and equipment, as well as business interruption insurance to mitigate losses resulting from any production interruption or shutdown caused by an insured loss. However, any recovery under Blue Bird’s insurance policies may not offset the lost sales or increased costs that may be experienced during the disruption of operations, which could adversely affect Blue Bird’s financial performance. Also, Blue Bird’s property damage and business interruption insurance coverage may not be applicable or adequate for any such disruption that Blue Bird could encounter and may not continue to be available in amounts and on terms acceptable to Blue Bird.

Rationalization or restructuring of manufacturing facilities, including plant expansions and system upgrades at Blue Bird’s manufacturing facilities, may cause production capacity constraints and inventory fluctuations.

The rationalization of Blue Bird’s manufacturing facilities has at times resulted in, and similar rationalizations or restructurings in the future may result in, temporary constraints upon Blue Bird’s ability to produce the quantity of products necessary to fill orders and thereby complete sales in a timely manner. In addition, system upgrades at Blue Bird’s manufacturing facilities that impact ordering, production scheduling and other related manufacturing processes are complex, and could impact or delay production targets. A prolonged delay in Blue Bird’s ability to fill orders on a timely basis could affect customer demand for Blue Bird’s products and increase the size of Blue Bird’s product inventories, causing future reductions in Blue Bird’s manufacturing schedules and adversely affecting Blue Bird’s results of operations. Moreover, Blue Bird’s continuous development and production of new products will often involve the retooling of existing manufacturing facilities. This retooling may limit Blue Bird’s production capacity at certain times in the future, which could materially adversely affect Blue Bird’s results of operations and financial condition. In addition, the expansion, reconfiguration, maintenance and modernization of existing manufacturing facilities and the start-up of new manufacturing operations, could increase the risk of production delays and require significant investments of capital.

Blue Bird may incur material losses and costs as a result of product warranty costs.

Blue Bird is subject to product warranty claims in the ordinary course of its business. Blue Bird’s standard warranty covers the bus for one year and certain components for up to five years. Blue Bird attempts to adequately price ongoing warranty costs into its bus purchase contracts; however, Blue Bird’s warranty reserves are estimates and if it produces poor quality products, develops new products with deficiencies or receives defective materials or components, Blue Bird may incur material unforeseen costs in excess of what it has provided for in its contracts or reserved in its financial statements.

In addition, Blue Bird may not be able to enforce warranties and extended warranties received or purchased from its suppliers if such suppliers refuse to honor such warranties or go out of business. Also, a customer may choose to pursue remedies directly under its contract with Blue Bird over enforcing such supplier warranties. In such a case, Blue Bird may not be able to recover its losses from the supplier.

Blue Bird may incur material losses and costs as a result of product liability claims and recalls.

Blue Bird faces an inherent risk of exposure to product liability claims if the use of Blue Bird’s products result, or are alleged to result, in personal injury and/or property damage. If Blue Bird manufactures a defective product or if component failures result in damages that are not covered by warranty provisions, Blue Bird may experience material product liability losses in the future. In addition, Blue Bird may incur significant costs to defend product liability claims. Blue Bird could also incur damages and significant costs in correcting any defects, lose sales and suffer damage to its reputation. Blue Bird’s product liability insurance coverage may not be adequate for all liabilities it could incur and may not continue to be available in amounts and on terms acceptable to it. Significant product liability claims could have a material adverse effect on Blue Bird’s financial condition, results of operations and cash flow. Moreover, the adverse publicity that may result from a product liability claim or perceived or actual defect with Blue Bird’s products could have a material adverse effect on Blue Bird’s ability to successfully market its products.

Blue Bird is subject to potential recalls of its products from customers to cure manufacturing defects or in the event of a failure to comply with customers’ order specifications or applicable regulatory standards, as well as potential recalls of components or parts manufactured by suppliers which Blue Bird purchases and incorporates into its school buses. Blue Bird may also be required to remedy or retrofit buses in the event that an order is not built to a customer’s specifications or where a design error has been made. Significant retrofit and remediation costs or product recalls could have a material adverse effect on Blue Bird’s financial condition, results of operations and cash flows.

A failure to renew dealer agreements or cancellation of, or significant delay in, new bus orders may result in unexpected declines in revenue and profitability.

Blue Bird relies to a significant extent on its 49 dealers to sell its products to the end consumer. A loss of one or more significant dealers or a reduction in the market share of existing dealers would lead to a loss of revenues that could materially adversely affect Blue Bird’s business and results of operations.

Blue Bird’s dealer agreements are typically for a five-year term; however, the dealer can typically cancel the agreement for convenience without penalty upon 90 days’ notice.

While most of Blue Bird’s dealers have been purchasing from Blue Bird for greater than approximately 24 years, Blue Bird can provide no assurance that it will be able to renew its dealer agreements on favorable terms, or at all, at their scheduled expiration dates. If Blue Bird is unable to renew a contract with one more of its significant dealers, Blue Bird’s revenues and results of operations will be adversely affected. Although no individual dealer accounted for more than 10% of Blue Bird’s sales in fiscal 2012 or fiscal 2013, Blue Bird’s top 10 dealers accounted for 41% of its total fiscal 2013 sales. If dealer agreements are terminated with one or more of Blue Bird’s top 10 dealers, significant orders are cancelled or delayed or Blue Bird incurs a significant decrease in the level of purchases from any of its top 10 dealers, its sales and operating results would be adversely impacted.

In addition, Blue Bird’s new bus orders are subject to potential reduction, cancellation and/or significant delay. Blue Bird’s dealers forecast the amount of school buses that they will require; however, they can reduce their forecasts if orders are not forthcoming from school districts. Although dealers generally only order buses from Blue Bird after they have a firm order from a school district, orders for buses are also generally cancelable until 14 weeks prior to delivery, subject to certain penalties for delay.

The inability to attract and retain key personnel could adversely affect Blue Bird’s results of operations.

Blue Bird’s ability to operate its business and implement its strategies depends, in part, on the efforts of Blue Bird’s executive officers and other key employees. Blue Bird’s future success depends, in large part, on its ability to attract and retain qualified personnel, including manufacturing personnel, sales professionals and engineers. The unexpected loss of services of any of Blue Bird’s key personnel or the failure to attract or retain other qualified personnel could have a material adverse effect on the operation of Blue Bird’s business.

While Blue Bird has enjoyed good relations and a collaborative approach with its work force, employment relationships can deteriorate over time. Given the extent to which Blue Bird relies on its employees, any significant deterioration in Blue Bird’s relationships with its key employees or overall workforce could materially harm Blue Bird. Blue Bird cannot predict how stable its relationships with its employees will be in the future and it may experience work stoppages or labor organizing activity in the future, which could adversely affect Blue Bird’s business. Work stoppages or instability in Blue Bird’s relationships with its employees could delay the production and/or development of its products, which could strain relationships with customers and cause a loss of revenues which would adversely affect Blue Bird’s operations. In addition, local economic conditions in the Fort Valley, Georgia area (where both of Blue Bird’s principal manufacturing facilities are located) may impact Blue Bird’s ability to attract and retain qualified personnel.

Variability in local, state, federal and international laws and regulations may have a significant negative effect on how Blue Bird does business.

Blue Bird’s products must satisfy a complex compliance scheme due to variability in and potentially conflicting local, state, federal and international laws and regulations. The cost of compliance may be substantial in a period due to the potential for modification or customization of Blue Bird’s school buses in any of the 50 plus jurisdictions. In addition, if Blue Bird expands into more international jurisdictions, Blue Bird could potentially incur additional costs in order to tailor its products to the applicable local law requirements of such jurisdictions. In addition, Blue Bird must comply with additional regulatory requirements applicable to Blue Bird as a federal contractor for its GSA contracts, which increases Blue Bird’s costs. GSA contracts are also subject to audit and increased inspections and costs of compliance. GSA accounted for 2% of Blue Bird’s fiscal 2013 sales. Any potential penalties for non-compliance with laws and regulations may not be covered by insurance that Blue Bird carries.

Blue Bird’s expansion plans in emerging markets could entail significant risks.

Blue Bird’s strategies potentially include establishing a greater presence in emerging markets. In addition, Blue Bird is growing its use of component suppliers in these markets. As Blue Bird progresses with these strategies, these strategies may involve a significant investment of capital and other resources and entail various risks. These include risks attendant to obtaining necessary governmental approvals and the construction of the facilities in a timely manner and within cost estimates, the establishment of viable supply channels, the commencement of efficient manufacturing operations and, ultimately, the acceptance of the products by our customers. We cannot assure you that our expansion plans will be implemented or, if implemented, successful.

Blue Bird has been notified that a Colombian governmental taxing agency is auditing the process followed when Blue Bird buses were imported into Colombia.

Blue Bird sells certain school and specialty buses in foreign countries including Colombia. Changes to tariffs, duties, and free trade agreements could have a negative impact on Blue Bird’s ability to sell buses into those countries at competitive prices. DIAN, a Colombian government taxing agency, has advised Blue Bird that it is conducting an audit relating to the treatment under a free trade agreement of the sale of certain Blue Bird buses into Colombia. Blue Bird is cooperating with that audit. Although Blue Bird was neither the importer nor exporter of record of the buses in question, since Blue Bird sold those buses to a dealer which in turn imported those buses to Colombia, an adverse finding in this audit could result in a determination that would make it significantly more expensive for purchasers of buses in Colombia to purchase Blue Bird school or specialty buses as compared with buses manufactured domestically or transported into Colombia in a manner that would not raise free trade agreement issues. Any such adverse finding could materially and adversely impact Blue Bird’s future sales in Colombia.

New laws, regulations or policies of governmental organizations regarding environmental, health and safety standards, or changes in existing ones, may have a significant negative effect on how Blue Bird does business.

Blue Bird’s products must satisfy various legal environmental, health and safety requirements, including applicable emissions and fuel economy requirements. Meeting or exceeding government-mandated safety standards is difficult and costly. Such regulations are extensive and may, in certain circumstances, operate at cross purposes. While Blue Bird is managing its product development and production operations to reduce costs, unique local, state, federal and international standards can result in additional costs for product development, testing and manufacturing. Blue Bird depends on third party sole-source suppliers to comply with applicable emissions and fuel economy standards in the manufacture of engines supplied to Blue Bird for its buses. Increased environmental, safety, emissions, fuel economy or other regulations may result in additional costs and lag time to introduce new products to market.

Environmental obligations and liabilities could have a negative impact on Blue Bird’s financial condition, cash flows and profitability.

Potential environmental violations have been identified at Blue Bird’s facility in Fort Valley, Georgia, including the solid waste management units at the facility’s old landfill. Blue Bird is cooperating with the Georgia Environmental Protection Division (“GEPD”) and has conducted a site-wide investigation under the current hazardous waste management law. That investigation revealed several areas requiring further assessment and, potentially, remediation, and the finalization of a corrective action plan is ongoing. The proposed remedial actions to be included in the corrective action plan could range from little to no active remediation to institutional controls (such as barriers, groundwater use restrictions and similar protective devices) or active remedial measures. Potential remediation costs and obligations could require the expenditure of capital and, if greater than expected, or in excess of applicable insurance coverage, could have a material adverse effect on Blue Bird’s results of operations, liquidity or financial condition.

Blue Bird’s worker’s compensation insurance may not provide adequate coverage against potential liabilities.

Although Blue Bird maintains a workers’ compensation insurance stop loss policy to cover it for costs and expenses it may incur due to injuries to its employees resulting from work-related injuries over its self-insured limit, this insurance may not provide adequate coverage against potential liabilities and Blue Bird incurs the costs and expenses up to its self-insured limit. In addition, Blue Bird may incur substantial costs in order to comply with current or future health and safety laws and regulations. These current or future laws and regulations may impair Blue Bird’s manufacturing efforts. Failure to comply with these laws and regulations also may result in substantial fines, penalties or other sanctions.

Blue Bird’s future competitiveness and ability to achieve long-term profitability depends on its ability to control costs, which requires it to successfully implement its substantial transformation of Blue Bird’s organization and rationalization of Blue Bird’s operating processes.

Blue Bird has conducted and is continuing to conduct a substantial transformation of its organization and a rationalization of its operating processes. Blue Bird’s future competitiveness depends upon its continued success in implementing these initiatives throughout its operations. While some of the elements of cost reduction are within Blue Bird’s control, others such as commodity costs, regulatory costs and labor costs depend more on external factors, and there can be no assurance that such external factors will not materially adversely affect Blue Bird’s ability to reduce its costs. Reducing costs may prove difficult due to Blue Bird’s transition to a public company and its focus on maintaining its reputation for school bus innovation, safety, quality, durability and drivability, which increase costs.

Blue Bird’s operating results may vary widely from period to period due to the sales cycle, seasonal fluctuations and other factors.

Blue Bird’s orders with its dealers and customers generally require time-consuming customization and specification. Blue Bird incurs significant operating expenses when it is building a bus prior to sale or designing and testing a new bus. If there are delays in the sale of buses to dealers or customers, such delays may lead to significant fluctuations in results of operations from quarter to quarter, making it difficult to predict Blue Bird’s financial performance on a quarterly basis. Further, if Blue Bird was to experience a significant amount of cancellations of or reductions in purchase orders, it would reduce Blue Bird’s future sales and results of operations.

Blue Bird’s business is subject to seasonal and other fluctuations. In particular, Blue Bird has historically experienced higher revenues during the fourth quarter and third quarter versus the first quarter and second quarter during each fiscal year. This seasonality is caused primarily by school districts ordering more school buses prior to the beginning of a school year. Blue Bird’s ability to meet customer delivery schedules is dependent on a number of factors including, but not limited to, access to components and raw materials, an adequate and capable workforce, assembling/engineering expertise for certain projects and sufficient manufacturing capacity. The availability of these factors may in some cases be subject to conditions outside of Blue Bird’s control. A failure to deliver in accordance with Blue Bird’s performance obligations may result in financial penalties under certain of its GSA contracts and damage to existing customer relationships, damage to its reputation and a loss of future bidding opportunities, which could cause the loss of future business and could negatively impact Blue Bird’s financial performance.

Blue Bird’s working capital position exposes it to significant fluctuations in its cash position.

Primarily as a result of the seasonal nature of its business, Blue Bird operates with negative working capital for significant portions of its fiscal year. During economic downturns, this tends to result in Blue Bird utilizing a substantial portion of its cash reserves. On the other hand, when economic factors favor growth in the school bus industry, Blue Bird can be positioned to generate significant sums of cash.

Blue Bird’s defined benefit pension plans are currently underfunded and pension funding requirements could increase significantly due to a reduction in funded status as a result of a variety of factors, including weak performance of financial markets, declining interest rates and investments that do not achieve adequate returns.

Blue Bird’s employee benefit plans currently hold a significant amount of equity and fixed income securities. Blue Bird’s future funding requirement for its frozen defined benefit pension plan (“Pension Plan”) qualified with the Internal Revenue Service depends upon the future performance of assets placed in trusts for this plan, the level of interest rates used to determine funding levels, the level of benefits provided for by the Pension Plan and any changes in government laws and regulations. Future funding requirements generally increase if the discount rate decreases or if actual asset returns are lower than expected asset returns, as other factors are held constant. Blue Bird’s potential funding requirements are described in “Blue Bird Management’s Discussion and Analysis of Financial Conditions and Results of Operations—Commitments and Contractual Obligations.” If future funding requirements increase, Blue Bird would be required to contribute more funds, which would negatively affect its cash flow.

Blue Bird enters into firm fixed-price school bus sales contracts without price escalation clauses which could subject it to losses if Blue Bird has cost overruns or if Blue Bird’s costs increase.

Blue Bird often bids on contracts weeks or months before school buses are delivered and enters into school bus sales contracts with fixed prices per bus. The sales contracts generally do not have an indexed price escalation formula to account for economic fluctuations between the contract date and the delivery date. As a result, Blue Bird typically is unable to pass along increased costs due to economic fluctuations to its customers. Blue Bird generally purchases steel one quarter in advance, but because Blue Bird generally does not hedge its primary raw materials (rubber, aluminum and copper), changes in prices of raw materials can significantly impact operating margins. Blue Bird’s actual costs and any gross profit realized on these fixed-price contracts could vary from the estimated costs on which these contracts were originally based.

Blue Bird’s current or future indebtedness could impair its financial condition and reduce the funds available to Blue Bird for growth or other purposes. Blue Bird’s debt agreements impose certain operating and financial restrictions, with which failure to comply could result in an event of default that could adversely affect Blue Bird’s results of operations.

Blue Bird has substantial indebtedness. At June 28, 2014, Blue Bird had $235.0 million of outstanding indebtedness. If Blue Bird’s cash flows and capital resources are insufficient to fund the interest payments on its outstanding borrowings under its Credit Facility and other debt service obligations and keep Blue Bird in compliance with the covenants under its debt agreements or to fund its other liquidity needs, Blue Bird may be forced to reduce or delay capital expenditures, sell assets or operations, seek additional capital or restructure or refinance its indebtedness. Blue Bird cannot ensure that it would be able to take any of these actions, that these actions would permit it to meet its scheduled debt service obligations or that these actions would be permitted under the terms of its existing or future debt agreements, which may impose significant operating and financial restrictions on Blue Bird and could adversely affect its ability to finance its future operations or capital needs; obtain standby letters of credit, bank guarantees or performance bonds required to bid on or secure certain customer contracts; make strategic acquisitions or investments or enter into alliances; withstand a future downturn in its business or the economy in general; engage in business activities, including future opportunities for growth, that may be in its interest; and plan for or react to market conditions or otherwise execute Blue Bird’s business strategies.

If Blue Bird cannot make scheduled payments on its debt, or if Blue Bird breaches any of the covenants in its debt agreements, Blue Bird will be in default and, as a result, Blue Bird’s debt holders could declare all outstanding principal and interest to be due and payable, the lenders under its Credit Facility could terminate their commitments to lend it money and foreclose against the assets securing its borrowings, and Blue Bird could be forced into bankruptcy or liquidation.

In addition, Blue Bird and certain of its subsidiaries may incur significant additional indebtedness, including additional secured indebtedness. Although the terms of Blue Bird’s debt agreements contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and additional indebtedness incurred in compliance with these restrictions could be significant. Incurring additional indebtedness could increase the risks associated with Blue Bird’s substantial indebtedness, including its ability to service its indebtedness.

Blue Bird’s profitability depends on achieving certain minimum school bus sales volumes. If school bus sales deteriorate, Blue Bird’s results of operations and financial condition will suffer.

Blue Bird’s continued profitability requires it to maintain certain minimum school bus sales volumes. As is typical for a vehicle manufacturer, Blue Bird has significant fixed costs and, therefore, changes in its school bus sales volume can have a disproportionately large effect on profitability. If Blue Bird’s school bus sales were to decline to levels significantly below its assumptions, due to a financial downturn, renewed recessionary conditions, changes in consumer confidence, geopolitical events, inability to produce sufficient quantities of school buses, limited access to financing or other factors, Blue Bird’s financial condition and results of operations would be materially adversely affected.

Blue Bird may need additional financing to execute its business plan and fund operations, which additional financing may not be available on reasonable terms or at all.

As of June 28, 2014, Blue Bird had $21.2 million of net operating working capital. Blue Bird’s future growth, including the potential for future market expansion and opportunities for future international growth may require substantial additional capital. Blue Bird will consider raising additional funds through various financing sources, including the sale of its equity and debt securities and the procurement of commercial debt financing. However, there can be no assurance that such funds will be available on commercially reasonable terms, if at all. If such financing is not available on satisfactory terms, Blue Bird may be unable to execute its growth strategy, and operating results may be adversely affected. Any debt financing will increase expenses and must be repaid regardless of operating results and may involve restrictions limiting Blue Bird’s operating flexibility. If Blue Bird issues equity securities to raise additional funds, the percentage ownership of its existing stockholders will be reduced, and its stockholders may experience additional dilution in net book value per share.

Blue Bird’s ability to obtain financing may be impaired by such factors as the capital markets, both generally and specifically in its industry, which could impact the availability or cost of future financings. If the amount of capital Blue Bird is able to raise from financing activities, together with its revenues from operations, is not sufficient to satisfy its capital needs, Blue Bird may be required to decrease the pace of, or eliminate, its future product offering and market expansion opportunities and potentially curtail operations.

Interest rates could change substantially, materially impacting Blue Bird’s profitability.

Blue Bird’s borrowings under the Credit Facility are at variable rates of interest and expose Blue Bird to interest rate risk. Blue Bird does not utilize interest rate hedges or swaps to hedge its interest rates. If interest rates increase, Blue Bird’s debt service obligations on its variable rate indebtedness would increase even though the amount borrowed remained the same, and Blue Bird’s net income and cash available for servicing its other indebtedness would decrease. As of June 28, 2014, Blue Bird’s interest rate under the Credit Facility was 7.75% and was converted to a LIBOR-based funding at a rate of 6.5% on July 1, 2014.

Blue Bird has a material weakness in its internal control over financial reporting with respect to accounting for, presentation and classification of certain items. If the combined company does not maintain an effective system of internal control over financial reporting, the combined company may not be able to accurately report its financial results.

A material weakness is a deficiency or a combination of deficiencies in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.

Prior to the completion of this offering, Blue Bird has been a private company with accounting personnel and other supervisory resources sufficient for Blue Bird’s reporting requirements as a private company. In connection with Blue Bird’s annual financial statements for the period ended September 28, 2013 and Blue Bird’s interim financial statements for the period ended June 28, 2014, the control failures underlying Blue Bird’s failure to properly account for, present and classify certain matters identified by Blue Bird’s independent registered public accounting firm aggregated to a material weakness in Blue Bird’s internal control over financial reporting. Specifically, this weakness related to Blue Bird’s accounting for, presentation and/or classification of the following: shipping and handling revenue and expense, restricted cash, dividends and certain other items. Blue Bird’s audit committee and management team and Blue Bird’s independent registered public accounting firm all assessed these aggregated matters as a material weakness. See Note 2 to Blue Bird’s audited consolidated financial statements for further information.

While Blue Bird is not currently required to report on the effectiveness of its internal control over financial reporting pursuant to the Sarbanes-Oxley Act since Hennessy Capital is an “emerging growth company” under the JOBS Act, in connection with the identification of a material weakness in Blue Bird’s internal control over financial reporting, Blue Bird evaluated, designed and began the process of implementing controls and procedures to address this weakness. The measures include additional personnel and other supervisory resources to strengthen internal control over financial reporting, specifically in the areas of corporate accounting and external reporting. A material weakness in internal control over financial reporting is a matter that may require an extended period to correct. Blue Bird and ultimately the combined company will continue to evaluate, design and implement policies and procedures to address this material weakness including the enhancement of accounting personnel to adequately execute the combined company’s accounting processes and address its internal control over financial reporting as a public company.

Failure to maintain an effective system of internal control over financial reporting could have a material adverse effect on the combined company’s business, financial condition and results of operations. If the combined company is unsuccessful in remediating the material weakness, or if the combined company suffers other deficiencies or material weaknesses in its internal control in the future, the combined company may be unable to report financial information in a timely and accurate manner and it could result in a material misstatement of its annual or interim financial statements that would not be prevented or detected on a timely basis, which could cause investors to lose confidence in the combined company’s financial reporting.

An impairment in the carrying value of goodwill and other long-lived intangible assets could negatively affect Blue Bird’s operating results.

Blue Bird has a substantial amount of goodwill and purchased intangible assets on its balance sheet. At September 28, 2013, approximately 88% of these long-lived intangible assets were concentrated in its bus segment and specifically related to the dealer network and Blue Bird’s trade name. The carrying value of goodwill represents the fair value of an acquired business in excess of identifiable assets and liabilities as of the acquisition date. The carrying value of other long-lived intangible assets represents the fair value of trademarks and trade names, customer relationships and technology as of the acquisition date. Under generally accepted accounting principles, long-lived assets are required to be reviewed for impairment at least annually, or more frequently if potential interim indicators exist that could result in impairment. If any business conditions or other factors cause profitability or cash flows to significantly decline, Blue Bird may be required to record a non-cash impairment charge, which could adversely affect Blue Bird’s operating results. Events and conditions that could result in impairment include a prolonged period of global economic weakness, a further decline in economic conditions or a slow, weak economic recovery, sustained declines in the price of its common stock, adverse changes in the regulatory environment, adverse changes in the market share of its products, adverse changes in interest rates or other factors leading to reductions in the long-term sales or profitability that Blue Bird expects.

If Blue Bird Capital Services cannot provide financial services to Blue Bird’s dealers and customers to acquire Blue Bird’s products, Blue Bird’s sales and results of operations could deteriorate.

Blue Bird’s dealers and customers benefit from Blue Bird Capital Services (“BBCS”), a private label captive financing product. In calendar 2013, BBCS financed approximately $378.5 million of floorplan financing for over 60% of Blue Bird’s network dealers and provided a modest amount of vehicle lease financing to school districts. Although Blue Bird neither assumes any balance sheet risk nor receives any direct economic benefit from BBCS, which is financed by De Lage Landen, a member of the Rabobank Group, Blue Bird could be materially adversely affected if BBCS were unable to provide this financing and its dealers were unable to obtain alternate financing, at least until Blue Bird were able to put in place a replacement for BBCS. BBCS faces a number of business, economic and financial risks that could impair its access to capital and negatively affect its business and operations and its ability to provide financing and leasing to Blue Bird’s dealers and customers. Because BBCS serves as an additional source of leasing and financing options for dealers and customers, an impairment of BBCS’ ability to provide such financial services could negatively affect Blue Bird’s efforts to expand its market penetration among customers who rely on these financial services to acquire new school buses and dealers who seek financing.

Blue Bird relies heavily on trade secrets to gain a competitive advantage in the market and the unenforceability of its nondisclosure agreements may adversely affect Blue Bird’s operations.

Historically, Blue Bird has not relied upon patents to protect its design or manufacturing processes or products. Instead, Blue Bird relies significantly on maintaining confidential its trade secrets and other information related to its operations. Accordingly, Blue Bird requires all executives, engineering employees and suppliers to sign a nondisclosure agreement to protect its trade secrets, business strategy and other proprietary information. If the provisions of these agreements are found unenforceable in any jurisdiction in which Blue Bird operates, the disclosure of Blue Bird’s proprietary information may place it at a competitive disadvantage. Even where the provisions are enforceable, the confidentiality clauses may not provide adequate protection of Blue Bird’s trade secrets and proprietary information in every such jurisdiction. Blue Bird requires training sessions for its employees regarding the protection of its trade secrets, business strategy and other proprietary information. Blue Bird’s training may not cause its employees to provide adequate protection of Blue Bird’s trade secrets and proprietary information.

Blue Bird may be unable to prevent third parties from using its intellectual property rights, including trade secrets and know-how, without Blue Bird’s authorization or from independently developing intellectual property that is the same as or similar to its intellectual property, particularly in those countries where the laws do not protect Blue Bird’s intellectual property rights as fully as in the United States. The unauthorized use of Blue Bird’s trade secrets or know-how by third parties could reduce or eliminate any competitive advantage Blue Bird has developed, cause Blue Bird to lose sales or otherwise harm Blue Bird’s business or increase its expenses as it attempts to enforce its rights.

Blue Bird’s intellectual property rights may not be successfully asserted in the future or may be invalidated, circumvented or challenged.

Blue Bird relies on a number of significant unregistered trademarks and other unregistered intellectual property in the day-to-day operation of its business. Without the protections afforded by registration, Blue Bird’s ability to protect and use its trademarks and other unregistered intellectual property may be limited and could negatively affect Blue Bird’s business.

In addition, while Blue Bird has not faced intellectual property infringement claims from others in recent years, in the event successful infringement claims are brought against it, particularly claims (under patents or otherwise) against Blue Bird’s product design or manufacturing processes, such claims could have a material adverse effect on Blue Bird’s business, financial condition or results of operation.

Security breaches and other disruptions to Blue Bird’s information technology networks and systems could interfere with its operations and could compromise the confidentiality of Blue Bird’s proprietary information, notwithstanding the fact that no such breaches or disruptions have materially impacted Blue Bird to date.

Blue Bird relies upon information technology networks and systems, some of which are managed by third-parties, to process, transmit and store electronic information, and to manage or support a variety of business processes and activities, including supply chain management, manufacturing, invoicing and collection of payments from its dealer network and customers. Additionally, Blue Bird collects and stores sensitive data, including intellectual property, proprietary business information, the proprietary business information of its dealers and suppliers, as well as personally identifiable information of its employees, in data centers and on information technology networks. The secure operation of these information technology networks, and the processing and maintenance of this information, is critical to Blue Bird’s business operations and strategy. Despite security measures and business continuity plans, Blue Bird’s information technology networks and systems may be vulnerable to damage, disruptions or shutdowns due to attacks by hackers or breaches due to errors or malfeasance by employees, contractors and others who have access to its networks and systems, or other disruptions during the process of upgrading or replacing computer software or hardware, power outages, computer viruses, telecommunication or utility failures or natural disasters or other catastrophic events. The occurrence of any of these events could compromise Blue Bird’s networks and the information stored there could be accessed, publicly disclosed, lost or stolen. Any such access, disclosure or other loss of information could result in legal claims or proceedings, liability or regulatory penalties under laws protecting the privacy of personal information, disrupt operations and reduce the competitive advantage Blue Bird hopes to derive from its investment in technology. Blue Bird’s insurance coverage may not be available or adequate to cover all the costs related to significant security attacks or disruptions resulting from such attacks.

Blue Bird’s business could be materially adversely affected by changes or imbalances in foreign currency exchange rates and interest rates.

Blue Bird has exposures to risks related to changes in foreign currency exchange rates on its sales to Colombia and Canada and interest rates, which can have material adverse effects on its business. While Blue Bird currently only sells its products in U.S. dollars, foreign currency exchange rates and interest rates can significantly increase the relative costs of its school buses in Colombia and Canada, and could materially adversely affect Blue Bird’s margins on foreign sales and decrease demand for Blue Bird’s products. As a result, foreign currency fluctuations and the associated translations could have a material adverse effect on Blue Bird’s results of operations and financial condition.

Taxing authorities could challenge Blue Bird’s historical and future tax positions as well as its allocation of taxable income among its subsidiaries and affiliates.

The amount of income tax Blue Bird pays is subject to its interpretation of applicable tax laws in the jurisdictions in which it files. In fiscal 2014, the United States government announced that it will open a tax examination regarding Blue Bird’s United States tax return for fiscal 2011. Blue Bird has taken, and will continue to take, appropriate tax positions based on its interpretation of such tax laws. While Blue Bird believes that it has complied with all applicable income tax laws, there can be no assurance that a taxing authority will not have a different interpretation of the law and assess additional taxes. Should additional taxes be assessed, this may have a material adverse effect on Blue Bird’s results of operations and financial condition.

The manufacture of Blue Bird’s Type A buses is conducted by the Micro Bird joint venture that Blue Bird does not control and cannot operate solely for its benefit.

The manufacture of Type A buses is carried out by a 50/50 Canadian joint venture, Micro Bird Holdings, Inc., an unconsolidated Canadian joint venture with Groupe Autobus Girardin LTEE (“Micro Bird”). Blue Bird recognized $1.1 million of net loss from Micro Bird in fiscal 2013. In the future, Blue Bird may be required to enter into more joint ventures, particularly in emerging economies, in order to enter certain markets. In joint ventures, Blue Bird shares ownership and management of a company with one or more parties who may not have the same goals, strategies, priorities or resources as Blue Bird does and may compete with Blue Bird outside the joint venture. Joint ventures are intended to be operated for the equal benefit of all co-owners, rather than for Blue Bird’s exclusive benefit. Operating a business as a joint venture often requires additional organizational formalities as well as time-consuming procedures for sharing information and making decisions. In joint ventures, Blue Bird is required to foster its relationships with co-owners as well as promote the overall success of the joint venture, and if a co-owner changes or relationships deteriorate, Blue Bird’s success in the joint venture may be materially adversely affected. The benefits from a successful joint venture are shared among the co-owners, so that Blue Bird does not receive all the benefits from its successful joint ventures.

Blue Bird’s sublease for its Delaware, Ohio warehouse facility may not be renewed on the same terms and conditions or may not be renewed at all.

Blue Bird subleases its warehouse premises in Delaware, Ohio from Nabi-Optima Holdings, Inc., which was recently acquired by New Flyer. From this location, Blue Bird ships materially all of its aftermarket parts sales, excluding direct ship part sales. Blue Bird has conducted its aftermarket parts sales operations from this location since 2011.

The sublease expires on November 30, 2017, and renewal of the sublease is contingent on reaching mutually acceptable terms and conditions with Nabi-Optima Holding, Inc. Renewal terms may be materially different from those found in the current agreement, resulting in an increase in fixed costs. Alternatively, non-renewal of the sublease could lead to one time costs related to relocating the parts, fixed assets, and the training of a new labor work force. Relocating the parts distribution warehouse could also result in lost sales stemming from unforeseen disruptions in the relocation process.

Risk Factors Relating to Hennessy Capital and the Business Combination

Following the consummation of the Business Combination, our only significant asset will be ownership of 100% of SBH capital stock and we do not currently intend to pay dividends on our common stock and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

Following the consummation of the Business Combination, we will have no direct operations and no significant assets other than the ownership of 100% of SBH capital stock. We will depend on Blue Bird for distributions, loans and other payments to generate the funds necessary to meet our financial obligations, including our expenses as a publicly traded company, and to pay any dividends with respect to our preferred stock and common stock. Legal and contractual restrictions in agreements governing the Hennessy Capital preferred stock and current indebtedness of Blue Bird, as well as the financial condition and operating requirements of Blue Bird, may limit our ability to obtain cash from Blue Bird. Thus, we do not expect to pay cash dividends on our common stock. Any future dividend payments are within the absolute discretion of our board of directors and will depend on, among other things, our results of operations, working capital requirements, capital expenditure requirements, financial condition, level of indebtedness, contractual restrictions with respect to payment of dividends, business opportunities, anticipated cash needs, provisions of applicable law and other factors that our board of directors may deem relevant.

We may not be able to timely and effectively implement controls and procedures required by Section 404 of the Sarbanes-Oxley Act of 2002 that will be applicable to us after the Business Combination.

Neither we nor Blue Bird are currently subject to Section 404 of the Sarbanes-Oxley Act of 2002. However, following the Business Combination, the combined company will be required to provide management’s attestation on internal controls commencing with the Company’s annual report for fiscal 2015. The standards required for a public company under Section 404 of the Sarbanes-Oxley Act of 2002 are significantly more stringent than those required of Blue Bird as a privately-held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the regulatory compliance and reporting requirements that will be applicable to the Company after the Business Combination. If we are not able to implement the additional requirements of Section 404 in a timely manner or with adequate compliance, we may not be able to assess whether our internal controls over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of our common stock.

Subsequent to the consummation of the Business Combination, we may be required to take writedowns or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

Although we have conducted due diligence on Blue Bird, we cannot assure you that this diligence revealed all material issues that may be present in Blue Bird’s business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of our and Blue Bird’s control will not later arise. As a result, we may be forced to later write down or write-off assets, restructure its operations, or incur impairment or other charges that could result in losses. Even if our due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about the combined company or its securities. In addition, charges of this nature may cause us to be unable to obtain future financing on favorable terms or at all.

Our initial stockholders have agreed to vote in favor of our initial business combination, regardless of how our public stockholders vote.

Unlike many other blank check companies in which the founders agree to vote their founder shares in accordance with the majority of the votes cast by the public stockholders in connection with an initial business combination, our initial stockholders have agreed to vote any shares of Hennessy Capital common stock owned by them in favor of our initial business combination. As of the date hereof, our initial stockholders and affiliates own shares equal to 20% of our issued and outstanding shares of common stock. Accordingly, it is more likely that the necessary stockholder approval will be received for the Business Combination than would be the case if our initial stockholders agreed to vote any shares of Hennessy Capital common stock owned by them in accordance with the majority of the votes cast by our public stockholders.

We will incur significant transaction and transition costs in connection with the Business Combination.

We expect to incur significant, non-recurring costs in connection with consummating the Business Combination. Hennessy Capital’s transaction expenses as a result of the Business Combination are currently estimated at approximately $15.0 million, which is comprised of (i) a $4.7 million payment to BMO Capital Markets (including a $1.0 million payment relating to the delivery of BMO Capital Markets’ fairness opinion), a financial advisor to Hennessy Capital, (ii) $7.5 million in fees to our other financial advisors and for deferred underwriting commissions payable to the underwriters of our IPO, (iii) an estimated $1.9 million in legal fees and expenses and (iv) approximately $685,000 relating to other fees and expenses incurred relating to the Business Combination. Additionally, this amount includes the expenses incurred in connection with the filing, printing and mailing of this proxy statement and the solicitation of the approval of our stockholders, and all filing and other fees paid to the SEC, which is estimated at approximately $0.2 million. If Hennessy Capital and Seller do not consummate the Business Combination, each party will pay its own fees and expenses. Going forward, Blue Bird will incur transition costs and costs relating to operating as a public company.

The unaudited pro forma financial information included in this document may not be indicative of what our actual financial position or results of operations would have been.

The unaudited pro forma financial information in this proxy statement is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

Neither Hennessy Capital nor its stockholders will have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the Total Purchase Price in the event that any of the representations and warranties made by Seller in the Purchase Agreement ultimately proves to be inaccurate or incorrect.

Except for certain representations made by Seller relating to its ownership of all the issued and outstanding shares of SBH (which survive for a period of one year after the closing of the Business Combination), the representations and warranties made by Seller and Hennessy Capital to each other in the Purchase Agreement will not survive the consummation of the Business Combination. As a result, Hennessy Capital and its stockholders will not have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the Total Purchase Price if any representation or warranty made by Seller in the Purchase Agreement proves to be inaccurate or incorrect. Accordingly, to the extent such representations or warranties are incorrect, Hennessy Capital would have no indemnification claim with respect thereto and its financial condition or results of operations could be adversely affected.

We may waive one or more of the conditions to the Business Combination.

We may agree to waive, in whole or in part, some of the conditions to our obligations to complete the Business Combination, to the extent permitted by our amended and restated certificate of incorporation and applicable laws. For example, it is a condition to our obligations to close the Business Combination that Blue Bird’s representations and warranties are true and correct in all respects as of the closing date, except for such inaccuracies that, individually or in the aggregate, would not result in a Material Adverse Effect (as defined in the Purchase Agreement). However, if our board of directors determines that it is in the stockholders’ best interest to waive any such breach, then the board may elect to waive that condition and close the Business Combination. We are not able to waive the condition that our stockholders approve the Business Combination.

Even if we consummate the Business Combination, there is no guarantee that the public warrants will ever be in the money, and they may expire worthless and the terms of our warrants may be amended.

The exercise price for our warrants is $5.75 per one-half of one share ($11.50 per whole share). Warrants may be exercised only for a whole number of shares of Hennessy Capital’s common stock. No fractional shares will be issued upon exercise of the warrants. There is no guarantee that the public warrants will ever be in the money prior to their expiration, and, to the extent the public warrants are not tendered pursuant to the Public Warrant Exchange Offer, they may expire worthless.

In addition, the warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders. Accordingly, we may amend the terms of the warrants in a manner adverse to a holder if holders of at least 65% of the then outstanding public warrants approve of such amendment. Although our ability to amend the terms of the warrants with the consent of at least 65% of the then outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period or decrease the number of shares of our common stock purchasable upon exercise of a warrant.

Our Sponsor, directors and officers have a conflict of interest in determining to pursue the acquisition of Blue Bird, since certain of their interests, and certain interests of their affiliates and associates, are different from or in addition to (and which may conflict with) the interests of our stockholders.

Our initial stockholders, including our officers and directors, have interests in and arising from the Business Combination that are different from or in addition to (and which may conflict with) the interests of our public stockholders, which may result in a conflict of interest. These interests include:

•

the exchange by our Sponsor of up to 12,125,000 of the outstanding placement warrants for up to 1,212,500 shares of our common stock concurrent with, and contingent upon, the consummation of the Business Combination;

•

the fact that our Sponsor and our independent directors paid an aggregate of $6,087,500 for their founder shares and placement warrants and such securities should have a significantly higher value at the time of the Business Combination;

•

if Hennessy Capital is unable to complete a business combination within the required time period, our Chief Executive Officer will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Hennessy Capital for services rendered or contracted for or products sold to Hennessy Capital, but only if such a vendor or target business has not executed such a waiver of claims against the trust account and except as to any claims under our indemnity of the underwriters;

•	the continuation of two of our five existing directors as directors of the combined company; and

•	the continued indemnification of current directors and officers of the Company and the continuation of directors’ and officers’ liability insurance after the Business Combination.

These interests may influence our directors in making their recommendation that you vote in favor of the Business Combination Proposal, and the transactions contemplated thereby.

Concentration of ownership after the Business Combination may have the effect of delaying or preventing a change in control.

It is anticipated that, upon completion of the Business Combination and if there are no redemptions, Seller will obtain an ownership interest of 42.4% of the post-combination company. The ownership percentage with respect to the Seller following the Business Combination (a) assumes the issuance of 575,000 shares of Hennessy Capital common stock pursuant to the Public Warrant Exchange Offer and the issuance of 637,500 shares of Hennessy Capital common stock pursuant to the Sponsor Warrant Exchange and (b) does not take into account (i) the issuance of any shares upon completion of the Business Combination under the Company’s proposed 2014 Omnibus Equity Incentive Plan, (ii) the issuance of any shares of Hennessy Capital preferred stock convertible into shares of Hennessy Capital common stock, (iii) the issuance of any shares pursuant to the Backstop Commitment or (iv) any or all of the 11,500,000 warrants to purchase up to a total of 5,750,000 shares of Hennessy Capital common stock that will remain outstanding following the Business Combination, the Public Warrant Exchange Offer and the Sponsor Warrant Exchange. If the actual facts are different than these assumptions, the percentage ownership obtained by the Seller may be different. As a result, the Seller will have the ability to determine the outcome of corporate actions of the Company requiring stockholder approval. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our common stock.

Our ability to successfully effect the Business Combination and successfully operate the business thereafter will be largely dependent upon the efforts of certain key personnel, including the key personnel of Blue Bird, all of whom we expect to stay with Blue Bird following the Business Combination. The loss of such key personnel could negatively impact the operations and profitability of the post-combination business.

Our ability to successfully effect the Business Combination and successfully operate the business is dependent upon the efforts of certain key personnel, including the key personnel of Blue Bird. Although we expect all of such key personnel to remain with Blue Bird following the Business Combination, it is possible that we will lose some key personnel, the loss of which could negatively impact the operations and profitability of our post-combination business. Furthermore, while we have scrutinized individuals we intend to engage to stay with Blue Bird following the Business Combination, our assessment of these individuals may not prove to be correct. These individuals may be unfamiliar with the requirements of operating a company regulated by the SEC, which could cause us to have to expend time and resources helping them become familiar with such requirements.

A market for our securities may not continue, which would adversely affect the liquidity and price of our securities.

Following the Business Combination, the price of our securities may fluctuate significantly due to the market’s reaction to the Business Combination and general market and economic conditions. An active trading market for our securities following the Business Combination may never develop or, if developed, it may not be sustained. In addition, the price of our securities after the Business Combination can vary due to general economic conditions and forecasts, our general business condition and the release of our financial reports. Additionally, if our securities are not listed on, or become delisted from, Nasdaq for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of our securities may be more limited than if we were quoted or listed on Nasdaq or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

Although we expect our common stock will be listed on Nasdaq after the closing, there can be no assurance that our common stock will be so listed or, if listed, that we will be able to comply with the continued listing standards of Nasdaq.

Our common stock, units and warrants are currently listed on Nasdaq. In connection with the closing of the Business Combination, we will apply to continue to list our common stock and warrants on Nasdaq after the closing under the symbols “BLBD” and “BLBDW.”

In connection with the closing of the Business Combination, we will be required to demonstrate compliance with Nasdaq’s initial listing requirements, which are more rigorous than Nasdaq’s continued listing requirements, in order to continue to maintain the listing of our securities on Nasdaq. For instance, we must maintain a minimum number of holders of our common stock (300 round-lot holders). We cannot assure you that we will be able to meet those initial listing requirements at that time.

On August 7, 2014, we received a letter from the Listing Qualifications Department of Nasdaq, indicating that the staff of Nasdaq does not believe the Company is currently in compliance with Listing Rule 5550(a)(3) (the “Minimum Holders Rule”), which requires the Company to have at least 300 public holders of its shares of common stock for continued listing on Nasdaq. On September 22, 2014, the Company submitted a plan to regain compliance with the Minimum Holders Rule. If Nasdaq accepts the Company’s plan, Nasdaq may grant the Company an extension of up to 180 calendar days from the date of the notice to evidence compliance with the Minimum Holders Rule. If Nasdaq does not accept the Company’s plan, the Company will have the opportunity to appeal the decision in front of a Nasdaq Hearings Panel.

The compliance plan sets forth the actions we plan to take to enable us to have at least 300 round-lot holders subsequent to the closing of the Business Combination. However, there can be no assurance that we will be able to meet the listing standards of Nasdaq at the closing, or if we do, that we will continue to meet the listing requirements after the closing. If we are delisted prior to the closing of the Business Combination, the Business Combination may not be completed due to the failure to satisfy the Nasdaq listing closing condition in the Purchase Agreement, unless this condition is waived by the Seller.

If, after the Business Combination, Nasdaq delists our common stock from trading on its exchange for failure to meet the listing standards, we and our stockholders could face significant material adverse consequences including:

•	a limited availability of market quotations for our securities;

•

a determination that our common stock is a “penny stock,” which will require brokers trading in our common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our common stock;

•	a limited amount of analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

Pursuant to the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act for so long as we are an “emerging growth company.”

Section 404 of the Sarbanes-Oxley Act requires annual management assessments of the effectiveness of our internal control over financial reporting, and generally requires in the same report a report by our independent registered public accounting firm on the effectiveness of our internal control over financial reporting. Following the Business Combination, the combined company will be required to provide management’s attestation on internal controls effective with respect to fiscal 2015. However, under the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act until we are no longer an “emerging growth company.” We could be an “emerging growth company” until the earlier of (1) the last day of the fiscal year (a) following January 23, 2019, the fifth anniversary of our IPO, (b) in which we have total annual gross revenue of at least $1.0 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. An “emerging growth company” can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have chosen not to “opt out” of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

If the Business Combination’s benefits do not meet the expectations of investors, stockholders or financial analysts, the market price of our securities may decline.

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of the Company’s securities prior to the closing of the Business Combination may decline. The market values of our securities at the time of the Business Combination may vary significantly from their prices on the date the Purchase Agreement was executed, the date of this proxy statement, or the date on which our stockholders vote on the Business Combination.

In addition, following the Business Combination, fluctuations in the price of our securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for Blue Bird’s stock and trading in the shares of the Company’s common stock has not been active. Accordingly, the valuation ascribed to Blue Bird and our common stock in the Business Combination may not be indicative of the price that will prevail in the trading market following the Business Combination. If an active market for our securities develops and continues, the trading price of our securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of the Company’s securities following the Business Combination may include:

•	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

•	changes in the market’s expectations about our operating results;

•	success of competitors;

•	our operating results failing to meet the expectation of securities analysts or investors in a particular period;

•	changes in financial estimates and recommendations by securities analysts concerning the Company or the school bus market in general;

•	operating and stock price performance of other companies that investors deem comparable to the Company;

•	our ability to market new and enhanced products on a timely basis;

•	changes in laws and regulations affecting our business;

•	commencement of, or involvement in, litigation involving the Company;

•	the Company’s ability to access the capital markets as needed;

•	changes in the Company’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of shares of our common stock available for public sale;

•	any major change in our board or management;

•	sales of substantial amounts of common stock by our directors, executive officers or significant stockholders or the perception that such sales could occur; and

•	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general, and Nasdaq in particular, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to the Company could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

Following the Business Combination, the Company’s business and stock price may suffer as a result of its lack of public company operating experience and if securities or industry analysts do not publish or cease publishing research or reports about the Company, its business, or its market, or if they change their recommendations regarding our common stock adversely, the price and trading volume of our common stock could decline.

Prior to the completion of the Business Combination, we have been a privately-held company. The Company’s lack of public company operating experience may make it difficult to forecast and evaluate its future prospects. If the Company is unable to execute its business strategy, either as a result of its inability to manage effectively its business in a public company environment or for any other reason, the Company’s business, prospects, financial condition and operating results may be harmed.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market, or our competitors. Securities and industry analysts do not currently, and may never, publish research on the Company. If no securities or industry analysts commence coverage of the Company, our stock price and trading volume would likely be negatively impacted. If any of the analysts who may cover the Company change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, the price of our common stock would likely decline. If any analyst who may cover the Company were to cease coverage of the Company or fail to regularly publish reports on it, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.

We have not registered the shares of our common stock issuable upon exercise of the warrants under the Securities Act or states securities laws at this time, and such registration may not be in place when an investor desires to exercise warrants, thus precluding such investor from being able to exercise its warrants and causing such warrants to expire worthless.

We have not registered the public shares issuable upon exercise of the warrants under the Securities Act or any state securities laws at this time. If the shares issuable upon exercise of public warrants that are not tendered pursuant to the Public Warrant Exchange Offer are not registered under the Securities Act, we will be required to permit holders to exercise their warrants on a cashless basis under certain circumstances specified in the warrant agreement. However, no warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, unless an exemption is available. In no event will we be required to issue cash, securities or other compensation in exchange for the warrants in the event that we are unable to register or qualify the shares underlying the warrants under the Securities Act or applicable state securities laws. If the issuance of the shares upon exercise of the warrants is not so registered or qualified, the holder of such warrant shall not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In such event, holders who acquired their warrants as part of a purchase of units will have paid the full unit purchase price solely for the shares of common stock included in the units.

The future exercise of registration rights may adversely affect the market price of our common stock.

Our common stock will be subject to registration rights agreements. Sales of restricted securities pursuant to these agreements may substantially depress the market price of our common stock. Hennessy Capital and the investors in the PIPE Investment and Backstop Commitment have entered into a registration rights agreement that provides for the registration of our common stock, if purchased from the Company in a private placement pursuant to the Backstop Commitment or acquired from the Company as a fee payable in connection with the Backstop Commitment, and Series A Convertible Preferred Stock purchased pursuant to the PIPE Investment (including the common stock into which the Series A Convertible Preferred Stock is convertible, which assuming the absence of in-kind dividends and that the conversion ratio is not adjusted pursuant to a Fundamental Change (as defined in the Certificate of Designation relating to the Series A Convertible Preferred Stock or otherwise) may be up to 3,404,255 shares of Hennessy Capital common stock (or up to 4,255,319 shares of Hennessy Capital common stock if the size of the PIPE Investment is increased to 500,000 shares of Series A Convertible Preferred Stock) on an as-converted basis. This agreement also covers the shares of our common stock that we will issue to Seller pursuant to the Purchase Agreement. We are also obligated to register founder shares and shares issuable in exchange for placement warrants pursuant to a registration rights agreement signed in connection with our IPO.

Warrants will become exercisable for our common stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

Assuming no public warrants are tendered pursuant to the Public Warrant Exchange Offer, and following the exchange of the outstanding placement warrants pursuant to the Sponsor Warrant Exchange, outstanding public warrants to purchase an aggregate of 5,750,000 shares of our common stock will become exercisable for a like number of shares of our common stock on the later of 30 days after the completion of the Business Combination or 12 months from the consummation of our IPO. Each warrant entitles the holder thereof to purchase one-half of one share of Hennessy Capital’s common stock at a price of $5.75 per half share ($11.50 per whole share), subject to adjustment. Warrants may be exercised only for a whole number of shares of Hennessy Capital’s common stock. No fractional shares will be issued upon exercise of the warrants. To the extent such warrants are exercised, additional shares of our common stock will be issued, which will result in dilution to the then existing holders of common stock of the Company and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our common stock.

Our public stockholders may experience dilution as a consequence of, among other transactions, the utilization of the Backstop Commitment and the issuance of shares of Series A Convertible Preferred Stock in the PIPE Investment that are convertible into shares of Hennessy Capital common stock. Having a minority share position may reduce the influence that our current stockholders have on the management of the Company.

It is anticipated that, upon completion of the Business Combination and if there are no redemptions, Hennessy Capital’s public stockholders will retain an ownership interest of 44.6% in Hennessy Capital and our initial stockholders and affiliates will retain an ownership interest of 13.0% in Hennessy Capital. These relative percentages assume that the aggregate amount of cash available to pay the Cash Component is $115.0 million and Hennessy Capital receives $40.0 million in cash proceeds from the proposed PIPE Investment. In addition, if any of Hennessy Capital’s stockholders exercise their redemption rights, the ownership interest in Hennessy Capital of Hennessy Capital’s public stockholders will decrease and the ownership interest in Hennessy Capital of our initial stockholders, including our Sponsor, will remain unchanged. The ownership percentage with respect to Hennessy Capital following the Business Combination (a) assumes the issuance of 575,000 shares of Hennessy Capital common stock pursuant to the Public Warrant Exchange Offer and the issuance of 637,500 shares of Hennessy Capital common stock pursuant to the Sponsor Warrant Exchange and (b) does not take into account (i) the issuance of any shares upon completion of the Business Combination under the Company’s proposed Incentive Plan, (ii) the issuance of any shares of Hennessy Capital preferred stock convertible into shares of Hennessy Capital common stock, (iii) the issuance of any shares pursuant to the Backstop Commitment or (iv) any or all of the 11,500,000 warrants to purchase up to a total of 5,750,000 shares of Hennessy Capital common stock that will remain outstanding following the Business Combination, the Public Warrant Exchange Offer and the Sponsor Warrant Exchange. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by Hennessy Capital’s existing stockholders in Hennessy Capital will be different. See “Unaudited Pro Forma Condensed Combined Financial Information” for further information. To the extent that any of the warrants or shares of Series A Convertible Preferred Stock are converted into Hennessy Capital common stock or any shares of Hennessy Capital common stock are issued pursuant to the proposed 2014 Omnibus Equity Incentive Plan or Backstop Commitment, current stockholders may experience substantial dilution. Such dilution could, among other things, limit the ability of our current stockholders to influence management of the Company through the election of directors following the Business Combination.

We may redeem any public warrants not validly tendered or accepted for exchange in the Public Warrant Exchange Offer prior to their exercise at a time that is disadvantageous to warrantholders, thereby making their warrants worthless.

We will have the ability to redeem the remaining public warrants not validly tendered or accepted for exchange in the Public Warrant Exchange Offer at any time after they become exercisable and prior to their expiration at a price of $0.01 per warrant, provided that (i) the last reported sale price of our common stock equals or exceeds $24.00 per share for any 20 trading days within the 30 trading-day period ending on the third business day before we send the notice of such redemption and (ii) on the date we give notice of redemption and during the entire period thereafter until the time the warrants are redeemed, there is an effective registration statement under the Securities Act covering the shares of our common stock issuable upon exercise of the public warrants and a current prospectus relating to them is available unless warrants are exercised on a for-cash basis. Redemption of the outstanding public warrants could force holders of public warrants:

•	to exercise their warrants and pay the exercise price therefor at a time when it may be disadvantageous for them to do so;

•	to sell their warrants at the then-current market price when they might otherwise wish to hold their warrants; or

•	to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of their warrants.

Anti-takeover provisions contained in our certificate of incorporation and bylaws, as well as provisions of Delaware law, could impair a takeover attempt.

The Company’s certificate of incorporation (as proposed to be amended) and bylaws contain provisions that could have the effect of delaying or preventing changes in control or changes in our management without the consent of our board of directors. These provisions include:

•	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•

the exclusive right of our board of directors to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death, or removal of a director with or without cause by stockholders, which prevents stockholders from being able to fill vacancies on our board of directors;

•

the ability of our board of directors to determine whether to issue shares of our preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•	a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;

•

the requirement that a special meeting of stockholders may be called only by the chairman of the board of directors, the chief executive officer, or the board of directors, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors;

•	limiting the liability of, and providing indemnification to, our directors and officers;

•	controlling the procedures for the conduct and scheduling of stockholder meetings;

•

providing for a staggered board, in which the members of the board of directors are divided into three classes to serve for a period of three years from the date of their respective appointment or election;

•

permitting the removal of directors with or without cause by stockholders voting a majority of the votes cast if, at any time and for so long as, Seller beneficially owns, in the aggregate, capital stock representing at least 40% of the outstanding shares of our common stock;

•

advance notice procedures that stockholders must comply with in order to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company;

•

requiring an affirmative vote of at least two-thirds (2/3) of our entire board of directors and by the holders of at least 66.67% of the voting power of our outstanding voting stock in order to adopt an amendment to the proposed charter if, at any time and for so long as, Seller beneficially owns, in the aggregate, capital stock representing at least 50% of the outstanding shares of our common stock; and

•

requiring an affirmative vote of at least two-thirds (2/3) of our entire board of directors or by the holders of at least 66.67% of the voting power of our outstanding voting stock to amend our bylaws if, at any time and for so long as, Seller beneficially owns, in the aggregate, capital stock representing at least 50% of the outstanding shares of our common stock.

These provisions, alone or together, could delay hostile takeovers and changes in control of the Company or changes in our board of directors and management.

As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the DGCL, which prevents some stockholders holding more than 15% of our outstanding common stock from engaging in certain business combinations without approval of the holders of substantially all of Hennessy Capital’s outstanding common stock. Any provision of our amended and restated certificate of incorporation or bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock and could also affect the price that some investors are willing to pay for our common stock.

Activities taken by affiliates of the Company to purchase, directly or indirectly, public shares will increase the likelihood of approval of the Business Combination Proposal and other proposals and may affect the market price of the Company’s securities during the buyback period.

Our initial stockholders, directors, officers, advisors or their affiliates may purchase shares in privately negotiated transactions either prior to or following the consummation of the Business Combination. None of our Sponsor, directors, officers, advisors or their affiliates will make any such purchases when such parties are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Although none of our initial stockholders, directors, officers, advisors or their affiliates currently anticipate paying any premium purchase price for such public shares, in the event such parties do, the payment of a premium may not be in the best interest of those stockholders not receiving any such additional consideration. There is no limit on the number of shares that could be acquired by our Sponsor, directors, officers, advisors or their affiliates, or the price such parties may pay.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the Business Combination Proposal and other proposals and would likely increase the chances that such proposals would be approved. If the market does not view the Business Combination positively, purchases of public shares may have the effect of counteracting the market’s view, which would otherwise be reflected in a decline in the market price of our securities. In addition, the termination of the support provided by these purchases may materially adversely affect the market price of our securities.

As of the date of this proxy statement, no agreements with respect to the private purchase of public shares by the Company or the persons described above have been entered into with any such investor or holder. We will file a Current Report on Form 8-K with the SEC to disclose private arrangements entered into or significant private purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or other proposals.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect our business, investments and results of operations.

We are subject to laws and regulations enacted by national, regional and local governments, including non-U.S. governments. In particular, we are required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on our business and results of operations.

We are dependent upon our executive officers and directors and their departure could adversely affect our ability to complete the Business Combination.

Our operations are dependent upon a relatively small group of individuals and, in particular, our executive officers and directors. We believe that our success depends on the continued service of our executive officers and directors, at least until we have completed the Business Combination. In addition, our executive officers and directors are not required to commit any specified amount of time to our affairs and, accordingly, will have conflicts of interest in allocating management time among various business activities, including assessing the potential Business Combination and monitoring the related due diligence. We do not have an employment agreement with, or key-man insurance on the life of, any of our directors or executive officers. The unexpected loss of the services of one or more of our directors or executive officers could adversely impact our ability to complete the Business Combination.

Since our Sponsor, executive officers and directors will lose their entire investment in us if the Business Combination is not completed, a conflict of interest may arise in determining whether Blue Bird is appropriate for our initial business combination.

In September 2013, our Sponsor purchased an aggregate of 2,875,000 founder shares for an aggregate purchase price of $25,000, or approximately $0.009 per share. The number of founder shares issued was determined based on the expectation that such founder shares would represent 20.0% of the outstanding shares upon completion of the IPO. In October 2013, our Sponsor transferred 35,000 founder shares to each of Messrs. Bell, Burns, Shea, our independent directors, 10,000 shares to Mr. Lowrey, our Executive Vice President, Chief Financial Officer and Secretary, and 50,000 shares to Mr. Charlton, our President and Chief Operating Officer. The founder shares will be worthless if we do not complete an initial business combination. In addition, our Sponsor purchased an aggregate of 12,125,000 placement warrants, each exercisable for one-half of one share of our common stock at $5.75 per half share ($11.50 per whole share), for a purchase price of $6,062,500, or $0.50 per warrant, that will also be worthless if we do not complete a business combination. In addition, 718,750 founder earnout shares are subject to forfeiture as described elsewhere in this proxy statement.

The personal and financial interests of our executive officers and directors may have influenced their motivation in identifying and selecting Blue Bird for its target business combination, completing an initial business combination and influencing the operation of the business following the initial business combination.

Since our Sponsor, executive officers and directors will not be eligible to be reimbursed for their out-of-pocket expenses if the Business Combination is not completed, a conflict of interest may arise in determining whether Blue Bird is appropriate for our initial business combination.

At the closing of the Business Combination, our Sponsor, executive officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred in connection with activities on our behalf. These financial interests of our Sponsor, executive officers and directors may have influenced their motivation in identifying and selecting Blue Bird for the Business Combination.

Upon the closing of the Business Combination, the Company may be a “controlled company” within the meaning of Nasdaq rules and, as a result, Hennessy Capital may qualify for, and may choose to rely on, exemptions from certain corporate governance requirements.

Upon the consummation of the Business Combination, it is anticipated that Seller will beneficially own more than 50% of the voting power of all of Hennessy Capital’s outstanding capital stock. If Seller gains that beneficial ownership, Hennessy Capital will be a “controlled company” within the meaning of the rules and corporate governance standards of Nasdaq. Under the Nasdaq rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain Nasdaq corporate governance requirements, including:

•	the requirement that a majority of Hennessy Capital’s board of directors consists of independent directors;

•	the requirement that Hennessy Capital have a nominating/corporate governance committee that is composed entirely of independent directors;

•	the requirement that Hennessy Capital have a compensation committee that is composed entirely of independent directors; and

•	the requirement for an annual performance evaluation of the nominating/corporate governance and compensation committees.

Accordingly, if Hennessy Capital qualifies as a controlled company, it will elect to be treated as such and its stockholders will not be afforded the same protections generally as stockholders of other Nasdaq-listed companies for so long as Seller controls more than 50% of Hennessy Capital’s voting power and Hennessy Capital relies upon such exemptions. The interests of Hennessy Capital’s controlling stockholders may conflict with the interests of Hennessy Capital’s other stockholders, and the concentration of voting power in such stockholders will limit Hennessy Capital’s other stockholders ability to influence corporate matters.

We will be a holding company and will conduct all of our operations through our subsidiaries.

Upon consummation of the Business Combination, we will be a holding company and will derive all of our operating income from Blue Bird and its subsidiaries. Other than any cash we may retain, all of our assets will be held by our direct and indirect subsidiaries. We will rely on the earnings and cash flows of Blue Bird and its subsidiaries, which will be paid to us by our subsidiaries, if and only to the extent available, in the form of dividends and other payments or distributions, to meet our debt service obligations. The ability of our subsidiaries to pay dividends or make other payments or distributions to us will depend on their respective operating results and may be restricted by, among other things, the laws of their jurisdiction of organization (which may limit the amount of funds available for the payment of dividends and other distributions to us), the terms of existing and future indebtedness (including Blue Bird’s existing senior secured credit facility) and other agreements of our subsidiaries and the covenants of any future outstanding indebtedness we or our subsidiaries incur.

We do not currently intend to hold another annual meeting of stockholders until the first quarter of 2016 and you will not be entitled to any of the corporate protections provided by such a meeting.

Following the special meeting, unless required by Nasdaq, we do not currently intend to hold another annual meeting of stockholders until the first calendar quarter of 2016 (following the end of fiscal 2015), and thus may not be in compliance with Section 211(b) of the DGCL, which requires an annual meeting of stockholders be held for the purposes of electing directors in accordance with a company’s bylaws and no later than 13 months after the date of the last annual meeting. Therefore, if our stockholders want us to hold an annual meeting prior to the first calendar quarter of 2016, they may attempt to force us to hold one by submitting an application to the Delaware Court of Chancery in accordance with Section 211(c) of the DGCL.

Risk Factors Relating to the Redemption

Unlike many blank check companies, we do not have a specified maximum percentage redemption threshold, but the Seller has an option to terminate the Purchase Agreement if the cash consideration will be less than $100.0 million. Each redemption of shares of Hennessy Capital common stock by our public stockholders will decrease the amount in our trust account. Accordingly, unless this right is waived by the Seller, we may be unable to consummate the Business Combination if there are substantial redemptions by our public stockholders.

Since we have no specified percentage threshold for redemption in our amended and restated certificate of incorporation other than the 10% threshold, our structure is different in this respect from the structure that has been used by many blank check companies. Many blank check companies would not be able to consummate a business combination if the holders of the company’s public shares voted against a proposed business combination and elected to redeem or convert more than a specified percentage of the shares sold in such company’s initial public offering, which percentage threshold has typically been between 19.99% and 39.99%. The absence of such a redemption threshold makes it easier for us to consummate a business combination with which a substantial number of our stockholders may not agree. Each redemption of public shares by our public stockholders will decrease the amount in our trust account, which holds approximately $115.0 million as of June 30, 2014.

However, we are limited by the need to have at least $5,000,001 in net tangible assets. This condition effectively requires that holders of no more than 10,790,997 shares as of June 30, 2014 redeem their public shares. Accordingly, holders of no more than 10,790,997 of the 14,375,000 public shares outstanding as of June 30, 2014 may redeem their shares in connection with the Business Combination if the Business Combination were consummated as of that date. As a result, we may be able to consummate the Business Combination even though holders of a majority of our public shares have chosen to redeem their shares.

If you or a “group” of stockholders of which you are a part are deemed to hold an aggregate of 10.0% or more of our common stock issued in the IPO, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 10.0% of our common stock issued in the IPO.

A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 10% of the outstanding shares issued in the IPO. We refer to such shares aggregating 10% or more of the shares issued in the IPO as “Excess Shares”. In order to determine whether a stockholder is acting in concert or as a group with another stockholder, the Company will require each public stockholder seeking to exercise redemption rights to certify to the Company whether such stockholder is acting in concert or as a group with any other stockholder. Such certifications, together with other public information relating to stock ownership available to the Company at that time, such as Section 13D, Section 13G and Section 16 filings under the Exchange Act, will be the sole basis on which the Company makes the above-referenced determination. A public stockholder’s inability to redeem any Excess Shares will reduce that stockholder’s influence over our ability to consummate the Business Combination. A stockholder could suffer a material loss on its investment in us if it sold Excess Shares in open market transactions. Additionally, a stockholder will not receive redemption distributions with respect to its Excess Shares if we consummate the Business Combination. As a result, any such stockholder will continue to hold that number of shares aggregating to 10.0% or more of the shares sold in our IPO and, in order to dispose of such shares, would be required to sell its stock in open market transactions, potentially at a loss. Notwithstanding the foregoing, stockholders may challenge the Company’s determination as to whether a stockholder is acting in concert or as a group with another stockholder in a court of competent jurisdiction.

There is no guarantee that a stockholder’s decision whether to redeem its shares for a pro rata portion of the trust account will put the stockholder in a better future economic position.

We can give no assurance as to the price at which a stockholder may be able to sell its public shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any business combination, including the Business Combination, may cause an increase in our share price, and may result in a lower value realized now than a stockholder of Hennessy Capital might realize in the future had the stockholder not elected to redeem such stockholder’s shares. Similarly, if a stockholder does not redeem its shares, the stockholder will bear the risk of ownership of the public shares after the consummation of any business combination, and there can be no assurance that a stockholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement. A stockholder should consult the stockholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

If our stockholders fail to comply with the redemption requirements specified in this proxy statement, they will not be entitled to redeem their shares of our common stock for a pro rata portion of the funds held in our trust account.

Holders of public shares are required to affirmatively vote either for or against the Business Combination Proposal in order to exercise their rights to redeem their shares for a pro rata portion of the trust account. In addition, in order to exercise their redemption rights, they are required to submit a request in writing and deliver their stock (either physically or electronically) to our transfer agent at least two business days prior to the special meeting. Stockholders electing to redeem their shares will receive their pro rata portion of the trust account less franchise and income taxes payable, calculated as of two business days prior to the anticipated consummation of the Business Combination. See the section entitled “Special Meeting in Lieu of Annual Meeting of Hennessy Capital Stockholders—Redemption Rights” for additional information on how to exercise your redemption rights.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

After the Business Combination, Blue Bird will maintain its fiscal year end of the Saturday closest to September 30, as opposed to conforming to the fiscal year end of Hennessy Capital of December 31; therefore, the financial information to be included in the Form 8-K to be filed by Hennessy Capital within four days of completing the Business Combination and in subsequent periodic reports may differ from the historical financial statements of Hennessy Capital.

The following unaudited pro forma condensed combined financial statements give effect to the Business Combination under the acquisition method of accounting in accordance with Financial Accounting Standards Board (FASB) Accounting Standard Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). The Business Combination will be accounted for as a “reverse acquisition” since, immediately following completion of the transaction, the stockholder of SBH immediately prior to the Business Combination will have effective control of Blue Bird Corporation, the post-combination company, through its 42.4% ownership interest in the combined entity, assuming no share redemptions (57.2% in the event of maximum share redemptions), its selection of a majority of the board of directors and its designation of all of the senior executive positions. For accounting purposes, SBH will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of SBH (i.e., a capital transaction involving the issuance of stock by Hennessy Capital and payment of cash consideration for the stock of SBH).

The historical consolidated financial information has been adjusted in these unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the Business Combination and the proposed related financing transactions, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the post-combination company. The unaudited pro forma condensed combined balance sheet is based on the individual historical condensed balance sheet of Hennessy Capital and the condensed consolidated balance sheet of Blue Bird as of June 30, 2014 and June 28, 2014, respectively, and has been prepared to reflect the Business Combination and the proposed related financing transactions as if it occurred on June 28, 2014. The unaudited pro forma condensed combined statement of operations for the nine-months ended June 28, 2014 and the year ended September 28, 2013 combines the historical results of operations of Blue Bird for those periods and for Hennessy Capital for the periods described below, giving effect to the Business Combination and the proposed related financing transactions as if they occurred on September 30, 2012.

The unaudited pro forma condensed combined statement of operations information for the nine months ended June 28, 2014 was derived from Blue Bird’s unaudited condensed consolidated financial statements for the nine months ended June 28, 2014 and Hennessy Capital’s unaudited statement of operations for the period September 24, 2013 (inception) to June 30, 2014, included elsewhere in this proxy statement. The unaudited pro forma condensed combined statement of operations information for the year ended September 28, 2013 was derived from Blue Bird’s audited consolidated statement of operations for the year ended September 28, 2013 and Hennessy Capital’s audited statement of operations for the period September 24, 2013 (inception) to December 31, 2013.

These unaudited pro forma condensed combined financial statements are for informational purposes only. They do not purport to indicate the results that would actually have been obtained had the Business Combination and the proposed related financing transactions been completed on the assumed date or for the periods presented, or which may be realized in the future. The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes and the sections entitled “Blue Bird Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Hennessy Capital Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and notes thereto of Hennessy Capital and Blue Bird, included elsewhere in this proxy statement.

The unaudited pro forma condensed combined financial statements have been prepared using two different levels of redemptions of Hennessy Capital common stock:

•	Assuming No Redemption: This presentation assumes that no Hennessy Capital stockholders exercise redemption rights with respect to their public shares for a pro rata portion of the trust account; and

•

Assuming Redemption of 4,000,000 shares by holders of Hennessy Capital common stock: This presentation assumes that Hennessy Capital stockholders exercise their redemption rights with respect to 4,000,000 public shares, which is the maximum number of shares redeemable that would allow us to maintain at least $75.0 million in our trust account. We anticipate having additional gross proceeds of up to $40.0 million ($35.0 million of which has already been subscribed) from the sale of Series A Convertible Preferred Stock pursuant to the PIPE Investment, to fund the Business Combination. Additionally, the Company has entered into the Backstop Commitment pursuant to which an investor has agreed to purchase up to $10.0 million worth of shares of Hennessy Capital common stock through (x) open market or privately negotiated transactions with third parties, at a purchase price of up to $10.00 per share, (y) a private placement to occur concurrently with the closing of the Business Combination at a purchase price of $10.00 per share, or (z) a combination thereof, in order to ensure sufficient funds to consummate the Business Combination. To the extent that a private placement pursuant to the Backstop Commitment is utilized or the Series A Convertible Preferred Stock is issued in the PIPE Investment and converted to Hennessy Capital common stock, the pro forma information presented below will change. Additionally, the Series A Convertible Preferred Stock is convertible into Hennessy Capital common stock at the option of the holder at any time. For further information regarding the pro forma impact of the conversion of Series A Convertible Preferred Stock to Hennessy Capital common stock, refer to note 3 to the unaudited pro forma condensed financial information.

Substantially concurrently with the execution of the Purchase Agreement, we entered into the Sponsor Warrant Exchange Letter Agreement, which provides for the exchange of that number of outstanding placement warrants equal to (i) 12,125,000 less (ii) the number of public warrants validly tendered and not withdrawn in the Public Warrant Exchange Offer, in exchange for shares of Hennessy Capital common stock at an exchange ratio of 0.1 of a share of Hennessy Capital common stock per each placement warrant concurrent with, and contingent upon, the consummation of the Business Combination. Hennessy Capital intends to commence, sometime after the filing of this preliminary proxy statement, an offer to exchange, subject to certain conditions, up to 50% (or 5,750,000) of the public warrants for shares of Hennessy Capital common stock at an exchange ratio of 0.1 of a share of Hennessy Capital common stock per each public warrant validly tendered and not withdrawn. If commenced, the Public Warrant Exchange Offer will be withdrawn if it is reasonably likely to impair or delay the closing of the Business Combination. Upon completion of the Public Warrant Exchange Offer and the Sponsor Warrant Exchange, a total of 12,125,000 warrants will be exchanged for a total of 1,212,500 shares of our common stock.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 28, 2014

(in thousands)

	Hennessy Capital Acquisition Corp.	School Bus Holdings Inc. and subsidiaries	Pro Forma Adjustments	Footnote Reference	Pro Forma Combined (Assuming no Redemption of Common Stock)	Pro Forma Adjustments Assuming Redemption of 4,000,000 Shares of Common Stock	Footnote Reference	Pro Forma Combined (Assuming Redemption of 4,000,000 Shares of Common Stock)
ASSETS
Current assets:
Cash and cash equivalents	$818	$35,716	$115,000	3a	$26,538	$(40,000)	3f	$26,538
			(140,000)	3a		40,000	3g
			4	3b
			(25,000)	3c
			40,000	3e
Accounts receivable, net	—	24,284			24,284			24,284
Inventories, net	—	107,100			107,100			107,100
Other current assets	60	3,526			3,586			3,586
Deferred tax asset	—	4,875			4,875			4,875

Total current assets	$878	$175,501	$(9,996)	—	$166,383	—		$166,383
Cash and investments held in trust account	115,004	—	(115,000)	3a	—
			(4)	3b
Property, plant and equipment, net	—	29,552			29,552			29,552
Goodwill	—	18,825			18,825			18,825
Other intangible assets, net	—	62,706			62,706			62,706
Equity investment in affiliate	—	8,918			8,918			8,918
Deferred tax asset	—	3,132			3,132			3,132
Other assets, net	—	3,484			3,484			3,484

Total long term assets	$115,004	$126,617	$(115,004)	—	$126,617	$—		$126,617

Total Assets	$115,882	$302,118	$(125,000)	—	$293,000	$—		$293,000

See accompanying notes to unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 28, 2014

(in thousands)

	Hennessy Capital Acquisition Corp.	School Bus Holdings Inc. and subsidiaries	Pro Forma Adjustments		Footnote Reference	Pro Forma Combined (Assuming no Redemption of Common Stock)	Pro Forma Adjustments Assuming Redemption of 4,000,000 Shares of Common Stock	Footnote Reference	Pro Forma Combined (Assuming Redemption of 4,000,000 Shares of Common Stock)
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$256	$110,084				$110,340			$110,340
Accrued warranty costs – current portion	—	6,173				6,173			6,173
Accrued expenses	—	28,720				28,720			28,720
Deferred warranty income	—	3,962				3,962			3,962
Other current liabilities	—	15,624				15,624			15,624
Current portion of senior term debt	—	11,256				11,256			11,256

Total current liabilities	$256	$175,819	—			$176,075	—		$176,075
Long-term liabilities:
Deferred underwriters’ fee	3,738	—	$(3,738)		3c	—			—
Long-term debt	—	213,853				213,853			213,853
Accrued warranty costs	—	8,382				8,382			8,382
Deferred warranty income	—	7,401				7,401			7,401
Other liabilities	—	7,429				7,429			7,429
Accrued pension liability	—	28,112				28,112			28,112

Total long-term liabilities	$3,738	$265,177	$(3,738)			$265,177	—		$265,177
Common stock subject to possible redemption	106,888		(106,888)		3d	—
Stockholders’ (deficit) Equity
Preferred stock	—	—	40,000		3e	40,000			40,000
Common stock	—	1	2		3a	3			3
			(1)		3a
			1		3d
Additional paid-in-capital	5,521	(97,807)	114,998		3a	(113,590)	$(40,000)	3f	(117,113)
			(140,000)		3a		40,000	3g
			(114,999)		3a
			(521)		3a
			106,887		3d
			12,331		3h		(3,523)	3h
Retained earnings (accumulated deficit)	(521)	—	521 (12,331 (21,262	) )	3a 3h 3c	(33,593)	3,523	3h	(30,070)
Accumulated other comprehensive loss	—	(41,072)				(41,072)			(41,072)

Total stockholders’ equity (deficit)	$5,000	$(138,878)	$(14,374)			$(148,252)	$—		$(148,252)

Total liabilities and stockholders’ equity	$115,882	$302,118	($125,000)			$293,000	$—		$293,000

See accompanying notes to unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Nine Months Ended June 28, 2014

(in thousands, except per share information)

	Hennessy Capital Acquisition Corp.	School Bus Holdings Inc. and subsidiaries	Pro Forma Adjustments	Footnote Reference	Pro Forma Combined (Assuming no Redemption of Common Stock)	Pro Forma Adjustments Assuming Redemption of 4,000,000 Shares of Common Stock	Footnote Reference	Pro Forma Combined (Assuming Redemption of 4,000,000 Shares of Common Stock)
Revenues	$—	$578,094	$—		$578,094			$578,094
Cost of goods sold	—	498,394			498,394			498,394

Gross profit	—	79,700	—		79,700	—		79,700
Operating expenses					—			—
Selling, general and administrative expenses	525	67,800	(324)	4a	45,001			45,001
			(24,700)	4b
			1,700	4c

Operating profit	(525)	11,900	23,324		34,699	—		34,699
Interest expense	—	(1,235)	(10,800)	4e	(12,035)			(12,035)
Interest income	4	68	(4)	4d	68			68
Other income (expense), net	—	787			787			787

Income (loss) before income taxes	(521)	11,520	12,520		23,519			23,519
Income tax benefit (expense)		(3,667)	(8,600)	4b	(7,867)			(7,867)
			600	4c
			3,800	4e

Equity in net income of affiliates, net	—	164	—		164	—		164

Net income (loss)	$(521)	$8,017	$8,320		$15,816	$—		$15,816

Earnings (loss) per share available to common shareholders	$(0.16)				$0.58			$0.58

Weighted average shares outstanding — Basic and diluted	3,308,000		23,779,500	5a	27,087,500	—	3f, 3g	27,087,500

See accompanying notes to unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Fiscal Year Ended September 28, 2013

(in thousands, except share and per share information)

	Hennessy Capital Acquisition Corp.	School Bus Holdings Inc. and subsidiaries	Pro Forma Adjustments	Footnote Reference	Pro Forma Combined (Assuming no Redemption of Common Stock	Pro Forma Adjustments Assuming Redemption of 4,000,000 Shares of Common Stock	Footnote Reference	Pro Forma Combined (Assuming Redemption of 4,000,000 Shares of Common Stock)
Revenues	$—	$772,417	$—		$772,417			$772,417
Cost of goods sold	—	680,041			680,041			680,041

Gross profit	—	92,376	—		92,376	—		92,376
Operating expenses					—			—
Selling, general and administrative expenses	—	63,411	2,250	4c	65,661			65,661

Operating profit	—	28,965	(2,250)		26,715	—		26,715
Interest expense	—	(2,371)	(14,400)	4e	(16,771)			(16,771)
Interest income	—	214			214			214
Other income (expense), net	—	(2,143)			(2,143)			(2,143)

Income (loss) before income taxes	—	24,665	(16,650)		8,015			8,015
Income tax benefit (expense) (4f)	—	30,938	800	4c	36,738			36,738
			5,000	4e

Equity in net income of affiliates	—	(1,069)	—		(1,069)	—		(1,069)

Net income (loss)	$—	$54,534	$(10,850)		$43,684	$—		$43,684

Earnings (loss) per share available to common shareholders	$0.00				$1.61			$1.61

Weighted average shares outstanding — Basic and diluted	2,875,000		24,212,500	5a	27,087,500	—	3f, 3g	27,087,500

See accompanying notes to unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.    Description of Transaction

Pursuant to the Purchase Agreement, the Total Purchase Price for the Business Combination is $255.0 million, consisting of the Cash Component and the Equity Component, as follows:

•

The Cash Component represents the cash we will have available to pay the Total Purchase Price. The Cash Component will equal (i) the dollar amount remaining in our trust account after redemptions described herein, plus (ii) the amount raised pursuant to our PIPE Investment, expected to be $40.0 million ($35.0 million of which has already been subscribed), plus (iii) the amount raised if we conduct a private placement pursuant to the Backstop Commitment, minus (iv) our expenses incurred in connection with the Business Combination; and

•	The Equity Component will equal 11.5 million shares of our common stock, subject to the following:

•	if the Cash Component is greater than $140.0 million, the Equity Component will be reduced by one share of common stock for each $10.00 of such excess; and

•

if the Cash Component is less than $140.0 million, the Equity Component will be increased by one share of common stock for each $10.00 of such shortfall, provided that if the amount of the Cash Component is less than $100.0 million, Seller may, at its option, terminate the Purchase Agreement.

The Equity Component will be payable solely to Seller. Upon consummation of the Business Combination, 13.6% of the Cash Component will be payable to Phantom Plan Participants and the balance of the Cash Component will be payable to Seller. It is anticipated that, upon completion of the Business Combination and if there are no redemptions, Hennessy Capital’s existing stockholders, including our Sponsor, will retain an ownership interest of 57.6% of the Company, and Seller will own 42.4% of our outstanding common stock. These percentages are calculated based on a number of assumptions (as described above) and are subject to adjustment in accordance with the terms of the Purchase Agreement.

2.    Basis of Presentation

The Business Combination will be accounted for as a “reverse acquisition” since, immediately following completion of the transaction, the stockholder of SBH immediately prior to the Business Combination will have effective control of Blue Bird Corporation, the post-combination company, through its 42.4% ownership interest in the combined entity, assuming no share redemptions (or 57.2% in the event of maximum share redemptions) and its selection of a majority of the board of directors and its designation of all of the senior executive positions. For accounting purposes, SBH will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of SBH (i.e., a capital transaction involving the issuance of stock by Hennessy Capital and payment of cash consideration for the stock of SBH payable to the stockholder of SBH and to the Phantom Plan Participants). Accordingly, the consolidated assets, liabilities and results of operations of SBH will become the historical financial statements of Blue Bird Corporation, and Hennessy Capital’s assets, liabilities and results of operations will be consolidated with SBH beginning on the acquisition date. No step-up in basis or intangible assets or goodwill will be recorded in this transaction.

Additionally, since Blue Bird reports its operations on a 52-53 week fiscal year ending on the Saturday closest to September 30, and Hennessy reports its operations on a calendar year, the accompanying unaudited combined pro forma information has been prepared based on Blue Bird’s fiscal year end.

The unaudited pro forma condensed combined balance sheet as of June 28, 2014 was derived from Blue Bird’s unaudited condensed consolidated balance sheet as of June 28, 2014 and Hennessy Capital’s unaudited balance sheet as of June 30, 2014. The unaudited pro forma condensed combined balance sheet as of June 28, 2014 assumes that the Business Combination and the related proposed financing transactions were completed on June 28, 2014.

The unaudited pro forma condensed combined statement of operations information for the nine months ended June 28, 2014 was derived from Blue Bird’s unaudited condensed consolidated financial statements for the nine months ended June 28, 2014 and Hennessy Capital’s unaudited condensed statement of operations for the period September 24, 2013 (inception) to June 30, 2014, in each case included elsewhere in this proxy statement. The unaudited pro forma condensed combined statement of operations information for the year ended September 28, 2013 was derived from Blue Bird’s audited consolidated statement of operations for the year ended September 28, 2013 and Hennessy Capital’s audited statement of operations for the period September 24, 2013 (inception) to December 31, 2013. The unaudited pro forma condensed combined statements of operations for the nine months ended June 28, 2014 and for the year ended September 28, 2013 give pro forma effect to the Business Combination and the related proposed financing transactions as if they had occurred on September 30, 2012.

3.    Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

The pro forma adjustments to the unaudited combined pro forma balance sheet consist of the following.

(a)	Reflects the transfer of $115.0 million from Hennessy Capital’s trust account and the payment of the Cash Component of the Total Purchase Price. Pursuant to the Purchase Agreement, the aggregate equity purchase price for the Business Combination is $255.0 million and will consist of (i) $140.0 million in cash payable to Seller and others and (ii) $115.0 million payable in 11,500,000 shares of our common stock issuable to Seller (valued at $10.00 per share), in each case subject to adjustment in accordance with the terms of the Purchase Agreement. If the aggregate amount of cash available to pay the Cash Component is less than $140.0 million, we will be required to issue additional shares of our common stock in an amount equal to the cash shortfall, with each share of our common stock valued at $10.00. If the amount of the Cash Component is less than $100.0 million, Seller may, at its option, terminate the Purchase Agreement. This adjustment also reflects the elimination of Blue Bird’s equity and Hennessy Capital’s retained earnings upon consummation of the Business Combination.

(b)	Reflects the transfer of $4,000 from Hennessy Capital’s trust account to working capital to pay taxes.

(c)	Reflects the payment of transaction costs associated with the Business Combination which are estimated to be approximately $25.0 million in total for both parties, which includes $3.7 million of deferred underwriting fees from Hennessy Capital’s IPO which are due upon consummation of the Business Combination.

(d)	Elimination of common stock subject to redemption.

(e)

Represents the issuance of 400,000 shares of Series A Convertible Preferred Stock in the amount of $40.0 million. The Series A Convertible Preferred Stock will be convertible into shares of Hennessy Capital common stock at an assumed conversion price of $11.75. The unaudited pro forma combined balance sheet does not assume conversion of the Series A Convertible Preferred Stock. If the Series A Convertible

Preferred Stock were to be converted into shares of Hennessy Capital common stock, the impact on the unaudited pro forma condensed balance sheet as of June 28, 2014 would be as follows:

	Currently Reported		Adjusted for the conversion
Line item	Assuming No Redemption of Common Stock	Assuming Redemption of 4,000,000 Shares of Common Stock	Assuming No Redemption of Common Stock	Assuming Redemption of 4,000,000 Shares of Common Stock
	(in thousands of dollars)
Convertible preferred stock	$40,000	$40,000	$—	$—
Common stock	$3	$3	$3	$3
Additional paid-in-capital	$(121,995)	$(168,995)	$(81,995)	$(128,995)

(f)	In accordance with the terms of the Purchase Agreement, the Business Combination is conditioned upon at least $100.0 million being available to pay the Cash Component immediately after Hennessy Capital’s stockholders exercise their redemption rights. Therefore, the maximum allowable redemption of common shares is assumed to total 4,000,000 shares, which is the number of shares that would result in a $40.0 million reduction in Hennessy Capital’s trust account to $100.0 million, assuming a redemption price of approximately $10.00 per share and receipt of $40.0 million of gross proceeds from the PIPE Investment. The impact of the redemption by Hennessy stockholders is to reduce the remaining cash balance on hand following the Business Combination.

(g)	Reflects the reduction of the Cash Component and an increase in the Equity Component.

(h)	Represents the 13.6% portion of the Cash Component of the Total Purchase Price which is assumed to be allocated to Phantom Plan Participants, net of related tax. There is no effect on the unaudited pro forma condensed combined statements of operations.

4.    Unaudited Pro Forma Condensed Combined Statements of Operations Adjustments

The pro forma adjustments to the unaudited condensed combined pro forma statements of operations consist of the following:

(a)	Elimination of Hennessy Capital’s costs to locate a potential acquisition target and certain due diligence costs.

(b)	Blue Bird has included a pro forma adjustment to eliminate the $24.7 million expense relating to the Phantom Award Plan. As described in Note 8 to the condensed consolidated financial statements of Blue Bird for the nine months ended June 28, 2014, in June 2014 Blue Bird executed its dividend recapitalization. In connection therewith, Blue Bird borrowed $235 million, paid a dividend to its stockholder equal to $226.8 million and triggered the payment of $24.7 million, and related expense, relating to a Phantom Award Plan. While unusual expenses relating to compensation are not usually eliminated from the pro forma statement of operations, Blue Bird believes it is appropriate in this circumstance as this charge is directly related to the new indebtedness incurred in connection with the June 2014 dividend recapitalization, because absent the new indebtedness, Blue Bird would not have been able to pay the dividend.

(c)	Addition of estimated costs of $2.25 million per year associated with the Company’s obligations as a fully reporting public company, and the related effect on income tax expense.

(d)	Elimination of interest income on the Hennessy Capital trust assets in the June 28, 2014 period; no effect in the September 28, 2013 fiscal year period.

(e)	Addition of interest expense on the Credit Agreement, entered into on June 27, 2014, by Blue Bird and certain lenders calling for an aggregate commitment of up to $295.0 million. The interest rate on the borrowing base at closing of the financing on June 27, 2014 was 7.75% and was converted to LIBOR-based funding at a rate of 6.5% on July 1, 2014. Therefore the condensed combined pro forma statements of operations contains a charge for approximately $14.4 million annually representing 6.5% interest assuming that the net increase in outstanding long-term debt of approximately $222.0 million at June 28, 2014 was outstanding at the beginning of each period presented and adjusting for the related effect on income tax expense. Each 0.125% change in the interest rate would generate an approximately $290,000 change in interest expense.

(f)	The income tax benefit reported for the fiscal year ended September 28, 2013 includes the reversal of $35.8 million of a valuation allowance as a result of the Company having positive evidence supporting the realization of deferred tax assets. This item is not expected to have a continuing effect; however it is not included in the pro forma adjustments as it is unrelated to the Business Combination.

5.    Earnings per Share

The pro forma adjustments to the unaudited combined pro forma statement of operations earnings per share consist of the following.

(a)	The unaudited pro forma condensed combined basic and diluted earnings per share calculations are based on the historic Hennessy Capital weighted average number of shares outstanding of 3,308,000 and 2,875,000 for the period from September 24, 2013 (inception) to June 30, 2014 and for the year ended December 31, 2013, respectively, adjusted by: (a) 11,067,000 and 11,500,000 shares, respectively, to increase the weighted average share amount to 14,375,000 at both June 28, 2014 and December 31, 2013, representing the total number of shares outstanding (or, with respect to December 31, 2013, that would be outstanding assuming the initial public offering was completed at that date) as of those dates inclusive of the shares that would no longer be subject to possible redemption as a result of the Business Combination, (b) 11,500,000 shares estimated to be issued in connection with the Business Combination and (c) 1,212,500 shares to be issued concurrent with and contingent upon the Business Combination in exchange for 12,125,000 warrants held by the Sponsor and/or the public stockholders as follows:

	June 28, 2014	September 28, 2014
Weighted average shares reported	3,308,000	2,875,000

Add: Redeemable/IPO shares	11,067,000	11,500,000
Equity purchase price	11,500,000	11,500,000
Public Warrant Exchange Offer and the Sponsor Warrant Exchange	1,212,500	1,212,500

Subtotal Added	23,779,500	24,212,500

Weighted average shares pro forma	27,087,500	27,087,500

Hennessy Capital currently has 23,625,000 warrants to purchase up to a total of 11,812,500 shares. Additionally, the 400,000 shares of Series A Convertible Preferred Stock to be issued will be convertible into 3,404,255 shares of Hennessy Capital common stock. Because the warrants are exercisable and the Series A Convertible Preferred Stock are convertible at per share amounts exceeding the current market price of Hennessy Capital common stock and the approximate per share redemption price of $10.00, the warrants and Series A Convertible Preferred Stock are considered antidilutive and any shares that would be issued upon exercise of the warrants or conversion of the Series A Convertible Preferred Stock are not included in the earnings per share calculations.

COMPARATIVE PER SHARE INFORMATION

The following table sets forth historical comparative share information for Blue Bird and Hennessy Capital and unaudited pro forma combined share information after giving effect to the Business Combination, assuming (i) that no holders of public shares exercise their redemption rights and (ii) that holders of 4,000,000 public shares exercise their redemption rights. The historical information should be read in conjunction with ”Selected Historical and Pro Forma Financial Information of Blue Bird” and “Selected Historical Financial Information of Hennessy Capital” included elsewhere in this proxy statement and the historical financial statements of Blue Bird and Hennessy Capital included elsewhere in this proxy statement. The unaudited pro forma combined share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information and related notes included elsewhere in this proxy statement.

The unaudited pro forma combined share information does not purport to represent what the actual results of operations of Blue Bird and Hennessy Capital would have been had the Business Combination been completed or to project Blue Bird’s and Hennessy Capital’s results of operations that may be achieved after the Business Combination. The unaudited pro forma book value per share information below does not purport to represent what the value of Blue Bird and Hennessy Capital would have been had the Business Combination been completed nor the book value per share for any future date or period.

	Blue Bird (Historical)	Hennessy Capital (Historical)	Pro Forma Assuming No Redemption (Unaudited)	Pro Forma Assuming Redemption of 4,000,000 Shares (Unaudited)
As of and for the nine months ended June 28, 2014
Book value per share	$(1,409)	$1.36	$(4.45)	$(5.26)
Shares outstanding	100	3,686,103	28,375,000	26,875,000
Basic and diluted earnings per share	$80.17	$(0.16)	$0.12	$0.13
Cash dividends declared per share (1)	$2,268	$0.00	$0.00	$0.00

As of and for the fiscal year ended September 28, 2013
Shares outstanding	100	2,875,000	28,375,000	26,675,000
Basic and diluted earnings per share	$545.34	$0.00	$0.25	$0.26
Cash dividends declared per share	$0.00	$0.00	$0.00	$0.00

(1)	For information on the special cash dividend in connection with Blue Bird’s June 2014 dividend recapitalization, see Note 8 to Blue Bird’s unaudited condensed consolidated financial statements.

SPECIAL MEETING IN LIEU OF 2014 ANNUAL MEETING OF HENNESSY CAPITAL

STOCKHOLDERS

General

We are furnishing this proxy statement to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting of stockholders to be held on                     , 2014, and at any adjournment or postponement thereof. This proxy statement is first being furnished to our stockholders on or about                     , 2014. This proxy statement provides you with information you need to know to be able to vote or instruct your vote to be cast at the special meeting.

Date, Time and Place of Special Meeting

The special meeting will be held at             , Central time, on                  , 2014, at the offices of             ,             , or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the special meeting if you owned shares of our common stock at the close of business on                     , 2014, which is the record date for the special meeting. You are entitled to one vote for each share of our common stock that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 14,375,000 shares of Hennessy Capital common stock outstanding, of which 11,500,000 are public shares and 2,875,000 are founder shares (of which 718,750 are subject to forfeiture upon the fourth anniversary of the consummation of the Business Combination) held by our Sponsor, independent directors and affiliates.

Vote of Hennessy Capital Founders and Chairman and CEO

In connection with our IPO, we and Deutsche Bank Securities Inc., the representative of the underwriters of our IPO, entered into agreements with each of the initial stockholders pursuant to which the initial stockholders agreed to vote any shares of Hennessy Capital common stock owned by them in favor of the Business Combination Proposal. This agreement applies to our Sponsor as it relates to the founder shares and the requirement to vote its founder shares in favor of the Business Combination Proposal. Our Sponsor’s investment and voting decisions are determined by Hennessy Capital LLC, as its managing manager. Daniel J. Hennessy, our Chairman and Chief Executive Officer, is the managing member of Hennessy Capital LLC.

Concurrently with the execution of the Purchase Agreement, our Sponsor and certain affiliates of our Sponsor (collectively, the “Hennessy Stockholders”), entered into a Voting and Support Agreement with Seller (the “Voting and Support Agreement”), a copy of which is attached hereto as Annex E. Pursuant to the Voting and Support Agreement, the Hennessy Stockholders have agreed, among other things, to vote all of the shares of Hennessy Capital common stock held by the Hennessy Stockholders (representing as of the date hereof approximately 20% of the voting power of the Company):

•	in favor of the adoption of the Purchase Agreement and approval of the Business Combination and other transactions contemplated by the Purchase Agreement;

•

against any actions that would result in a breach by Hennessy Capital of any of its covenants, obligations, representations or warranties contained in the Purchase Agreement or the Voting and Support Agreement;

•	in favor of the election of Gurminder S. Bedi, Dennis Donovan and Alan H. Schumacher as Class I directors of the Company;

•

in favor of the Charter Proposals, the Incentive Plan Proposal, the Nasdaq Proposal and the Adjournment Proposal, including any proposal the approval of which is a condition to the obligations of Seller under the Purchase Agreement;

•	against alternative proposals or transactions to the Business Combination;

•

against any material changes in the present capitalization of Hennessy Capital or any amendment of Hennessy Capital’s constitutive documents (except for the Charter Proposals, the Incentive Plan Proposal, the Nasdaq Proposal and the Adjournment Proposal);

•	against any changes in Hennessy Capital’s corporate structure or business (except for those contemplated by the Business Combination Proposal); and

•

against any other action or proposal involving Hennessy Capital or any of its subsidiaries that is intended, or could reasonably be expected to, adversely affect the transactions contemplated by the Purchase Agreement.

The Voting and Support Agreement generally prohibits the Hennessy Stockholders from transferring, or permitting to exist any liens on, their shares of Hennessy Capital common stock prior to the consummation of the Business Combination. The Voting and Support Agreement will automatically terminate upon the first to occur of (i) the mutual written consent of Seller and the Hennessy Stockholders, (ii) the closing of the Business Combination, or (iii) the termination of the Purchase Agreement in accordance with its terms. Due to the Hennessy Stockholders’ percentage ownership of Hennessy Capital common stock, the terms of the Voting and Support Agreement may substantially increase the probability of obtaining approval of the Business Combination Proposal and other proposals to be presented at the special meeting. The foregoing discussion summarizes material terms of the Voting and Support Agreement. We urge you to read carefully the full text of the Voting and Support Agreement, which is attached hereto as Annex E and is incorporated herein by reference.

Our initial stockholders have waived any redemption rights, including with respect to shares of common stock purchased in our IPO or in the aftermarket, in connection with the Business Combination. The founder shares and placement warrants held by our initial stockholders and our Sponsor have no redemption rights upon our liquidation and will be worthless if no business combination is effected by us by October 23, 2015 (subject to (i) an automatic three-month extension if we have executed a letter of intent, agreement in principle or definitive agreement for an initial business combination prior to October 23, 2015 and (ii) the requirements of law). However, our initial stockholders are entitled to redemption rights upon our liquidation with respect to any public shares they may own.

Quorum and Required Vote for Proposals for the Special Meeting

A quorum of our stockholders is necessary to hold a valid meeting. A quorum will be present at the special meeting if a majority of the common stock outstanding and entitled to vote at the special meeting is represented in person or by proxy. Abstentions will count as present for the purposes of establishing a quorum. Broker non-votes will not be counted for the purpose of determining the existence of a quorum.

Approval of the Business Combination Proposal, Incentive Plan Proposal, Nasdaq Proposal and the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by stockholders present in person or represented by proxy. Accordingly, a Hennessy Capital stockholder’s failure to vote by proxy or to vote in person at the special meeting or the failure of a Hennessy Capital stockholder who holds his or her shares in “street name” through a broker or other nominee to give voting instructions to such broker or other nominee (a “broker non-vote”) will not be counted towards the number of shares of Hennessy Capital common stock required to validly establish a quorum, but if a valid quorum is otherwise established, it will have no effect on the outcome of any vote on the Business Combination Proposal, the Nasdaq Proposal, the Incentive Plan Proposal or the Adjournment Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established, but will have no effect on the outcome of the Business Combination Proposal, the Nasdaq Proposal, the Incentive Plan Proposal or the Adjournment Proposal.

The approval of the Charter Proposals each require the affirmative vote of the holders of a majority of the shares of our common stock. Accordingly, a Hennessy Capital stockholder’s failure to vote by proxy or to vote in person at the special meeting, an abstention from voting, or a broker non-vote with regard to any such proposal will have the same effect as a vote “AGAINST” such proposal.

Directors are elected by a plurality of all of the votes cast by holders of shares of our common stock represented in person or by proxy and entitled to vote thereon at the special meeting. This means that the three nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Stockholders may not cumulate their votes with respect to the election of directors. Broker non-votes will have no effect on the election of directors.

The Business Combination Proposal is conditioned on, unless waived by Seller, the approval of Proposal 2, Proposal 3, Proposal 4, Proposal 5, Proposal 6 and the Director Election Proposal. In addition, (i) each of the Director Election Proposal, the Nasdaq Proposal and the Incentive Plan Proposal is conditioned on the approval of the Business Combination Proposal, Proposal 2, Proposal 3, Proposal 4, Proposal 5 and Proposal 6 and (ii) the Charter Proposals are conditioned on the approval of the Business Combination Proposal. The Adjournment Proposal does not require the approval of any other proposal to be effective. It is important for you to note that in the event that the Business Combination Proposal and, unless waived by Seller, Proposal 2, Proposal 3, Proposal 4, Proposal 5 or Proposal 6 and the Director Election Proposal do not receive the requisite vote for approval, then we will not consummate the Business Combination. If we do not consummate the Business Combination and fail to complete an initial business combination by October 23, 2015 (subject to (i) an automatic three-month extension if we have executed a letter of intent, agreement in principle or definitive agreement for an initial business combination prior to October 23, 2015 and (ii) the requirements of law), we will be required to dissolve and liquidate our trust account by returning the then remaining funds in such account to the public stockholders.

Recommendation to Hennessy Capital Stockholders

Our board of directors believes that each of the Business Combination Proposal, the Charter Proposals, the Director Election Proposal, the Nasdaq Proposal, the Incentive Plan Proposal and the Adjournment Proposal to be presented at the special meeting is in the best interests of the Company and our stockholders and unanimously recommends that its stockholders vote “FOR” each of these proposals.

When you consider the recommendation of our board of directors in favor of approval of the Business Combination Proposal, you should keep in mind that our directors and officers have interests in the Business Combination that are different from or in addition to (or which may conflict with) your interests as a stockholder. These interests include, among other things:

•

the exchange by our Sponsor of up to 12,125,000 of the outstanding placement warrants for up to 1,212,500 shares of our common stock concurrent with, and contingent upon, the consummation of the Business Combination;

•

the fact that our Sponsor and our independent directors paid an aggregate of $6,087,500 for their founder shares and placement warrants and such securities should have a significantly higher value at the time of the Business Combination;

•

if Hennessy Capital is unable to complete a business combination within the required time period, our Chief Executive Officer will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Hennessy Capital for services rendered or contracted for or products sold to Hennessy Capital, but only if such a vendor or target business has not executed a waiver of claims against the trust account and except as to any claims under our indemnity of the underwriters;

•	the continuation of two of our five existing directors as directors of the post-combination company; and

•	the continued indemnification of current directors and officers of the Company and the continuation of directors’ and officers’ liability insurance after the Business Combination.

Broker Non-Votes and Abstentions

Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. We believe the proposals presented to our stockholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instructions. If you do not provide instructions with your proxy, your bank, broker or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker or nominee is not voting your shares is referred to as a “broker non-vote.”

Abstentions are considered present for the purposes of establishing a quorum but will have the same effect as a vote “AGAINST” the Charter Proposals. Broker non-votes will have the effect of a vote “AGAINST” the Charter Proposals but, assuming a quorum is otherwise validly established, broker non-votes and abstentions will have no effect on the other proposals to be considered at the special meeting of stockholders (but, in the case of Proposal 2, will represent the practical equivalent to votes “AGAINST” the Business Combination Proposal).

Voting Your Shares

Each share of our common stock that you own in your name entitles you to one vote on each of the proposals for the special meeting. Your one or more proxy cards show the number of shares of our common stock that you own.

•

You can vote your shares in advance of the special meeting by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the special meeting. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of our common stock will be voted as recommended by our board of directors. Our board of directors recommends voting “FOR” the Business Combination Proposal, “FOR” each of the Charter Proposals, “FOR” the Director Election Proposal, “FOR” the Nasdaq Proposal, “FOR” the Incentive Plan Proposal and “FOR” the Adjournment Proposal.

•

You can attend the special meeting and vote in person even if you have previously voted by submitting a proxy. You will be given a ballot when you arrive. However, if your shares of common stock are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares of common stock.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before the special meeting or at such meeting by doing any one of the following:

•	you may send another proxy card with a later date;

•

you may notify Daniel J. Hennessy, the Company’s Chairman and Chief Executive Officer, by telephone at (312) 876-1956 , by email at dhennessy@hennessycapllc.com or in writing to c/o Hennessy Capital Acquisition Corp., 700 Louisiana Street, Suite 900 Houston, Texas 77002 before the special meeting that you have revoked your proxy; or

•	you may attend the special meeting, revoke your proxy, and vote in person, as indicated above.

No Additional Matters May Be Presented at the Special Meeting

The special meeting has been called only to consider the approval of the Business Combination Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, the Director Election Proposal, the Charter Proposals and the Adjournment Proposal. Under our bylaws, other than procedural matters incident to the conduct of the special meeting, no other matters may be considered at the special meeting if they are not included in this proxy statement, which serves as the notice of the special meeting.

Who Can Answer Your Questions About Voting

If you have any questions about how to vote or direct a vote in respect of your shares of our common stock, you may call Morrow & Co., LLC, our proxy solicitor, at (800) 662-5200 (toll free) or banks and brokers can call collect at (203) 658-9400.

Redemption Rights

Pursuant to our current amended and restated certificate of incorporation, any holders of our public shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the trust account, less taxes payable, calculated as of two business days prior to the consummation of the Business Combination. If you affirmatively vote for or against the Business Combination Proposal, demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the trust account which holds the proceeds of our IPO (calculated as of two business days prior to the consummation of the Business Combination, less taxes payable). For illustrative purposes, based on funds in the trust account of approximately $115.0 million on June 30, 2014, the estimated per share redemption price would have been approximately $10.00.

In order to exercise your redemption rights, you must:

•	check the box on the proxy card to elect redemption;

•	check the box on the proxy card marked “Shareholder Certification”;

•	affirmatively vote for or against the Business Combination Proposal;

•

submit a request in writing prior to             , Central time on             , 2014 (two business days before the special meeting) that we redeem your public shares for cash to Continental Stock Transfer & Trust Company, our transfer agent, at the following address:

Continental Stock Transfer & Trust Company

17 Battery Place

New York, New York 10004

Attn: Mark Zimkind

E-mail: mzimkind@continentalstock.com

and

•

deliver your public shares either physically or electronically through DTC to our transfer agent at least two business days before the special meeting. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is our understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, we do not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your public shares as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests (and submitting shares to the transfer agent) and thereafter, with our consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to our transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that our transfer agent return the shares (physically or electronically). You may make such request by contacting our transfer agent at the phone number or address listed above.

Each redemption of shares of Hennessy Capital common stock by our public stockholders will decrease the amount in our trust account, which holds approximately $115.0 million as of June 30, 2014. If redemptions by our public stockholders cause us to have less than $100.0 million available to pay the Cash Component at the closing of the Business Combination, Seller may, at its option, terminate the Purchase Agreement. The PIPE Investment and any private placement of common stock made pursuant to the Backstop Commitment are contingent upon stockholder approval and closing of the Business Combination. Any open market or privately negotiated transactions made pursuant to the Backstop Commitment are not contingent upon stockholder approval of the Business Combination, as further disclosed in this proxy statement. The issuance of 20% or more of our outstanding common stock pursuant to the PIPE Investment and any private placement of Hennessy Capital common stock made pursuant to the Backstop Commitment are contingent upon stockholder approval of the Nasdaq Proposal and the closing of the Business Combination.

Prior to exercising redemption rights, stockholders should verify the market price of our common stock, as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. We cannot assure you that you will be able to sell your shares of our common stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in our common stock when you wish to sell your shares.

If you exercise your redemption rights, your shares of our common stock will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the trust account. You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of the Company, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.

If the Business Combination is not approved and we do not consummate an initial business combination by October 23, 2015 (subject to (i) an automatic three-month extension if we have executed a letter of intent, agreement in principle or definitive agreement for an initial business combination prior to October 23, 2015 and (ii) the requirements of law), we will be required to dissolve and liquidate our trust account by returning the then remaining funds in such account to the public stockholders and our warrants will expire worthless.

Appraisal Rights

Appraisal rights are not available to holders of shares of our common stock in connection with the Business Combination.

THE BUSINESS COMBINATION PROPOSAL

We are asking our stockholders to approve and adopt the Purchase Agreement and the transactions contemplated thereby, including the Business Combination. Our stockholders should read carefully this proxy statement in its entirety for more detailed information concerning the Purchase Agreement and the Business Combination. Please see the subsection entitled “The Purchase Agreement,” below, for additional information and a summary of the material provisions of the Purchase Agreement, which is qualified in its entirety by reference to the complete text of the Purchase Agreement, a copy of which is attached as Annex A to this proxy statement. You are urged to read carefully the Purchase Agreement in its entirety before voting on this proposal.

Because we are holding a stockholder vote on the Business Combination, our amended and restated certificate of incorporation provides that we may consummate the Business Combination only if it is approved by the affirmative vote of the holders of a majority of the shares of our common stock that are voted at the special meeting, assuming that a quorum is present.

The Purchase Agreement

This section describes the material provisions of the Purchase Agreement, but does not purport to describe all of the terms of the Purchase Agreement. The following summary is qualified in its entirety by reference to the complete text of the Purchase Agreement, a copy of which is attached as Annex A hereto, which is incorporated herein by reference. Stockholders and other interested parties are urged to read the Purchase Agreement, carefully and in its entirety (and, if appropriate, with the advice of financial and legal counsel) because it is the primary legal document that governs the Business Combination.

The Purchase Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Purchase Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Purchase Agreement. The representations, warranties and covenants in the Purchase Agreement are also modified in important part by the disclosure schedules and annexes attached thereto which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders. The disclosure schedules were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure schedules contain information that is material to an investment decision.

General Description of the Purchase Agreement

On September 21, 2014, we entered into the Purchase Agreement with Seller pursuant to which, among other things and subject to the terms and conditions contained therein, we will effect an acquisition of Blue Bird whereby we will acquire from Seller all shares of common stock of SBH then outstanding.

As of the date of the Purchase Agreement, Seller owned all of the issued and outstanding capital stock of SBH. Effective as of the closing of the Business Combination, SBH’s Amended and Restated Phantom Award Plan, adopted by the Company in February 2007 and restated in its entirely in February 2010, will be assigned by SBH to Seller (the “Phantom Plan Assignment”) and Seller, not SBH, will be responsible for satisfying all liabilities. The Phantom Plan Participants will be participants under the phantom plan of Seller and not of SBH.

Pursuant to the Purchase Agreement, the Total Purchase Price for the Business Combination is $255.0 million. We will pay the Total Purchase Price partially in the Cash Component and partially in the Equity Component, as follows:

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The Cash Component represents the cash we will have available to pay the Total Purchase Price. The Cash Component will equal (i) the dollar amount remaining in our trust account after redemptions described herein, plus (ii) the amount raised pursuant to the PIPE Investment, expected to be $40.0 million ($35.0 million of which has already been subscribed), plus (iii) the amount raised if we conduct a private placement pursuant to the Backstop Commitment minus (iv) our expenses incurred in connection with the Business Combination; and

•	The Equity Component will equal 11.5 million shares of our common stock, subject to the following:

•	if the Cash Component is greater than $140.0 million, the Equity Component will be reduced by one share of common stock for each $10.00 of such excess; and

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if the Cash Component is less than $140.0 million, the Equity Component will be increased by one share of common stock for each $10.00 of such shortfall, provided that if the amount of the Cash Component is less than $100.0 million, Seller may, at its option, terminate the Purchase Agreement.

As promptly as practicable after the date of the Purchase Agreement, Hennessy Capital has agreed to provide its public stockholders with the opportunity to redeem shares of Hennessy Capital Common Stock (the “Offer”) in conjunction with a stockholder vote on the transactions contemplated by the Purchase Agreement. Hennessy Capital has further agreed (i) not to terminate or withdraw such redemption rights other than in connection with a valid termination of the Purchase Agreement and (ii) extend such period for public stockholders to exercise their redemption rights for any period required by any rule, regulation, interpretation or position of the SEC or Nasdaq.

Post-Business Combination Ownership of SBH and Hennessy Capital

After the Business Combination, Hennessy Capital will own 100.0% of SBH, and:

•	assuming no redemptions of public shares, (i) our public stockholders and (ii) our initial stockholders and affiliates will each own 44.6% and 13.0% of Hennessy Capital, respectively; and

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assuming redemption by holders of 4,000,000 public shares for cash, (i) our public stockholders and (ii) our initial stockholders and affiliates will own 29.8% and 13.0% of Hennessy Capital, respectively.

Closing of the Business Combination

The closing of the Business Combination is expected to take place no later than the third business day following the day on which the last of the conditions to the closing of the Business Combination (described under the subsection entitled “—Conditions to Closing of the Business Combination”) have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing of the Business Combination, but subject to the fulfillment or waiver of those conditions) or such other date as may be mutually agreed to by Hennessy Capital and Seller. Assuming timely satisfaction of the necessary closing conditions, Hennessy Capital and Seller currently expect the closing of the Business Combination to occur promptly after the special meeting of stockholders is concluded.

Conditions to Closing of the Business Combination

The obligation of the parties to complete the Business Combination is subject to the fulfillment of certain closing conditions, including:

•	the Offer being completed in accordance with this proxy statement;

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the approval of the Purchase Agreement and the transactions contemplated thereby (including the Business Combination) by a majority of votes cast by stockholders that are present in person or by proxy at our special meeting;

•	the approval of Proposals 2, 3, 4, 5 and 6 by stockholders holding a majority of our outstanding shares of common stock;

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the post-closing members of the board of directors of Hennessy Capital, and certain committees thereof, in each case as set forth in the Purchase Agreement (subject to any changes thereto made in accordance with the Purchase Agreement), will have been approved and appointed to their respective position(s) and Hennessy Capital will have offered each of the same the opportunity to enter an agreement for indemnification (in addition to the indemnification provided for in the governing documents of Hennessy Capital), effective as of the closing of the Business Combination;

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each of the Backstop and Subscription Agreement, the Preferred Subscription Agreement, and the Voting and Support Agreement remaining in full force and effect, and the parties thereto being in compliance with the terms and conditions thereof in all material respects, and if Seller exercises its rights to enforce the Backstop and Subscription Agreement, the Preferred Subscription Agreement, or the Voting and Support Agreement pursuant to the terms thereof, such Subscriber (as defined in the Backstop and Subscription Agreement or the Preferred Subscription Agreement, as applicable) or Founder Stockholder (as defined in the Purchase Agreement), as applicable, will have complied with and consummated its obligations with respect thereto;

•	the expiration or termination of the regulatory waiting periods under the HSR Act and certain other regulatory approvals, if any;

•	Hennessy Capital common stock remaining listed on Nasdaq;

•	the Phantom Plan Assignment having been entered into by SBH and Seller;

•	the accuracy of the representations and warranties of Hennessy Capital and Seller (subject in certain cases to certain materiality, knowledge and other qualifications);

•	Hennessy Capital and Seller having entered into a Registration Rights Agreement relating to shares issued to Seller pursuant to the Business Combination;

•	Hennessy Capital shall have received a fully executed lock-up agreement from Seller;

•	Seller and Hennessy Capital’s receipt of a signature of the other for each transaction document to which the other is a party;

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except for the Preferred Shares issued pursuant to the Preferred Subscription Agreement, no shares of our preferred stock will have been issued to any person in an amount or on terms other than those approved with the prior written consent of Seller;

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our Sponsor will have forfeited, and Hennessy Capital will have retired and canceled, a number of shares of common stock of Hennessy Capital held by our Sponsor equal to the number of Utilization Fee Shares (as defined in the Backstop Commitment);

•	Seller shall have received a fully executed lock-up agreement from our Sponsor and certain related individuals;

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Seller’s receipt of (i) invoices from all services providers to Hennessy Capital in respect of certain transaction expenses stating that the amount set forth in such invoice will constitute payment in full for all services provided by such service provider to Hennessy Capital in connection with the Business Combination, or (ii) if such invoice for such service provider was not delivered, a copy of the contract that had been entered into between Hennessy Capital and such service provider.

We cannot provide assurance as to when or if all of the conditions to the Business Combination will be satisfied or waived by the appropriate party. As of the date of this proxy statement, we have no reason to believe that any of these conditions will not be satisfied.

Efforts to Obtain Stockholder Approval and Consummate the Business Combination; Regulatory Matters

Unless the Purchase Agreement is terminated in accordance with its terms, we have agreed to call a special meeting of our stockholders, for the purpose of such stockholders considering and voting on the approval and adoption of the Purchase Agreement and any other matters required to be voted upon by such stockholders in connection with the transactions contemplated in the Purchase Agreement (including the Business Combination). We may delay, postpone or adjourn such special meeting of our stockholders if, as of the time for which the stockholders meeting is originally scheduled, there are insufficient shares of our common stock represented (either in person or by proxy) and voting to adopt the Purchase Agreement or approve Proposal 2, Proposal 3, Proposal 4, Proposal 5, Proposal 6 or the Director Election Proposal, or to constitute a quorum necessary to conduct the business of the special meeting. Our board of directors has, by a unanimous vote, approved the Business Combination and directed that the Purchase Agreement and the Business Combination be submitted to our stockholders for their consideration.

Moreover, each party to the Purchase Agreement has agreed to execute and deliver such documents and take such further actions as may be reasonably necessary or desirable to carry out the provisions of the Purchase Agreement and the transactions contemplated thereby, including the Business Combination. Upon the terms and subject to the conditions of the Purchase Agreement, each of the parties to the Purchase Agreement will use all commercially reasonable efforts under the circumstances to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated by the Purchase Agreement (including the Business Combination). In furtherance and not in limitation of the foregoing, the parties thereto will cooperate in using their commercially reasonable efforts promptly (a) to effect all registrations and filings with, and to obtain all consents, amendments, permits or other actions from, any person required to be made or obtained by the terms of the Purchase Agreement or otherwise necessary or desirable for the due and punctual consummation of the transactions contemplated by the Purchase Agreement (including the Business Combination) and (b) to fulfill all conditions to the consummation of the transactions contemplated by the Purchase Agreement (including the Business Combination).

In addition, within twenty business days after the date of the Purchase Agreement, with respect to the transactions contemplated by the Purchase Agreement (including the Business Combination), Hennessy Capital and Seller will make, or cause to be made, the filing required (if any) of each of them or any of their respective subsidiaries or affiliates under the Hart-Scott-Rodino Antitrust Improvements Act of 1975, as amended (“HSR Act”), with respect to the transactions contemplated thereby.

The parties to the Purchase Agreement are also required to make, or cause to be made, as promptly as practicable, any filings necessary to obtain any other necessary regulatory approvals.

At any time before or after consummation of the Business Combination, notwithstanding the early termination of the waiting period under the HSR Act, the applicable competition authorities could take such action under applicable antitrust laws as each deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

We cannot assure you that any of the regulatory approvals described above will be obtained, and, if obtained, we cannot assure you as to the date of any Regulatory Approvals or the absence of any litigation challenging such Regulatory Approvals. Likewise, we cannot assure you that the Antitrust Division of the United States Department of Justice, the U.S. Federal Trade Commission or any state attorney general will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, we cannot assure you as to its result.

None of Hennessy Capital or Seller is aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than the HSR approval. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Termination

Hennessy Capital and Seller may terminate the Purchase Agreement by mutual written consent at any time before the closing of the Business Combination, whether before or after Hennessy Capital’s stockholders have voted in favor the Purchase Agreement.

In addition, a party may terminate the Purchase Agreement at any time before the closing of the Business Combination by written notice to the other party under the following circumstances:

•	by either Hennessy Capital or Seller, if any governmental authority has issued a final and non-appealable permanent injunction or other order that prevents the Business Combination;

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by either Hennessy Capital or Seller, upon a material breach of any representation, warranty, covenant or agreement on the part of the other party set forth in the Purchase Agreement or the other transaction documents, or if any representation or warranty of the other party will have become untrue, incomplete or incorrect, in either case such that the conditions set forth in the Purchase Agreement applicable to the terminating party would not be satisfied; provided, however, that the breaching party will have ten business days after written notice of such default, specifying in reasonable detail the nature of such default, to cure such breach if the breaching party is reasonably capable of curing such breach;

•	by either Hennessy Capital or Seller, if the closing will not have occurred by March 31, 2015; or

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by Seller, if the Cash Component is less than $100.0 million or if, at any time prior to the conclusion of the Offer, as a result of requests for redemption from the Trust Account, the Cash Component, will be less than $100.0 million.

If the Purchase Agreement is terminated, all further obligations of the parties under the Purchase Agreement (except that certain obligations related to public announcements, confidentiality, termination, general provisions and the confidentiality agreement between the parties will continue in effect) will terminate and will be of no further force and effect, and neither Hennessy Capital nor Seller will have any further liability to any other party thereto except for liability for willful breach of the Purchase Agreement prior to such termination) or intentional fraud.

Fees and Expenses

No Termination Fees.     If the Purchase Agreement is validly terminated, no party thereto will have any liability or any further obligation whatsoever to any other party under the Purchase Agreement in respect of any termination fees.

At the closing, each of Seller and Hennessy Capital will cause SBH to pay (i) up to $10,000,000 of transaction expenses incurred by Seller and its affiliates and (ii) up to $15,000,000 of transaction expenses incurred by Hennessy Capital and its affiliates. Notwithstanding the foregoing, upon Seller providing a written notice with reasonably required details, Seller may elect that all or any portion of Hennessy Capital’s transaction expenses be paid from Hennessy Capital’s trust account rather than by SBH. Seller will, on its own or from the balance of the funds held by Hennessy Capital for working capital purposes in an account outside of Hennessy Capital’s trust account, pay any and all of its transaction expenses in excess of $10,000,000 and our Sponsor will pay any and all of Hennessy Capital’s transaction expenses in excess of $15,000,000. No such excess will at any time following the date of the Purchase Agreement be paid by Hennessy Capital or result in any payment or other obligation of Hennessy Capital. Hennessy Capital will not bear any costs or expenses of any kind incurred by the Sponsor. Except as expressly provided in the Purchase Agreement, if the Purchase Agreement is terminated, then each of Seller and Hennessy Capital will pay any and all of its transaction expenses.

Pursuant to the Purchase Agreement and subject to certain exceptions referenced in the Purchase Agreement, “Transaction Expenses,” with respect to each of Seller and Hennessy Capital, means all of its costs and expenses incident to the negotiation and preparation of the Purchase Agreement and the other transaction documents and the performance and compliance with all agreements and conditions contained therein to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants, due diligence expenses, advisory and consulting fees (including fees of Cerberus Operations & Advisory Company, LLC (“COAC”) and other third-party fees required to consummate the transactions contemplated by the Purchase Agreement) and other costs and expenses associated with any of the foregoing.

Conduct of Business Pending the Business Combination

Seller has undertaken covenants that place customary restrictions on it and its subsidiaries until the consummation of the Business Combination (or, if earlier, the date the Purchase Agreement is validly terminated). Seller has agreed, and has agreed to cause the acquired entities to operate in its, or their, ordinary course of business relationships.

Except with Hennessy Capital’s prior consent (which consent will not be unreasonably withheld, conditioned or delayed (and which approval will be deemed to have been granted five business days after the date of receipt of the written request unless denied in writing)) or as otherwise contemplated by the Purchase Agreement, Seller has also agreed that, subject to certain specifically scheduled and identified exceptions set forth in the Purchase Agreement, including, without limitation, the PIPE Investment and Backstop Commitment, or as may be required by law or the Purchase Agreement, Seller will not, and Seller will cause SBH and its subsidiaries not to, undertake the following actions:

•	amend the organizational documents of SBH and its subsidiaries other than Micro Bird Holdings, Inc. and its subsidiaries (collectively, the “acquired entities”);

•	split, combine or reclassify the issued and outstanding shares of capital stock of SBH;

•	transfer, issue, sell or otherwise dispose of any equity securities, or grant any options, warrants or other rights to purchase or obtain equity securities;

•	acquire any third party or its business;

•	make any loans, advances, or capital contributions to, or investments in, any other person;

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make a material change in any method of accounting or accounting practice of the acquired entities, except as required by GAAP or applicable law or as disclosed in the notes to certain of SBH’s consolidated financial statements;

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sell, lease, license or otherwise dispose of any of the assets shown or reflected in certain of SBH’s consolidated financial statements, except in the ordinary course of business and except for any assets having an aggregate value of less than $200,000;

•	issue or incur, any additional indebtedness in excess of $5,000,000, in the aggregate;

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increase the compensation of any member of management of the acquired entities; other than (A) as provided for in any written agreements, (B) increases in commercially reasonable amounts, (C) in the ordinary course of business, or (D) increases not in excess of the amounts previously agreed between the Seller and the Purchaser with respect to certain individuals;

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except as required by the terms of any employee benefits plan or applicable law, adopt, amend or modify any employee benefits plan, the effect of which in the aggregate would increase the obligations of any of the acquired entities by more than 15% of their aggregate existing annual obligations to such plans;

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make or change any tax election, change any annual tax accounting period, adopt or change any method of tax accounting, file any amended tax return, enter into any closing agreement, settle any tax claim or assessment, surrender any right to claim a tax refund or consent to any extension or waiver of the limitation period applicable to any tax claim or assessment, if any such action would have the effect of materially increasing the tax liability of any of the acquired entities for any period (or portion thereof) ending after the closing date; or

•	enter into any agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Between the date of the Purchase Agreement and the closing of the Business Combination, without the prior written approval of Hennessy Capital (which approval may be given or denied in Hennessy Capital’s sole discretion), Seller will not permit any of the acquired entities to, directly or indirectly, declare or pay any dividend on, or make any payment on account of (other than with respect to any permitted withholding tax payments), the purchase, redemption, defeasance, retirement or other acquisition of, any of its capital stock or common shares, as applicable, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property.

Hennessy Capital has also undertaken covenants that place customary restrictions on it until the consummation of the Business Combination (or, if earlier, the date the Purchase Agreement is validly terminated). Hennessy Capital has agreed to operate in its ordinary course of business and not take any of the below actions without Seller’s prior consent (unless otherwise contemplated by the Purchase Agreement):

•	make any amendment or modification to any of Hennessy Capital’s governing documents;

•	take any action in violation or contravention of any of Hennessy Capital’s governing documents , applicable law or any applicable rules and regulations of the SEC and Nasdaq;

•	split, combine or reclassify our common stock, or reduce below $10.00 per share the offering price (as described in our IPO prospectus);

•	make any amendment or modification to the trust account;

•	make or allow to be made any reduction below $115.0 million in the trust account, other than as expressly permitted by our governing documents;

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contact any customer, supplier, distributor, joint-venture partner, lessor, lender or other material business relation of any of the acquired entities regarding any of the acquired entities, its business or the transactions contemplated by the Purchase Agreement;

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issue any shares of preferred stock to any person other than as explicitly provided with respect to the PIPE Investment or deliver an accordion election notice with respect to the PIPE Investment (i.e., an election to increase the PIPE Investment from $40.0 million to $50.0 million); however, under certain circumstances, no consent will be required if the accordion election notice is needed to achieve a Cash Component of $100.0 million; or issue any other equity or indebtedness;

•	undertake any operations or actions, except for operations or actions as are reasonable and appropriate in furtherance of the transactions contemplated by the Purchase Agreement;

•	hire any employee;

•	amend, waive or terminate, in whole or in part, the Backstop and Subscription Agreement, the Preferred Subscription Agreement or the Voting and Support Agreement;

•	establish any subsidiary or acquire any interest in any asset;

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enter into certain contracts, or incur any liabilities, debts or other obligations of any nature (whether accrued, absolute, contingent, liquidated or unliquidated, unasserted or otherwise, and including entering any binding or non-binding letter of intent or similar arrangement with any other Person);

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commence a public tender offer for the repurchase of the then-outstanding public warrants, without the prior written consent of Seller, which consent may be withheld by the Seller in its sole discretion); or

•	enter into any agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Additional Covenants of the Parties

The Purchase Agreement also contains customary mutual covenants relating to the preparation of this proxy statement, the granting of access to information, the filing of tax returns and other tax matters, confidentiality, public announcements with respect to the transactions contemplated by the Purchase Agreement, notification in certain events, the procurement of applicable third party consents, exclusivity with respect to the transactions contemplated by the Purchase Agreement (and with respect to any alternative transactions), the retention of various books and records of permissible stockholder votes, the termination of specifically identified related party agreements, transactions involving shares of Hennessy Capital common stock, and the preservation of Hennessy Capital’s status as a listed company on Nasdaq.

The Purchase Agreement contemplates that Hennessy Capital will commence the Public Warrant Exchange Offer prior to the closing of the Business Combination. However, consummation of the Public Warrant Exchange Offer is not a condition to Hennessy Capital’s obligations to consummate the Business Combination.

Indemnification of Directors and Officers; Directors’ and Officers’ Insurance

If the closing occurs, Hennessy Capital will cause all rights to indemnification and all limitations on liability existing in favor of any employee, officer, director, managing member or manager of any of the acquired entities, in each case that is an individual (collectively, the “Company Indemnitees”), as provided in the organizational documents of the acquired entities to survive the consummation of the transactions contemplated by the Purchase Agreement and continue in full force and effect and be honored by the acquired entities after the closing. If the closing occurs, Hennessy Capital will cause the acquired entities to pay all expenses to any Company Indemnitee incurred in successfully enforcing the indemnity or other obligations provided for in the Purchase Agreement.

Seller will, or will cause its affiliates to, obtain at its or their expense a “tail” directors’ and officers’ liability insurance policy, effective for a period of at least six years from the closing date, for the benefit of the acquired entities or any of their officers and directors, as the case may be, with respect to claims arising from facts or events that occurred on or before the closing date.

Employee Matters

To be effective as of the closing of the Business Combination, assuming stockholder approval of the Incentive Plan Proposal, Hennessy Capital is preparing to adopt the Incentive Plan, the form of which is attached as Annex D to this proxy statement. For additional information and a discussion of the Incentive Plan, please see the section entitled “The Business Combination Proposal—Incentive Plan Proposal.”

Prior to the closing of the Business Combination, Seller will cause SBH to use its reasonable best efforts to seek waivers of any payments and/or benefits that may constitute “parachute payments” (within the meaning of Section 280G of the Code), and will cause SBH to use its reasonable best efforts to seek stockholder approval of all such payments and/or benefits, such that such payments and benefits will not be deemed to be “parachute payments” under Section 280G of the Code and that the deduction of such payments and/or benefits will not be limited by the application of Section 280G of the Code.

Trust Account Waiver

Seller and its subsidiaries have acknowledged that the trust account is for the benefit of Hennessy Capital’s public stockholders and that Hennessy Capital may disburse funds from the trust account only in certain limited circumstances, but Seller has retained its ability to seek specific performance under the Purchase Agreement, as described in the “Remedies” section below.

Remedies

Post-Closing Remedies; Specific Performance.    With the exception of the representation relating to ownership of the shares of SBH (which will survive for one year following the closing), no representations or warranties or, except as expressly stated in the Purchase Agreement, other covenants and agreements in the Purchase Agreement will survive the closing or the termination of the Purchase Agreement. Except in the case of intentional fraud, all actions, claims, obligations, liabilities or causes of actions that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to: (a) the Purchase Agreement, (b) the negotiation, execution or performance of the Purchase Agreement (including any representation or warranty made in, in connection with, or as an inducement to, the Purchase Agreement), (c) any breach of the Purchase Agreement and (d) any failure of the transactions contemplated by the Purchase Agreement to be consummated, may be made only against, are those solely of the persons that are expressly identified as parties to the Purchase Agreement and not against any Released Party (as defined below). Except in the case of intentional fraud, no other person, including any director, officer, employee, incorporator, member, partner, manager, stockholder, optionholder, Affiliate, agent, attorney or representative of, or any financial advisor or lender to, any party to the Purchase Agreement, or any director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney or representative of, or any financial advisor or lender (each of the foregoing, a “Released Party”) to any of the foregoing will have any liabilities for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (a) through (d).

Additionally, the parties are entitled to an injunction, specific performance and other equitable relief to prevent breaches of the Purchase Agreement in addition to any other remedy to which they are entitled at law or in equity.

Representations and Warranties

The Purchase Agreement contains a number of representations and warranties made by Hennessy Capital, on the one hand, and Seller on the other hand, made solely for the benefit of the other, which in certain cases are subject to specified exceptions and qualifications contained in the Purchase Agreement or in information provided pursuant to certain disclosure schedules to the Purchase Agreement. The representations and warranties are customary for transactions similar to the Business Combination.

Many of the representations and warranties are reciprocal and apply to both Hennessy Capital, on the one hand, and Seller, on the other hand, which relate to, among other things:

•	corporate matters, including due organization, existence and good standing;

•	authority relative to execution and delivery of the Purchase Agreement and other ancillary agreements;

•	absence of any breach or violation of organizational documents, applicable law or certain agreements as a result of the consummation of the Business Combination;

•	capitalization;

•	fair presentation of financial statements;

•	absence of undisclosed liabilities;

•	broker’s fees payable in connection with the Business Combination and/or the Purchase Agreement;

•	litigation;

•	related party agreements; and

•	the accuracy of information supplied for inclusion in this proxy statement and other similar documents.

Additional representations and warranties made by Seller to Hennessy Capital relate to, among other things:

•	required consents and approvals of U.S. and foreign governmental entities in connection with the Business Combination;

•	material contracts;

•	compliance with applicable laws;

•	employee benefits matters;

•	environmental matters;

•	intellectual property;

•	employment law matters;

•	tax matters;

•	real and personal property;

•	product recalls;

•	dealers and suppliers; and

•	absence of anti-takeover provisions.

Additional representations and warranties of Hennessy Capital made to Seller relate to, among other things:

•	SEC filings, the absence of misstatements or omissions from such filings and compliance with the Sarbanes-Oxley Act of 2002;

•	disclosure controls and procedures and internal controls over financial reporting;

•	the funds in the trust account; and

•	Backstop and Subscription Agreement and the Preferred Subscription Agreement.

No Survival of Representations and Warranties or Post-Closing Indemnification

Each representation, warranty, covenant, undertaking and agreement contained in the Purchase Agreement will expire as of, and will not survive, the consummation of the Business Combination (except for certain covenants that will survive the consummation of the Business Combination as set forth in the Purchase Agreement). If the Business Combination is completed, neither Seller nor SBH (or their respective affiliates, directors, officers, employees, stockholders, partners, members or representatives) shall have any liability with respect to any such representation, warranty, covenant, undertaking or agreement that expires as of the consummation of the Business Combination and no party to the Purchase Agreement has any post-closing indemnification obligations to the other party thereto.

Definition of Material Adverse Effect

Many of the representations and warranties made by each of Hennessy Capital and Seller are qualified by materiality or a material adverse effect standard. For the purposes of the Purchase Agreement, “material adverse effect” means:

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with respect to the acquired entities or with respect to Hennessy Capital and its subsidiaries, any effect, change, event, development or circumstance that, individually or in the aggregate with all other effects, changes, events, developments or circumstances, has had a material adverse effect on the business, condition (financial or otherwise), results of operations, properties, assets or liabilities of such entities, taken as a whole, and

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with respect to Seller or Hennessy Capital, any effect, change, event, development or circumstance that, individually or in the aggregate with all other effects, changes, events, developments or circumstances, has or would reasonably be expected to prevent, materially impair or materially delay Seller or Hennessy Capital from consummating the transactions contemplated in the Purchase Agreement.

In determining whether a material adverse effect to Seller has occurred or is reasonably likely to occur, the parties will disregard effects resulting from:

(a)	the entry into or announcement or pendency of the Purchase Agreement or the transactions contemplated thereby, in each case, including (x) by reason of the identity of, or facts or circumstances relating to, Hennessy Capital or any of its affiliates, (y) by reason of any communication by Hennessy Capital or any of its affiliates regarding the plans or intentions with respect to the conduct of its business following closing and (z) the impact of the foregoing on any relationships with customers, suppliers, vendors, business partners, employees or regulators;

(b)	effects, changes, events, developments, circumstances or conditions that generally affect the industry in which the acquired entities operate;

(c)	general business or economic conditions;

(d)	national or international political or social conditions, including the engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any actual or threatened military or terrorist attack;

(e)	the conditions of any financial, banking, or securities markets (including any disruption thereof, any decline in the price of any security or any market index, and any changes in interest or exchange rates);

(f)	changes in GAAP;

(g)	changes in law or other binding directives issued by any governmental authority;

(h)	earthquakes, hurricanes, floods, or other natural disasters;

(i)	any matter of which Hennessy Capital is aware on the date of the Purchase Agreement;

(j)	acts or omissions of Seller or any of the acquired entities carried out (or omitted to be carried out) pursuant to the Purchase Agreement or at the request of Hennessy Capital;

(k)	the announcement of the Purchase Agreement and the transactions contemplated thereby; or

(l)	the failure, in and of itself, of the acquired entities to meet any published or internally prepared estimates of revenues, earnings or other financial projections, performance measures or operating statistics; provided, however, that with respect to certain of the matters described above, any effect, change, event, development or circumstance referred to above will be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such effect, change, event, development or circumstance has a disproportionate effect on the acquired entities compared to other participants in the industries in which the acquired entities primarily conduct their businesses.

In determining whether a material adverse effect to Hennessy Capital has occurred or is reasonably likely to occur, the parties will disregard effects resulting from:

(a)	general business or economic conditions;

(b)	the conditions of any financial, banking, or securities markets (including any disruption thereof, any decline in the price of any security or any market index, and any changes in interest or exchange rates);

(c)	changes in GAAP;

(d)	changes in law or other binding directives issued by any governmental authority;

(e)	any matter of which Hennessy Capital is aware on the date of the Purchase Agreement; or

(f)	acts or omissions of Hennessy Capital carried out (or omitted to be carried out) pursuant to the Purchase Agreement or at the request of Seller.

Amendment of the Purchase Agreement

At any time prior to the closing of the Business Combination, the Purchase Agreement may be amended or supplemented by written agreement of the parties thereto.

THE DESCRIPTION OF THE PURCHASE AGREEMENT IN THIS PROXY STATEMENT HAS BEEN INCLUDED TO PROVIDE YOU WITH INFORMATION REGARDING ITS TERMS. THE PURCHASE AGREEMENT CONTAINS REPRESENTATIONS AND WARRANTIES MADE BY AND TO THE PARTIES AS OF SPECIFIC DATES. THE STATEMENTS EMBODIED IN THOSE REPRESENTATIONS AND WARRANTIES WERE MADE FOR PURPOSES OF THE CONTRACTS BETWEEN THE PARTIES AND ARE SUBJECT TO QUALIFICATIONS AND LIMITATIONS AGREED BY THE PARTIES IN CONNECTION WITH NEGOTIATING THE TERMS OF THE PURCHASE AGREEMENT. IN ADDITION, CERTAIN REPRESENTATIONS AND WARRANTIES WERE MADE AS OF A SPECIFIED DATE OR MAY HAVE BEEN USED FOR THE PURPOSE OF ALLOCATING RISK BETWEEN THE PARTIES RATHER THAN ESTABLISHING MATTERS AS FACTS. ACCORDINGLY, THE REPRESENTATIONS AND WARRANTIES AND OTHER PROVISIONS OF THE PURCHASE AGREEMENT SHOULD NOT BE READ ALONE, BUT INSTEAD SHOULD BE READ ONLY IN CONJUNCTION WITH THE INFORMATION PROVIDED ELSEWHERE IN THIS PROXY STATEMENT. SEE “WHERE YOU CAN FIND MORE INFORMATION.”

Related Agreements

This section describes the material provisions of certain additional agreements to be entered into pursuant to the Purchase Agreement (the “Related Agreements”) but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the Related Agreements. Copies of the Voting and Support Agreement and Sponsor Warrant Exchange Letter Agreement are attached hereto as Annex E and Annex F, respectively. The remaining Related Agreements will be filed with the SEC at a future date. Stockholders and other interested parties are urged to read such Related Agreements in their entirety.

Common Stock Backstop and Subscription Agreement

Concurrent with the execution of the Purchase Agreement, the Company entered into a Backstop and Subscription Agreement with the investor named therein, pursuant to which the investor has agreed to purchase up to $10.0 million worth of shares of Hennessy Capital common stock, or approximately 1.0 million shares, in two tranches of $5.0 million each. The investor will purchase the shares through one or more of (x) open market or privately negotiated transactions with third parties (including forward contracts), (y) a private placement with consummation concurrent with that of the Business Combination at a purchase price of $10.00 per share, or (z) a combination thereof, which we refer to as the Backstop Commitment. The investor is required to use its reasonable best efforts to purchase its allocation of shares in the first tranche. In the event the investor purchases its entire allocation in the first tranche, such investor will have the right to purchase its maximum allocation of shares in the second tranche, if so directed by Hennessy Capital. The investor in the Backstop Commitment has agreed to vote any Hennessy Capital common stock that it owns, whether acquired pursuant to the Backstop Commitment or otherwise, in favor of the Business Combination and the other proposals set forth herein at the special meeting. The investor in the Backstop Commitment has also agreed not to transfer any Hennessy Capital common stock that it owns until the earlier of (i) the closing of the Business Combination or (ii) the public announcement by the Company of the termination of the Purchase Agreement. In consideration for the Backstop Commitment, the investor will receive (i) a commitment fee of $300,000, which fee will be borne evenly between Hennessy Capital and Seller, and (ii) upon the closing of the Business Combination, up to 102,750 shares of newly issued Hennessy Capital common stock, and, concurrently with such issuance, an identical number of founder shares will be forfeited by our Sponsor and cancelled. The forfeited shares will not include any founder earnout shares.

Preferred Stock Subscription Agreement

Concurrently with the execution of the Purchase Agreement, the Company entered into a Preferred Subscription Agreement with an investor named therein providing for the issuance by the Company of shares of Series A Convertible Preferred Stock in a private placement (subject to certain conditions, including the closing of the Business Combination). That agreement commits the investor to purchase up to 350,000 shares of Series A Convertible Preferred Stock for aggregate gross proceeds of $35.0 million. We expect to raise $40.0 million pursuant to the PIPE Investment, subject to possible increase to up to $50.0 million. The terms, rights, obligations and preferences of the Series A Convertible Preferred Stock are set forth in the Certificate of Designations, Preferences, Rights and Limitations of Series A Convertible Preferred Stock of the Company (the “Certificate of Designations”), which will be filed with the proposed charter with the Secretary of State of the State of Delaware upon the closing of the Business Combination and which is described below.

Certificate of Designations

Under the Certificate of Designations, each share of Series A Convertible Preferred Stock will be convertible, at the holder’s option at any time, initially into 8.5106 shares of Hennessy Capital common stock (assuming a conversion price of approximately $11.75 per share), subject to specified adjustments as set forth in the Certificate of Designations. Based on the assumed conversion rate and assuming that 400,000 shares of Series A Convertible Preferred Stock are issued pursuant to the PIPE Investment, approximately 3,404,255 shares of Hennessy Capital common stock (or up to 4,255,319 shares of Hennessy Capital common stock if the size of the PIPE Investment is increased to 500,000 shares of Series A Convertible Preferred Stock) would be issuable upon conversion of all the shares of Series A Convertible Preferred Stock, when issued, assuming the absence of in-kind dividends. On or after the third anniversary of the initial issuance date but prior to the fifth anniversary of the initial issuance date, the Company will have the right, at its option, to give notice of its election to cause all outstanding shares of the Series A Convertible Preferred Stock to be automatically converted into shares of Hennessy Capital common stock at the then-effective conversion rate, if the weighted average price (as defined in the Certificate of Designations) of Hennessy Capital common stock equals or exceeds 140% of the conversion price for at least 20 trading days (whether or not consecutive) in a period of 30 consecutive trading days. On or after the fifth anniversary of the initial issuance date but prior to the seventh anniversary of the initial issuance date, the Company will have the right, at its option, to give notice of its election to cause all outstanding shares of the Series A Convertible Preferred Stock to be automatically converted into shares of Hennessy Capital common stock at the then-effective conversion rate, if the weighted average price of Hennessy Capital common stock equals or exceeds 115% of the conversion price for at least 20 trading days (whether or not consecutive) in a period of 30 consecutive trading days. On or after the seventh anniversary of the initial issuance date, the Company will have the right, at its option, to give notice of its election to cause all outstanding shares of the Series A Convertible Preferred Stock to be automatically converted into shares of Hennessy Capital common stock at the then-effective conversion rate, if the weighted average price of Hennessy Capital common stock equals or exceeds the conversion price for at least 10 consecutive trading days. If the Company undergoes certain fundamental changes (as more fully described in the Certificate of Designations but including, among other things, certain change-in-control transactions, recapitalizations, asset sales and liquidation events), the Series A Convertible Preferred Stock may, within 15 days following the effective date of such fundamental change and at the election of the holder, be converted into Hennessy Capital common stock at a conversion rate (subject to certain adjustments) equal to the greater of (i) the sum of the conversion rate on the effective date of such fundamental change plus the additional shares received by holders of Series A Convertible Preferred Stock following such fundamental change (as will be set forth in the Certificate of Designations) and (ii) the quotient of (x) $100.00, divided by (y) the greater of (A) the applicable holder stock price and (B) 66 2/3% of the closing sale price of the common stock on the issue date, where the “holder stock price” means, in the case of a fundamental change in which the holders of Hennessy Capital common stock will receive only cash consideration, the price to be paid per share for such fundamental change and, in all other cases, the average closing sale price of the Hennessy Capital common stock on the 10 consecutive trading days immediately preceding the effective date of the fundamental change.

The Series A Convertible Preferred Stock will contain limitations that prevent the holders thereof from acquiring shares of Hennessy Capital common stock upon conversion that would result in (i) the number of shares beneficially owned by such holder and its affiliates exceeding 9.99% of the total number of shares of Hennessy Capital common stock then outstanding or (ii) the Series A Convertible Preferred Stock being converted into more than 19.99% of the shares of Hennessy Capital common stock outstanding on the initial issue date of the Series A Convertible Preferred Stock without stockholder approval of such issuance.

The Series A Convertible Preferred Stock will also contain terms prohibiting the payment of cash dividends on the common stock of the Company unless at the time of payment (i) all accumulated dividends on the Series A Convertible Preferred Stock are paid or set aside and (ii) the payment of the dividend in respect of the Series A Convertible Preferred Stock for the most recent dividend period has been paid in cash or has been declared with the set-aside of a sum sufficient for payment thereof.

Except as required by Delaware law, holders of the Series A Convertible Preferred Stock will have no voting rights except with respect to the approval of any material and adverse amendment to Hennessy Capital’s certificate of incorporation, and certain significant holders of Series A Convertible Preferred Stock may have approval rights with respect to certain key economic terms of the Series A Convertible Stock, as set forth in the Certificate of Designations.

Voting and Support Agreement

For information about the Voting and Support Agreement, see Special Meeting in Lieu of 2014 Annual Meeting of Hennessy Capital Stockholders—Vote of Hennessy Capital Founders and Chairman and CEO.

Director Removal Letter Agreement

Substantially concurrently with the execution of the Purchase Agreement, our Sponsor entered into a letter agreement with Seller, which provides that Seller will not, and will cause its affiliates to not, vote or provide consent, directly or indirectly, to remove Daniel J. Hennessy or Kevin Charlton from our board of directors without cause at any time from and after the closing of the Business Combination through the 2017 annual meeting of stockholders. Prior to any sale, transfer or other disposition of any shares of our common stock by Seller to an affiliate, such affiliate will agree to be bound by the restrictions of such letter agreement.

Sponsor Warrant Exchange Letter Agreement

Substantially concurrently with the execution of the Purchase Agreement, we entered into a Sponsor Warrant Exchange Letter Agreement with our Sponsor, which provides for the exchange of that number of outstanding placement warrants equal to (i) 12,125,000 less (ii) the number of public warrants validly tendered and not withdrawn in the Public Warrant Exchange Offer, in exchange for shares of Hennessy Capital common stock at an exchange ratio of 0.1 of a share of Hennessy Capital common stock per each placement warrant, concurrent with, and contingent upon, the consummation of the Business Combination. If, however, the Warrant Exchange Offer has not been consummated prior to the closing of the Business Combination, our Sponsor shall deliver to Hennessy Capital 6,375,000 Private Placement Warrants in exchange for the issuance of 637,500 shares of Hennessy Capital common stock. If the Warrant Exchange Offer is not consummated by the 15th calendar day following the consummation of the Business Combination, our Sponsor will exchange an additional 5,750,000 Private Placement Warrants for 575,000 shares of Hennessy Capital common stock. Our Sponsor will not exercise any Private Placement Warrants prior to the 17th calendar day following the consummation of the Business Combination. The purpose of the Sponsor Warrant Exchange is to reduce the potential market overhang on the trading of our common stock created by the significant number of outstanding placement warrants and the potential dilution to the holders of our common stock that may result from the exercise of the placement warrants. Our Sponsor has agreed that until the earliest of: (a) the 180th day after the closing of the Business Combination, (b) the date following the closing of the Business Combination on which Hennessy Capital completes a liquidation, merger, stock exchange or other similar transaction that results in all of

Hennessy Capital’s stockholders having the right to exchange their shares of Hennessy Capital common stock for cash, securities or other property and (c) if the last sale price of Hennessy Capital’s common stock equals or exceeds $12.00 per share for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, the close of business on such 20th trading day, it will not sell, transfer or assign any shares of Hennessy Capital common stock issuable pursuant to the Sponsor Warrant Exchange, any shares of Hennessy Capital common stock issuable upon exercise of the placement warrants or any founder earnout shares or publicly announce any intention to do so. Further, our Sponsor agrees to allow Hennessy Capital’s transfer agent to decline transfers of the shares subject to the Sponsor Warrant Exchange Letter Agreement. The foregoing discussion summarizes material terms of the Sponsor Warrant Exchange Letter Agreement. We urge you to read carefully the full text of the Sponsor Warrant Exchange Letter Agreement, which is attached hereto as Annex F and is incorporated herein by reference.

Registration Rights Agreement

At the closing of the Business Combination, Hennessy Capital will also enter into a registration rights agreement with Seller and the investors in the Backstop Commitment and the PIPE Investment. Under the registration rights agreement, such parties will hold registration rights that obligate us to register for resale under the Securities Act all or any portion of the shares of our common stock that they acquire in connection with the Business Combination, the Backstop Commitment (including any shares received as a fee payable in connection with the Backstop Commitment) and the investment in the Series A Convertible Preferred Stock. Following the closing of the Business Combination, we will, as soon as commercially reasonable but in no event later than 45 days after the closing of the Business Combination, register for resale under the Securities Act the (i) shares of Series A Convertible Preferred Stock and the underlying shares of common stock and (ii) shares of common stock issued in connection with the Backstop Commitment. We will use our reasonable best efforts to cause such registration statement to become effective no later than 120 days after the closing of the Business Combination (if we receive comments from the SEC on such registration statement) or 90 days after the closing of the Business Combination (if we do not receive any such comments). Hennessy Capital may delay a request by Seller for demand registration if, in its reasonable judgment, it is not feasible for Hennessy Capital to proceed with the registration because of the existence of any acquisition, disposition or other material transaction or financing activity involving Hennessy Capital, or because of the unavailability of any required financial statements or our possession of material information that it would not be in our best interests to disclose in a registration statement, provided that such refusal only results in a 120-day delay in the filing of the registration statements. In addition, in the event that the sale of registered securities under a registration statement would require disclosure of certain material non-public information not otherwise required to be disclosed, Hennessy Capital may postpone the effectiveness of the applicable registration statement or require the suspension of sales thereunder. No such blackout period may continue for more than 45 consecutive days or occur more than two times in any single calendar year. Under the registration rights agreement, such parties will also hold “piggyback” registration rights exercisable at any time that allow them to include the shares of Hennessy Capital common stock that they own in any public offering of equity securities initiated by us (other than those public offerings pursuant to registration statements on forms that do not permit registration for resale by them). These “piggyback” registration rights are subject to proportional cutbacks based on the manner of such offering and the identity of the party initiating such offering.

We have agreed to indemnify such parties against any losses or damages resulting from any untrue statement or omission of a material fact in any registration statement or prospectus pursuant to which they sell our shares, unless such liability arose from their misstatement or omission, and such parties have agreed to indemnify us against all losses caused by their misstatements or omissions in those documents. Hennessy Capital will pay all expenses incidental to its performance under the registration rights agreement, as well as the underwriting discounts and commissions payable by such parties in connection with the sale of their shares under the registration rights agreement.

Lock-Up Agreements

At the closing of the Business Combination, Seller will enter into a 180-day lock-up agreement with us with respect to the shares of our common stock received by Seller as part of the Equity Component, and the initial Stockholders will enter into a 12-month lock-up agreement with Seller with respect to the founder shares (together with the shares received by Seller as part of the Equity Component, the “lock-up shares”). Pursuant to the lock-up agreements, each party will agree that, for a period of 180 days (in the case of Seller) or 12 months (in the case of the initial Stockholders) from the closing of the Business Combination (which periods may be shortened under certain circumstances), such party will not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to any lock-up shares of such party, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any lock-up shares of such party, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii). Notwithstanding the foregoing, each party may sell or otherwise transfer any lock-up shares of such party to its equity holders, provided in each such case that the transferee thereof agrees to be bound by the restrictions set forth in the lock-up agreement applicable to such lock-up shares.

Background of the Business Combination

Hennessy Capital is a blank check company formed in Delaware on September 24, 2013 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Business Combination was the result of a thorough search for a potential transaction using the extensive network and investing and operating experience of our management team and board of directors. The terms of the Business Combination were the result of thorough negotiations between the representatives of Hennessy Capital and Seller.

The following is a brief description of the background of these negotiations, the Business Combination and related transactions.

From the date of our IPO through execution of the Purchase Agreement on September 21, 2014, Hennessy Capital considered a number of potential target companies with the objective of consummating an acquisition. Representatives of Hennessy Capital contacted and were contacted by a number of individuals and entities who offered to present ideas for acquisition opportunities, including financial advisors and companies within the diversified industrial manufacturing and distribution industries. Hennessy Capital compiled a list of high priority potential targets and updated and supplemented such list from time to time. This pipeline was periodically shared, in depth, with the board of directors of Hennessy Capital.

During that period, Hennessy Capital and representatives of Hennessy Capital:

•	Identified and evaluated over 125 potential acquisition target companies;

•	Participated in in-person or telephonic discussions with representatives of approximately 19 potential acquisition targets (other than Blue Bird);

•	Provided an initial non-binding indication of interest to approximately eight potential acquisition targets (other than Blue Bird) or their representatives; and

•	Submitted a letter of intent and conducted confirmatory due diligence with respect to one potential acquisition target (other than Blue Bird).

Hennessy Capital reviewed the potential acquisitions based on the same criteria discussed below and used in evaluating the Business Combination, which included established middle-market businesses with proven track records, experienced management teams and strong competitive positions with, or with the potential for, revenue and earnings growth and strong free cash flow generation. Hennessy Capital focused on sectors exhibiting secular growth or the potential for a near-term cyclical uptick, and within those sectors, only companies that would benefit from being a publicly traded company.

Timeline of the Business Combination

Following the completion of our IPO in January 2014, representatives of Hennessy Capital engaged in extensive discussions with a number of different financial advisors and companies within the diversified industrial manufacturing and distribution industries with respect to potential acquisition opportunities. After several meetings and consultations with XMS Capital Partners, LLC (“XMS”), Hennessy Capital decided to engage XMS as a financial advisor to assist Hennessy Capital with sourcing potential acquisition opportunities, given XMS’ understanding of the value proposition of the SPAC to potential acquisition targets and sellers and extensive relationships within Hennessy Capital’s target industries. On March 10, 2014, Hennessy Capital entered into an engagement letter with XMS.

The efforts of Hennessy Capital to find a business combination transaction progressed to the point that beginning in March 2014, Hennessy Capital was engaged in detailed discussions, due diligence and negotiations with a U.S. based provider of testing services (“Company A”). Hennessy Capital submitted a non-binding letter of intent to Company A on March 26, 2014. For the first two weeks of April, Hennessy Capital, together with its financial, legal, accounting and other advisors, performed confirmatory due diligence and drafted an Agreement and Plan of Merger, which was submitted to Company A on April 18, 2014. On April 25, 2014, Company A informed Hennessy Capital that it had selected another bidder.

In late April and early May 2014, Hennessy Capital continued its efforts to find a business combination transaction that was consistent with the criteria discussed below under the heading “—Hennessy Capital’s Board of Directors’ Reasons for the Approval of the Business Combination.”

On or about May 12, 2014, Daniel Hennessy, Chairman and Chief Executive Officer of Hennessy Capital, received a call from a Managing Director of BMO Capital Markets with whom Mr. Hennessy had worked on previous transactions in the diversified industrial manufacturing and distribution industries during his time at CHS Capital, to introduce the concept of a transaction with Blue Bird. Another Managing Director of BMO Capital Markets had a long standing relationship with Chan Galbato, the non-executive Chairman of Blue Bird and Chief Executive Officer of COAC, an entity affiliated with Cerberus Capital Management. BMO Capital Markets proposed a business combination with Blue Bird to Hennessy Capital because Blue Bird was in line with Hennessy Capital’s stated investment theses and industry segment and given BMO Capital Markets’ understanding that Cerberus might be interested in selling Blue Bird.

On May 13, 2014, at Hennessy Capital’s request, a Managing Director of BMO Capital Markets called Mr. Galbato to schedule an introductory meeting with Hennessy Capital, explaining that Hennessy Capital may be interested in acquiring Blue Bird.

On May 14, 2014, Mr. Hennessy and Kevin Charlton, President & Chief Operating Officer of Hennessy Capital, met with Mr. Galbato and Ethan Klemperer, a director of Blue Bird and Senior Operating Executive of COAC to discuss a potential transaction with Blue Bird.

On May 15, 2014, Mr. Charlton contacted Dev Kapadia, a Managing Director at CCM, expressing interest in a potential transaction between Hennessy Capital and Blue Bird.

On May 20, 2014, Hennessy Capital entered into a confidentiality agreement with SBH and shortly thereafter began to receive confidential information, commence its due diligence review of Blue Bird and engage various advisors, including Sidley Austin LLP, as transaction counsel (“Sidley”), AON plc, as insurance, risk management and wages and benefits advisor (“Aon”), KPMG LLP, as accounting, tax and IT advisor (“KPMG”), Ellenoff Grossman & Schole LLP, legal counsel to Hennessy Capital in its formation and IPO (“EGS”), Alvarez & Marsal, with respect to operational and IT due diligence, and Environ, with respect to environmental due diligence.

On May 22, 2014, Hennessy Capital submitted to Evercore, a financial advisor engaged by Seller, an initial non-binding indication of interest to acquire Blue Bird at a valuation of seven times trailing twelve months’ EBITDA.

On May 23, 2014, representatives of Hennessy Capital held a telephonic meeting with representatives of Cerberus and Evercore to discuss Hennessy Capital’s proposal and the framework for a potential transaction. Representatives of Hennessy Capital and its advisors were granted access to a virtual data room containing information regarding the historical operations and financial projections of Blue Bird.

On May 27, 2014, representatives of Hennessy Capital, BMO Capital Markets and XMS held a telephonic meeting with representatives of Evercore to discuss Blue Bird’s operations, historical financials and financial projections and potential equity financing that may be necessary to consummate a potential transaction with Blue Bird.

On June 6, 2014, representatives of Hennessy Capital, including Mr. Hennessy, Mr. Charlton and Gurminder Bedi, BMO Capital Markets and XMS met in person with representatives of Blue Bird, Phil Horlock (President and Chief Executive Officer) and Phil Tighe (Chief Financial Officer), Mr. Kapadia and Evercore at Evercore’s offices in New York City for a management presentation. Representatives of Hennessy Capital presented an updated non-binding proposal to acquire Blue Bird at a valuation of seven times the estimated 2014 fiscal year end EBITDA.

On June 10, 2014, representatives of Hennessy Capital and Evercore had a telephonic meeting to discuss Blue Bird’s historical and projected financials, including a review of the virtual data room. Later in the evening, representatives of Hennessy Capital, including Mr. Hennessy and Mr. Charlton, Blue Bird, including Mr. Horlock, Mr. Tighe, John Kwapis (Vice President and Chief Operating Officer), and Dale Wendell (Vice President, Global Sales & Marketing), and Evercore met for dinner in Macon, Georgia.

On June 11, 2014, Hennessy Capital submitted a draft of the non-binding letter of intent to Seller and representatives of Hennessy Capital and BMO Capital Markets met with representatives of Evercore and representatives of Blue Bird at Blue Bird’s headquarters in Fort Valley, Georgia for a management presentation and tour of the Company’s manufacturing and assembly facilities.

On June 17, 2014, representatives of Hennessy Capital, including BMO Capital Markets and XMS, met with representatives of Seller and Evercore at Evercore’s offices in New York City. The parties discussed the potential transaction structure, the terms of Hennessy Capital’s updated non-binding letter of intent and potential equity financing that may be necessary to consummate a potential transaction with Blue Bird.

On June 18, 2014, Mr. Hennessy and Mr. Charlton met with representatives of Stifel, an investment advisory firm, to discuss Stifel’s experience with SPAC transactions and to obtain an overview of the process. The potential for Stifel to provide services to Hennessy Capital in assisting with a business acquisition was also discussed.

On June 23, 2014, representatives of Hennessy Capital, BMO Capital Markets, XMS and Stifel met in person with Mr. Kapadia and representatives of Evercore at Evercore’s offices in New York City. Representatives from Stifel presented an overview of the proposed transaction, including sources and uses of proceeds, potential equity raising alternatives, Blue Bird’s pro forma capitalization and an updated illustrative transaction timeline.

Between June 24, 2014 and July 6, 2014, Hennessy Capital continued to conduct business, financial, legal and accounting due diligence with Blue Bird and its advisors. Seller and Hennessy Capital also continued to negotiate the terms of a transaction structure and a letter of intent.

On July 6, 2014, Hennessy Capital and Seller executed a non-binding letter of intent, which provided that Hennessy Capital was prepared to pay a $255.0 million purchase price (based upon a valuation of seven times the trailing twelve months’ Adjusted EBITDA), to acquire the shares of SBH, consisting of a $115.0 million cash payment by Hennessy Capital and a $140.0 million equity rollover (in each case, subject to adjustment if the cash available to pay Seller is less than $115.0 million but at least $100.0 million, in which case additional shares of Hennessy Capital common stock would be issued to Seller at $10.00 per share in an aggregate amount equal to the cash shortfall, based on Hennessy Capital’s evaluation of the financial statements of Blue Bird and its preliminary due diligence findings, which included conversations with management and site tours of Blue Bird’s facilities. The non-binding letter of intent also provided Hennessy Capital and Seller with an exclusivity period through August 15, 2014 to negotiate the transaction.

On July 9, 2014, representatives of Hennessy Capital met with representatives of Evercore for breakfast. Later in the day, representatives of Hennessy Capital, including Stifel, BMO Capital Markets, XMS, Sidley, KPMG, EGS, Alvarez & Marsal and Aon, and Blue Bird, including Evercore, Lowenstein Sandler, as SEC counsel to Seller and Blue Bird (“Lowenstein”), Schulte Roth and Zabel, as transaction counsel to Seller and Blue Bird (“Schulte”), and PricewaterhouseCoopers LLP, as Blue Bird’s auditors, met or participated by telephone in a meeting at Stifel’s offices in New York City to discuss the process timeline.

On July 10, 2014, representatives of Hennessy Capital met with Mr. Kapadia to discuss organizational items such as board representation after the consummation of the business combination, scheduling meetings with due diligence advisors and proposed a management compensation structure to apply after the consummation of the Business Combination.

On July 14, 2014, representatives of Alvarez & Marsal held a diligence meeting with Mr. Galbato.

On July 15, 2014, Hennessy Capital held a telephonic meeting with its board of directors to discuss the possible acquisition of Blue Bird. Messrs. Hennessy and Charlton discussed the background of negotiations with Blue Bird and Seller and provided an overview of Hennessy Capital’s due diligence investigation of Blue Bird. Questions were asked and answered of Hennessy Capital’s officers. The board of directors also discussed the timing and documentation required to consummate the Business Combination. The board of directors then authorized the officers of Hennessy Capital to continue due diligence and negotiate a definitive agreement with Seller to purchase Blue Bird on the terms set forth in the non-binding letter of intent.

On July 17, 2014, representatives of Hennessy Capital, Stifel, Alvarez & Marsal, BMO Capital Markets, XMS and Lowenstein met or participated by telephone in a meeting with representatives of Blue Bird and Evercore at Blue Bird’s headquarters in Fort Valley, Georgia. Hennessy Capital and its advisors toured Blue Bird’s manufacturing and assembly facilities. Blue Bird’s management conducted a management presentation and due diligence session for Hennessy Capital’s advisors. Representatives of Alvarez & Marsal held an operations diligence session with Mr. Kwapis of Blue Bird, to discuss Blue Bird’s operations. Representatives of Stifel, XMS Capital and Lowenstein held a breakout session with Mr. Tighe of Blue Bird and Chuck Lowrey, Executive Vice President, Chief Financial Officer and Secretary of Hennessy Capital, to discuss the financial reporting requirements of the proposed transaction and other topics relating to public company readiness.

On July 18, 2014, representatives of Hennessy Capital, Mr. Kapadia, Stifel, Sidley, Alvarez & Marsal, BMO Capital Markets, XMS, Lowenstein and Evercore held a telephonic meeting to discuss the status of outstanding diligence requests.

In July 2014, representatives of Hennessy Capital and Deutsche Bank (lead underwriter in Hennessy Capital’s IPO) had several discussions regarding Deutsche Bank’s role in the target acquisition, and Deutsche Bank agreed to assist in the PIPE Investment and Backstop Commitment process given its relationships with many of Hennessy Capital’s existing investors dating back to Hennessy Capital’s IPO.

On July 22, 2014, representatives of Hennessy Capital, EGS, Lowenstein, Stifel, Sidley, Deutsche Bank and Evercore held a telephonic meeting to discuss the drafting of Hennessy Capital’s proxy statement. Hennessy Capital entered into an engagement letter with Stifel by which Stifel would serve as a non-exclusive financial advisor to Hennessy Capital in connection with the investment banking and financial advisory services related to the business combination.

On July 24, 2014, representatives of Hennessy Capital, Stifel, Sidley, BMO Capital Markets, XMS, Lowenstein, Aon and Evercore held a telephonic meeting to discuss the status of outstanding diligence requests.

On July 25, 2014, Hennessy Capital entered into an engagement letter with BMO Capital Markets. The engagement letter provided for BMO Capital Markets, among other things, if requested by Hennessy Capital, to deliver an oral opinion, to be subsequently confirmed in writing, that the consideration to be paid by Hennessy Capital pursuant to the Purchase Agreement was fair, from a financial point of view, to Hennessy Capital.

On July 28, 2014, Schulte sent the initial draft of the Purchase Agreement to Hennessy Capital and Sidley.

On July 29, 2014, representatives of Hennessy Capital and Mr. Tighe held a telephonic meeting to discuss the status of Hennessy Capital’s proxy statement.

On July 30, 2014, Mr. Hennessy visited Micro Bird, Inc., a joint-venture of Blue Bird for the production of Type A school buses in Drummondville, Quebec, and met with Steve Girardin, President and Chief Executive Officer of Micro Bird, Inc. and a representative from Evercore. Mr. Girardin provided Mr. Hennessy with a management presentation, a tour of the production facilities and a tour of the A. Girardin dealership.

On July 31, 2014, representatives of Hennessy Capital, EGS, Lowenstein, Stifel, and Evercore held a telephonic meeting to discuss the drafting of Hennessy Capital’s proxy statement.

On August 6, 2014, representatives of Hennessy Capital, EGS, Lowenstein, Stifel, and Evercore held a telephonic meeting to discuss the drafting of Hennessy Capital’s proxy statement.

On August 9, 2014, representatives of Schulte, Sidley and Hennessy Capital, including Mr. Charlton, held a telephonic meeting to discuss certain issues regarding the Purchase Agreement.

On August 11, 2014, Mr. Horlock provided an update on the investor presentation to the board of directors of Hennessy Capital. A dinner was held with Mr. Horlock, Mr. Bedi, the board of directors of Hennessy Capital and representatives of Cerberus.

On August 11 through August 13, 2014, representatives of Hennessy Capital, including Mr. Hennessy, and Mr. Horlock held preliminary in-person confidential meetings with potential investors to introduce the Blue Bird opportunity and to gauge interest in making an equity investment in a potential transaction. The potential equity investors expressed interest in participating in a potential transaction with Hennessy Capital involving Blue Bird and in performing more detailed due diligence on Blue Bird.

On August 12, 2014, Hennessy Capital’s board of directors held a regularly scheduled meeting in New York City at the offices of Stifel. At the meeting, Hennessy Capital officers updated the directors on the Blue Bird transaction, and Stifel made a presentation to directors regarding, among other items, market conditions, valuation and potential equity financing alternatives. Seller and Hennessy Capital executed an amendment to the non-binding letter of intent to extend the exclusivity period to August 29, 2014.

On August 15, 2014, Hennessy Capital held a telephonic meeting with its board of directors to discuss the initial investor meetings, updates on the due diligence process, the proxy drafting process and any outstanding issues from the August 12, 2014 meeting.

On August 17, 2014, representatives of Sidley sent a revised draft of the Purchase Agreement to Schulte, Cerberus, Evercore and Lowenstein and included changes, among others things, to the representations and warranties of the Seller, the representations and warranties of Hennessy Capital, the consequences of termination and the addition of provisions regarding representation and warranty insurance.

On August 22, 2014, Hennessy Capital held a telephonic meeting with its board of directors to discuss the progress of the Business Combination. Hennessy Capital informed the board of directors that a redraft of the Purchase Agreement had been sent to Blue Bird’s counsel and that the diligence process was continuing. Hennessy Capital also provided an update on the process of obtaining backstop commitments from current and potential investors.

On August 26, 2014, Mr. Hennessy and other officers of Hennessy Capital and Blue Bird held a confidential meeting with a potential investor to introduce the Blue Bird opportunity and to gauge interest in making an equity investment in a potential transaction. The potential equity investor expressed interest in participating in a potential transaction with Hennessy Capital involving Blue Bird and the intention of making a large commitment and in performing more detailed due diligence on Blue Bird.

On August 29, 2014, Schulte sent a revised draft of the Purchase Agreement to Hennessy Capital, Sidley and EGS and included changes, among others things, to the representations and warranties of the Seller, the representations and warranties of Hennessy Capital, the Backstop Commitment process and the treatment of the phantom plan.

Also on August 29, 2014, Hennessy Capital held a telephonic meeting with its board of directors to discuss the status of the Purchase Agreement negotiations, equity financing plans and proxy statement preparation, due diligence updates and any outstanding issues from the August 22, 2014 meeting.

Also on August 29, 2014, Hennessy Capital and representatives of Cerberus confirmed by email an extension of exclusivity to September 5, 2014.

Between August 30, 2014 and September 21, 2014, representatives of Hennessy Capital and Blue Bird and their respective legal counsel and financial advisors met several times, telephonically and in-person, to negotiate and discuss the terms of the Purchase Agreement and related documentation, including with respect to indemnification, representations and covenants related to tax matters, the mechanics of the calculation of the elements of the estimated purchase price, representation and warranty insurance, backstop commitments and equity rollovers.

On September 2, 2014, representatives of Hennessy Capital, including Mr. Hennessy and Mr. Charlton, met with Mr. Kapadia in person in New York to discuss open issues in the Purchase Agreement and equity financing plans.

On September 5, 2014, Seller and Hennessy Capital executed an amendment to the non-binding letter of intent, which provided for an additional extension of the exclusivity period to September 12, 2014.

Also on September 5, 2014, Hennessy Capital held a telephonic meeting with its board of directors to discuss the status of the Purchase Agreement negotiations, equity financing plans and proxy statement preparation, due diligence updates and any outstanding issues from the August 29, 2014 meeting.

On September 11, 2014, Hennessy Capital held a telephonic meeting with its board of directors to discuss the status of the Purchase Agreement negotiations, equity financing plans and proxy statement preparation, due diligence updates and any outstanding issues from the September 5, 2014 meeting.

On September 14, 2014, Hennessy Capital’s board of directors met telephonically to consider the potential acquisition of Blue Bird including the approval of the definitive Purchase Agreement, which was in substantially final form as described below. Also in attendance were certain officers of Hennessy Capital and representatives of Sidley, EGS, BMO Capital Markets and Stifel. Mr. Hennessy reviewed with the board of directors of Hennessy Capital the terms of the proposed acquisition of Blue Bird, including the transaction value of $469 million. Certain officers of

Hennessy Capital then provided an overview of the sources and uses of the transaction, the expected pro forma capitalization at closing and returns analysis, an overview of the key terms of the Purchase Agreement and related transaction documents, an overview of the due diligence process and the expected timeline to closing. Following that discussion, representatives of BMO Capital Markets reviewed for our board of directors the various financial analyses it performed. Thereafter, BMO Capital Markets provided its oral opinion, subsequently confirmed in writing, to our board of directors to the effect that, as of September 14, 2014, and subject to and based upon the assumptions, factors considered and limitations and qualifications set forth in such opinion, the Total Purchase Price to be paid by Hennessy Capital in the Business Combination pursuant to the Purchase Agreement was fair to Hennessy Capital, from a financial point of view, and the enterprise value of Blue Bird implied by the various financial analyses BMO Capital Markets conducted in connection with its opinion equaled or exceeded 80% of the balance of the funds in Hennessy Capital’s trust account (excluding any deferred underwriters fees and taxes payable on the income earned in the trust) as of the date of such opinion. After considering the proposed terms of the Purchase Agreement and other related transaction agreements and the various presentations of Hennessy Capital’s management and BMO Capital Markets, including receipt of BMO Capital Markets’ oral opinion, and taking into account the other factors described below under the caption “Hennessy Capital’s Board of Directors’ Reasons for the Approval of the Business Combination,” our board of directors unanimously approved the Purchase Agreement and related agreements and determined that it was advisable and in the best interests of Hennessy Capital to consummate the Business Combination and other transactions contemplated by the Purchase Agreement and related agreements, subject to the negotiation of the final terms of the Purchase Agreement and the related agreements, directed that the Purchase Agreement and the other proposals described in this proxy statement be submitted to our stockholders for approval and adoption, and recommended that our stockholders approve and adopt the Purchase Agreement and such other proposals.

Following the meeting of our board of directors, Hennessy Capital and Blue Bird continued to negotiate the final terms of the Purchase Agreement, the Backstop and Subscription Agreement and the Preferred Subscription Agreement. The parties also negotiated and determined the terms of the Public Warrant Exchange Offer, the terms of the Series A Convertible Preferred Stock and the terms of other ancillary agreements.

On September 21, 2014, Hennessy Capital and Blue Bird entered into the Purchase Agreement.

On September 22, 2014, prior to the opening of the U.S. capital markets, a press release was issued announcing the Business Combination and shortly thereafter Hennessy Capital filed with the SEC a Current Report on Form 8-K attaching the press release.

The parties have continued and expect to continue regular discussions regarding the execution and timing of the Business Combination.

Hennessy Capital’s Board of Directors’ Reasons for the Approval of the Business Combination

Before approving the Purchase Agreement and the transactions contemplated thereby and determining that the Business Combination is in the best interests of Hennessy Capital and its stockholders, Hennessy Capital’s board of directors reviewed the results of management’s due diligence, which included:

•	research on comparable companies and transactions within the diversified manufacturing and distribution industries;

•	research on school bus industry trends, cycles, operating cost projections and other industry factors;

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extensive meetings and calls with Blue Bird’s management team and its representatives regarding Blue Bird’s operations, products and services, major customers and suppliers and financial prospects for both companies, among other typical due diligence matters;

•	personal visits to Blue Bird’s facilities in Fort Valley, Georgia and Drummondville, Quebec;

•	review of Blue Bird’s material contracts, environmental matters, intellectual property matters, labor matters and other legal diligence;

•	consultation with Hennessy Capital’s management and legal and financial advisors and industry experts;

•	financial, tax, legal, environmental and accounting diligence; and

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creation of an independent six-year financial model in consultation with management of Blue Bird, which financial model was generally consistent with the two-year financial model prepared by Blue Bird, and on which we based our projections included below in this proxy statement.

Hennessy Capital’s board of directors considered a wide variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, Hennessy Capital’s board of directors, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of Hennessy Capital’s board of directors may have given different weight to different factors.

In the prospectus for our IPO, we identified the following general criteria and guidelines that we believed would be important in evaluating prospective target businesses.

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Middle-Market Business.    We will seek to acquire one or more businesses with an enterprise value of approximately $200,000,000 to $500,000,000, determined in the sole discretion of our officers and directors according to reasonably accepted valuation standards and methodologies. We believe that the middle market segment provides the greatest number of opportunities for investment and is the market consistent with our sponsor’s previous investment history. This segment is where we believe we have the strongest network to identify opportunities.

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Established Companies with Proven Track Records.    We will seek to acquire established companies with consistent historical financial performance. We will typically focus on companies with a history of strong operating and financial results and strong fundamentals. We do not intend to acquire start-up companies or companies with recurring negative free cash flow.

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Companies with, or with the Potential For, Strong Free Cash Flow Generation.    We will seek to acquire one or more businesses that already have, or have the potential to generate, consistent, stable and increasing free cash flow. We will focus on one or more businesses that have predictable revenue streams.

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Strong Competitive Position.    We intend to focus on targets that have a leading, growing or niche market position in their respective industries. We will analyze the strengths and weaknesses of target businesses relative to their competitors. We will seek to acquire a business that demonstrates advantages when compared to their competitors, which may help to protect their market position and profitability.

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Experienced Management Team.    We will seek to acquire one or more businesses with a complete, experienced management team that provides a platform for us to further develop the acquired business’s management capabilities. We will seek to partner with a potential target’s management team and expect that the operating and financial abilities of our executive team and board will complement their own capabilities.

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Companies with Revenue and Earnings Growth or Potential for Revenue and Earnings Growth.    We will seek to acquire one or more businesses that have achieved or have the potential for significant revenue and earnings growth through a combination of organic growth, new product markets and geographies, increased production capacity, expense reduction, synergistic add-on acquisitions and increased operating leverage.

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Sectors Exhibiting Secular Growth or with Potential for Cyclical Uptick.    We intend to focus on targets in sectors which exhibit positive secular growth or potential for near-term cyclical uptick. We plan to identify sectors that have demonstrated strong positive growth in recent years, possess drivers for continued growth and are strategically positioned to benefit from upswings in their respective industry cycles.

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Benefit from Being a Public Company.    We intend to acquire a company that will benefit from being publicly traded and can effectively utilize the broader access to capital and public profile that are associated with being a publicly traded company.

In considering the Business Combination, Hennessy Capital’s board of directors concluded that Blue Bird met all of the above criteria. In particular, the board considered the following positive factors, although not weighted or in any order of significance:

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Leading Middle-Market Business at Attractive Valuation.    Blue Bird is the leading independent designer and manufacturer of school buses, with more than 550,000 buses sold since its formation in 1927 and nearly 200,000 buses in operation today. Additionally, Blue Bird is the market leader in alternative fuel applications with its propane-powered and CNG-powered school buses. We believe the Total Purchase Price reflects an estimated enterprise value (estimated market value plus debt less cash) of $469 million, which represents seven times Blue Bird’s projected Adjusted EBITDA for fiscal 2014. “See The Business Combination Proposal–Certain Company Projected Financial Information.” We regard this as an attractive discount to valuation multiples applicable to comparable specialty vehicle manufacturers.

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Business Where We Can Add Value.    Our Chief Executive Officer, Daniel J. Hennessy, and our Chief Operating Officer, Kevin M. Charlton, have extensive experience as members of the boards of directors of manufacturing and distribution businesses, working with management teams to drive strategic growth. Upon consummation of the Business Combination, Mr. Hennessy will be the Vice Chairman of the Company and a member of the nominating and corporate governance committee and Mr. Charlton will be a member of our compensation committee. During our due diligence, we retained Gurminder S. Bedi, a renowned automotive industry expert and a former senior executive at Ford, to conduct a strategic and operational assessment of Blue Bird. Mr. Bedi has agreed to join our board of directors and will serve on our audit committee.

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Proven Track Record and Strong Management Team.    Blue Bird is led by a highly experienced management team that has transformed Blue Bird’s business over the past four years. From fiscal 2010 through fiscal 2013, the current management team has increased market share by approximately 7 percentage points to 30%; grown unit sales by 27% despite an overall decline of one percent in the United States and Canadian school bus industry; reduced warranty claims by 40%; and reduced the monthly production breakeven level from approximately 400 units to 320 units through consolidating production and reducing manufacturing complexity.

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Strong Free Cash Flow Generation.    Blue Bird is expected to generate $67.0 million of Adjusted EBITDA and a 7.8% Adjusted EBITDA margin in fiscal 2014, representing a 34% increase in Adjusted EBITDA and 129 basis point improvement in Adjusted EBITDA margin compared with fiscal 2013. Blue Bird is also expected to generate $60.5 million of Adjusted EBITDA minus capital expenditures and a 7.0% margin in fiscal 2014, representing a 36% increase in Adjusted EBITDA minus capital expenditures and 124 basis point improvement in margin compared with fiscal 2013. Blue Bird operates with negative working capital for the majority of each year.

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Solid Competitive Position.    Blue Bird has significant market share momentum, having grown its market share from 23% in fiscal 2010 to 30% in fiscal 2013. We believe that Blue Bird will seek to continue to grow its market share through continuous product enhancements, alternative fuel leadership, domestic and export market initiatives and continued dealer network improvements. Blue Bird is the market leader in alternative fuel-powered buses, having sold approximately six times more propane and CNG-powered school buses than all of its competitors combined over the period from fiscal 2010 through June 28, 2014.

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Opportunity for Strong Revenue and Earnings Growth.    Blue Bird has grown its net sales from $562 million in fiscal 2011 to an estimated $860 million in fiscal 2014, representing a compounded annual growth rate of 15%. During the same period, Blue Bird’s Adjusted EBITDA has increased from $15 million in fiscal 2011 to an estimated $67 million in fiscal 2014, representing a compounded annual growth rate of 66%. We believe Blue Bird will continue to grow by expanding its alternative fuel leadership and developing new market initiatives to expand product offerings in the United States and Canadian school bus market and export markets, implementing continuous dealer network improvements and continuing to drive down operating costs.

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Potential for Cyclical Uptick.    We believe Blue Bird is well-positioned to continue its growth trajectory, based upon the recovery of the school bus industry currently underway, supported by positive demographic trends. Blue Bird believes that there is pent-up demand for school buses – that (i) the industry is operating well below its historical long-term average of approximately 30,600 unit sales per year, (ii) school bus retirements in the 2010 through 2012 period were approximately double the average annual retirements rate of 20,000 units, (iii) there are approximately 150,000 buses in the United States fleet that have been in service for 15 or more years and (iv) the population of school age children is growing and is focused in several key states. Further, budgets for school bus purchases are directly related to property tax receipts, which are projected to continue a recovery that began in 2012. Local property and municipal tax receipts are key drivers of school district transportation budgets. The forecasted continued appreciation in housing prices is expected to have a positive effect on property tax receipts going forward, and school transportation budgets are expected to directly benefit from increasing municipal spending budgets.

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Financial Terms of the Purchase Agreement.    Our board of directors considered the total mix of cash and equity consideration and the fact that both the Cash Component and the Equity Component are subject to adjustment depending on the aggregate amount of cash available to pay the Cash Component, and also noted that the value of our common stock to be paid to Seller upon consummation of the Business Combination could be significantly more or less than the $10.00 implied value per share immediately prior to the announcement of the entry into the Purchase Agreement based on any fluctuations in the market price of Hennessy Capital’s common stock. Our board of directors took note of the course of negotiations between the parties in arriving at the amount of Total Purchase Price to be paid, and Blue Bird indebtedness to be assumed, in the Business Combination.

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Other Terms and Conditions of the Purchase Agreement.    Our board of directors considered the other terms and conditions of the Purchase Agreement, including the nature and scope of the closing conditions and the likelihood of obtaining any necessary regulatory approvals.

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Pro Forma Ownership.    Our board of directors took note of the fact that upon completion of the Business Combination and if there are no redemptions, Hennessy Capital’s existing stockholders, including our Sponsor, will retain an ownership interest of 57.6% of the Company, and Seller will own 42.4% of our outstanding common stock.

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Opinion of Hennessy Capital’s Financial Advisor.    Our board of directors considered the financial analyses reviewed and discussed with our board of directors by representatives of BMO Capital Markets on September 14, 2014, as well as the oral opinion of BMO Capital Markets rendered to our board of directors on September 14, 2014 (which was subsequently confirmed in writing by delivery of a written opinion dated the same date) that, as of September 14, 2014, and based upon and subject to the assumptions, factors considered and limitations and qualifications set forth in such written opinion, (i) the Total Purchase Price to be paid by Hennessy Capital in the Business Combination pursuant to the Purchase Agreement was fair to Hennessy Capital, from a financial point of view, and (ii) the enterprise value of Blue Bird implied by the various financial analyses BMO Capital Markets conducted in connection with its opinion equaled or exceeded 80% of the amount held by the Company in trust for the benefit of its public stockholders (excluding any deferred underwriter fees and taxes payable on the income earned on the trust account). See “—Description of Fairness Opinion of BMO Capital Markets.” The full text of the Opinion is attached to this proxy statement as Annex B.

Hennessy Capital’s board of directors also gave consideration to the following negative factors (which are more fully described in the “Risk Factors” section of this proxy statement), although not weighted or in any order of significance:

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the risk that some of the current public stockholders would vote against the Business Combination Proposal or exercise their redemption rights, thereby depleting the amount of cash available in the trust account to an amount below $100 million, the minimum required to consummate the Business Combination (unless waived by Seller), which our board concluded was substantially mitigated because (i) we expect to enter into subscription agreements whereby certain investors will agree to collectively purchase up to an expected $40.0 million ($35.0 million of which has already been subscribed) worth of shares of Series A Convertible Preferred Stock and $10.0 million worth of shares of Hennessy Capital common stock, and (ii) the fact that public stockholders may vote for the Business Combination Proposal while also exercising their redemption rights mitigates any incentive for a public stockholder to vote against the Business Combination Proposal, especially to the extent that they hold public warrants, which would likely be worthless if the Business Combination is not completed;

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the risk that the announcement of the transactions and potential diversion of Blue Bird’s management and employee attention may adversely affect Blue Bird’s ability to retain current customers and dealers and bid for and secure new dealer contracts;

•	the risk that certain key employees and customers of Blue Bird might not choose to remain with the Company;

•	the majority voting control of Hennessy Capital that may be given to Seller upon the consummation of the Business Combination;

•	the risks and costs to Blue Bird if the Business Combination is not completed, including potential employee attrition and the potential effect on business and customer relationships;

•	the risks associated with the school bus industry in general, including general economic conditions affecting the level of spending by municipalities and cyclicality;

•	the risk associated with macroeconomic uncertainty and the effects it could have on Blue Bird’s revenues, particularly sales to government entities;

•	the risk of competition in the industry, including the potential for new entrants and new products gaining market share;

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the risk that the Business Combination might not be consummated in a timely manner or that the closing of the Business Combination might not occur despite the companies’ efforts, including by reason of a failure to obtain the approval of the Hennessy Capital stockholders;

•	the risk that the transactions contemplated by the Purchase Agreement would not be completed in accordance with its terms or at all;

•	the inability to maintain the listing of the Hennessy Capital’s common stock on Nasdaq prior to or following the Business Combination;

•	the significant fees and expenses associated with completing the Business Combination and the substantial time and effort of management required to complete the Business Combination; and

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the fact that the Sponsor and our officers and directors may have interests in the Business Combination that are different from, or are in addition to, the interests of our public stockholders, including the matters described under “—Certain Benefits of Hennessy Capital’s Directors and Officers and Others in the Business Combination” below. However, our board of directors concluded that the potentially disparate interests would be mitigated because (i) these interests were disclosed in our IPO prospectus and would be included in this proxy statement, (ii) these disparate interests would exist with respect to a business combination with any target company, and (iii) the Business Combination was structured so that the Business Combination may be completed even if public stockholders redeem a substantial portion of our outstanding common stock.

Our board of directors concluded that these risks could be managed or mitigated by Hennessy Capital or were unlikely to have a material impact on the Business Combination or Hennessy Capital, and that, overall, the potentially negative factors or risks associated with the Business Combination were outweighed by the potential benefits of the Business Combination to Hennessy Capital and its stockholders. The Hennessy Capital board of directors realized that there can be no assurance about future results, including results considered or expected as disclosed in the foregoing reasons. The foregoing discussion of the material factors considered by the Hennessy Capital board of directors is not intended to be exhaustive, but does set forth the principal factors considered by our board.

Satisfaction of 80% Test

It is a requirement under Hennessy Capital’s amended and restated certificate of incorporation that any business acquired by Hennessy Capital have a fair market value equal to at least 80% of the balance of the funds in the trust account at the time of the execution of a definitive agreement for an initial business combination. The Hennessy Capital board of directors adopted the financial analysis reviewed by BMO Capital Markets with the Hennessy Capital board of directors, and the Opinion of BMO Capital Markets to the Hennessy Capital board of directors as to whether, as of the date of the Opinion, and subject to and based on the assumptions, matters considered and limitations and qualifications set forth in the Opinion, the enterprise value of Blue Bird implied by the various financial analyses BMO Capital Markets conducted in connection with its Opinion equaled or exceeded 80% of the amount held by the Company in trust for the benefit of its public stockholders (excluding any deferred underwriters fees and taxes payable on the income earned on the trust account).

Description of Fairness Opinion of BMO Capital Markets

BMO Capital Markets began working with an affiliate of Hennessy Capital in evaluating potential business combinations (including the Business Combination) in January 2014. Hennessy Capital retained BMO Capital Markets in connection with the Business Combination and to provide to the board of directors a fairness opinion in connection therewith on July 25, 2014. On September 14, 2014, BMO Capital Markets delivered its Opinion, dated September 14, 2014 (the “Opinion”), to our board of directors that, as of the date of the Opinion and subject to and based on the assumptions made, procedures followed, matters considered, limitations of the review undertaken and qualifications contained in such Opinion, (i) the purchase price to be paid by Hennessy Capital in the Business Combination pursuant to the Purchase Agreement was fair to Hennessy Capital, from a financial point of view, and (ii) the enterprise value of Blue Bird implied by the various financial analyses BMO Capital Markets conducted in connection with its Opinion equaled or exceeded 80% of the amount held by Hennessy Capital in trust for the benefit of its public stockholders (excluding any deferred underwriters fees and taxes payable on the income earned on the trust account).

In selecting BMO Capital Markets, our board of directors considered, among other things, the fact that BMO Capital Markets is a reputable investment banking firm with substantial experience advising companies in the transportation sector and in providing strategic advisory services in general. BMO Capital Markets, as part of its investment banking business, is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate, and other purposes.

The full text of the Opinion is attached hereto as Annex B and is incorporated into this document by reference in its entirety. The summary of the Opinion set forth herein is qualified in its entirety by reference to the full text of the Opinion. Stockholders are urged to read the Opinion carefully and in its entirety for a discussion of, among other things, the scope of review undertaken and the assumptions made, factors considered and limitations and qualifications upon the review undertaken by BMO Capital Markets in connection with such Opinion.

BMO Capital Markets’ Opinion was approved by its fairness committee. The Opinion was provided for the information of, and directed to, our board of directors for its information and assistance in connection with its consideration of the financial terms of the Business Combination.

In arriving at its opinion, BMO Capital Markets has reviewed, among other things:

1.	audited financial statements of Blue Bird and its predecessors for the fiscal years 2005 through 2013;

2.	public filings for Hennessy Capital, including the final prospectus dated January 16, 2014;

3.	legal diligence reports on Blue Bird by Sidley Austin provided on September 13, 2014;

4.	draft financial diligence report on Blue Bird by KPMG dated September 12, 2014;

5.	draft tax diligence report on Blue Bird by KPMG dated August 31, 2014;

6.	draft Purchase Agreement received at 9:36AM Central Time, on September 11, 2014;

7.	draft term sheets for the proposed Convertible preferred stock and Common Equity Backstop received on September 11, 2014; and

8.	certain historical and projected financial and operating information relating to Blue Bird’s business, earnings, assets, liabilities and prospects of Hennessy Capital and Blue Bird, including, without limitation, the projection model, as prepared by Hennessy Capital, of Blue Bird.

In addition, BMO Capital Markets has:

1.	conducted discussions with members of senior management of Hennessy Capital and Blue Bird concerning their view of Blue Bird’s operations, financial condition and prospects on a stand-alone basis and as a part of the Buyer;

2.	reviewed certain financial and stock market information for selected publicly traded companies that BMO Capital Markets deemed to be relevant;

3.	reviewed the financial terms, to the extent publicly available, of selected acquisitions of companies in the Target’s industry which BMO Capital Markets deemed to be relevant;

4.	performed discounted cash flow analyses for Blue Bird based on Hennessy Capital provided projections;

5.	compared the enterprise value of Blue Bird implied by the various financial analyses BMO Capital Markets conducted to the amount held by Hennessy Capital in trust for the benefit of its public stockholders (excluding any deferred underwriters fees and taxes payable on the income earned on the amount held in trust);

6.	analyzed selected macroeconomic and other commercial factors which BMO Capital Markets deemed to be relevant to Blue Bird’s industry and prospects; and

7.	performed such other studies and analyses, conducted such discussions, and reviewed such other presentations, reports and materials as BMO Capital Markets deemed appropriate.

In rendering its opinion, BMO Capital Markets has assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it by Hennessy Capital or their representatives or advisors, Blue Bird or their representatives or advisors, or obtained by it from other sources. BMO Capital Markets has not independently verified (nor assumed any obligation to verify) any such information, undertaken an independent valuation or appraisal of the assets or liabilities (contingent or otherwise) of Blue Bird, nor has BMO Capital Markets been furnished with any such valuation or appraisal. BMO Capital Markets has not evaluated the solvency or fair value of Blue Bird under any state or federal laws relating to bankruptcy, insolvency or similar matters. BMO Capital Markets has also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Business Combination will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, no restrictions, terms, or conditions will be imposed that would be material to its analysis. BMO Capital Markets has also assumed that the Business Combination would be consummated in accordance with the terms of the Purchase Agreement, without any waiver, modification or amendment of any terms, condition or agreement that would be material to its analysis, that the representations and warranties of each party contained in the Purchase Agreement would be true and correct, that each party would perform all of the covenants and agreements required to be performed by it under the Purchase Agreement and that all conditions to the consummation of the Business Combination would be satisfied without waiver or modification. With respect to financial projections for Blue Bird (including, without limitation, the projection model), BMO Capital Markets has been advised by Hennessy Capital, and BMO Capital Markets has assumed, without independent investigation, that they have been reasonably prepared and reflect the best currently available estimates and good faith judgment of Hennessy Capital of the expected future competitive, operating and regulatory environments and related financial performance of Blue Bird. BMO Capital Markets expresses no opinion with respect to such projections, including the assumptions on which they are based. Furthermore, BMO Capital Markets has not assumed any obligation to conduct, and has not conducted, any physical inspection of the properties or facilities of Blue Bird.

For the purposes of its analyses, BMO Capital Markets considered the Total Purchase Price assuming the issuance of a number of Hennessy Capital shares based upon the value per share of Hennessy Capital common stock of $10.00, which Hennessy Capital advised BMO Capital Markets, and BMO Capital Markets, with the consent of the board of directors of Hennessy Capital, assumed was a reasonable basis upon which to evaluate the Hennessy Capital common stock. BMO Capital Markets has been advised by Hennessy Capital that the amount held by Hennessy Capital in trust for the benefit of its public stockholders (excluding any deferred underwriters fees and taxes payable on the income earned on the amount held in trust) is not less than $115.0 million.

The Opinion is necessarily based upon financial, economic, market and other conditions and circumstances as they exist and can be evaluated, and the information made available to us, as of the date hereof. BMO Capital Markets disclaims any undertakings or obligations to advise any person of any change in any fact or matter affecting the Opinion which may come or be brought to BMO Capital Markets’ attention after the date of the Opinion.

The Opinion does not constitute a recommendation as to any action the Hennessy Capital board of directors should take in connection with the Business Combination or the other transactions contemplated by the draft Purchase Agreement or any aspect thereof and is not a recommendation to any director of Hennessy Capital on how such person should vote with respect to the Business Combination or related transactions and proposals. The Opinion relates solely to (i) the fairness, from a financial point of view, to Hennessy Capital of the proposed consideration to be paid by Hennessy Capital in the Business Combination, and (ii) whether the enterprise value of Blue Bird implied by the various analyses BMO Capital Markets conducted in connection with the Opinion equals or exceeds 80% of the amount held by the special purpose acquisition company in trust for the benefit of its public shareholders (excluding any deferred underwriter fees and taxes payable on the income earned on the trust account). BMO Capital Markets expresses no opinion herein as to the relative merits of the Business Combination and any other transactions or business strategies discussed by the Board as alternatives to the Business Combination or the decision of the Hennessy Capital board of directors to proceed with the Business Combination, nor does BMO Capital Markets express any opinion on the structure, terms or effect of any other aspect of the Business Combination or the other transactions contemplated by the Purchase Agreement. The Opinion does not in any manner address the prices at which Hennessy Capital’s common stock or other securities will trade following the announcement or consummation of the Business Combination. BMO Capital Markets is not an expert in, and this opinion does not address, any of the legal, tax, or accounting aspects of the Business Combination, including, without limitation, whether or not the Business Combination or the other transactions contemplated by the Purchase Agreement constitute a change of control under any contract or agreement to which the Company, or any of their respective subsidiaries is a party. BMO Capital Markets has relied solely on Hennessy Capital’s legal, tax, and accounting advisors for such matters.

The summary set forth below does not purport to be a complete description of the analyses performed by BMO Capital Markets, but describes, in summary form, the material elements of the presentation that BMO Capital Markets made to our board of directors on September 14, 2014, in connection with BMO Capital Markets’ Opinion. In accordance with customary investment banking practice, BMO Capital Markets employed generally accepted valuation methods and financial analyses in reaching its Opinion. The following is a summary of the material financial analyses performed by BMO Capital Markets in arriving at its Opinion. These summaries of financial analyses alone do not constitute a complete description of the financial analyses BMO Capital Markets employed in reaching its conclusions.

None of the analyses performed by BMO Capital Markets were assigned a greater significance by BMO Capital Markets than any other, nor does the order of analyses described represent relative importance or weight given to those analyses by BMO Capital Markets. The summary text describing each financial analysis does not constitute a complete description of BMO Capital Markets’ financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by BMO Capital Markets. The summary text set forth below does not represent and should not be viewed by anyone as constituting conclusions reached by BMO Capital Markets with respect to any of the analyses performed by it in connection with its Opinion. Rather, BMO Capital Markets made its determination as to the fairness to Hennessy Capital of the Total Purchase Price to be paid by Hennessy Capital in the Business Combination, from a financial point of view, on the basis of its experience and professional judgment after considering the results of all of the analyses performed.

Except as otherwise noted, the information utilized by BMO Capital Markets in its analyses, to the extent that it is based on market data, is based on market data as it existed on or before September 14, 2014 and is not necessarily indicative of current market conditions. The analyses described below do not purport to be indicative of actual future results, or to reflect the prices at which any securities may trade in the public markets, which may vary depending upon various factors, including changes in interest rates, dividend rates, market conditions, economic conditions, and other factors that influence the price of securities.

In conducting its analysis, BMO Capital Markets used three primary methodologies: selected public companies analysis; selected precedent transactions analysis; and discounted cash flow analysis. No individual methodology was given a specific weight, nor can any methodology be viewed individually. Additionally, no company or transaction used in any analysis as a comparison is identical to Blue Bird or the Business Combination, and they all differ in material ways. Accordingly, an analysis of the results described below is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the selected companies or transactions to which they are being compared. BMO Capital Markets used these analyses to determine the impact of various operating metrics on the implied enterprise value of Blue Bird. Each of these analyses yielded a range of implied enterprise values, and therefore, such implied enterprise value ranges developed from these analyses were viewed by BMO Capital Markets collectively and not individually. In delivering its Opinion to our board of directors, BMO Capital Markets utilized the financial projections and estimates regarding Blue Bird (i) as adjusted by Hennessy Capital, or (ii) prepared by Hennessy Capital and supplied to BMO Capital Markets by Seller and Hennessy Capital.

Selected Public Companies Analysis. BMO Capital Markets reviewed, analyzed, and compared certain financial information relating to Blue Bird to corresponding publicly available financial information and market multiples for the six publicly traded specialty vehicle companies and three small capitalization branded industrials companies. The specialty vehicle companies consisted of Federal Signal Corp., Miller Industries Inc., New Flyer Industries Inc., Oshkosh Corporation, Thor Industries Inc. and Winnebago Industries, Inc. The small capitalization branded industrials companies consisted of Astec Industries, Inc., Briggs & Stratton Corporation, and Douglas Dynamics, Inc.

BMO Capital Markets reviewed, among other things, the range of enterprise values of the selected publicly traded specialty vehicle and small cap branded industrial companies (calculated as equity value, using the closing stock prices on September 8, 2014, plus the book value of debt and minority interests, minus cash and equivalents and the book value of investments in unconsolidated affiliates), as a multiple of September 30 (“fiscal year” or “FY”) 2015 LTM estimated EBITDA, as provided by Thomson I/B/E/S estimates.

The following table sets forth, for the periods indicated, the 3rd quartile, mean, median, and 1st quartile enterprise values as a multiple of EBITDA for the selected publicly traded specialty vehicle and small capitalization branded industrial companies identified above.

Enterprise Value as a Multiple of Fiscal Year 2015 EBITDA
	Specialty Vehicle	Small Capitalization Branded Industrials
3rd Quartile	8.6x	9.7x
Mean	8.1x	8.7x
Median	7.9x	9.0x
1st Quartile	7.7x	7.9x

The following table sets forth, for the periods indicated, the range of enterprise value as a multiple of EBITDA utilized by BMO Capital Markets in performing its analysis, which were derived from the selected publicly traded specialty vehicle and small cap branded industrial companies identified above, and the range of the enterprise values for Blue Bird implied by this analysis.

Enterprise Value to:	Relevant Range of EBITDA Multiples		Range of Enterprise Values
			(US$ mm)
FY2015E EBITDA	8.0x	9.0x	$576	$648

BMO Capital Markets selected the companies used in this analysis on the basis of its experience and knowledge of companies in the industry and various factors, including the size of the company and the similarity of the lines of business to Blue Bird’s lines of business, as well as the business models, product offerings, operating margin profiles and end-market exposure of such companies. As noted above, no company used as a comparison is identical to Blue Bird. Accordingly, these analyses are not purely mathematical, but also involve complex considerations and judgments concerning the differences in financial and operating characteristics of the selected companies and other factors.

Selected Precedent Transactions Analysis.    BMO Capital Markets reviewed and analyzed certain publicly available information for the following seven recent business combinations among specialty vehicle companies that were announced subsequent to January 2006, which disclosed valuation metrics and where the acquired company had an enterprise value greater than $75 million.

Date	Target	Acquiror
02/24/2014	Specialized Industries LP	Alamo Group Inc.
06/21/2013	NABI-Optima Holdings Inc.	New Flyer Industries Inc.
03/27/2012	Walker Group Holdings LLC	Wabash National Corporation
11/07/2011	Force Protection, Inc.	General Dynamics Corporation
09/08/2008	Gehl Company	Manitou BF S.A.
10/15/2006	JLG Industries, Inc.	Oshkosh Truck Corporation
09/26/2006	Collins Industries, Inc.	American Industrial Partners

BMO Capital Markets selected the precedent transactions based upon its experience and knowledge of companies in the specialty vehicle space. Although none of the transactions are directly comparable to the Business Combination, nor are any of the target companies directly comparable to Blue Bird, BMO Capital Markets selected transactions involving target companies with similar characteristics to the characteristics identified above in the comparable company analysis.

The following table sets forth the mean and median enterprise values as a multiple of EBITDA for the selected business combinations identified above.

Enterprise Value as a Multiple of LTM EBITDA
Mean	8.5x
Median	8.0x

The following table sets forth, for the period indicated, the range of EBITDA multiples utilized by BMO Capital Markets in performing its analysis, which were derived from the selected business combinations identified above, and the range of the enterprise values for Blue Bird implied by this analysis.

Enterprise Value to:	Relevant Range of EBITDA Multiples		Range of Enterprise Values
			(US$ mm)
FY2014E EBITDA	7.0x	8.0x	$469	$536

Because the market conditions, rationale, and circumstances surrounding each of the transactions analyzed were specific to each transaction and because of the inherent differences between Blue Bird’s businesses, operations and prospects and those of the acquired companies above, BMO Capital Markets believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis. Accordingly, BMO Capital Markets also made qualitative judgments concerning the differences between the characteristics of these transactions (including market conditions, rationale, and circumstances surrounding each of the transactions, and the timing, type and size of each of the transactions) and the Blue Bird Acquisition that could affect Blue Bird’s acquisition value.

Discounted Cash Flow Analysis.    BMO Capital Markets utilized the financial projections and estimates regarding Blue Bird (i) as adjusted by Hennessy Capital, or (ii) prepared by Hennessy Capital and supplied to BMO Capital Markets by Seller and Hennessy Capital, to perform a discounted cash flow analysis of Blue Bird. The projections and estimates supplied to and utilized by BMO Capital Markets are summarized below under “—Certain Company Projected Financial Information.” In conducting this analysis, BMO Capital Markets assumed that Blue Bird would perform in accordance with these projections and estimates. BMO Capital Markets performed an analysis of the present value of the unlevered free cash flows that Blue Bird’s management and Hennessy Capital’s management projected it will generate for the fiscal years 2015 through fiscal year 2019. BMO Capital Markets utilized illustrative terminal values in the year 2019 based on a multiple range of 7.5x to 8.5x on projected fiscal year 2019 EBITDA. BMO Capital Markets discounted the cash flows projected for the specified period using discount rates ranging from 14.5% to 16.5%, reflecting estimates of Blue Bird’s weighted average cost of capital. Using a discount rate of 14.5% to 16.5% and a terminal multiple of 7.5x to 8.5x, this analysis resulted in implied enterprise values for Blue Bird ranging from $504 million to $590 million.

Conclusion

Based upon the foregoing analyses and the assumptions and limitations set forth in full in the text of BMO Capital Markets’ Opinion, BMO Capital Markets was of the opinion that, as of the date of BMO Capital Markets’ Opinion, and subject to and based on the assumptions made, procedures followed, matters considered, limitations of the review undertaken and qualifications contained in such Opinion, (i) the Total Purchase Price to be paid by Hennessy Capital in the Business Combination pursuant to the Purchase Agreement was fair to Hennessy Capital, from a financial point of view, and (ii) the enterprise value of Blue Bird implied by the various financial analyses BMO Capital Markets conducted in connection with its Opinion equaled or exceeded 80% of the amount held by Hennessy Capital in trust for the benefit of its public stockholders (excluding any deferred underwriters fees and taxes payable on the income earned on the trust account).

Miscellaneous

Pursuant to the terms of the engagement letter between BMO Capital Markets and Hennessy Capital, Hennessy Capital agreed to pay to BMO Capital Markets, upon the closing of the Business Combination, a fee equal to $4.69 million in consideration of financial advisory services rendered in connection with the Business Combination, $1.0 million of which was payable upon BMO Capital Markets’ delivery of its opinion. In addition, Hennessy Capital agreed to reimburse BMO Capital Markets up to a limit of $25,000 for its reasonable expenses, including attorneys’ fees and disbursements and to indemnify BMO Capital Markets and related persons against various liabilities, including certain liabilities under the federal securities laws.

BMO Capital Markets, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. BMO Capital Markets is providing, and has in the past provided, certain investment banking services to Hennessy Capital or its affiliates, and certain of BMO Capital Markets’ affiliates are providing, and may have in the past provided, corporate banking services to Hennessy Capital, or its affiliates from time to time, including, without limitation, in connection with any borrowings under the existing credit facilities of affiliates of Hennessy Capital in which they participate. BMO Capital Markets or its affiliates may provide investment and corporate banking services to Hennessy Capital, Blue Bird and the Seller and their respective affiliates in the future, for which BMO Capital Markets or its affiliates may have received or will receive customary fees. BMO Capital Markets provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including, without limitation, derivative securities, of Hennessy Capital or its affiliates for its own account and for the accounts of customers.

Certain Company Projected Financial Information

Hennessy Capital and Blue Bird do not as a practice make public projections as to future revenues, earnings or other results. However, in connection with Hennessy Capital’s board of directors’ consideration of the Business Combination and BMO Capital Markets’ financial analysis of Blue Bird described under “—Description of Fairness Opinion of BMO Capital Markets,” Blue Bird management provided to Hennessy Capital its non-public, two-year internal financial forecasts regarding Blue Bird’s anticipated future operations for fiscal 2014 and fiscal 2015, which Hennessy Capital subsequently provided to BMO Capital Markets (and which reflected certain adjustments made by Hennessy Capital management). In addition, Hennessy Capital provided to its board of directors and BMO Capital Markets six-year financial forecast information regarding Blue Bird’s anticipated future operations for fiscal 2014 through fiscal 2019, which were based on Hennessy Capital’s due diligence of Blue Bird and extrapolations from Blue Bird’s financial forecasts for fiscal 2014 and fiscal 2015 (as adjusted by Hennessy Capital management). Hennessy Capital has included the below summary information from such financial forecasts to give its stockholders access to certain previously non-public information because such information was considered by the board of directors of Hennessy Capital for purposes of evaluating the Business Combination and by Hennessy Capital’s financial advisor, BMO Capital Markets, for purposes of rendering its fairness opinion. Inclusion of summary information regarding the financial forecasts in this proxy statement is not intended to influence your decision whether to vote for the Business Combination.

The unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward complying with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for the preparation and presentation of prospective financial information, or U.S. GAAP.

Neither Hennessy Capital’s independent auditors, nor the independent accounting firm of Blue Bird, has audited, reviewed, compiled, or performed any procedures with respect to the accompanying unaudited prospective financial information for the purpose of its inclusion herein, and accordingly, neither of them expresses an opinion or provides any other form of assurance with respect thereto for the purpose of this proxy statement. The unaudited prospective financial information included in this proxy statement has been prepared by, and is the responsibility of, Hennessy Capital management. PricewaterhouseCoopers LLP has not audited, reviewed, compiled or performed any procedures with respect to the accompanying unaudited prospective financial information. Accordingly, PricewaterhouseCoopers LLP does not express any opinion or any other form of assurance with respect thereto.

Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after September 11, 2014, the date it was prepared, and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement are cautioned not to rely on the prospective financial information.

The accompanying prospective financial information includes financial measures that were not calculated in accordance with GAAP, namely Adjusted EBITDA and Adjusted net income. Adjusted EBITDA is defined as net income prior to interest income, interest expense and other expense, net and income taxes, and depreciation and amortization, as adjusted to add back certain charges recorded each year, such as stock-compensation expense and transaction costs, as these expenses are not considered an indicator of ongoing company performance. Adjusted net income is defined as net income, as adjusted to add back certain transaction costs not considered an indicator of ongoing company performance. Adjusted EBITDA and Adjusted net income are non-GAAP financial measures and should not be considered as alternatives to operating income or net income as measures of operating performance or cash flows or as measures of liquidity. Non-GAAP measures are not necessarily calculated the same way by different companies and should not be considered a substitute for or superior to GAAP results.

The assumptions and estimates underlying the prospective financial information are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial information, including, among others, risks and uncertainties set forth under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” contained elsewhere in this proxy statement. Accordingly, there can be no assurance that the prospective results are indicative of the future performance of Hennessy Capital or Blue Bird or that actual results will not differ materially from those presented in the prospective financial information. Inclusion of the prospective financial information in this proxy statement should not be regarded as a representation by any person that the results contained in the prospective financial information will be achieved.

Considering that the Hennessy Capital special meeting will be held months after the date the financial forecast referenced above was prepared, as well as the uncertainties inherent in any forecasted information, stockholders are cautioned not to rely on the financial forecast. This information constitutes “forward-looking statements” and actual results likely will differ from it and the differences may be material. See “Cautionary Note Regarding Forward-Looking Statements.”

Hennessy Capital and Blue Bird have not updated, and do not intend to update or otherwise revise, the prospective financial information to reflect circumstances existing since its preparation, including any changes in general economic or industry conditions, or to reflect the occurrence of unanticipated events. Neither Hennessy Capital, Blue Bird nor any of our respective representatives or advisers makes any representation to any person with regard to the ultimate performance of Hennessy Capital, Blue Bird or the surviving corporation.

A summary of the two-year internal consolidated financial forecast information regarding Blue Bird’s anticipated future operations for fiscal 2014 and fiscal 2015 provided by Blue Bird management to Hennessy Capital is as follows:

	Fiscal Years Ending Saturday Closest to September 30,
(dollars in millions; all amounts are approximate)
(unaudited)	2014E(1)	2015E
Net sales(2)	$847	$918
Adjusted EBITDA(3)	67	72
Adjusted net income(4)	24	29
Capital expenditures	7	10

(1)	2014E was prepared on a pro forma basis assuming Blue Bird’s June 2014 dividend recapitalization occurred as of the first day of fiscal 2014. See “Blue Bird Management’s Discussion and Analysis of Financial Condition and Results of Operations” for more information regarding Blue Bird’s dividend recapitalization.
(2)	Subsequent to BMO Capital Markets rendering its fairness opinion to Hennessy Capital’s board of directors on September 14, 2014, Blue Bird management provided updated projected net sales of $860 million and $932 million for fiscal 2014 and fiscal 2015, respectively, to Hennessy Capital. The updated projected net sales data were reflective of a reclassification of certain income, associated with the delivery of school buses to customers, from other income (expense) to net sales. This reclassification did not affect Adjusted EBITDA or Adjusted net income.
(3)	Adjusted EBITDA excludes estimated public company costs and stock-based compensation. 2014E Adjusted EBITDA excludes the special compensation payment in connection with Blue Bird’s 2014 dividend recapitalization and normalizes the incentive compensation accrual paid to officers at 200% of target bonus levels.

(4)	Adjusted net income excludes estimated public company costs and stock-based compensation. 2014E Adjusted net income excludes the special compensation payment in connection with Blue Bird’s 2014 dividend recapitalization and normalizes the incentive compensation accrual paid to officers at 200% of target bonus levels. 2014E Adjusted net income is pro forma for a full year of interest as if Blue Bird’s 2014 dividend recapitalization transaction occurred as of September 29, 2013, the beginning of fiscal 2014.

A summary of the six-year consolidated financial forecast information regarding Blue Bird’s anticipated future operations for fiscal 2014 through fiscal 2019, which were based on Hennessy Capital’s due diligence of Blue Bird and extrapolations from Blue Bird’s financial forecasts for fiscal 2014 and fiscal 2015 (as adjusted by Hennessy Capital management) and provided by Hennessy Capital to BMO Capital Markets in connection with BMO Capital Markets’ opinion and related financial analyses, is as follows:

	Fiscal Years Ending Saturday Closest to September 30,
(dollars in millions; all amounts are approximate)
(unaudited)	2014E(1)	2015E	2016E	2017E	2018E	2019E
Net sales(2)	$847	$918	$980	$1,032	$1,058	$1,086
Adjusted EBITDA(3)	67	72	82	88	91	95
Adjusted net income(4)	24	29	36	40	42	45
Capital expenditures	7	10	10	10	10	10

(1)	2014E was prepared on a pro forma basis assuming Blue Bird’s June 2014 dividend recapitalization occurred as of the first day of fiscal 2014. See “Blue Bird Management’s Discussion and Analysis of Financial Condition and Results of Operations” for more information regarding Blue Bird’s dividend recapitalization.
(2)	Subsequent to BMO Capital Markets rendering its fairness opinion to Hennessy Capital’s board of directors on September 14, 2014, Blue Bird management provided updated projected net sales of $860 million and $932 million for fiscal 2014 and fiscal 2015, respectively, to Hennessy Capital. The updated projected net sales data were reflective of a reclassification of certain income, associated with the delivery of school buses to customers, from other income (expense) to net sales. Projected net sales for fiscal 2016 - fiscal 2019 have not been updated to reflect this reclassification. This reclassification did not affect Adjusted EBITDA or Adjusted net income.
(3)	Adjusted EBITDA excludes estimated public company costs and stock-based compensation. 2014E Adjusted EBITDA excludes the special compensation payment in connection with Blue Bird’s 2014 dividend recapitalization and normalizes the incentive compensation accrual paid to officers at 200% of target bonus levels.
(4)	Adjusted net income excludes estimated public company costs and stock-based compensation. 2014E Adjusted net income excludes the special compensation payment in connection with Blue Bird’s 2014 dividend recapitalization and normalizes the incentive compensation accrual paid to officers at 200% of target bonus levels. 2014E Adjusted net income is pro forma for a full year of interest as if Blue Bird’s 2014 dividend recapitalization transaction occurred as of September 29, 2013, the beginning of fiscal 2014.

Certain Benefits of Hennessy Capital’s Directors and Officers and Others in the Business Combination

When you consider the recommendation of our board of directors in favor of approval of the Business Combination, you should keep in mind that our board of directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

•

the exchange by our Sponsor of up to 12,125,000 of the outstanding placement warrants for up to 1,212,500 shares of our common stock consistent with and contingent upon, the consummation of the Business Combination.

•

the fact that our Sponsor and our independent directors paid an aggregate of $6,087,500 for their founder shares and placement warrants and such securities should have a significantly higher value at the time of the Business Combination;

•

if Hennessy Capital is unable to complete a business combination within the required time period, our Chief Executive Officer will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Hennessy Capital for services rendered or contracted for or products sold to Hennessy Capital, but only if such a vendor or target business has not executed such a waiver of claims against the trust account and except as to any claims under our indemnity of the underwriters;

•	the continuation of two of our five existing directors as directors of the post-combination company; and

•	the continued indemnification of current directors and officers of the Company and the continuation of directors’ and officers’ liability insurance after the Business Combination.

Potential Purchases of Public Shares

In connection with the stockholder vote to approve the proposed Business Combination, our directors, officers, or advisors or their respective affiliates may privately negotiate transactions to purchase shares from stockholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per-share pro rata portion of the trust account. None of our directors, officers or advisors or their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Such a purchase would include a contractual acknowledgement that such stockholder, although still the record holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights, and would include a contractual provision that directs such stockholder to vote such shares in a manner directed by the purchaser. In the event that our directors, officers or advisors or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per share pro rata portion of the trust account.

The purpose of such purchases would be to increase the likelihood of obtaining stockholder approval of the Business Combination or, where the purchases are made by our directors, officers or advisors or their respective affiliates, to reduce the dollar amount of redemptions and thereby enhance Hennessy Capital’s ability to satisfy a closing condition under the Purchase Agreement.

Total Shares of Hennessy Capital Common Stock to be Issued in the Business Combination

It is anticipated that, upon completion of the Business Combination and if there are no redemptions, Hennessy Capital’s public stockholders will retain an ownership interest of 44.6% in Hennessy Capital and our initial stockholders and affiliates will retain an ownership interest of 13.0% in Hennessy Capital, assuming none of Hennessy Capital’s stockholders exercise their redemption rights. If Hennessy Capital’s stockholders exercise their redemption rights, the ownership interest in Hennessy Capital of Hennessy Capital’s public stockholders will decrease and the ownership interest in Hennessy Capital of our initial stockholders and affiliates will remain unchanged. To the extent that there are redemptions of Hennessy Capital common stock covering 4,000,000 shares, which we believe would leave $100.0 million in our trust account, Hennessy Capital’s public stockholders will retain an ownership interest of 29.8% and our initial stockholders and affiliates will retain an ownership interest of 13.0%.

The ownership percentage with respect to Hennessy Capital following the Business Combination (a) assumes the issuance of 575,000 shares of Hennessy Capital common stock pursuant to the Public Warrant Exchange Offer and the issuance of 637,500 shares of Hennessy Capital common stock pursuant to the Sponsor Warrant Exchange and (b) does not take into account (i) the issuance of any shares upon completion of the Business Combination under the Company’s proposed 2014 Omnibus Equity Incentive Plan, (ii) the issuance of any shares of Hennessy Capital preferred stock convertible into shares of Hennessy Capital common stock, (iii) the issuance of any shares pursuant to the Backstop Commitment or, (iv) any or all of the 11,500,000 warrants to purchase up to a total of 5,750,000 shares of Hennessy Capital common stock that will remain outstanding following the Business Combination, the Public Warrant Exchange Offer and the Sponsor Warrant Exchange. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by Hennessy Capital’s existing stockholders in Hennessy Capital will be different. See “Unaudited Pro Forma Condensed Combined Financial Information” for further information. To the extent that any of the warrants or shares of Series A Convertible Preferred Stock are converted into Hennessy Capital common stock or shares of our common stock are issued pursuant to the proposed Incentive Plan or Backstop Commitment, current stockholders may experience substantial dilution. Such dilution could, among other things, limit the ability of our current stockholders to influence management of the Company through the election of directors following the Business Combination. You should read “Summary—Impact of the Business Combination on Hennessy Capital’s Public Float” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Sources and Uses for the Business Combination

The following table summarizes the sources and uses for funding the Business Combination assuming 0% redemptions and $115.0 million of cash in our trust account:

Sources		Uses
($ in Millions)
Hennessy Capital Cash	$115	Cash Component	$140
Convertible preferred stock	40	Reinvestment of Existing Stockholder’s Equity	115
Reinvestment of Existing Stockholder’s Equity	115	Transaction Expenses	25
Cash from Blue Bird’s Balance Sheet	10

Total Sources	$280	Total Uses	$280

The following table summarizes the sources and uses for funding the Business Combination assuming 35% redemptions and $75.0 million of cash in our trust account:

Sources		Uses
($ in Millions)
Hennessy Capital Cash	$75	Cash Component	$100
Convertible preferred stock	40	Reinvestment of Existing Stockholder’s Equity	155
Reinvestment of Existing Stockholder’s Equity	155	Transaction Expenses	25
Cash from Blue Bird’s Balance Sheet	10

Total Sources	$280	Total Uses	$280

Board of Directors of Hennessy Capital Following the Business Combination

Upon the closing of the Business Combination, we anticipate increasing the size of our board of directors from six (with one vacancy) to nine directors, three of whom will be voted upon by our stockholders at the special meeting. Three incumbent directors of Hennessy Capital, Bradley Bell, Richard Burns and Peter Shea, each of whom is a member of our board’s Class I, have informed us that they will resign from our board of directors upon closing of the Business Combination. Our board of directors has nominated Gurminder Bedi, Dennis Donovan and Alan Schumacher for election as Class I directors, and, upon the closing of the Business Combination, will appoint Chan Galbato to fill a vacancy that exists in our board’s Class II and will appoint Phil Horlock, Dev Kapadia and James Marcotuli to serve as Class III directors. Messrs. Horlock, Donovan, Galbato, Kapadia, Marcotuli and Schumacher presently serve on SBH’s board. Mr. Bedi has not previously served on the board of Hennessy Capital or SBH. If elected at the special meeting, members of Class I will serve as directors until our annual meeting in 2018. Members of Class II will serve as directors until our 2016 annual meeting, and members of Class III will serve as directors until our 2017 annual meeting. If all director nominees are elected and the Business Combination is consummated, our board of directors will consist of existing Hennessy Capital directors, Daniel J. Hennessy and Kevin M. Charlton, existing Blue Bird directors, Phil Horlock, Dennis Donovan, Chan Galbato, Dev Kapadia, James Marcotuli and Alan H. Schumacher, and a newly appointed director, Gurminder S. Bedi. See the sections entitled “Director Election Proposal” and “Management After the Business Combination.”

Certificate of Incorporation

Pursuant to the terms of the Purchase Agreement, upon the closing of the Business Combination, and approval of the Charter Proposals, our amended and restated certificate of incorporation will be amended promptly to:

•	change our name to Blue Bird Corporation;

•	increase the number of authorized shares of the Company’s common stock and preferred stock;

•	classify our board of directors into three separate classes, with each class having a three-year term;

•

permit the removal of directors with or without cause by stockholders voting a majority of the votes cast if, at any time and for so long as, Seller beneficially owns, in the aggregate, capital stock representing at least 40% of the outstanding shares of our common stock;

•

require an affirmative vote of at least two-thirds (2/3) of our entire board of directors and by the holders of at least 66.67% of the voting power of our outstanding voting stock in order to adopt an amendment to the proposed charter if, at any time and for so long as, Seller beneficially owns, in the aggregate, capital stock representing at least 50% of the outstanding shares of our common stock;

•

require an affirmative vote of at least two-thirds (2/3) of our entire board of directors or by the holders of at least 66.67% of the voting power of our outstanding voting stock to amend our bylaws if, at any time and for so long as, Seller beneficially owns, in the aggregate, capital stock representing at least 50% of the outstanding shares of our common stock;

•	remove certain provisions related to our status as a blank check company; and

•	add an exclusive forum provision and certain other changes that our board of directors deems appropriate for a public operating company.

Name; Headquarters

The name of the Company after the Business Combination will be Blue Bird Corporation and our headquarters will be located at 402 Blue Bird Blvd., Fort Valley, Georgia 31030.

Redemption Rights

Pursuant to our amended and restated certificate of incorporation, holders of public shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with our amended and restated certificate of incorporation. As of June 30, 2014, this would have amounted to approximately $10.00 per share. If a holder exercises its redemption rights, then such holder will be exchanging its shares of our common stock for cash and will no longer own shares of Hennessy Capital. Such a holder will be entitled to receive cash for its public shares only if it (i) affirmatively votes for or against the Business Combination Proposal and (ii) properly demands redemption and delivers its shares (either physically or electronically) to our transfer agent in accordance with the procedures described herein. The requirement that a holder affirmatively vote for or against the Business Combination in order to redeem its shares does not have any state law precedent. Each redemption of public shares by our public stockholders will decrease the amount in our trust account, which holds approximately $115.0 million as of June 30, 2014. See the section entitled “Special Meeting in Lieu of Annual Meeting of Hennessy Capital Stockholders—Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Appraisal Rights

There are no appraisal rights available to our stockholders in connection with the Business Combination.

Accounting Treatment

The Business Combination will be accounted for as a “reverse acquisition” since, immediately following completion of the transaction, the stockholder of SBH immediately prior to the Business Combination will have effective control of Blue Bird Corporation, the post-combination company, through its 42.4% ownership interest in the combined entity, assuming no share redemptions (57.2% in the event of maximum share redemptions), its selection of a majority of the board of directors and its designation of all of the senior executive positions. For accounting purposes, SBH will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of SBH (i.e., a capital transaction involving the issuance of stock and payment of cash by Hennessy Capital for the stock of SBH. Accordingly, the consolidated assets, liabilities and results of operations of SBH will become the historical financial statements of Blue Bird Corporation, and Hennessy Capital’s assets, liabilities and results of operations will be consolidated with SBH beginning on the acquisition date. No step-up in basis or intangible assets or goodwill will be recorded in this transaction.

Material U.S. Federal Income Tax Considerations for Stockholders Exercising Redemption Rights

The following is a summary of the material U.S. federal income tax considerations for holders of Hennessy Capital common stock that elect to have their Hennessy Capital common stock redeemed for cash if the acquisition is completed. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated by the U.S. Treasury Department, current administrative interpretations and practices of the Internal

Revenue Services (the “IRS”) (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who requested and received those rulings) and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax considerations described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this summary. This summary does not discuss the impact that U.S. state and local taxes and taxes imposed by non-U.S. jurisdictions could have on the matters discussed in this summary. This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular stockholder in light of its investment or tax circumstances or to stockholders subject to special tax rules, such as:

•	certain U.S. expatriates;

•	traders in securities that elect mark-to-market treatment;

•	S corporations;

•	U.S. stockholders (as defined below) whose functional currency is not the U.S. dollar;

•	financial institutions;

•	mutual funds;

•	qualified plans, such as 401(k) plans, individual retirement accounts, etc.;

•	insurance companies;

•	broker-dealers;

•	regulated investment companies (or RICs);

•	real estate investment trusts (or REITs);

•	persons holding Hennessy Capital common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•	persons subject to the alternative minimum tax provisions of the Code;

•	tax-exempt organizations;

•	persons that actually or constructively own 5 percent or more of Hennessy Capital common stock; and

•	non-U.S. stockholders (as defined below, and except as otherwise discussed below).

If any partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) holds Hennessy Capital common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partner and the partnership. If you are a partner of a partnership holding Hennessy Capital common stock, you should consult your tax advisor. This summary assumes that stockholders hold Hennessy Capital common stock as capital assets within the meaning of Section 1221 of the Code, which generally means as property held for investment and not as a dealer or for sale to customers in the ordinary course of the stockholder’s trade or business.

WE URGE HOLDERS OF HENNESSY CAPITAL COMMON STOCK CONTEMPLATING EXERCISE OF THEIR REDEMPTION RIGHTS TO CONSULT THEIR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES THEREOF.

U.S. Federal Income Tax Considerations to U.S. Hennessy Capital Stockholders

This section is addressed to U.S. holders of Hennessy Capital common stock that elect to have their Hennessy Capital common stock redeemed for cash as described in the section entitled “Special Meeting in Lieu of Annual Meeting of Hennessy Capital Stockholders—Redemption Rights.” For purposes of this discussion, a “Redeeming U.S. Holder” is a beneficial owner that so redeems its Hennessy Capital common stock and is:

•	a citizen or resident of the United States;

•	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•

any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

A Redeeming U.S. Holder will generally recognize capital gain or loss equal to the difference between the amount realized on the redemption and such stockholder’s adjusted basis in the Hennessy Capital common stock exchanged therefor if the Redeeming U.S. Holder’s ownership of stock in Hennessy Capital is completely terminated or if the redemption meets certain other tests described below. Special constructive ownership rules apply in determining whether a Redeeming U.S. Holder’s ownership of stock in Hennessy Capital is treated as completely terminated. If gain or loss treatment applies, such gain or loss will be long-term capital gain or loss if the holding period of such stock is more than one year at the time of the exchange. Stockholders who hold different blocks of Hennessy Capital common stock (generally, shares of Hennessy Capital common stock purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

Cash received upon redemption that does not completely terminate the Redeemed U.S. Holder’s interest will still give rise to capital gain or loss, if the redemption is either (i) “substantially disproportionate” or (ii) “not essentially equivalent to a dividend.” In determining whether the redemption is substantially disproportionate or not essentially equivalent to a dividend with respect to a Redeeming U.S. Holder, that Redeeming U.S. Holder is deemed to own not just stock actually owned but also, in some cases, stock owned by certain family members, certain estates and trusts of which the Redeeming U.S. Holder is a beneficiary, and certain affiliated entities.

Generally, the redemption will be “substantially disproportionate” with respect to the Redeeming U.S. Holder if (i) the Redeeming U.S. Holder’s percentage ownership of the outstanding voting stock (including all classes which carry voting rights) of Hennessy Capital is reduced immediately after the redemption to less than 80% of the Redeeming U.S. Holder’s percentage interest in such stock immediately before the redemption; (ii) the Redeeming U.S. Holder’s percentage ownership of the outstanding common stock (both voting and nonvoting) immediately after the redemption is reduced to less than 80% of such percentage ownership immediately before the redemption; and (iii) the Redeeming U.S. Holder owns, immediately after the redemption, less than 50% of the total combined voting power of all classes of stock of Hennessy Capital entitled to vote. Whether the redemption will be considered “not essentially equivalent to a dividend” with respect to a Redeeming U.S. Holder will depend upon the particular circumstances of that U.S. holder. At a minimum, however, the redemption must result in a meaningful reduction in the Redeeming U.S. Holder’s actual or constructive percentage ownership of Hennessy Capital. The IRS has ruled that any reduction in a stockholder’s proportionate interest is a “meaningful reduction” if the stockholder’s relative interest in the corporation is minimal and the stockholder does not have meaningful control over the corporation.

If none of the redemption tests described above give rise to capital gain or loss, the consideration paid to the Redeeming U.S. Holder will be treated as dividend income for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits. However, for the purposes of the dividends-received deduction and of “qualified dividend” treatment, due to the redemption right, a Redeeming U.S. Holder may be unable to include the time period prior to the redemption in the stockholder’s “holding period.” Any distribution in excess of our earnings and profits will reduce the Redeeming U.S. Holder’s basis in the Hennessy Capital common stock (but not below zero), and any remaining excess will be treated as gain realized on the sale or other disposition of the Hennessy Capital common stock.

As these rules are complex, U.S. holders of Hennessy Capital common stock considering exercising their redemption rights should consult their own tax advisors as to whether the redemption will be treated as a sale or as a distribution under the Code.

Certain Redeeming U.S. Holders who are individuals, estates or trusts pay a 3.8% tax on all or a portion of their “net investment income” or “undistributed net investment income” (as applicable), which may include all or a portion of their capital gain or dividend income from their redemption of Hennessy Capital common stock. Redeeming U.S. Holders should consult their tax advisors regarding the effect, if any, of the net investment income tax.

U.S. Federal Income Tax Considerations to Non-U.S. Hennessy Capital Stockholders

This section is addressed to non-U.S. holders of Hennessy Capital common stock that elect to have their Hennessy Capital common stock redeemed for cash as described in the section entitled “Special Meeting in Lieu of Annual Meeting of Hennessy Capital Stockholders—Redemption Rights.” For purposes of this discussion, a “Redeeming Non-U.S. Holder” is a beneficial owner (other than a partnership) that so redeems its Hennessy Capital common stock and is not a Redeeming U.S. Holder.

Except as discussed in the following paragraph, a Redeeming Non-U.S. Holder who elects to have its Hennessy Capital common stock redeemed will generally be treated in the same manner as a U.S. stockholder for U.S. federal income tax purposes. See the discussion above under “U.S. Federal Income Tax Considerations to U.S. Hennessy Capital Stockholders.”

Any Redeeming Non-U.S. Holder will not be subject to U.S. federal income tax on any capital gain recognized as a result of the exchange unless:

•

such stockholder is an individual who is present in the United States for 183 days or more during the taxable year in which the redemption takes place and certain other conditions are met, in which case the Redeeming Non-U.S. Holder will be subject to a 30% tax on the individual’s net capital gain for the year; or

•

such stockholder is engaged in a trade or business within the United States and any gain recognized in the exchange is treated as effectively connected with such trade or business (and, if an income tax treaty applies, the gain is attributable to a permanent establishment maintained by such holder in the United States), in which case the

Redeeming Non-U.S. Holder will generally be subject to the same treatment as a Redeeming U.S. Holder with respect to the exchange, and a corporate Redeeming Non-U.S. Holder may be subject to the branch profits tax at a 30% rate (or lower rate as may be specified by an applicable income tax treaty).

With respect to any redemption treated as a distribution rather than a sale, any amount treated as dividend income to a Redeeming Non-U.S. Holder will generally be subject to U.S. withholding tax at a rate of 30%, unless the Redeeming Non-U.S. Holder is entitled to a reduced rate of withholding under an applicable income tax treaty. Dividends received by a Redeeming Non-U.S. Holder that are effectively connected with such holder’s conduct of a U.S. trade or business (and, if an income tax treaty applies, such dividends are attributable to a permanent establishment maintained by the Redeeming Non-U.S. Holder in the United States), are includible in the Redeeming Non-U.S. Holder’s gross income in the taxable year received. Although generally not subject to withholding tax, such dividends are taxed at the same graduated rates applicable to Redeeming U.S. Holders, net of certain deductions and credits, subject to an applicable income tax treaty providing otherwise. In addition, dividends received by a corporate Redeeming Non-U.S. Holder that are effectively connected with the holder’s conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty.

Non-U.S. holders of Hennessy Capital common stock considering exercising their redemption rights should consult their own tax advisors as to whether the redemption of their Hennessy Capital common stock will be treated as a sale or as a distribution under the Code.

Under the Foreign Account Tax Compliance Act (“FATCA”) and U.S. Treasury regulations and administrative guidance thereunder, a 30% United States federal withholding tax may apply to any dividends paid to (i) a “foreign financial institution” (as specifically defined in FATCA), whether such foreign financial institution is the beneficial owner or an intermediary, unless such foreign financial institution agrees to verify, report and disclose its United States “account” holders (as specifically defined in FATCA) and meets certain other specified requirements or (ii) a non-financial foreign entity, whether such non-financial foreign entity is the beneficial owner or an intermediary, unless such entity provides a certification that the beneficial owner of the payment does not have any substantial United States owners or provides the name, address and taxpayer identification number of each such substantial United States owner and certain other specified requirements are met. In certain cases, the relevant foreign financial institution or non-financial foreign entity may qualify for an exemption from, or be deemed to be in compliance with, these rules. Redeeming Non-U.S. Holders should consult their own tax advisors regarding this legislation and whether it may be relevant to their disposition of Hennessy Capital common stock.

Backup Withholding

In general, proceeds received from the exercise of redemption rights will be subject to backup withholding for a non-corporate U.S. stockholder that:

•	fails to provide an accurate taxpayer identification number;

•	is notified by the IRS regarding a failure to report all interest or dividends required to be shown on his or her federal income tax returns; or

•	in certain circumstances, fails to comply with applicable certification requirements.

A non-U.S. stockholder generally may eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Any amount withheld under these rules will be creditable against the U.S. stockholder’s or non-U.S. stockholder’s U.S. federal income tax liability or refundable to the extent that it exceeds this liability, provided that the required information is timely furnished to the IRS and other applicable requirements are met.

Vote Required for Approval

Along with approval of Proposal 2, Proposal 3, Proposal 4, Proposal 5, Proposal 6 and the Director Election Proposal (unless waived by Seller), approval of the Business Combination Proposal is a condition to the completion of the Business Combination. If the Business Combination Proposal is not approved, the Business Combination will not take place. Approval of the Business Combination Proposal is also a condition to the Charter Proposals, the Nasdaq Proposal, the Director Election Proposal and the Incentive Plan Proposal. Unless waived by Seller, if Proposal 2, Proposal 3, Proposal 4, Proposal 5, Proposal 6 or the Director Election Proposal is not approved, the Business Combination Proposal will have no effect (even if approved by the requisite vote of our stockholders at the special meeting or any adjournment or postponement thereof) and the Business Combination will not occur.

This Business Combination Proposal (and consequently, the Purchase Agreement and the transactions contemplated thereby, including the Business Combination) will be approved and adopted only if at least a majority of the votes cast in person or by proxy at the special meeting vote “FOR” the Business Combination Proposal.

Our initial stockholders have agreed to vote any shares of Hennessy Capital common stock owned by them in favor of the Business Combination. As of the record date, such stockholders beneficially owned              shares of common stock, excluding shares issuable upon the exercise of warrants. As of the date hereof, our initial stockholders have not purchased any public shares.

Recommendation of the Board

HENNESSY CAPITAL’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL.

THE CHARTER PROPOSALS

The following table sets forth a summary of the principal changes proposed to be made between our existing charter and the proposed charter. This summary is qualified by reference to the complete text of the proposed charter, a copy of which is attached to this proxy statement as Annex C. All stockholders are encouraged to read the proposed charter in its entirety for a more complete description of its terms.

	Existing Charter	Proposed Charter
Authorized Shares	Our existing charter authorizes 30,000,000 shares, consisting of 29,000,000 shares of common stock and 1,000,000 shares of preferred stock.	The proposed charter would authorize 110,000,000 shares, consisting of 100,000,000 shares of common stock and 10,000,000 shares of preferred stock, 2.0 million of which are designated as Series A Convertible Preferred Stock and the remaining 8.0 million of which are undesignated.

Classified Board	Our existing charter provides that our board of directors be divided into two classes with only one class of directors being elected in each year and each class serving a two-year term.	The proposed charter provides that our board of directors be divided into three classes with only one class of directors being elected in each year and each class serving a three-year term.

Director Removal	Our existing charter provides that our directors may only be removed for cause upon an affirmative vote of a majority of outstanding shares entitled to vote.

The proposed charter provides for the removal of directors with or without cause by stockholders voting a majority of the votes cast if, at any time and for so long as, Seller beneficially owns, in the aggregate, capital stock representing at least 40% of the outstanding shares of our common stock; and

If Seller beneficially owns, in the aggregate, capital stock representing less than 40% of the outstanding shares of our common stock, then our directors may only be removed for cause upon an affirmative vote of a majority of the votes cast.

	Existing Charter	Proposed Charter
Amend the Charter	Our existing charter requires an affirmative vote of the holders of a majority of the voting power of our outstanding voting stock for amendment, subject to certain exceptions (e.g., 65% required for amendments to existing charter redemption provisions (Article IX)).

The proposed charter requires an affirmative vote of at least two-thirds (2/3) of our entire board of directors and by the holders of at least 66.67% of the voting power of our outstanding voting stock in order to adopt an amendment to the proposed charter if, at any time and for so long as, Seller beneficially owns, in the aggregate, capital stock representing at least 50% of the outstanding shares of our common stock; and

If Seller beneficially owns, in the aggregate, capital stock representing less than 50% of the outstanding shares of our common stock, then an affirmative vote of a majority of our board of directors and by the holders of at least a majority of the voting power of our outstanding voting stock is required to adopt an amendment to the proposed charter.

Amend the Bylaws	Our existing charter requires an affirmative vote of the board of directors to amend the bylaws or the affirmative vote of a majority of outstanding shares entitled to vote.

The proposed charter requires an affirmative vote of at least two-thirds (2/3) of our entire board of directors or by the holders of at least 66.67% of the voting power of our outstanding voting stock to amend our bylaws if, at any time and for so long as, Seller beneficially owns, in the aggregate, capital stock representing at least 50% of the outstanding shares of our common stock; and

	Existing Charter	Proposed Charter

If Seller beneficially owns, in the aggregate, capital stock representing less than 50% of the outstanding shares of our common stock, then an affirmative vote of a majority of our board of directors or by the holders of at least a majority of the voting power of our outstanding voting stock is required to amend our bylaws.

Name	Our existing charter provides that our name is “Hennessy Capital Acquisition Corp.”	The proposed charter provides that our name is “Blue Bird Corporation.”

Duration of Existence	Our existing charter provides that if we do not consummate the Business Combination and fail to complete an initial business combination by October 23, 2015 (subject to (i) an automatic three-month extension if we have executed a letter of intent, agreement in principle or definitive agreement for an initial business combination prior to October 23, 2015 and (ii) the requirements of law), we will be required to dissolve and liquidate our trust account by returning the then remaining funds in such account to the public stockholders.	The proposed charter deletes the liquidation provision in the existing charter and retains the default of perpetual existence under the DGCL.

Provisions Specific to a Blank Check Company	Under our existing charter, Article IX sets forth various provisions related to our operations as a blank check company prior to the consummation of an initial business combination.

The proposed charter deletes Article IX in its entirety because, upon consummation of the Business Combination, we will cease to be a blank check company. In addition, the provisions requiring that the proceeds

	Existing Charter	Proposed Charter

from our IPO be held in a trust account until a business combination or liquidation of the Company and the terms governing the Company’s consummation of a proposed business combination will not be applicable following consummation of the Business Combination and thus will be deleted.

Exclusive Jurisdiction	Our existing charter does not contain an exclusive jurisdiction provision.	The proposed charter provides in Article XI that, unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Company to the Company or its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or the Company’s certificate of incorporation or bylaws, or (iv) any action asserting a claim against the Company governed by the internal affairs doctrine. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the

Existing Charter	Proposed Charter

effect of discouraging lawsuits against our directors and officers.

The proposed charter provides that a stockholder bringing a claim subject to Article XI will be required to bring that claim in the Court of Chancery in the State of Delaware. If the Court of Chancery does not have jurisdiction for the claim, then the claim must be brought in another state court in the State of Delaware. If no state court located within the State of Delaware has jurisdiction, then the claim must be brought in the federal district court in the District of Delaware.

In addition, the stockholder bringing a claim subject to Article XI may be required by that provision to bring other related claims in the Court of Chancery (or a state or federal court in the State of Delaware if the Court of Chancery does not have jurisdiction), even if such other related claims do not fall within one of the enumerated categories set forth in Article XI, unless (a) exclusive jurisdiction with respect to such claim is vested in a court or forum other than the Court of Chancery (or such other Delaware court in which the original claim is being adjudicated); or (b) the Court of Chancery (or such other Delaware court in which the original claim is being adjudicated) does not have subject matter

Existing Charter	Proposed Charter
jurisdiction with respect to such claim.

The Company may decide that it is in the best interests of the Company and its stockholders to bring an action in a forum other than the Court of Chancery (or a state or federal court in the State of Delaware if the Court of Chancery does not have jurisdiction), and it may consent in writing to the selection of an alternative forum.

The proposal provides that the applicable Delaware court will have the fullest authority allowed by law to issue an anti-suit injunction to enforce this provision. In addition, any person who acquires an interest in the stock of the Company will be deemed to have notice of this provision and consent to personal jurisdiction in the applicable Delaware court.

Article XI would not apply to claims brought against the Company except for those enumerated in Article XI and certain other related claims.

Reasons for the Proposed Charter Amendments

Authorization to Increase the Company’s Authorized Share Capital

There currently are 14,375,000 shares of Hennessy Capital common stock issued and outstanding, consisting of 11,500,000 shares originally sold as part of units in Hennessy Capital’s IPO, 2,875,000 founder shares that were issued to our Sponsor prior to Hennessy Capital’s IPO (of which (i) 200,000 were subsequently transferred to our independent directors and officers and (ii) 718,750 are subject to forfeiture by our initial stockholders (or their permitted transferees) on the fourth anniversary of the consummation of the Business Combination (which we refer to herein as the “founder earnout shares”), unless prior to such date the last sale price of our common stock equals or exceeds $13.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period or Hennessy Capital completes a liquidation, merger, stock exchange or other similar transaction that results in all of its stockholders having the right to exchange their shares of common stock for consideration in cash, securities or other property which equals or exceeds $13.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like). There are currently no shares of Hennessy Capital preferred stock issued and outstanding, although concurrently with the closing of the Business Combination, we intend to designate 2,000,000 shares as Series A Convertible Preferred Stock and issue up to 400,000 (subject to possible increase up to 500,000) of such shares of Series A Convertible Preferred Stock (excluding dividends paid in-kind) pursuant to the PIPE Investment. We may issue up to 3,404,255 shares of Hennessy Capital common stock upon conversion of the 400,000 shares of Series A Convertible Preferred Stock (excluding dividends paid in-kind) that we expect to issue in the PIPE Investment (or up to 4,255,319 shares of Hennessy Capital common stock if the size of the PIPE Investment is increased to 500,000 shares of Series A Convertible Preferred Stock). A total of $35.0 million of the PIPE Investment has already been subscribed. We may also issue up to 1,000,000 shares of Hennessy Capital common stock in a private placement pursuant to the Backstop Commitment (which will occur, if at all, no earlier than concurrent with the Business Combination) to fund the Business Combination. In addition, there currently are 23,625,000 warrants of Hennessy Capital outstanding, consisting of 11,500,000 warrants originally sold as part of units in Hennessy Capital’s IPO and 12,125,000 placement warrants issued to our Sponsor in a private sale simultaneously with the consummation of Hennessy Capital’s IPO. Each warrant entitles the holder thereof to purchase one-half of one share of Hennessy Capital’s common stock at a price of $5.75 per half share ($11.50 per whole share), subject to adjustment. Warrants may be exercised only for a whole number of shares of Hennessy Capital’s common stock. No fractional shares will be issued upon exercise of the warrants. The PIPE Investment will not be consummated if it is reasonably likely to impair or delay the closing of the Business Combination. In addition, (i) a total of 12,125,000 warrants will be exchanged for a total of 1,212,500 shares of our common stock upon completion of the Public Warrant Exchange Offer and the Sponsor Warrant Exchange, and (ii) concurrently with the closing of the Business Combination, Hennessy Capital also intends to reserve for issuance up to 3,700,000 shares of Hennessy Capital common stock under the Incentive Plan.

In order to ensure that Hennessy Capital has sufficient authorized capital to complete the Business Combination, the Backstop Commitment, the PIPE Investment, the Public Warrant Exchange Offer and the Sponsor Warrant Exchange and for future issuances, including pursuant to the Incentive Plan, our board of directors has approved, subject to stockholder approval, an amendment to our existing charter to increase the number of shares of our common stock and preferred stock from 30,000,000, consisting of 29,000,000 shares of Hennessy Capital common stock, and 1,000,000 shares of Hennessy Capital preferred stock, to 110,000,000 shares, consisting of 100,000,000 shares of Hennessy Capital common stock, and 10,000,000 shares of Hennessy Capital preferred stock. This summary is qualified by reference to the complete text of the proposed amendment included in our proposed charter, a copy of which is attached to this proxy statement as Annex C. All stockholders are encouraged to read the proposed charter in its entirety for a more complete description of its terms.

The principal purpose of this proposal is to authorize additional shares of our common stock and preferred stock, which will be used to complete the Business Combination, issue shares pursuant to the PIPE Investment, the Backstop Commitment, the Public Warrant Exchange Offer and the Sponsor Warrant Exchange, issue shares under the Incentive Plan, and for general corporate purposes. Our board of directors believes that it is important for us to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to support our growth and to provide flexibility for future corporate needs (including if needed as part of financing for future growth acquisitions). Assuming approval of this proposal, after taking into account the reservation of shares dedicated for the Business Combination (assuming 4.0 million shares of our common stock are redeemed), the Backstop Commitment (assuming 1.0 million shares issued), the PIPE Investment (on an as-converted to common stock basis, based on an assumed conversion price per share of $11.75 and assuming $40 million in proceeds), and the Incentive Plan, as described above, we would have up to approximately 59.1 million authorized shares of Hennessy Capital common stock and 9.6 million authorized shares of Hennessy Capital preferred stock available for issuance from time to time at the discretion of the board of directors without further stockholder action, except as may be required by applicable law or the Marketplace Rules of the Nasdaq Stock Market, which require stockholder approval for certain issuances of stock. The shares would be issuable for any proper corporate purpose, including future acquisitions, capital raising transactions consisting of equity or convertible debt, stock dividends or issuances under current and any future stock incentive plans, pursuant to which we may provide equity incentives to employees, officers and directors.

Our board of directors believes that these additional shares will provide us with needed flexibility to issue shares in the future in a timely manner and under circumstances we consider favorable without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

Classification of the Board

In connection with the Business Combination, our board of directors will be reconstituted and comprised of nine members. Our board of directors believes it is in the best interests of the Company for the board of directors to be classified into three classes instead of two, each comprising as nearly as possible one-third of the directors to serve three-year terms, provided that if Proposal 3 is approved at the special meeting, then (i) our Class I directors who are elected at this special meeting will serve for three-year terms (until our 2018 annual meeting), (ii) our Class II directors will serve until our 2016 annual meeting of stockholders, and (iii) our newly formed Class III directors will serve until our 2017 annual meeting of stockholders. We expect that our annual meeting will be conducted during the first calendar quarter of each year, commencing in 2016.

The board of directors believes that providing for a third class of directors will assure desirable continuity in leadership and policy following the Business Combination.

As provided for in the Purchase Agreement, the individuals who will serve in each class are set forth below.

Class I, if elected at the special meeting, serving until our 2018 annual meeting:

Gurminder S. Bedi

Dennis Donovan

Alan H. Schumacher

Class II, serving until our 2016 annual meeting:

Daniel J. Hennessy

Kevin M. Charlton

Chan Galbato

Class III, serving until our 2017 annual meeting:

Dev Kapadia

Phil Horlock

James Marcotuli

Removal of Directors

Under Delaware law, the general rule with respect to director removal is that directors may be removed by stockholders with or without cause. There is an exception for corporations that have classified boards. If a corporation has a classified board, then, unless it provides otherwise in its certificate of incorporation, stockholders may only remove directors for cause.

Hennessy Capital has a classified Board and currently directors are removable by stockholders only for cause. The proposed amendment provides stockholders with additional flexibility, enabling them to remove directors without cause as well as with cause, while Seller beneficially owns, in the aggregate, common stock representing at least 40% of the outstanding shares of our common stock. It also enables Seller, during the period when it beneficially owns, in the aggregate, common stock representing at least 40% of the outstanding shares of our common stock, to either have the absolute ability (if it owns more than 50% of our outstanding shares) or the likely ability (if it owns between 40% and 50% of our outstanding shares) to remove directors without cause. Given Seller’s track record in helping to oversee Blue Bird’s transformation of its business over the last several years and Seller’s desire to assure management that it will be able to work with a Board that shares its views on the school bus industry, we believe that the proposed amendments to the director removal provisions in our existing charter are appropriate. To assure further continuity for our stockholders, Seller has agreed that it will not propose to remove Messrs. Hennessy and Charlton from the Board without cause for a period of at least two years after the closing of the Business Combination.

When and if Seller’s beneficial ownership falls below 40% of the outstanding shares of our common stock, our proposed charter will, under Proposal 4, revert to its current position with respect to removal: directors may only be removed by the stockholders for cause.

Required Vote to Amend Charter

At present, our existing charter may only be amended with the approval of a majority of our board members and the holders of a majority of our outstanding shares (subject to certain supermajority stockholder approval requirements with respect to our redemption provisions). Proposal 5 would change that arrangement when and if Seller owns at least 50% of our outstanding shares of common stock. During that time period, such amendments would require the approval of two-thirds ( 2/3) of our entire board and by holders of at least 66.67% of the voting power of our outstanding voting stock. These provisions have the effect of making it more difficult for Seller to compel a change in our certificate of incorporation at a time when it beneficially owns at least a 50% stake in our company. We and Seller determined that such a change is in the best interest of all stockholders.

If Seller’s beneficial ownership is less than 50% of the outstanding shares of our common stock, our proposed charter would revert to its current arrangement: amendments to our restated certificate of incorporation could then only be amended with the approval of a majority of our board members and by holders of a majority of the voting power of our outstanding voting stock.

Required Vote to Amend Bylaws

At present, our by-laws may be amended either by a majority of our Board or by the holders of a majority of the outstanding shares of our common stock. Proposal 6 would change that arrangement when and if Seller owns at least 50% of our outstanding shares of common stock. During that time period, the thresholds would increase to require a two-thirds (2/3) vote of our entire board or the approval of holders of at least 66.67% of the voting power of our outstanding voting stock. These provisions have the effect of making it more difficult for Seller to compel a change in the by-laws at a time when it beneficially owns a 50% stake in our company. We and Seller determined that such a change is in the best interest of all stockholders.

Approval of Additional Amendments to Existing Charter in Connection with the Business Combination

The exclusive jurisdiction amendment is intended to assist the Company in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims. The board of directors believes that the Delaware courts are best suited to address disputes involving such matters given that the Company is incorporated in Delaware, Delaware law generally applies to such matters and the Delaware courts have a reputation for expertise in corporate law matters. Delaware offers a specialized Court of Chancery to address corporate law matters, with streamlined procedures and processes which help provide relatively quick decisions. This accelerated schedule can minimize the time, cost and uncertainty of litigation for all parties. The Court of Chancery has developed considerable expertise with respect to corporate law issues, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance. This provides stockholders and the Company with more predictability regarding the outcome of intra-corporate disputes. In the event the Court of Chancery does not have jurisdiction, the other state courts or federal district court located in Delaware would be the most appropriate forums because these courts have more expertise on matters of Delaware law compared to other jurisdictions.

In addition, this exclusive jurisdiction amendment would promote judicial fairness and avoid conflicting results, as well as make the Company’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery.

For these reasons, the board of directors believes that providing for Delaware as the exclusive forum for the types of disputes described above is in the best interests of the Company and its stockholders. At the same time, the Board believes that the Company should retain the ability to consent to an alternative forum on a case-by-case basis where the Company determines that its interests and those of its stockholders are best served by permitting such a dispute to proceed in a forum other than in Delaware.

The parties to the Purchase Agreement have agreed that the name of the combined company should reflect its leading product lines and therefore propose to change the combined company’s corporate name from “Hennessy Capital Acquisition Corp.” to “Blue Bird Corporation.”

Finally, the elimination of certain provisions related to our status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, these proposed amendments remove the requirement to dissolve Hennessy Capital and allow it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for corporations and the Company’s board of directors believes it is the most appropriate period for the Company following the Business Combination. In addition, certain other provisions in our existing charter require that proceeds from Hennessy Capital’s IPO be held in the trust account until a business combination or liquidation of Hennessy Capital has occurred. These provisions cease to apply once the Business Combination is consummated.

Vote Required for Approval

The affirmative vote of holders of a majority of the outstanding shares of our common stock is required to approve each of the separate Charter Proposals. Broker non-votes, abstentions or the failure to vote on any of the Charter Proposals will have the same effect as a vote “AGAINST” any such Charter Proposal.

Proposal 2, Proposal 3, Proposal 4, Proposal 5 and Proposal 6 are, unless waived by Seller, conditioned upon the approval and the approval and completion of the Business Combination Proposal. If the Business Combination Proposal is voted down, then none of the Charter Proposals will have any effect.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” EACH OF THE CHARTER PROPOSALS.

DIRECTOR ELECTION PROPOSAL

Hennessy Capital’s board of directors is currently divided into two classes, Class I and Class II, with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a two-year term. If Proposal 3 is approved, the proposed charter will reclassify our board of directors into three separate classes with each class serving a three-year term. At the special meeting, stockholders are being asked to elect three directors to our board of directors, effective upon the closing of the Business Combination, to serve as Class I directors.

We expect to change our fiscal year to correspond with Blue Bird’s fiscal year, ending on the Saturday closest to September 30. Accordingly, we expect to conduct our next annual meeting of stockholders during the first calendar quarter of 2016 and thereafter conduct our annual meetings during the first calendar quarter of each subsequent year. The three directors who are elected as Class I directors will be elected for three-year terms, expiring at the time of our third annual meeting following the Business Combination (expected to be held during the first calendar quarter of 2018).

In each case, directors will be elected for the specific term identified or until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death. The election of these directors is contingent upon approval of the Business Combination. If this Proposal 6 is approved but Proposal 3 is not and the Seller waives the applicable condition, our board of directors will appoint the directors elected at the special meeting to either Class I or Class II as they deem appropriate.

Our board of directors has nominated each of Gurminder S. Bedi, Dennis Donovan and Alan H. Schumacher to serve as Class I directors. The following sets forth information regarding each nominee.

Gurminder S. Bedi, age 67, is a private investor. He served as Vice President of Ford Motor Company from October 1998 until his retirement after a 30 year career in December 2001. From 1998 until his retirement, Mr. Bedi was the Vice President of North America Truck, responsible for vehicle development and business and technical strategies. At Ford his positions included, President of Ford Argentina and Brazil, head of North American Quality and a variety of other senior management positions in product development, manufacturing and strategy. Mr. Bedi is Chairman of Compuware Corporation (NASDAQ: CPWR) and serves on its audit and governance committees. Mr. Bedi is a director of KEMET Corporation (NYSE: KEM), serving on its governance and compensation committees, and Actuant Corporation (NYSE: ATU), serving on its governance and compensation committees. A graduate of George Washington University with a BS degree in Mechanical Engineering, Mr. Bedi also earned an MBA degree with a concentration in finance from the University of Detroit. Mr. Bedi was nominated as a director to the Hennessy Capital board because of his experience and education in finance, which lends pertinent skill to the audit committee and to the board of directors generally. Moreover, with his strong background in the automotive, truck and bus sector, Mr. Bedi provides the Company and the board of directors with in-depth knowledge of the industry.

Dennis Donovan, age 65, was appointed Vice Chairman of COAC in 2012. He was a Senior Advisor to the firm from 2009 to 2012. From 2008 to 2009, Mr. Donovan was a senior executive and director of COAC. He joined COAC in 2007 as Chief Human Resource Officer. Mr. Donovan previously served as Executive Vice President, Human Resources at The Home Depot (home improvement retailer), from 2001 to 2007. He was Senior Vice President, Human Resources at Raytheon (technology provider to defense, homeland security and other governmental markets)

from 1998 to 2001. Mr. Donovan spent 26 years at GE (a conglomerate), working in a number of the company’s businesses and at the corporate headquarters. He was made an officer of GE in 1991. Mr. Donovan has been a director and a member of the compensation committee of Seller since 2008. He has served on the SBH board since 2008 and has also served on the boards and compensation committees of Traxis Financial Group and Nabi Optima Holdings, affiliates of Cerberus Capital Management engaged in the manufacturing, financing and sales of vehicles in the transportation sector. Mr. Donovan served as a director of Tower International Inc. from 2010 to January 2014. He was an advisor to Tower’s Board and compensation committee during 2009 to 2010 and to the boards and compensation committees of GMI Holding Corporation; Freedom Group, Inc.; and NewPage Corporation; all of which are affiliates of Cerberus Capital Management. Mr. Donovan was nominated as a director to the Hennessy Capital board based on his knowledge of Blue Bird and his operational experience with large companies.

Alan H. Schumacher, age 68, was a member of the Federal Accounting Standards Advisory Board from 2002 through June 2012. Mr. Schumacher has 23 years of experience working in various positions at American National Can Corporation and American National Can Group, where from 1997 until his retirement in 2000, he served as Executive Vice President and Chief Financial Officer and from 1988 through 1996, he served as Vice President, Controller and Chief Accounting Officer. Mr. Schumacher was nominated as a director to the Hennessy Capital board based on his financial and accounting expertise (including his qualification as a financial expert), experience in the oversight of financial reporting and internal controls, experience as an officer and director of public companies and his knowledge of Blue Bird. Mr. Schumacher has served as a member of the Board of Bluelinx Holdings Inc. since May 2004, and is a member of its audit and compensation committees. He has served as a director of SBH since 2008. He is also a director of Evertec Inc., Quality Distribution Inc. and Noranda Aluminum Holding Corporation. He is also a member of the board of managers of Quality Distribution LLC. Mr. Schumacher was a director of Anchor Glass Container Inc. from 2003 to 2006, and of Equable Ascent Financial, LLC from December 2009 through February 2012.

For information regarding our continuing directors, Daniel J. Hennessy and Kevin Charlton, see “Information About Hennessy Capital—Management—Directors and Executive Officers.” For information regarding the four additional individuals to be appointed to our board of directors, Phil Horlock, Chan Galbato, Dev Kapadia and James Marcotuli, see “Information About Blue Bird—Executive Officers” (in the case of Mr. Horlock) and “Management After the Business Combination” (in the case of Messrs. Galbato, Kapadia and Marcotuli).

Vote Required for Approval

If a quorum is present, directors are elected by a plurality of the votes cast, in person or by proxy. This means that the three nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Votes marked “FOR” a nominee will be counted in favor of that nominee. Proxies will have full discretion to cast votes for other persons in the event any nominee is unable to serve. Failure to vote by proxy or to vote in person at the special meeting and broker non-votes will have no effect on the vote since a plurality of the votes cast is required for the election of each nominee.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE THREE NOMINEES TO THE BOARD OF DIRECTORS.

NASDAQ PROPOSAL

Background and Overview

On September 21, 2014, the Company entered into a Preferred Subscription Agreement providing for the issuance by the Company to an investor named therein of shares of Series A Convertible Preferred Stock in a private placement, subject to certain conditions, including the closing of the Business Combination. That agreement commits the investor to purchase up to 350,000 shares of Series A Convertible Preferred Stock for aggregate gross proceeds of $35.0 million. We expect to raise $40.0 million pursuant to the PIPE Investment, subject to possible increase to up to $50.0 million. On the same date, the Company entered into a Backstop and Subscription Agreement, pursuant to which an investor has agreed to purchase up to $10.0 million worth of shares of Hennessy Capital common stock, or approximately 1.0 million shares, through (x) open market or privately negotiated transactions with third parties, at a purchase price of up to $10.00 per share, (y) a private placement with consummation concurrent with that of the Business Combination at a purchase price of $10.00 per share, or (z) a combination thereof. The investor in the Backstop Commitment has agreed to vote any Hennessy Capital common stock that it owns, whether acquired pursuant to the Backstop Commitment or otherwise, in favor of the Business Combination and the other proposals set forth herein at the special meeting. The investor in the Backstop Commitment has also agreed not to transfer any Hennessy Capital common stock owned by it until the earlier of (i) the closing of the Business Combination or (ii) the public announcement by the Company of the termination of the Purchase Agreement. The terms, rights, obligations and preferences of the Series A Convertible Preferred Stock are set forth in the Certificate of Designations, Preferences, Rights and Limitations of Series A Convertible Preferred Stock of the Company (the “Certificate of Designations”), which will be filed with the proposed charter with the Secretary of State of the State of Delaware upon the closing of the Business Combination.

Under the Certificate of Designations, each share of Series A Convertible Preferred Stock will be convertible, at the holder’s option at any time, initially into 8.5106 shares of our common stock (assuming a conversion price of approximately $11.75 per share), subject to specified adjustments as set forth in the Certificate of Designations. Based on such assumed conversion price and assuming that we issue 400,000 shares of Series A Convertible Preferred Stock pursuant to the PIPE Investment, approximately 3,404,255 shares of our common stock would be issuable upon conversion of all the shares of Series A Convertible Preferred Stock issued (or up to 4,255,319 shares of our common stock if the size of the PIPE Investment is increased to 500,000 shares of Series A Convertible Preferred Stock), when issued, assuming the absence of in-kind dividends. On or after the third anniversary of the initial issuance date but prior to the fifth anniversary of the initial issuance date, the Company will have the right, at its option, to give notice of its election to cause all outstanding shares of the Series A Convertible Preferred Stock to be automatically converted into shares of Hennessy Capital common stock at the then-effective conversion rate, if the weighted average price (as defined in the Certificate of Designations) of Hennessy Capital common stock equals or exceeds 140% of the conversion price for at least 20 trading days (whether or not consecutive) in a period of 30 consecutive trading days. On or after the fifth anniversary of the initial issuance date but prior to the seventh anniversary of the initial issuance date, the Company will have the right, at its option, to give notice of its election to cause all outstanding shares of the Series A Convertible Preferred Stock to be automatically converted into shares of Hennessy Capital common stock at the then-effective conversion rate, if the weighted average price of Hennessy Capital common stock equals or exceeds 115% of the conversion price for at least 20 trading days (whether or not consecutive) in a period of 30 consecutive trading days. On or after the seventh anniversary of the initial issuance date, the Company will have the right, at its option, to give notice of its election to cause all outstanding shares of the Series A Convertible Preferred Stock to be automatically converted into shares of Hennessy Capital common stock at the then-effective conversion rate, if the weighted average price of Hennessy Capital common stock equals or exceeds the conversion price for at least 10 consecutive trading days. If the Company undergoes certain fundamental changes (as more fully described in the Certificate of Designations but including, among other things, certain change-in-control transactions, recapitalizations, asset sales and liquidation events) the Series A Convertible Preferred Stock may, within 15 days following the effective date of such fundamental change and at the election of the holder, be converted into common stock on the effective date of such fundamental change at a conversion rate (subject to specified adjustments) equal to the greater of (i) the sum of the conversion rate on the effective date of such fundamental change plus the additional shares received by holders of Series A Convertible Preferred Stock following such fundamental change (as will be set forth in the Certificate of Designations) and (ii) the quotient of (x) $100.00, divided by (y) the greater of (A) the applicable holder stock price and (B) 66 2/3% of the closing sale price of the common stock on the issue date, where the “holder stock price” means, in the case of a fundamental change in which the holders of Hennessy Capital common stock will receive only cash consideration, the price to be paid per share for such fundamental change and, in all other cases, the average closing sale price of the Hennessy Capital common stock on the 10 consecutive trading days immediately preceding the effective date of the fundamental change.

The Series A Convertible Preferred Stock will contain limitations that prevent the holder thereof from acquiring shares of common stock upon conversion that would result in (i) the number of shares beneficially owned by such holder and its affiliates exceeding 9.99% of the total number of shares of our common stock then outstanding or (ii) the Series A Convertible Preferred Stock being converted into more than 19.99% of the shares of Hennessy Capital common stock outstanding on the initial issue date of the Series A Convertible Preferred Stock without stockholder approval of such issuance.

The Series A Convertible Preferred Stock will also contain terms prohibiting the payment of cash dividends on the common stock of the Company unless at the time of payment (i) all accumulated dividends on the Series A Convertible Preferred Stock are paid or set aside and (ii) the payment of the dividend in respect of the Series A Convertible Preferred Stock for the then most recent dividend period has been paid in cash or has been declared with the set aside of a sum sufficient for payment thereof.

Except as required by Delaware law, holders of the Series A Convertible Preferred Stock will have no voting rights except with respect to the approval of any material and adverse amendment to Hennessy Capital’s certificate of incorporation, and certain significant holders of Series A Convertible Preferred Stock may have approval rights with respect to certain key economic terms of the Series A Convertible Stock, as set forth in the Certificate of Designations.

At the closing of the Business Combination, Hennessy Capital, the Seller and the investors in the PIPE Investment and Backstop Commitment will also enter into a registration rights agreement that provides for the registration of (i) our common stock acquired in connection with the Business Combination or purchased from the Company in a private placement pursuant to the Backstop Commitment (including any shares received as a fee payable in connection with the Backstop Commitment), and (ii) Series A Convertible Preferred Stock purchased pursuant to the PIPE Investment (including the common stock into which the Series A Convertible Preferred Stock is convertible).

The terms of the Backstop and Subscription Agreement, the Preferred Subscription Agreement and the Certificate of Designations are complex and only briefly summarized above. For further information, please refer to our Current Report on Form 8-K filed with the SEC on

September 23, 2014. The discussion herein is qualified in its entirety by reference to such filed transaction documents.

Why the Company Needs Stockholder Approval

We are seeking stockholder approval in order to comply with Nasdaq Listing Rules 5635(a) and (d).

Under Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (A) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock); or (B) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. Pursuant to the terms of the PIPE Investment and Backstop Commitment, the Company may issue 20% or more of our outstanding common stock when considering together (x) a private placement of Hennessy Capital common stock in connection with the Backstop Commitment, (y) a subsequent conversion of 400,000 (or 500,000 if increased) shares of Series A Convertible Preferred Stock into Hennessy Capital common stock, and (z) a subsequent conversion of such additional shares of Series A Convertible Preferred Stock into Hennessy Capital common stock that are issued as dividends.

Under Nasdaq Listing Rule 5635(d), stockholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the greater of book or market value of the stock if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance. As a result of certain adjustments to the conversion ratio of the Series A Convertible Preferred Stock under the Certificate of Designations that could result in the conversion price of the Series A Convertible Preferred Stock being lower than the market price of our common stock on the date of issuance of the Series A Convertible Preferred Stock, the Company may issue through the PIPE Investment and Backstop Commitment, 20% or more of our outstanding common stock at a price that is less than the greater of book or market value when considering together (x) a private placement of Hennessy Capital common stock in connection with the Backstop Commitment, (y) a subsequent conversion of 400,000 (or 500,000 if increased) shares of Series A Convertible Preferred Stock into Hennessy Capital common stock, and (z) a subsequent conversion of such additional shares of Series A Convertible Preferred Stock into Hennessy Capital common stock that are issued as dividends.

Effect of Proposal on Current Stockholders

If the Nasdaq Proposal is adopted, based on an assumed conversion price per share of the Series A Convertible Preferred Stock of $11.75 (and provided the Company has sufficient authorized shares of common stock to allow for such conversion or exercise and assuming that we issue 400,000 shares of Series A Convertible Preferred Stock pursuant to the PIPE Investment), up to a maximum of 3,404,255 shares of Hennessy Capital common stock (or up to 4,255,319 shares of Hennessy Capital common stock if the size of the PIPE Investment is increased to 500,000 shares of Series A Convertible Preferred Stock) would be issuable upon conversion of the Series A Convertible Preferred Stock (excluding dividends paid in-kind), representing up to 23.7% of the shares of our common stock outstanding on the date hereof, and up to an aggregate of 1.0 million shares of common stock of the Company may be issued pursuant to the Backstop Commitment (less shares of our common stock purchased by certain investors in open market purchases or privately negotiated transactions with third parties after the effective date of the Backstop and Subscription Agreement), representing up to 7.0% of the shares of our common stock outstanding on the date hereof. The issuance of such shares would result in significant dilution to our stockholders, and would reduce our stockholders’ percentage interest in the voting power, liquidation value and aggregate book value of the Company. In addition, the sale or any resale of the Hennessy Capital common stock issued upon conversion of the Series A Convertible Preferred Stock could cause the market price of our common stock to decline.

Required Vote

The approval of the Nasdaq Proposal requires the affirmative vote of a majority of the votes cast in person or by proxy and entitled to vote thereon at the special meeting, assuming that a quorum is present. The investor in the Backstop Commitment has agreed to vote its common stock in favor of the Nasdaq Proposal. Broker “non-votes” and abstentions will have no effect with respect to the approval of this proposal. This proposal is conditioned on the approval of the Business Combination Proposal, Proposal 2, Proposal 3, Proposal 4, Proposal 5 and Proposal 6.

Consequence of a Failure to Provide Stockholder Approval

IF OUR STOCKHOLDERS DO NOT APPROVE THE NASDAQ PROPOSAL, WE WILL HAVE THE RIGHT TO ISSUE SHARES UP TO 19.9% OF THE COMPANY’S ISSUED AND OUTSTANDING COMMON STOCK, PURSUANT TO THE PIPE INVESTMENT AND BACKSTOP COMMITMENT, WITHOUT STOCKHOLDER APPROVAL; HOWEVER, EVEN WITHOUT STOCKHOLDER APPROVAL OF THE NASDAQ PROPOSAL, WE WILL HAVE THE RIGHT TO ISSUE THE FULL NUMBER OF SHARES OF SERIES A CONVERTIBLE PREFERRED STOCK CONTEMPLATED BY THE PIPE INVESTMENT (SUBJECT TO PROVISIONS OF THE SERIES A CONVERTIBLE PREFERRED STOCK THAT WILL LIMIT THE CONVERTIBILITY OF THE SHARES OF THAT SERIES UNLESS AND UNTIL STOCKHOLDER APPROVAL HAS BEEN SO RECEIVED).

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ISSUANCE OF MORE THAN 20% OF THE COMPANY’S ISSUED AND OUTSTANDING COMMON STOCK PURSUANT TO THE PIPE INVESTMENT AND BACKSTOP COMMITMENT.

INCENTIVE PLAN PROPOSAL

On September 14, 2014, our board of directors adopted the Blue Bird Corporation 2014 Omnibus Equity Incentive Plan, which we refer to as the Incentive Plan, subject to the approval of our stockholders.

The purpose of the Incentive Plan is to provide a means whereby our eligible employees, officers, non-employee directors and other individual service providers develop a sense of proprietorship and personal involvement in our development and financial success, and to encourage them to devote their best efforts to us. Our board of directors believes that the Incentive Plan will advance our interests and the interests of our stockholders through this purpose. By means of this Incentive Plan, we seek to retain the services of our employees, officers, non-employee directors and other individual service providers and to provide incentives for these persons to exert maximum efforts for our success.

Our board of directors unanimously recommends that our stockholders approve and adopt this Incentive Plan Proposal and the Incentive Plan. This proposal is conditioned on the approval of the Business Combination Proposal and Proposal 2. If the Business Combination Proposal and Proposal 2 are not approved, this proposal will have no effect.

Description of the Incentive Plan

The following description of the principal terms of the Incentive Plan is a summary and is qualified in its entirety by the full text of the Incentive Plan, which is attached as Annex D hereto.

Administration.    The Incentive Plan will be administered by the Compensation Committee of our board of directors. The Compensation Committee has discretion to determine the individuals to whom, and the time or times at which, awards may be granted under the Incentive Plan, the number of shares of our common stock, units or other rights subject to each award, the exercise, base or purchase price of an award (if any), the type of award, the manner in which such awards will vest, become exercisable or payable, the performance criteria, performance goals and other terms and conditions applicable to awards. The Compensation Committee is authorized to interpret the Incentive Plan, to establish, amend and rescind any rules and regulations relating to the Incentive Plan and to make any other determinations that it deems necessary or desirable for the administration of the Incentive Plan. All decisions, determinations and interpretations by the Compensation Committee, and any rules and regulations under the Incentive Plan and the terms and conditions of or operation of any award, are final and binding on all participants. The Compensation Committee also has authority to amend any outstanding option or other award, provided that no such action shall adversely affect the rights of a participant. Subject to the change in control and adjustment provisions contained in the Incentive Plan, the Compensation Committee does not have the authority to reprice outstanding options without stockholder approval.

Eligibility.    Any employee, officer, director, consultant, advisor or other individual service provider of ours or any of our subsidiaries, or any person who is determined by the Compensation Committee to be a prospective employee, officer, director, consultant, advisor or other individual service provider of ours or any of our subsidiaries is eligible to participate in the Incentive Plan. An entity providing us with consulting, advisory or other services is eligible to participate in the Incentive Plan as long as the entity qualifies as a “natural person” under applicable securities law requirements. As of June 28, 2014, Blue Bird had approximately 1,870 employees (including six executive officers) and nine non-employee directors.

Shares Subject to the Incentive Plan.    The aggregate number of shares of our common stock available for issuance under the Incentive Plan will be 3,700,000, subject to the adjustment provisions included in the Incentive Plan for stock splits, stock dividends or similar transactions. Incentive stock options may be granted under the Incentive Plan with respect to all of those shares. The number of shares of our common stock that may be issued with respect to “Full Value Awards” is 2,500,000. A Full Value Award is any award other than an option or other award for which the participant pays the intrinsic value of the award (whether directly or by forgoing a right to receive a cash payment). To the extent that any award under the Incentive Plan that is payable in shares of our common stock is forfeited, cancelled, returned to us for failure to satisfy vesting requirements or upon the occurrence of other forfeiture events, or otherwise terminates without payment being made thereunder, the shares of common stock subject to the award will again be available for future grants. Common shares subject to an award under the Incentive Plan will not again be available for issuance if such shares are (i) withheld or tendered by a participant to pay the exercise price of a stock option or to satisfy tax withholding obligations associated with an award or (ii) subject to a stock appreciation right and not issued or delivered upon the net settlement of such stock appreciation right.

In addition, shares of our common stock subject to awards that are settled in cash (in lieu of shares) will not be counted against the number of shares reserved under the Incentive Plan and will also be available for new awards.

Types of Awards.    The Compensation Committee may grant nonqualified stock options, or NSOs, incentive stock options, or ISOs, stock appreciation rights, or SARs, restricted stock, restricted stock units, or RSUs, performance shares, performance units, incentive bonus awards, other cash-based awards and other stock-based awards under the Incentive Plan. The terms of each award will be set forth in an agreement with the recipient.

Stock Options.    The Compensation Committee will determine the exercise price and other terms for each option and whether the options will be NSOs or ISOs. The exercise price per share of each option will not be less than 100% of the fair market value of our common stock on the date of grant; unless the option is an ISO and the optionee owns greater than ten percent (10%) of the voting power of all of our shares of capital stock (a “ten percent holder”), in which case the exercise price will be the price required by the Code, currently 110% of fair market value. The closing sale price of a share of our common stock as reported on The Nasdaq Stock Market on                 , 2014 was $        . ISOs may be granted only to employees and are subject to certain other restrictions. To the extent an option intended to be an ISO does not qualify as an ISO, it will be treated as a nonqualified option. A participant may exercise an option by notice and payment of the exercise price in cash or, as determined by the Compensation Committee, through delivery of previously owned shares, the withholding of shares deliverable upon exercise, a cashless exercise program implemented by the Compensation Committee, and/or such other method as approved by the Compensation Committee and set forth in an award agreement. The maximum term of any option granted under the Incentive Plan is ten years from the date of grant, unless the option is an ISO and the optionee is a ten percent holder, in which case the option will be exercisable for no more than five years after its date of grant. The Compensation Committee may, in its discretion, permit a holder of an NSO to exercise the option before it has otherwise become exercisable, in which case the shares of our common stock issued to the recipient will be restricted stock having analogous vesting restrictions to the unvested NSO before exercise.

Stock Appreciation Rights.    The Compensation Committee may grant SARs independent of or in connection with an option. The Compensation Committee will determine the other terms applicable to SARs. The base price per share of each SAR will not be less than

100% of the fair market value of our common stock on the date of grant. The maximum term of any SAR granted under the Incentive Plan will be ten years from the date of grant. Generally, each SAR will entitle a participant upon exercise to an amount equal to:

•	the excess of the fair market value on the exercise date of one share of our common stock over the base price, multiplied by

•	the number of shares of our common stock covered by the SAR.

Payment may be made in shares of our common stock, in cash, or partly in shares of our common stock and partly in cash, all as determined by the Compensation Committee and set forth in the award agreement.

Restricted Stock and Restricted Stock Units.    The Compensation Committee has the authority to award restricted shares of our common stock and/or RSUs under the Incentive Plan. Restricted stock awards consist of shares of stock that are transferred to a participant subject to restrictions that may result in forfeiture if specified conditions are not satisfied. RSUs confer the right to receive shares of our common stock, cash, or a combination of shares and cash, at a future date upon or following the attainment of certain conditions specified by the Compensation Committee. The Compensation Committee will determine the restrictions and conditions applicable to each award of restricted stock or RSUs, which may include performance-based conditions. Unless the Compensation Committee determines otherwise at the time of grant, holders of restricted stock will have the right to vote the shares and receive all dividends and other distributions. If dividends or other distributions are paid on restricted stock subject to performance-based vesting conditions while such an award remains subject to restrictions, the dividends or other distributions will be subject to the same restrictions as the shares of common stock to which they relate. If dividend equivalents are paid on restricted stock units subject to performance-based vesting conditions while such an award remains subject to restrictions, the dividend equivalents will be subject to the same restrictions as the restricted stock units to which they relate. The Incentive Plan authorizes us to withhold from participants shares of our common stock having a fair market value equal to our withholding obligation with respect to restricted stock and RSUs.

Performance Shares and Performance Units.    The Compensation Committee may award performance shares and/or performance units under the Incentive Plan. Performance shares and performance units are awards, payable in shares of our common stock, cash or a combination thereof, which are earned during a specified performance period subject to the attainment of performance criteria, as established by the Compensation Committee and set forth in the award agreement. The Compensation Committee will determine the restrictions and conditions applicable to each award of performance shares and performance units. If dividend equivalents are paid on performance shares while such an award remains subject to restrictions, the dividend equivalents will be subject to the same restrictions as the performance shares to which they relate.

Incentive Bonus Awards.    The Compensation Committee may award incentive bonus awards payable in cash or settled through the issuance of unrestricted shares of our common stock, restricted stock awards or RSUs, as determined by the Compensation Committee. Incentive bonus awards may be based upon the attainment of specified levels of our performance or that of our subsidiaries. The Compensation Committee will determine the terms and conditions applicable to each incentive bonus award. Assuming other applicable conditions are satisfied, incentive bonus awards will enable us to pay annual bonuses and provide long-term incentive awards that are structured as Section 162(m) Awards (described below) to our named executive officers that are exempt from the deduction limits set forth in Section 162(m) of the Code.

Other Stock-Based and Cash-Based Awards.    The Compensation Committee may award other types of stock-based or cash-based awards under the Incentive Plan, including the grant or offer for sale of unrestricted shares of our common stock, in such amounts and subject to such terms and conditions as the Compensation Committee determines.

Section 162(m) Awards.    The Compensation Committee may grant restricted stock, restricted stock units, performance shares, performance units, incentive bonus awards, other stock-based awards and/or other cash-based awards that are intended to satisfy the exemption to the deduction limitation under Section 162(m) of the Code for performance-based compensation (“Section 162(m) Awards”). As a result, Section 162(m) Awards will be subject to certain additional requirements and limitations, including the attainment of pre-established, objective performance goals. The performance goals will be based on one or more of the following objective performance criteria (either individually, alternatively or in any combination):

net earnings or net income (before or after taxes)	earnings growth

earnings per share (including, but not limited to, growth in diluted earnings per share from continuing operations)	net sales (including, but not limited to, net sales growth)

gross profits or net operating profit	return on assets, return on equity, return on capital or return on sales

cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on capital and statutory cash measures)	revenue growth

earnings before or after taxes, interest, depreciation, and/or amortization	productivity ratios

our common stock price (including, but not limited to, growth measures)	total stockholder return

expense targets	gross or operating margins, earnings before or after taxes, interest, depreciation, and/or amortization margins

operating efficiency	customer satisfaction or increase in the number of customers

division working capital turnover	strategic business or operational criteria consisting of one or more objectives based on meeting specified goals relating to (A) acquisitions or divestitures, (B) business expansion, (C) cost targets, (D) diversity and inclusion, (E) efficiency, (F) management of employment practices and employee benefits, (G) market penetration, (H) product quality and quality audit scores, (I) reductions in errors and omissions, (J) reductions in lost business, (K) supervision of litigation and information technology, or (L) sustainability

market share	cost reductions

working capital targets	sales backlog

net debt	economic value added

The performance goals may be (i) applied to either us and/or any of our subsidiaries as a whole, any business unit thereof, or any combination thereof, (ii) absolute or relative to our prior performance or the performance of one or more other entities or external indices, and (iii) expressed in terms of a progression within a specified range.

In addition, the Compensation Committee may specify that the above performance criteria may include, exclude or be adjusted for any or all of the following:

extraordinary, unusual or non-recurring items	asset write-downs

effects of changes in tax laws, accounting principles, or other laws or provisions	effects of currency fluctuations

effects of industry volumes, customer mix or customer tooling payments and receipts	effects of financing activities (e.g., effect on earnings per share of issuing convertible debt securities)

expenses for reorganizations and restructuring, productivity initiatives or new business initiatives	non-operating items

acquisition and divestiture expenses	effects of litigation or claim judgments or settlements

effects of acquisitions and divestitures

Prior to payment or settlement of any Section 162(m) Award, the Compensation Committee must certify in writing that the performance goals and all other material terms applicable to such award were in fact satisfied. At the time of certification, the Compensation Committee will also determine the amount of compensation payable as a result of the attainment of such performance goals.

The Compensation Committee has no discretion to waive all or part of the performance goals applicable to a Section 162(m) Award, except in the event of a change in control, or in the event of the death or disability of a participant. Notwithstanding the foregoing, the Compensation Committee has the discretion to reduce the amount of any Section 162(m) Award based on such factors as determined by the Compensation Committee, including, without limitation, a determination that a reduction is appropriate in light of pay practices of competitors, our performance, a subsidiary’s performance, or a participant relative to the performance of competitors, or performance with respect to our strategic goals.

Subject to the adjustment provisions described above, with respect to Section 162(m) Awards and stock options and stock appreciation rights intended to be exempt from the deduction limitation under Section 162(m) of the Code, no participant in any one fiscal year may be granted (a) stock options or stock appreciation rights with respect to more than 800,000 shares of our common stock each; (b) restricted stock or RSUs with respect to more than 400,000 shares of our common stock each; and (c) performance shares, incentive bonus awards and other stock-based awards that are denominated in shares of our common stock with respect to more than 400,000 shares of our common stock each. The maximum dollar value payable to any participant in any one fiscal year with respect to RSUs, performance units or incentive bonus awards or other stock-based awards that may be settled in cash or other property (other than our common stock) is $6,000,000.

Vesting.    The Compensation Committee determines the vesting conditions, if any, of awards. Full Value Awards granted to eligible employees will, except for acceleration of vesting due to death, disability, retirement or a change in control, vest over a period of not less than three years or, in the case of vesting upon the attainment of performance goals, over a period of not less than one year. However, Full Value Awards granted to eligible employees that result in the issuance of up to 5% of the shares available for issuance may be granted without such minimum vesting limitations.

Transferability.    Awards granted under the Incentive Plan will not be transferable other than by will or by the laws of descent and distribution, unless otherwise permitted by the Compensation Committee (other than with respect to ISOs) for family and/or estate planning purposes or to a charitable organization designated by the holder.

Clawback and Forfeiture. Awards under the Incentive Plan and compensation directly attributable thereto may be made subject to forfeiture, recovery by us or other action pursuant to any of our compensation recovery practices in effect from time to time or as otherwise required by law.

Change in Control.    The Compensation Committee may, at the time of the grant of an award provide for the effect of a change in control (as defined in the Incentive Plan) on any award, including (i) accelerating or extending the time periods for exercising, vesting in, or realizing gain from any award, (ii) eliminating or modifying the performance or other conditions of an award, (iii) providing for the cash settlement of an award for an equivalent cash value, as determined by the Compensation Committee, or (iv) such other modification or adjustment to an award as the Compensation Committee deems appropriate to maintain and protect the rights and interests of participants upon or following a change in control. The Compensation Committee may, in its discretion and without the need for the consent of any recipient of an award, also take one or more of the following actions contingent upon the occurrence of a change in control: (a) cause any or all outstanding options and SARs to become vested and immediately exercisable, in whole or in part; (b) cause any other awards to become non-forfeitable, in whole or in part; (c) cancel any option or SAR in exchange for a substitute option; (d) cancel any award of restricted stock, RSUs, performance shares or performance units in exchange for a similar award of the capital stock of any successor corporation; (e) redeem any restricted stock for cash and/or other substitute consideration with a value equal to the fair market value of an unrestricted share of our common stock on the date of the change in control; (f) cancel any option or SAR in exchange for cash and/or other substitute consideration based on the value of our common stock on the date of the change in control, and cancel any option or SAR without any payment if its exercise price exceeds the value of our common stock on the date of the change in control; (g) cancel any RSU or performance unit in exchange for cash and/or other substitute consideration with a value equal to the fair market value of a share of our common stock on the date of the change in control; (h) cancel any unvested award without any payment; or (i) make such other modifications, adjustments or amendments to outstanding awards as the Compensation Committee deems necessary or appropriate.

Term; Amendment and Termination.    Unless sooner terminated, the Incentive Plan will terminate on September 13, 2024, but the Incentive Plan will continue thereafter while previously granted options or other awards remain subject to the Incentive Plan. Our board of directors may amend, alter or discontinue the Incentive Plan in any respect at any time, but no amendment may materially and adversely affect the rights of a participant under any awards previously granted, without his or her consent.

U.S. Federal Income Tax Consequences

The following is a summary of the general federal income tax consequences relating to the grant and exercise of awards under the Incentive Plan and the subsequent sale of our common stock that will be acquired under the Incentive Plan. The tax effect of exercising awards may vary depending upon the particular circumstances, and the income tax laws and regulations change frequently. This summary is general in nature and does not purport to be a complete statement of all federal income tax consequences.

Nonqualified Stock Options.    There will be no federal income tax consequences to a participant or to us upon the grant of a nonqualified stock option. When the participant exercises a nonqualified option, he or she will recognize ordinary income (and subject to tax withholding with respect to an employee) in an amount equal to the excess of the fair market value of the option shares on the date of exercise over the exercise price, and we will be allowed a corresponding tax deduction, subject to any applicable limitations under Code Section 162(m). Any gain that a participant realizes when the participant later sells or disposes of the option shares will be short-term or long-term capital gain, depending on how long the participant held the shares.

Incentive Stock Options.    There will be no federal income tax consequences to a participant or to us upon the grant of an incentive stock option. If the participant holds the option shares for the required holding period of at least two years after the date the option was granted and one year after exercise of the option, the difference between the exercise price and the amount realized upon sale or disposition of the option shares will be long-term capital gain or loss, and we will not be entitled to a federal income tax deduction. If the participant disposes of the option shares in a sale, exchange, or other disqualifying disposition before the required holding period ends, the participant will recognize taxable ordinary income (and subject to tax withholding with respect to an employee) in an amount equal to the difference between the exercise price and the lesser of the fair market value of the shares on the date of exercise or the disposition price, and we will be allowed a federal income tax deduction equal to such amount, subject to any applicable limitations under Code Section 162(m). Any amount received by the participant in excess of the fair market value on the exercise date will be taxed to the participant as capital gain, and we will receive no corresponding deduction. While the exercise of an incentive stock option does not result in current taxable income, the excess of the fair market value of the option shares at the time of exercise over the exercise price will be a tax preference item that could subject a participant to alternative minimum tax in the year of exercise.

Stock Appreciation Rights.    The participant will not recognize income, and we will not be allowed a tax deduction, at the time a stock appreciation right is granted. When the participant exercises the stock appreciation right, the cash or fair market value of any of our common stock received will be taxable to the participant as ordinary income (and subject to tax withholding with respect to an employee), and we will be allowed a federal income tax deduction equal to such amount, subject to any applicable limitations under Code Section 162(m).

Restricted Stock.    Unless a participant makes an election to accelerate recognition of income to the grant date as described below, the participant will not recognize income, and we will not be allowed a compensation tax deduction, at the time restricted stock is granted. When the restrictions lapse, the participant will recognize ordinary income (and subject to tax withholding with respect to an employee) equal to the fair market value of the common stock as of that date, less any amount paid for the stock, and we will be allowed a corresponding tax deduction, subject to any applicable limitations under Code Section 162(m). If the participant files an election under Code Section 83(b) within 30 days after the grant date, the participant will recognize ordinary income as of the grant date equal to the fair market value of the stock as of that date, less any amount paid for the stock, and we will be allowed a corresponding compensation tax deduction at that time, subject to any applicable limitations under Code Section 162(m). Any future appreciation in the stock will be taxable to the participant at capital gains rates. However, if the stock is later forfeited, such participant will not be able to recover the tax previously paid pursuant to the Code Section 83(b) election.

Restricted Stock Units, Performance Awards, and Incentive Bonus Awards.    A participant will not recognize income, and we will not be allowed a compensation tax deduction, at the time a restricted stock unit, performance award or incentive bonus award is granted. When a participant receives payment under a restricted stock unit, performance award or incentive bonus award, the amount of cash received and the fair market value of any shares of stock received will be ordinary income to the participant (and subject to tax withholding with respect to an employee), and we will be allowed a corresponding compensation tax deduction at that time, subject to any applicable limitations under Code Section 162(m).

Potential Limitation on Company Deductions.    Code Section 162(m) denies a deduction to any publicly held corporation for compensation paid to our chief executive officer and each of our other named executive officers (not including our chief financial officer) in a taxable year to the extent that the compensation paid to the executive exceeds $1 million. However, certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation. While we believe that awards of options, SARs and Section 162(m) Awards under the Incentive Plan will satisfy these requirements so that the income recognized in connection with such awards will not be included in determining whether an executive’s compensation exceeds $1 million, there is no assurance that compensation attributable to any such award will be fully deductible. Other types of awards generally will not qualify for the performance-based compensation exclusion.

In addition, no deduction will be allowed to us for any amounts that are treated as “excess parachute payments” under section 280G of the Code in the event of a change in control.

Tax Withholding.    As and when appropriate, we shall have the right to require each optionee purchasing shares of our common stock and each grantee receiving an award of shares of our common stock under the Incentive Plan to pay any federal, state or local taxes required by law to be withheld.

Option Grants and Stock Awards

The grant of options and other awards under the Incentive Plan is discretionary, and we cannot determine now the specific number or type of options or awards to be granted in the future to any particular person or group. Any such grants of options or other awards will be made in the sole discretion of the Compensation Committee in such amounts and to such persons as it deems appropriate.

Vote Required

The approval of the Incentive Plan Proposal and the Incentive Plan requires the affirmative vote of a majority of the votes cast in person or by proxy and entitled to vote thereon at the special meeting, assuming that a quorum is present. Broker “non-votes” and abstentions will have no effect with respect to the approval of this proposal.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” APPROVAL OF THE INCENTIVE PLAN PROPOSAL AND THE BLUE BIRD CORPORATION 2014 OMNIBUS EQUITY INCENTIVE PLAN.

THE ADJOURNMENT PROPOSAL

The Adjournment Proposal, if adopted, will allow our board of directors to adjourn the special meeting to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to our stockholders in the event, based on the tabulated votes, there are not sufficient votes at the time of the special meeting to approve the Business Combination Proposal, Proposal 2, Proposal 3, Proposal 4, Proposal 5, Proposal 6 or the Director Election Proposal.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by our stockholders, our board of directors may not be able to adjourn the special meeting to a later date in the event, based on the tabulated votes, there are not sufficient votes at the time of the special meeting to approve the Business Combination Proposal, Proposal 2 or any other proposal.

Required Vote

Adoption of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast in person or by proxy and entitled to vote thereon at the special meeting, assuming that a quorum is present. Broker “non-votes” and abstentions will have no effect with respect to the approval of this proposal.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

INFORMATION ABOUT HENNESSY CAPITAL

General

We are a blank check company incorporated in Delaware on September 24, 2013 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Prior to our entering into the Purchase Agreement, we sought to capitalize on the global network and investing and operating experience of our management team and board of directors to identify, acquire and operate one or more businesses in the diversified industrial manufacturing and distribution sector in the United States, although we were able to pursue a business combination outside these industries.

On January 23, 2014, we consummated our initial public offering of 11,500,000 Units (including 1,500,000 units under the underwriter’s overallotment option which was exercised in full) at a price of $10.00 per unit, with each unit consisting of one share of our common stock and one warrant to purchase one-half of one share of our common stock at an exercise price of $5.75 per one-half of one share ($11.50 per whole share). The shares of our common stock sold as part of the units in our IPO are referred to in this report as our “public shares.” The units in our IPO were sold at an offering price of $10.00 per unit, generating total gross proceeds of $115,000,000. Prior to the consummation of our IPO, in September 2013, our Sponsor purchased 2,875,000 shares of common stock, which are referred to herein as “founder shares,” for an aggregate purchase price of $25,000, or approximately $0.009 per share. In October 2013, our sponsor transferred 35,000 founder shares to each of Messrs. Bell, Burns, Shea, our independent directors and to Mr. Tabet, our former independent director, 10,000 founder shares to Mr. Lowrey, our Executive Vice President, Chief Financial Officer and Secretary, and 50,000 founder shares to Mr. Charlton, our President and Chief Operating Officer. In June 2014, Mr. Tabet, our former independent director, transferred 17,000 founder shares to Mr. Charlton and 8,000 founder shares to Mr. Lowrey.

Our Sponsor’s investment and voting decisions are determined by Hennessy Capital LLC, as its managing manager. Daniel J. Hennessy, our Chief Executive Officer and Chairman, is the managing member of Hennessy Capital LLC.

Concurrently with the consummation of our IPO, the Sponsor purchased from the Company an aggregate of 12,125,000 warrants at a price of $0.50 per warrant (for an aggregate purchase price of $6,062,500) in a private placement, which are referred to herein as the “placement warrants”). Each placement warrant entitles the holder to purchase one-half of one share of common stock at $5.75 per one-half of one share ($11.50 per whole share). After the payment of approximately $750,000 in expenses relating to our IPO (other than underwriting commissions), approximately $115,000,000 of the net proceeds of our IPO and the private placement of the units (or approximately $10.00 per unit sold in our IPO) was placed in a trust account with Continental Stock Transfer & Trust Company as trustee. All proceeds in the trust account may be invested in either U.S. government treasury bills with a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, and that invest solely in U.S. Treasuries. Except for a portion of the interest income that may be released to us to pay any taxes, none of the funds held in the trust account will be released until the earlier of the completion of our initial Business Combination and the redemption of 100% of our public shares if we are unable to consummate a business combination by October 23, 2015 (subject to (i) an automatic three-month extension if we have executed a letter of intent, agreement in principle or definitive agreement for an initial business combination prior to October 23, 2015 and (ii) the requirements of law). The net proceeds deposited into the trust account remain on deposit in the trust account earning interest. As of June 30, 2014, there was $115.0 million held in the trust account and $818,000 held outside the trust account available for working capital purposes. As of June 30, 2014, no funds had been withdrawn from the trust account for taxes.

Effecting Our Initial Business Combination

We are not presently engaged in, and we will not engage in, any operations until after the Business Combination. We intend to effect the Business Combination using cash held in our trust account and funds from the proposed acquisition financing.

Selection of a Target Business and Structuring of our Initial Business Combination

Under Nasdaq rules, an initial Business Combination must occur with one or more target businesses that together have a fair market value of at least 80% of our assets held in the trust account (excluding the deferred underwriting commissions and taxes payable on the income earned on the trust account) at the time of the agreement to enter into the initial Business Combination. The fair market value of the target or targets will be determined by our board of directors based upon one or more standards generally accepted by the financial community, such as discounted cash flow valuation or value of comparable businesses. Our board has obtained an opinion from BMO Capital Markets, an independent investment banking firm that is a member of FINRA, with respect to the satisfaction of such criteria. Subject to this requirement, our management has had virtually unrestricted flexibility in identifying and selecting one or more prospective target businesses, although we were not permitted to effectuate our initial business combination with another blank check company or a similar company with nominal operations. In any case, we determined that we would only complete an initial business combination in which we acquired 50% or more of the outstanding voting securities of the target or were otherwise not required to register as an investment company under the Investment Company Act.

Redemption Rights for Holders of Public Shares

We are providing our public stockholders with the opportunity to redeem their public shares for cash equal to a pro rata share of the aggregate amount then on deposit in the trust account, including interest but net of taxes payable, divided by the number of then outstanding public shares, upon the consummation of the Business Combination, subject to the limitations described herein. As of June 30, 2014, the amount in the trust account, net of taxes payable, is approximately $10.00 per public share. Our initial stockholders, officers and directors have agreed to waive their redemption rights with respect to the founder shares and any public shares they may hold in connection with the consummation of the Business Combination. The founder shares will be excluded from the pro rata calculation used to determine the per-share redemption price.

Submission of Our Initial Business Combination to a Stockholder Vote

We are providing our public stockholders with redemption rights upon consummation of the Business Combination. Public stockholders electing to exercise their redemption rights will be entitled to receive the cash amount specified above, provided that such stockholders follow the specific procedures for redemption set forth in this proxy statement relating to the stockholder vote on a Business Combination. Unlike many other blank check companies, our public stockholders are not required to vote against the Business Combination in order to exercise their redemption rights. If the Business Combination is not completed, then public stockholders electing to exercise their redemption rights will not be entitled to receive such payments.

Our initial stockholders have agreed to vote any shares of Hennessy Capital common stock owned by them in favor of the Business Combination. In addition, our initial stockholders, officers and directors have agreed to waive their redemption rights with respect to the founder shares and any public shares they may hold in connection with the consummation of the Business Combination.

Limitation on Redemption Rights

Notwithstanding the foregoing, our amended and restated certificate of incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemptions with respect to more than an aggregate of 10% of the shares sold in our IPO.

Employees

We currently have three officers and no other employees. These individuals are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed the Business Combination. We do not intend to have any full time employees prior to the consummation of the Business Combination.

Management

Directors and Executive Officers

Our directors and executive officers are as follows:

Name(1)	Age(2)	Position
Daniel J. Hennessy	56	Chairman of the Board of Directors and Chief Executive Officer
Kevin Charlton	48	President, Chief Operating Officer and Director
Charles B. Lowrey II	49	Executive Vice President, Chief Financial Officer and Secretary
Bradley Bell	62	Director and Chairman of the Audit Committee
Peter Shea	63	Director and Chairman of the Compensation Committee
Richard Burns	60	Director

(1)	On May 23, 2014, Joseph Tabet resigned as a member of the board of directors as previously disclosed in our Current Report on Form 8-K filed on May 23, 2014.
(2)	As of September 1, 2014.

Daniel J. Hennessy, our Chairman and Chief Executive Officer since September 2013, is also the Chairman and Chief Executive Officer of Hennessy Capital LLC, a private equity investment firm he established in 2013. He was a founding partner of Code Hennessy & Simmons LLC (n/k/a CHS Capital LLC or “CHS”) in 1988, a Chicago-based middle market private equity investment firm, and remains a partner with CHS. Over a 25 year period, CHS invested $2.8 billion in 395 operating companies with aggregate revenues of approximately $15 billion. He serves as a member of CHS’s Investment Committee and served as the lead partner for a number of CHS’s industrial, infrastructure and energy industry platform company investments. Mr. Hennessy has served as Chairman of the Board and Director of CHS portfolio companies that manufacture and distribute a broad array of products serving the diversified industrial, energy and packaging sectors including Thermon Group Holdings (NYSE: THR), a heat tracing company focused on the external application of heat to pipes, tanks and instrumentation from April 2010 to May 2011, Penhall International, a provider of concrete cutting, breaking, excavation and highway grinding services, from July 2006 to November 2010, WNA, a designer of upscale disposable items, from 2002 to 2007 and Kranson Industries, a supplier of glass and plastic containers, from 1999 to 2004. In 2009,

EDH Properties, LLC, a family investment vehicle for which Mr. Hennessy was the managing member, filed a petition for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code. A plan of reorganization was confirmed by the court in 2010 and the lender received payment of the full principal amount. Prior to forming CHS, Mr. Hennessy was employed by Citicorp from 1984 to 1988 as head of the Midwest Region for Citicorp Mezzanine Investments and Vice President and Team Leader with Citicorp Leveraged Capital Group. He began his career in 1981 in the oil and gas lending group at Continental Illinois National Bank (now Bank of America) where he was a Banking Officer. Mr. Hennessy holds a B.A. degree, magna cum laude, from Boston College and an M.B.A. from the University of Michigan Ross School of Business. Mr. Hennessy is well qualified to serve as director due to his experience in private equity and public and private company board governance, as well as his background in finance.

Kevin M. Charlton, our President and Chief Operating Officer since October 2013 and one of our directors since January 16, 2014 is also is the Managing Partner of River Hollow Partners, a private equity firm he founded in July 2013 to focus on the lower mid-market. Prior to that, from August 2009 to June 2013, Mr. Charlton was a Managing Director in the Principal Transactions Group of Macquarie Capital (USA) Inc., and led a team that oversaw its existing portfolio of North American investments. Prior to joining Macquarie Capital (USA) Inc. in August 2009, Mr. Charlton worked as Managing Director at Investcorp International, a mid-market private equity firm, from August 2002 to June 2009. Prior to joining Investcorp International in August 2002, he worked for JPMorganChase and McKinsey & Company and as a contractor in the Astrophysics Division at NASA Headquarters. Mr. Charlton has served on the boards of over 15 private companies and their subsidiaries in a variety of roles, with significant industrial experience in businesses such as Neptune Technologies, a manufacturer of water meters and metering systems, Synthetic Industries, a manufacturer of industrial fabrics, and Brek Manufacturing, an aerospace components manufacturer. Since January 2010 he has been a member of the Board of Directors of Spirit Realty Corporation (NYSE: SRC), a triple-net real estate investment trust that went public in September 2012, where he is a member of the Compensation and Governance Committees. Since March 2014, Mr. Charlton has served on the board of The Addison Group, a privately-owned staffing business. Since August 2014, Mr. Charlton has served on the board of Dancing Deer Baking Company, a portfolio company of River Hollow Partners. He received a Masters in Business Administration with honors from the Kellogg School of Management at Northwestern University in June 1995, a Masters of Science in Aerospace Engineering with Distinction from the University of Michigan in June 1990, and a Bachelors of Science in Engineering Cum Laude from Princeton University in June 1988. Mr. Charlton is well-qualified to serve as director due to his experience in private equity and public and private company governance, as well as his background in industrial business.

Charles B. Lowrey II, our Chief Financial Officer, Executive Vice President and Secretary, has served in such role since October 2013. From January 2013 to September 2013, he served as Chief Financial Officer of The Scooter Store, a provider of mobility products, where he worked with a new Chief Executive Officer to develop a restructuring and business model overhaul plan to drive the restructuring and re-capitalization of The Scooter Store. In April 2013, The Scooter Store filed for bankruptcy protection in Delaware and in September 2013, The Scooter Store completed its liquidation plan. Prior to this, from January 2012 to January 2013, he served as Chief Financial Officer and Interim President of Marlin Midstream, LLC, a midstream energy company offering natural gas gathering, compression, dehydration, treating, processing, and marketing services, which he helped to restructure and make ready for its initial public offering. From November 2004 to February 2012, Mr. Lowrey served as a Managing Director at Alvarez & Marsal Business Consulting, LLC, and a National Practice Leader in their Private Equity Services division, where he was responsible for both interim and advisory roles in crisis situations.

Mr. Lowrey specialized at A&M in interim CFO and other leadership roles, finance and accounting process and controls improvement, merger integration, liquidity and cash management, and business intelligence. Mr. Lowrey has a BS in Economics and Computer Information Systems from Houston Baptist University, as well as an MBA with a concentration in accounting from the University of Houston.

Bradley Bell, one of our independent directors since January 16, 2014, serves as the chairman of our audit committee, and also currently serves (since 2001) as a director of IDEX Corporation (NYSE:IEX), a global industrial company with key growth platforms in Fluid Metering Technology and Health & Science Technology segments, where since April 2010 he chairs the Nominating and Corporate Governance Committee and since April 2011 serves on the Compensation Committee, Compass Minerals Corporation (NYSE:CMP), an international mining company with operations in salt and specialty fertilizers where he has been a director since 2003 and chair of the Compensation Committee since May 2010 and a member of the Nominating and Corporate Governance Committee since May 2009, Coskata Company, a pre-revenue biomass startup with proprietary technology for the production of fuels and chemicals utilizing anaerobic microorganisms where he has been chairman of the audit committee since September 2009. From November 2003 to December 2010, Mr. Bell served as Executive Vice President of Nalco Corporation, an industrial water treatment and energy services company. Mr. Bell has over 30 years combined experience as an executive in the technology and manufacturing industries, including positions at Rohm and Haas Company, Whirlpool Corporation and Bundy Corporation. Through his experience, Mr. Bell has developed financial expertise and experience in mergers and acquisitions, private equity and capital markets transactions. He has held directorships at publicly traded companies for over 20 years, during which he chaired governance, audit and compensation committees. Through his executive experience and board memberships, Mr. Bell has acquired training and experience in corporate governance and executive compensation. Mr. Bell received a bachelor of science degree in finance with high honors from the University of Illinois and a master of business administration degree with distinction from Harvard University. Mr. Bell is well qualified to serve as director due to his experience in public and private company governance and accounting, including his service on audit, nominating and corporate governance and compensation committees. Mr. Bell will be resigning from his position as a director and as chairman of our audit committee prior to the closing of the Business Combination.

Richard Burns, one of our independent directors since January 16, 2014, serves as a Senior Advisor to McKinsey & Company, consulting with telecom service providers, suppliers, and private equity investors, and has done so since April 2008. He also serves on the boards of GeorgiasOwn Credit Union, a consumer retail financial services firm, since 2002 and Unison Site Management, a cell site management firm, since March 2010. Mr. Burns has over 35 years of combined executive experience in telecommunications, including landline, telnet and wireless networks. He served as an officer of BellSouth from 2002 to 2006, holding a number of positions including Chief Integration Officer for Broadband Transformation, President of Bellsouth Broadband and Internet Services, and Chief Supply Chain Officer. He also served as an officer of AT&T from December 2006 to March 2008, as President of AT&T’s Wireless Network. Through his experience, Mr. Burns has developed expertise in operations, mergers, financial management, and private equity investment. Through his executive experience and board service Mr. Burns has acquired both experience and training in corporate governance, executive compensation, and finance. Mr. Burns received both his Bachelor and Master’s Degrees in Engineering from the University of Louisville, and an MBA from Vanderbilt University with Honors. Mr. Burns is well qualified to serve as a director due to his executive experience in large public companies, as well his board experience in privately held firms.

Peter Shea, one of our independent directors since January 16, 2014, serves as the chairman of our compensation committee. From January 2010 to the present, Mr. Shea has been a private equity advisor. He has been a director of Viskase Companies, a supplier of cellulose and fibrous casings, from October 2006 to the present, where he is currently a member of the Audit Committee and previously served as chairman of the Compensation Committee. He has also served as a director of Sitel Worldwide Corporation, a customer care solutions provider, since October 2011 and Give and Go Prepared Foods, a bakery manufacturer, since January 2012. He has been Director of CVR Partners LP (NYSE: UAN), a nitrogen fertilizer producer, since May 2014 where he is currently a member of the Audit Committee. Mr. Shea has been Chairman of the Board of Directors of FeraDyne Outdoors LLC, a manufacturer of Hunting and Fishing Accessories, since May 2014. He was a Director of CTI Foods, a processor of protein and soup products for quick serve restaurant chains from May 2010 to July 2013. Mr. Shea was President of Icahn Enterprises (NYSE: IEP) from October 2006 to June 2009 and during the same period led Portfolio Company Operations for Icahn Associates, Carl Icahn’s private portfolio. Mr. Shea served as a director of each of the following companies from October 2006 to May 2009: XO Holdings, a telecommunications services provider, American Railcar, a manufacturer of covered hopper and tank railcars, WestPoint International, a home textiles manufacturer and PSC Metals, a national operator of scrap yards. From 2002 to 2006 Mr. Shea was an independent consultant to various companies, an advisor to private equity firms and a director of Sabert Company, a packaging company. Mr. Shea has also served as a director, Chairman, Executive Chairman, Chief Executive Officer, President or Managing Director of a variety of companies including H.J. Heinz Company in Europe, a manufacturer and marketer of a broad line of food products across the globe, John Morrell & Company, Specialty Meats Company, each an international meat processing firm, Grupo Polymer United in Latin America, a plastics manufacturer, Roncadin GmbH, a food processor operating across Europe, Premium Standard Farms, New Energy Company of Indiana and United Brands Company where he was Head of Global Corporate Development. He has an MBA from the University of Southern California and a BBA from Iona College. Mr. Shea is well qualified to serve as a director due to his experience in public and private company governance and private equity, including his service on numerous corporate boards and on audit and compensation committees. Mr. Shea will be resigning from his position as a director and as chairman of our compensation committee prior to the closing of the Business Combination.

Stockholder Communications

Stockholders who wish to communicate directly with our board of directors, or any individual director, should direct questions in writing to our Corporate Secretary, Hennessy Capital Acquisition Corp., 700 Louisiana Street, Suite 900, Houston, Texas 77002. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Board Communication” or “Director Communication.” All such letters must identify the author and clearly state whether the intended recipients are all members of the board of directors or just certain specified individual directors. The Corporate Secretary will make copies of all such letters and circulate them to the appropriate director or directors.

Director Independence

Nasdaq listing standards require that a majority of our board of directors be independent as long as we are not a controlled company. Even if we elect to be a controlled company, we anticipate that a majority of our board of directors will be independent as of the closing of the Business Combination. An “independent director” is defined under the Nasdaq rules generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that Messrs. Bell, Shea and Burns are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Leadership Structure and Risk Oversight

The board of directors believes that prior to the consummation of the Business Combination, the most effective leadership structure is for the Company’s Chief Executive Officer to serve as Chairman given that Mr. Hennessy is the founder, Chairman, Chief Executive Officer and Managing Member of our Sponsor and our Sponsor’s managing member, Hennessy Capital LLC, and has an extensive background in analyzing, reviewing and managing investments in companies in a variety of industries. By having Mr. Hennessy serve as the Chief Executive Officer and as Chairman, the board of directors believes that it enables Mr. Hennessy to ensure that the board of directors’ agenda responds to strategic challenges, that the board of directors is presented with information required for it to fulfill its responsibilities, and that board of directors meetings are as productive and effective as possible. The board of directors does not have a lead independent director. Upon consummation of the Business Combination, Phil Horlock will succeed Mr. Hennessy as our Chief Executive Officer, Chan Galbato will succeed Mr. Hennessy as Chairman and Mr. Hennessy will serve as Vice Chairman. See “Management After the Business Combination.”

The board of directors’ oversight of risk is administered directly through the board of directors, as a whole, or through its audit committee. Various reports and presentations regarding risk management are presented to the board of directors including the procedures that the Company has adopted to identify and manage risk. The audit committee addresses risks that fall within the committee’s area of responsibility. For example, the audit committee is responsible for overseeing the quality and objectivity of Hennessy Capital’s financial statements and the independent audit thereof. The audit committee reserves time at each of its meetings to meet with the Company’s independent registered public accounting firm outside of the presence of the Company’s management.

Board of Directors and Committees

Upon the effectiveness of our IPO, our board of directors formed an audit committee.

During the period from September 24, 2013 (inception) through June 30, 2014, our board of directors held two meetings and our audit committee held three meetings. Each of our directors attended 100% of the board meetings and their respective committee meetings. The Company does not have a policy regarding director attendance at annual meetings, but encourages the directors to attend if possible.

Audit Committee

We have established an audit committee of the board of directors. Messrs. Bell, Burns and Shea currently serve as members of our audit committee. Mr. Bell serves as chairman of the audit committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have three members of the audit committee, all of whom must be independent. Messrs. Bell, Burns and Shea are independent.

Each member of the audit committee is financially literate and our board of directors has determined that Mr. Bell qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

Responsibilities of the audit committee include:

•	the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;

•

pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

•	reviewing and discussing with the independent auditors all relationships the auditors have with us in order to evaluate their continued independence;

•	setting clear hiring policies for employees or former employees of the independent auditors;

•	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•

obtaining and reviewing a report, at least annually, from the independent auditors describing the firm’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and to assess the independent auditors’ independence, all relationships between the independent auditors and the Company;

•	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to our entering into such transaction; and

•

reviewing with management, the independent auditors, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

The board of directors has formed a compensation committee of the board of directors. The current members of our Compensation Committee are Messrs. Shea, Bell and Burns, and Mr. Shea is the current chairman of the compensation committee. We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•

reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer’s based on such evaluation;

•	reviewing and approving the compensation of all of our other executive officers;

•	reviewing our executive compensation policies and plans;

•	implementing and administering our equity-based remuneration plans;

•	assisting management in complying with our SEC findings and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

•	producing a report on executive compensation to be included in our annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The compensation committee charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and is directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Other Board Committees

Our board of directors intends to establish a nominating and corporate governance committee and adopt a written charter for this committee upon consummation of the Business Combination. Prior to such time, we do not intend to establish this committee; however, all of our independent directors will address any nomination process, as required by the rules of Nasdaq, prior to such time that we establish the committee. The board of directors believes that all of our independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee.

Code of Conduct and Ethics

We have adopted a Code of Ethics applicable to our directors, officers and employees. Copies of our Code of Ethics and our audit committee and compensation committee charters are available, without charge, upon request from us.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than ten percent of any publicly traded class of our equity securities, to file reports of ownership and changes in ownership of equity securities of the Company with the SEC. Officers, directors, and greater-than-ten-percent stockholders are required by the SEC’s regulations to furnish the Company with copies of all Section 16(a) forms that they file.

Based solely upon a review of Forms 3 and Forms 4 furnished since the effective date of our IPO, we believe that all such forms required to be filed pursuant to Section 16(a) of the Exchange Act were timely filed, as necessary, by the officers, directors, and security holders required to file the same.

Executive Compensation

Other than as described below, none of our executive officers or directors has received any cash compensation for services rendered. Since our Nasdaq listing date through the earlier of the consummation of our initial business combination and our liquidation, we are obligated to pay an affiliate of our Sponsor a total of $10,000 per month for office space and administrative services, including secretarial support. This arrangement has been agreed to for our benefit and is not intended to provide compensation in lieu of a salary. We believe that such fees are at least as favorable as we could have obtained from an unaffiliated third party for such services. Other than this $10,000 per month fee, no compensation of any kind, including finder’s and consulting fees, has been, or will be, paid to our initial stockholders or our executive officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the consummation of an initial business combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations.

After the completion of the Business Combination, directors or members of our management team who remain with us may be paid consulting, management or other fees from the post-combination company. Any compensation to be paid to our officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on our board of directors. For a discussion of our executive compensation arrangements after the closing of the Business Combination, please see the section entitled “Management After the Business Combination.”

After the closing of the Business Combination, provided that the Director Election Proposal is approved, Messrs. Hennessy and Charlton will be directors of the Company. Additionally, some or all of our executive officers and directors may negotiate employment or consulting arrangements to remain with us after the Business Combination. We do not believe that the ability of our management to remain with us after the consummation of the Business Combination was a determining factor in our decision to proceed with the Business Combination.

Fees and Services

The firm of Rothstein Kass has acted as our independent registered public accounting firm. As previously disclosed in a Current Report on Form 8-K filed by Hennessy Capital on July 7, 2014, KPMG acquired certain assets of Rothstein Kass and certain of its affiliates on June 30, 2014. As a result of this transaction, Rothstein Kass resigned as the independent registered public accounting firm for the Company on June 30, 2014 and Hennessy Capital’s audit committee approved the engagement of KPMG.

The following is a summary of fees paid to our independent registered public accounting firms for services rendered through June 30, 2014:

Audit Fees

Fees paid or payable for our independent registered public accounting firms were approximately $52,500 for the services it performed in connection with the 2013 audit and our IPO, including review of our registration statement on Form S-1 and amendments thereto, comfort letters and consents and $20,000 for our quarterly reviews for the periods ended March 31, 2014 and June 30, 2014.

Audit-Related Fees

Audit-related services consist of fees billed for assurance and related services that are reasonably related to performance of the audit or review of our financial statements and are not reported under “Audit Fees.” These services include attestation services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards. There were no fees billed for audit-related services rendered by Rothstein Kass during the last fiscal year.

Tax Fees

We have incurred fees of $3,000 for tax services in connection with our 2013 tax returns.

All Other Fees

There have been no fees billed for products and services provided by our independent registered public accounting firm other than those set forth above.

Pre-Approval Policy

Our audit committee was formed upon the consummation of our IPO. As a result, the audit committee did not pre-approve all of the foregoing services, although any services rendered prior to the formation of our audit committee were approved by our board of directors. Since the formation of our audit committee, and on a going-forward basis, the audit committee has and will pre-approve all auditing services and permitted non-audit services to be performed for us by our auditors, including the fees and terms thereof (subject to the de minimis exceptions for non-audit services described in the Exchange Act which are approved by the audit committee prior to the completion of the audit).

HENNESSY CAPITAL MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the consolidated financial statements and related notes of Hennessy Capital included elsewhere in this proxy statement. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

References in this “Hennessy Capital Management’s Discussion and Analysis of Financial Condition and Results of Operations” section to the “Company,” “us” or “we” refer to Hennessy Capital Acquisition Corp. The following discussion and analysis of the Company’s financial condition and results of operations should be read in conjunction with the condensed financial statements and the notes thereto contained elsewhere in this proxy statement. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties.

Overview

We are a blank check company incorporated on September 24, 2013 as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. We intend to effectuate the Business Combination using cash from the proceeds of our IPO and the sale of the private placement warrants that occurred concurrently with the completion of our IPO, our capital stock, debt or a combination of cash, stock and debt.

We have neither engaged in any operations nor generated any revenues to date. All activity through June 30, 2014 relates to the Company’s formation and the IPO, and since January 23, 2014, the identification of potential target businesses and assets. The Company will not generate any operating revenues until after completion of a business combination, at the earliest. In order to have sufficient funds available to complete our efforts to effect the Business Combination, we will need to rely on our cash outside the trust account balance.

For the six months ended June 30, 2014, we had net losses of $521,000 which consist of operating, public reporting and governance, transaction and due diligence costs, offset by interest income of $4,000 on the trust account. For the period from September 24, 2013 (inception) to June 30, 2014, we had net losses of $521,000 which consist of formation, public reporting and governance, operating, transaction and due diligence costs, offset by interest income of $4,000 on the trust account.

Results of Operations

For the six months ended June 30, 2014, and for the period from September 24, 2013 (inception) through June 30, 2014, we had a net loss of approximately $521,000 and $521,000, respectively. Such losses resulted from costs associated with our search for the Business Combination, costs associated with our governance and public reporting, state franchise taxes of approximately $7,000 per month and a charge of $10,000 per month from our Sponsor for administrative services since our IPO (approximately $56,000 in the aggregate). Costs increased significantly in the three months ended June 30, 2014 due to professional and consulting fees and travel associated with evaluating the Business Combination and other business combination candidates. Such costs approximated $324,000 and $324,000, respectively, for the six months ended June 30, 2014 and for the period from September 24, 2013 (inception) to June 30, 2014.

The Company’s activities from September 24, 2013 (inception) through the closing of our IPO in January 2014 solely related to the preparation our IPO, which was consummated on January 23, 2014. Subsequent to that time, our activities mainly consisted of identifying and evaluating the Business Combination and other prospective acquisition candidates for a business combination. We believe that we have sufficient funds available to consummate the Business Combination with an operating business by October 23, 2015 (subject to (i) an automatic three-month extension if we have executed a letter of intent, agreement in principle or definitive agreement for an initial business combination prior to October 23, 2015 and (ii) the requirements of law).

Liquidity and Capital Resources

Our liquidity needs have been satisfied to date through our available cash balance outside of the trust account, receipt of $25,000 from the sale of founder shares to our Sponsor and loans and advances from an affiliate of our Sponsor. As of June 30, 2014, we had cash outside the trust account of approximately $818,000. Until the consummation of the IPO, the Company’s only source of liquidity was an initial purchase of founder shares by the Sponsor, and a total of $250,000 loaned by the Sponsor to the Company, consisting of $100,000 pursuant to an unsecured promissory note (the “Note”) and $150,000 in unsecured advances. The Note and advances were repaid in full on January 23, 2014.

On January 23, 2014, we consummated our IPO of 11,500,000 units at a price of $10.00 per unit generating gross proceeds of $115,000,000 before underwriting discounts and expenses. Concurrently with the consummation of our IPO, we consummated the private sale of an aggregate of 12,125,000 placement warrants, each exercisable to purchase one-half of one share of our common stock at $5.75 per half share ($11.50 per whole share), to the Sponsor, at a price of $0.50 per placement warrant, generating gross proceeds, before expenses, of $6,062,500. We received net proceeds from our IPO and the sale of placement warrants of approximately $116,125,000, net of the non-deferred portion of the underwriting commissions of $4,312,500 and offering costs and other expenses of approximately $625,000. See also Notes 3 and 4 to Hennessy Capital’s unaudited condensed financial statements for the six months ended June 30, 2014 included elsewhere in this proxy statement.

Off-balance sheet financing arrangements

We have no obligations, assets or liabilities which would be considered off-balance sheet arrangements. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements.

We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or entered into any non-financial assets.

Contractual obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities other than an Administrative Services Agreement with Hennessy Capital

LLC, an affiliate of our Sponsor, pursuant to which the Company pays Hennessy Capital LLC a total of $10,000 per month for office space, utilities and secretarial support. Upon the earlier of the completion of the Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following as our critical accounting policies:

Development Stage Company

The Company complies with the reporting requirements of FASB ASC 915, “Development Stage Entities.”

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

Loss per common share

Net loss per common share is computed by dividing net loss applicable to common stockholders by the weighted average number of shares of common stock outstanding during the period, plus to the extent dilutive the incremental number of shares of common stock to settle warrants, as calculated using the treasury stock method. At June 30, 2014, the Company’s warrants that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company under the treasury stock method were anti-dilutive due to the Company’s net loss. As a result, diluted loss per common share is the same as basic loss per common share for the period.

Financial instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheets.

Deferred offering costs

The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (SAB) Topic 5A—“Expenses of Offering”. Deferred offering costs of approximately $346,000 at December 31, 2013 consist principally of professional fees incurred. These costs, together with the IPO underwriting discounts, were charged to capital upon completion of the IPO.

Income taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC, 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. At June 30, 2014, the Company has a deferred tax asset of approximately $182,000 related to net loss carryforwards (which begin to expire in 2034) and start-up costs. Management has determined that a full valuation allowance of the deferred tax asset is appropriate at this time.

Redeemable common stock

All of the 11,500,000 shares of common stock sold as part of the units in the IPO contain a redemption feature which allows for the redemption of such common stock under the Company’s liquidation or tender offer/stockholder approval provisions. In accordance with ASC 480, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of the security to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are affected by charges against additional paid-in capital.

Accordingly, at June 30, 2014, 10,688,897 of the 11,500,000 public shares are classified outside of permanent equity at their redemption value. The redemption value is equal to the pro rata share of the aggregate amount then on deposit in the trust account, including interest but less taxes payable (approximately $10.00 per share at June 30, 2014).

Recent Accounting Pronouncements

In June 2014, the Financial Accounting Standards Board issued Accounting Standards Update No. 2014-10, which eliminated certain financial reporting requirements of companies previously identified as “Development Stage Entities” (Topic 915). The amendments in this ASU simplify accounting guidance by removing all incremental financial reporting requirements for development stage entities. The amendments also reduce data maintenance and, for those entities subject to audit, audit costs by eliminating the requirement for development stage entities to present inception-to-date information in the statements of income, cash flows, and shareholder equity. Early application of each of the amendments is permitted for any annual reporting period or interim period for which the entity’s financial statements have not yet been issued (public business entities) or made available for issuance (other entities). Upon adoption, entities will no longer present or disclose any information required by Topic 915. For public business entities, those amendments are effective for annual reporting periods beginning after December 15, 2014, and interim periods therein. The Company will be adopting this standard in future filings.

Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

INFORMATION ABOUT BLUE BIRD

Unless otherwise stated, references in this section to “Blue Bird,” “we,” “us” or “our” generally refer to School Bus Holdings Inc. and its consolidated subsidiaries.

Overview

Blue Bird is the leading independent designer and manufacturer of school buses, with more than 550,000 buses sold since its formation in 1927 and nearly 200,000 buses in operation today. Blue Bird’s longevity and reputation in the school bus industry have made it an iconic American brand. Blue Bird distinguishes itself from its principal competitors by dedicating its focus to the design, engineering, manufacture and sale of school buses and related parts. As the only manufacturer of chassis and body production specifically designed for school bus applications, Blue Bird is recognized as an industry leader for school bus innovation, safety, product quality/reliability/durability, operating costs and drivability. In addition, Blue Bird is the market leader in alternative fuel applications with its propane-powered and CNG-powered school buses. Blue Bird has sold approximately six times more propane and CNG-powered school buses than all of its competitors combined over the period from fiscal 2010 through June 28, 2014.

Blue Bird sells its buses and aftermarket parts through an extensive network of 49 United States and Canadian dealers that, in their territories, are exclusive to Blue Bird on Type C and D school buses. Blue Bird also sells directly to major fleet operators, the United States government, state governments and authorized dealers in a number of foreign countries. During fiscal 2013, Blue Bird sold approximately 82% of its vehicles through its United States and Canadian dealer network. The remaining sales were made directly to three large fleets (12%), to the United States and state governments (2%) and to foreign dealers (4%).

Blue Bird is led by a highly experienced management team that has transformed Blue Bird’s business over the past four years. From fiscal 2010, when the current management team joined Blue Bird, to fiscal 2013, Blue Bird has:

•	increased market share by approximately 7 percentage points to 30 percent;

•	grown unit sales by 27 percent despite an overall decline of one percent in the United States and Canadian school bus industry;

•	reduced warranty claims by 40 percent; and

•	reduced the monthly production break-even level from approximately 400 to 320 units.

The following table demonstrates the trajectory of growth of the United States and Canadian school bus industry and Blue Bird’s unit sale and market share growth over the periods presented:

(in millions, except percentages)	Fiscal 2010	Fiscal 2011	Fiscal 2012	Fiscal 2013
United States and Canadian school bus industry (units) (1)	26,980	23,819	24,810	26,722
Blue Bird unit sales of buses	6,827	6,525	6,882	8,654
Market share of United States and Canadian school bus industry (2)	23%	26%	27%	30%

(1)	Source: R.L. Polk U.S. Data
(2)	Excludes GSA and export buses, which are included in the Blue Bird unit sales of buses line above.

Performance Drivers

Blue Bird’s management team believes that Blue Bird is well positioned to continue its growth trajectory, based upon the recovery of the school bus industry currently underway, Blue Bird’s market share growth, cost reductions that have been achieved and further cost reductions that are anticipated. The following table demonstrates the trajectory of Blue Bird’s net sales, net income, Adjusted EBITDA and Adjusted EBITDA margin growth in recent years:

(in millions, except percentages)	Fiscal 2011	Fiscal 2012	Fiscal 2013
Net sales	$562.2	$594.5	$772.4
Net income (loss)	$(4.9)	$(3.1)	$54.5	(3)
Adjusted EBITDA (1)	$14.8	$17.0	$50.0
Adjusted EBITDA margin (2)	2.6%	2.9%	6.5%

(1)	For information regarding the calculation of Adjusted EBITDA, a non-GAAP measure, and a reconciliation of Adjusted EBITDA to net income, see note (1) to the “Selected Historical Financial Information of Blue Bird” and “Blue Bird Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Measures Blue Bird Uses to Evaluate its Performance.”
(2)	Represents Adjusted EBITDA as a percentage of net sales.
(3)	Includes an income tax benefit of $30.9 million resulting primarily from a reduction in valuation reserves established in prior periods. See Note 12 to Blue Bird’s audited consolidated financial statements presented elsewhere in this proxy statement.

Blue Bird’s performance has been driven by the implementation of repeatable processes focused on product initiatives, continuous improvement of competitiveness and manufacturing flexibility, and new market initiatives, as described below:

•

Product initiatives include the introduction of the second generation propane-powered powertrain through an exclusive relationship with Ford Motor Company and ROUSH CleanTech, and the introduction of differentiating features such as Blue Bird’s new E-Z window design, telematics and re-designed luggage boxes.

•

Increased cost competitiveness arises from the consolidation of assembly operations from two plants into one, while increasing production at the Fort Valley assembly plant from 23 units per day to 45 units per day, and increasing overall capacity by 25 percent, the reduction of the number of bus architectures from eight to three and the implementation of long-term supply contracts (addressing both component price and supply) covering over 80% of the value of its purchases from suppliers including long-term agreements with its major single-source suppliers.

•

New marketing initiatives include a data driven market plan for the replacement of under-performing dealers through rigorous data-driven processes, an expansion of export markets and the introduction of a comprehensive electronic parts catalog across a broad number of service points.

Blue Bird designs, engineers, manufactures and sells three types of school buses (Type C, Type D and specialty buses), as well as aftermarket parts. Each of Blue Bird’s Type C and Type D buses is manufactured and assembled on its own dedicated purpose-built chassis in Fort Valley, Georgia. Regardless of specifications, all Blue Bird manufactured bodies include its signature 14-gauge one piece steel bows roof system, complemented by a rugged and sturdy floor structure. The Blue Bird Micro Bird by Girardin Type A bus is produced through Micro Bird Holdings, Inc., an unconsolidated Canadian joint venture with Groupe Autobus Giradin LTEE (“Micro Bird”), and is sold through the Blue Bird dealer network.

As a result of the concentration of Blue Bird’s sales in the school bus industry in United States and Canada, Blue Bird’s operations are affected by national, state and local economic and political factors that impact spending for public and, to a lesser extent, private education. However, unlike the discretionary portion of school budgets, the provision of school bus services is typically viewed as a mandatory part of the public infrastructure across the majority of United States and Canada ensuring that funding for new buses receives some level of priority even in a difficult economic climate.

Blue Bird’s Industry

The school bus serves a critical role in the United States and Canadian education system. It provides peace of mind to parents and administrators as the safest, most reliable and most efficient transportation solution for students. According to School Transportation News, nearly 50 percent of the U.S. student population rides a school bus, and Blue Bird management believes that the majority of those students ride Type C or D models. The United States and Canadian fleet of approximately 540,000 Type C/D school buses transports 26 million children daily. School buses are distinguished from other types of buses by design characteristics associated with increased safety as mandated by federal, state and municipal regulations.

As illustrated in the chart below, the United States and Canadian school bus industry has averaged approximately 30,600 units annually between 1985 and 2013, with peaks in 2001 (37,641 units) and 2007 (34,882 units).

Source: Historical registration data are based on RL Polk vehicle registration data, and the estimated 2014-2016 periods are based on Blue Bird management’s forecast model, which takes into account RL Polk vehicle registration data, population of school age children forecasts from the National Center for Education Statistics and bus ridership data collected and published by an industry magazine (School Transportation News).

The low point of the industry in this same period occurred in 2011 at 23,822 units and was the result of the decline in the United States economy and, in particular, the collapse in the housing market in 2008 and 2009. Property tax receipts were impacted in the 2010 and 2011 period as a result of the substantial dislocation in the United States economy in general and housing market in particular preceding and during that period.

The school bus industry is currently in the early stages of recovery, supported by positive demographic trends. Blue Bird management believes, based on Blue Bird’s industry forecast model developed using R.L. Polk school bus registration data and considering population changes of school age children, that Type C and Type D school bus registrations are expected to grow to a projected level of approximately 30,500 units in 2016. Blue Bird management believes that there will be a continued recovery for the school bus industry. Blue Bird believes that (i) the industry is operating well below its historical long-term average of approximately 30,600 unit sales per year, (ii) school bus retirements in the 2010 through 2012 period were approximately double the average annual retirement rate of 20,000 units, (iii) there are approximately 150,000 buses in the United States fleet that have been in service for 15 or more years and (iv) the population of school age children is growing in several key states.

Local property and municipal tax receipts are key drivers of school district transportation budgets. Budgets for school bus purchases are directly related to property tax receipts, which are projected to continue a recovery that began in 2012. According to CoreLogic, Haver Analytics and Macroeconomic Advisers, United States housing prices have increased 8.0% annually since 2011 and are projected to continue to rise through 2023. The forecasted continued appreciation in housing prices is expected to have a positive effect on property tax receipts going forward and school transportation budgets are expected to directly benefit from increasing municipal spending budgets. Blue Bird believes that incremental demand may be achieved as a result of (i) the average age of a school bus in service (approximately 12 years)

and (ii) anticipated increased ridership and students during the period from 2013 to 2018. Sales of alternative fuel-powered buses are expected to rise with end-customers increasingly focused on green technology initiatives as well as cost savings achievable from alternative fuels over the useful life of a bus.

There is no published independent forecast of the United States and Canadian school bus industry. Blue Bird management has developed a forecasting model using RL Polk vehicle registration data, population of school age children forecasts from the National Center for Education Statistics and bus ridership data collected and published by an industry magazine (School Transportation News). Blue Bird’s management utilizes this internally developed model to assess historical experience and to predict demand for school buses in future periods. This model is also the source for all forward-looking market information provided with respect to the United States and Canadian school bus industry in this proxy statement. The ability to purchase new buses to fulfill predicted demand, however, is based on the assumption that funds will be available through property taxes and other state sources. Should there be a significant downturn in property tax collections or in the availability of funds from other state sources, growth in the school bus industry could flatten or decline.

Blue Bird is dedicated to meaningful innovation, which has been a key factor enabling its market share growth since fiscal 2010 to outpace industry growth. Blue Bird’s outlook with respect to future performance is derived principally from its outlook regarding economic conditions in its markets. In the near term, Blue Bird expects:

•	continuing growth in home values, resulting in increased property tax receipts and additional funding for school districts to purchase new buses;

•	continued growth in school age population (based on actual births, as opposed to demographic trends), driving incremental demand;

•	relatively stable purchases by the United States government and state governments; and

•	continued modest growth of exports.

Blue Bird’s Competitive Strengths

Blue Bird believes that its competitive strengths are derived from the following factors:

Reputation for safety, product quality/reliability/durability, operating costs and drivability.    Blue Bird’s longevity and reputation in the school bus industry have made it an iconic American Brand. Based on a recent Freedonia market study commissioned by Blue Bird, Blue Bird outperforms its competitors in four out of five key vendor criteria, including safety, product quality/reliability/durability, operating costs and drivability. Blue Bird is the only manufacturer with chassis and body production specifically designed for school bus applications and the only school bus company to offer compliance with industry recognized safety tests—Altoona Testing, Colorado Rack Test and the Kentucky Pole Test—as a standard specification across its entire product line.

Alternative fuel leadership.    Blue Bird is the market leader in alternative fuel-powered buses, having sold approximately six times more propane and CNG-powered school buses than all of its competitors combined over the period from fiscal 2010 through June 28, 2014. Blue Bird is the leading manufacturer of Type C propane-powered school buses. The industry focus on total cost of ownership and fuel savings of alternative fuel buses suggests that demand for alternative fuel buses will continue to outgrow the broader industry.

Innovative product leadership.    Blue Bird has consistently led the school bus industry with innovative product leadership through several industry firsts, including the first Type D CNG school bus, the first all-electric school bus, the first unique school bus chassis and the first OEM-manufactured propane bus. During fiscal 2014, Blue Bird improved its propane-powered bus by developing a larger fuel tank to provide extended range. Blue Bird also offers an OEM-installed telematics pre-wiring solution through Blue Bird Connect. Blue Bird Connect, offered through an exclusive partnership with Synovia Solutions, allows customers to monitor fleet-wide statistics and performance metrics.

Strong distribution model.    Blue Bird has built an extensive, experienced network of 49 dealers to distribute its buses across the United States and Canada and during recent years has significantly enhanced its relationships with large fleet operators. Blue Bird’s dealers have an average tenure of 24 years with Blue Bird and do not sell competing Type C or D school bus products in the areas assigned to them by Blue Bird. In total, Blue Bird management believes that 73 percent of Blue Bird’s dealers sell only Blue Bird school buses, while 27 percent also sell other commercial vehicles (non-school bus) such as heavy machinery. Blue Bird’s top 10 dealers average approximately 41 percent market share in their respective geographic markets, many of which are well positioned in high enrollment growth states in the western and southern parts of the United States.

Highly-skilled and committed workforce.    Blue Bird benefits from a highly-skilled, committed hourly workforce of approximately 1,600 people (full-time and part- time) that support its customized assembly operations at its 900,000 square foot integrated chassis manufacturing and body assembly facility and 340,000 square foot component fabrication facility. Blue Bird’s employees, who are not unionized, are trained to maximize production efficiency by following customized processes developed by Blue Bird. The average tenure of service of full-time hourly employees is approximately 14 years, facilitating the workforce’s ability to address the more than 3,000 different bus configurations. Blue Bird’s use of a seasonal recurring workforce provides flexibility and enables Blue Bird to scale its workforce to meet demand and accommodate manufacturing seasonality.

Strong management team.    Blue Bird is led by a highly experienced and committed management team with an established track record in the United States and Canadian school bus industry. The key members of the management team have an average of 34 years of experience in the transportation industry. The current management team has led Blue Bird through a substantial transformation of its organization and a rationalization of its operating processes that have enabled Blue Bird to expand market share substantially during a period of relatively low industry volumes and to position itself to take advantage of favorable industry growth dynamics.

Growth Strategies

Blue Bird’s growth reflects the following strategies:

Continuous Product Enhancements—Blue Bird is focused on continuous innovation in its existing Type C and Type D products. In particular, Blue Bird intends to maintain leadership in cost and fuel efficient alternatives to the traditional diesel powertrain. These plans include continuing to collaborate with both Ford and Roush CleanTech to maintain Blue Bird’s leadership position in propane-fueled school buses. In addition, Blue Bird recently launched the first industry OEM-installed telematics and telematics pre-wiring through Blue Bird Connect.

Continued Dealer Network Improvements—Blue Bird plans to continue to selectively improve its representation in critical market areas. This work includes providing existing dealers with enhanced marketing tools to grow their business, potential replacement of dealers who may decide to move into other business areas and development of in-depth analysis of the needs of key school districts. Additionally, Blue Bird is working with dealers to expand the business model of authorized service centers.

Margin Expansion—Blue Bird has significantly improved production efficiencies since fiscal 2010, improving labor productivity by 20 points (with 100% representing standard hours per unit), reducing overhead on a per unit basis, targeting improvements in the use and control of bulk materials and reducing obsolescence. Blue Bird expects to continue to support these initiatives by ongoing actions to reduce complexity and improve designs. Blue Bird will also seek to grow its share of the school bus option market (i.e., the market for “extras” to be offered to school districts that wish to purchase more than the standard school bus) with initial emphasis on factory-installed air conditioning and telematics.

Market Expansion—Blue Bird expects to continue to seek opportunities to develop new market initiatives to expand product offerings in the United States and Canadian school bus market and export markets. Blue Bird has recently expanded its distribution to include Colombia, given the value proposition of its new Sigma transit bus. Blue Bird regularly monitors similar opportunities in Central and South America, as well as other large international markets that are standardizing school bus transportation infrastructure.

Blue Bird’s Products

The Blue Bird Vision Type C bus was introduced in 2003 with a new chassis specifically designed for school bus use and is offered in diesel- and propane-powered engines. The Blue Bird All American Type D bus was introduced in 1948 and was the first-produced transit-style school bus in the market. The All American is offered in both front- and rear-engine configurations and with diesel- and CNG-powered engines. The Blue Bird Micro Bird by Girardin Type A bus is produced through Micro Bird, and is sold through the Blue Bird dealer network.

School buses are typically powered by diesel engines. However, in 2007, Blue Bird introduced the first propane-powered Type C bus. Propane is currently the fastest growing powertrain offering in the school bus market. Blue Bird is the market leader in alternative-fuel powered school buses (propane and CNG), having sold approximately six times more propane and CNG-powered school buses than all its competitors combined since 2010. Blue Bird was, until recently, the only manufacturer of propane-powered Type C buses for school districts. Thomas Bus commenced selling small quantities of propane-powered buses in May, 2014 (eleven units) and IC Bus announced in September 2014 that it would commence selling propane-powered school buses in the summer of 2015. Blue Bird’s management believes that the growth of the propane share of total school bus sales will accelerate further with the entrance of Thomas Bus and IC Bus into this market. Although propane-powered buses require some dedicated infrastructure and are approximately 10% more expensive on a per unit basis than diesel, they are significantly less expensive to operate, with costs of approximately $0.20 per mile less than diesel buses. Over the lifetime of a school bus, the fuel cost savings and lower maintenance costs from the use of propane are expected to be substantial. In addition, propane-powered buses are aligned with the increased national focus on green technologies and the environment as they generate significantly less emissions than diesel buses, and domestically sourced propane gas reduces dependence on foreign sources of oil. Of the 8,654 buses sold by Blue Bird in fiscal 2013, 2,033 buses were powered by propane.

Blue Bird is also the leading manufacturer of Type D school buses fueled by CNG. In the school bus industry, CNG is a niche product that is attractive to customers in certain markets that contain existing refueling infrastructure and grants for clean air initiatives. CNG requires a significantly higher upfront refueling infrastructure investment as compared to propane.

In fiscal 2013, Blue Bird sold 8,654 Type C/D buses, including 8,100 school buses, 377 export buses and 177 General Services Administration (“GSA”) buses. Blue Bird’s Type C school bus accounted for 75% of unit sales and its Type D school bus accounted for 19% of unit sales. GSA and export buses, which can be ordered on either the Type C or Type D chassis, accounted for the remaining 6% of unit sales. The following diagrams reflect this mix:

Blue Bird’s product offerings are summarized below.

Blue Bird’s Dealer Network

During its 2013 fiscal year, Blue Bird sold approximately 82% of its vehicles through its United States and Canadian dealer network, currently consisting of 49 dealers that are exclusive to Blue Bird on Type C and D school buses. All of the school buses sold in the United States and Canada through Blue Bird’s dealer network are purchased by school districts and small and medium contractors that provide services to school districts on a fee basis. Bus purchases and the fees paid to small and medium contractors are funded through local school budgets. Purchases of school buses are typically made through a bid process at the district or state level, with dealers coordinating this process. Dealers develop collaborative relationships with school districts, district transportation directors and key officials in their states. The average Blue Bird dealer has worked with Blue Bird for approximately 24 years, sold approximately 140 school buses in fiscal 2013 and interfaces with approximately 265 school districts.

Like Blue Bird, Blue Bird’s dealers are focused on selling school buses and providing their customers with greater service and attention than is achievable from their competitors. In contrast, Blue Bird’s competitors have dealers that often sell and service higher price-point commercial vehicles, reflecting the diversified interests of the parent entities of Blue Bird’s principal competitors.

Blue Bird’s dealers have access to financing through Blue Bird Capital Services (“BBCS”), a private label captive financing product maintained by an independent third party, De Lage Landen, a member of the Rabobank Group. Blue Bird does not assume any balance sheet risk with respect to this type of financing and does not receive any direct economic benefit from BBCS. During fiscal 2013, BBCS provided approximately $379 million of financing for 29 dealers and provided vehicle lease financing to school districts.

Other Distribution Channels

Fleet Operators.    Blue Bird also sells school buses directly to three large fleets (First Student, National Express Corporation and Student Transportation) that span multiple dealer geographies and are managed internally by Blue Bird’s Director of Sales, National Accounts. These large private fleet providers procure, maintain and manage student transportation logistics and vary in size from 10,000 to over 50,000 buses. For fiscal 2013, fleet sales to the three largest fleets accounted for approximately 12% of Blue Bird’s total Type C and D industry school bus sales. Blue Bird’s propane-powered bus now provides fleets with lower operating costs. As a result, Blue Bird has increased its share of sales to the largest national fleet contractors.

Export Dealers.    Blue Bird has recently appointed an export dealer in Bogota, Colombia to supply buses to key operators in that city. Blue Bird regularly monitors similar opportunities, as well as other large international markets that are standardizing school bus transportation infrastructure. The Blue Bird Sigma Forward Engine chassis is specifically designed for global transit applications. As a dedicated transit bus, the Sigma is designed to navigate through densely populated areas with heavy traffic and demanding road conditions. The Sigma offers capacities of up to 89 passengers, demonstrated fuel economy, and proven engine emissions technology available to meet the latest Euro III or Euro V standards.

U.S. Government; Other Specialty Sales.    Blue Bird also sells buses through its United States General Services Administration (“GSA”) contract, an expedited procurement procedure designed to meet the bus needs of customers authorized to purchase through the GSA contracting offices, including the U.S. Air Force, U.S. Army, U.S.D.A., Homeland Security and the U.S. Department of Agriculture. This full line of bus models is configured for adult or school bus use. In addition to the base GSA specification, Blue Bird offers several additional configurations to provide a wide range of passenger capacities and optional features. Blue Bird further offers a full line of activity bus and Multi-Function School Activity Bus (“MFSAB”) products. With varying vehicle sizes, capacities, fuel choices, and engine types, Blue Bird’s bus options enable its customers to tailor their transportation solutions to their specific needs—be it transporting a church congregation or shuttling workers to job sites.

Manufacturing

The order and production process at Blue Bird is disciplined. Blue Bird’s management believes that continuous improvement in the process is a key to ongoing success. Blue Bird does not build buses without a firm order from a customer or dealer and therefore the company holds minor levels of finished goods inventory. Orders are firm 10 weeks prior to production, allowing for scheduling of parts into the plant in a way that is designed to minimize raw material inventory and maximize efficiency on a cash flow basis. This process also allows for orderly management of daily production rates and labor.

Blue Bird has two facilities in Fort Valley, Georgia. Blue Bird’s integrated chassis manufacturing and body assembly plant occupies approximately 900,000 square feet of manufacturing space and employs approximately 1,450 people. The plant has two chassis assembly lines (for Type C, Type D and specialty buses), a single body line that assembles the bus body and attaches it to the chassis and a paint shop. Blue Bird has a well-trained, highly skilled workforce able to deal with the complexities of bus assembly and the fact that it is rare for two buses to be on the line at the same time with identical specifications. The level of complexity and relatively small volume results in low levels of automation in the plant when compared to the capital intensive plants in the automotive industry.

The fabrication plant is approximately 340,000 square feet, employs about 150 people and makes parts for all of the buses that Blue Bird assembles, including roof bows and numerous structural components that are integral to the bus, using press, roll-forming, laser cutting and computer numerical control (CNC) machinery processes. The facility is organized into process-based work areas and has a high degree of flexibility, with quick change-over times to facilitate the multiple bus configurations that are demanded by customers.

Aftermarket Parts

Blue Bird maintains a parts distribution center in Delaware, Ohio that fills demand for Blue Bird and generic parts. Additional demand for aftermarket parts is fulfilled by drop ship and direct sales. To fulfill demand for parts that are not maintained at the distribution center, Blue Bird is linked to approximately 35 suppliers that ship directly to dealers and independent service centers.

Blue Bird’s 49 dealers have 250 aftermarket parts and service locations across the United States and Canada to complement their franchises. Field service engineers provide technical support to the Blue Bird dealer network. Service engineers have an average of 25 years of experience at Blue Bird and are strategically placed throughout the United States and Canada to better serve both dealers and end-customers. The network leverages Blue Bird’s parts inventory, technical training and online warranty network to address customer service needs.

Blue Bird implemented a number of improvements to its aftermarket parts distribution in 2013, starting with the hiring of a seasoned industry executive to lead Blue Bird’s initiatives. As a result, Blue Bird is seeking to improve the competitiveness of its parts offering and to help its dealers leverage the 250 dealer-appointed service points through dealer and technician training. Blue Bird recently reestablished its Dealer Parts Advisory Council, providing a forum for Blue Bird and its dealers to address open issues.

Suppliers

Blue Bird purchases its engine and transmission components on a single-source basis from major OEM manufacturers with sophisticated engineering, production and logistics capabilities, as reflected in the table below:

Component	OEM Supplier
Diesel engines	Cummins Inc.
Diesel emissions kits	Cummins Inc.
Propane engines and transmissions	Ford Motor Company
Diesel transmissions	Allison Transmission
Propane kits	ROUSH CleanTech (exclusive to Blue Bird on Type C and D school buses)

Since fiscal 2011, Blue Bird’s purchasing department has improved its purchasing processes by rationalizing the supplier base (reducing the supplier base by approximately one-third) and by implementing improved control processes. Blue Bird regularly performs supplier audits and, when necessary, will meet with underperforming suppliers in order to enhance performance. As of June 30, 2014, Blue Bird had in place long-term supply contracts (addressing both component price and supply) covering over 80% of the value of its purchases from suppliers, including long-term agreements with its major single-source suppliers.

Based on its experience to date and its relationships with its suppliers, Blue Bird does not expect to be subject to sustained shortages on any material components, whether or not single-sourced.

Competition

The school bus industry is highly competitive. Blue Bird’s two principal competitors are Thomas Bus and IC Bus. Thomas Bus is a subsidiary of Daimler Trucks North America and IC Bus is a subsidiary of Navistar International. Blue Bird believes that it is a significant competitive advantage that its sole focus is on designing, manufacturing and selling school buses, while its principal competitors are units of much larger diversified companies that do not have the same singular focus on school buses. This enables Blue Bird to demonstrate to its dealers and its ultimate customers that Blue Bird is dedicated to finding solutions that continually enhance its school bus products, and also assures that all components of the Blue Bird manufacturing process are designed solely for the manufacture of school buses. Unlike Thomas Bus and IC Bus, which have opted to build their buses by modifying existing truck chassis, Blue Bird has developed a purpose-built solution that meets market requirements.

Blue Bird competes primarily on the basis of price, product diversification, school bus innovation, safety, quality, durability and drivability of its products and the scope and strength of its dealer network. As its principal competitors are parts of diversified companies, Blue Bird’s competitors may have greater access to financial capital, human resources and business opportunities. Such access, in turn, may be used by such companies to compete with Blue Bird and others in an industry in which barriers to entry are high, given the significant initial capital investment, tenured relationships with end-users, stringent regulatory and safety requirements (on a state-by-state, district by district, basis), the need to develop an extensive distribution channel and the importance of technological and manufacturing know how.

Segment Overview

See Note 14 to Blue Bird’s audited consolidated financial statements for information regarding its reportable segments.

Facilities

Blue Bird operates a fabrication plant and an integrated chassis manufacturing and body assembly plant in Fort Valley, Georgia, where it manufactures components and assembles Type C, Type D and specialty buses. Blue Bird also operates a parts distribution center located in Delaware, Ohio. Blue Bird owns its facilities in Fort Valley, Georgia (approximately 1.2 million square feet) and leases its facility in Delaware, Ohio (approximately 0.2 million square feet). Its Micro Bird joint venture leases its facility (0.1 million square feet) in Drummondville, Quebec.

Intellectual Property and Technology

Blue Bird seeks trademark protection in the United States and outside of the United States where available and when appropriate. Among others trademarks, Blue Bird has registered trademark rights in the principal names and designs used by Blue Bird and Micro Bird in the United States, Canada and elsewhere. Blue Bird uses these registered marks in connection with all aspects of its branding. However, Blue Bird also relies on a number of significant unregistered trademarks and other unregistered intellectual property in the day-to-day operation of its business. Without the protections afforded by registration, Blue Bird’s ability to protect and use its trademarks and other unregistered intellectual property may be limited and could negatively affect Blue Bird’s business.

In addition to trademarks, Blue Bird relies heavily on trade secrets and know-how to develop and maintain its competitive position. For example, significant aspects of Blue Bird’s product designs, manufacturing processes and cost containment steps are based on unpatented trade secrets and know-how. Trade secrets and know-how can be difficult to protect. Blue Bird seeks to protect its proprietary technology and processes, in part, by confidentiality agreements with its employees, suppliers and other commercial partners. These agreements are designed to protect Blue Bird’s proprietary information. Blue Bird also seeks to preserve the integrity and confidentiality of its data, designs and trade secrets by maintaining physical security of its premises and physical and electronic security of its information technology systems. While Blue Bird has confidence in these individuals, organizations and systems, agreements or security measures may be breached, and Blue Bird may not have adequate remedies for any breach. In addition, Blue Bird’s trade secrets may otherwise become known or be independently discovered by competitors. To the extent that Blue Bird’s suppliers or contractors use intellectual property owned by others in their work for Blue Bird, disputes may arise as to the rights in related or resulting know-how.

History

Formed in 1927 by Albert Luce, a Ford dealer based in Central Georgia, Blue Bird was owned by the Luce family until 1992 when it was sold to Merrill Lynch. Blue Bird was subsequently owned by Henlys Group, Volvo A.B. and a consortium of Henlys Group creditors before it was the subject of a pre-packaged bankruptcy in 2006. After Blue Bird emerged from bankruptcy in 2006, it was acquired by Seller, an entity majority owned by funds affiliated with Cerberus Capital Management. In 2007, Blue Bird divested its non-school bus product offerings and launched its first generation propane-powered bus. In 2009, Blue Bird established its Canadian Micro Bird joint venture and relocated its aftermarket parts distribution center to Ohio. In 2010, Blue Bird’s current senior management team joined the company. That team acted quickly to close a plant in Lafayette Georgia and consolidate all large bus (Type C and Type D) production in Blue Bird’s Fort Valley, Georgia facilities. Since that time, management has focused its efforts on cost, quality and supply chain improvements, as well as the launch of Blue Bird’s second generation propane-powered bus, an enhanced transit bus and other product offerings.

Government Regulation

Blue Bird’s products must satisfy various legal, environmental, health and safety requirements at federal, state and municipal levels. Compliance with such requirements adds to the costs that must be incurred in order to manufacture a school bus. Failure to comply with such requirements could lead to substantial additional regulatory costs.

At the federal level, “FMVSS,” or federal motor vehicle safety standards, govern the safety of all motor vehicles sold for use in the United States. More than half of the FMVSS regulations apply to school buses. For example, federal regulations require school buses to be painted “school bus yellow” and to be equipped with specific warning and safety devices. School buses are also built with the body on top of chassis frame rails. This so-called “high floor” construction moves the passenger compartment above the typical automotive “crash zone” and therefore provides an added measure of safety should a collision occur. Steel rollover cages and heavy duty bumpers are designed to provide incremental protection, in contrast with standard transit buses with “low floor” construction that offer lower curb height access with limited or no steel reinforcement.

After a school bus is sold, regulation of the operation of the school bus becomes the responsibility of the states. Today, each state has its own rules and regulations pertaining to the manufacture, design, operation and safety of the school buses operated in their jurisdictions. As a result, Blue Bird cannot manufacture to a single set of specifications, but rather must assure that each bus that is manufactured conforms to the specifications of the particular jurisdiction in which it will be operated.

Blue Bird must also consider the rules and regulations of foreign jurisdictions. In Canada, where Blue Bird’s Micro Bird joint venture operates, school buses are governed by the Canadian Motor Vehicle Safety Regulations. These regulations are patterned after the FMVSS regulations, although differences do exist between the two regulatory systems.

Seasonality

Blue Bird’s business is highly seasonal. Most school districts seek to buy their new school buses so that they will be available for use on the first day of the school year, typically in late August or early September. As a result, Blue Bird’s two busiest quarters are its third and fourth fiscal quarters, the latter ending on the Saturday closest to September 30. Blue Bird’s quarterly results of operations, cash flows, and liquidity are likely to be impacted by these seasonal practices. For example, Blue Bird’s revenues are typically highest in its third and fourth fiscal quarters. Working capital, on the other hand, is typically a significant use of cash during the first fiscal quarter of the fiscal year and a significant source of cash generation in the fourth fiscal quarter. See “Blue Bird Management’s Discussion and Analysis of Financial Condition and results of Operations—Factors Affecting Blue Bird’s Revenues—Seasonality.”

Environmental Matters

Blue Bird is subject to various federal, state and local laws and regulations governing the protection of the environment and health and safety, including those regulating the following: soil, surface water, and groundwater contamination; the generation, storage, handling, use, disposal, and transportation of hazardous materials; the emission and discharge of materials, including greenhouse gases (“GHGs”) into the environment; and the health and safety of its employees. Blue Bird is also required to obtain environmental permits from governmental authorities for certain operations. Blue Bird has taken various steps to comply with these numerous and sometimes complex laws, regulations, and permits. Compliance with environmental requirements has not had a material impact on Blue Bird’s capital expenditures, earnings, or competitive position. Blue Bird has made, and will continue to make, capital and other expenditures pursuant to such requirements. If Blue Bird violates or fail to comply with these requirements, Blue Bird could be subject to fines, penalties, enforcement actions or lawsuits.

Environmental laws, regulations, and permits, and the enforcement thereof, change frequently and have become more stringent over time. Among other things, more rigorous GHG emission requirements are in various stages of development. For example, the United States Environmental Protection Agency (“U.S. EPA”) has promulgated the GHG Reporting Rule, which requires reporting of GHG data and other relevant information from large sources and suppliers in the United States and the GHG Tailoring Rule, which requires certain facilities with significant GHG emissions to obtain emissions permits under the authority of the Clean Air Act (typically limited to only the largest stationary sources of GHGs). The United States Congress has also considered imposing additional restrictions on GHG emissions. Any additional regulation of GHG emissions by either the United States Congress and/or the U.S. EPA could include a cap-and-trade system, technology mandate, emissions tax, reporting requirement, or other program, and could subject Blue Bird to significant costs, including those relating to emission credits, pollution control equipment, monitoring, and reporting, as well as increased energy and raw material prices.

For additional information regarding potential remediation at Blue Bird’s Fort Valley, Georgia facility, see “Risk Factors—Risk Factors Relating to Blue Bird’s Business and Industry—Environmental obligations and liabilities could have a negative impact on Blue Bird’s financial condition, cash flows and profitability”.

Legal Proceedings

Blue Bird is engaged in legal proceedings in the ordinary course of its business. Although no assurances can be given about the final outcome of pending legal proceedings, at the present time management does not believe that the resolution or outcome of any of Blue Bird’s pending legal proceedings will have a material adverse effect on its financial condition, liquidity or results of operations.

Employees

As of June 28, 2014, Blue Bird employed approximately 1,870 employees, consisting of approximately 1,600 full-time and part-time hourly and 270 salaried employees. Blue Bird’s workforce is non-union. Blue Bird believes that its relationships with its employees is good.

Blue Bird’s Canadian joint venture employs approximately 250 unionized workers.

Executive Officers

Set forth below is certain information regarding the current executive officers of Blue Bird:

Name	Age(1)	Position
Phil Horlock	58	President and Chief Executive Officer
John Kwapis	49	Chief Operating Officer
Phil Tighe	61	Chief Financial Officer
Dale Wendell	64	Chief Commercial Officer
Mike McCurdy	54	Vice President of Human Resources/External Affairs
Paul Yousif	39	Vice President of Legal Affairs/Corporate Treasurer

(1)	As of September 1, 2014.

Phil Horlock has been Blue Bird’s President and CEO since April 2011. Prior to this appointment, Mr. Horlock served as Blue Bird’s CFO and Chief Administrative Officer, starting in January 2010. Before joining Blue Bird, Mr. Horlock spent over 30 years with Ford Motor Company, where he held senior executive positions in Finance and Operations worldwide. His last three positions with Ford were Chairman & CEO of Ford Motor Land Development, Controller of Corporate Finance, and CFO Ford Asia Pacific & Africa. While at Ford, Mr. Horlock served on the Advisory Board of Mazda Motor Corporation and is currently a director on the Board of LoJack Corporation (NASDAQ: LOJN). Mr. Horlock holds a Bachelor of Science in Psychology and Mathematics from Sheffield University in England. He also completed the Ford Executive Development Program (Capstone) through the University of Michigan. Mr. Horlock has been selected to serve on the board of directors of the combined company because of his automotive and school bus industry experience and the results that he has achieved with Blue Bird during his tenure.

John Kwapis was appointed Blue Bird’s Chief Operating Officer in January 2011. He joined Blue Bird as Senior Vice President of Operational Excellence in May 2010. Immediately prior to joining Blue Bird, Mr. Kwapis was Director of Manufacturing and Supply Chain of Fisker

Automotive, Inc. from 2008 to 2010 and Chief Technology Officer, Vice President and General Manager of Invensys Controls (a provider of automation and information technologies) from 2006 to 2008. Prior to these appointments, Mr. Kwapis held various executive positions at Johnson Controls and Accenture. During his career, Mr. Kwapis has held positions in manufacturing, supply chain, engineering, sales & marketing and business development. Mr. Kwapis holds a Bachelor of Science in Mechanical Engineering from Michigan State University.

Phil Tighe has been Blue Bird’s Chief Financial Officer since March 2012. Before joining Blue Bird, Mr. Tighe worked for the Ford Motor Company for 36 years, holding a variety of positions that included financial control and strategic planning, both domestically and internationally, and has been stationed in North America, South America, Asia and Europe. Immediately prior to joining Blue Bird, Mr. Tighe was based in Shanghai with Ford where he was Executive Director of Strategy and Business Planning from 2006 to 2011. His prior positions included Vice President, Finance and Planning Ford Asia Pacific & Africa, CFO Ford Mexico, CFO Mazda Europe and CFO Ford Venezuela. Mr. Tighe received his Bachelor of Commerce from the University of Melbourne and his MBA from the Royal Melbourne Institute of Technology in Australia.

Dale Wendell was appointed Blue Bird’s Chief Commercial Officer in February 2014. Prior to this appointment, Mr. Wendell was Blue Bird’s Senior Vice President of Global Sales and Marketing from July 2011. Immediately prior to joining Blue Bird, Mr. Wendell worked as a consultant for Blue Bird, Automotive Broadcasting Network and Cox Enterprises from 2006 to 2011 and was Vice President of Sales and Marketing of Forest Health (a personal health company) from 2003 to 2005. Prior to this, Mr. Wendell worked for the Ford Motor Company for 28 years where he held several executive sales & marketing positions, including Vice President of Sales for Lincoln Mercury Division and Executive Director of Global Export Operations. Mr. Wendell has a Master’s degree in economics from Western Michigan University and graduated from Duke University’s Fuqua School of Business as part of the Ford Executive Education Program.

Mike McCurdy was appointed Blue Bird’s Vice-President of Human Resources/External Affairs in 2011. Mr. McCurdy joined Blue Bird in 1999, and has held various leadership positions in Operations and Human Resources. In 2008, Mr. McCurdy was appointed Vice-President of Human Resources and then in 2011 Mr. McCurdy assumed additional responsibilities for External Affairs, representing Blue Bird with local and state leaders in Georgia. Prior to joining Blue Bird, Mr. McCurdy was Director of Human Resources of AFP, Inc. (Associated Family Photographers) from 1994 to 1998 and held Human Resource and Operations leadership positions with Olan Mills Inc. (a photography company) from 1983 to 1994. Mr. McCurdy has a Bachelor’s in Business Administration from Baylor University in Waco, Texas and holds a Senior Professional in Human Resources (SPHR) certification.

Paul Yousif was appointed Vice-President of Legal Affairs/Corporate Treasurer in 2011. Prior to this appointment, Mr. Yousif held the position of Corporate Treasurer since joining Blue Bird in 2007. Mr. Yousif’s current role also includes managing Corporate Accounting, Tax, Accounts Receivables and Accounts Payables. Immediately prior to joining Blue Bird, Mr. Yousif worked for Visteon (an automotive component manufacturer) from 2000-2007, holding various management positions including Manager of Global Materials Analysis and CFO of GCM-Visteon, LLC (a manufacturing joint venture between Nissan and Visteon). Mr. Yousif holds a Bachelor of Science degree in Business Administration from the University of Detroit and a Juris Doctor and Master of Science in Taxation from Wayne State University.

EXECUTIVE AND DIRECTOR COMPENSATION OF BLUE BIRD

This section discusses the material components of the fiscal 2013 executive compensation program for Blue Bird’s named executive officers who are identified in the Summary Compensation Table below. This discussion may contain forward-looking statements that are based on Blue Bird’s current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that the Company adopts following the completion of the Business Combination may differ materially from the existing and currently planned programs summarized or referred to in this discussion.

Summary of Cash and Certain Other Compensation

Blue Bird has opted to comply with the executive compensation disclosure rules applicable to emerging growth companies, as Hennessy Capital is an emerging growth company. The scaled down disclosure rules are those applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Securities Act, which require compensation disclosure for Blue Bird’s principal executive officer and its two most highly compensated executive officers other than the principal executive officer whose total compensation for the fiscal year ended September 28, 2013 (referred to as fiscal 2013) exceeded $100,000. Phil Horlock is Blue Bird’s principal executive officer. During fiscal 2013, the two most highly compensated executive officers other than Mr. Horlock whose total compensation exceeded $100,000 were John Kwapis, Blue Bird’s Chief Operating Officer, and Phil Tighe, Blue Bird’s Chief Financial Officer. Messrs. Horlock, Kwapis and Tighe are referred to in this proxy statement as Blue Bird’s named executive officers.

The following table provides information regarding the compensation awarded to, or earned by, Blue Bird’s named executive officers for fiscal 2013.

2013 Summary Compensation Table

Name and principal position	Fiscal year	Salary ($)	Bonus ($)	Stock awards ($)		Option awards ($)	Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Phil Horlock, President and Chief Executive Officer	2013	503,750	—	—		—	2,250,000	—	27,159	2,780,909

John Kwapis, Chief Operating Officer	2013	302,250	—	—		—	1,012,500	—	25,485	1,340,235

Phil Tighe, Chief Financial Officer	2013	299,250	—	137,993	*	—	1,012,500	—	20,835	1,470,578

*

The amount in this column constitutes a 0.50% phantom award granted to Mr. Tighe in fiscal 2013 under the Phantom Award Plan. The amount is the aggregate grant date fair value of the award computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“ASC Topic 718”).

In the table above:

Amounts included in the “Non-equity incentive plan compensation” column were paid under Blue Bird’s annual Management Incentive Bonus Plan, referred to as the MIP, in fiscal 2014 based on fiscal 2013 performance. See “MIP” below for a description of this plan.

“All other compensation” is comprised of the following for each of the named executive officers:

•

For Mr. Horlock, $16,426 for the use of an automobile, $3,083 for premiums for disability insurance paid by Blue Bird for Mr. Horlock’s benefit and $7,650 as a contribution by Blue Bird to Blue Bird’s 401(k) plan on behalf of Mr. Horlock to match a pre-tax deferral contribution (included under “Salary”) made by Mr. Horlock to that plan.

•

For Mr. Kwapis, $15,530 for the use of an automobile, $2,305 for premiums for disability insurance paid by Blue Bird for Mr. Kwapis’ benefit and $7,650 as a contribution by Blue Bird to Blue Bird’s 401(k) plan on behalf of Mr. Kwapis to match a pre-tax deferral contribution (included under “Salary”) made by Mr. Kwapis to that plan.

•

For Mr. Tighe, $14,722 for the use of an automobile, $3,068 for premiums for disability insurance paid by Blue Bird for Mr. Tighe’s benefit and $3,045 as a contribution by Blue Bird to Blue Bird’s 401(k) plan on behalf of Mr. Tighe to match a pre-tax deferral contribution (included under “Salary”) made by Mr. Tighe to that plan.

MIP

Blue Bird maintains an annual performance-based cash bonus plan which rewards Blue Bird’s executive officers for Blue Bird’s achievement of specific financial targets. Cash awards are made at the end of each fiscal year (after receipt of the audited financial statements) based on the achievement of MIP Adjusted EBITDA targets and net cash or net debt improvement targets which are set at the beginning of such fiscal year. For purposes of the fiscal 2013 MIP, “MIP Adjusted EBITDA” means net income before interest, taxes, depreciation and amortization, adjusted to add back restructuring costs. Net cash or net debt improvement is calculated, subject to adjustments made by the compensation committee in its discretion, as the daily average of total cash minus total debt over the period September 15 to October 15 for the applicable fiscal year compared with the same period for the prior fiscal year. Blue Bird’s compensation committee approves the financial performance targets under the MIP on an annual basis. Early in fiscal 2013, the compensation committee established target bonuses for fiscal 2013 performance for each of the named executive officers. Mr. Horlock’s target bonus was 100% of his salary, and the target bonus for each of Messrs. Kwapis and Tighe was 75% of his respective salary. Awards under the MIP for fiscal 2013 performance were based 90% on Blue Bird’s MIP Adjusted EBITDA and 10% on Blue Bird’s net cash or debt improvement, as follows:

MIP Adjusted EBITDA (90% of Award)

Actual Adjusted EBITDA ($Mils)	Percent of Target Bonus		Weighted Percentage of Target Bonus
12.0	10.0%		9.0%
14.0	25.0		22.5
16.0	80.0		72.0
18.0	100.0		90.0
19.0	110.0		99.0
20.0	120.0		108.0
25.0	200.0	*	180.0
30.0	300.0		270.0
35.0	400.0		360.0
39.8**	496.0		446.4

*	The award is uncapped; however, beyond 200% of target, the Blue Bird compensation committee had sole discretion to pay amounts in excess of 200% of target.
**	Reflects fiscal 2013 actual MIP Adjusted EBITDA considered by compensation committee in determining fiscal 2013 payouts.

Net Cash Improvement Versus Prior Fiscal Year (10% of Award)

(Daily Average – Sept. 15-Oct. 15)

Net Cash Improvement ($Mils)	Percent of Target Bonus		Weighted Percent of Target Bonus
1.5	25.0%		2.5%
2.5	50.0		5.0
5.0	100.0		10.0
10.0	140.0		14.0
12.5	160.0		16.0
15.0	200.0	*	20.0
20.0	280.0		28.0
25.0	360.0		36.0
29.8**	436.8		43.7

*	The award is uncapped; however, beyond 200% of target, the Blue Bird compensation committee had sole discretion to pay amounts in excess of 200% of target.
**	Reflects fiscal 2013 actual Net Cash Improvement considered by compensation committee in determining fiscal 2013 payouts.

After the financial results for the preceding fiscal year are available, the compensation committee meets in order to determine the bonuses to be granted under the MIP for the preceding fiscal year’s performance. In addition to reviewing whether the established financial targets are met, the compensation committee has sole discretion to adjust the actual award amounts based on such other criteria as the compensation committee deems relevant. Bonus awards granted to the named executive officers in fiscal 2014, based on fiscal 2013 performance, are reported in the “2013 Summary Compensation Table” under the “Non-equity incentive plan compensation” column. As a result of Blue Bird’s substantial overachievement of MIP Adjusted EBITDA and net cash improvement targets, the MIP would have generated a bonus pool equal to 490% of target bonus; however, the compensation committee decided to cap the bonus pool at no more than 450% for any one individual. Each of the named executive officers was paid out at 450% of his target.

Phantom Award Plan

Blue Bird maintains a phantom equity award plan, referred to as the “Phantom Award Plan”, which permits certain participants (including employees, directors, officers and consultants of Blue Bird) to be eligible to participate in distributions made to investors in Blue Bird after investors in Blue Bird have received the return of a specified amount of cash and any capital contributions that they may have made (referred to as the “Threshold”). Awards have been granted with a Threshold of either $40.0 million or $150.0 million. Awards are granted with a specified Award Percentage, which indicates the percentage of the distribution, if any such distribution occurs, to which the participant will be entitled.

Awards granted to the named executive officers under the Phantom Award Plan vest in three equal annual increments beginning one year after the grant date. All unvested awards vest in full upon a change in control (as defined in the Phantom Award Plan). Once vested, amounts are payable under the Phantom Award Plan only after the investors have received the specified Threshold. Distributions under the Phantom Award Plan are made only in cash.

As indicated in the 2013 Summary Compensation Table, Mr. Tighe was granted an award under the Phantom Award Plan in fiscal 2013. The award had a Threshold of $40.0 million and an Award Percentage of 0.50%.

No distributions were made to the named executive officers under the Phantom Award Plan in fiscal 2013. In June 2014, the named executive officers received the following cash distributions under the Phantom Award Plan: Phil Horlock: $        , John Kwapis: $        , and Phil Tighe: $        . Such payments were made in connection with the special dividend that Blue Bird paid in June 2014.

Upon the consummation of the Business Combination, it is anticipated that Messrs. Horlock, Kwapis and Tighe will receive cash payments of $        , $        and $        , respectively, under the Phantom Award Plan.

Outstanding Equity Awards at Fiscal 2013 Year End

The only equity compensation plan maintained by Blue Bird in fiscal 2013 was the Phantom Award Plan. The following table and related footnotes set forth information about the outstanding awards under the Phantom Award Plan held by the named executive officers as of September 28, 2013, which was the last day of fiscal 2013. Only cash is payable under the Phantom Award Plan, and amounts are payable only upon the receipt by certain investors of a distribution from Blue Bird in a specified amount. The recipient of an award does not possess any incidents of ownership in any securities of Blue Bird or its affiliates as a result of holding such an award.

Name(1)	Date of Grant	Vesting Schedule(2)	Award Percentage	Amount Certain Investors Must Receive Before Distribution Can Be Made to Holder of Award (“Threshold”)
Phil Horlock	January 19, 2010	One third vested on each of January 1, 2011, 2012 and 2013	1.50%	$40.0 million

John Kwapis	January 1, 2011	One third vested on each of January 1, 2012, 2013 and 2014	0.50%	$40.0 million

	January 1, 2012	One third vests on each of January 1, 2013, 2014 and 2015	0.50%	$40.0 million

Phil Tighe	April 2, 2012	One third vests on each of April 1, 2013, 2014 and 2015	0.50%	$40.0 million
	January 1, 2013	One third vests on each of January 1, 2014, 2015 and 2016	0.50%	$40.0 million

(1)	Each of Messrs. Horlock, Kwapis and Tighe was granted an additional award in fiscal 2014 with a Threshold of $150 million. Each award provides that one third of the award vests on each of December 1, 2014, 2015 and 2016. The Award Percentages were: Mr. Horlock: 0.75%; Mr. Kwapis: 0.50%; and Mr. Tighe: 0.50%.

(2)	All awards granted to date under the Phantom Award Plan provide that upon a change in control (as defined in the plan) of Blue Bird, any Phantom Awards which have not previously vested shall vest in full. Consummation of the Business Combination will not constitute a change in control under the Phantom Award Plan. For purposes of the cash payments made in connection with Blue Bird’s June 2014 special dividend, all Phantom Awards were treated as if they were fully vested. Similarly, with respect to the payments to be made to the named executive officers upon consummation of the Business Combination, it is anticipated that all Phantom Awards will be treated as if they were fully vested.

Effective as of the closing of the Business Combination, the Phantom Award Plan will be assigned to, and will become an obligation of, the Seller. Thereafter, no cash amounts will be payable by Blue Bird under the Phantom Award Plan even if payments are triggered under the Phantom Award Plan. If the Seller receives cash on account of its investments in Blue Bird, then the Seller will pay a portion of this cash to participants under the Phantom Award Plan.

Tax-Qualified Retirement Plan

Blue Bird has a tax-qualified retirement savings plan, the Blue Bird Employee Retirement Savings Plan (the “401(k) Plan”), under which participating employees may contribute up to the yearly statutory maximum under IRS guidelines into their 401(k) Plan accounts. In addition, under the 401(k) Plan, Blue Bird matches amounts contributed by the participant up to a certain percent of earnings, not to exceed the statutory maximum. Blue Bird currently makes matching contributions under the 401(k) Plan at a rate of 50% of the first 6% of eligible compensation contributed by participants. The 401(k) Plan also allows Blue Bird to make discretionary profit sharing contributions to the 401(k) Plan accounts for the benefit of participating employees for any calendar year in an amount determined by the board of directors.

Employment Agreements and Other Arrangements with Named Executive Officers

Phil Horlock and School Bus Holdings Inc., referred to below as “Holdings,” entered into an Employment Agreement dated as of April 1, 2011, as amended by a First Amendment to Employment Agreement dated as of June 1, 2012 (referred to collectively as “Mr. Horlock’s Employment Agreement”).

Mr. Horlock’s Employment Agreement provides that he will serve as Holdings’ President, Chief Executive Officer and Chief Administrative Officer at a base salary of $500,000, subject to annual increases as determined by the Board in its discretion. Mr. Horlock’s base salary at the end of fiscal 2013 was $515,000. Mr. Horlock’s Employment Agreement initially had a two year term, and is now renewable for successive one year periods unless either party has given the other 60 days’ notice prior to the expiration of the current period of its intention to terminate. Mr. Horlock’s Employment Agreement provides that he will be eligible to receive an annual cash bonus award based on Blue Bird’s performance and that he will be eligible to participate in the Phantom Award Plan at an Award Percentage of 1.50% and a Threshold of $40.0 million. As described above under Phantom Award Plan, Mr. Horlock was granted an additional award on December 1, 2013, with an Award Percentage of 0.75% and a Threshold of $150.0 million.

If Mr. Horlock’s employment is terminated by Holdings for cause or by Mr. Horlock for any reason, Mr. Horlock will be entitled to receive his accrued but unpaid base salary to the date of termination and any benefits to which he is entitled under existing employee benefits plans. Upon Mr. Horlock’s termination of employment by Holdings without cause, or upon the expiration of the then current term, in addition to the amounts described in the preceding sentence, upon the signing of a release in the form agreed to by Holdings, Mr. Horlock will be entitled to receive (i) payment for any accrued but unused vacation, (ii) an amount equal to the unpaid portion of his annual bonus relating to the previous fiscal year or the current fiscal year if his employment is terminated during the year, in which case the bonus will be pro-rated, (iii) his then salary for the earlier of 12 months or until he commences new employment, (iv) reimbursement for COBRA coverage and (v) consideration for an aggregate amount equal to the fair market value (as determined in good faith by the board of directors or its designee) of vested phantom awards as of the date of termination.

Mr. Horlock’s Employment Agreement also contains confidentiality provisions, which extend indefinitely after he ceases employment, and noncompetition and nonsolicitation (of customers, suppliers and employees) provisions, which are applicable for a period of 24 months following termination of employment.

John Kwapis and Holdings entered into an Employment Agreement dated as of May 1, 2011, as amended by a First Amendment to Employment Agreement dated as of June 1, 2012 (referred to collectively as “Mr. Kwapis’ Employment Agreement”), pursuant to which he serves as Holdings’ Chief Operating Officer at a base salary of $300,000 per year, subject to annual increases. Mr. Kwapis’ base salary at the end of fiscal 2013 was $309,000. The provisions concerning the term of Mr. Kwapis’ Employment Agreement, the ability of Mr. Kwapis to receive an annual bonus and to participate in the Phantom Award Plan (at an Award Percentage of 0.50% and a Threshold of $40 million), termination of employment and severance, confidentiality, nonsolicitation and noncompetition are comparable to the provisions described above with respect to Mr. Horlock’s Employment Agreement. As described above under Phantom Award Plan, Mr. Kwapis received additional awards on January 1, 2012 with an Award percentage of 0.50% and a Threshold of $40.0 million and on December 1, 2013, with an Award Percentage of 0.50% and a Threshold of $150.0 million.

Phil Tighe’s Offer Letter from Blue Bird serves as the basis of his employment as Holdings’ Chief Financial Officer, which commenced on March 20, 2012. Mr. Tighe’s initial base salary of $288,000 per year was increased to $300,000 per year on January 1, 2013 following approval by the compensation committee, and is subject to annual increases. Mr. Tighe’s base salary at the end of fiscal 2013 was $309,000. The Offer Letter includes the ability of Mr. Tighe to receive an annual bonus. Blue Bird Corporation entered into a Severance Agreement, dated as of May 10, 2012 (“Mr. Tighe’s Severance Agreement”), which provides that if Mr. Tighe’s employment with Blue Bird is terminated by Blue Bird without cause (such a termination is referred to as a “Qualifying Termination”), he continues to comply with his confidentiality, nonsolicitation and noncompetition obligations as set forth in Mr. Tighe’s Severance Agreement, and he signs a release, he will be entitled to receive, until the earlier of 12 months after his termination date or his commencement of new employment, continued monthly salary payments. He will also be entitled to reimbursement for continuation of group health coverage under COBRA.

In addition to the amounts described in the preceding paragraph, upon termination of his employment, Mr. Tighe will also be entitled to accrued but unpaid base salary to the termination date and any employee benefits he may be entitled to under existing employee benefit plans, the unpaid portion of any bonus relating to the calendar year prior to the calendar year of his termination of employment and, in the event of a Qualifying Termination, payment for accrued unused vacation days. Mr. Tighe’s Severance Agreement also contains confidentiality, nonsolicitation and noncompetition provisions which are comparable to those described above with respect to Mr. Horlock’s Employment Agreement and Mr. Kwapis’ Employment Agreement, except that Mr. Tighe’s obligations are for 12 months, rather than 24 months, following termination of employment. As described above under Phantom Award Plan, Mr. Tighe was granted an Award Percentage of 0.50% and a Threshold of $40 million on April 2, 2012 and received additional awards on January 1, 2013 with an Award Percentage of 0.50%

and a Threshold of $40.0 million and on December 1, 2013 with an Award Percentage of 0.50% and a Threshold of $150.0 million.

2014 Omnibus Equity Incentive Plan

For information regarding a proposed plan governing post-closing equity compensation for employees, officers, consultants and directors, see the “Incentive Plan Proposal.”

2013 Director Compensation

During fiscal 2013, Blue Bird paid directors’ fees to Messrs. Schumacher ($15,625 for each meeting attended), Loftus ($15,000 for each meeting attended) and Klegon ($12,500 for each meeting attended). No other directors received directors’ fees for service during fiscal 2013, as they are all employees of either Cerberus Capital Management or COAC, both of which are affiliates of Seller. Blue Bird reimburses all of its directors for their reasonable expenses (if any) incurred in attending meetings of the board of directors and committees of the board of directors. The following table sets forth the compensation paid to each person who served as a director of Blue Bird in fiscal 2013. Mr. Horlock, Blue Bird’s President and Chief Executive Officer, does not receive any additional compensation for his service as a director. See the 2013 Summary Compensation Table and related disclosures for information concerning the compensation paid to Phil Horlock.

Name	Fees earned or paid in cash for fiscal 2013($)	Total($)
Dennis Donovan	—	—
Chan Galbato, Chairman	—	—
Adam Hieber	—	—
Phil Horlock	—	—
Dev Kapadia	—	—
Frank Klegon	65,682	65,682
Ethan Klemperer(1)	—	—
Steve Loftus	61,888	61,888
Alan Schumacher	64,500	64,500

(1)	Ethan Klemperer was elected to the board of directors on September 4, 2013.

James Marcotuli was appointed to the board of directors on July 31, 2014. As of September 28, 2013, each of Messrs. Galbato and Marcotuli held an award with a Threshold of $40.0 million and an Award Percentage, which was fully vested, of 1.00%. Each of Messrs Loftus and Schumacher received an award in fiscal 2014, with a Threshold of $150.0 million and an Award Percentage of 0.10%, which vests in annual one-third increments on December 1, 2014, 2015 and 2016.

No distributions were made to the directors under the Phantom Award Plan in fiscal 2013. In June 2014, the following directors received the following cash distributions under the Phantom Award Plan: Chan Galbato: $        , Steve Loftus: $        , James Marcotuli: $        , and Alan Schumacher: $        . Such payments were made in connection with the special dividend that Blue Bird paid in June 2014.

Upon the consummation of the Business Combination, it is anticipated that Messrs. Galbato, Loftus, Marcotuli and Schumacher will receive cash payments of $        , $        , $        and $        , respectively, under the Phantom Award Plan.

BLUE BIRD MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of financial condition and results of operations of Blue Bird should be read in conjunction with “Selected Consolidated Historical Financial Information of Blue Bird” and Blue Bird’s audited and unaudited financial statements and related notes appearing elsewhere in this proxy statement. Blue Bird’s actual results may not be indicative of future performance. This discussion and analysis contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those discussed in “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.” Actual results may differ materially from those contained in any forward-looking statements. Certain monetary amounts, percentages and other figures included in this proxy statement have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated, may not be the arithmetic aggregation of the percentages that precede them.

Blue Bird’s fiscal year ends on the Saturday closest to September 30. Throughout the year, Blue Bird reports its results using a four-week month, a four-week month and a five-week month in each quarter. We refer to the fiscal years ended October 1, 2011, September 29, 2012 and September 28, 2013 and the fiscal year ending September 27, 2014 as “fiscal 2011,” “fiscal 2012,” “fiscal 2013” and “fiscal 2014,” respectively.

Overview

Blue Bird is the leading independent designer and manufacturer of school buses with more than 550,000 buses sold since its formation in 1927 and nearly 200,000 buses in operation today. Blue Bird’s longevity and reputation in the school bus industry have made it an iconic American brand. Blue Bird distinguishes itself from its principal competitors by dedicating its focus to the design, engineering, manufacture and sale of school buses and related parts. As the only manufacturer of chassis and body production specifically designed for school bus applications, Blue Bird is recognized as an industry leader for school bus innovation, safety, product quality/reliability/durability operating costs and durability. In addition, Blue Bird is the market leader in alternative fuel applications with its propane-powered and compressed natural gas (“CNG”)-powered school buses. Blue Bird has sold approximately six times more propane and CNG-powered school buses than all of its competitors combined over the period from fiscal 2010 through June 28, 2014.

Blue Bird sells its buses and aftermarket parts through an extensive network of 49 United States and Canadian dealers that, in their territories, are exclusive to Blue Bird on Type C and D school buses. Blue Bird also sells directly to major fleet operators, the United States government, state governments and authorized dealers in a number of foreign countries. In fiscal 2013, Blue Bird sold approximately 82% of its vehicles through its United States and Canadian dealer network. The remaining sales were made directly to three large fleets (12%), to the United States and state governments (2%) and to foreign dealers (4%).

Blue Bird’s performance has been driven by the implementation of repeatable processes focused on product initiatives, continuous improvement of competitiveness and manufacturing flexibility, and new market initiatives, as described below.

•

Product initiatives include the introduction of the second generation propane-powered powertrain through an exclusive relationship with Ford and ROUSH CleanTech, and the introduction of differentiating features such as Blue Bird’s new E-Z window design, telematics and re-designed luggage boxes.

•

Increased cost competitiveness arises from the consolidation of assembly operations from two plants into one, while increasing production at the Fort Valley assembly plant from 23 units per day to 45 units per day, and increasing overall capacity by 25 percent, the reduction of the number of bus architectures from eight to three and the implementation of long-term supply contracts (addressing both component price and supply) covering over 80% of the value of Blue Bird’s purchases from suppliers, including long-term agreements with its major single-source suppliers.

•

New marketing initiatives include a data driven market plan for the replacement of under-performing dealers through rigorous data-driven processes, an expansion of export markets and the introduction of a comprehensive electronic parts catalog across a broad number of service points.

School buses are typically powered by diesel engines. However, in 2007, Blue Bird introduced the first propane-powered Type C school bus. Propane is currently the fastest growing powertrain offering in the school bus market. Blue Bird’s propane-powered school bus unit sales increased from 356 buses in fiscal 2010 to 2,033 buses in fiscal 2013. In fiscal 2014, Blue Bird expects its fiscal 2014 sales of propane-powered school bus units to decline to about 1,550 units as a result of lower sales to the direct fleets. Purchases by direct fleets in fiscal 2014 have declined versus the prior year due to: (i) the bankruptcy of a medium-size fleet contractor, resulting in certain major fleet operators purchasing relatively new school bus units from the bankruptcy estate, including approximately 200 one-year old propane-powered school buses, and (ii) the non-recurrence of an order for about 430 units placed by one of the direct fleets on behalf of the Omaha school districts in fiscal 2013. Importantly, Blue Bird expects sales to its dealers of its propane-powered school buses to grow in fiscal 2014, which is a strong indicator of the increasing acceptance of propane-powered school buses by school districts. Blue Bird was until recently the only manufacturer of propane-powered Type C buses for school districts. The first registrations (11 units) of Thomas Bus’ propane-powered Type C school buses occurred in May 2014. Additionally, IC Bus announced in September 2014 that it will introduce a propane-powered Type C school bus in the summer of 2015. Blue Bird’s management believes that the growth of the propane share of total school bus sales will accelerate further with the entrance of Thomas Bus and IC Bus into this market. Although propane-powered school buses require some dedicated infrastructure and are approximately 10% more expensive on a per unit basis than diesel, they are significantly less expensive to operate, with costs of approximately $0.20 per mile less than diesel buses. Over the lifetime of a school bus, the fuel and maintenance cost savings from the use of propane-powered engines can be substantial. In addition, propane-powered buses are aligned with the increased national focus on green technologies and the environment as they generate significantly less emissions than diesel buses. Further, domestically sourced propane gas reduces dependence on foreign sources of oil. Blue Bird is also a leading manufacturer of school buses fueled by CNG. In the school bus industry, CNG is a niche product that is attractive to customers in certain markets that contain existing refueling infrastructure. CNG requires a significantly higher upfront refueling infrastructure investment compared to propane. CNG-powered buses are typically only sold in states that offer significant grants for clean fuel solutions (such as California).

As a result of the concentration of Blue Bird’s sales in the school bus industry in the United States and Canada, Blue Bird’s operations are affected by national, state and local economic and political factors that impact spending for public and, to a lesser extent, private education. However, unlike the discretionary portion of school budgets, the provision of school bus services is typically viewed as a mandatory part of the public infrastructure across most of the United States and Canada, ensuring that funding for new school buses receives some level of priority even in a difficult economic climate.

General Market Conditions and Trends; Business Performance and Outlook

Blue Bird sales of new buses have grown from 6,827 units in fiscal 2010 to 8,654 units in fiscal 2013. Blue Bird management estimates sales growth of approximately 10% in fiscal 2014. Blue Bird’s sales growth has outpaced the growth in the United States and Canadian school bus industry in every year since 2010 and management of Blue Bird expects that to be the case in fiscal 2014 as well.

The United States and Canadian school bus industry averaged approximately 30,600 units annually between 1985 and 2013, with peaks in 2001 (37,641 units) and 2007 (34,882 units). The low point of the industry in this same period occurred in 2011 at 23,822 units and was the result of the decline in the United States economy and, in particular, the collapse in the housing market in 2008 and 2009. The purchase of new school buses is funded largely by local property tax receipts and other general state funds and both property tax receipts and state revenue collections were impacted in the 2010 and 2011 period as a result of the substantial dislocation in the United States economy in general and the housing market in particular preceding and during that period.

The school bus industry is currently in the early stages of recovery, supported by positive demographic trends. Blue Bird management believes, based on Blue Bird’s industry forecast model developed with the use of R.L. Polk school bus registration data and considering population changes of school age children, that Type C and Type D school bus registrations are expected to grow from the post-financial crisis depressed level of 23,822 units in 2011 to a projected level of 30,500 units in 2016. Blue Bird believes that there will be a continued recovery in the school bus industry. Blue Bird believes that (i) the industry is operating well below its historical long-term average of approximately 30,600 unit sales per year, (ii) school bus retirements in the 2010 through 2012 period were approximately double the average annual retirement rate of 20,000 units, (iii) there are approximately 150,000 buses in the United States fleet that have been in service for 15 or more years and (iv) the population of school age children is growing and is focused in several key states.

Local property and municipal tax receipts are key drivers of school district transportation budgets. Budgets for school bus purchases are directly related to property tax receipts, which are projected to continue a recovery that began in 2012. According to CoreLogic, Haver Analytics and Macroeconomic Advisers, United States housing prices have increased 8.0% annually since 2011 and are projected to continue to rise through 2023. The forecasted continued appreciation in housing prices is expected to have a positive effect on property tax receipts going forward and school transportation budgets are expected to directly benefit from increasing municipal spending budgets. Blue Bird believes that incremental demand may be achieved as a result of (i) the average age of a school bus in service (approximately 12 years) and (ii) anticipated increased ridership and students during the period from 2013 to 2018. Sales of alternative fuel-powered buses are expected to rise with end-customers increasingly focused on green technology initiatives as well as cost savings achievable from alternative fuels over the useful life of a bus.

There is no published independent forecast of the United States and Canadian school bus industry. Blue Bird management has developed a forecasting model using RL Polk vehicle registration data, population of school age children forecasts from the National Center for Education Statistics and bus ridership data collected and published by an industry magazine (School Transportation News). Blue Bird management utilizes this internally developed model to assess historical experience and to predict demand for school buses in future periods. This model is also the source for all forward-looking market information provided with respect to the United States and Canadian school bus industry in this proxy statement. The ability to purchase new buses to fulfill predicted demand, however, is based on the assumption that funds will be available through property tax receipts and other state sources. Should there be a significant downturn in property tax receipts or in the availability of funds from other state sources, growth in the school bus industry could flatten or decline.

Blue Bird is dedicated to meaningful innovation, which has been a key factor enabling its market share growth since fiscal 2010 to outpace industry growth. Blue Bird has grown market share from 23% in fiscal 2010 to 30% in fiscal 2013. Blue Bird’s outlook with respect to future performance is derived principally from its outlook regarding economic conditions in its markets. In the near term, Blue Bird expects:

•	continuing growth in home values, resulting in increased property tax receipts and additional funding for school districts to purchase new buses;

•	continued growth in school age population (based on actual births, as opposed to demographic trends), driving incremental demand;

•	relatively stable purchases by the United States government and state governments; and

•	continued modest growth of exports.

Growth Strategies

Blue Bird’s growth reflects the following strategies:

Continuous Product Enhancements—Blue Bird is focused on continuous innovation in its existing Type C and Type D products. In particular, Blue Bird intends to maintain leadership in cost and fuel efficient alternatives to the traditional diesel powertrain. These plans include continuing to collaborate with both Ford and Roush CleanTech to maintain Blue Bird’s leadership position in propane-fueled school buses. In addition, Blue Bird recently launched the first industry OEM-installed telematics and telematics pre-wiring through Blue Bird Connect.

Continued Dealer Network Improvements—Blue Bird plans to continue to selectively improve its representation in critical market areas. This work includes providing existing dealers with enhanced marketing tools to grow their business, potential replacement of dealers who may decide to move into other business areas, and development of in-depth analysis of the needs of key school districts. Additionally, Blue Bird is working with dealers to expand the business model of authorized service centers.

Margin Expansion—Blue Bird has significantly improved production efficiencies since fiscal 2010, improving labor productivity by 20 points (with 100% representing standard hours per unit), reducing overhead on a per unit basis, targeted improvements in the use and control of bulk materials and reducing obsolescence. Blue Bird expects to continue to support these initiatives by ongoing actions to reduce complexity and improve designs. Blue Bird will seek to grow its share of the school bus option market (i.e., the market for “extras” to be offered to school districts that wish to purchase more than the standard school bus) with initial emphasis on factory-installed air conditioning and telematics.

Market Expansion—Blue Bird expects to continue to seek opportunities to develop new market initiatives to expand product offerings in the United States and Canadian school bus market and export markets. Blue Bird has recently expanded its distribution to include Colombia, given the value proposition of its new Sigma transit bus. Blue Bird regularly monitors similar opportunities in Central and South America, as well as other large international markets that are standardizing school bus transportation infrastructure.

Key Events

In addition to the factors described above and below, the following strategic and operational events, which occurred during fiscal 2013, fiscal 2012 and fiscal 2011, affected Blue Bird’s results of operations:

Fiscal 2011—Sales of new school buses in United States and Canada fell to their lowest level in at least 29 years in 2011, with only 23,822 new bus sales registered (based on RL Polk data), due principally to a decline in property tax revenue across the majority of the country. According to the United States Census Bureau, while there was property tax revenue growth of 9% in 2009, there was no growth in 2010 and in 2011 revenue from property taxes fell by 1%. In addition, the recession in the United States economy resulted in lower government purchases of school buses. Further, major suppliers raised their prices to all manufacturers due to increased commodity prices, increasing Blue Bird’s costs by approximately $1,800 per bus.

Blue Bird’s management team commenced the transformation of the business in fiscal 2010 by introducing new products, improving quality, reducing plant and product complexity and building market momentum. Blue Bird’s plant and process rationalization (including the closure of an assembly plant in North Georgia and focus on all of its production in Fort Valley, Georgia), improved labor efficiencies and reduced operating costs enabled Blue Bird to offset the impact of property tax implosion, reduced government purchases and higher component costs. During this challenging period, Blue Bird’s market share improved from 23% for fiscal 2010 to 26% for fiscal 2011. The closing of the North Georgia facility in fiscal 2011 eliminated substantial fixed costs and freight expense associated with transferring chassis from Fort Valley to North Georgia.

Fiscal 2012—The United States and Canadian school bus industry grew approximately 4% in fiscal 2012 to 24,810 units (based on RL Polk data). This was still the second lowest overall industry level in the past 29 years as states and municipalities, faced with uncertain revenues, struggled to re-assess spending priorities. Major axle, transmission and suspension suppliers passed on commodity driven cost increases worth approximately $750 per bus, although Blue Bird was able to offset 90% of this increase with design cost improvements, lower steel pricing and negotiated savings with a number of suppliers.

Market share momentum continued in fiscal 2012, with Blue Bird’s market share of the United States and Canadian school bus industry growing to 27% for fiscal 2012. Cumulative market share growth versus fiscal 2010 was 400 basis points.

Important progress was made by Blue Bird in fiscal 2012 in the following areas:

•

labor productivity was significantly improved (from 89% in fiscal 2011 to 96% in fiscal 2012, with 100% representing standard hours per unit) and Blue Bird increased straight time production to 40 units/day during the second half of the fiscal year;

•	Blue Bird’s second generation propane bus using the exclusive Roush/Ford powertrain was launched;

•	Blue Bird switched to Neovia (formerly Cat Logistics) as its logistics provider, thereby improving its ability to coordinate purchases of supplies with Blue Bird’s production capacity; and

•	internationally, Blue Bird won new business in Colombia, supplying feeder buses to the new mass transport system in Bogota.

Fiscal 2013—The impact of actions that Blue Bird management had implemented in fiscal 2010-2012 took hold more fully in fiscal 2013:

•	Blue Bird’s share of the United States and Canadian school bus industry grew to 30%, a seven point improvement versus fiscal 2010;

•

sales of the new Ford/Roush CleanTech propane-powered bus grew from 524 units in fiscal 2012 to 2,033 units in fiscal 2013 and included the sale of over 430 buses in Omaha, Nebraska, Blue Bird’s single largest sale to-date of alternative fuel powered buses;

•	Blue Bird successfully launched the new All American (Type D) bus with significant upgrades and cost and complexity reduction, resulting in a reduction of platforms from eight to three;

•

labor productivity improved by 16 points (with 100% representing standard hours per unit) from fiscal 2012 through fiscal 2013 and, in management’s view, quality (as measured by warranty claims and cost and defects per unit) continued to improve;

•	more than 300 buses were sold to transport providers in the city of Bogota, Colombia as part of a bid that Blue Bird won in fiscal 2012;

•	breakeven volume was reduced to approximately 320 units/month, an improvement of 20% compared with fiscal 2010; and

•

Blue Bird was able to re-pay all of its outstanding debt of approximately $43 million to a Cerberus Capital Management affiliate and replaced this debt with a loan of $13 million with Wells Fargo Bank.

Factors Affecting Blue Bird’s Revenues

Blue Bird’s revenues are driven primarily by the following factors:

•

Property tax revenues.    Property tax revenue is one of the major sources of funding for new school buses. After declining by 1% in 2011, property tax revenues have grown by 1.4% and 3.1% in 2012 and 2013, respectively, according to the United States Census Bureau. Property tax revenues are a function of land and building prices, relying on assessments of property value by state or county assessors and millage rates voted by the local electorate. The CoreLogic House Price Index, a measure of U.S. home prices, fell from 187 in 2007 to 137 in 2011, a decline of 27%, and has grown to 160 in 2013, still 15% below the 2007 level. The impact on property tax collections was a net reduction in 2011 and only modest growth in 2012 and 2013.

•	Student enrollment. Increases or decreases in the number of school bus riders will have a direct impact on school district demand.

•

Revenue mix.    Blue Bird is able to charge more for certain of its products (e.g., Type C propane-powered school buses, Type D buses and buses with higher option content) than other products. The mix of products sold in any fiscal period can directly impact Blue Bird’s revenues for the period.

•

Strength of the dealer network.    Blue Bird relies on its dealers, as well as a small number of major fleet operators, to be the direct point of contact with school districts and their purchasing agents. An effective dealer is capable of expanding revenues within a given school district by matching that district’s needs to Blue Bird’s capabilities, offering options that would not otherwise be provided to the district.

•

Pricing.    Blue Bird products are sold to school districts throughout the United States and Canada. Each state and each Canadian province has its own set of regulations that govern the purchase of products, including school buses, by their school districts. Blue Bird and its dealers must navigate these regulations, purchasing procedures and the districts’ specifications in order to reach mutually acceptable price terms. Pricing may or may not be favorable to Blue Bird, depending upon a number of factors impacting purchasing decisions.

•

Buying Patterns of Major Fleets.    Major fleets regularly compete against one another for existing accounts. Fleets are also continuously trying to win the business of school districts that operate their own transportation services. These activities can have either a positive or negative impact on Blue Bird’s sales, depending on the brand preference of the fleet that wins the business. Major fleets also periodically review their fleet sizes and replacement patterns due to funding availability as well as the profitability of existing routes. These actions can impact total purchases by fleets in a given year.

•

Seasonality.    Blue Bird’s sales are subject to seasonal variation based on the school calendar. For Blue Bird, the peak season has historically been during its third and fourth fiscal quarters. Sales during the third and fourth fiscal quarters are typically greater than the first and second fiscal quarters due to the desire of municipalities to have any new buses that they order available to them at the beginning of the new school year. There are, however, variations in the seasonal demands from year to year depending in large part upon municipal budgets distinct replacement cycles and student enrollment. This seasonality and annual variations of this seasonality could impact the ability to compare results between time periods.

Factors Affecting Blue Bird’s Expenses

Blue Bird’s expenses are principally driven by the following factors:

Cost of goods sold.    The components of Blue Bird’s cost of goods sold consist of material costs (principally powertrain components, steel and rubber, as well as aluminum and copper), labor expense and overhead. Blue Bird’s cost of goods sold may vary from period to period in part due to changes in sales volume and in part due to efforts by certain suppliers to pass through the economics associated with key commodities, design changes with respect to specific components, design changes with respect to specific bus models, wage increases for plant labor, the productivity of plant labor, delays in receiving materials and other logistical problems and the impact of overhead items (e.g., utilities).

Selling, general and administrative expenses.    Blue Bird’s selling, general and administrative expenses include costs associated with Blue Bird’s selling and marketing efforts, engineering, centralized finance, human resources, purchasing and information technology services, and other administrative functions (such as insurance, office supplies, utilities, etc.). In most instances, other than direct costs associated with sales and marketing programs, the principal component of these costs is salary expense. Changes from period to period are typically driven by the number of Blue Bird employees, as well as by merit increases provided to experienced personnel.

Following consummation of the Business Combination, Blue Bird effectively will become a public company. Consequently, Blue Bird will need to comply with laws, regulations and requirements that it did not need to comply with as a private company, including certain provisions of the Sarbanes-Oxley Act and related SEC regulations, as well as Nasdaq listing requirements. Compliance with the requirements of being a public company will require Blue Bird to increase operating expenses in order to pay employees, legal counsel and accountants to assist Blue Bird in, among other things, external reporting, instituting and monitoring a more comprehensive compliance and board governance function, establishing and maintaining internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act and preparing and distributing periodic public reports in compliance with its obligations under the federal securities laws. In addition, being a public company will make it more expensive for Blue Bird to obtain director and officer liability insurance. Blue Bird also expects to incur stock based compensation expense in order to incentivize key employees. Blue Bird estimates that incremental annual public company costs (excluding stock based compensation costs) will be between $2 million and $3 million per fiscal year.

Interest expense.    Blue Bird’s interest expense relates to costs associated with its debt instruments and reflects both the amount of its indebtedness and the interest rate that Blue Bird is required to pay on its debt. Blue Bird refinanced its senior debt in June 2014, entering into a $235 million first lien credit agreement and a $60 million revolving credit agreement. Proceeds of the refinancing were used to repay existing indebtedness and to finance a dividend payment to Blue Bird’s shareholders.

Interest income.    Interest income represents interest earned by Blue Bird on past-due receivables from dealers. Amounts are not expected to be material.

Other income (expense).    Blue Bird includes miscellaneous items in other income (expense).

Provision for income taxes.    Blue Bird makes estimates of the amounts to recognize for income taxes in each tax jurisdiction in which it operates. In addition, provisions are established for withholding taxes related to the transfer of cash between jurisdictions and for uncertain tax positions taken.

Equity in net income of non-consolidated affiliate.    Blue Bird includes in this line item distributions that Blue Bird receives through Micro Bird, its unconsolidated 50/50 Canadian joint venture.

Key Measures Blue Bird Uses to Evaluate Its Performance

We use the non-GAAP measures Adjusted EBITDA and Adjusted EBITDA margin throughout this proxy statement. Adjusted EBITDA and Adjusted EBITDA margin are included in this proxy statement because management views these metrics as a useful way to look at the performance of Blue Bird’s operations between periods and to exclude decisions on capital investment and financing that might otherwise impact the review of profitability of the business based on present market conditions.

Blue Bird defines Adjusted EBITDA as net income before interest, taxes, depreciation and amortization, as adjusted to add back restructuring costs, any tax expense allocated to our equity investment in a non-consolidated affiliate, certain management incentive compensation expenses and special expenses incurred outside the ordinary course of business. Blue Bird defines Adjusted EBITDA margin as Adjusted EBITDA as a percentage of net sales. Adjusted EBITDA and Adjusted EBITDA margin are not measures of performance defined in accordance with GAAP. Blue Bird uses Adjusted EBITDA and Adjusted EBITDA margin as a supplement to its GAAP results in evaluating certain aspects of its business, as described below.

Blue Bird believes that Adjusted EBITDA and Adjusted EBITDA margin are useful to investors in evaluating its performance because Adjusted EBITDA and Adjusted EBITDA margin consider the performance of Blue Bird’s operations, excluding decisions made with respect to capital investment and financing. Blue Bird believes that the disclosure of Adjusted EBITDA and Adjusted EBITDA margin offer additional financial metrics that, when coupled with the GAAP results and the reconciliation to GAAP results, provides a more complete understanding of Blue Bird’s results of operations and the factors and trends affecting Blue Bird’s business.

Adjusted EBITDA and Adjusted EBITDA margin should not be considered as alternatives to net income (loss) as an indicator of Blue Bird’s performance or as alternatives to any other measure prescribed by GAAP. There are limitations to using non-GAAP measures such as Adjusted EBITDA and Adjusted EBITDA margin. Although Blue Bird believes that Adjusted EBITDA and Adjusted EBITDA margin may enhance an evaluation of Blue Bird’s operating performance based on recent revenue generation and product/overhead cost control because they exclude the impact of prior decisions made about investment and financing, (i) other companies in Blue Bird’s industry may define Adjusted EBITDA and Adjusted EBITDA margin differently than Blue Bird does and, as a result, they may not be comparable to similarly titled measures used by other companies in Blue Bird’s industry and (ii) Adjusted EBITDA and Adjusted EBITDA margin exclude certain financial information that some may consider important in evaluating Blue Bird’s performance.

We compensate for these limitations by providing disclosure of the differences between Adjusted EBITDA and Adjusted EBITDA margin and GAAP results, including providing a reconciliation to GAAP results, to enable investors to perform their own analysis of Blue Bird’s operating results. Because of these limitations, Adjusted EBITDA and Adjusted EBITDA margin should not be considered as alternatives to net income (loss) as an indicator of Blue Bird’s performance, as an alternative to net cash provided by operating activities as a measure of liquidity, or as an alternative to any other measure prescribed by GAAP. Blue Bird’s management compensates for these limitations by analyzing both Blue Bird’s GAAP results and non-GAAP measures and using Adjusted EBITDA and Adjusted EBITDA margin as supplemental financial metrics for evaluation of Blue Bird’s operating performance. See Blue Bird’s consolidated statements of operations and consolidated statements of cash flows in Blue Bird’s consolidated financial statements included elsewhere in this proxy statement.

Our Segments

We manage our business in two operating segments, which are also our reportable segments: (1) the Bus segment, which involves the design, engineering, manufacture and sales of school buses and extended warranties; and (2) the Parts segment, which includes the sales of replacement bus parts. Financial information is reported on the basis that it is used internally by the chief operating decision maker (“CODM”) in evaluating segment performance and deciding how to allocate resources to segments. The Chief Executive Officer of the Company has been identified as the CODM. Management evaluates the segments based primarily upon revenues and gross profit. See Note 14 to Blue Bird’s audited consolidated financial statements.

Consolidated Results of Operations for the Nine Months Ended June 28, 2014 and June 29, 2013

	Nine Months Ended
	June 28, 2014	Increase/(Decrease)		June 29, 2013
(in thousands, except percentages)		$	%
Net sales	$578,094	50,327	9.5	$527,767
Cost of goods sold	498,394	30,672	6.6	467,722

Gross profit	79,700	19,655	32.7	60,045
Selling, general and administrative expenses	67,800	21,410	46.3	46,390

Operating profit	11,900	(1,755)	(12.9)	13,665
Interest expense	(1,235)	691	(35.9)	(1,926)
Interest income	68	(110)	(61.8)	178
Other income (expense), net	787	2,079	*	(1,292)

Income before income taxes	11,520	905	8.5	10,615
Income tax benefit (expense)	(3,667)	(3,407)	*	(260)

Equity in net income of non-consolidated affiliate, net	164	(639)	(80.0)	803

Net income	$8,017	(3,141)	(28.1)	$11,158

Other financial data:(1)
Adjusted EBITDA	$46,908	20,248	75.9	$26,660
Adjusted EBITDA margin	8.1%	—	3.0	5.1%
The following provides an analysis of the results of operations of Blue Bird’s two reportable segments, bus and parts, for the periods presented:

Net Sales by Segment:
Bus	$540,226	45,962	9.3	$494,264
Parts	37,868	4,365	13.0	33,503
Gross Profit by Segment:
Bus	$64,981	16,809	34.9%	$48,172
Parts	14,719	2,846	24.0%	11,873

*	Not Meaningful
(1)	Adjusted EBITDA and Adjusted EBITDA margin are financial measures that are not presented in accordance with GAAP. A reconciliation of Adjusted EBITDA to net income is presented below.

Nine Months Ended June 28, 2014 Compared to Nine Months Ended June 29, 2013

Net sales.    Total net sales were $578.1 million for the nine months ended June 28, 2014, an increase of $50.3 million, or 9.5%, compared to $527.8 million for the nine months ended June 29, 2013, reflecting increased bus sales of $46.0 million or 9.3% and increased parts sales of $4.4 million or 13.0%.

The primary reason for the bus sales increase for the nine months ended June 28, 2014 was higher unit volume due to increased demand. Blue Bird sold 6,538 buses in the nine months ended June 28, 2014, compared with 5,911 buses in the nine months ended June 29, 2013, an increase of 627 units or 10.6%.

Parts sales for the nine months ended June 28, 2014 were $37.9 million, an increase of $4.4 million or 13.0% compared with sales of $33.5 million for the nine months ended June 29, 2013. The increase in parts sales is due primarily to a series of merchandising efforts to improve sales of high volume parts.

Gross profit.    Total gross profit was $79.7 million for the nine months ended June 28, 2014, an increase of $19.7 million, or 32.7%, compared to $60.0 million for the nine months ended June 29, 2013. Gross profit for the bus segment increased by $16.8 million or 35% for the nine months ended June 28, 2014 over the nine months ended June 29, 2013. The increase in gross profit in the bus segment was driven primarily by an improvement in cost of goods sold factors, including labor and production efficiencies, reductions in material costs driven by favorable raw material cost indices and design savings, as well as the volume increases in bus and parts sales discussed above. Gross profit as a percentage of net sales increased to 13.8% for the nine months ended June 28, 2014 from 11.4% for the nine months ended June 29, 2013.

Gross profit for the parts segment increased by $2.8 million or 24% for the nine months ended June 28, 2014 over the nine months ended June 29, 2013, primarily due to an increase in sales through Blue Bird’s United States and Canadian dealer network, which accounted for $1.9 million of the $2.8 million improvement.

Operating Profit.    Total operating profit was $11.9 million for the nine months ended June 28, 2014, a decrease of $1.8 million, or 12.9%, compared to $13.7 million for the nine months ended June 29, 2013. The decrease was primarily attributable to the $24.7 million special compensation payment made in connection with Blue Bird’s 2014 dividend recapitalization, offset partially by gross profit improvement of $19.7 million and a reduction in other selling, general and administrative expenses by $3.3 million, primarily driven by lower expenses associated with Blue Bird’s Management Incentive Bonus Plan, which we refer to as the “MIP,” of $2.0 million and lower pension expense.

It is anticipated that upon consummation of the Business Combination, 13.6% of the Cash Component will be paid to Phantom Plan Participants, thereby increasing selling, general and administrative expenses in the fiscal quarter in which the closing occurs.

Interest expense, net.    Interest expense, net was $1.2 million for the nine months ended June 28, 2014, a decrease of $0.6 million, or 33.2%, compared to $1.7 million for the nine months ended June 29, 2013. The decrease was primarily attributable to average borrowing levels in the nine months ended June 28, 2014 of $12.2 million compared with $41.9 million in the nine month period ended June 29, 2013. On June 27, 2014, Blue Bird entered into a new credit agreement. See “Liquidity and Capital Resources—Indebtedness.” The increase in long-term debt is expected to result in substantially increased interest expense in future periods.

Other income (expense), net.    Other income was $0.8 million for the nine months ended June 28, 2014, compared with other expense of $1.3 million for the nine months ended June 29, 2013, an improvement of $2.1 million. Other income in 2014 includes a VAT Tax refund of $1.0 million, favorable legal expenses of $0.5 million, and other miscellaneous improvements of $0.6 million.

Income tax benefit (expense).    Income tax expense was $3.7 million for the nine months ended June 28, 2014, an increase of $3.4 million compared to income tax expense of $0.3 million for the nine months ended June 29, 2013. The increase is primarily due to the reduction of available net operating loss carryforwards.

Net income (loss).    For the reasons described above, principally, the $24.7 million expense for special incentive bonus payments made to the Phantom Plan Participants in connection with Blue Bird’s 2014 dividend recapitalization, offset partially by higher gross profit of $19.7 million, a reduction of $3.3 million in selling, general and administrative expenses other than the special incentive bonus payments (“other SG&A”) and other miscellaneous improvements of $2.0 million, net income was $8.0 million for the nine months ended June 28, 2014, a decrease of $3.1 million, or 28.2%, compared to $11.2 million for the nine months ended June 29, 2013.

Adjusted EBITDA.    Adjusted EBITDA was $46.9 million or 8.1% of net sales for the nine months ended June 28, 2014, an increase of $20.2 million, or 75.9%, compared to $26.7 million, or 5.1% of net sales, for the nine months ended June 29, 2013. The increase was primarily due to the increase in gross profit of $19.7 million and $3.3 million reduction in other SG&A expenses discussed above, partially offset by a reduction in the amount of management incentive compensation that represents an adjustment in calculating Adjusted EBITDA.

The following table sets forth a reconciliation of Adjusted EBITDA to net income for the nine months ended June 28, 2014 and June 29, 2013:

	Nine Months Ended
	June 28, 2014 (unaudited)	June 29, 2013 (unaudited)
	(in thousands of dollars, except percentages)
Net Income	$8,017	$11,158
Interest expense	1,235	1,926
Interest income	(68)	(178)
Income tax (expense) benefit	3,667	260
Depreciation and amortization	7,397	9,001
Restructuring costs (a)	—	264
Special compensation payment (b)	24,679	—
Management incentive compensation (c)	1,887	4,229

Tax expense, non-consolidated affiliate (d)	94	—
Adjusted EBITDA	$46,908	$26,660

Adjusted EBITDA margin	8.1%	5.1%

(a)	Restructuring costs include expenses related to discontinued operations from the sale of a business, and a write-down on a note outstanding to a former related party for furniture and fixtures in the Ohio facility.
(b)	Represents a payment made under Blue Bird’s Phantom Award Plan to Phantom Plan Participants in connection with Blue Bird’s 2014 dividend recapitalization.
(c)	Represents incentive compensation paid to officers in excess of the related accrual (typically recorded at a 100% target level) due to over-performance relative to budget. This adjustment excludes the amount of the accrual above 200% of the target level.
(d)	Represents the allocated tax expense related to Blue Bird’s non-consolidated affiliate.

Consolidated Results of Operations for the Years Ended September 28, 2013, September 29, 2012 and October 1, 2011

	Fiscal Year Ended
(in thousands, except percentages)	September 28, 2013	Increase/ (Decrease)		September 29, 2012	Increase/ (Decrease)		October 1, 2011
		$	%		$	%
Net sales	$772,417	177,959	29.9	$594,458	32,303	5.7	$562,155
Cost of goods sold	680,041	141,495	26.3	538,546	29,178	5.7	509,368

Gross profit	92,376	36,464	65.2	55,912	3,125	5.9	52,787
Selling, general and administrative expenses	63,411	9,706	18.1	53,705	2,185	4.2	51,520

Operating profit	28,965	26,758	*	2,207	940	74.2	1,267
Interest expense	(2,371)	109	(4.4)	(2,480)	(9)	0.4	(2,471)
Interest income	214	54	33.8	160	(122)	(43.3)	282
Other income (expense), net	(2,143)	1,645	(43.4)	(3,788)	2,393	(38.7)	(6,181)

Income (loss) before income taxes	24,665	28,566	*	(3,901)	3,202	(45.1)	(7,103)
Income tax benefit (expense)	30, 938	31,367	*	(429)	(1,555)	(138.1)	1,126

Equity in net income of non-consolidated affiliate, net	(1,069)	(2,313)	*	1,244	134	12.1	1,110

Net income (loss)	$54,534	57,620	*	$(3,086)	1,781	(36.6)	$(4,867)

Other financial data:(1)
Adjusted EBITDA	$50,033	$33,044	194.5	$16,989	$2,210	15.0	$14,779
Adjusted EBITDA margin	6.5%	—	3.6	2.9%	—	0.3	2.6%
The following provides an analysis of the results of operations of Blue Bird’s two reportable segments:

Net Sales by Segment
Bus	$726,067	175,313	31.8	$550,754	32,330	6.2	$518,424
Parts	46,350	2,646	6.1	43,704	(27)	(0.1)	$43,731

Gross Profit by Segment:
Bus	$75,649	35,232	87.2	$40,417	4,552	12.7	$35,865
Parts	16,727	1,232	8.0	15,495	(1,427)	(8.4)	16,922

*	Not Meaningful
(1)	Adjusted EBITDA and Adjusted EBITDA margin are financial measures that are not presented in accordance with GAAP. A reconciliation of Adjusted EBITDA to net income (loss) is presented below.

Fiscal Year Ended September 28, 2013 Compared to Fiscal Year Ended September 29, 2012

Net sales.    Total net sales were $772.4 million for fiscal 2013, an increase of $178.0 million, or 29.9%, compared to $594.5 million for fiscal 2012, reflecting increased bus volume from 6,882 units in fiscal 2012 to 8,654 units in fiscal 2013. The higher school bus volume was driven by increased market demand (reflecting a 3% increase in market share from 27% in fiscal 2012 to 30% in fiscal 2013). The school bus market also grew 7.7% year over year from 24,810 units in fiscal 2012 to 26,722 units in fiscal 2013.

The primary reason for the increase in sales in the bus segment for fiscal 2013 was the strong performance of alternative fuel bus sales led by Blue Bird’s propane-powered offering. Blue Bird sold 2,033 propane-powered units in fiscal 2013, an increase of 1,509 units over fiscal 2012.

Parts sales increased by $2.6 million or 6.1% for fiscal 2013 over fiscal 2012, primarily due to an increase in sales through Blue Bird’s United States and Canadian dealer network.

Gross profit.    Total gross profit was $92.4 million for fiscal 2013, an increase of $36.5 million, or 65.2%, compared to $55.9 million for fiscal 2012. Gross profit for the bus segment increased by $35.2 million or 87.2% for fiscal 2013 over fiscal 2012. The increase in gross profit in the bus segment was driven primarily by the increase in volume described above. Gross profit as a percent of net sales increased to 12.0% in fiscal 2013 from 9.4% in fiscal 2012, an increase of 2.6 points, due primarily to improved revenue mix, labor and production efficiencies and lower cost of commodities as well as the volume increase in bus sales.

Gross profit for the parts segment increased by $1.2 million or 8.0% for fiscal 2013 over fiscal 2012, primarily due to an increase in sales through Blue Bird’s United States and Canadian dealer network, which accounted for $1.2 million of the $1.3 million in improvement. The mix of parts sold accounted for the remaining $0.1 million of variance.

Operating Profit.    Total operating profit was $29.0 million for fiscal 2013, an increase of $26.8 million compared to $2.2 million for fiscal 2012, primarily attributable to a $36.5 million gross profit improvement, offset in part by a MIP bonus payment reflective of improved Blue Bird financial performance and over-performance relative to the budget.

Interest expense, net.    Interest expense, net was $2.2 million for fiscal 2013, a decrease of $0.2 million primarily attributable to payment in full of $42.7 million of affiliate debt on September 12, 2013.

Other income (expense), net.    Other expense, net was $2.1 million for fiscal 2013, a decrease of $1.6 million, compared to other expense, net of $3.8 million for fiscal 2012. The reduction was primarily due to a $1.0 million reduction in management severance and a $0.8 million reduction related to plant closure.

Income tax benefit (expense).    Income tax benefit was $30.9 million for fiscal 2013, an increase of $31.4 million, compared to an income tax expense of $0.4 million for fiscal 2012. The increase was primarily due to the reduction of valuation reserves. Valuation reserves were established in prior periods in order to reduce deferred tax assets when it was more likely than not that some portion or all of a deferred tax asset would not be realized.

Net income (loss).    Net income was $54.5 million for fiscal 2013, an increase of $57.6 million, compared to a net loss of $3.1 million for fiscal 2012. This increase was primarily attributable to the increase in bus sales driven by improved sales volume and the release of the tax valuation allowance as discussed above.

Adjusted EBITDA.    Adjusted EBITDA was $50.0 million or 6.5% of net sales for fiscal 2013, an increase of $33.0 million, or 194.5%, compared to $17.0 million or 2.9% of net sales for fiscal 2012. The increase was primarily due to the increase in gross profit of $36.5 million, offset in part by the $9.7 million increase in selling, general and administrative expense, which was primarily related to the previously disclosed MIP bonus payment.

The following table sets forth a reconciliation of Adjusted EBITDA to net income (loss) for fiscal 2013 and fiscal 2012:

	Fiscal Years Ended
	September 28, 2013	September 29, 2012
	(in thousands of dollars, except percentages)
Net Income (loss)	$54,534	$(3,086)
Interest expense	2,371	2,480
Interest income	(214)	(160)
Income tax (expense) benefit	(30,938)	429
Depreciation and amortization	11,808	13,194
Restructuring costs (a)	506	2,274
Export inventory write-off (b)	—	(234)
Vacation pay adjustment (c)	2,296	—
Management incentive compensation (d)	5,638	—
Chassis write-off (e)	1,196	—
Type D redesign (f)	—	1,207
Asia market test (g)	—	885
Any tax expense allocated to our equity investment in non-consolidated affiliate (h)	2,836

Adjusted EBITDA	$50,033	$16,989

Adjusted EBITDA margin	6.5%	2.9%

(a)	Restructuring costs include expenses related to discontinued operations from the sale of a business, management severance costs, a fiscal 2010 plant closure, certain plant assets and a write-down on a note outstanding to a former related party for furniture and fixtures in the Ohio facility.
(b)	In fiscal 2012, Blue Bird recorded a partial recovery of the write-down of inventory purchased in fiscal 2011 in anticipation of orders from a foreign government that were never placed. In fiscal 2012, proceeds were received from sales of the inventory as scrap.
(c)	Represents the add-back of an out-of-period vacation pay and holiday bonus expense resulting from a change in policy to accrue throughout the year instead of expensing annually.
(d)	Represents incentive compensation paid to officers in excess of related accrual (typically recorded at a 100% target level) due to over-performance relative to budget. This adjustment excludes the amount of the accrual above 200% of the target level.
(e)	Represents a write-off due to an order for chassis with respect to which the customer never took delivery of the chassis. The units that were not used or sold to other customers were written off.
(f)	Represents costs incurred in redesigning Blue Bird’s type D bus in fiscal 2012. The costs associated with this redesign related to prototypes, testing and services, engineering personnel, marketing and consulting fees.
(g)	Represents costs incurred in exploring the market potential for sales of school buses in Asia. The costs related to this market test included sales and marketing expenses, travel, demonstration units and professional services fees.
(h)	Represents the allocated tax expense related to our non-consolidated affiliate.

Fiscal Year Ended September 29, 2012 Compared to Fiscal Year Ended October 1, 2011

Net sales.    Total net sales were $594.5 million for fiscal 2012, an increase of $32.3 million, or 5.7%, compared to $562.2 million for fiscal 2011, reflecting increased bus volume of 357 units. Blue Bird sold 6,882 units in fiscal 2012 as compared to 6,525 units in fiscal 2011. Changes in sales levels were principally the result of changes in market share, which increased one point to 27% in fiscal 2012 from 26% in fiscal 2011. The primary reason for the sales increase for fiscal 2012 was the strong performance of school bus sales as a result of enhanced product quality and promotional activity.

Parts sales were essentially unchanged year over year.

Gross profit.    Total gross profit was $55.9 million for fiscal 2012, an increase of $3.1 million, or 5.9%, compared to $52.8 million for fiscal 2011. Gross profit for the bus segment increased by $4.6 million, or 12.7% for fiscal 2012 compared to fiscal 2011, primarily attributable to the increase in volume as described above. Gross profit as a percentage of net sales was 9.4% for fiscal 2012, the same level as achieved in fiscal 2011. The increases in net sales and cost of goods sold were substantially the same in fiscal 2012.

Gross profit for the parts segment decreased by $1.4 million or 8.4% for fiscal 2012 compared to fiscal 2011, primarily due to a change in the mix of sales through Blue Bird’s United States and Canadian dealer network attributable mainly to a decrease in direct ship parts.

Operating profit.    Total operating profit was $2.2 million for fiscal 2012, an increase of $0.9 million, or 74.2%, compared to $1.3 million for fiscal 2011. The increase was primarily attributable to the increase in gross profit of $3.1 million described above, offset by a $2.2 million increase in selling, general and administrative expenses, primarily related to $1.2 million for the re-design of the Type D bus and $0.9 million associated with a market test in Asia.

Interest expense, net.    Interest expense, net was $2.3 million for fiscal 2012, an increase of $0.1 million or 6.0% compared to $2.2 million for fiscal 2011.

Other income (expense), net.    Other expense was $3.8 million for fiscal 2012, a decrease of $2.4 million, or 38.7%, compared to an expense of $6.2 million for fiscal 2011. This decrease was primarily because Blue Bird recognized expenses of $2.7 million related to a non-recurring write-off of inventories purchased in fiscal 2011, offset by other miscellaneous adjustments of $0.3 million.

Income tax benefit (expense).    Income tax expense was $0.4 million for fiscal 2012, an increase of $1.6 million, compared to an income tax benefit of $1.1 million for fiscal 2011. The decrease was primarily due to the non-recurrence of an interest and penalties reversal in fiscal 2011.

Net income (loss).    For the reasons described above, Blue Bird reported a net loss of $3.1 million for fiscal 2012, a decrease of $1.8 million, or 36.6%, compared to a net loss of $4.9 million for fiscal 2011. The reduction in the net loss was primarily attributable to an increase in gross profit of $3.1 million and a decrease of $2.4 million in other expenses, offset in part by an increase of $2.2 million in selling, general and administrative expenses and an increase of $1.6 million in taxes.

Adjusted EBITDA.    Adjusted EBITDA was $17.0 million, or 2.9% of net sales, for fiscal 2012, an increase of $2.2 million, or 15.0%, compared to $14.8 million or 2.6% of net sales for fiscal 2011. The increase was primarily due to the increase in total gross profit of $3.1 million described above.

The following table reconciles Blue Bird’s Adjusted EBITDA to net income (loss) for fiscal 2012 and fiscal 2011:

	Fiscal Years Ended
	September 29, 2012	October 1, 2011
	(in thousands of dollars, except percentages)
Net Income (loss)	$(3,086)	$(4,867)
Interest expense	2,480	2,471
Interest income	(160)	(282)
Income tax (expense) benefit	429	(1,126)
Depreciation and amortization	13,194	12,855
Restructuring costs (a)	2,274	3,007
Export inventory write-off (b)	(234)	2,721
Type D redesign (c)	1,207	—
Asia market test (d)	885	—
Adjusted EBITDA	$16,989	$14,779

Adjusted EBITDA margin	2.9%	2.6%

(a)	Restructuring costs include expenses related to discontinued operations from management severance costs, a fiscal 2010 plant closure, a write-off of leasing software and certain plant assets.
(b)	The write-off of additional inventory purchased in fiscal 2011 in anticipation of orders from a foreign government that were never placed. In fiscal 2012, Blue Bird recorded a partial recovery of the write-down as proceeds were received from sales of the inventory as scrap.
(c)	Represents costs incurred in redesigning Blue Bird’s type D bus in fiscal 2012. The costs associated with this redesign related to prototypes, testing and services, engineering personnel, marketing and consulting fees.
(d)	Represents costs incurred in exploring the market potential for sales of school buses in Asia. The costs related to this market test included sales and marketing expenses, travel, demonstration units and professional services fees.

Liquidity and Capital Resources

Background

Blue Bird’s primary sources of liquidity are cash generated from its operations, available cash and borrowings under its credit facility. As of June 28, 2014, Blue Bird had $35.7 million of available cash (net of outstanding checks) and $54.7 million of additional borrowings available under the revolving line of credit portion of its senior secured credit facilities. Blue Bird’s revolving line of credit is available for working capital requirements, capital expenditures and other general corporate purposes.

Indebtedness

On June 27, 2014, Blue Bird entered into a Credit Agreement (the “Credit Agreement”), by and among (i) Blue Bird, as the borrower, (ii) School Bus Holdings Inc. (“SBH”), Peach County Holdings, Inc. (“Peach”) and Blue Bird Body Company (collectively with SBH and Peach, the “Parents”), as guarantors, (iii) SG Americas Securities, LLC, Macquarie Capital (USA) Inc. and Fifth Third Bank, as joint bookrunners and joint lead arrangers, (iv) Macquarie Capital (USA) Inc. and Fifth Third Bank, as co-syndication agents, and (v) Société Générale, as Administrative Agent. The credit facility provided for under the Credit Agreement consists of a term loan facility with an aggregate initial principal amount of $235.0 million (the “Term Loan Facility”) and a revolving credit facility with aggregate commitments of $60.0 million which revolving credit facility includes a $15.0 million letter of credit sub-facility and $5.0 million swingline sub-facility (the “Revolving Credit Facility”, and together with the Term Loan Facility, each a “Credit

Facility” and collectively, the “Credit Facilities”). The borrowings, which were made at the initial closing, under the Term Loan Facility may not be re-borrowed once they are repaid. The borrowings under the Revolving Credit Facility may be repaid and reborrowed from time to time at the election of the borrower. The proceeds of the Term Loan Facility were used by Blue Bird to finance in part, together with available cash on hand, (i) the June 2014 payment of a one-time special cash dividend payment to the stockholders of Blue Bird, (ii) the repayment of certain existing indebtedness of Blue Bird and its subsidiaries and (iii) to pay transaction costs associated with the consummation of the Credit Facilities. The proceeds of the Revolving Credit Facility shall be used for working capital and general corporate purposes.

The Term Loan Facility matures on June 27, 2020, which is the sixth anniversary of the effective date of the Credit Agreement and the Revolving Credit Facility matures (and the commitments thereunder will terminate) on June 27, 2019, which is the fifth anniversary of the effective date of the Credit Agreement. The borrowings under both the Term Loan Facility and the Revolving Credit Facility accrue interest either at a certain base rate (which is the greatest of (a) a prime rate, (b) a federal funds rate plus 0.50% and (c) the one-month Eurodollar rate plus 1.00%, each as in effect from time to time) or Eurodollar rate as follows: if such loans are base rate loans, the base rate plus 4.50% per annum and if such loans are Eurodollar rate loans, the Eurodollar rate plus 5.50% per annum. For the purpose of calculating the Eurodollar rate and the base rate with respect to borrowings under the Term Loan Facility, there is a 1.00% floor applicable to each of the Eurodollar rate and the base rate. Under the Credit Agreement, Blue Bird is required to repay the principal of the initial Term Loan Facility in quarterly installments equal to $2,937,500 beginning on January 3, 2015, with the remaining principal amount due at maturity. Blue Bird may voluntarily prepay the loans under the Credit Facility. Blue Bird must also make certain mandatory prepayments in respect of the Term Loan Facility, including prepayments from the proceeds of certain dispositions and the incurrence of certain debt obligations, as well as prepayments based on the annual excess cash flow of SBH and its subsidiaries. If, before June 27, 2015, Blue Bird repays all or a portion of the Term Loan Facility from the proceeds of certain debt with a lower all-in yield (as described in the Credit Agreement in further detail) or there is an amendment to the Credit Agreement which results in a reduction of the all-in yield for the Term Loan Facility, then, in each case, Blue Bird will be required to pay a 1.00% prepayment premium on the aggregate principal amount of such prepaid or amended term loans.

The obligations under the Credit Agreement and the related loan documents (including without limitation, the borrowings under the Credit Facilities and obligations in respect of certain cash management and hedging obligations owing to the agents, the lenders or their affiliates), are, in each case, secured by a lien on and security interest in substantially all of the assets of Blue Bird and each of the guarantors, with certain exclusions as set forth in a Collateral Agreement entered into by Blue Bird and each guarantor.

Blue Bird may also incur up to $60.0 million of additional term loans and/or revolving credit commitments under the Credit Agreement (the “Incremental Facility”), subject to certain limitations and reductions in the size of the available Incremental Facility as set forth in the Credit Agreement. The Incremental Facility is not a committed facility, and would require Blue Bird to solicit further commitment from lenders.

There are customary events of default under the Credit Agreement, including, among other things, events of default resulting from (i) failure to pay obligations when due under the Credit Agreement and in respect of other material debt, (ii) insolvency of SBH or any of its material subsidiaries, (iii) defaults under other material debt, (iv) judgments against SBH or its subsidiaries, (v) failure to comply with certain financial maintenance covenants (as set forth in the Credit Agreement) or (vi) a change of control of SBH with different minimum levels of ownership required after the consummation of an initial public offering, in each case subject to limitations and exceptions as set forth in the Credit Agreement.

The Credit Agreement contains negative and affirmative covenants affecting the Parents, Blue Bird and their existing and future restricted subsidiaries, with certain exceptions set forth in the Credit Agreement. The negative covenants and restrictions include, among others: limitations on liens, dispositions of assets, consolidations and mergers, loans and investments, indebtedness, transactions with affiliates (including management fees and compensation), dividends, distributions and other restricted payments, change in fiscal year, fundamental changes, amendments to and subordinated indebtedness, restrictive agreements, and certain permitted acquisitions.

The affirmative covenants include, among others: preservation of corporate existence, changes in business, changes in accounting name and jurisdiction of organization, maintenance of licenses and intellectual property, payment of taxes, compliance with laws, compliance with ERISA regulations, inspection of property and books and records, use of proceeds, and maintenance of Moody’s and S&P credit ratings without regard to the level of such ratings.

SBH must also maintain a Total Net Leverage Ratio, defined as the ratio of (a) consolidated net debt to (b) consolidated EBITDA (which includes certain add-backs that are not reflected in the definition of Adjusted EBITDA appearing elsewhere in this proxy statement consisting of losses or gains on asset dispositions, non-cash losses or gains on swap agreements and management fees payable to COAC) at the end of each fiscal quarter for the consecutive four fiscal quarter period most recently then ended. The Total Net Leverage Ratio requirements are as follows:

Test Period	Maximum Total Net Leverage Ratio
September 27, 2014 through July 4, 2015	4.75:1.00
October 3, 2015 through July 2, 2016	4.50:1.00
October 1, 2016	4.00:1.00
December 31, 2016 through June 30, 2018	3.50:1.00
September 29, 2018 through June 29, 2019	3.00:1.00
September 28, 2019 and thereafter	2.75:1.00

As of June 28, 2014, Blue Bird was in compliance with all covenants in the Credit Agreement.

Seasonality and Working Capital

Blue Bird uses net operating working capital (“NOWC”) as a key indicator of working capital management. Blue Bird defines this metric as the sum of trade accounts receivable and inventories less trade accounts payable. NOWC for the past three fiscal years was as follows:

(in thousands of dollars)	September 28, 2013	September 29, 2012	October 1, 2011
Accounts Receivable	$13,493	$9,336	$9,612
Inventories	60,979	53,969	49,830
Accounts Payable	72,960	65,290	55,140

NOWC	$1,512	$(1,985)	$4,302

In overall dollar terms, Blue Bird’s NOWC is generally lower at the end of the fiscal year due to reduced production activity reflecting the start of the new school year. NOWC typically peaks at the end of the second fiscal quarter as Blue Bird ramps up for high seasonal demand from its dealers. There are, however, variations in the seasonal demands from year to year depending in part on large direct sales to major fleet customers.

Blue Bird pays its main suppliers based on credit terms that generally range from 30 to 90 days. Blue Bird has not experienced any significant bad debts for the three fiscal years ended September 28, 2013 or during the first three quarters of fiscal 2014, which Blue Bird believes is the result of disciplined credit and collection policies and its strong customer base. With the exception of direct major fleet sales, sales to GSA and parts sales, buses are held in inventory until payment is received from the customer. While inventory levels vary, average inventory turns for the three fiscal years ended September 28, 2013 were 8.3 turns per annum.

Short-Term and Long-Term Liquidity Requirements

Blue Bird’s ability to make principal and interest payments on borrowings under its Credit Facilities and its ability to fund planned capital expenditures will depend on its ability to generate cash in the future, which, to a certain extent, is subject to general economic, financial, competitive, regulatory and other conditions. Based on current level of operations, Blue Bird believes that its existing cash balances and expected cash flows from operations will be sufficient to meet its operating requirements for at least the next 12 months.

For the three fiscal years ended September 28, 2013, Blue Bird’s capital expenditures have averaged less than 1% of annual sales. Capital expenditures in fiscal 2013, 2012, and 2011 were $5.5 million, $4.0 million and $4.5 million, respectively. For the first three quarters of fiscal 2014, Blue Bird’s capital expenditures totaled $3.5 million.

Cash Flows

The following table sets forth general information derived from Blue Bird’s statement of cash flows:

Consolidated Condensed Statements of Cash Flows for the Nine Months Ended June 28, 2014 and June 29, 2013

	Nine Months Ended
(dollars in thousands)	June 28, 2014	Increase/(Decrease)	June 29, 2013
Total cash provided by (used in) operating activities	$8,311	$20,910	$(12,599)
Total cash used in investing activities	(2,058)	(62)	(1,996)
Total cash used in financing activities	(17,131)	(16,074)	(1,057)

Change in cash and cash equivalents	(10,878)	4,774	(15,652)
Cash and cash equivalents at beginning of period	46,594	7,416	39,178

Cash and cash equivalents at end of period	35,716	12,190	23,526

Depreciation and amortization	$7,397	$(1,604)	$9,001
Capital expenditures	$3,516	$1,139	$2,377

Nine Months Ended June 28, 2014 Compared to Nine Months Ended June 29, 2013

Total Cash Provided by Operating Activities

Cash flows provided by operating activities totaled $8.3 million for the nine months ended June 28, 2014, as compared with a use of $12.6 million during the nine months ended June 20, 2013. The $20.9 million increase was primarily attributable to improvements in net operating working capital, including a $26.6 million improvement in accounts receivable, offset by accounts payable of $4.7 million and other miscellaneous adjustments of $1.0 million.

Total Cash Used in Investing Activities

Cash flows used in investing activities totaled approximately $2.0 million for each of the nine months ended June 29, 2013 and June 28, 2014.

Total Cash Used in Financing Activities

Cash flows used in financing activities totaled $1.1 million for the nine months ended June 29, 2013, while cash flows used in financing activities totaled $17.1 million for the nine months ended June 28, 2014. During fiscal 2014, Blue Bird entered into a $295.0 million credit agreement with a syndicate of lenders as described more fully under “—Indebtedness.” The new agreement includes a six-year, $235.0 million senior secured term loan and a five-year, $60.0 million revolving loan facility. The proceeds from these borrowings, totaling $235.0 million, plus cash on hand, were used to pay dividends to Seller ($225.7 million), retire borrowings outstanding under Blue Bird’s previous credit agreement in the amount of $10.8 million and pay related fees and expenses of $12.6 million.

Depreciation and Amortization

Depreciation and amortization totaled $9.0 million and $7.4 million for the nine months ended June 29, 2013 and June 28, 2014, respectively. The $1.6 million decrease in 2014 was primarily caused by full amortization of engineering designs in fiscal 2013.

Capital Expenditures

Capital expenditures totaled $2.4 million and $3.5 million for the nine months ended June 29, 2013 and June 28, 2014, respectively. The increase in 2014 of $1.1 million primarily reflects expenditures related to manufacturing assets.

Consolidated Condensed Statements of Cash Flows for the Fiscal Years Ended September 28, 2013, September 29, 2012 and October 1, 2011

The following table sets forth general information derived from Blue Bird’s statement of cash flows:

	Year Ended
(dollars in thousands)	September 28, 2013	Increase/ (Decrease)	September 29, 2012	Increase/ (Decrease)	October 1, 2011
Total cash provided by operating activities	$35,806	20,667	$15,139	(1,661)	$16,800
Total cash used in investing activities	(4,937)	(3,901)	(1,036)	2,348	(3,384)
Total cash used in financing activities	(23,453)	(16,565)	(6,888)	(4,349)	(2,539)

Change in cash and cash equivalents	7,416	201	7,215	(3,662)	10,877
Cash and cash equivalents at beginning of period	39,178	7,215	31,963	10,877	21,086

Cash and cash equivalents at end of period	$46,594	7,416	$39,178	7,215	$31,963

Depreciation and amortization	$11,808	$(1,386)	$13,194	$339	$12,855
Capital expenditures	$5,500	$1,524	$3,976	$(550)	$4,526

Fiscal Year Ended September 28, 2013 Compared to Year Ended September 29, 2012

Total Cash Provided by Operating Activities

Cash flows provided by operating activities totaled $35.8 million and $15.1 million for fiscal 2013 and fiscal 2012, respectively. Operating cash flow increased $20.7 million in fiscal 2013 compared with fiscal 2012 due primarily to an increase in income before income taxes of $28.6 million year over year.

Total Cash Used in Investing Activities

Cash flows used in investing activities totaled $4.9 million and $1.0 million for fiscal 2013 and fiscal 2012, respectively, an increase of $3.9 million, including an increase of $1.5 million in capital expenditures.

Total Cash Used in Financing Activities

Cash flows used in financing activities totaled $23.5 million for fiscal 2013 and $6.9 million for fiscal 2012. The $16.6 million increase in cash used in fiscal 2013 was primarily caused by Blue Bird’s payoff of two subordinated term loans in full on September 13, 2013. During fiscal 2013, Blue Bird executed an amendment to its senior credit facility with Wells Fargo (the “Amendment”). The Amendment extended a $13.0 million loan to Blue Bird, removed intangible assets from the collateral in the revolving line of credit and amended covenants related to certain subordinated loans to allow Blue Bird to pay off its subordinated loans, among other things. The subordinated term loans had consisted of two notes due to affiliates of Seller—$20 million due to NABI Finance and $15 million due to Traxis Financial Group (“TFG”). See “Certain Relationships and Related Party Transactions—Blue Bird Related Person Transactions.”

During fiscal 2012, Blue Bird reduced the TFG subordinated term loan balance by $5 million.

Depreciation and Amortization

Depreciation and amortization totaled $11.8 million and $13.2 million for fiscal 2013 and fiscal 2012, respectively. The $1.4 million decrease in fiscal 2013 was primarily caused by certain machinery and equipment that were fully depreciated in late 2012 and 2013.

Cash Paid for Income Taxes

Cash paid for income taxes totaled $0.1 million and $0.2 million for fiscal 2013 and fiscal 2012, respectively. As noted above, Blue Bird utilized net operating loss carry forwards in fiscal 2013 to reduce cash payable as a result of profitable operations.

Fiscal Year Ended September 29, 2012 Compared to Year Ended October 1, 2011

Total Cash Provided by Operating Activities

Cash flows provided by operating activities totaled $15.1 million and $16.8 million for fiscal 2012 and fiscal 2011, respectively.

Total Cash Used in Investing Activities

Cash flows used in investing activities was $1.0 million and $3.4 million for fiscal 2012 and fiscal 2011, respectively. This difference was primarily attributable to the sale for cash of our North Georgia facility in 2012, which provided cash of $2.1 million. Capital spending for fiscal 2012 and fiscal 2011 were $4.0 million and $4.5 million, respectively.

Total Cash Used in Financing Activities

Cash flows used in financing activities totaled $6.9 million and $2.5 million for fiscal 2012 and fiscal 2011, respectively, an increase of $4.4 million, due principally to an increase in repayments under the subordinated term loan. During fiscal 2012, Blue Bird made $5 million in principal and interest payments on the TFG subordinated term loan. Other material activities included $0.9 million for cash paid for capital leases and recognition of $0.9 million of changes in advances collateralized by discount leases. During fiscal 2011, Blue Bird made voluntary $0.2 million and $0.3 million cash payments in January 2011 and July 2011, respectively, to the TFG subordinated term loan. Other material activities include $1.0 million of cash paid for capital leases and recognition of $1.1 million of changes in advances collateralized by discount leases.

Depreciation and Amortization

Depreciation and amortization totaled $13.2 million and $12.9 million for fiscal 2012 and fiscal 2011, respectively. The $0.3 million increase in fiscal 2012 was primarily caused by an increase in tooling amortization and depreciation of miscellaneous assets.

Cash Paid for Income Taxes

Cash paid for income taxes totaled $0.2 million and $0.1 million for fiscal 2012 and fiscal 2011, respectively, reflecting increased profits.

Commitments and Contractual Obligations

The following table presents Blue Bird’s commitments and contractual obligations as of September 28, 2013, as well as its long-term obligations (in thousands):

	Payments Due by Period
	Total	2014	2015-2016	2017-2018	Thereafter
Long-term debt obligations(1)	$13,128	$2,979	$6,500	$3,251	128
Interest expense on long-term debt obligations(2)	1,472	623	462	386	1
Accrued warranty costs(3)	13,431	6,977	4,715	1,739	—
Operating Lease Obligation(4)	1,838	582	659	466	131
Accrued pension liability(5)	29,856	5,643	13,818	8,827	1,567
Capital lease obligations(6)	708	589	119	—	—

Total	$60,433	$17,393	$26,273	$14,669	$1,827

(1)	Reflects principal payments (but not interest expense) under Blue Bird’s prior credit agreement. On June 27, 2014, Blue Bird entered into a $235.0 million senior secured credit facility to refinance amounts outstanding under its prior credit agreement. See note 7 to Blue Bird’s unaudited condensed consolidated financial statements included elsewhere in this proxy statement for information regarding scheduled principal prepayments over the term of Blue Bird’s new senior secured credit facility.
(2)	Reflects estimated interest expense on borrowings under Blue Bird’s prior credit agreement. The rate in effect on July 1, 2014 under Blue Bird’s new senior secured credit facility was 6.5% per annum.
(3)	Blue Bird accrues anticipated warranty costs based on the historical average per unit warranty cost of the relevant bus model type.
(4)	Represents the future minimum lease payments under non-cancelable operating leases with original terms exceeding one year
(5)	Represents expected future contributions required to fund Blue Bird’s pension plan, based on current actuarial assumptions.
(6)	Represents the future minimum lease payments under non-cancelable capital leases, including interest.

Off-Balance Sheet Arrangements

Blue Bird leases fork lifts for use in its operations on an operating lease basis. See Note 2 to Blue Bird’s audited consolidated financial statements and the “Contractual Obligations” table above for further information.

Blue Bird had outstanding letters of credit totaling $10.4 million at June 28, 2014 and $4.2 million and $4.7 million at September 28, 2013 and September 29, 2012, respectively, the majority of which secure Blue Bird’s self-insured workers compensation program, the collateral for which is regulated by the State of Georgia. Additional amounts outstanding on June 28, 2014 represent letters of credits outstanding to the beneficiaries issued by Wells Fargo Bank as well as a back-stop letter of credit from Societe Generale with Wells Fargo Bank as beneficiary. The back-stop letters of credit were released in fiscal 2014 subsequent to the June 28, 2014 balance sheet date.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Blue Bird evaluates its estimates on an ongoing basis, based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Application of these accounting policies involves the exercise of judgment and use of assumptions as to future uncertainties and, as a result, actual results could differ from these estimates.

While our significant accounting policies are more fully described in Note 1, “Nature of Business and Summary of Significant Accounting Policies” to our consolidated financial statements appearing elsewhere in this proxy statement, we believe that the following accounting policies are the most critical for fully understanding and evaluating our financial condition and results of operations.

Allowance for Doubtful Accounts:    Accounts receivable consist of amounts owed to Blue Bird by customers. Blue Bird monitors collections and payments from customers, and generally does not require collateral. Accounts receivable are generally due within thirty to sixty days. Blue Bird provides for the possible inability to collect accounts receivable by recording an allowance for doubtful accounts. Blue Bird reserves for a percentage of outstanding accounts receivable as an estimate for unknown uncollectible accounts. Blue Bird estimates its allowance for doubtful accounts based on historical experience, aging of accounts receivable and information regarding the creditworthiness of its customers. To date, losses have been within the range of management’s expectations. If the estimated allowance for doubtful accounts subsequently proves to be insufficient, additional allowances may be required. SBH writes off accounts receivable once it is determined that the account is uncollectible. The balance of allowance for doubtful accounts was $160 thousand and $81 thousand as of June 28, 2014 and September 28, 2013.

Self-Insurance Activities:    Blue Bird is self-insured for the majority of its workers’ compensation and medical claims. The expected ultimate cost for claims incurred as of the balance sheet date is not discounted and is recognized as a liability. Self-insurance losses for claims filed and claims incurred but not reported are accrued based upon estimates of the aggregate liability for uninsured claims using loss development factors and actuarial assumptions followed in the insurance industry and historical loss development experience. At June 28, 2014 and September 28, 2013, reserves totaled approximately $6.9 million and $5.9 million, respectively.

Inventories:    The Company values inventories at the lower of cost or market value. Standard costing methodology is used, which approximates cost on a first-in, first-out (“FIFO”) basis. Blue Bird reviews the standard costs of raw materials, work-in-process and finished goods inventory on a periodic basis to ensure that its inventories approximate current actual costs.

Impairment of Long-Lived Assets:    Long-lived assets, such as property and equipment and intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset or asset group to estimated undiscounted future cash flows expected to be generated by the asset or asset group. If the carrying amount of an asset or asset group exceeds its estimated undiscounted future cash flows, an impairment charge may be recognized for the amount by which the carrying amount of the asset or asset group exceeds the fair value of the asset or asset group based upon the future highest and best use of the impaired asset or asset group. We do not believe there is a reasonable likelihood that there will be a material change in the estimates or assumptions we use to calculate long-lived asset impairment losses. However, if actual results are not consistent with our estimates and assumptions, our operating results could be adversely affected. The costs associated with asset impairments are recorded as selling, general and administrative expenses. There was no net impairment loss during the fiscal year ended September 28, 2013.

Property and Equipment:    The Company states property and equipment at cost less accumulated depreciation and amortization. Depreciation and amortization expense are calculated using the straight-line method. The useful lives of assets are 15—33 years for buildings, 4—10 years for machinery and equipment, 3—7 years for computer equipment and software and 3—10 years for office furniture and fixtures. Gains or losses are recognized upon the disposal of property and equipment, and the asset and related accumulated depreciation and amortization are removed from the accounts. Maintenance, repairs, and improvements that do not enhance the value of or increase the life of the assets are expensed as incurred.

Goodwill and Intangible Assets:    Goodwill represents the excess of the purchase price of acquired businesses or assets over the fair value of the assets acquired and liabilities assumed resulting from the acquisition. In accordance with the provisions of ASC 350, Intangibles—Goodwill and Other (“ASC350”), goodwill and indefinite lived intangible assets acquired in a purchase business combination are not amortized, but instead tested for impairment at least annually or more frequently should an event occur or circumstances indicate that the carrying amount may be impaired. Such events or circumstances may be a significant change in business climate, economic and industry trends, legal factors, negative operating performance indicators, significant competition, changes in strategy or disposition of a reporting unit or a portion thereof. For purposes of applying ASC 350, Blue Bird has identified two reporting units to which goodwill is attributable. Blue Bird prepared its annual impairment testing of goodwill on September 28, 2013 and determined that the fair value of its reporting unit containing goodwill substantially exceeded its carrying value as of September 28, 2013, the most recent impairment test.

Goodwill impairment testing is a two-step test. The first step identifies potential impairment by comparing the fair value of a reporting unit with its carrying amount, including goodwill. If the fair value exceeds its carrying amount, goodwill is not considered impaired and the second step of the test is unnecessary. If the carrying amount of a reporting unit’s goodwill exceeds its fair value, the second step measures the impairment loss, if any. The second step compares the implied fair value of goodwill with the carrying amount of that goodwill. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. If the carrying amount of goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess.

Blue Bird estimates the fair value of its reporting units using the income approach. The income approach utilizes a discounted cash flow model incorporating management’s expectations for future revenue, operating expenses, earnings before interest, taxes, depreciation and amortization, capital expenditures and an anticipated tax rate. Blue Bird discounts the related cash flow forecasts using its estimated weighted-average cost of capital for each reporting unit at the date of valuation.

Intangible assets with indefinite useful lives are not amortized but are tested annually on the last day of each fiscal year for impairment or more often if events or circumstances arise that would constitute a triggering event. Indefinite useful lives are reassessed annually. Blue Bird’s primary intangible assets with indefinite useful lives are its Blue Bird and Micro Bird trademarks. The valuation of such trademarks was derived from the discounted cash flow method and other valuation methods.

Intangible assets with definite useful lives, such as customer relationships and engineering designs, are amortized using the straight-line method and useful lives are reassessed annually. Estimated useful lives are listed below:

Customer relationships	20 years
Engineering designs	7 years

Product Warranty Costs:    Blue Bird’s products are generally warranted against defects in material and workmanship for a period of one to five years. A provision for estimated warranty costs is recorded in the year the unit is sold. The methodology to determine the warranty reserve calculates average expected warranty claims using warranty claims by body type, by month, over the life of the bus, which is then multiplied by remaining months under warranty, by warranty type. Management believes the methodology provides for accuracy in addressing reserve requirements. Management believes the warranty reserve is appropriate; however, actual claims incurred could differ from the original estimates, requiring future adjustments.

Income Taxes:    Blue Bird accounts for income taxes in accordance with ASC 740, Income Taxes (“ASC 740”), which requires an asset and liability approach to financial accounting and reporting for income taxes. Under this approach, deferred income taxes represent the expected future tax consequences of temporary differences between the financial statement and tax basis of assets and liabilities. Blue Bird evaluates its ability, based on the weight of evidence available, to realize future tax benefits from deferred tax assets and establishes a valuation allowance to reduce the deferred tax asset to a level which, more likely than not, will be realized in future years.

Blue Bird recognizes uncertain tax positions based on a cumulative probability assessment if it is more likely than not, that the tax position will be sustained upon examination by an appropriate tax authority with full knowledge of all information. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Amounts recorded for uncertain tax positions are periodically assessed, including the evaluation of new facts and circumstances, to ensure sustainability of the positions. Blue Bird records interest and penalties related to unrecognized tax benefits in income tax expense.

Pension Obligations:    Blue Bird’s accounting for employee pension benefit costs and obligations is based on management assumptions about the future used by actuaries to estimate net costs and liabilities. These assumptions include discount rates, long-term rates of return on plan assets, inflation rates, retirement rates, mortality rates and other factors. Management bases these assumptions on historical results, the current environment and reasonable estimates of future events.

Changes in the discount rate affect the valuation of the plan benefits obligation and funded status of the plans. The weighted average discount rate assumption used for determining annual pension expense for Blue Bird’s U.S. pension plans in 2013 was 4.05%.

The long-term rate of return on plan assets is based on projected returns for each asset class and relative weighting of those asset classes in the plans. The expected long-term rate of return on plan assets assumption is based on historical and projected rates of return for current and planned asset classes in the plan’s investment portfolio. Blue Bird’s weighted average asset allocation as of December 31, 2013, was 55% equity securities and 45 percent debt securities. Assumed projected rates of return for each of the plan’s projected asset classes were selected by Blue Bird after analyzing historical experience and future expectations of the returns and volatility of the various asset classes. The weighted average expected long-term rate of return assumption used for determining annual pension expense for 2013 was 7.0%.

Because differences between actual results and the assumptions for returns on plan assets, retirement rates and mortality rates are accumulated and amortized into expense over future periods, management does not believe these differences or a typical percentage change in these assumptions worldwide would have a material effect on Blue Bird’s financial results in the next year.

Environmental Expenditures:    Blue Bird capitalizes environmental expenditures that increase the life or efficiency of property or that reduce or prevent environmental contamination. Blue Bird accrues environmental expenses resulting from existing conditions that relate to past operations when the costs are probable and reasonably estimable. At June 28, 2014, September 28, 2013 and September 29, 2012, reserves on a discounted basis totaled approximately $0.7 million, $0.7 million and $0.8 million, respectively.

Litigation:    Blue Bird is a party to various claims and lawsuits arising in the normal course of business. Blue Bird closely monitors these claims and lawsuits and frequently consults with our legal counsel to determine whether they may, when resolved, have a material adverse effect on our financial position or results of operations and accrue and/or disclose loss contingencies as appropriate.

Recently Issued Accounting Pronouncements

Revenue from Contracts with Customers

In May 2014, the Financial Accounting Standards Board (“FASB”) published Accounting Standards Update (“ASU”) 2014-09 Revenue from Contracts with Customers (Topic 606) which replaces detailed guidance on revenue recognition that currently exists under U.S. GAAP and introduces a five-step model for revenue recognition. The standard outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. The core principle of the revenue model is that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The standard is effective for fiscal years, and interim periods within those years, beginning after December 15, 2016. Blue Bird plans to adopt this guidance in fiscal year 2017 and is currently evaluating the impact that this standard will have on its consolidated financial statements.

Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carry-forward, a Similar Tax Loss, or a Tax Credit Carry-forward Exists

In July 2013, the FASB issued ASU 2013-11, Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists. ASU 2013-11 requires an unrecognized tax benefit, or a portion of an unrecognized tax benefit, to be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward. To the extent a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date under the tax law of the applicable jurisdiction to settle any additional income taxes that would result from the disallowance of a tax position, or the tax law of the applicable jurisdiction does not require the entity to use, and the entity does not intend to use, the deferred tax asset for such purpose, the unrecognized tax benefit is presented in the financial statements as a liability and is not combined with deferred tax assets. The standard is effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. Early adoption is permitted. Blue Bird plans to adopt this standard in fiscal 2015. Blue Bird does not expect the adoption of ASU 2013-11 to have a material impact on the Blue Bird’s results of operations or financial condition.

Reporting Discontinued Operations

In April 2014, the FASB issued ASU 2014-08 Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity. ASU 2014-08 improves the definition of discontinued operations by limiting discontinued operations reporting to disposals of components of an entity that represent strategic shifts that have (or will have) a major effect on an entity’s operations and financial results. Under current GAAP, many disposals, some of which may be routine in nature and not a change in an entity’s strategy, are reported in discontinued operations. Additionally, the amendments in this ASU require expanded disclosures for discontinued operations. The amendments in this ASU also require an entity to disclose the pretax profit or loss of an individually significant component of an entity that does not qualify for discontinued operations reporting. The ASU is effective for annual financial statements with years that begin on or after December 15, 2014. Blue Bird plans to adopt this standard in fiscal 2015. Blue Bird does not expect the adoption of ASU 2014-08 to have a material impact on Blue Bird’s results of operations or financial condition.

Quantitative and Qualitative Disclosures about Market Risk and Interest Rate Risk

Blue Bird is exposed to market risk from changes in interest rates and commodity prices.

Currency Risk:    Blue Bird transacts substantially all of its sales in United States dollars.

Interest Rate Risk:    Blue Bird is evaluating a hedge interest rate strategy that would guarantee all or a portion of the Credit Facility exposure. At June 28, 2014, a 100 basis point increase or decrease in Blue Bird’s effective interest rate under its Credit Facility would result in additional expense, or reduced expense, of $2.35 million per annum, assuming $235.0 million was outstanding under Blue Bird’s Credit Facility as of such date.

Commodity risk:    Blue Bird and its suppliers incorporate raw and finished commodities such as steel, copper, aluminum, and other automotive type commodities into its products. Historically, the exposure to commodity price changes has not been hedged.

MANAGEMENT AFTER THE BUSINESS COMBINATION

Management and Board of Directors

The following persons are expected to serve as our executive officers and directors following the Business Combination. For biographical information concerning the executive officers, see “Information about Blue Bird—Executive Officers.” For biographical information concerning Messrs. Hennessy and Charlton, see “Information About Hennessy Capital—Management—Directors and Executive Officers.” For biographical information for Messrs. Bedi, Donovan and Schumacher, see “Director Election Proposal.” For biographical information for Messrs. Galbato, Kapadia and Marcotuli, see “—Information about Directors Expected to be Appointed to the Board Upon the Closing of the Business Combination” below.

Name	Age(1)	Position
Phil Horlock	58	President and Chief Executive Officer, Director
John Kwapis	49	Chief Operating Officer
Phil Tighe	61	Chief Financial Officer
Dale Wendell	64	Chief Commercial Officer
Mike McCurdy	54	Vice President of Human Resources/External Affairs
Paul Yousif	39	Vice President of Legal Affairs/Corporate Treasurer
Gurminder S. Bedi	67	Director
Kevin M. Charlton	48	Director
Dennis Donovan	65	Director
Chan Galbato	51	Director, Chairman
Daniel J. Hennessy	56	Director, Vice Chairman
Dev Kapadia	42	Director
James Marcotuli	55	Director
Alan H. Schumacher	67	Director

(1)	As of September 15, 2014.

Information about Directors Expected to be Appointed to the Board Upon the Closing of the Business Combination

Upon the closing of the Business Combination, we anticipate increasing the size of our board of directors from six (with one vacancy) to nine directors, three of whom will be voted upon by our stockholders at the special meeting. Three incumbent directors of Hennessy Capital, Bradley Bell, Richard Burns and Peter Shea, each of whom is a member of our board’s Class I, have informed us that they will resign from our board of directors upon closing of the Business Combination. Our board of directors has nominated Gurminder Bedi, Dennis Donovan, and Alan Schumacher for election as Class I directors and, upon the closing of the Business Combination, will appoint Chan Galbato to fill a vacancy that exists in our board’s Class II and will appoint Phil Horlock, Dev Kapadia and James Marcotuli to serve as Class III directors. Messrs. Horlock, Donovan, Galbato, Kapadia, Marcotuli and Schumacher presently serve on SBH’s Board. Mr. Bedi has not previously served on the board of directors of Hennessy Capital or SBH. If elected at the special meeting, members of Class I will serve as directors until our annual meeting in 2018, members of Class II will serve as directors until our 2016 annual meeting and members of Class III will serve as directors until our 2017 meeting. If all director nominees are elected or appointed and the Business Combination is consummated, our board of directors will consist of existing Hennessy Capital directors, Daniel J. Hennessy and Kevin M. Charlton, existing Blue Bird directors, Phil Horlock, Dennis Donovan, Chan Galbato, Dev Kapadia, James Marcotuli and Alan H. Schumacher, and a newly elected director, Gurminder S. Bedi.

Chan W. Galbato, age 51, has been the Chief Executive Officer of COAC since March 2012. He joined COAC as a Senior Operating Executive in 2009. Prior to joining COAC, Mr. Galbato owned and managed CWG Hillside Investments LLC, a consulting business providing operational and strategic turnaround expertise to chief executive officers of portfolio-based companies from 2007 to 2009. From 2005 to 2007, Mr. Galbato was President and CEO of the Controls division of Invensys plc, a global technology company. Prior to his position with Invensys, he served as President of Services of The Home Depot (2003 to 2005); President and Chief Executive Officer of Armstrong Floor Products, a division of Armstrong World Industries (2001 to 2003); Chief Executive Officer of Choice Parts (2000 to 2001); and Chief Executive Officer of Coregis Insurance Company, a GE Capital company (1998 to 2000). From 1986 to 1998, Mr. Galbato held various leadership positions within General Electric’s technology and industrial businesses. Mr. Galbato has served as Chairman of the Board of SBH since 2009. He served as a director of Brady Corporation from 2006 to 2013, and as a member of the Board of Tower International, Inc. (NYSE: TOWR) (“Tower”), a global manufacturer of engineered automotive structural metal components and assemblies, from 2010 to 2014. He served as Chairman of Guilford Mills from 2009 to 2012. Mr. Galbato currently serves as Chairman of YP Holdings LLC, Lead Director of DynCorp International, and as a member of the Board and Executive Committee of Steward Health Care LLC. Mr. Galbato will be appointed as a director to the Hennessy Capital board based on his knowledge of Blue Bird and his operational experience with large companies.

Dev Kapadia, age 42, has been a Managing Director of Cerberus Capital Management since 2003. From 1996 to 2003, Mr. Kapadia served in various capacities with The Carlyle Group, a global private investment firm, and Carlyle Management Group, an affiliate of The Carlyle Group dedicated to turnaround and special situation investments. Prior to joining Carlyle in 1996, Mr. Kapadia was a financial analyst with Donaldson, Lufkin & Jenrette, an investment banking firm. He has served as a member of the Board of Tower since 2007 and is the chairman of the compensation committee. Mr. Kapadia has served on the board of directors of SBH since 2006. He will be appointed as a director to the Hennessy Capital board based on his knowledge of Blue Bird and his experience as a board member of, and senior executive with private equity firms that invest in, other manufacturing companies.

James Marcotuli, age 55, was appointed to the SBH Board on July 31, 2014. He joined Cerberus in June of 2014 and serves as Senior Operating Executive of COAC. He is an accomplished executive with 25 years of professional experience in management with companies both domestically and internationally. In 2009 he was Acting CEO of North American Bus Industries (NABI), a previous Cerberus portfolio company and served as President and CEO of NABI from 2010 to 2014. From 2000 until his engagement with NABI he had been associated with several private equity firms and responsible for portfolio company performance, strategic projects and process improvements. He has held board seats and senior positions in certain portfolio companies including President, Vice President of manufacturing, plant operations and global procurement. Prior to working in private equity, Mr. Marcotuli was an employee of Lockheed Martin from 1985 through 1999. Mr. Marcotuli is a graduate of Pennsylvania State University. Mr. Marcotuli will be appointed as a director to the Hennessy Capital board based on his knowledge and experience in the manufacturing industry and as a senior executive with private equity firms that invest in manufacturing companies.

Classified Board of Directors

In accordance with our existing charter, our board of directors is divided into two classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a two-year term.

As discussed above, in connection with the Business Combination, our board of directors will be reconstituted and comprised of nine members. Our board of directors believes it is in the best interests of the Company for the board of directors to be classified into three classes instead of two, each comprising as nearly as possible one-third of the directors to serve three-year terms, provided that if Proposal 3 is approved at the special meeting, our first class of directors will serve until the third annual meeting of stockholders following the Business Combination in 2018, our second class of directors will serve until our first annual meeting of stockholders following the Business Combination in 2016, and our newly formed third class of directors will serve until our second annual meeting of stockholders following the Business Combination in 2017.

Director Independence

Nasdaq listing standards require that a majority of our board of directors be independent as long as we are not a controlled company. Even if we elect to be a controlled company, we anticipate that a majority of our board of directors will be independent as of the closing of the Business Combination. An “independent director” is defined under the Nasdaq rules generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that Messrs. Bedi, Donovan, Galbato, Kapadia, Marcotuli and Schumacher are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Leadership Structure and Risk Oversight

The board of directors does not have a lead independent director. Upon consummation of the Business Combination, Phil Horlock will succeed Mr. Hennessy as our Chief Executive Officer. Chan Galbato will serve as Chairman of the Board, and Mr. Hennessy will serve as Vice Chairman of the Board.

Committees of the Board of Directors

The standing committees of our board of directors currently consists of an Audit Committee and a Compensation Committee, and after the Business Combination will also consist of a Nominating and Corporate Governance Committee. Each of the committees will report to the board of directors as they deem appropriate and as the board may request.

Audit Committee

For information regarding the duties and responsibilities of the Audit Committee, see “Information About Hennessy Capital–Management–Audit Committee.”

Upon consummation of the Business Combination, our Audit Committee will consist of Messrs. Bedi, Kapadia, Marcotuli and Schumacher, with Mr. Schumacher serving as the chairman of the Audit Committee. We believe that each of these individuals qualify as independent directors according to the rules and regulations of the SEC with respect to audit committee membership. We also believe that Mr. Schumacher qualifies as our “audit committee financial expert,” as such term is defined in Item 401(h) of Regulation S-K. Our board of directors has adopted a written charter for the Audit Committee, which will be available on our corporate website at www.blue-bird.com upon the completion of the Business Combination. The information on our website is not part of this proxy statement.

Compensation Committee

For information regarding the duties and responsibilities of the Compensation Committee, see “Information About Hennessy Capital–Management–Compensation Committee.”

Upon consummation of the Business Combination, our Compensation Committee will consist of Messrs. Charlton, Donovan and Kapadia, with Mr. Kapadia serving as the chairman of the Compensation Committee. Our board of directors has adopted a written charter for the Compensation Committee, which will be available on our corporate website at www.blue-bird.com upon the completion of the Business Combination. The information on our website is not part of this proxy statement.

Corporate Governance and Nominating Committee

Our Corporate Governance and Nominating Committee will be responsible for, among other matters: (1) identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors; (2) overseeing the organization of our board of directors to discharge the board’s duties and responsibilities properly and efficiently; (3) identifying best practices and recommending corporate governance principles; and (4) developing and recommending to our board of directors a set of corporate governance guidelines and principles applicable to us.

Upon consummation of the Business Combination, our Corporate Governance and Nominating Committee will consist of Messrs. Galbato, Hennessy and Kapadia, with Mr. Galbato serving as the chairman of the Corporate Governance and Nominating Committee. Our board of directors has adopted a written charter for the Corporate Governance and Nominating Committee, which will be available on our corporate website at www.blue-bird.com upon the completion of the Business Combination. The information on our website is not part of this proxy statement.

Compensation Committee Interlocks and Insider Participation

During 2014, no officer or employee served as a member of the Company’s Compensation Committee. None of our executive officers serve as a member of the board of directors or Compensation Committee of any entity that has one or more executive officers serving on our board of directors or Compensation Committee.

Code of Ethics

We have adopted a Code of Ethics that applies to all of our employees, including our chief executive officer, chief financial officer and principal accounting officer. Our Code of Ethics will be available on our website at www.blue-bird.com upon completion of the Business Combination. If we amend or grant a waiver of one or more of the provisions of our Code of Ethics, we intend to satisfy the requirements under Item 5.05 of Form 8-K regarding the disclosure of amendments to or waivers from provisions of our Code of Ethics that apply to our principal executive officer, principal financial officer and principal accounting officer by posting the required information on our website at the above address. Our website is not part of this proxy statement.

Director Compensation

Following the completion of the Business Combination, our compensation committee will determine the annual compensation to be paid to the members of our board of directors. Directors’ fees after the Business Combination have yet to be determined, but are expected to consist of two components: a cash payment and the issuance of restricted stock units.

Executive Compensation

Overview

Following the closing of the Business Combination, the Company intends to develop an executive compensation program that is consistent with its existing compensation policies and philosophies, which are designed to align compensation with Blue Bird’s business objectives and the creation of stockholder value, while enabling Blue Bird to attract, motivate and retain individuals who contribute to the long-term success of Blue Bird.

Decisions on the executive compensation program will be made by the compensation committee, which will be established at the closing of the Business Combination. The following discussion is based on the present expectations as to the executive compensation program to be adopted by the compensation committee. The executive compensation program actually adopted will depend on the judgment of the members of the compensation committee and may differ from that set forth in the following discussion.

We anticipate that decisions regarding executive compensation will reflect our belief that the executive compensation program must be competitive in order to attract and retain our executive officers. We anticipate that the compensation committee will seek to implement our compensation policies and philosophies by linking a significant portion of our executive officers’ cash compensation to performance objectives and by providing a portion of their compensation as long-term incentive compensation in the form of equity awards.

We anticipate that compensation for our executive officers will have three primary components: base salary, an annual cash incentive bonus and long-term incentive compensation in the form of stock-based awards.

Base Salary

It has been Blue Bird’s historical practice to assure that base salary is fair to the executive officers, competitive within the industry and reasonable in light of Blue Bird’s cost structure. Upon completion of the Business Combination, our compensation committee will determine base salaries and manage the base salary review process, subject to existing employment agreements.

Annual Bonuses

The Company intends to use annual cash incentive bonuses under the “MIP” for the executive officers to tie a portion of their compensation to financial and operational objectives achievable within the applicable fiscal year. The Company expects that, near the beginning of each year, the Compensation Committee will select the performance targets, target amounts, target award opportunities and other term and conditions of annual cash bonuses for the executive officers, subject to the terms of any employment agreement. Following the end of each year, the Compensation Committee will determine the extent to which the performance targets were achieved and the amount of the award that is payable to the executive officers.

Stock-Based Awards

The Company intends to use stock-based awards to reward long-term performance of the executive officers. The Company believes that providing a meaningful portion of the total compensation package in the form of stock-based awards will align the incentives of its executive officers with the interests of its stockholders and serve to motivate and retain the individual executive officers. Stock-based awards will be awarded under the Incentive Plan, which has been adopted by Hennessy Capital’s board of directors and is being submitted to our stockholders for approval at the special meeting. For a description of the Incentive Plan, please see the section of this proxy statement under the heading “Incentive Plan Proposal.”

Employment Agreements

Please see “Executive and Director Compensation of Blue Bird– Employment Agreements and Other Arrangements with Named Executive Officers” for a summary of the material terms of our executive officers’ employment agreements with us.

Other Compensation

The Company expects to continue to maintain various employee benefit plans, including medical, dental, life insurance and 401(k) plans, in which the executive officers will participate.

DESCRIPTION OF SECURITIES

The following summary of the material terms of the Company’s securities following the Business Combination is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read our proposed second amended and restated certificate of incorporation (the “proposed charter”) in its entirety for a complete description of the rights and preferences of the Company’s securities following the Business Combination. The proposed charter is described in “The Charter Proposals,” and the full text of the proposed charter is attached as Annex C to this proxy statement.

Authorized and Outstanding Stock

The proposed charter authorizes the issuance of 110.0 million shares, consisting of 100.0 million shares of common stock, $0.0001 par value per share, and 10.0 million shares of preferred stock, $0.0001 par value, 2.0 million of which are designated as Series A Convertible Preferred Stock and the remaining 8.0 million of which are undesignated. The outstanding shares of our common stock are, and the shares of Hennessy Capital common stock issuable to the Seller pursuant to the Business Combination will be, duly authorized, validly issued, fully paid and non-assessable. As of the record date for the special meeting, there were              shares of Hennessy Capital common stock outstanding, held of record by              holders of common stock,      holder of units and              holders of warrants. Such numbers do not include DTC participants or beneficial owners holding shares through nominee names.

Common Stock

The proposed charter, which we will adopt if the Charter Proposals are approved, provides that the common stock will have identical rights, powers, preferences and privileges.

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of common stock possess all voting power for the election of our directors and all other matters requiring stockholder action. Holders of common stock are entitled to one vote per share on matters to be voted on by stockholders.

Dividends

Holders of common stock will be entitled to receive such dividends, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available therefor. In no event will any stock dividends or stock splits or combinations of stock be declared or made on common stock unless the shares of common stock at the time outstanding are treated equally and identically.

Liquidation, Dissolution and Winding Up

In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of the common stock will be entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock have been satisfied.

Preemptive or Other Rights

There are no sinking fund provisions applicable to the common stock, except that we will provide our stockholders with the opportunity to redeem their public shares for cash equal to their pro rata share of the aggregate amount then on deposit in the trust account, including interest (which interest shall be net of taxes payable) upon completion of the Business Combination, subject to the limitations described herein.

Election of Directors

Our board of directors is currently divided into two classes, Class I and Class II, with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a two-year term. If Proposal 3 is approved, the proposed charter will classify the board into three separate classes with each class serving a three-year term. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Common Stock Prior to the Business Combination

We are providing stockholders with the opportunity to redeem their shares upon the consummation of the Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest but net of taxes payable, divided by the number of then outstanding public shares, subject to the limitations described herein. Our initial stockholders, officers and directors have agreed to waive their redemption rights with respect to the founder shares and any public shares they may hold in connection with the consummation of the Business Combination.

We will consummate the Business Combination only if a majority of the stock voted at the special meeting, in person or by proxy, is voted in favor of the Business Combination Proposal and the other conditions under the Purchase Agreement to the parties’ obligations to close, as described above under “The Business Combination Proposal—The Purchase Agreement”, are satisfied or, where permitted, waived. However, the participation of our Sponsor, officers, directors, advisors or their affiliates and participants who have given a Backstop Commitment in privately-negotiated transactions (as described in this proxy statement), if any, could result in the approval of the Business Combination even if holders who currently own a majority of the outstanding public shares of common stock indicate their intention to vote against the Business Combination.

Our initial stockholders have agreed to vote any shares of Hennessy Capital common stock owned by them in favor of the Business Combination. As of the date of filing this proxy statement, our initial stockholders do not currently hold any public shares. Public stockholders may elect to redeem their public shares whether they vote for or against the Business Combination.

The investor in the Backstop Commitment has agreed to vote any Hennessy Capital common stock that it owns, whether acquired pursuant to the Backstop Commitment or otherwise, in favor of the Business Combination and the other proposals set forth herein at the special meeting. Such investor has also agreed not to transfer any Hennessy Capital common stock owned by it until the earlier of (i) the closing of the Business Combination or (ii) the public announcement by the Company of the termination of the Purchase Agreement.

Pursuant to our amended and restated certificate of incorporation, if we are unable to consummate a business combination by October 23, 2015 (subject to (i) an automatic three-month extension if we have executed a letter of intent, agreement in principle or definitive agreement for an initial business combination prior to October 23, 2015 and (ii) the requirements of law), we will (a) cease all operations except for the purpose of winding up, (b) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest shall be net of taxes payable, and less up to $50,000 of interest to pay dissolution expenses) divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (c) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Our initial stockholders have entered into letter agreements with us, pursuant to which they have agreed to waive their redemption rights with respect to their founder shares and public shares in connection with the completion of our initial business combination. In addition, our initial stockholders have agreed to waive their rights to liquidating distributions from the trust account with respect to their founder shares if we fail to complete our business combination within the prescribed time frame. However, if our Sponsor or any of our officers, directors or affiliates acquires public shares, they will be entitled to liquidating distributions from the trust account with respect to such public shares if we fail to complete our initial business combination within the prescribed time frame.

In the event of a liquidation, dissolution or winding up of the company after our initial business combination, our stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. Our stockholders have no preemptive or other subscription rights.

In accordance with Nasdaq Listing Rules, we are not required to hold an annual meeting until one year after our first fiscal year end following our listing on Nasdaq. Under Section 211(b) of the DGCL, we are, however, required to hold an annual meeting of stockholders for the purposes of electing directors in accordance with our bylaws unless such election is made by written consent in lieu of such a meeting. Following the special meeting, unless required by Nasdaq, we do not intend to hold an annual meeting of stockholders to elect new directors prior to the first calendar quarter of 2016 (following the end of fiscal 2015), and thus we may not be in compliance with Section 211(b) of the DGCL, which requires an annual meeting. Therefore, if our stockholders want us to hold an annual meeting prior to the first calendar quarter of 2016, they may attempt to force us to hold one by submitting an application to the Delaware Court of Chancery in accordance with Section 211(c) of the DGCL.

Founder Shares

The founder shares are identical to the shares of common stock included in the units that were sold in our IPO, and holders of founder shares have the same stockholder rights as public stockholders, except that (i) the founder shares are subject to certain transfer restrictions, as described in more detail below, and (ii) our initial stockholders have entered into letter agreements with us, pursuant to which they have agreed (A) to waive their redemption rights with respect to their founder shares and public shares in connection with the completion of our business combination and (B) to waive their rights to liquidating distributions from the trust account with respect to their founder shares if we fail to complete our business combination by October 23, 2015 (subject to (1) an automatic three-month extension if we have executed a letter of intent, agreement in principle or definitive agreement for an initial business combination prior to October 23, 2015 and (2) the requirements of law), although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if we fail to complete our business combination within such time period. Our initial stockholders have agreed to vote their founder shares and any public shares purchased during, or after, our IPO in favor of the Business Combination.

With certain limited exceptions, the founder shares are not transferable, assignable or salable (except to our officers and directors and other persons or entities affiliated with our Sponsor, each of whom will be subject to the same transfer restrictions) until the earlier of one year after the completion of our initial business combination or earlier if, (x) subsequent to our business combination, the last sale price of the common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination, or (y) the date following the completion of our initial business combination on which we complete a liquidation, merger, stock exchange or other similar transaction that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property worth at least $12.00 per share. In addition, 718,750 founder earnout shares are subject to forfeiture by our initial stockholders on the fourth anniversary of the consummation of our initial business combination, unless prior to such date the last sale price of our common stock equals or exceeds $13.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period or the Company completes a liquidation, merger, stock exchange or other similar transaction that results in all of its stockholders having the right to exchange their shares of common stock for consideration in cash, securities or other property which equals or exceeds $13.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like).

The founder shares are identical to the shares of common stock included in the units that were sold in our IPO. However, the holders have agreed (A) to vote any shares owned by them in favor of any proposed business combination and (B) not to redeem any shares in connection with a stockholder vote to approve a proposed initial business combination.

Preferred Stock

Our proposed charter provides that shares of preferred stock may be issued from time to time in one or more series. Our board of directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors will be able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of our company or the removal of existing management. We have no preferred stock outstanding at the date hereof. No shares of our preferred stock will have any right to amounts held in the trust account.

Series A Convertible Preferred Stock

Hennessy Capital intends to designate 2.0 million shares as Series A Convertible Preferred Stock at the closing of the Business Combination, and issue 400,000 shares of Series A Convertible Preferred Stock pursuant to the PIPE Investment for gross proceeds to us of approximately $40.0 million ($35.0 million of which has already been subscribed), with the possibility of issuing up to an additional 100,000 shares of Series A Convertible Preferred Stock for an additional $10.0 million in proceeds.

Under the Certificate of Designations, each share of Series A Convertible Preferred Stock will be convertible, at the holder’s option at any time, initially into approximately 8.5106 shares of Hennessy Capital common stock (assuming a conversion price of approximately $11.75 per share), subject to specified adjustments as set forth in the Certificate of Designations. Based on the assumed conversion rate and assuming that 400,000 shares of Series A Convertible Preferred Stock are issued in the PIPE Investment, approximately 3,404,255 shares of Hennessy Capital common stock (or up to 4,255,319 shares of Hennessy Capital common stock if the size of the PIPE Investment is increased to 500,000 shares of Series A Convertible Preferred Stock) would be issuable upon conversion of all of the shares of Series A Convertible Preferred Stock, when issued, assuming the absence of in-kind dividends. On or after the third anniversary of the initial issuance date but prior to the fifth anniversary of the initial issuance date, the Company will have the right, at its option, to give notice of its election to cause all outstanding shares of the Series A Convertible Preferred Stock to be automatically converted into shares of Hennessy Capital common stock at the then-effective conversion rate, if the weighted average price (as defined in the Certificate of Designations) of Hennessy Capital common stock equals or exceeds 140% of the conversion price for at least 20 trading days (whether or not consecutive) in a period of 30 consecutive trading days. On or after the fifth anniversary of the initial issuance date but prior to the seventh anniversary of the initial issuance date, the Company will have the right, at its option, to give notice of its election to cause all outstanding shares of the Series A Convertible Preferred Stock to be automatically converted into shares of Hennessy Capital common stock at the then-effective conversion rate, if the weighted average price of Hennessy Capital common stock equals or exceeds 115% of the conversion price for at least 20 trading days (whether or not consecutive) in a period of 30 consecutive trading days. On or after the seventh anniversary of the initial issuance date, the Company will have the right, at its option, to give notice of its election to cause all outstanding shares of the Series A Convertible Preferred Stock to be automatically converted into shares of Hennessy Capital common stock at the then-effective conversion rate, if the weighted average price of Hennessy Capital common stock equals or exceeds the conversion price for at least 10 consecutive trading days. If the Company undergoes certain fundamental changes (as more fully described in the Certificate of Designations but including, among other things, certain change-in-control transactions, recapitalizations, asset sales and liquidation events), the Series A Convertible Preferred Stock may, within 15 days following the effective date of such fundamental change and at the election of the holder, be converted into Hennessy Capital common stock at a conversion rate (subject to certain adjustments) equal to the greater of (i) the sum of the conversion rate on the effective date of such fundamental change plus the additional shares received by holders of Series A Convertible Preferred Stock following such fundamental change (as will be set forth in the Certificate of Designations) and (ii) the quotient of (x) $100.00, divided by (y) the greater of (A) the applicable holder stock price and (B) 66  2/3% of the closing sale price of the common stock on the issue date, where the “holder stock price” means, in the case of a fundamental change in which the holders of Hennessy Capital common stock will receive only cash consideration, the price to be paid per share for such fundamental change and, in all other cases, the average closing sale price of the Hennessy Capital common stock on the 10 consecutive trading days immediately preceding the effective date of the fundamental change.

The Series A Convertible Preferred Stock will contain limitations that prevent the holders thereof from acquiring shares of Hennessy Capital common stock upon conversion that would result in (i) the number of shares beneficially owned by such holder and its affiliates exceeding 9.99% of the total number of shares of Hennessy Capital common stock then outstanding or

(ii) the Series A Convertible Preferred Stock being converted into more than 19.99% of the shares of Hennessy Capital common stock outstanding on the initial issue date of the Series A Convertible Preferred Stock without stockholder approval of such issuance.

The Series A Convertible Preferred Stock will also contain terms prohibiting the payment of cash dividends on the common stock of the Company unless at the time of payment (i) all accumulated dividends on the Series A Convertible Preferred Stock are paid or set aside and (ii) the payment of the dividend in respect of the Series A Convertible Preferred Stock for the most recent dividend period has been paid in cash or has been declared with the set-aside of a sum sufficient for payment thereof.

Except as required by Delaware law, holders of the Series A Convertible Preferred Stock will have no voting rights except with respect to the approval of any material and adverse amendment to Hennessy Capital’s certificate of incorporation, and certain significant holders of Series A Convertible Preferred Stock may have approval rights with respect to certain key economic terms of the Series A Convertible Stock, as set forth in the Certificate of Designations.

Hennessy Capital and the investors in the PIPE Investment have also agreed on the form of a registration rights agreement that provides for the registration of the Series A Convertible Preferred Stock purchased pursuant to the PIPE Investment (including the common stock into which the Series A Convertible Preferred Stock is convertible).

Warrants

Public Warrants

There are currently 11,500,000 public warrants of Hennessy Capital outstanding, which were originally sold as part of units in Hennessy Capital’s IPO. Each warrant entitles the registered holder to purchase one-half of one share of our common stock at a price of $5.75 per one-half of one share ($11.50 per whole share), subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of our IPO or 30 days after the completion of our initial business combination. Warrants may be exercised only for a whole number of shares of our common stock. No fractional shares will be issued upon exercise of the warrants. The warrants will expire five years after the completion of our initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, unless an exemption is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of common stock underlying such unit.

We have agreed that as soon as practicable, but in no event later than fifteen (15) business days, after the closing of our initial business combination, we will use our best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of common stock issuable upon exercise of the warrants. We will use our best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if our common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement or register or qualify the shares under blue sky laws.

Once the warrants become exercisable, we may call the warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•

if, and only if, the reported last sale price of the common stock equals or exceeds $24.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date we send the notice of redemption to the warrant holders.

If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the common stock may fall below the $24.00 redemption trigger price as well as the warrant exercise price of $5.75 per one-half of one share ($11.50 per whole share) after the redemption notice is issued.

If we call the warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of common stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of common stock to be received upon exercise of the warrants, including the fair market value in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants after our initial business combination. If we call our warrants for redemption and our management does not take advantage of this option, our Sponsor and its permitted transferees would still be entitled to exercise their placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

Hennessy Capital intends to commence, sometime after the filing of this preliminary proxy statement, an offer to exchange, subject to certain conditions, up to 50% (or 5,750,000) of the public warrants for shares of Hennessy Capital common stock at an exchange ratio of 0.1 of a share of Hennessy Capital common stock per each public warrant validly tendered and not withdrawn. If the Public Warrant Exchange Offer is commenced, the purpose of the Public Warrant Exchange Offer would be to provide holders of public warrants that may not wish to retain their public warrants following the Business Combination the possibility of receiving a more liquid security and to reduce the potential market overhang on the trading of our common stock created by the significant number of outstanding public warrants. If commenced, the Public Warrant Exchange Offer will be withdrawn if it is reasonably likely to impair or delay the closing of the Business Combination. The common stock offered under the Public Warrant Exchange Offer will not be registered under the Securities Act of 1933, as amended, and may not be sold or offered in the United States absent registration or pursuant to an applicable exemption from the registration requirements.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of common stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of common stock is increased by a stock dividend payable in shares of common stock, or by a split-up of shares of common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering to holders of common stock entitling holders to purchase shares of common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of common stock equal to the product of (i) the number of shares of common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for common stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of common stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for common stock, in determining the price payable for common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of common stock on account of such shares of common stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of common stock in connection with a proposed initial business combination, (d) as a result of the repurchase of shares of common stock by the company if the proposed initial business combination is presented to the stockholders of the company for approval, or (e) in connection with the redemption of our public shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of common stock in respect of such event.

If the number of outstanding shares of our common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of common stock.

Whenever the number of shares of common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of common stock (other than those described above or that solely affects the par value of such shares of common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by the company in connection with redemption rights held by stockholders of the company as provided for in the company’s amended and restated certificate of incorporation or as a result of the repurchase of shares of common stock by the company if a proposed initial business combination is presented to the stockholders of the company for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding shares of common stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. Additionally, if less than 70% of the consideration receivable by the holders of common stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the per share consideration minus the Black-Scholes value (as defined in the warrant agreement) of the warrant.

The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the warrant agreement for a complete description of the terms and conditions applicable to the warrants. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of common stock to be issued to the warrant holder.

Placement Warrants

Our Sponsor purchased 12,125,000 placement warrants included in the placement units purchased at a price of $0.50 per unit for an aggregate purchase price of $6,062,500 in a private placement that occurred concurrently with the consummation of our IPO. The placement warrants are identical to the warrants sold in the IPO, except that, if held by our Sponsor or their permitted assigns, they (a) may be exercised for cash or on a cashless basis; and (b) are not subject to being called for redemption. A portion of the proceeds from the sale of the placement warrants are held in our trust account for the benefit of our public stockholders. If we do not complete one or more business combinations, the placement warrants will become worthless.

The placement warrants were sold in a private placement pursuant to Regulation D of the Securities Act and exempt from registration requirements under the federal securities laws. However, the holders of these placement warrants have agreed that they will not exercise them if, at the time of exercise, an effective registration statement and a current prospectus relating to the common stock issuable upon exercise of the public warrants is not available, unless, at that time, the public warrants are exercisable on a cashless basis.

The placement warrants will become worthless if we do not consummate our initial business combination. The personal and financial interests of holders of the placement warrants may influence their motivation in identifying and selecting a target business and completing our initial business combination in a timely manner. Consequently, our officers’ and directors’ discretion in identifying and selecting a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of a particular business combination are appropriate and in our stockholders’ best interest.

Substantially concurrently with the execution of the Purchase Agreement, we entered into the Sponsor Warrant Exchange Letter Agreement, which provides for the exchange of that number of outstanding placement warrants equal to (i) 12,125,000 less (ii) the number of public warrants validly tendered and not withdrawn in the Public Warrant Exchange Offer, in exchange for shares of Hennessy Capital common stock at an exchange ratio of 0.1 of a share of Hennessy Capital common stock per each placement warrant. The Sponsor Warrant Exchange will occur concurrent with, and is contingent upon, the consummation of the Business Combination. The purpose of the Sponsor Warrant Exchange is to reduce the potential market overhang on the trading of our common stock created by the significant number of outstanding placement warrants.

Dividends

We have not paid any cash dividends on our common stock to date and do not intend to pay cash dividends prior to or following the completion of our initial business combination although we may pay cash dividends on any Series A Convertible Preferred Stock issued pursuant to the PIPE Investment. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements, debt covenants and general financial condition subsequent to completion of our initial business combination. The payment of any cash dividends subsequent to our initial business combination will be within the discretion of our board of directors at such time.

Under the Credit Agreement, dividends and distributions are permitted to be made by subsidiaries of Blue Bird to Blue Bird without restriction, but there are restrictions on the ability (i) of Blue Bird to pay dividends or make other distributions to SBH or to other direct or indirect parent entities of the borrower, including the post-Business Combination entity and (ii) of SBH to pay dividends or make other distributions to its equity holders. Notwithstanding the foregoing, there are certain exceptions to these restrictions, including, without limitation:

•	dividends and distributions payable solely in equity interests;

•	redemptions or repurchases of equity interests held by management, subject to certain restrictions;

•

dividends and distributions used to pay tax liabilities attributable to the income of Blue Bird and its subsidiaries and to pay other taxes and corporate overhead of SBH, subject to certain restrictions; and

•

subject to certain restrictions (including compliance with a total leverage test), dividends and distributions up to an “Available Amount”, which is a builder basket comprised of (among other things) the portion of excess cash flow not required to be used to prepay the loans and the proceeds of certain equity issuances by SBH.

Our Transfer Agent and Warrant Agent

The transfer agent for our common stock and warrant agent for our warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Certain Anti-Takeover Provisions of Delaware Law

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

•	an affiliate of an interested stockholder; or

•	an associate of an interested stockholder,

for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

•	our board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•

after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•

on or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of our common stock or warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our common stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of common stock then outstanding; or

•	the average weekly reported trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

For purposes of the six-month holding period requirement of Rule 144, a person who beneficially owns restricted shares of our common stock issued pursuant to a cashless exercise of a warrant shall be deemed to have acquired such shares, and the holding period for such shares shall be deemed to have commenced on the date the warrant was originally issued.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•

at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company (which, in our case, is likely to occur one year after the filing of the definitive proxy statement relating to the Business Combination).

As of the date of this proxy statement, we had 14,375,000 shares of common stock outstanding. Of these shares, the 11,500,000 shares sold in our IPO are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the 2,875,000 founder shares owned by our Sponsor and independent directors (of which 718,750 are founder earnout shares subject to forfeiture by our initial stockholders (or their permitted transferees) on the fourth anniversary of the consummation of the Business Combination, unless prior to such date the last sale price of our common stock equals or exceeds $13.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period or Hennessy Capital completes a liquidation, merger, stock exchange or other similar transaction that results in all of its stockholders having the right to exchange their shares of common stock for consideration in cash, securities or other property which equals or exceeds $13.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like)) are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering.

As of the date of this proxy statement, there are 23,625,000 warrants of Hennessy Capital outstanding, consisting of 11,500,000 public warrants originally sold as part of units in Hennessy Capital’s IPO and 12,125,000 placement warrants that were issued to our Sponsor in a private sale concurrently with the consummation of Hennessy Capital’s IPO. Each warrant is exercisable for one-half of one share of our common stock, in accordance with the terms of the warrant agreement governing the warrants. 11,500,000 of these warrants are public warrants and are freely tradable. In addition, we will be obligated to file no later than 15 business days after the closing of the Business Combination a registration statement under the Securities Act covering the 11,500,000 shares of our common stock (assuming no public warrants are tendered in the Public Warrant Exchange Offer) that may be issued upon the exercise of the public warrants and cause such registration statement to become effective and maintain the effectiveness of such registration statement until the expiration of the warrants.

Registration Rights

The holders of the founder shares and placement warrants have registration rights to require a sale of any of our securities held by them pursuant to a registration rights agreement signed in connection with our IPO. These holders are entitled to make up to three demands, excluding short form registration demands, that we register such securities for sale under the Securities Act. In addition, these holders have “piggy-back” registration rights to include such securities in other registration statements filed by us and rights to require us to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that we will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period, which occurs (i) in the case of the founder shares, upon the earlier of (A) one year after the completion of our initial business combination or earlier if, subsequent to our business combination, the last sale price of the common stock (x) equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination, or (y) the date following the completion of our initial business combination on which we complete a liquidation, merger, stock exchange or other similar transaction that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property worth at least $12.00, and (ii) in the case of the placement warrants and the respective common stock underlying such warrants, 30 days after the completion of our initial business combination. Notwithstanding the foregoing, the founder earnout shares will remain subject to the lockup restrictions described above until the earlier of their forfeiture or the conditions to their release from forfeiture (as described elsewhere in this proxy statement) are met. We will bear the costs and expenses of filing any such registration statements.

Hennessy Capital, the Seller and the investors in the PIPE Investment and Backstop Commitment will enter into a registration rights agreement upon consummation of the Business Combination. For information regarding this registration rights agreement, see “The Business Combination Proposal—Related Agreements—Registration Rights Agreement.”

Listing of Securities

We have applied to continue the listing of our common stock and warrants on The Nasdaq Stock Market under the symbols “BLBD” and “BLBDW,” respectively, upon the closing of the Business Combination.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information known to the Company regarding (i) the actual beneficial ownership of our common stock as of the record date (pre-Business Combination) and (ii) expected beneficial ownership of our common stock immediately following consummation of the Business Combination (post-Business Combination), assuming that no public shares of the Company are redeemed, and alternatively the maximum number of shares of the Company are redeemed, by:

•	each person who is, or is expected to be, the beneficial owner of more than 5% of the outstanding shares of our common stock;

•	each of our current executive officers and directors;

•	each person who will become a named executive officer or director of the Company post-Business Combination; and

•	all executive officers and directors of the Company as a group pre-Business Combination and post-Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The expected beneficial ownership of our common stock pre-Business Combination is based on 14,375,000 shares of common stock issued and outstanding as of the record date.

These ownership percentages with respect to Hennessy Capital following the Business Combination (a) assume the issuance of 575,000 shares of Hennessy Capital common stock pursuant to the Public Warrant Exchange Offer and the issuance of 637,500 shares of Hennessy Capital common stock pursuant to the Sponsor Warrant Exchange and (b) do not take into account (i) the issuance of any shares upon completion of the Business Combination under the Incentive Plan, (ii) the issuance of any shares of Hennessy Capital preferred stock convertible into shares of Hennessy Capital common stock, (iii) the issuance of any shares pursuant to the Backstop Commitment or (iv) the 11,500,000 warrants to purchase up to a total of 5,750,000 shares of Hennessy Capital common stock that will remain outstanding following the Business Combination, the Public Warrant Exchange Offer and the Sponsor Warrant Exchange. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by Hennessy Capital’s existing stockholders in Hennessy Capital will be different.

The expected beneficial ownership of shares of our common stock post-Business Combination assuming none of our public shares are redeemed has been determined based upon the following: (i) no Hennessy Capital stockholder has exercised its redemption rights to receive cash from the trust account in exchange for its shares of Hennessy Capital common stock and we have not issued any additional shares of our common stock and (ii) there will be an aggregate of 27,087,500 shares of our common stock issued and outstanding at closing.

The expected beneficial ownership of shares of our common stock post-Business Combination assuming 4,000,000 public shares have been redeemed has been determined based on the following: (i) Hennessy Capital stockholders (other than the stockholders listed in the table below) have exercised their redemption rights with respect to 4,000,000 shares of our common stock and (ii) there will be an aggregate of 27,087,500 shares of our common stock issued and outstanding at closing.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

	Before the Business Combination		After the Business Combination
	Number of Shares	%	Assuming No Redemption		Assuming Redemption of 4,000,000 Shares
			Number of Shares	%	Number of Shares	%
Name and Address of Beneficial Owners(1)
Hennessy Capital Partners I LLC (our Sponsor)(2)	2,675,500	18.6	3,312,500	12.2	3,312,500	12.2
Daniel J. Hennessy(2)	2,675,500	18.6	3,312,500	12.2	3,312,500	12.2
Bradley Bell(3)	35,000	0.2	35,000	0.1	35,000	0.1
Richard Burns(3)	35,000	0.2	35,000	0.1	35,000	0.1
Kevin M. Charlton(3)	67,000	0.5	67,000	0.2	67,000	0.2
Charles B. Lowrey II(3)	18,000	0.1	18,000	0.1	18,000	0.1
Peter Shea(3)	35,000	0.2	35,000	0.1	35,000	0.1
Davidson Kempner Capital Management LLC(4)	900,000	6.3	900,000	3.3	900,000	3.3
The Traxis Group B.V.(5)	—	—	11,500,000	42.4	15,500,000	57.2
Phil Horlock	—	—	—	—	—	—
John Kwapis	—	—	—	—	—	—
Phil Tighe	—	—	—	—	—	—
Dale Wendell	—	—	—	—	—
Mike McCurdy	—	—	—	—	—
Paul Yousif	—	—	—	—	—
Gurminder S. Bedi	—	—	—	—	—
Dennis Donovan	—	—	—	—	—
Chan Galbato	—	—	—	—	—
Dev Kapadia	—	—	—	—	—
James Marcotuli	—	—	—	—	—
Alan H. Schumacher	—	—	—	—	—
All directors and officers as a group (Pre-Business Combination) (6 persons)	2,865,000	19.9	3,512,500	13.0	3,512,500	13.0
All directors and officers as a group (Post-Business Combination) (14 persons)	2,742,000	19.1	3,379,500	12.5	3,379,500	12.5

(1)	Unless otherwise noted, the business address of each of the following entities or individuals is 10 South Wacker Drive, Suite 3175, Chicago, IL 60606.
(2)	These shares represent the founder shares held by our Sponsor. Daniel J. Hennessy, our Chairman and Chief Executive Officer, is the sole managing member of the sole member of our Sponsor. Consequently, Mr. Hennessy may be deemed the beneficial owner of the founder shares held by our Sponsor and has sole voting and dispositive control over such securities. Mr. Hennessy disclaims beneficial ownership over any securities owned by our Sponsor in which he does not have any pecuniary interest.
(3)	The founder shares held by this individual are subject to forfeiture as founder earnout shares described elsewhere in this proxy statement. Each of Messrs. Bell, Burns, Charlton, Lowrey and Shea may also be deemed the beneficial owner of certain of the founder shares held by our Sponsor by virtue of their ownership of membership interests in the Sponsor, but each disclaims beneficial ownership of such shares except to the extent of a pecuniary interest therein.
(4)	According to a Schedule 13G filed with the SEC on January 30, 2014, Davidson Kempner Capital Management LLC reported beneficial ownership of an aggregate of 900,000 shares, including shared voting power with certain affiliated entities over all 900,000 shares beneficially owned and shared dispositive power with certain affiliated entities over all 900,000 shares beneficially owned. Davidson Kempner Capital Management LLC lists its address as c/o Davidson Kempner Partners, 65 East 55th Street, 19th Floor, New York, New York 10022 in such filing. The Schedule 13G may not reflect current holdings of our common stock.
(5)	Seller is majority owned and controlled by one or more entities under the ultimate direction and control of Stephen Feinberg, and Stephen Feinberg possesses the sole power to vote and the sole power to direct the disposition of the securities of the Company to be acquired by Seller pursuant to the Business Combination. The address of Stephen Feinberg is c/o Cerberus Capital Management, L.P., 875 Third Avenue, New York, New York 10022.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Hennessy Capital Related Person Transactions

In September 2013, our Sponsor purchased 2,875,000 founder shares for an aggregate purchase price of $25,000, or approximately $0.009 per share. The number of our founder shares issued was determined based on the expectation that such founder shares would represent 20.0% of the outstanding shares upon completion of our IPO. In October 2013, our Sponsor transferred 35,000 founder shares to each of Messrs. Bell, Burns, Shea and Tabet, 10,000 to Mr. Lowrey and 50,000 to Mr. Charlton. In June 2014, Mr. Tabet, our former independent director, transferred 17,000 founder shares to Mr. Charlton and 8,000 founder shares to Mr. Lowrey. These 200,000 founder shares in the aggregate are subject to forfeiture as founder earnout shares as described herein.

The 718,750 founder earnout shares (25% of the founder shares) are subject to forfeiture by our initial stockholders (or their permitted transferees) as described herein. If such shares are forfeited, we would record the aggregate fair value of the shares forfeited and reacquired to treasury stock and a corresponding credit to additional paid-in capital based on the difference between the fair market value of the forfeited shares and the price paid to us for such forfeited shares of approximately $6,250. Upon receipt, such forfeited shares would then be immediately cancelled, which would result in the retirement of the treasury stock and a corresponding charge to additional paid-in capital.

Our Sponsor has purchased an aggregate of 12,125,000 placement warrants for a purchase price of $0.50 per warrant in a private placement that occurred simultaneously with the closing of our IPO. As such, our Sponsor’s interest is valued at $6,062,500. Each placement warrant entitles the holder to purchase one-half of one share for $5.75 (or $11.50 per whole share). The placement warrants (including the common stock issuable upon exercise of the placement warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder until 30 days after the completion of our initial business combination. For information about the Sponsor Warrant Exchange, see “The Business Combination Proposal—Related Agreements—Sponsor Warrant Exchange Letter Agreement.”

If any of our officers or directors (other than our independent directors) becomes aware of a business combination opportunity that falls within the line of business of any entity to which he or she has then current fiduciary or contractual obligations, he or she may be required to present such business combination opportunity to such entity prior to presenting such business combination opportunity to us. Our executive officers and directors currently have certain relevant fiduciary duties or contractual obligations that may take priority over their duties to us.

We have entered into an Administrative Services Agreement with Hennessy Capital LLC, an affiliate of our Sponsor, pursuant to which we will pay a total of $10,000 per month for office space, utilities and secretarial support. Upon the earlier of the completion of the Business Combination or our liquidation, we will cease paying these monthly fees.

Accordingly, in the event the consummation of our initial business combination takes the maximum 24 months, our Sponsor and its affiliates will be paid a total of $240,000 ($10,000 per month) for office space, utilities and secretarial support and will be entitled to be reimbursed for out-of-pocket expenses.

Our Sponsor, executive officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to our Sponsor, officers, directors or our or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf.

Prior to the IPO, Hennessy Capital LLC, an affiliate of our Sponsor, provided a loan in an aggregate amount of $250,000 to us under an unsecured promissory note and in advances, to be used for a portion of the expenses of our IPO. These loans and advances were non-interest bearing and unsecured and were repaid in January 2014 upon the closing of our IPO from the IPO proceeds. The value of our Sponsor’s interest in that transaction corresponds to the principal amount outstanding under any such loan.

In addition, in order to possibly finance transaction costs in connection with the Business Combination, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete the Business Combination, we would repay such loaned amounts. In the event that the Business Combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from our trust account would be used for such repayment. Up to $750,000 of such loans may be convertible into warrants of the post business combination entity at a price of $0.50 per warrant at the option of the lender. The warrants would be identical to the placement warrants issued to the Sponsor. The terms of such loans by our officers and directors, if any, have not been determined and no written agreements exist with respect to such loans.

After the Business Combination, members of our management team who remain with us may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to our stockholders, to the extent then known, in the proxy solicitation materials furnished to our stockholders. The amount of such compensation is not presently known, as it will be up to the directors of the post-combination business to determine executive and director compensation.

Blue Bird Related Person Transactions

Blue Bird sells certain bus products to North American Bus Industries, Inc. (“NABI”), formerly a related party. Prior to June 2013, NABI was an affiliate of Cerberus, as is Seller. NABI was sold to New Flyer Industries Inc. in June 2013. Total product sales by Blue Bird to NABI were $37 thousand, $18 thousand and $32 thousand for the fiscal years ended September 28, 2013, September 29, 2012 and October 1, 2011, respectively. On a month to month basis, NABI charges Blue Bird Service Parts Group, a wholly owned subsidiary of Blue Bird, for warehouse space and services utilized in a Delaware, Ohio facility leased by NABI. Building rent, maintenance, labor and service charges totaled $0.7 million, $0.7 million, and $1.0 million for the fiscal years ended September 28, 2013, September 29, 2012, and October 1, 2011, respectively. As of September 29, 2012, the Company had a note outstanding to NABI of $0.3 million. The note was extinguished in fiscal year 2013 as part of the sale of NABI.

As of September 28, 2013, September 29, 2012, and October 1, 2011, Blue Bird had debt outstanding to Traxis Financial Group, owned by Seller, of $0.0 million, $16.2 million and $21.0 million, respectively.

As of September 28, 2013, September 29, 2012, and October 1, 2011, Blue Bird had debt outstanding to NABI Finance, owned by funds affiliated with Cerberus Capital Management, of $0.0 million, $25.1 million and $23.8 million, respectively.

COAC, an affiliate of Cerberus Capital Management, provides advisory services to Blue Bird. For services rendered by COAC to Blue Bird in fiscal 2011, fiscal 2012, fiscal 2013 and the first nine months of fiscal 2014, COAC billed Blue Bird $79,806, $27,649, $15,005 and $287,022, respectively. Chan Galbato, Ethan Klemperer, Adam Hieber, Dennis Donovan and James Marcotuli, directors of Blue Bird, are also executive officers of COAC.

Policies and Procedures for Related Person Transactions

Effective upon the consummation of the Business Combination, our board of directors will adopt a written related person transaction policy that will set forth the policies and procedures for the review and approval or ratification of related person transactions. Our policy will require that a “related person” (as defined in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to our general counsel any “related person transaction” (defined as any transaction that is reportable by us under Item 404(a) of Regulation S-K in which we are or will be a participant and the amount involved exceeds $120,000 and in which any related person has or will have a direct or indirect material interest) and all material facts with respect thereto. The general counsel will promptly communicate such information to our audit committee or another independent body of our board of directors. No related person transaction will be entered into without the approval or ratification of our audit committee or another independent body of our board of directors. It is our policy that directors interested in a related person transaction will recuse themselves from any such vote. Our policy does not specify the standards to be applied by our audit committee or another independent body of our board of directors in determining whether or not to approve or ratify a related person transaction, although such determinations will be made in accordance with Delaware law.

PRICE RANGE OF SECURITIES AND DIVIDENDS

Hennessy Capital

Price Range of Hennessy Capital Securities

Our units, common stock, and warrants are each quoted on Nasdaq under the symbols “HCACU,” “HCAC” and “HCACW,” respectively. Our units commenced public trading on January 23, 2014; our common stock and warrants each commenced separate public trading on March 7, 2014.

The following table includes the high and low bid prices for our units, common stock and warrants for the periods presented.

	Shares		Warrants		Units
Period	High	Low	High	Low	High	Low
2014:
First Calendar Quarter	$9.62	$9.50	$1.26	$0.22	$10.11	$9.97
Second Calendar Quarter	$9.90	$9.50	$0.75	$0.40	$10.17	$10.01
Third Calendar Quarter(1)	$9.85	$9.55	$0.50	$0.35	$10.44	$9.96

(1)	Through September 19, 2014.

On September 19, 2014, the trading date before the public announcement of the Business Combination, the closing sales price of the Company’s units, common stock and warrants were $10.10, $9.73 and $0.43, respectively.

Dividend Policy of Hennessy Capital

Hennessy Capital has not paid any cash dividends on its common stock to date and does not intend to pay cash dividends prior to or following the completion of the Business Combination, subject to our obligations which respect to shares of Series A Convertible Preferred Stock issued pursuant to the PIPE Investment. It is the present intention of Hennessy Capital to retain any earnings for use in its business operations and, accordingly, Hennessy Capital does not anticipate the board of directors declaring any dividends in the foreseeable future, subject to our obligations with respect to shares of Series A Convertible Preferred Stock issued pursuant to the PIPE Investment. In addition, certain of Blue Bird’s loan agreements restrict the payment of dividends and the terms of our Series A Convertible Preferred Stock may from time to time prevent us from paying cash dividends on our common stock.

Blue Bird

Price Range of Blue Bird Securities

Historical market price information regarding Blue Bird is not provided because there is no public market for Blue Bird’s common stock.

Blue Bird has not paid any cash dividends during the past three years other than its special cash dividend of $24.7 million, paid in June 2014 in connection with Blue Bird’s dividend recapitalization.

As of the date of this proxy statement, Seller was the sole stockholder of SBH common stock.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS

As previously disclosed in a Current Report on Form 8-K filed by Hennessy Capital on July 7, 2014, KPMG acquired certain assets of Rothstein Kass and certain of its affiliates, the Company’s previous independent registered public accounting firm, on June 30, 2014. As a result of this transaction, Rothstein Kass resigned as the independent registered public accounting firm for the Company on June 30, 2014 and Hennessy Capital’s audit committee approved the engagement of KPMG as our independent registered public accounting firm. Representatives of our independent registered public accounting firm, KPMG, will be present at the special meeting of the stockholders. The representatives will have the opportunity to make a statement if they so desire and they are expected to be available to respond to appropriate questions.

APPRAISAL RIGHTS

Our stockholders do not have appraisal rights in connection with the Business Combination under Delaware law.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, we and servicers that we employ to deliver communications to our stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of this proxy statement. Upon written or oral request, we will deliver a separate copy of this proxy statement to any stockholder at a shared address to which a single copy of this proxy statement was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of this proxy statement may likewise request that we deliver single copies of our proxy statement in the future. Stockholders may notify us of their requests by calling or writing us at our principal executive offices at 700 Louisiana Street, Suite 900 Houston, Texas 77002.

TRANSFER AGENT AND REGISTRAR

The transfer agent for our securities is Continental Stock Transfer & Trust Company.

SUBMISSION OF STOCKHOLDER PROPOSALS

Our board of directors is aware of no other matter that may be brought before the special meeting. Under Delaware law, only business that is specified in the notice of special meeting to stockholders may be transacted at the special meeting.

FUTURE STOCKHOLDER PROPOSALS

If you intend to present a proposal at the 2016 annual meeting of stockholders, or if you want to nominate one or more directors, you must give timely notice thereof in writing to the Company. Our Secretary must receive this notice at the principal executive offices of the Company no earlier than                     , 2015 and no later than                     , 2015; provided, however, that in the event that the 2016 annual meeting is called for a date that is not within 30 days before or after the anniversary of the special meeting, notice by the stockholder to be timely must be so received no earlier than the opening of business on the 120th day before the 2016 annual meeting and not later than the later of (x) the close of business on the 90th day before the 2016 annual meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the 2016 annual meeting is first made by the Company.

If you intend to present a proposal at the 2016 annual meeting, or if you want to nominate one or more directors at the 2016 annual meeting, you must comply with the advance notice provisions of our bylaws. You may contact our Chairman and Chief Executive Officer at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read Hennessy Capital’s SEC filings, including this proxy statement, over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC public reference room located at 100 F Street, N.E., Room 1580 Washington, D.C., 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549.

If you would like additional copies of this proxy statement or if you have questions about the Business Combination or the proposals to be presented at the special meeting, you should contact us by telephone or in writing:

Daniel J. Hennessy,

Chairman and Chief Executive Officer

Hennessy Capital Acquisition Corp.

700 Louisiana Street, Suite 900

Houston, Texas 77002

Tel: (312) 876-1956

Email: dhennessy@hennessycapllc.com

You may also obtain these documents by requesting them in writing or by telephone from Hennessy Capital’s proxy solicitation agent at the following address and telephone number:

Morrow & Co., LLC

470 West Avenue

Stamford CT 06902

Tel: (800) 662-5200 (toll-free) or

(203) 658-9400 (banks and brokers can call collect)

Email: hennessy.info@morrowco.com

If you are a stockholder of Hennessy Capital and would like to request documents, please do so by                     , 2014, in order to receive them before the special meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

All information contained or incorporated by reference in this proxy statement relating to Hennessy Capital has been supplied by Hennessy Capital, and all such information relating to Blue Bird has been supplied by Blue Bird. Information provided by either Hennessy Capital or Blue Bird does not constitute any representation, estimate or projection of any other party.

This document is a proxy statement of Hennessy Capital for the special meeting. We have not authorized anyone to give any information or make any representation about the Business Combination, the Company or Blue Bird that is different from, or in addition to, that contained in this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement speaks only as of the date of this proxy statement, unless the information specifically indicates that another date applies.

HENNESSY CAPITAL ACQUISITION CORP.

(a corporation in the development stage)

UNAUDITED FINANCIAL STATEMENTS

Condensed Balance Sheets as of June 30, 2014 and December 31, 2013

(dollars rounded to nearest thousands)

	June 30, 2014 (unaudited)	December 31, 2013 (audited)
ASSETS
Current assets:
Cash	$818,000	$2,000
Prepaid expenses	60,000	—

Total current assets	878,000	2,000
Non-current assets:
Deferred offering costs	—	346,000
Cash and investments held in Trust Account	115,004,000	—

Total assets	115,882,000	348,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accrued formation and offering costs	$—	$202,000
Accounts payable and accrued liabilities	256,000	—
Notes and advances payable—related party	—	121,000

Total current liabilities	256,000	323,000
Other liabilities:
Deferred underwriting compensation	3,738,000	—

Total liabilities	3,994,000	323,000

Common stock subject to possible redemption; 10,688,897 shares (at redemption value of approximately $10.00 per share)	106,888,000	—
Commitments and Contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized, none issued or outstanding	—	—
Common stock, $0.0001 par value, 29,000,000 authorized shares, 3,686,103 shares issued and outstanding (excluding 10,688,897 shares subject to possible redemption at June 30, 2014) and 2,875,000 shares issued and outstanding at December 31, 2013	—	—
Additional paid-in-capital	5,521,000	25,000
Deficit accumulated during the development stage	(521,000)	—

Total stockholders’ equity	5,000,000	25,000

Total liabilities and stockholders’ equity	$115,882,000	$348,000

See accompanying notes to condensed financial statements

HENNESSY CAPITAL ACQUISITION CORP.

(a corporation in the development stage)

Condensed Statements of Operations for the Three and Six Months Ended June 30, 2014 and for the Period from September 24, 2013 (inception) to June 30, 2014

(dollars rounded to nearest thousands)

	For the three months ended June 30, 2014	For the six months ended June 30, 2014	For the Period From September 24, 2013 (inception) to June 30, 2014
	(unaudited)	(unaudited)	(unaudited)
Revenues	$—	$—	$—
General and administrative expenses	394,000	525,000	525,000

Loss from operations	(394,000)	(525,000)	(525,000)
Other income—Interest on Trust Account	4,000	4,000	4,000

Net loss attributable to common shares	(390,000)	(521,000)	(521,000)

Weighted average common shares outstanding
Basic and diluted	3,637,000	3,544,000	3,308,000

Net loss per common share:
Basic and diluted	$(0.11)	$(0.15)	$(0.16)

See accompanying notes to condensed financial statements

HENNESSY CAPITAL ACQUISITION CORP.

(a corporation in the development stage)

Condensed Statements of Stockholders’ Equity

For the Period from September 24, 2013 (inception) to June 30, 2014

(dollars rounded to nearest thousands)

	Common Stock		Additional Paid-in	Deficit Accumulated During the Development	Stockholders’
	Shares	Amount	Capital	Stage	Equity
Sale of common stock to Sponsor in September 2013 at $0.009 per share	2,875,000	$—	$25,000	$—	$25,000
Net loss attributable to common shares	—	—	—	—	—

Balances, December 31, 2013	2,875,000	—	25,000	—	25,000
Sale of common stock and warrants to the public in January 2014 at $10.00 per share	11,500,000	—	115,000,000	—	115,000,000
Underwriters’ discount and offering expenses	—	—	(8,678,000)	—	(8,678,000)
Sale of 12,125,000 Private Placement Warrants in January 2014 at $0.50 per warrant	—	—	6,063,000	—	6,063,000
Proceeds subject to possible redemption of 10,740,997 shares at redemption value	(10,740,997)	—	(107,410,000)	—	(107,410,000)
Change in proceeds subject to possible redemption to 10,688,897 shares at redemption value	52,100	—	521,000	—	521,000
Net loss attributable to common shares not Subject to possible redemption	—	—	—	(521,000)	(521,000)

Balances, June 30, 2014	3,686,103	$—	$5,521,000	$(521,000)	$5,000,000

See accompanying notes to condensed financial statements

HENNESSY CAPITAL ACQUISITION CORP.

(a corporation in the development stage)

Condensed Statements of Cash Flows for the Six Months Ended June 30, 2014 and for the Period from September 24, 2013 (inception) to June 30, 2014

(dollars rounded to nearest thousands)

	For the Six Months ended June 30, 2014	For the Period From September 24, 2013 (inception) to June 30, 2014
Net loss	$(521,000)	$(521,000)
Adjustments to reconcile net loss to net cash used in operations:
Increase in prepaid expenses	(60,000)	(60,000)
Increase in accounts payable and accrued liabilities	255,000	255,000

Net cash used in operating activities	(326,000)	(326,000)

Cash flows from investing activities:
Cash deposited in Trust Account	$(115,000,000)	$(115,000,000)
Trust income retained in Trust Account	(4,000)	(4,000)

Net cash used in investing activities:	(115,004,000)	(115,004,000)

Cash flows from financing activities:
Proceeds from note payable and advances—related party	129,000	250,000
Proceeds from sale of common stock to Sponsor	—	25,000
Proceeds from sale of Public Offering shares	115,000,000	115,000,000
Proceeds from sale of Private Placement Warrants	6,063,000	6,063,000
Payment of underwriting discounts	(4,312,000)	(4,312,000)
Payment of deferred offering costs	(484,000)	(628,000)
Payment of note payable and advances—related party	(250,000)	(250,000)

Net cash provided by financing activities	116,146,000	116,148,000

Net increase in cash	816,000	818,000
Cash at beginning of period	2,000	—

Cash at end of period	818,000	818,000

Supplemental disclosure of non-cash financing activities:
Deferred underwriters commission	$3,738,000	$3,738,000

See accompanying notes to condensed financial statements

HENNESSY CAPITAL ACQUISITION CORP.

(a corporation in the development stage)

Notes to Condensed Financial Statements

NOTE 1—DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Organization and General:

Hennessy Capital Acquisition Corp. (a corporation in the development stage) (the “Company”) was incorporated in Delaware on September 24, 2013. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is considered to be in the development stage as defined in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 915 “Development Stage Entities” and is subject to the risks associated with activities of development stage companies. Further, the Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the “Securities Act,” as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).

At June 30, 2014, the Company had not commenced any operations. All activity for the period from September 24, 2013 (inception) through June 30, 2014 relates to the Company’s formation, the initial public offering (“Public Offering”) described below and efforts directed toward locating a suitable Business Combination. The Company will not generate any operating revenues until after completion of its Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Public Offering. The Company has selected December 31st as its fiscal year end.

Sponsor and Financing:

The Company’s sponsor is Hennessy Capital Partners I LLC, a Delaware limited liability corporation (the “Sponsor”). The Company intends to finance a Business Combination with the proceeds from a $115,000,000 Public Offering (Note 3) and a $6,063,000 private placement (Note 4). Upon the closing of the Public Offering and the private placement, $115,000,000 was required to be deposited, and was deposited, in the Trust Account (discussed below).

The Trust Account:

The funds in the trust account may be invested only in U.S. government treasury bills with a maturity of one hundred and eighty (180) days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940 which invest only in direct U.S. government obligations (the “Trust Account”). Funds will remain in the Trust Account until the earlier of (i) the consummation of the Business Combination or (ii) the distribution of the Trust Account as described below. The remaining proceeds outside the Trust Account may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.

Our amended and restated certificate of incorporation provides that, other than the withdrawal of interest to pay taxes, if any, none of the funds held in trust will be released until the earlier of: (i) the completion of the Business Combination; or (ii) the redemption of 100% of the shares of common stock included in the units sold in the Public Offering (the “Units”) if the Company is unable to complete a Business Combination within 21 months from the closing of the Public Offering, or 24 months from the closing of the Public Offering if we have executed a

HENNESSY CAPITAL ACQUISITION CORP.

(a corporation in the development stage)

Notes to Condensed Financial Statements—(Continued)

letter of intent, agreement in principle or definitive agreement for a Business Combination within 21 months from the closing of the Public Offering but have not completed the Business Combination within such 21-month period (subject to the requirements of law).

Business Combination:

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Public Offering, although substantially all of the net proceeds of the Public Offering are intended to be generally applied toward consummating a Business Combination with (or acquisition of) a Target Business. As used herein, “Target Business” must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of our signing a definitive agreement in connection with our Business Combination. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company, after signing a definitive agreement for a Business Combination, will either (i) seek stockholder approval of the Business Combination at a meeting called for such purpose in connection with which stockholders may seek to redeem their shares, regardless of whether they vote for or against the Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest but less taxes payable, or (ii) provide stockholders with the opportunity to sell their shares to the Company by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to commencement of the tender offer, including interest but less taxes payable. The decision as to whether the Company will seek stockholder approval of the Business Combination or will allow stockholders to sell their shares in a tender offer will be made by the Company, in its sole discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek stockholder approval unless a vote is required by Nasdaq rules. If the Company seeks stockholder approval, it will complete its Business Combination only if a majority of the outstanding shares of common stock voted are voted in favor of the Business Combination. However, in no event will the Company redeem its shares of common stock sold in the Public Offering (the “Public Shares”) in an amount that would cause its net tangible assets to be less than $5,000,001. In such case, the Company would not proceed with the redemption of its Public Shares and the related Business Combination, and instead may search for an alternate Business Combination.

If the Company holds a stockholder vote or there is a tender offer for shares in connection with a Business Combination, a public stockholder will have the right to redeem its shares for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest but less taxes payable. As a result, such shares of common stock are recorded at redemption amount and classified as temporary equity in the accompanying interim condensed financial statements, in accordance with FASB ASC 480, “Distinguishing Liabilities from Equity.” As of June 30, 2014, the amount in the Trust Account is approximately $10.00 per Public Share ($115,004,000 held in the Trust Account divided by 11,500,000 Public Shares).

HENNESSY CAPITAL ACQUISITION CORP.

(a corporation in the development stage)

Notes to Condensed Financial Statements—(Continued)

The Company will only have 21 months from the closing date of the Public Offering to complete its Business Combination (or 24 months, as applicable). If the Company does not complete a Business Combination within this period of time, it shall (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the Public Shares for a per share pro rata portion of the Trust Account, including interest, but less taxes payable (less up to $50,000 of such net interest to pay dissolution expenses) and (iii) as promptly as possible following such redemption, dissolve and liquidate the balance of the Company’s net assets to its remaining stockholders, as part of its plan of dissolution and liquidation. The initial stockholders have entered into letter agreements with us, pursuant to which they have waived their rights to participate in any redemption with respect to their initial shares; however, if the initial stockholders or any of the Company’s officers, directors or affiliates acquire shares of common stock in or after the Public Offering, they will be entitled to a pro rata share of the Trust Account upon the Company’s redemption or liquidation in the event the Company does not complete a Business Combination within the required time period.

In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per Unit in the Public Offering.

Subsequent Events:

Management has performed an evaluation of subsequent events through the date of issuance of the financial statements, noting no items which require adjustment or disclosure.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation:

The accompanying interim condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (“SEC”), and reflect all adjustments, consisting only of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the financial position as of June 30, 2014 and the results of operations and cash flows for the periods presented. Certain information and disclosures normally included in financial statements prepared in accordance with GAAP have been omitted pursuant to such rules and regulations. Interim results are not necessarily indicative of results for a full year.

The accompanying unaudited interim condensed financial statements should be read in conjunction with the audited financial statements and notes thereto included in the final prospectus filed by the Company with the SEC on January 17, 2014. All dollar amounts are rounded to the nearest thousand dollars.

Development Stage Company:

The Company complies with the reporting requirements of FASB ASC 915, “Development Stage Entities.”

HENNESSY CAPITAL ACQUISITION CORP.

(a corporation in the development stage)

Notes to Condensed Financial Statements—(Continued)

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended, or the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

Loss Per Common Share:

Net loss per common share is computed by dividing net loss applicable to common stockholders by the weighted average number of shares of common stock outstanding during the period, plus to the extent dilutive the incremental number of shares of common stock to settle warrants, as calculated using the treasury stock method. At June 30, 2014, the Company’s warrants that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company under the treasury stock method were anti-dilutive due to the Company’s net loss. As a result, diluted loss per common share is the same as basic loss per common share for the period.

Concentration of Credit Risk:

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which at times, exceed the federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Financial Instruments:

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying condensed balance sheets.

Use of Estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

HENNESSY CAPITAL ACQUISITION CORP.

(a corporation in the development stage)

Notes to Condensed Financial Statements—(Continued)

Deferred Offering Costs:

The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (SAB) Topic 5A—“Expenses of Offering”. Deferred offering costs of approximately $346,000 at December 31, 2013 consist principally of professional fees incurred. These costs, together with the underwriting discount, were charged to capital upon completion of the Public Offering.

Income Taxes:

The Company follows the asset and liability method of accounting for income taxes under FASB ASC, 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. At June 30, 2014 and December 31, 2013, the Company has a deferred tax asset of approximately $182,000 and $-0-, respectively, related to net loss carryforwards (which begin to expire in 2034) and start-up costs. Management has determined that a full valuation allowance of the deferred tax asset is appropriate at this time.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of June 30, 2014. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at June 30, 2014 or December 31, 2013. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

The Company charges state franchise taxes to operations and such amounts were approximately $22,000, $44,000 and $44,000, respectively, in the three and six months ended June 30, 2014 and for the period from September 24, 2013 (inception) to June 30, 2014.

Redeemable common stock:

All of the 11,500,000 shares of common stock sold as part of the Units in the Public Offering contain a redemption feature which allows for the redemption of such common stock under the Company’s liquidation or tender offer/stockholder approval provisions. In accordance with ASC 480, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480. Although the Company does not specify a maximum redemption

HENNESSY CAPITAL ACQUISITION CORP.

(a corporation in the development stage)

Notes to Condensed Financial Statements—(Continued)

threshold, its amended and restated certificate of incorporation provides that in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets (stockholders’ equity) to be less than $5,000,001.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of the security to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are affected by charges against additional paid-in capital.

Accordingly, at June 30, 2014, 10,688,897 of the 11,500,000 Public Shares are classified outside of permanent equity at their redemption value. The redemption value is equal to the pro rata share of the aggregate amount then on deposit in the Trust Account, including interest but less taxes payable (approximately $10.00 per share at June 30, 2014).

Recent Accounting Pronouncements:

In June 2014, the Financial Accounting Standards Board issued Accounting Standards Update (“ASU”) No. 2014-10, which eliminated certain financial reporting requirements of companies previously identified as “Development Stage Entities” (Topic 915). The amendments in this ASU simplify accounting guidance by removing all incremental financial reporting requirements for development stage entities. The amendments also reduce data maintenance and, for those entities subject to audit, audit costs by eliminating the requirement for development stage entities to present inception-to-date information in the statements of income, cash flows, and shareholder equity. Early application of each of the amendments is permitted for any annual reporting period or interim period for which the entity’s financial statements have not yet been issued (public business entities) or made available for issuance (other entities). Upon adoption, entities will no longer present or disclose any information required by Topic 915. For public business entities, those amendments are effective for annual reporting periods beginning after December 15, 2014, and interim periods therein. The Company will be adopting this standard in future filings.

Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3—PUBLIC OFFERING

Pursuant to the Public Offering, the Company sold 11,500,000 Units (including 1,500,000 units under the underwriter’s overallotment option which was exercised in full) at a price of $10.00 per unit. Each Unit consisted of one share of the Company’s common stock, $0.0001 par value and one redeemable common stock purchase warrant (the “Warrants”). Under the terms of its warrant agreement with Continental Stock Transfer and Trust Company dated January 16, 2014, the Company has agreed to use its best efforts to file a new registration statement under the Securities Act, following the completion of the Business Combination. Each Warrant entitles the holder to purchase one-half of one share of common stock at a price of $5.75 per half share. No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, the Company will, upon exercise, round down to the nearest whole number the number of shares of common

HENNESSY CAPITAL ACQUISITION CORP.

(a corporation in the development stage)

Notes to Condensed Financial Statements—(Continued)

stock to be issued to the Warrant holder. Each Warrant will become exercisable on the later of 30 days after the completion of our Business Combination or 12 months from the closing of the Public Offering and will expire five years after the completion of our Business Combination or earlier upon redemption or liquidation. However, if the Company does not complete its Business Combination on or prior to the 21-month (or 24-month) period allotted to complete the Business Combination, the Warrants will expire at the end of such period. If the Company is unable to deliver registered shares of common stock to the holder upon exercise of Warrants during the exercise period, there will be no net cash settlement of these Warrants and the Warrants will expire worthless, unless they may be exercised on a cashless basis in the circumstances described in the warrant agreement. Once the Warrants become exercisable, the Company may redeem the outstanding Warrants in whole and not in part at a price of $0.01 per Warrant upon a minimum of 30 days’ prior written notice of redemption, only in the event that the last sale price of the Company’s shares of common stock equals or exceeds $24.00 per share for any 20 trading days within the 30-trading day period ending on the third trading day before the Company sends the notice of redemption to the Warrant holders.

The Company paid an underwriting discount of 3.75% of the gross offering proceeds to the underwriters at the closing of the Public Offering, with an additional fee (the “Deferred Discount”) of 3.25% of the gross offering proceeds payable upon the Company’s completion of a Business Combination. The Deferred Discount will become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes its Business Combination.

NOTE 4—RELATED PARTY TRANSACTIONS

Founder Shares

In September 2013, the Sponsor purchased 2,875,000 shares of common stock (the “Founder Shares”) for $25,000, or approximately $0.009 per share. The Founder Shares are identical to the common stock included in the Units sold in the Public Offering except that the Founder Shares are subject to certain transfer restrictions, as described in more detail below.

Our initial stockholders have agreed not to transfer, assign or sell any of their Founder Shares until the earlier of (A) one year after the completion of the Business Combination or (B) the date on which the Company completes a liquidation, merger, stock exchange or other similar transaction after the Business Combination that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property (the “Lock Up Period”). Notwithstanding the foregoing, if the last sale price of our common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our Business Combination, or (2) if we consummate a transaction after our Business Combination which results in our stockholders having the right to exchange their shares for cash or property worth at least $12.00 per share, the Founder Shares will be released from the lock-up restrictions.

In addition, a portion of the Founder Shares in an amount equal to 25% of the Founder Shares held by our initial stockholders, or 5% of our issued and outstanding shares after the Public Offering (the “Founder Earnout Shares”), will be subject to forfeiture by the initial stockholders (or their permitted transferees) on the fourth anniversary of our Business

HENNESSY CAPITAL ACQUISITION CORP.

(a corporation in the development stage)

Notes to Condensed Financial Statements—(Continued)

Combination unless following our Business Combination the last sale price of our stock equals or exceeds $13.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period. The number of Founder Earnout Shares is 718,750.

Private Placement Warrants

Concurrently with the closing of the Public Offering, the Sponsor purchased from the Company an aggregate of 12,125,000 warrants at a price of $0.50 per warrant ( for an aggregate purchase price of $6,062,500) in a private placement (the “Private Placement Warrants”). Each Private Placement Warrant entitles the holder to purchase one-half of one share of common stock at $5.75 per half share. The proceeds from the sale of the Private Placement Warrants have been added to the proceeds from the Public Offering held in the Trust Account pending completion of the Business Combination. The Private Placement Warrants (including the common stock issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of the Business Combination and they will be non-redeemable so long as they are held by the Sponsor or its permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the warrants included in the Units sold in the Public Offering. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the Warrants sold as part of the Units in the Public Offering and have no net cash settlement provisions.

If the Company does not complete a Business Combination, then the proceeds will be part of the liquidating distribution to the public stockholders and the Private Placement Warrants sold to the Sponsor will expire worthless.

Registration Rights

Our initial stockholders and holders of the Private Placement Warrants are entitled to registration rights pursuant to a registration rights agreement. Our initial stockholders and holders of the Private Placement Warrants are entitled to make up to three demands, excluding short form registration demands, that the Company register such securities for sale under the Securities Act. In addition, these holders will have “piggy-back” registration rights to include their securities in other registration statements filed by the Company. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable Lock Up Period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Related Party Loans

Hennessy Capital LLC, an affiliate of the Company’s Sponsor and Chief Executive Officer, loaned the Company an aggregate of approximately $250,000 by the issuance of an unsecured promissory note (the “Note”) for $100,000 and unsecured advances of approximately $150,000 to cover expenses related to the Public Offering. These loans and advances were non-interest bearing and were repaid upon completion of the Public Offering in January 2014.

HENNESSY CAPITAL ACQUISITION CORP.

(a corporation in the development stage)

Notes to Condensed Financial Statements—(Continued)

Administrative Services Agreement

The Company has agreed to pay $10,000 a month for office space, administrative services and secretarial support to Hennessy Capital LLC, an affiliate of the Sponsor. Services commenced on January 17, 2014 and will terminate upon the earlier of the consummation by the Company of a Business Combination or the liquidation of the Company. Charges for services under the administrative services agreement were approximately $30,000, $56,000 and $56,000, respectively, for the three and six months ended June 30, 2014 and for the period from September 24, 2013 (inception) to June 30, 2014. Amounts prepaid at June 30, 2014 was approximately $6,000.

NOTE 5—TRUST ACCOUNT

Upon the closing of the Public Offering and the private placement, a total of $115,000,000 was placed in the Trust Account. All proceeds in the Trust Account may be invested in either U.S. government treasury bills with a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, and that invest solely in U.S. Treasuries.

At June 30, 2014, the proceeds of the Trust Account have been invested in U.S. treasury bills yielding interest of between 0.0% and 0.46%. The carrying value of the investment includes accrued interest of approximately $4,000 and approximates market at June 30, 2014.

NOTE 6—FAIR VALUE MEASUREMENT

The Company complies with FASB ASC 820, Fair Value Measurements, for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The following tables present information about the Company’s assets that are measured at fair value on a recurring basis as of June 30, 2014 and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs utilize data points that are observable such as quoted prices, interest rates and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the asset, and includes situations where there is little, if any, market activity for the asset:

Description	June 30, 2014 (unaudited)	Quoted Price in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
U.S. Government Treasury Bills	$115,004,000	$115,004,000	$—	$

HENNESSY CAPITAL ACQUISITION CORP.

(a corporation in the development stage)

Notes to Condensed Financial Statements—(Continued)

NOTE 7—STOCKHOLDERS’ EQUITY

Common Stock

The Company is authorized to issue up to 29,000,000 shares of common stock. Holders of the Company’s common stock are entitled to one vote for each share of common stock. At June 30, 2014 and December 31, 2013, there were 3,686,103 (excluding at June 30, 2014, 10,688,897 shares of common stock subject to redemption) and 2,875,000 shares, respectively, of common stock issued and outstanding.

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors. At June 30, 2014 and December 31, 2013, there were no shares of preferred stock issued and outstanding.

AUDITED FINANCIAL STATEMENTS

As of December 31, 2013 and for the period from September 24, 2013 (inception) to December 31, 2013

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

of Hennessy Capital Acquisition Corp.

We have audited the accompanying balance sheet of Hennessy Capital Acquisition Corp. (a corporation in the development stage) (the “Company”) as of December 31, 2013, and the related statements of operations, stockholders’ equity and cash flows for the period from September 24, 2013 (inception) to December 31, 2013. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hennessy Capital Acquisition Corp. (a corporation in the development stage) as of December 31, 2013, and the results of its operations and its cash flows for the period from September 24, 2013 (inception) to December 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

/s/    Rothstein Kass

New York, New York

January 6, 2014

HENNESSY CAPITAL ACQUISITION CORP.

(a corporation in the development stage)

Balance Sheet as of

December 31, 2013

ASSETS
Current asset—cash	$2,000
Deferred offering costs	346,000

Total assets	$348,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accrued formation and offering costs	$202,000
Notes and advances payable—related party	121,000
Total current liabilities	323,000
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized, none issued or outstanding	—
Common stock, $0.0001 par value, 29,000,000 authorized shares, 2,875,000 shares issued and outstanding	—
Additional paid-in-capital	25,000
Deficit accumulated during the development stage	—

Total stockholders’ equity	25,000
Total liabilities and stockholders’ equity	$348,000

See accompanying notes to financial statements.

HENNESSY CAPITAL ACQUISITION CORP.

(a corporation in the development stage)

Statement of Operations

For the Period from September 24, 2013 (inception) to December 31, 2013

Revenues	$—
General and administrative expenses	—
Net loss attributable to common shares	—

Weighted average common shares outstanding
Basic and diluted	2,875,000

Net loss per common share:
Basic and diluted	$(0.00)

See accompanying notes to financial statements.

HENNESSY CAPITAL ACQUISITION CORP.

(a corporation in the development stage)

Statement of Stockholders Equity

For the Period from September 24, 2013 (inception) to December 31, 2013

	Common Stock		Additional Paid-in Capital	Deficit Accumulated During the Development Stage	Stockholders’ Equity
	Shares	Amount
Sale of common stock to Sponsor in September 2013 at $0.009 per share	2,875,000	$—	$25,000	$—	$25,000
Net loss attributable to common shares	—	—	—	—	—
Balances, December 31, 2013	2,875,000	$—	$25,000	$—	$25,000

See accompanying notes to financial statements.

HENNESSY CAPITAL ACQUISITION CORP.

(a corporation in the development stage)

Statement of Cash Flows

For the Period from September 24, 2013 (inception) to December 31, 2013

Net Loss	$—
Cash flows from financing activities:
Proceeds from note payable—related party	$111,000
Proceeds from sale of common stock to Sponsor	25,000
Payment of deferred offering costs	(134,000)

Net cash provided by financing activities	2,000
Increase in cash	2,000
Cash at beginning of period	—
Cash at end of period	2,000

Supplemental disclosure of non-cash financing activities:
Deferred offering costs included in accrued formation and offering costs	$202,000

See accompanying notes to financial statements.

HENNESSY CAPITAL ACQUISITION CORP.

(a corporation in the development stage)

Notes to Financial Statements

NOTE 1—DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Organization and General:

Hennessy Capital Acquisition Corp. (a corporation in the development stage) (the “Company”) was incorporated in Delaware on September 24, 2013. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is considered to be in the development stage as defined in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 915 “Development Stage Entities” and is subject to the risks associated with activities of development stage companies. Further, the Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the “Securities Act,” as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).

At December 31, 2013, the Company had not commenced any operations. All activity for the period from September 24, 2013 (inception) through December 31, 2013 relates to the Company’s formation and the proposed initial public offering (“Proposed Offering”) described below. The Company will not generate any operating revenues until after completion of its initial business combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Proposed Offering. The Company has selected December 31st as its fiscal year end. All dollar amounts are rounded to the nearest thousand dollars.

Sponsor and Proposed Financing:

The Company’s sponsor is Hennessy Capital Partners I LLC, a Delaware limited liability corporation (the “Sponsor”). The Company intends to finance a Business Combination with proceeds from a $100,000,000 public offering (the “Proposed Offering”—Note 3) and a $5,500,000 private placement (Note 4). Upon the closing of the Proposed Offering and the private placement, $100,000,000 (or $115,000,000 if the underwriter’s over-allotment option is exercised in full—Note 3) will be held in the Trust Account (discussed below).

The Trust Account:

The Trust Account will be invested only in U.S. government treasury bills with a maturity of one hundred and eighty (180) days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940 which invest only in direct U.S. government obligations. Funds will remain in the Trust Account until the earlier of (i) the consummation of its first Business Combination or (ii) the distribution of the Trust Account as described below. The remaining proceeds outside the Trust Account may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.

Our amended and restated certificate of incorporation provides that, other than the withdrawal of interest to pay taxes, if any, none of the funds held in trust will be released until the earlier of: (i) the completion of the Business Combination; or (ii) the redemption of 100% of the shares of common stock included in the Units being sold in the Proposed Offering if the

HENNESSY CAPITAL ACQUISITION CORP.

(a corporation in the development stage)

Notes to Financial Statements—(Continued)

Company is unable to complete a Business Combination within 21 months from the closing of the Proposed Offering, or 24 months from the closing of this offering if we have executed a letter of intent, agreement in principle or definitive agreement for an initial Business Combination within 21 months from the closing of the Proposed Offering but have not completed the initial Business Combination within such 21-month period (subject to the requirements of law).

Business Combination:

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Proposed Offering, although substantially all of the net proceeds of the Proposed Offering are intended to be generally applied toward consummating a Business Combination with (or acquisition of) a Target Business. As used herein, “Target Business” must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the trust account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of our signing a definitive agreement in connection with our initial business combination. Furthermore, there is no assurance that the Company will be able to successfully effect a Business Combination.

The Company, after signing a definitive agreement for a Business Combination, will either (i) seek stockholder approval of the Business Combination at a meeting called for such purpose in connection with which stockholders may seek to redeem their shares, regardless of whether they vote for or against the Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest but less taxes payable, or (ii) provide stockholders with the opportunity to sell their shares to the Company by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to commencement of the tender offer, including interest but less taxes payable. The decision as to whether the Company will seek stockholder approval of the Business Combination or will allow stockholders to sell their shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek stockholder approval unless a vote is required by Nasdaq rules. If the Company seeks stockholder approval, it will complete its Business Combination only if a majority of the outstanding shares of common stock voted are voted in favor of the Business Combination. However, in no event will the Company redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001. In such case, the Company would not proceed with the redemption of its public shares and the related Business Combination, and instead may search for an alternate Business Combination.

If the Company holds a stockholder vote or there is a tender offer for shares in connection with a Business Combination, a public stockholder will have the right to redeem its shares for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest but less taxes payable. As a result, such shares of common stock will be recorded at redemption amount and classified as temporary equity upon the

HENNESSY CAPITAL ACQUISITION CORP.

(a corporation in the development stage)

Notes to Financial Statements—(Continued)

completion of the Proposed Offering, in accordance with FASB ASC 480, “Distinguishing Liabilities from Equity.” The amount in the Trust Account is initially anticipated to be $10.00 per public common share ($100,000,000 held in the Trust Account divided by 10,000,000 public common shares).

The Company will only have 21 months from the closing date of the Proposed Offering to complete its initial Business Combination (or 24 months, as applicable). If the Company does not complete a Business Combination within this period of time, it shall (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the public shares of common stock for a per share pro rata portion of the Trust Account, including interest, but less taxes payable (less up to $50,000 of such net interest to pay dissolution expenses) and (iii) as promptly as possible following such redemption, dissolve and liquidate the balance of the Company’s net assets to its remaining stockholders, as part of its plan of dissolution and liquidation. The initial stockholders have entered into letter agreements with us, pursuant to which they have waived their rights to participate in any redemption with respect to their initial shares; however, if the initial stockholders or any of the Company’s officers, directors or affiliates acquire shares of common stock in or after the Proposed Offering, they will be entitled to a pro rata share of the Trust Account upon the Company’s redemption or liquidation in the event the Company does not complete a Business Combination within the required time period.

In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per Unit in the Proposed Offering.

Subsequent Events:

Management has performed an evaluation of subsequent events through January 6, 2014, the date of issuance of the financial statements, noting no items which require adjustment or disclosure.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation:

The financial statements of the Company are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America.

Development Stage Company:

The Company complies with the reporting requirements of FASB ASC 915, “Development Stage Entities.”

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do

HENNESSY CAPITAL ACQUISITION CORP.

(a corporation in the development stage)

Notes to Financial Statements—(Continued)

not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

Loss Per Common Share:

Net loss per common share is computed by dividing net loss applicable to common stockholders by the weighted average number of common shares outstanding during the period, plus to the extent dilutive the incremental number of shares of common tock to settle warrants, as calculated using the treasury stock method. At December 31, 2013, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company under the treasury stock method. As a result, diluted loss per common share is the same as basic loss per common share for the period.

Concentration of Credit Risk:

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which at times, exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Financial Instruments:

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet.

Use of Estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Deferred Offering Costs:

The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (SAB) Topic 5A—“Expenses of Offering”. Deferred offering costs of approximately $346,000 consist principally of professional fees incurred. These costs, together with the underwriter discount, will be charged to capital upon completion of the Proposed Offering or charged to operations if the Proposed Offering is not completed.

HENNESSY CAPITAL ACQUISITION CORP.

(a corporation in the development stage)

Notes to Financial Statements—(Continued)

Income Taxes:

The Company follows the asset and liability method of accounting for income taxes under FASB ASC, 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2013. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at December 31, 2013. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Recent Accounting Pronouncements:

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3—PUBLIC OFFERING

Pursuant to the Proposed Offering, the Company intends to offer for sale up to 10,000,000 units at a price of $10.00 per unit (the “Units”). Each Unit consists of one share of the Company’s common stock, $0.0001 par value and one redeemable common stock purchase warrant (the “Warrants”). Under the terms of a proposed warrant agreement, the Company has agreed to use its best efforts to file a new registration statement under the Securities Act, following the completion of the Company’s initial Business Combination. Each Warrant entitles the holder to purchase one-half of one share of common stock at a price of $5.75 per one-half of one share ($11.50 per whole share). No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of common stock to be issued to the warrant holder. Each Warrant will become exercisable on the later of 30 days after the completion of our initial Business Combination or 12 months from the closing of the Proposed Offering and will expire five years after the completion of our initial Business Combination or earlier upon redemption or liquidation. However, if the Company does not complete its initial Business Combination on or prior to the 21-month (or 24-month) period allotted to complete the Business Combination, the Warrants will expire at the end of such period. If the Company is unable to deliver registered shares of common stock to

HENNESSY CAPITAL ACQUISITION CORP.

(a corporation in the development stage)

Notes to Financial Statements—(Continued)

the holder upon exercise of Warrants issued in connection with the 10,000,000 public units during the exercise period, there will be no net cash settlement of these Warrants and the Warrants will expire worthless, unless they may be exercised on a cashless basis in the circumstances described in the warrant agreement. Once the warrants become exercisable, the Company may redeem the outstanding warrants in whole and not in part at a price of $0.01 per warrant upon a minimum of 30 days’ prior written notice of redemption, only in the event that the last sale price of the Company’s shares of common stock equals or exceeds $24.00 per share for any 20 trading days within the 30-trading day period ending on the third trading day before the Company sends the notice of redemption to the warrant holders.

The Company expects to grant the underwriters a 45-day option to purchase up to 1,500,000 additional Units to cover any overallotment, at the initial public offering price less the underwriting discounts and commissions. The warrants that would be issued in connection with 1,500,000 over-allotment units are identical to the public warrants and have no net cash settlement provisions.

The Company expects to pay an underwriting discount of 3.75% of the per Unit offering price to the underwriters at the closing of the Proposed Offering, with an additional fee (the “Deferred Discount”) of 3.25% of the gross offering proceeds payable upon the Company’s completion of a Business Combination. The Deferred Discount will become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes its initial Business Combination.

NOTE 4—RELATED PARTY TRANSACTIONS

Founder Shares

In September 2013, the Sponsor purchased 2,875,000 shares of common stock (the “Founder Shares”) for $25,000, or approximately $0.009 per share. The Founder Shares are identical to the common stock included in the Units being sold in the Proposed Offering except that the Founder Shares are subject to certain transfer restrictions, as described in more detail below. The Sponsor has agreed to forfeit up to 375,000 Founder Shares to the extent that the over-allotment option is not exercised in full by the underwriters. The forfeiture will be adjusted to the extent that the over-allotment option is not exercised in full by the underwriters so that the initial stockholders will own 20.0% of the Company’s issued and outstanding shares after the Proposed Offering. If we increase or decrease the size of the offering pursuant to Rule 462(b) under the Securities Act, we will effect a stock dividend or share contribution back to capital, as applicable, immediately prior to the consummation of the Proposed Offering in such amount as to maintain the ownership of our stockholders prior to the Proposed Offering at 20.0% of our issued and outstanding shares of our common stock upon the consummation of the Proposed Offering.

Our initial stockholders have agreed not to transfer, assign or sell any of their Founder Shares until the earlier of (A) one year after the completion of the Company’s initial Business Combination, or earlier if, subsequent to the Company’s initial Business Combination, the last sale price of the Company’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Company’s initial

HENNESSY CAPITAL ACQUISITION CORP.

(a corporation in the development stage)

Notes to Financial Statements—(Continued)

Business Combination or (B) the date on which the Company completes a liquidation, merger, stock exchange or other similar transaction after the initial Business Combination that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property (the “Lock Up Period”). Notwithstanding the foregoing, if the last sale price of our common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination, or (2) if we consummate a transaction after our initial business combination which results in our stockholders having the right to exchange their shares for cash or property worth at least $12.00 per share, the Founder Shares will be released from the lock-up.

In addition, a portion of the Founder Shares in an amount equal to 25% of the Founders Shares held by our initial stockholders, or 5% of our issued and outstanding shares after this offering and any exercise of the underwriters’ over-allotment option (the “Founder Earnout Shares”), will be subject to forfeiture by the initial stockholders (or its permitted transferees) on the fourth anniversary of our initial Business Combination unless following our initial business combination the last sale price of our stock equals or exceeds $13.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period. The number of Founder Earnout Shares will be between 625,000 and 718,750, depending on the exercise of the underwriters’ overallotment option.

Private Placement Warrants

The Sponsor has agreed to purchase from the Company an aggregate of 11,000,000 warrants (or 12,125,000 warrants if the over-allotment option is exercised in full) at a price of $0.50 per warrant (a purchase price of $5,500,000 or $6,062,500 if the over-allotment option is exercised), in a private placement that will occur simultaneously with the completion of the Proposed Offering (the “Private Placement Warrants”). Each Private Placement Warrant entitles the holder to purchase one-half of one share of common stock at $5.75 per one-half of one share ($11.50 per whole share). The purchase price of the Private Placement Warrants will be added to the proceeds from the Proposed Offering to be held in the Trust Account pending completion of the Company’s initial Business Combination. The Private Placement Warrants (including the common stock issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of the initial Business Combination and they will be non-redeemable so long as they are held by the Sponsor or its permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the warrants included in the Units being sold in the Proposed Offering. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the Warrants being sold as part of the Units in the Proposed Offering and have no net cash settlement provisions.

If the Company does not complete a Business Combination, then the proceeds will be part of the liquidating distribution to the public stockholders and the Warrants issued to the Sponsor will expire worthless.

HENNESSY CAPITAL ACQUISITION CORP.

(a corporation in the development stage)

Notes to Financial Statements—(Continued)

Registration Rights

Our initial shareholders and holders of the Private Placement Warrants will be entitled to registration rights pursuant to a registration rights agreement to be signed on or before the date of the prospectus for the Proposed Offering. Our initial shareholders and holders of the Private Placement Warrants will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities for sale under the Securities Act. In addition, these holders will have “piggy-back” registration rights to include their securities in other registration statements filed by the Company. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable Lock Up Period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Related Party Loans

As of December 31, 2013, Hennessy Capital LLC, an affiliate of the Company’s Sponsor and Chief Executive Officer, has loaned the Company an aggregate of approximately $121,000 by the issuance of an unsecured promissory note (the “Note”) for $100,000 and unsecured advances of approximately $21,000 to cover expenses related to this Proposed Offering. These loans are non-interest bearing and payable on the earlier of March 31, 2014 or the completion of the Proposed Offering.

Administrative Service Agreement

The Company has agreed to pay $10,000 a month for office space, administrative services and secretarial support to an affiliate of the Sponsor, Hennessy Capital LLC. Services will commence on the date the securities are first listed on the Nasdaq Capital Market and will terminate upon the earlier of the consummation by the Company of an initial Business Combination or the liquidation of the Company.

NOTE 5—STOCKHOLDERS’ EQUITY

Common Stock

The authorized common stock of the Company includes up to 29,000,000 shares; upon completion of the Proposed Offering, the Company will likely (depending on the terms of the Business Combination) be required to increase the number of shares of common stock which it is authorized to issue at the same time as its stockholders vote on the Business Combination to the extent the Company seeks stockholder approval in connection with its Business Combination. Holders of the Company’s common stock are entitled to one vote for each share of common stock. At December 31, 2013, there were 2,875,000 shares of common stock issued and outstanding.

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors. At December 31, 2013, there were no shares of preferred stock issued and outstanding.

SCHOOL BUS HOLDINGS INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Balance Sheets

(in thousands except for share data)

	June 28, 2014	September 28, 2013
ASSETS
Current assets
Cash and cash equivalents	$35,716	$46,594
Accounts receivables, net	24,284	13,493
Inventories	107,100	60,979
Other current assets	3,526	3,442
Deferred tax asset	4,875	3,016

Total current assets	175,501	127,524
Property, plant and equipment, net	29,552	31,938
Restricted cash	—	1,206
Goodwill	18,825	18,825
Intangible assets	62,706	64,103
Equity investment in affiliate	8,918	8,661
Deferred tax asset	3,132	8,484
Other assets	3,484	1,475

Total assets	$302,118	$262,216

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$110,084	$72,960
Accrued warranty current	6,173	5,917
Accrued expenses	28,720	30,934
Deferred warranty income current portion	3,962	3,767
Other current liabilities	15,624	3,020
Current portion of senior term debt	11,256	2,979

Total current liabilities	175,819	119,577
Long-term liabilities
Revolving senior credit facility	—	128
Long term debt, net	213,853	10,021
Accrued warranty	8,382	7,530
Deferred warranty income	7,401	6,976
Other long-term liabilities	7,429	7,346
Pension liabilities	28,112	32,058

Total long-term liabilities	265,177	64,059
Commitments and contingencies
Stockholders’ (deficit) equity
Common stock, $0.01 par value—100 shares authorized, issued and outstanding	1	1
Additional paid-in capital	(97,807)	94,999
Retained (deficit) earnings	—	25,998
Accumulated other comprehensive loss	(41,072)	(42,418)

Total stockholders’ (deficit) equity	(138,878)	78,580

Total liabilities and stockholders’ equity	$302,118	$262,216

See accompanying notes to condensed consolidated financial statements

SCHOOL BUS HOLDINGS INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Operations and Comprehensive Income

(in thousands except for share data)

	For the Nine Months Ended June 28, 2014	For the Nine Months Ended June 29, 2013
Net sales	$578,094	$527,767
Cost of goods sold	498,394	467,722

Gross profit	79,700	60,045
Operating expenses
Selling, general and administrative expenses	67,800	46,390

Operating profit	11,900	13,655
Interest income (expense), net	(1,167)	(1,748)
Other income (expense), net	787	(1,292)

Income before income taxes	11,520	10,615
Income tax benefit (expense)	(3,667)	(260)
Equity in net income of non-consolidated affiliate, net of taxes	164	803

Net Income	8,017	11,158
Defined benefit pension plan, net of tax of $757, $0	1,346	3,175

Other comprehensive income (loss)	1,346	3,175

Comprehensive income (loss)	$9,363	$14,333

Weighted average shares outstanding, basic and diluted	100	100
Net income per share, basic and diluted	$80,170	$111,580

See accompanying notes to condensed consolidated financial statements

SCHOOL BUS HOLDINGS INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Changes In Stockholders’ (Deficit) Equity

(in thousands except for share data)

	Common
	Shares	Par Value	Additional Paid-In Capital	Accumulated Other Comprehensive Income	Retained (Deficit) Earnings	Total Stockholders’ (Deficit) Equity
Balances at September 29, 2012	100	$1	$94,999	$(52,614)	$(28,536)	$13,850
Net income	—	—	—	—	54,534	54,534
Minimum pension liability, net	—	—	—	10,196	—	10,196

Balances at September 28, 2013	100	1	94,999	(42,418)	25,998	78,580
Net income	—	—	—	—	8,017	8,017
Dividend	—	—	(192,806)	—	(34,015)	(226,821)
Minimum pension liability, net	—	—	—	1,346	—	1,346

Balances at June 28, 2014	100	$1	$(97,807)	$(41,072)	$—	$(138,878)

See accompanying notes to condensed consolidated financial statements

SCHOOL BUS HOLDINGS INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	For the Nine Months Ended June 28, 2014	For the Nine Months Ended June 29, 2013
Cash flows from operating activities
Net income	$8,017	$11,158
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	7,397	9,001
Write-off and amortization of debt costs	539	98
Equity in net income of affiliate, net of tax	(164)	(803)
Loss on disposal of fixed assets	21	7
Deferred taxes	2,642	226
Bad debt expense	79	156
Non-cash interest expense	—	1,107
Amortization of deferred actuarial pension losses	2,103	3,175
Changes in assets and liabilities:
Accounts receivable	(10,870)	(37,518)
Income taxes receivable	22	—
Inventories	(46,121)	(43,466)
Other current assets	(235)	1,407
Accounts payable	36,003	40,663
Accrued expenses, pension and other liabilities	8,878	2,190

Total adjustments	294	(23,757)

Total cash provided by (used in) operating activities	8,311	(12,599)

Cash flows from investing activities
Change in net investment in discounted leases	252	381
Cash paid for fixed assets	(3,516)	(2,377)
Restricted cash	1,206	—

Total cash used in investing activities	(2,058)	(1,996)

Cash flows from financing activities
Net borrowings under the senior revolving facility	62	5,268
Net payments under the senior revolving facility	(190)	(5,268)
Borrowings under the senior term loan	235,000	—
Repayments under the senior term loan	(13,000)	—
Cash paid on capital leases	(490)	(676)
Cash paid for debt costs	(12,562)	—
Payment of dividends	(225,700)	—
Change in advances collateralized by discounted leases	(251)	(381)

Total cash used in financing activities	(17,131)	(1,057)

Change in cash and cash equivalents	(10,878)	(15,652)
Cash and cash equivalents at beginning of period	46,594	39,178
Net decrease in cash and cash equivalents	(10,878)	(15,652)

Cash and cash equivalents at end of period	$35,716	$23,526

Supplemental disclosures of cash flow information:
Dividend declared but unpaid	$1,121	$—
Capital lease acquisitions	$167	$66

See accompanying notes to condensed consolidated financial statements

School Bus Holdings Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements

1.	Basis of business and basis of presentation

Blue Bird Body Company (“Blue Bird”), a wholly-owned subsidiary of School Bus Holdings Inc. (“SBH”) was incorporated in 1958 and has manufactured, assembled, and sold school buses to a variety of municipal, federal, and commercial customers since 1927. The majority of Blue Bird’s sales are made to an independent distributor network, which in turn sells buses to ultimate end users. SBH is wholly-owned by The Traxis Group B.V. (“Traxis”), which is majority owned by funds affiliated with Cerberus Capital Management, L.P. (“Cerberus”). The Company is headquartered in Fort Valley, Georgia. References herein to “SBH,” the “Company,” “we,” “our,” or “us” refer to SBH and its wholly-owned subsidiaries, unless the context specifically indicates otherwise.

The accompanying Unaudited Condensed Consolidated Financial Statements of the Company include the accounts of SBH and its wholly-owned subsidiaries. All significant intercompany transactions and accounts have been eliminated in consolidation.

The accompanying Unaudited Condensed Consolidated Financial Statements have been prepared in accordance with generally accepted accounting principles for interim financial reporting and Article 10 of Regulation S-X.

The Company’s fiscal year ends on the Saturday closest to September 30 with its quarters consisting of thirteen weeks in most years.

In the opinion of management, all adjustments considered necessary for a fair statement of financial results have been made. Such adjustments consist of only those of a normal recurring nature. Operating results for any interim period are not necessarily indicative of the results that may be expected for the entire year. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. The condensed consolidated balance sheet data as of September 28, 2013 was derived from the Company’s audited financial statements but does not include all disclosure required by generally accepted accounting principles. For additional information, including the Company’s significant accounting policies, refer to the consolidated financial statements and related footnotes for the periods ending September 28, 2013.

2.	Pending Business Combination

On September 22, 2014, the Company and Hennessy Capital Acquisition Corp. (“Buyer”), a publicly-held company listed on NASDAQ, announced that Traxis and Buyer had reached a definitive agreement for Buyer to acquire the Company from its current owner. The purchase price of $255 million will be funded primarily through a combination of Buyer cash, a contribution of the Company’s common stock characterized as rollover equity being invested by the Company’s current owner and management, and the proceeds from the sale of preferred stock in a private placement. The acquisition is expected to be completed in the fourth quarter of calendar year 2014, pending regulatory and shareholder approval and satisfaction of customary closing covenants. For accounting purposes, the Company is considered the acquirer.

School Bus Holdings Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements—(Continued)

3.	Accounts Receivable

Accounts receivable at June 28, 2014 and September 28, 2013 consisted of the following:

(in thousands)	June 28, 2014	September 28, 2013
Trade receivables	$24,444	$13,574
Less: Allowance for doubtful accounts	160	81

	$24,284	$13,493

4.	Inventories

Inventories at June 28, 2014 and September 28, 2013 consisted of the following:

(in thousands)	June 28, 2014	September 28, 2013
Raw materials	$66,920	$37,971
Work in process	26,770	20,337
Finished goods	13,410	2,671

	$107,100	$60,979

5.	Property, Plant and Equipment

Property, plant and equipment as of June 28, 2014 and September 28, 2013 consist of:

(in thousands)	June 28, 2014	September 28, 2013
Land	$839	$839
Buildings	11,338	11,137
Machinery and equipment	62,277	59,940
Office furniture, equipment and other	2,045	1,990
Computer/data equipment and software	12,750	13,150
Construction in progress	2,882	2,909

Total property, plant and equipment	92,131	89,965
Accumulated depreciation	(62,579)	(58,027)

Total property, plant and equipment, net	$29,552	$31,938

Depreciation expense was $6.0 million and $6.3 million for the nine months ended June 28, 2014 and June 29, 2013, respectively.

6.	Goodwill and Other Intangible Assets

The Company’s goodwill balance by reportable segment at June 28, 2014 and September 28, 2013 are as follows:

(in thousands)	June 28, 2014	September 28, 2013
Bus	$15,139	$15,139
Parts	3,686	3,686

Total	$18,825	$18,825

School Bus Holdings Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements—(Continued)

The Company’s amortized intangible assets balance at June 28, 2014 and September 28, 2013 are as follows:

	June 28, 2014
(in thousands)	Gross Carrying Amount	Accumulated Amortization	Net
Amortized intangible assets
Customer relationships	$37,425	$14,535	$22,890
Engineering designs	12,661	12,661	—

Total amortized intangible assets	50,086	27,196	22,890
Nonamortized intangible assets—trademarks and trade names	39,816	—	39,816

Total identifiable intangible assets	$89,902	$27,196	$62,706

	September 28, 2013
(in thousands)	Gross Carrying Amount	Accumulated Amortization	Net
Amortized intangible assets
Customer relationships	$37,425	$13,138	$24,287
Engineering designs	12,661	12,661	—

Total amortized intangible assets	50,086	25,799	24,287
Nonamortized intangible assets—trademarks and trade names	39,816	—	39,816

Total identifiable intangible assets	$89,902	$25,799	64,103

Amortization expense was $2.8 million for the nine months ended June 29, 2013 and $1.4 million for the nine months ended June 28, 2014.

7.	Debt

Revolving and other long-term debt instruments at June 28, 2014 and September 28, 2013 consist of the following:

(in thousands)	June 28, 2014	September 28, 2013
Long-term term debt	$235,000	$13,128
Discount on debt	(9,891)	—

Long-term debt net of discount	225,109	13,128
Current portion of senior term debt—external	(11,256)	(2,979)

	$213,853	$10,149

In June 2014, the Company executed a new $235.0 million six year senior term loan provided by Societe Generale (the “Senior Credit Facility”), which acts as the administrative agent, SG Americas Securities LLC, Macquarie Capital (USA) INC., and Fifth Third Bank as joint book runners and Joint Lead Arrangers. The Senior Credit Facility amortizes at 5% per annum payable quarterly beginning January 3, 2015. The interest rate on the Senior Credit

School Bus Holdings Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements—(Continued)

Facility is an election of either base rate plus 450 basis points or LIBOR (floor of 1 point) plus 550 basis points, is 7.75% at June 28, 2014 and was converted to a LIBOR funding at a rate of 6.5% on July 1, 2014. Blue Bird also has access to a $60.0 million revolving senior credit facility provided by Societe Generale (the “Senior Revolving Credit Facility”), which acts as the administrative agent, SG Americas Securities LLC and Macquarie Capital (USA) INC. The Senior Revolving Credit Facility carries an elective rate of either the base rate plus 450 basis points or LIBOR plus 550 basis points. No borrowings were outstanding on the revolving Senior Revolving Credit Facility as of June 28, 2014. Blue Bird may request letters of credit through its Senior Revolving Credit Facility up to a $15.0 million sub limit. The commitment fee on unused amounts of the Senior Revolving Credit Facility is 0.5%. The Senior Credit Facility and the Senior Revolving Credit Facility were executed on June 27, 2014 and have a six and five year term, respectively. As of June 28, 2014, $235.0 million was outstanding on this indebtedness. As of June 28, 2014, the Company believes that the carrying value of long term debt approximates the fair value given the timing of issuance.

As of September 28, 2013, Blue Bird’s total outstanding indebtedness of $13.1 million was comprised of a $13 million senior term loan from Wells Fargo Bank and $0.1 million outstanding on its revolving senior credit facility, also provided by Wells Fargo bank. The senior term loan carried a rate of LIBOR plus 300 basis points and was required to be paid in equal monthly payments of $0.3 million beginning on November 1, 2013 until maturity on November 1, 2017. The revolving senior credit facility carried an interest rate of LIBOR plus 2.00%- 2.50% based on borrowings. The commitment fee on unused amounts of the senior credit facility was 0.25% for the first year from execution and 0.375% thereafter. The revolving senior credit facility was scheduled to mature on December 31, 2018. The revolving senior credit facility was an asset based facility and the amount that could be borrowed thereunder varied based on Blue Bird’s accounts receivable, inventory and machinery and equipment, subject to certain eligibility limits. The senior term loan provided by Wells Fargo was paid in full on June 20, 2014. The revolving senior credit facility provided by Wells Fargo was cancelled by Blue Bird on June 27, 2014. Approximately $9.9 million of fees were netted out of the proceeds of the debt and paid directly to the lenders. An additional $2.7 million was paid to other third parties, which have been recorded as deferred financing costs.

Annual schedules of the maturity of the principal of the Senior Credit Facility and Senior Term Loan for the next five fiscal years are as follows:

Years Ending (in thousands)	Total
2015	$11,750
2016	11,750
2017	11,750
2018	11,750
2019	11,750
Thereafter	176,250

$235,000

School Bus Holdings Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements—(Continued)

8.	Stockholders’ Equity

The Company has 100 shares, $0.01 par value, authorized, issued and outstanding as of June 28, 2014.

In conjunction with the issuance of $235.0 million of new debt in June 2014, the Company declared a $226.8 million dividend to existing common stock shareholders. See Note 7 Debt, for further information. Of the total dividend declared, the Company paid $225.7 million and had a $1.1 million dividend payable at June 28, 2014. The dividends recorded reduced retained earnings to zero and then reduced additional paid-in capital.

A phantom stock award plan was adopted by the Company in February 2007 (as amended and restated from time to time, the “Phantom Award Plan”). The Phantom Award Plan permits certain participants (including employees, directors, officers and consultants of the Company) to be eligible to participate in distributions made to investors after the investors in the Company have received the return of $40 million and $150 million depending on the respective grant. In addition to required service under the terms of the awards, the vesting of the awards of any participant in the Phantom Award Plan contains a performance condition such that on the occurrence of a defined liquidity event vesting will occur. The awards are cash settled and liability classified. As the performance condition was not deemed probable of occurrence, no accrual has been made for the settlement of the awards. The grant date fair value of awards granted were $.1 million and $3.9 million for the nine months ended June 28, 2014 and June 29, 2013, respectively. In June 2014 in conjunction with the dividend payment, the vested awards were paid to Phantom equity participants. The Company recorded an expense of $24.7 million in the nine-months ended June 28, 2014 upon the cash settlement of these awards.

9.	Pension

The Company determines the fair value of its financial instruments in accordance with ASC 820, Fair Value Measurements (“ASC 820”). Fair value is defined as the exit price that would be received to sell an asset or paid to transfer a liability. ASC 820 provides a hierarchy that gives highest priority to unadjusted quoted market prices in active markets for identical assets or liabilities. This topic requires that financial assets and liabilities be classified into one of the following three categories:

Level 1	Unadjusted quoted prices in active markets for identical assets and liabilities

Level 2	Unadjusted quoted prices in active markets for similar assets or liabilities, or unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or inputs other than quoted prices that are observable for the asset or liability

Level 3	Unobservable inputs for the asset or liability

The Company’s pension plan assets are comprised of various investment funds, which are valued based upon their quoted market prices. The invested pension plan assets of the Company’s defined benefit pension plan are all Level 1 assets under ASC 820, Fair Value Measurements (“ASC 820”). There are no sources of significant concentration risk in the invested pension plan assets as of September 30, 2013, the measurement date.

School Bus Holdings Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements—(Continued)

The following tables set forth, by level within the fair value hierarchy, a summary of the Plan’s investments measured at fair value.

	June 28, 2014
(in thousands)	Level 1	Level 2	Level 3	Total
Investment Name
Equity Securities	$75,105	$—	$—	$75,105
Debt Securities	27,357	—	—	27,357

Total	$102,462	$—	$—	$102,462

	September 28, 2013
(in thousands)	Level 1	Level 2	Level 3	Total
Investment Name
Equity Securities	$50,811	$—	$—	$50,811
Debt Securities	42,779	—	—	42,779

Total	$93,590	$—	$—	$93,590

The following table represents the components of net periodic benefit cost recognized in other comprehensive income and income in each interim reporting period:

	Nine months ended June 29, 2013	Nine months ended June 28, 2014
Interest cost	$4,275	$4,563
Expected return on plan assets	(4,573)	(4,893)
Amortization of net loss	3,175	2,103

Net periodic benefit cost	$2,877	$1,773

Amortization of net loss, recognized in other comprehensive income	3,175	2,103

Total recognized in net periodic pension benefit cost and other comprehensive income	$(298)	$(330)

School Bus Holdings Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements—(Continued)

10.	Warranties

The Company has product warranties on most of its products with varying lengths. Activity in the accrued warranty costs (current and long-term portion combined) was as follows during the nine months ended June 28, 2014:

(in thousands)	Total
Balance as of September 29, 2012	$12,457
Add: current period accruals	5,774
Less: current period reductions of accruals	(4,862)

Balance as of June 29, 2013	$13,369

Balance as of September 28, 2013	$13,447
Add: current period accruals	6,548
Less: current period reductions of accrual	(5,440)

Balance as of June 28, 2014	$14,555

11.	Segment Information

The Company manages its business in two operating segments, which are also reportable segments. The Bus segment includes the manufacturing and assembly of school buses to be sold to a variety of customers across the United States, Canada and in international markets. The Parts segment consists primarily of the purchase of parts from third parties to be sold to dealers within the Company’s network. Financial information is reported on the basis that it is used internally by the chief operating decision maker (CODM) in evaluating segment performance and deciding how to allocate resources to segments. The Chief Executive Officer of the Company has been identified as the CODM. Management evaluates the segments based primarily upon revenues and gross profit. A measure of assets is not applicable, as segment assets are not regularly reviewed by the CODM for evaluating performance or allocating resources.

The tables below present net sales and gross profit for reportable segments for the nine months ended June 28, 2014 and June 29, 2013:

(in thousands)	June 28, 2014	June 29, 2013
Net sales
Bus	$540,226	$494,264
Parts	37,868	33,503

Segment net sales	$578,094	$527,767

(in thousands)	June 28, 2014	June 29, 2013
Gross profit
Bus	$64,981	$48,172
Parts	14,719	11,873

Segment gross profit	$79,700	$60,045

School Bus Holdings Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements—(Continued)

The following table is a reconciliation of segment gross profit to consolidated Income before income taxes for the nine months ended June 28, 2014 and June 29, 2013:

(in thousands)	June 28, 2014	June 29, 2013
Segment gross profit	$79,700	$60,045
Less:
Selling, general and administrative expenses	67,800	46,390
Interest expense	1,167	1,748
Interest income	—	—
Other (income) expense, net	(787)	1,292

Income before income taxes	$11,520	$10,615

Net sales are attributable to geographic areas based on customer location and were as follows for the nine months ended June 28, 2014 and June 29, 2013:

(in thousands)	June 28, 2014	June 29, 2013
United States	$522,952	$446,118
Canada	47,679	58,673
Rest of world	7,463	22,976

Total net sales	$578,094	$527,767

12.	Taxes

The effective tax rates for the nine month periods ended June 28, 2014 and June 29, 2013 were 32.6% and 2.4%, respectively. The effective tax rate for the nine month period ended June 28, 2014 differed from the statutory federal income tax rate of 35.0% primarily as a result of taxes related to the Company’s unconsolidated affiliate, changes in the Research and Development credit from the prior year and the benefit of a domestic production activities deduction. The effective tax rate for the nine month period ended June 29, 2013 differed from the statutory federal income tax rate of 35.0%, principally as a result of a valuation allowance and the existence of indefinite lived intangibles.

13.	Subsequent Events

The Company evaluated subsequent events and transactions for potential recognition or disclosure in the unaudited condensed consolidated financial statements through September 23, 2014, the date of issuance.

Report of Independent Registered Public Accounting Firm

To Board of Directors and Stockholders

School Bus Holdings Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and comprehensive income (loss), changes in stockholders’ equity and cash flows, present fairly, in all material respects, the financial position of School Bus Holdings Inc. and its subsidiaries at September 29, 2013 and September 28, 2012, and the results of their operations and their cash flows for each of the three years in the period ended September 29, 2013 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Atlanta, Georgia

December 5, 2013, except for the effects of the restatement and revisions described in Note 2 as to which the date is September 21, 2014 and except for Note 13 to the consolidated financial statements and the earnings per share information included in the consolidated statements of operations and comprehensive income (loss), as to which the date is September 23, 2014

School Bus Holdings Inc. and Subsidiaries

Consolidated Balance Sheets

Years Ended September 28, 2013 and September 29, 2012

(in thousands except for share data)

	2013	2012
Assets
Current assets
Cash and cash equivalents	$46,594	$39,178
Accounts receivable, net	13,493	9,336
Inventories	60,979	53,969
Other current assets	3,442	4,408
Deferred tax asset	3,016	608

Total current assets	127,524	107,499

Property, plant, and equipment, net	31,938	34,573
Goodwill	18,825	18,825
Intangible assets, net	64,103	67,698
Equity investment in affiliate	8,661	6,894
Deferred tax asset	8,484	—
Restricted cash	1,206	1,206
Other assets	1,475	2,019

Total assets	$262,216	$238,714

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$72,960	$65,290
Accrued warranty costs—current portion	5,917	5,605
Accrued expenses	30,934	22,424
Deferred warranty income—current portion	3,767	3,538
Other current liabilities	3,020	4,142
Current portion of senior term debt—external	2,979	—

Total current liabilities	119,577	100,999

Long-term liabilities
Revolving senior credit facility—external	128	—
Long-term subordinated term debt—related party	—	41,283
Long-term term debt	10,021	—
Accrued warranty costs	7,530	6,851
Deferred warranty income	6,976	6,494
Other liabilities	7,346	7,974
Accrued pension liability	32,058	49,676
Deferred income taxes	—	11,587

Total long-term liabilities	64,059	123,865

Commitments and contingencies (Note 13)
Stockholders’ equity
Common stock, $0.01 par value—100 shares authorized, issued and outstanding	1	1
Additional paid-in capital	94,999	94,999
Retained (deficit) earnings	25,998	(28,536)
Accumulated other comprehensive loss	(42,418)	(52,614)

Total stockholders’ equity	78,580	13,850

Total liabilities and stockholders’ equity	$262,216	$238,714

The accompanying notes are an integral part of these consolidated financial statements.

School Bus Holdings Inc. and Subsidiaries

Consolidated Statements of Operations and Comprehensive Income (Loss)

Years Ended September 28, 2013, September 29, 2012 and October 1, 2011

(in thousands except for share data)	2013	2012	2011
Net sales	$772,417	$594,458	$562,155
Cost of goods sold	680,041	538,546	509,368

Gross profit	92,376	55,912	52,787
Operating expenses
Selling, general and administrative expenses	63,411	53,705	51,520

Operating profit	28,965	2,207	1,267
Interest expense	(2,371)	(2,480)	(2,471)
Interest income	214	160	282
Other income (expense), net	(2,143)	(3,788)	(6,181)

Income (loss) before income taxes	24,665	(3,901)	(7,103)
Income tax benefit (expense)	30,938	(429)	1,126
Equity in net income of non-consolidated affiliate, net of tax	(1,069)	1,244	1,110

Net Income (loss)	54,534	(3,086)	(4,867)
Defined benefit pension plan, net of tax of $5,709, $0, $0	10,196	(7,804)	(4,851)

Other comprehensive income (loss)	10,196	(7,804)	(4,851)

Comprehensive income (loss)	$64,730	$(10,890)	$(9,718)

Weighted average shares outstanding, basic and diluted	100	100	100
Net income (loss) per share, basic and diluted	$545,340	$(30,856)	$(48,671)

The accompanying notes are an integral part of these consolidated financial statements.

School Bus Holdings Inc. and Subsidiaries

Consolidated Statements of Changes in Stockholders’ Equity

Years Ended September 28, 2013, September 29, 2012 and October 1, 2011

	Common			Accumulated Other Comprehensive Loss	Retained (Deficit) Earnings	Total Stockholders’ Equity
(in thousands except for share data)	Shares	Par Value	Additional Paid-In Capital
Balances at October 2, 2010	100	$1	$94,999	$(39,959)	$(20,583)	$34,458
Net loss	—	—	—	—	(4,867)	(4,867)
Minimum pension liability	—	—	—	(4,851)	—	(4,851)

Balances at October 1, 2011	100	1	94,999	(44,810)	(25,450)	24,740
Net loss	—	—	—	—	(3,086)	(3,086)
Minimum pension liability	—	—	—	(7,804)	—	(7,804)

Balances at September 29, 2012	100	1	94,999	(52,614)	(28,536)	13,850
Net income	—	—	—	—	54,534	54,534
Minimum pension liability, net of tax of $5,709	—	—	—	10,196	—	10,196

Balances at September 28, 2013	100	$1	$94,999	$(42,418)	$25,998	$78,580

The accompanying notes are an integral part of these consolidated financial statements.

School Bus Holdings Inc. and Subsidiaries

Consolidated Statements of Cash Flows

Years Ended September 28, 2013, September 29, 2012 and October 1, 2011

(in thousands of dollars)	2013	2012	2011
Cash flows from operating activities
Net income (loss)	$54,534	$(3,086)	$(4,867)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation and amortization	11,808	13,194	12,855
Amortization of debt costs	128	210	250
Equity in net income of affiliate	1,069	(1,244)	(1,110)
Impairment loss on fixed assets	—	—	99
Loss on disposal of fixed assets	36	402	374
Loss on sale of assets held for sale	—	688	—
Deferred taxes	(31,018)	375	3,813
Bad debt expense	21	193	—
Non-cash interest expense	1,398	1,473	1,369
Amortization of deferred actuarial pension losses	4,233	3,392	2,712
Changes in assets and liabilities
Accounts receivable	(4,178)	83	(3,758)
Income taxes receivable	—	(10)	331
Inventories	(7,010)	(4,139)	9,970
Other assets	929	169	864
Accounts payable	7,670	10,150	13,057
Accrued expenses, pension and other liabilities	(3,814)	(6,711)	(13,773)
Income taxes payable	—	—	(5,386)

Total adjustments	(18,728)	18,225	21,667

Total cash provided by operating activities	35,806	15,139	16,800

Cash flows from investing activities
Change in net investment in discounted leases	563	863	1,142
Cash paid for fixed assets	(5,500)	(3,976)	(4,526)
Proceeds from sale of assets	—	2,077	—

Total cash used in investing activities	(4,937)	(1,036)	(3,384)

Cash flows from financing activities
Net borrowings under the senior credit facility	128	—	70
Net payments under the senior credit facility	—	(70)	—
Borrowings under the senior term loan	13,000	—	—
Repayments under the subordinated term loans	(35,000)	(5,000)	(500)
Cash paid for capital leases	(907)	(855)	(967)
Cash paid for debt costs	(111)	(100)	—
Change in advances collateralized by discounted leases	(563)	(863)	(1,142)

Total cash used in financing activities	(23,453)	(6,888)	(2,539)

Change in cash and cash equivalents	7,416	7,215	10,877
Cash and cash equivalents at beginning of period	39,178	31,963	21,086

Cash and cash equivalents at end of year	$46,594	$39,178	$31,963

Supplemental disclosures of cash flow information
Cash paid for interest	$782	$1,007	$1,126
Cash received for interest	133	164	293
Cash paid for income taxes	145	247	126
Cash received for tax refund	29	89	6
Non-cash activity
Capital lease acquisitions	114	251	993
The accompanying notes are an integral part of these consolidated financial statements.

School Bus Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements

September 28, 2013, September 29, 2012 and October 1, 2011

1.	Nature of Business and Summary of Significant Accounting Policies

Nature of Business

Blue Bird Body Company (“Blue Bird”), a wholly-owned subsidiary of School Bus Holdings, Inc. (“SBH”) was incorporated in 1958 and has manufactured, assembled, and sold school buses to a variety of municipal, federal, and commercial customers since 1927. The majority of Blue Bird’s sales are made to an independent distributor network, which in turn sells buses to ultimate end users. SBH is wholly-owned by The Traxis Group B.V. (“Traxis”), which is majority owned by funds affiliated with Cerberus Capital Management, L.P. (“Cerberus”). The Company is headquartered in Fort Valley, Georgia. References herein to “SBH,” the “Company,” “we,” “our,” or “us” refer to SBH and its wholly-owned subsidiaries, unless the context specifically indicates otherwise.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany transactions and accounts have been eliminated in consolidation.

The Company uses the equity method to account for its investment in an entity that is not controlled, and where the Company has the ability to exercise significant influence over operating and financial policies. Consolidated net income (loss) includes the Company’s share of net income (loss) in this entity. The difference between consolidation and the equity method impacts certain of the Company’s financial ratios because of the presentation of the detailed line items reported in the consolidated financial statements for consolidated entities, compared to a two-line presentation of “Equity investment in affiliate” on the Consolidated Balance Sheets and “Equity in net income of non-consolidated affiliates” on the Consolidated Statements of Operations and Comprehensive Income (Loss).

Fiscal Year

The Company’s fiscal year ends on the Saturday closest to September 30. Fiscal years ended September 28, 2013, September 29, 2012 and October 1, 2011 include 52 weeks.

Use of Estimates and Assumptions

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions. At the date of the financial statements, these estimates and assumptions affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities, and during the reporting period, these estimates and assumptions affect the reported amounts of revenues and expenses. For example, significant management judgments are required in determining excess, obsolete, or unsalable inventory, allowance for doubtful accounts, potential impairment of long-lived assets, goodwill and intangibles, the accounting for self-insurance reserves, warranty reserves, pension obligations, income taxes, environmental liabilities and contingencies. Future events and their effects cannot be predicted with certainty, and accordingly, the Company’s accounting estimates require the exercise of judgment. The accounting

School Bus Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

September 28, 2013, September 29, 2012 and October 1, 2011

estimates used in the preparation of the Company’s consolidated financial statements may change as new events occur, as more experience is acquired, as additional information is obtained and as the Company’s operating environment changes. The Company evaluates and updates its assumptions and estimates on an ongoing basis and may employ outside experts to assist in the Company’s evaluations. Actual results could differ from the estimates that the Company has used.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Restricted Cash

The Company has restricted cash not available for immediate use related to an environmental regulatory commitment. Total restricted cash was $1.2 million at September 28, 2013 and September 29, 2012. See Note 13, Guarantees, Commitments and Contingencies, for further discussion related to the environmental commitment.

Allowance for Doubtful Accounts

Accounts receivable consist of amounts owed to the Company by customers. The Company monitors collections and payments from customers, and generally does not require collateral. Accounts receivable are generally due within thirty to sixty days. The Company provides for the possible inability to collect accounts receivable by recording an allowance for doubtful accounts. The Company reserves for an account when it is considered potentially uncollectible. The Company estimates its allowance for doubtful accounts based on historical experience, aging of accounts receivable and information regarding the creditworthiness of its customers. To date, losses have been within the range of management’s expectations. The Company writes off accounts receivable once it is determined that the account is uncollectible.

Revenue Recognition

The Company recognizes revenue when persuasive evidence of an arrangement exists, ownership has transferred to the customer, the selling price is fixed or determinable and collectability is reasonably assured. Generally, the Company recognizes revenue, net of sales concessions, when the product is delivered or when the product has been completed, is ready for delivery, has been paid for, its title has transferred and is awaiting pickup by the customer, which generally occurs within 30 days of completion. Provisions for discounts are recorded in the same period as the related revenues.

The Company classifies shipping and handling revenues and costs billed to a customer as net sales and cost of goods sold. Approximately $14.5 million, $10.8 million and $9.3 million was included in net sales for the years ended September 28, 2013, September 29, 2012, and October 1, 2011, respectively. Approximately $12.6 million, $9.5 million and $8.2 million was included in cost of goods sold for the years ended September 28, 2013, September 29, 2012, and October 1, 2011, respectively. The Company classifies inbound shipping and handling costs paid for by the Company as cost of goods sold. These inbound shipping costs amounted to approximately $14.2 million, $12.6 million and $12.3 million for the fiscal years ended September 28, 2013, September 29, 2012 and October 1, 2011, respectively.

School Bus Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

September 28, 2013, September 29, 2012 and October 1, 2011

The Company also sells extended warranties related to its products. Revenue related to these contracts is recognized on a straight-line basis over the contract period and costs thereunder are expensed as incurred. See Note 13, Guarantees, Commitments and Contingencies, for further discussion.

Self-Insurance

The Company is self-insured for the majority of its workers’ compensation and medical claims. The expected ultimate cost for claims incurred as of the balance sheet date is not discounted and is recognized as a liability. Self-insurance losses for claims filed and claims incurred but not reported are accrued based upon estimates of the aggregate liability for uninsured claims using loss development factors and actuarial assumptions followed in the insurance industry and historical loss development experience. At September 28, 2013 and September 29, 2012, reserves totaled approximately $5.9 million and $5.7 million, respectively.

Financial Instruments

The Company’s financial instruments consist primarily of cash and cash equivalents, restricted cash, trade receivables, accounts payable, revolving credit facilities and long-term debt. The carrying amounts of cash and cash equivalents, restricted cash, trade receivables and accounts payable approximate their fair value because of the short-term maturity and highly liquid nature of these instruments. The fair value of the Company’s senior credit facility and senior term loan approximates fair value due to the variable interest rate and the timing of the debt issuance compared to the fiscal year end. See Note 9, Debt, for further discussion.

Inventories

The Company values inventories at the lower of cost or market value. The Company uses a standard costing methodology, which approximates cost on a first-in, first-out (“FIFO”) basis. The Company reviews the Company’s standard costs of raw materials, work-in-process and finished goods inventory on a periodic basis to ensure that the Company’s inventories approximate current actual costs. Manufacturing cost includes raw materials, direct labor and manufacturing overhead.

Property, Plant and Equipment

Property, plant and equipment are stated at cost, less accumulated depreciation. Depreciation is calculated on a straight-line basis using the following periods, which represent the estimated useful lives of the assets:

Buildings	15–33 years
Machinery and equipment	4–10 years
Computer equipment and software	3–7 years
Office furniture and fixtures	3–10 years

Costs, including capitalized interest and certain design, construction and installation costs related to assets that are under construction and are in the process of being readied for their intended use, are recorded as construction in progress and are not subject to

School Bus Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

September 28, 2013, September 29, 2012 and October 1, 2011

depreciation. Repairs and maintenance that do not extend the useful life of the asset are expensed as incurred. Upon sale, retirement, or other disposition of these assets, the costs and related accumulated depreciation are removed from the respective accounts and any gain or loss on the disposition is included in our Consolidated Statements of Operations and Comprehensive Income (Loss).

Impairment of Long-Lived Assets

The Company reviews its long-lived assets, including property, plant and equipment, for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. To analyze recoverability, undiscounted future cash flows over the remaining life of the asset are projected. If these projected cash flows are less than the carrying amount, an impairment loss is recognized to the extent the fair value of the asset less any costs of disposition is less than the carrying amount of the asset. Judgments regarding the existence of impairment indicators are based on market and operational performance. Evaluating potential impairment also requires estimates of future operating results and cash flows. As discussed in Note 16, Restructuring Activities, relating to the closure of the Company’s North Georgia plant in LaFayette, Georgia in August 2010, impairment charges of $0.8 million and $0.1 million were recognized in the years ended September 29, 2012 and October 1, 2011, respectively. No impairment charge was recognized in the year ended September 28, 2013.

Goodwill and Intangible Assets

Goodwill represents the excess of the purchase price of acquired businesses over the fair value of the assets acquired less liabilities assumed in connection with such acquisition. In accordance with the provisions of ASC 350, Intangibles—Goodwill and Other (“ASC 350”), goodwill and intangible assets with indefinite useful lives acquired in an acquisition are not amortized, but instead are tested for impairment at least annually or more frequently should an event occur or circumstances indicate that the carrying amount may be impaired. Such events or circumstances may be a significant change in business climate, economic and industry trends, legal factors, negative operating performance indicators, significant competition, changes in strategy or disposition of a reporting unit or a portion thereof. Although management believes the assumptions used in the determination of the value of the enterprise are reasonable, no assurance can be given that these assumptions will be achieved. As a result, impairment charges may occur when goodwill is tested for impairment in the future.

Goodwill impairment testing is a two-step test. The first step identifies potential impairment by comparing the fair value of a reporting unit with its carrying amount, including goodwill. If the fair value exceeds its carrying amount, goodwill is not considered impaired and the second step of the test is unnecessary. If the carrying amount of a reporting unit’s goodwill exceeds its fair value, the second step measures the impairment loss, if any. The second step compares the implied fair value of goodwill with the carrying amount of that goodwill. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. If the carrying amount of goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess.

School Bus Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

September 28, 2013, September 29, 2012 and October 1, 2011

We have two reporting units: Bus and Parts. We estimate the fair value of our reporting units using the income approach. The income approach utilizes a discounted cash flow model incorporating management’s expectations for future revenue, operating expenses, earnings before interest, taxes, depreciation and amortization, capital expenditures and an anticipated tax rate. We discount the related cash flow forecasts using our estimated weighted-average cost of capital for each reporting unit at the date of valuation.

Intangible assets with indefinite useful lives are not amortized but tested annually on the last day of each fiscal year for impairment or more often if events or circumstances arise that would constitute a triggering event. Indefinite useful lives are reassessed annually. The Company’s primary intangible assets with indefinite useful lives are its Blue Bird and Micro Bird trademarks. The valuation of such trademarks was derived from the discounted cash flow method and other valuation methods.

Intangible assets with definite useful lives, such as customer relationships and engineering designs are amortized using the straight-line method and useful lives are reassessed annually. Estimated useful lives are listed below:

Customer relationships	20 years
Engineering designs	7 years

Debt Issue Costs

The Company had deferred origination fees as of September 28, 2013 and September 29, 2012 of $0.5 million and $0.6 million, respectively, incurred in connection with its debt facilities. Debt issue costs are included in other assets in the accompanying Consolidated Balance Sheets. All debt costs are amortized to interest expense using the effective interest method. The Company’s amortization of these costs for the years ended September 28, 2013, September 29, 2012, and October 1, 2011 was $0.1 million, $0.2 million, and $0.2 million, respectively, and is reflected in the Consolidated Statements of Operations and Comprehensive Income (Loss) as a component of interest expense. See Note 9, Debt, for discussion of the Company’s indebtedness.

Product Warranty Costs

The Company’s products are generally warranted against defects in material and workmanship for a period of one to five years. A provision for estimated warranty costs is recorded in the year the unit is sold. The methodology to determine warranty reserve calculates average expected warranty claims using warranty claims by body type, by month, over the life of the bus, which is then multiplied by remaining months under warranty, by warranty type. Management believes the methodology provides for accuracy in addressing reserve requirements. Management believes the warranty reserve is appropriate; however, actual claims incurred could differ from the original estimates, requiring future adjustments.

The Company also sells extended warranties related to its products. Revenue related to these contracts is recognized on a straight-line basis over the contract period and costs thereunder are expensed as incurred. All warranty expenses are recorded in the cost of goods sold line in the Consolidated Statements of Operations and Comprehensive Income (Loss). The current

School Bus Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

September 28, 2013, September 29, 2012 and October 1, 2011

methodology to determine short-term extended warranty income reserve is based on twelve months of the remaining warranty value for each effective extended warranty at year-end. See Note 13, Guarantees, Commitments and Contingencies, for further discussion.

Research and Development

Research and development costs are expensed as incurred. For the years ended September 28, 2013, September 29, 2012, and October 1, 2011, the Company expensed $3.6 million, $3.3 million, and $4.7 million, respectively, in the Consolidated Statements of Operations and Comprehensive Income (Loss).

Income Taxes

The Company accounts for income taxes in accordance with ASC 740, Income Taxes (“ASC 740”), which requires an asset and liability approach to financial accounting and reporting for income taxes. Under this approach, deferred income taxes represent the expected future tax consequences of temporary differences between the financial statement and tax basis of assets and liabilities. The Company evaluates its ability, based on the weight of evidence available, to realize future tax benefits from deferred tax assets and establishes a valuation allowance to reduce the deferred tax asset to a level which, more likely than not, will be realized in future years.

The Company recognizes uncertain tax positions based on a cumulative probability assessment if it is more likely than not, that the tax position will be sustained upon examination by an appropriate tax authority with full knowledge of all information. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Amounts recorded for uncertain tax positions are periodically assessed, including the evaluation of new facts and circumstances, to ensure sustainability of the positions. The Company records interest and penalties related to unrecognized tax benefits in income tax expense.

Environmental Expenditures

The Company capitalizes environmental expenditures that increase the life or efficiency of property or that reduce or prevent environmental contamination. We accrue environmental expenses resulting from existing conditions that relate to past operations when the costs are probable and reasonably estimable. See Note 13, Guarantees, Commitments and Contingencies, for further discussion.

Segment Reporting

Operating segments are components of an entity that engage in business activities with discrete financial information available that is regularly reviewed by the chief operating decision maker (“CODM”) in order to assess performance and allocate resources. The Company’s CODM is the Company’s President and Chief Executive Officer. As discussed further in Note 14, Segment Information, the Company determined its operating and reportable segments to be Bus and Parts. The Bus segment includes the manufacturing and assembly of school buses to be sold to a variety of customers across the United States, Canada and in international markets. The Parts segment consists primarily of the purchase of parts from third parties to be sold to dealers within the Company’s network.

School Bus Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

September 28, 2013, September 29, 2012 and October 1, 2011

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) published Accounting Standards Update (“ASU”) 2014-09 Revenue from Contracts with Customers (Topic 606), which replaces detailed guidance on revenue recognition that currently exists under U.S. GAAP and introduces a five-step model for revenue recognition. The standard outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. The core principle of the revenue model is that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The standard is effective for fiscal years, and interim periods within those years, beginning after December 15, 2016. The Company plans to adopt this guidance in fiscal year 2018 and is currently evaluating the impact that this standard will have on its consolidated financial statements.

In April 2014, the FASB issued ASU 2014-08 Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity. ASU 2014-08 improves the definition of discontinued operations by limiting discontinued operations reporting to disposals of components of an entity that represent strategic shifts that have (or will have) a major effect on an entity’s operations and financial results. Under current GAAP, many disposals, some of which may be routine in nature and not a change in an entity’s strategy, are reported in discontinued operations. Additionally, the amendments in this ASU require expanded disclosures for discontinued operations. The amendments in this ASU also require an entity to disclose the pretax profit or loss of an individually significant component of an entity that does not qualify for discontinued operations reporting. The ASU is effective for annual financial statements with years that begin on or after December 15, 2014. The Company plans to adopt this standard in fiscal 2016. The Company does not expect the adoption of ASU 2014-08 to have a material impact on the Company’s results of operations or financial condition.

In July 2013, the FASB issued ASU 2013-11, Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists. ASU 2013-11 requires an unrecognized tax benefit, or a portion of an unrecognized tax benefit, to be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward. To the extent a net operating loss carryfoward, a similar tax loss, or a tax credit carryforward is not available at the reporting date under the tax law of the applicable jurisdiction to settle any additional income taxes that would result from the disallowance of a tax position, or the tax law of the applicable jurisdiction does not require the entity to use, and the entity does not intend to use, the deferred tax asset for such purpose, the unrecognized tax benefit is presented in the financial statements as a liability and is not combined with deferred tax assets. The standard is effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. Early adoption is permitted. The Company plans to adopt this standard in fiscal 2015. The Company does not expect the adoption of ASU 2013-11 to have a material impact on the Company’s results of operations or financial condition.

School Bus Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

September 28, 2013, September 29, 2012 and October 1, 2011

2.	Restatement and Revisions to Consolidated Financial Statements

We have restated our previously issued consolidated financial statements to correct an error related to the classification of proceeds from the sale of certain assets. In addition, we have revised our previously issued financial statements to correct the classification of restricted cash, the classification of revenues and expenses related to shipping buses and to correct another immaterial error related to retirement benefits. The restatement and revisions are reflected in these consolidated financial statements. We revised fiscal years 2013, 2012 and 2011 because we concluded the changes were not material individually or in the aggregate to our annual or interim consolidated financial statements. We restated the statement of cash flows for fiscal year 2012 because we concluded the changes were material in the aggregate to our consolidated financial statements.

3.	Accounts Receivable

Accounts receivable, net consist of the following (in thousands):

(in thousands of dollars)	2013	2012
Trade Receivables	$13,574	$9,406
Allowance for doubtful accounts	81	70

	$13,493	$9,336

(in thousands of dollars)	2013	2012	2011
Balance at beginning of fiscal year	$70	$62	$171
Additions charged to expense	21	193	—
Deductions (write-offs)	(10)	(185)	(109)

Balance at end of fiscal year	$81	$70	$62

4.	Inventory

Inventory consists of the following as of September 28, 2013 and September 29, 2012:

(in thousands of dollars)	2013	2012
Raw materials	$37,971	$35,368
Work in process	20,337	14,623
Finished goods	2,671	3,978

	$60,979	$53,969

School Bus Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

September 28, 2013, September 29, 2012 and October 1, 2011

5.	Property, Plant and Equipment

Property, plant and equipment consists of the following at September 28, 2013 and September 29, 2012:

(in thousands of dollars)	2013	2012
Land	$839	$839
Buildings	11,137	10,970
Machinery and equipment	59,940	55,926
Office furniture, equipment and other	1,990	1,992
Computer equipment and software	13,150	12,762
Construction in process	2,909	2,201

Total property, plant and equipment, gross	89,965	84,690
Less: Accumulated depreciation	58,027	50,117

Total property, plant and equipment, net	$31,938	$34,573

Total depreciation expense recognized was $8.2 million, $9.5 million, and $9.1 million for the years ended September 28, 2013, September 29, 2012, and October 1, 2011, respectively.

6.	Leases

Through December 2010, the Company financed the sale of buses to end users under various types of lease structures, all of which would be characterized as lease purchase arrangements, as Blue Bird did not take any residual risk. Leases were written with the intent of selling them to financial partners. Leases were typically sold within two weeks of the commencement date of a lease. The Company financed some of its leases with financial institutions on a recourse basis (see Discounted Leases below).

In December 2010, the Company entered into a private label program with De Lage Landen (“DLL”) to provide lease financing to end customers under the Blue Bird Capital Services (“BBCS”) program. The Company has not originated any new leases since December 2010.

Residual Risk

The Company does not take residual risk in the leases. If the lease is structured so that the end customer does not retain possession of the bus at the end of the lease term, the originating dealer or DLL takes this risk and exposure to the residual.

These lease transactions are classified as either sales-type leases or operating leases at the inception of the lease. The Company classifies lease transactions in accordance with ASC 840, Leases (“ASC 840”). Sales-type leases are those leases that transfer risks and rewards of ownership of the equipment to the lessee.

School Bus Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

September 28, 2013, September 29, 2012 and October 1, 2011

The accounting methods used by the Company are as follows:

Leases Receivable

The Company finances the sale of buses to school districts, other tax-exempt municipalities and contractors under sales-type leases. Under the lease terms, the lessee bears substantially all risks of ownership. The Company retains a lien on the title until all lease payments have been received. At the inception of the lease, the present value of the non-cancelable rentals is recorded as lease receivables. The difference between the present value of the non-cancelable rentals and the minimum lease payments receivable is recorded as unearned income, which is amortized to interest income over the lease term on an effective interest rate basis. The minimum lease payments receivable plus the estimated residual values of the leased vehicle, if any, less unearned income, are recorded on the accompanying Consolidated Balance Sheets as leases receivable. As the majority of the leases transfer ownership of the vehicle to the customer at the end of the lease, there were no significant residual values recorded by the Company at September 28, 2013 and September 29, 2012.

Discounted Leases

The Company financed some of its leases with financial institutions on a recourse basis. Discounted net investments in sales-type leases that have been discounted to financial institutions have full or limited recourse to the Company if the customer does not pay. The Company sells and assigns the leases to the financial institutions by granting them a security interest in the buses. At the time the lease is discounted, the Company receives cash payments from the financial institutions equal to the present value of the lease payments discounted at a fixed interest rate. This rate reflects the financial condition of the lessee and the lease term. The Company has entered into servicing agreements with each of the financial institutions that it sells and assigns leases to and in exchange for payments related for its services, the financial institutions service the leases.

In accordance with ASC 860, Transfers and Servicing (“ASC 860”), the Company records the lease receivables subject to recourse related to the discounted sales-type leases and the related liability resulting from the discounting of sales-type leases on the accompanying Consolidated Balance Sheets as discounted net investment in sales-type leases and discounted lease obligation, respectively.

The discounted net investment in sales-type leases included in the Consolidated Balance Sheets at September 28, 2013 and September 29, 2012 was as follows:

(in thousands of dollars)	2013	2012
Gross discounted leases receivable	$818	$1,465
Unearned interest	(40)	(124)

Discounted leases receivable (current and long-term)	$778	$1,341

School Bus Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

September 28, 2013, September 29, 2012 and October 1, 2011

Annual schedules of the maturity of these leases for the next three fiscal years are as follows:

(in thousands of dollars)
Years Ending
2014	$778
2015	—
Thereafter	—

7.	Goodwill

The carrying amounts of goodwill by reporting unit are as follows at September 28, 2013 and September 29, 2012:

	As of September 28, 2013
(in thousands of dollars)	Gross Goodwill	Accumulated Impairments	Net Goodwill
Bus	$15,139	$—	$15,139
Parts	3,686	—	3,686

Total	$18,825	$—	$18,825

	As of September 29, 2012
(in thousands of dollars)	Gross Goodwill	Accumulated Impairments	Net Goodwill
Bus	$15,139	$—	$15,139
Parts	3,686	—	3,686

Total	$18,825	$—	$18,825

As of September 28, 2013, management determined that the fair value of goodwill by reporting unit substantially exceeded the carrying values and thus no impairment was recorded in the years ended September 28, 2013, September 29, 2012 and October 1, 2011.

8.	Other Intangible Assets

The gross carrying amounts and accumulated amortization of intangible assets are as follows at September 28, 2013 and September 29, 2012:

	As of September 28, 2013
(in thousands of dollars)	Gross Carrying Amount	Accumulated Amortization	Total
Amortized intangible assets
Customer relationships	$37,425	$13,138	$24,287
Engineering designs	12,661	12,661	—

Total amortized intangible assets	50,086	25,799	24,287
Non-amortized intangible assets—trademarks and trade names	39,816	—	39,816

Total identifiable intangible assets	$89,902	$25,799	$64,103

School Bus Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

September 28, 2013, September 29, 2012 and October 1, 2011

	As of September 29, 2012
(in thousands of dollars)	Gross Carrying Amount	Accumulated Amortization	Total
Amortized intangible assets
Customer relationships	$37,425	$11,276	$26,149
Engineering designs	12,661	10,928	1,733

Total amortized intangible assets	50,086	22,204	27,882
Non-amortized intangible assets—trademarks and trade names	39,816	—	39,816

Total identifiable intangible assets	$89,902	$22,204	$67,698

Management considers the Blue Bird and Micro Bird trademarks and trade names to have indefinite useful lives and, accordingly, are not subject to amortization. The Company reached this conclusion principally due to the longevity of the Blue Bird and Micro Bird names and because the Company considers renewal upon reaching the legal limit of the trademarks and trade names as perfunctory. The Company expects to maintain usage of the trademarks on existing products and introduce new products in the future that will also display the trademarks. Consequently, trademarks and trade names qualify as indefinite-lived assets in accordance with ASC 350. Intangible assets with indefinite useful lives are not amortized but tested annually on the last day of each fiscal year for impairment or more often if events or circumstances arise that would constitute a triggering event. Indefinite useful lives are reassessed annually. As of September 28, 2013, management determined that the fair value of indefinite lived intangibles was greater than carrying value, and thus no impairment was recorded in the years ended September 28, 2013, September 29, 2012 and October 1, 2011.

Customer relationships and engineering designs are amortized on a straight-lined basis over a weighted-average useful life of 20 years and 7 years, respectively. Total amortization expense for intangible assets was $3.6 million, $3.7 million, and $3.7 million during each of the years ended September 28, 2013, September 29, 2012, and October 1, 2011, respectively.

The estimated aggregate amortization expense for each of the five succeeding fiscal years and thereafter is expected to be as follows:

(in thousands of dollars)
Years Ending
2014	$1,862
2015	1,862
2016	1,862
2017	1,862
2018	1,862
Thereafter	14,977

$24,287

School Bus Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

September 28, 2013, September 29, 2012 and October 1, 2011

9.	Debt

Debt at September 28, 2013 and September 29, 2012 consisted of the following:

(in thousands of dollars)	2013	2012
Senior credit facility	$128	$—
Senior term loan	13,000	—
Subordinated term loan—related party (NABI Finance)	—	25,117
Subordinated term loan—related party (TFG)	—	16,166

Total debt	$13,128	$41,283

Less: Current portion of long-term debt	2,979	—

Long-term debt—net of current portion	$10,149	$41,283

On September 13, 2013, the Company executed the Second Amendment to the Senior Credit Facility with Wells Fargo Bank. The key change to the Senior Credit Facility was to extract the intangible assets from the collateral in the revolving line of credit and extend a $13 million loan to the Company. The Senior Term Loan bears an interest rate of LIBOR plus 3.0% and will be paid in equal monthly payments of $270,833 beginning on November 1, 2013 until maturity on November 1, 2017. The second amendment modified the Senior Credit Facility interest at LIBOR plus 2.75%-3.25% to LIBOR plus 2.00%-2.50% based on borrowings. The second amendment also modified the commitment fee of 0.375% on unused amounts of the Senior Credit Facility to 0.25% for the first year from execution and 0.375% thereafter. The Senior Credit Facility maturity was extended two years from December 31, 2016 to December 31, 2018. Wells Fargo also amended the covenants related to the Subordinated Loans to allow the Company to pay off the Subordinated Loans. The Senior Credit Facility includes a $60.0 million revolving line of credit. It is an asset-based facility and the amount that can be borrowed thereunder varies based on the Company’s accounts receivable, inventory and machinery and equipment, subject to certain eligibility limits. The Senior Credit Facility contains financial covenants relating to a minimum fixed charge coverage ratio, as defined therein. However, these covenants are only applicable to the extent that the Company’s liquidity, as defined in the credit agreement, is less than a defined amount. Other covenants restrict, among other things, the Company’s ability to merge, dispose of assets and incur additional debt. As of September 28, 2013 and September 29, 2012, the Company had liquidity, as defined in the Senior Credit Facility, greater than the minimum requirement. The Senior Credit Facility is collateralized by a first priority security interest in substantially all of the assets of the Company and its domestic subsidiaries.

The Company paid off the Subordinated Term Loans in full on September 13, 2013. The Subordinated Term Loans had consisted of two notes due to two former affiliates of the Company— $20.0 million due to NABI Finance and $15.0 million due to TFG. The NABI Finance note carried interest at LIBOR plus 5.0% and matured on June 15, 2017. The TFG note carried interest at 0.67% and matured on June 15, 2017. Both notes bore paid in kind interest, compounding quarterly. As of September 13, 2013, the Company paid $26.4 million of principal and paid in kind interest on the NABI Finance Subordinated Term Loan and $16.3 million of principal and paid in kind interest on the TFG Subordinated Term Loan, which constituted full payoff of the notes.

School Bus Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

September 28, 2013, September 29, 2012 and October 1, 2011

Weighted-average annual effective interest rates of 5.0%,5.25%, 5.31% and 0.67% were applicable to the Senior Credit Facility, Senior Term Loan, NABI Finance Subordinated Term Loan and TFG Subordinated Term Loan, respectively, as of September 28, 2013. Total interest expense recognized on the Company’s indebtedness during the years ended September 28, 2013, September 29, 2012 and October 1, 2011, was approximately $1.6 million, $1.6 million and $1.5 million, respectively.

Annual schedules of the maturity of the principal of the Senior Credit Facility and Senior Term Loan for the next six fiscal years are as follows:

(in thousands of dollars)
Years Ending
2014	$2,979
2015	3,250
2016	3,250
2017	3,250
2018	271
2019	128

Total debt	$13,128

The Company’s Senior Credit Facility and Senior Term Loan approximate fair value because of their variable interest rates and the timing of the debt issuance compared to the fiscal year end. These debt instruments are classified as Level 2 within the fair value hierarchy.

10.	Stockholder’s Equity

The Company has 100 shares, $0.01 par value, authorized, issued and outstanding at September 28, 2013 and September 29, 2012. All shares have equal voting rights and are equally entitled to any dividends declared by the Company’s board of directors.

11.	Benefit Plans

Defined Benefit Pension Plans

The Company has a defined benefit pension plan (the “Defined Benefit Plan”) covering U.S. hourly and salaried personnel. On May 13, 2002, the Defined Benefit Plan was amended to freeze new participation as of May 15, 2002, and therefore, any new employees who started on or after May 15, 2002 were not permitted to participate in the Defined Benefit Plan. Effective January 1, 2006, the benefit plan was frozen to all participants. No accrual of future benefits will be calculated beyond this date.

The Company contributed $7.5 million and $6.3 million to its Defined Benefit Plan during the years ended September 28, 2013 and September 29, 2012, respectively. For the years ended September 28, 2013 and September 29, 2012, benefits paid were $6.2 million and $6.0 million, respectively. The accumulated benefit obligation (“ABO”) for the Defined Benefit Plan was $131.3 million and $143.8 million as of September 28, 2013 and September 29, 2012, respectively.

School Bus Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

September 28, 2013, September 29, 2012 and October 1, 2011

Benefit Obligations: The reconciliation of the beginning and ending balances of the projected benefit obligation for defined benefit plans is as follows:

(in thousands of dollars)	2013	2012
Change in benefit obligation
Benefit obligation, beginning of year	$143,836	$127,542
Service costs	—	—
Interest cost	5,700	6,105
Assumption changes	(12,341)	16,327
Actuarial gain (loss)	303	(132)
Benefits paid	(6,205)	(6,006)

Benefit obligation, end of year	$131,293	$143,836

Accumulated benefit obligation, end of year	$131,293	$143,836

Plan Assets: The summary and reconciliation of the beginning and ending balances of the fair value of the plans’ assets were as follows:

(in thousands of dollars)	2013	2012
Change in plan assets
Fair value of plan assets, beginning of year	$86,559	$75,874
Actual return on plan assets	6,171	10,806
Employer contribution	7,528	6,327
Expenses	(463)	(442)
Benefits paid	(6,205)	(6,006)

Fair value of plan assets, end of year	$93,590	$86,559

Funded Status: The following table reconciles the benefit obligations, plan assets, funded status and net liability information of the Company’s Defined Benefit Plan as of September 28, 2013 and September 29, 2012, measured as of September 30, 2013 and September 30, 2012. The current and long-term portions of the net pension liability recognized are reflected in the Consolidated Balance Sheets within accrued expenses and accrued pension liability, respectively.

(in thousands of dollars)	2013	2012
Benefit obligation	$131,293	$143,836
Fair value of plan assets	93,590	86,559
Funded status	(37,703)	(57,277)
Net pension liability recognized	(37,703)	(57,277)

School Bus Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

September 28, 2013, September 29, 2012 and October 1, 2011

The Company determines the fair value of its financial instruments in accordance with the Fair Value Measurements and Disclosures Topic of the ASC. Fair value is the price to hypothetically sell an asset or transfer a liability in an orderly manner in the principal market for that asset or liability. This topic provides a hierarchy that gives highest priority to unadjusted quoted market prices in active markets for identical assets or liabilities. This topic requires that financial assets and liabilities be classified into one of the following three categories:

Level 1	Unadjusted quoted prices in active markets for identical assets or liabilities

Level 2	Unadjusted quoted prices in active markets for similar assets or liabilities, or Unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or Inputs other than quoted prices that are observable for the asset or liability

Level 3	Unobservable inputs for the asset or liability

The Company’s pension plan assets are comprised of various investment funds, which are valued based upon their quoted market prices. The invested pension plan assets of the Company’s defined benefit pension plan are all Level 1 assets under ASC 820, Fair Value Measurements (“ASC 820”). There are no sources of significant concentration risk in the invested pension plan assets as of September 30, 2013, the measurement date.

The following tables set forth, by level within the fair value hierarchy, a summary of the Plan’s investments measured at fair value.

	2013
(in thousands of dollars)	Level 1	Level 2	Level 3	Total
Investment Name
Equity Securities	$50,811	$—	$—	$50,811
Debt Securities	42,779	—	—	42,779

Total	$93,590	$—	$—	$93,590

	2012
(in thousands of dollars)	Level 1	Level 2	Level 3	Total
Investment Name
Equity Securities	$31,459	$—	$—	$31,459
Debt Securities	55,101	—	—	55,101

Total	$86,560	$—	$—	$86,560

The pre-tax net loss for the Defined Benefit Plan recognized in Accumulated other comprehensive loss as of September 28, 2013, September 29, 2012, and October 1, 2011 is $38.8 million, $54.0 million, and $46.2 million, respectively. No prior service cost has been recognized as of September 28, 2013, September 29, 2012, and October 1, 2011.

The estimated net loss for the Defined Benefit Plan that will be amortized from Accumulated other comprehensive loss into net periodic benefit cost over the next fiscal year is

School Bus Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

September 28, 2013, September 29, 2012 and October 1, 2011

$2.8 million. The unrecognized gain or loss is amortized as follows: the total unrecognized gain or loss, less the larger of 10% of the liability or 10% of the assets, is divided by the average future working lifetime of active plan participants.

The following table represents net periodic benefit cost and changes in plan assets and benefit obligations recognized in Other comprehensive income, before tax effect as of September 28, 2013, September 29, 2012, and October 1, 2011, measured as of September 30, 2013:

(in thousands of dollars)	2013	2012	2011
Interest cost	$5,700	$6,105	$6,191
Expected return on plan assets	(6,097)	(5,326)	(5,421)
Amortization of net loss	4,233	3,392	2,712

Net periodic benefit cost	$3,836	$4,171	$3,482

Net (income) loss	$(11,649)	$11,156	$7,526
Amortization of net loss	(4,233)	(3,392)	(2,712)

Total recognized in other comprehensive income	$(15,882)	$7,764	$4,814

Total recognized in net periodic pension benefit cost and other comprehensive income	$(12,046)	$11,935	$8,296

The following actuarial assumptions were used to determine the benefit obligations as of fiscal year end:

Weighted-average assumptions used to determine benefit obligations

	2013	2012
Discount rate	4.75%	4.05%
Rate of compensation increase	N/A	N/A

Weighted-average assumptions used to determine net periodic benefit cost

	2013	2012	2011
Discount rate	4.05%	4.90%	5.00%
Expected long-term return on plan assets	7.00%	7.00%	7.00%
Rate of compensation increase	N/A	N/A	N/A

The weighted-average asset allocations of plan assets for the Defined Benefit Plan at September 28, 2013 and September 29, 2012, the measurement date, are as follows:

	2013	2012
Equity securities	55%	36%
Debt securities	45%	64%

	100%	100%

School Bus Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

September 28, 2013, September 29, 2012 and October 1, 2011

There was no Company common stock included in equity securities. Assets of the Defined Benefit Plan are invested primarily in U.S. government securities, common stock funds and cash management funds. Assets are valued using quoted prices in active markets. The expected long-term rate of return on plan assets reflects the average rate of earnings expected on the funds invested, or to be invested, to provide for the benefits included in the projected benefit obligation. In estimating that rate, appropriate consideration is given to the returns being earned by the plan assets in the fund and rates of return expected to be available for reinvestment and a building block method. The expected rate of return on each asset class is broken down into three components: (1) inflation, (2) the real risk-free rate of return (i.e., the long term estimate of future returns on default free U.S. government securities) and (3) the risk premium for each asset class (i.e., the expected return in excess of the risk-free rate).

The investment strategy for pension plan assets is to limit risk through asset allocation, diversification, selection and timing. Assets are managed on a total return basis, with dividends and interest reinvested in the account.

The asset allocation investment strategy of plan assets for the Defined Benefit Plan is as follows:

Equity securities	55%
Debt securities	45%

100%

The Company expects to contribute approximately $5.6 million to its Defined Benefit Plan in fiscal year 2014. The following benefit payments are expected to be paid to the Company’s pension plan participants in the years indicated:

(in thousands of dollars)
Years Ending
2014	$6,428
2015	6,500
2016	6,621
2017	6,782
2018	6,976
2019–2022	37,911

$71,218

Defined Contribution Plans

The Company has a defined contribution 401(k) plan covering substantially all U.S. employees and a defined contribution plan for Canadian employees. The Company had contributed one percent of the employees’ compensation, subject to certain limitations. Beginning in Calendar Year 2013, the Company ceased the 1% contribution and offered a 50% match on an employee’s first 6% of the employee’s contributions. The plans also provide for an additional discretionary match depending on Company performance. The Company

School Bus Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

September 28, 2013, September 29, 2012 and October 1, 2011

contributed approximately $1.0 million, $0.6 million and $0.4 million to the 401(k) plan during the fiscal year ended September 28, 2013, September 29, 2012 and October 1, 2011.

Medical, Dental and Accident and Sickness Benefits

The Company provides and is predominantly self-insured for medical, dental and accident and sickness benefits. A liability related to this obligation is recorded on the Company’s balance sheet under accrued expenses. Total expense recorded for the years ended September 28, 2013, September 29, 2012 and October 1, 2011, related to this plan was approximately $8.9 million, $8.6 million and $7.9 million, respectively.

Retiree Life Insurance Benefit

The Company offered a life insurance benefit of $5,000 to employees who retired before November of 1993 and $10,000 to each employee who retired from November of 1993 to December 2011. Approximately $1 million is recorded within other long-term liabilities as of September 28, 2013 and September 29, 2012, for this obligation.

Funded Deferred Compensation Plan

In previous years, the Company purchased annuities for liabilities related to a group of retired employees and three retired executives. The assets and the related liabilities are included in other long-term assets and liabilities and approximate $0.5 million and $0.6 million at September 28, 2013 and September 29, 2012, respectively.

Phantom Award

A Phantom Award Plan was adopted by the Company and permits certain participants (including employees, directors, officers and consultants of the Company) to be eligible to participate in distributions made to investors after the investors in the Company have received the return of $40 million and any capital contributions in addition to interest on any such capital contributions. The vesting of the awards of any participant in the Phantom Award Plan is based on the participant’s continued employment with the Company through certain anniversaries of the grant date and is accelerated upon the occurrence of a change in control. The grant date fair value of awards granted for the years ended September 28, 2013, September 29, 2012 and October 1, 2011 were approximately $0.1 million, $0 and $0, respectively.

Employee Compensation Plans

The Management Incentive Plan (the “MIP”) compensates certain key salaried management employees and is based on Earnings before interest, taxes, depreciation and amortization (“EBITDA”) performance. Liabilities and bonus expense of $10.7 million and $3.3 million are included in the Consolidated Balance Sheets and Consolidated Statement of Operations and Comprehensive Income (Loss) as of September 28, 2013 and September 29, 2012, respectively.

School Bus Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

September 28, 2013, September 29, 2012 and October 1, 2011

12.	Income Taxes

Tax expense/(benefit) for the periods ended September 28, 2013, September 29, 2012, and October 1, 2011 consisted of the following:

(in thousands of dollars)	2013	2012	2011
Current
Federal	$—	$—	$(5,386)
State	80	54	448
Foreign	—	—	—

	80	54	(4,938)

Deferred
Federal	(30,455)	365	3,706
State	(563)	10	106
Foreign	—	—	—

	(31,018)	375	3,812

Income tax (benefit) expense	$(30,938)	$429	$(1,126)

A reconciliation between the reported income tax (benefit)/expense for continuing operations and the amount computed by applying the statutory federal income tax rate of 35% is as follows:

(in thousands of dollars)	2013	2012	2011
Computed tax benefit	$8,279	$(1,365)	$(2,486)
State taxes, net of deferred benefit	(532)	(96)	293
Foreign taxes	74	3	(26)
Permanent items	56	69	56
Valuation allowance	(38,003)	1,488	2,871
Interest and penalties	—	—	(1,948)
Federal tax credits	(289)	—	—
Return to accrual true-ups	(343)	335	79
Other	(180)	(5)	35

Income tax (benefit) expense	$(30,938)	$429	$(1,126)

School Bus Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

September 28, 2013, September 29, 2012 and October 1, 2011

The Company evaluated its uncertain tax positions during the years ended September 28, 2013, September 29, 2012, and October 1, 2011. Based on the facts relevant during those years the Company did not record any reserve for uncertain tax positions and therefore there are no accrued interest and penalties as of September 28, 2013 and September 29, 2012. The Company recognized $0.0 million, $0.0 million, and ($1.9) million of interest and penalties as a component of income tax expense for the years ended September 28, 2013, September 29, 2012, and October 1, 2011. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows (in thousands):

(in thousands of dollars)	2013	2012	2011
Balance at beginning of period	$—	$—	$3,438
Additions as a result of tax positions taken during the current year	—	—	—
Additions for tax positions of prior years	—	—	—
Reductions for tax positions of prior years	—	—	(3,438)
Lapses of applicable statute of limitations	—	—	—
Settlements during the year	—	—	—

Balance at end of the period	$—	$—	$—

The Company and its subsidiaries file U.S. federal, state and foreign income tax returns. The Company and its subsidiaries are routinely examined by tax authorities in these jurisdictions. The years ended September 28, 2013, September 29, 2012 and October 1, 2011 generally remain open to examination in the United States by federal and state authorities.

The sources of and differences between the financial accounting and tax bases of the Company’s assets and liabilities which give rise to the net deferred tax liabilities are as follows:

(in thousands of dollars)	2013	2012
Deferred tax liabilities
Property, plant and equipment	$(3,347)	$(5,083)
Other intangible assets	$(16,306)	$(16,795)
Other assets	(3,054)	(2,469)

Total deferred tax liabilities	(22,707)	(24,347)

Deferred tax assets
NOL carryforward	4,244	12,060
Accrued expenses	5,480	7,846
Compensation	14,497	21,503
Inventories	1,538	852
Unearned income	2,614	2,479
Tax credits	12,158	11,081

Total deferred tax assets	40,531	55,821
Less: Valuation allowance	(6,324)	(42,453)

Net deferred tax assets	34,207	13,368

Net deferred tax assets (liabilities)	$11,500	$(10,979)

School Bus Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

September 28, 2013, September 29, 2012 and October 1, 2011

ASC 740 requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion or all of a deferred tax asset will not be realized. Objective positive evidence is necessary to support a conclusion that a valuation allowance is not needed for all or a portion of deferred tax assets when significant negative evidence exists. Management evaluates the need for a valuation allowance on an annual basis by considering all positive and negative evidence available. Based on all available evidence, a $6.3 million and $42.1 million valuation allowance was recorded for the years ended September 28, 2013 and September 29, 2012, respectively. As of September 28, 2013, the Company reduced the valuation allowance by $35.8 million as a result of the Company having positive evidence supporting the realization of deferred tax assets. This positive evidence included three-year cumulative domestic income. As of September 28, 2013, the Company has a valuation allowance against certain state net operating loss carryforwards and foreign tax credit carryforwards that do not meet the more-likely-than-not recognition threshold and the Company does not anticipate these assets to be realized. As of September 28, 2013 and September 29, 2012, approximately $0.0 million and $19.4 million of the valuation allowance, respectively, relates to pension liabilities recorded in other comprehensive income.

As of September 28, 2013 and September 29, 2012, the Company had approximately $9.4 million and $32.5 million, respectively, of federal loss carryforwards which expire at various dates through 2031, $1.3 million and $1.0 million of federal research and development tax credits that expire at various dates through 2031, foreign tax credit carryforwards of $8.7 million that expire in 2018, and alternative motor vehicle tax credit carryforwards of $1.7 million that expire in 2029. As of September 28, 2013 and September 29, 2012, the Company also had approximately $14.4 million and $13.4 million, respectively, of state loss carryforwards which expire at various dates through 2033, $0.6 million and $0.2 million of Georgia tax credits that expire at various dates through 2023, and Canadian loss carryforwards of $1.1 million that expire at various dates through 2032.

As of September 28, 2013, the Company had $46.6 million of cash and cash equivalents, all of which was in the U.S.; no cash was held by its foreign subsidiary. The Company currently expects that cash and profits generated by its foreign subsidiary will continue to be indefinitely reinvested. Accordingly, the Company does not provide for U.S. taxes on the undistributed earnings on the foreign subsidiary. Should these earnings be distributed in the form of dividends or otherwise, the Company would be subject to U.S. income taxes. It is not practical at this time to determine the amount of income tax liability that would result should such earnings be repatriated.

13.	Guarantees, Commitments and Contingencies

Litigation

As of September 28, 2013, the Company had a number of product liability and other cases pending. Management believes that, considering the Company’s insurance coverage and its intention to vigorously defend its position, the ultimate resolution of these matters will not have a material adverse impact on the Company’s financial position.

School Bus Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

September 28, 2013, September 29, 2012 and October 1, 2011

Environmental

The Company is subject to a variety of environmental regulations relating to the use, storage, discharge and disposal of hazardous materials used in its manufacturing processes. Failure by the Company to comply with present and future regulations could subject it to future liabilities. In addition, such regulations could require the Company to acquire costly equipment or to incur other significant expenses to comply with environmental regulations. The Company is currently not involved in any material environmental proceedings and therefore, management does not believe that the resolution of environmental matters will have a material adverse effect on the Company’s financial position.

The Company records reserves for environmental liabilities on a discounted basis when environmental investigation and remediation obligations are probable and related costs are reasonably estimable. This liability is included in the other long-term liabilities of our Consolidated Balance Sheets. The Company currently uses a discount rate of 12.8% and has accrued liabilities of approximately $0.7 million and $0.8 million for year ended September 28, 2013 and September 29, 2012, respectively. The estimated aggregate undiscounted amount that will be incurred over the next 26 years as of September 28, 2013 and 27 years as of September 29, 2012 is $2.4 million and $2.6 million, respectively. The estimated payments for the next five years are approximately $0.1 million per year, and the aggregate amount thereafter is approximately $0.6 million. Future expenditures may exceed the amounts accrued.

Product Warranties

As discussed in Note 1, the Company has product warranties on most of its products with varying lengths. Activity in the accrued warranty costs (current and long-term portion combined) was as follows during the years ended September 28, 2013 and September 29, 2012:

(in thousands of dollars)
Balances at October 1, 2010	$12,191
Add current period accruals	8,904
Current period reductions of accrual	(8,594)

Balances at October 1, 2011	$12,501
Add current period accruals	8,489
Current period reductions of accrual	(8,534)

Balances at September 29, 2012	$12,456
Add current period accruals	8,499
Current period reductions of accrual	(7,508)

Balances at September 28, 2013	$13,447

School Bus Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

September 28, 2013, September 29, 2012 and October 1, 2011

Activity in deferred warranty income was as follows during the year ended September 28, 2013 and September 29, 2012:

(in thousands of dollars)
Balances at October 1, 2010	$8,907
Add current period accruals	3,825
Current period reductions of accrual	(3,483)

Balances at October 1, 2011	$9,249
Add current period deferred income	4,420
Current period recognition of income	(3,637)

Balances at September 29, 2012	$10,032
Add current period deferred income	5,006
Current period recognition of income	(4,295)

Balances at September 28, 2013	$10,743

Lease Commitments

The Company rents and leases certain buildings, machinery and equipment under operating leases. Total rent expense recognized in the periods ending September 28, 2013, September 29, 2012, and October 1, 2011, were approximately $2.6 million, $2.6 million, and $2.6 million, respectively.

At September 28, 2013, the future minimum lease payments under non-cancelable operating leases with original terms exceeding one year were as follows:

(in thousands of dollars)
Years Ending
2014	$582
2015	409
2016	250
2017	238
2018	228
Thereafter	131

$1,838

The Company leases from third party vendors various office and plant equipment, including computers, copy machines and sweepers, that qualify for capital lease treatment under the provisions of ASC 840. Amounts due under capital lease obligations are recorded as liabilities on the Consolidated Balance Sheets, with the interest in the related assets recorded as property and equipment. Depreciation of assets recorded under capital lease obligations is included in depreciation and amortization expense on the Consolidated Statements of Operations and Comprehensive Income (Loss). These leases have remaining lease terms ranging from one to 36 months.

School Bus Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

September 28, 2013, September 29, 2012 and October 1, 2011

Leased property under capital leases is summarized as follows:

(in thousands of dollars)	2013	2012
Leased property under capital leases	$4,179	$4,234
Less: Accumulated depreciation	(2,531)	(1,922)

Leased property under capital leases, net	$1,648	$2,312

The following table summarizes, as of September 28, 2013, the Company’s future minimum lease payments under capital leases:

(in thousands of dollars)
Years Ending
2014	$589
2015	91
2016	28
Thereafter	—

Total minimum lease payments	708
Less: Amount of lease payments representing interest	67

Present value of future minimum capital lease payments	641
Less: Current obligations under capital leases	530

Long term obligations under capital leases	$111

Purchase Commitments

During the years ended September 28, 2013 and September 29, 2012, the Company entered into short-term and long-term pricing agreements with many of its major vendors for the purchase of raw materials and parts such as steel, engines, axles and transmissions. As the quantities to be purchased by the Company vary subject to market demand of vehicles manufactured by the Company, under these agreements there are no minimum purchase commitments with the exception of propane fuel systems, engines and tonnages of certain steel products that are repetitively consumed.

14.	Segment Information

We manage our business in two operating segments, which are also our reportable segments. The Bus segment includes the manufacturing and assembly of school buses to be sold to a variety of customers across the United States, Canada and in international markets. The Parts segment consists primarily of the purchase of parts from third parties to be sold to dealers within the Company’s network. Financial information is reported on the basis that it is used internally by the chief operating decision maker in evaluating segment performance and deciding how to allocate resources to segments. The Chief Executive Officer of the Company has been identified as the CODM. Management evaluates the segments based primarily upon revenues and gross profit. A measure of assets is not applicable, as segment assets are not regularly reviewed by the CODM for evaluating performance or allocating resources.

School Bus Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

September 28, 2013, September 29, 2012 and October 1, 2011

The tables below present net sales and gross profit for our reportable segments for our three most recent fiscal years (in thousands):

	For the year ended
	September 28, 2013	September 29, 2012	October 1, 2011
Net sales
Bus	$726,067	$550,754	$518,424
Parts	46,350	43,704	43,731

Segment net sales	$772,417	$594,458	$562,155

	For the year ended
	September 28, 2013	September 29, 2012	October 1, 2011
Gross profit
Bus	$75,649	$40,417	$35,865
Parts	16,727	15,495	16,922

Segment gross profit	$92,376	$55,912	$52,787

The following table is a reconciliation of segment gross profit to consolidated Income (loss) before income taxes for our three most recent fiscal years (in thousands):

	For the year ended
	September 28, 2013	September 29, 2012	October 1, 2011
Segment gross profit	$92,376	$55,912	$52,787
Less:
Selling, general and administrative expenses	(63,411)	(53,705)	(51,520)
Interest expense	(2,371)	(2,480)	(2,471)
Interest income	214	160	282
Other income (expense), net	(2,143)	(3,788)	(6,181)

Income (loss) before income taxes	$24,665	$(3,901)	$(7,103)

Sales are attributable to geographic areas based on customer location and were as follows for our three most recent fiscal years (in thousands):

	For the Year Ended
	September 28, 2013	September 29, 2012	October 1, 2011
United States	$656,011	$532,493	$496,174
Canada	76,341	51,047	57,850
Rest of world	40,065	10,918	8,131

Total net sales	$772,417	$594,458	$562,155

School Bus Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

September 28, 2013, September 29, 2012 and October 1, 2011

15.	Related Party Transactions

The Company sells certain bus products to North American Bus Industries, Inc. (“NABI”), formerly a related party. NABI had been predominantly owned by an affiliate of an investment firm, Cerberus Capital Management L.P., but was sold to New Flyer Industries Inc. in June 2013. Total product sales to NABI were $37 thousand, $18 thousand, and $32 thousand for the years ended September 28, 2013, September 29, 2012, and October 1, 2011, respectively. On a month to month basis, NABI charges Blue Bird Service Parts group, a wholly owned subsidiary of Blue Bird, for warehouse space and services utilized in a Delaware, Ohio facility leased by NABI. Building rent, maintenance, labor and service charges totaled $0.7 million, $0.7 million, and $1.0 million for the years ended September 28, 2013, September 29, 2012, and October 1, 2011, respectively. As of September 29, 2012, the Company had a note outstanding to NABI of $0.3 million. The note was extinguished in fiscal year 2013 as part of the sale of NABI.

As of September 28, 2013, September 29, 2012, and October 1, 2011, the Company had debt outstanding to Traxis Financial Group, owned by Traxis B.V., of $0.0 million,$ 16.2 million and $21.0 million, respectively.

As of September 28, 2013, September 29, 2012, and October 1, 2011, the Company had debt outstanding to NABI Finance, also owned by Cerberus Capital Management L.P., of $0.0 million, $25.1 million and $23.8 million, respectively.

16.	Restructuring Activities

In fiscal year 2012, the Company incurred restructuring costs related to the closure of its LaFayette plant. This plant consisted of a bus production line and selected fabrication operations. Production of the LaFayette bus line was transferred to continuing operations in the Fort Valley plant.

On June 26, 2012, the Company completed the sale of land and building utilized by its former LaFayette plant. Net of selling costs, proceeds from the sale amounted to $2.1 million. The carrying value of these assets, previously shown on the balance sheet as assets held for sale, was $2.8 million, resulting in a loss of $0.7 million on the sale.

Approximately $1.7 million of Lafayette assets, at net book value (“NBV”), were transferred to Fort Valley in fiscal 2011. In fiscal 2012, approximately $0.1 million in Lafayette production assets, at NBV, were impaired.

17.	Equity Investment in Affiliate

On October 14, 2009, Blue Bird and Girardin Minibus entered into a venture, Micro Bird Holdings, Inc. (“Micro Bird”), to combine the complementary expertise of two separate manufacturers. Girardin Minibus has an established reputation of efficient production of mini-buses and Blue Bird has a strong distribution network. The combination allowed the venture to grow the mini-bus business together. Blue Bird Micro Bird by Girardin buses are produced in Drummondville, Quebec by Micro Bird.

School Bus Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

September 28, 2013, September 29, 2012 and October 1, 2011

The Company holds a 50% equity interest and accounts for Micro Bird under the equity method of accounting and does not consolidate the venture, as the Company does not have a controlling financial interest based on the shared powers of both the venture partners to direct the activities that most significantly impact Micro Bird’s financial performance. The carrying amount of the equity method investments is adjusted for the Company’s proportionate share of net earnings and losses and dividends received. At September 28, 2013 and September 29, 2012, the Company had an investment of $8.7 million and $6.9 million, respectively. As of September 28, 2013, the Company has recorded $2.5 million of income from this equity-method investment, which is included in our Retained Earnings.

In recognizing the Company’s 50% portion of Micro Bird net income (loss), the Company recorded ($1.1) million, $1.2 million, and $1.1 million in Equity in net income of non-consolidated affiliate net of tax of $2.8 million, $0.0 million and $0.0 million for year ended September 28, 2013, September 29, 2012, and October 1, 2011, respectively. Summarized unaudited financial information for Micro Bird as of September 30, 2013, 2012 and 2011 is as follows:

	Balance Sheet
(in thousands of dollars)	2013	2012
Current assets	$26,537	$23,686
Non-current assets	11,019	11,484

Total assets	37,556	35,170
Current liabilities	18,112	16,152
Non-current liabilities	67	78

Total liabilities	18,179	16,230

Net assets	$19,377	$18,940

	Income Statement
(in thousands of dollars)	2013	2012	2011
Revenues	$77,116	$71,780	$69,160
Gross profit	9,343	7,251	7,593
Operating income	4,906	3,043	3,578

Net income	$3,650	$2,603	$2,336

18.	Subsequent Events

The Company evaluated subsequent events and transactions for potential recognition or disclosure in the consolidated financial statements through September 23, 2014, which is the date the consolidated financial statements were issued.

Annex A

PURCHASE AGREEMENT

EXECUTION VERSION

PURCHASE AGREEMENT

BY AND BETWEEN

THE TRAXIS GROUP B.V.

AND

HENNESSY CAPITAL ACQUISITION CORP.

RELATING TO THE PURCHASE OF CAPITAL STOCK OF

SCHOOL BUS HOLDINGS INC.

DATED AS OF SEPTEMBER 21, 2014

ii

Annex I —	Operations of the Acquired Entities Prior to Closing
Annex II —	Board of Directors and Committee Members of the Purchaser

Exhibit A —	Proposals with Respect to the Second Amended and Restated Certificate of Incorporation that are Required to be Adopted for Closing
Exhibit B —	Form of Omnibus Equity Incentive Plan
Exhibit C —	Form of Registration Rights Agreement
Exhibit D —	Phantom Plan Assignment
Exhibit E —	Form of Indemnification Agreement for Seller Board Appointees
Exhibit F —	Form of Seller Lock-up Agreement
Exhibit G —	Form of Sponsor Lock-up Agreement

Purchaser Disclosure Schedule
Seller Disclosure Schedule

iii

PURCHASE AGREEMENT

This Purchase Agreement (this “Agreement”), dated as of September 21, 2014, is made by and between The Traxis Group B.V., a limited liability company existing under the laws of the Netherlands (the “Seller”), and Hennessy Capital Acquisition Corp., a Delaware corporation (the “Purchaser”).

W I T N E S S E T H:

WHEREAS, the Seller owns all of the outstanding shares of capital stock of School Bus Holdings Inc., a Delaware corporation (the “Company”);

WHEREAS, upon the terms and subject to the conditions set forth herein, the Seller wishes to sell to the Purchaser, and the Purchaser wishes to acquire from the Seller, all of the outstanding shares of capital stock of the Company (collectively, the “Shares”);

WHEREAS, in furtherance of the acquisition of the Shares by Purchaser and in accordance with the terms hereof, Purchaser shall provide an opportunity to its stockholders to have their Offering Shares (as defined below) redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement and the applicable Purchaser Governing Documents in conjunction with, inter alia, obtaining approval from the stockholders of Purchaser for the Transactions (as defined below) (collectively with the other transactions, authorization and approvals set forth in the Proxy Statement, the “Offer”);

WHEREAS, Hennessy Capital Partners I LLC (the “Sponsor”) has delivered to the Seller a Backstop and Subscription Agreement (the “Backstop Agreement”), dated as of the date hereof, pursuant to which, among other things, the subscribers named therein have agreed to (i) purchase shares of Purchaser Common Stock in the open market or in privately negotiated transactions with third parties; (ii) subscribe for and purchase from the Purchaser shares of Purchaser Common Stock; (iii) not transfer or otherwise redeem any of their respective Purchaser Common Stock; and (iv) vote any of their respective Purchaser Common Stock (as defined below) in favor of certain matters (including the Transactions (as defined below) and certain other proposals of the Company in respect of its Proxy Statement (as defined below)), all on the terms and subject to the conditions set forth therein;

WHEREAS, the Sponsor has delivered to the Seller a Subscription Agreement (the “Preferred Subscription Agreement”, and together with the Backstop Agreement, the “Investor Agreements”), dated as of the date hereof, pursuant to which, among other things, the subscribers named therein have agreed to subscribe for, and purchase from the Purchaser, Preferred Shares (as defined in the Preferred Subscription Agreement) on the terms and subject to the conditions set forth therein; and

WHEREAS, the Sponsor has delivered to the Seller a Voting and Support Agreement (the “Founder Voting Agreement”), dated as of the date hereof, pursuant to which, among other things, the Persons indicated on the signature pages thereof have agreed to vote their Purchaser Common Stock in favor of certain matters, including the transactions contemplated hereby and during the period prior to the Closing (as defined below);

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

“2014 Financial Statements” means the final audited consolidated statement of operations and consolidated statement of cash flows of the Company and its Subsidiaries for fiscal year 2014.

“Acquired Entities” means the Company, together with each Subsidiary of the Company.

“Action” means any action, lawsuit, claim, suit, arbitration, hearing, examination or judicial or legal proceeding or investigation, whether civil, criminal or administrative, at law or in equity, or by or before any Governmental Authority.

“Additional Indebtedness” means any additional Indebtedness other than Indebtedness incurred or that may be incurred in accordance with the Credit Agreement as in effect as of the date of this Agreement.

“Additional Purchaser SEC Reports” has the meaning set forth in Section 4.06(a).

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Amended and Restated Certificate of Incorporation” means that certain Amended and Restated Certificate of Incorporation of the Purchaser, filed on January 16, 2014.

“Ancillary Agreements” means all agreements, other than this Agreement, entered into in connection with the consummation of the Transactions, including each of the Investor Agreements and the documents entered in connection therewith.

“Applied Purchaser Expenses” has the meaning set forth in Section 2.03(b).

“Backstop Agreement” has the meaning set forth in the recitals.

“Balance Sheet Date” means June 28, 2014.

“Business” means the businesses of the Acquired Entities as conducted as of the date hereof and as of the Closing.

“Business Combination” has the meaning set forth in Section 5.17.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in New York, New York or the Netherlands are authorized or obligated by Law to close.

“Cash Purchase Price” means the positive amount equal to (i) the Final Purchaser Trust Amount, plus (ii) the Preferred Offering Proceeds (if any), plus (iii) the Common Offering Proceeds (if any), minus (iv) Applied Purchaser Expenses (if any).

“Claims” has the meaning set forth in Section 5.17.

“Closing” has the meaning set forth in Section 2.05.

“Closing Date” has the meaning set forth in Section 2.05.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Common Offering” means, collectively, the Tranche I Common Offering and the Tranche II Common Offering, as defined in the Backstop Agreement.

“Common Offering Proceeds” means the amount of gross proceeds from the Common Offering received by Purchaser for newly issued Purchaser Common Stock (which amount, for the avoidance of doubt, will not be reduced for the payment by any Person of any fees (including any up-front commitment fee), commissions, expenses, other amounts or taxes or the withholding of such amounts in connection therewith).

“Company” has the meaning set forth in the recitals.

“Company Indemnitees” has the meaning set forth in Section 9.01(a).

“Computer Software” means any and all computer programs, including operating system and applications software, implementations of algorithms, databases, compilations, data files, user interfaces, and program interfaces, whether in source code or object code form (including all of the foregoing that is installed on computer hardware) and all documentation, including user manuals, relating to the foregoing.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated May 20, 2014, by and between the Company and Purchaser.

“Contracts” means all legally binding contracts, leases, mortgages, notes, indentures, commitments, agreements, licenses and arrangements.

“Copyrights” means all U.S. and foreign published and unpublished works of authorship (including Computer Software), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof.

“Credit Agreement” means that certain Credit Agreement, dated as of June 27, 2014, among the Company, certain of its Subsidiaries, the Lenders party thereto and Societe Generale, as Administrative Agent.

“Disclosure Schedule” means the Seller Disclosure Schedule and Purchaser Disclosure Schedule, collectively.

“Documents” means, collectively, each agreement, instrument, document and certificate necessary for the consummation of the transactions contemplated by this Agreement.

“Effective Time” has the meaning set forth in Section 2.05.

“Environmental Claim” means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter or other communication from any Governmental Authority or any third party alleging violations of Environmental Laws, or liability based on exposure to or Releases of Hazardous Materials (i) at, on or from any Real Property or (ii) from or onto any facilities which received Hazardous Materials generated by the Company or any of its Subsidiaries.

“Environmental Laws” means any applicable Law relating to pollution or protection of the environment, including those imposing liability or establishing requirements for the use, storage, handling, treatment, release of, exposure to, and disposal of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq., as amended; the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq., as amended; the Clean Air Act, 42 U.S.C. 7401 et seq., as amended; and the Clean Water Act, 33 U.S.C. 1251 et seq., as amended.

“ERISA” means of the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means a person required at any particular time to be aggregated with any of the Acquired Entities under Sections 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Excess Purchaser Expenses” has the meaning set forth in Section 10.01(a).

“Exchange Act” means The Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Federal Securities Laws” has the meaning set forth in Section 5.08(c).

“Final Purchaser Trust Amount” has the meaning set forth in Section 2.03(a).

“Financial Statements” has the meaning set forth in Section 3.05(a).

“FIRPTA Certificate” has the meaning set forth in Section 5.16.

“Founder Common Stock” has the meaning set forth in Section 5.14.

“Founder Stockholder” means each person who is a “Stockholder” under the Founder Voting Agreement.

“Founder Voting Agreement” has the meaning set forth in the recitals.

“GAAP” means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

“Government Bid” means any proposal or offer, solicited or unsolicited made by an Acquired Entity at any time in the one (1) year period prior to the Closing Date which, if accepted by the offeree, would result in a Government Contract. A Government Bid (i) includes any proposal or offer made by an Acquired Entity that has been accepted by the offeree but has not resulted in a Government Contract prior to the Closing Date; and (ii) does not include any proposal or offer made by an Acquired Entity that has been accepted and has resulted in a Government Contract prior to the Closing Date.

“Government Contract” means any Contract of an Acquired Entity under which the Acquired Entity has performance obligations to (i) any Governmental Authority, (ii) any prime contractor of a Governmental Authority in its capacity as a prime contractor to any

Governmental Authority, or (iii) any subcontractor at any tier with respect to any contract of a type described in clauses (i) or (ii) above, on the other hand. A task, purchase or delivery order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Governmental Authority” means any federal, national, supranational, foreign, state, provincial, local, county, municipal or other government, any governmental, regulatory or administrative authority, agency, department, bureau, board, commission or official or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority, or any court, tribunal, judicial or arbitral body, or any Self-Regulatory Organization (in each case to the extent that the rules, regulations or orders of such body or authority have the force of Law).

“Governmental Order” means any judgment, ruling, order, writ, injunction, award or decree of any Governmental Authority.

“Hazardous Materials” means (a) those substances defined in or regulated as pollutants, contaminants, or hazardous or toxic substances, materials or wastes under Environmental Laws; (b) petroleum and petroleum products, including crude oil and any fractions thereof; and (c) asbestos, polychlorinated byphenyls, radioactive materials and other chemicals or substances for which liability or standards of care are imposed by Environmental Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended.

“HSR Approval” means the filing of a Notification and Report Form with the United States Federal Trade Commission and the United States Department of Justice under the HSR Act and the expiration or termination of any applicable waiting period thereunder, if required.

“Improvements” shall have the meaning set forth in Section 3.08(d).

“Indebtedness” means any liabilities or obligations, whether contingent or otherwise (including penalties, interest and premiums): (i) in respect of borrowed money, or with respect to advances of any kind under a credit facility or other debt instrument (including under any applicable credit line); (ii) evidenced by bonds, notes, debentures or similar instruments; (iii) constituting a capital lease; (iv) any obligation for the deferred purchase price of property or services, including all earn-out or other similar contingent payment obligations; (v) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired (even though the rights and remedies of seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (vi) all indebtedness secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of the property subject to such mortgage or Lien; (vii) all obligations with respect to swaps, collars, hedges and other derivative instruments or agreements; (viii) amounts drawn on letters of credit and bankers’ acceptances; and (ix) guarantees of the liabilities described in clauses (i) through (viii) above of any other Person; provided, however, trade accounts payable and other ordinary course operating liabilities of the Acquired Entities shall not constitute Indebtedness.

“Intellectual Property” means (i) Trademarks; (ii) Patents; (iii) Trade Secrets; (iv) Copyrights; and (v) all other intellectual property or proprietary rights and claims or causes of action arising out of or related to any infringement, misappropriation or other violation of any of the foregoing, including rights to recover for past, present and future violations thereof.

“Investigation” means any administrative, civil, criminal or other inquiry, review, indictment or investigation by any Governmental Authority.

“Investor Agreements” has the meaning set forth in the recitals.

“IPO” has the meaning set forth in Section 5.17.

“IT Systems” means all information technology and computer systems, electronic data processing, record keeping systems, communications systems, telecommunications systems, networking systems, account management systems, inventory management systems and other applications, Computer Software, hardware and equipment (including all databases, firmware and related documentation), necessary for or otherwise material to the conduct of the Business of each of the Acquired Entities as currently conducted by such Acquired Entities.

“Law” means any material law (statutory, common or otherwise), including any material statute, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order of a Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 3.08(b).

“Licensed Intellectual Property” means the Intellectual Property licensed to the Acquired Entities.

“Liens” means any pledges, claims, liens, charges, mortgages, easements, encumbrances, security interests or other similar restrictions.

“Management Incentive Plan” has the meaning set forth in Section 5.08(c).

“Material Adverse Effect” means any effect, change, event, development or circumstance that, individually or in the aggregate with all other effects, changes, events, developments or circumstances, (i) has had a material adverse effect on the business, condition (financial or otherwise), results of operations, properties, assets or liabilities of the Acquired Entities, taken as a whole, or (ii) has or would reasonably be expected to prevent, materially impair or materially delay the Seller from consummating the Transactions; provided, however, that “Material Adverse Effect” shall not include the following, nor shall any of the following be taken into account in determining whether there has been a Material Adverse Effect: (A) the entry into or announcement or pendency of this Agreement or the Transactions, in each case, including (x) by reason of the identity of, or facts or circumstances relating to the Purchaser or any of its Affiliates, (y) by reason of any communication by the Purchaser or any of its Affiliates regarding the plans or intentions with respect to the conduct of the Business following Closing and (z) the impact of the foregoing on any relationships with customers, suppliers, vendors, business partners, employees or regulators, (B) effects, changes, events, developments, circumstances or conditions that generally affect the industry in which the Acquired Entities operate; (C) general business or economic conditions; (D) national or international political or social conditions, including the engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any actual or threatened military or terrorist attack, (E) the conditions of any financial, banking, or securities markets (including any disruption thereof, any decline in the price of any security or any market index, and any changes in interest or exchange rates), (F) changes in GAAP, (G) changes in Law or other binding directives issued by any Governmental Authority; (H) earthquakes, hurricanes, floods, or other natural disasters; (I) any matter of which the Purchaser is aware on the date hereof; (J) acts or omissions of the Seller or any Acquired Entity carried out (or omitted to be carried out) pursuant to this Agreement or at the request of the Purchaser; (K) the announcement of this Agreement and the transactions contemplated hereby; or (L) the failure, in and of itself, of the Acquired Entities to meet any published or internally prepared estimates of revenues, earnings or other financial projections, performance measures or operating statistics provided, however, that with respect to each of clauses (B) through (G), any effect, change, event, development or circumstance referred to above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such effect, change, event, development or circumstance has a disproportionate effect on the Acquired Entities compared to other participants in the industries in which such Acquired Entities primarily conduct their businesses.

“Material Contracts” has the meaning set forth in Section 3.10(a).

“Material Dealer” has the meaning set forth in Section 3.20.

“Material Supplier” has the meaning set forth in Section 3.20.

“Material Tangible Property” has the meaning set forth in Section 3.08.

“Micro Bird Entities” means Micro Bird Holdings, Inc. and its Subsidiaries.

“Nasdaq” means the Nasdaq Capital Market.

“Non-Trust Expense Account” means funds held by Purchaser for payment of expenses in an account outside of the Purchaser Trust.

“Offer” has the meaning set forth in the recitals.

“Offer Documents” has the meaning set forth in Section 5.08(c).

“Offering Shares” has the meaning set forth in Section 5.08(a).

“Order” has the meaning set forth in Section 3.11.

“Organizational Documents” means, with respect to a Person that is not an individual, its articles of incorporation, certificate of incorporation, certificate of formation, bylaws, memorandum and/or articles of incorporation, operating agreement, certificate of limited partnership, partnership agreement and/or similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto.

“Owned Intellectual Property” means the Intellectual Property owned by the Acquired Entities.

“Owned Real Property” has the meaning set forth in Section 3.08(c).

“Patents” means all U.S. and foreign inventions and discoveries, and all patents and patent applications therefor, including divisions, continuations, continuations-in-part, reissues, patent disclosures, industrial designs, inventions (whether or not patentable or reduced to practice) and improvements thereto.

“Permits” means any franchise, license, permit, consent and order of any Governmental Authority necessary for any Acquired Entity to own, lease and operate its properties or to carry on the Business.

“Permitted Lien(s)” means (i) Liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto that (A) are set forth in title insurance commitments made available to Purchaser, (B) do not materially detract from the value of, or materially impair the use of, such property by the Acquired Entities in the operation of their respective businesses, or (C) other exceptions with respect to title to the Real Property (including, without limitation, easements and other matters of public record) that do not materially interfere with the current and currently intended use of such Real Property. (ii) Liens of carriers, warehousemen, mechanics, suppliers, materialmen or repairmen arising in the ordinary course of business or which are set forth on Section 1.1 (Permitted Liens) of the Seller Disclosure Schedule, (iii) Liens for taxes, assessments or governmental charges or levies on property not yet due and delinquent or being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Acquired Entities or which are set forth on Section 1.1 (Permitted Liens) of the Seller Disclosure Schedule, (iv) Liens securing purchase money Indebtedness incurred in the ordinary course of business, (v) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, (vi) deposits by or on behalf of any Acquired Entity to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, (vii) non-exclusive licenses of Intellectual Property granted in the ordinary course of business consistent with past practice, which do not in any case materially detract from the value of the Intellectual Property subject thereto, (viii) other Liens created in the ordinary course of business and not incurred in connection with Indebtedness and (ix) other Liens set forth on Section 1.1 (Permitted Liens) of the Seller Disclosure Schedule.

“Permitted Withholding Tax Payments” means the payment of withholding taxes related to the Special Dividend in the aggregate amount not to exceed $2,000,000.

“Person(s)” means and includes an individual, a partnership (general or limited), a joint venture, a corporation, a trust, an estate, a limited liability company, an association, a joint-stock company, an unincorporated organization or other entity and a Governmental Authority.

“Personal Data” means a natural person’s name, street address, telephone number, email address, photograph, social security number, driver’s license number, passport number, or customer or account number, or any other piece of information that allows the identification of a natural person.

“Phantom Plan” means the Company’s Amended and Restated Phantom Award Plan, adopted by the Company in February 2007 and restated in its entirety in February 2010, as amended.

“Phantom Plan Assignment” has the meaning set forth in Section 5.15.

“Phantom Plan Awards” means each of the awards outstanding under the Phantom Plan.

“Phantom Plan Participant” means each participant in the Phantom Plan pursuant to a Phantom Plan Award.

“Plans” has the meaning set forth in Section 3.13(a).

“Preferred Offering” means the offering of Preferred Shares pursuant to the Preferred Subscription Agreement.

“Preferred Offering Proceeds” means the amount of gross proceeds from the Preferred Offering received by Purchaser for Preferred Shares (which amount, for the avoidance of doubt, will not be reduced for the payment by any Person of any fees (including any up-front commitment fee), commissions, expenses, other amounts or taxes or the withholding of such amounts in connection therewith).

“Preferred Shares” has the meaning set forth in the Recitals.

“Preferred Subscription Agreement” has the meaning set forth in the recitals.

“Preliminary Proxy Statement” means the preliminary proxy statement of the Purchaser initially filed with the SEC in connection with the Transactions.

“Prospectus” means that certain final prospectus of the Purchaser, filed January 17, 2014, prepared, filed and made available to the public in accordance with applicable securities law, rules and regulations.

“Proxy Statement” has the meaning set forth in Section 5.08(a).

“Public Shareholders” has the meaning set forth in Section 5.17.

“Public Warrants” means the 11,500,000 warrants to purchase one-half share of Purchaser Common Stock at an issue price of $5.75 per half share, which are listed on NASDAQ under the ticker symbol “HCACW”.

“Purchase Price Common Stock” means a number of shares of Purchaser Common Stock equal to the quotient of (i) the positive amount equal to (A) the Total Purchase Price minus (B) the Cash Purchase Price divided by (ii) $10.00.

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Balance Sheet” has the meaning set forth in Section 4.06.

“Purchaser Certifications” has the meaning set forth in Section 4.06.

“Purchaser Common Stock” means shares of common stock of Purchaser, par value $0.0001 per share, with an offering price at Closing of $10.00 per share.

“Purchaser Disclosure Schedule” means a Schedule referencing the appropriate section or clause of this Agreement and delivered by the Purchaser to the Seller on or prior to the date hereof.

“Purchaser Governing Documents” has the meaning set forth in Section 5.08.

“Purchaser MAE” means any effect, change, event, development or circumstance that, individually or in the aggregate with all other effects, changes, events, developments or circumstances, (i) has had a material adverse effect on the business, properties, condition (financial or otherwise) or results of operations, properties, assets or liabilities of the Purchaser and its Subsidiaries, taken as a whole or (ii) has or would reasonably be expected to prevent, materially impair or materially delay the Purchaser from consummating the Transactions; provided, however, that “Purchaser MAE” shall not include the following, nor shall any of the following be taken into account in determining whether there has been a Purchaser MAE: (A) general business or economic conditions; (B) the conditions of any financial, banking, or securities markets (including any disruption thereof, any decline in the price of any security or any market index, and any changes in interest or exchange rates); (C) changes in GAAP; (D) changes in Law or other binding directives issued by any Governmental Authority; (E) any matter of which the Seller is aware on the date hereof; and (F) acts or omissions of the Purchaser carried out (or omitted to be carried out) pursuant to this Agreement or at the request of the Seller.

“Purchaser Parties” has the meaning set forth in Section 10.03.

“Purchaser Required Approvals” has the meaning set forth in Section 4.08.

“Purchaser SEC Reports” has the meaning set forth in Section 4.06.

“Purchaser Trust” means that certain trust account of Purchaser with Continental Stock Transfer & Trust Company, acting as trustee, established under the Purchaser Trust Agreement.

“Purchaser Trust Agreement” means that certain Trust Agreement, dated as of January 16, 2014, by and between Purchaser and Continental Stock Transfer & Trust Company, and delivered to the Seller prior to the date hereof.

“Purchaser Trust Amount” has the meaning set forth in Section 4.07.

“Purchaser’s Knowledge” or any similar phrase, with respect to the Purchaser, means the actual knowledge of Kevin Charlton, Daniel Hennessy, Chuck Lowrey and Nicholas Petruska.

“Real Property” means the Leased Real Property and the Owned Real Property.

“Real Property Lease” has the meaning set forth in Section 3.08(b).

“Registered” means, with respect to Intellectual Property, issued, registered, renewed or the subject of a pending application.

“Regulatory Approvals” means any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority.

“Release” means any spilling, leaking, pumping, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, or disposing of Hazardous Materials (including the abandonment or discarding of barrels, containers or other closed receptacles containing Hazardous Materials) into the indoor or outdoor environment, in violation of Environmental Laws.

“Released Party” has the meaning set forth in Section 10.17.

“Representatives” means the officers, directors, managers, employees, attorneys, accountants, advisors, representatives, consultants and agents of a Person.

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Documents” has the meaning set forth in Section 4.08.

“Second Amended and Restated Certificate of Incorporation” means the Second Amended and Restated Certificate of Incorporation of the Purchaser, in the form attached as an exhibit to the Preliminary Proxy Statement, as the same may be modified with the prior written consent of the Seller and in accordance with the further terms hereof.

“Second Amended and Restated Certificate of Incorporation Required Proposals” means the proposals with respect to the Second Amended and Restated Certificate of Incorporation set forth in Exhibit A hereto, as the same may be modified with the prior written consent of the Seller and in accordance with the further terms hereof.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Self-Regulatory Organization” means any securities exchange, futures exchange, contract market, any other exchange or corporation or similar self-regulatory body or organization applicable to a party to this Agreement.

“Seller” has the meaning set forth in the preamble.

“Seller Closing Notice” has the meaning set forth in Section 2.03(b).

“Seller Disclosure Schedule” means a schedule of the Company referencing the appropriate section or clause of this Agreement and delivered by the Seller to the Purchaser on or prior to the date hereof, as may be subsequently amended in accordance with the terms of this Agreement.

“Seller Parties” has the meaning set forth in Section 10.03.

“Seller’s Knowledge” or any similar phrase, with respect to the Seller or the Acquired Entities, means the actual knowledge of Phil Horlock, Phil Tighe, Dale Wendell, John Kwapis and Paul Yousif.

“Shareholder Approval” has the meaning set forth in Section 5.19.

“Shares” has the meaning set forth in the recitals.

“Special Dividend” has the meaning assigned to such term in the Credit Agreement.

“Special Meeting” means the special meeting of stockholders to be held by the Purchaser to approve the matters set forth in the Proxy Statement.

“Sponsor” has the meaning set forth in the recitals.

“Subsidiary” means, when used with reference to any Person, any corporation, partnership, limited liability company, joint venture, stock company or other entity of which such Person (either acting alone or together with its other Subsidiaries), directly or indirectly, owns or has the power to vote or to exercise a controlling influence with respect to 50.1% or more of the capital stock or other voting interests, the holders of which are entitled to vote for the election of a majority of the board of directors or any similar governing body of such corporation, partnership, limited liability company, joint venture, stock company or other entity. None of the Micro Bird Entities is a “Subsidiary”.

“Subsidiary Interests” has the meaning set forth in Section 3.01(c).

“Tax” or “Taxes” means any tax, charge, duty, fee, levy or other similar assessment or liability (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, goods and services, harmonized sales, use, services, transfer, withholding, employment, payroll, franchise, profits, capital gains, customs, capital stock, occupation, severance, windfall profits, stamp, license, social security, goods and services harmonized sales, and other taxes imposed by the United States or Canada or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or Canada or any such government, and any interest, penalty, or addition to tax attributable to any of the foregoing.

“Tax Return” means any tax return, statement, form or report (including any election, declaration, disclosure, schedule, estimate and information Tax Return and other information required to be supplied to a taxing authority in connection with any Tax) relating to any Tax, including any amendments thereof.

“Termination Date” has the meaning set forth in Section 7.03(b).

“Total Purchase Price” has the meaning set forth in Section 2.02.

“Trade Secrets” means confidential and proprietary information, trade secrets and know-how, including confidential processes, schematics, databases, formulae, drawings, prototypes, models, designs, know-how, concepts, methods, devices, technology, research and development results and records, inventions, compositions, reports, data, mailing lists, business plans, and customer lists, in each case, to the extent protectable under applicable Law as a trade secret.

“Trademarks” means all U.S., state, and foreign trademarks, service marks, Internet domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names, and other indicia of origin, whether registered or unregistered, all applications and registrations for all of the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same.

“Transaction Expense Statement” has the meaning set forth in Section 10.01(c).

“Transaction Expenses” has the meaning set forth in Section 10.01(b).

“Transactions” means the transactions contemplated by this Agreement, including the sale and transfer of the Shares by Seller to Purchaser.

“Updated Seller Disclosure Schedule” has the meaning set forth in Section 5.02.

“Waivers” has the meaning set forth in Section 5.19.

“Warrant Exchange Offer” has the meaning set forth in Section 5.18.

“Warrant Offer Documents” has the meaning set forth in Section 5.18.

ARTICLE II

TERMS OF PURCHASE AND SALE

Section 2.01 Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller shall sell, convey, transfer, assign and deliver to the Purchaser, free and clear of all Liens (except for (a) Liens created by, or on behalf of, the Purchaser and (b) Liens consisting of restrictions on transfer generally arising under applicable federal or state securities Law), and the Purchaser shall purchase and acquire from the Seller, the Shares.

Section 2.02 Total Purchase Price. The aggregate purchase price for the Shares shall be $255,000,000 (the “Total Purchase Price”), consisting of (i) the Cash Purchase Price and (ii) the Purchase Price Common Stock.

Section 2.03 Cash Purchase Price .

(a) No later than 6:00 pm local time in New York, NY on the date on which the Offer has concluded, the Purchaser shall notify the Seller in writing of the amount of cash held by the Purchaser Trust upon conclusion of the Offer (including, without limitation, any amounts contributed to the Purchaser Trust in connection with the underwriter’s over-allotment option (as described in the Proxy)), as may have been reduced by reasonable withdrawals of interest thereon to pay Taxes in connection therewith (the “Final Purchaser Trust Amount”).

(b) Following delivery of the Transaction Expense Statements pursuant to Section 10.01 and prior to the Closing but not less than two (2) Business Days prior to the Closing, the Seller shall have the right, but not the obligation, to deliver to the Purchaser a written notice (“Seller Closing Notice”) setting forth, in the Seller’s sole discretion, such portion, if any, of the Purchaser’s Transaction Expenses (other than the Purchaser’s Transaction Expenses which Purchaser, in its sole discretion, elects to have paid from the then-balance of the Non-Trust Expense Account) that shall be paid from the Purchaser Trust pursuant to Section 10.01 (the “Applied Purchaser Expenses”).

(c) At the Closing, the Purchaser shall pay the Cash Purchase Price to the Seller in cash, by wire transfer of immediately available funds to one or more accounts designated in writing by the Seller prior to the Closing.

Section 2.04 Purchase Price Common Stock. At the Closing, the Purchaser shall (i) issue to the accounts designated by the Seller in writing the Purchase Price Common Stock, free and clear of all Liens (except for (a) Liens created by, or on behalf of, the Purchaser and (b) Liens consisting of restrictions on transfer generally arising under applicable federal or state securities Law), and (ii) make appropriate book entries (to the accounts designated by the Seller in writing prior to Closing) evidencing the issuance to Seller of the shares of Purchaser Common Stock comprising the Purchase Price Common Stock, and evidence of the same shall be delivered to the Seller pursuant to a certificate to the foregoing effect, signed by a duly authorized officer of the Purchaser and delivered to the Seller at the Closing.

Section 2.05 Closing Date. Unless another date, location or time is mutually agreed upon by the Purchaser and the Seller, and subject to a party’s right to earlier terminate this Agreement as set forth in Article VII hereof, the consummation of the transactions contemplated hereby (“Closing”) shall take place at the offices of Schulte Roth & Zabel LLP in New York, New York, at 10:00 a.m. local time on the third Business Day after satisfaction or waiver of the conditions to the obligations of the parties set forth in Article VI other than such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions. The date on which the Closing takes place is herein referred to as the “Closing Date.” The Closing will be effective as of 12:01 a.m. New York time on the Closing Date (the “Effective Time”), and all actions scheduled in this Agreement to take place at the Closing shall be deemed to occur simultaneously at such time.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as set forth in (i) the Seller Disclosure Schedule (it being understood that any information set forth in one section or subsection of the Seller Disclosure Schedule shall be deemed to apply to and qualify the section or subsection of this Agreement to which it corresponds in number, and each other section or subsection of this Agreement to the extent that it is reasonably apparent on its face that such information is relevant to such other section or subsection of this Agreement) and (ii) the Preliminary Proxy Statement, the Seller represents and warrants to the Purchaser as of the date hereof and as of the Closing Date (except for representations and warranties that are made as of a specific date, which are made only as of such date) as follows:

Section 3.01 Organization and Qualification; Acquired Entities.

(a) Each of the Seller, the Acquired Entities and the Micro Bird Entities is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized or formed (as applicable) and has full corporate, limited liability or other applicable business entity power and authority to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted. Each Acquired Entity and Micro Bird Entity is duly qualified or licensed to do business and is in good standing in each jurisdiction where the nature of its business or its ownership or leasing of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) No Acquired Entity is in default under or in violation of any material provision of such Acquired Entity’s Organizational Documents.

(c) Section 3.01(c) of the Seller Disclosure Schedule lists, as of the date of this Agreement, each of the Acquired Entities and Micro Bird Entities, the interests of such Acquired Entity or Micro Bird Entity owned directly or indirectly by the Seller (the “Subsidiary Interests”), and its jurisdiction of organization or formation (as applicable). The Subsidiary Interests have been validly issued, fully paid and non-assessable.

Section 3.02 Capitalization.

(a) Section 3.02(a) of the Seller Disclosure Schedule sets forth, as of the date of this Agreement, all of the authorized, issued and outstanding capital stock of the Company. Except as set forth in Section 3.02(a) of the Seller Disclosure Schedule, as of the date of this Agreement, there are no outstanding (i) equity securities of the Company, (ii) securities of the Company having the right to vote on any matters on which the holders of equity securities of the Company may vote or which are convertible into or exchangeable for, at any time, equity securities of the Company, (iii) options or other rights to acquire from the Company, and no obligations of the Company to issue, purchase or redeem any equity securities or securities convertible into or exchangeable for equity securities of the Company or (iv) proxies, voting agreements or other agreements or arrangements to which any Acquired Entity is a party or is otherwise obligated relating to any equity securities of the Company.

(b) All of the issued and outstanding shares of capital stock of the Company are duly authorized and validly issued and are fully paid and non-assessable, and were issued free and clear of any preemptive rights (except to the extent provided by applicable law), restrictions on transfer (other than restrictions under applicable federal, state and other securities laws), or other Liens and are owned, beneficially and of record, by Seller free and clear of all Liens (other than restrictions under applicable federal, state and other securities laws).

(c) No Acquired Entity and, to the Seller’s Knowledge, no joint venture to which any Acquired Entity is a party, directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, at any time, any equity or similar interest in, any Person, other than the Micro Bird Entities. Section 3.02(c) of the Seller Disclosure Schedule sets forth the name, owner, jurisdiction of formation or organization (as applicable) and percentages of outstanding equity securities owned, directly or indirectly, by each Acquired Entity and, to the Seller’s Knowledge, each joint venture to which an Acquired Entity is a party (including the Micro Bird Entities), owns, directly or indirectly, any equity or equity-related securities. Except as set forth in its Organizational Documents, all outstanding equity securities of each Subsidiary of the Company and, to the Seller’s Knowledge, each joint venture to which an Acquired Entity is a party (including the Micro Bird Entities), in each case, (except to the extent such concepts are not applicable under the applicable law of such Subsidiary’s or joint venture’s jurisdiction of formation) have been duly authorized and validly issued and are fully paid and non-assessable, free and clear of any preemptive rights (except to the extent provided by applicable law and other than such rights as may be held by any Acquired Entity), restrictions on transfer (other than restrictions under applicable federal, state, provincial and other securities laws), or Liens (other than Permitted Liens) and, except with respect to each joint venture, are majority owned, beneficially and of record, by another Acquired Entity. Except as set forth on Schedule 3.02(c), there are no outstanding (i) equity securities of any Subsidiary of the Company or, to the Seller’s Knowledge, of any joint venture to which an Acquired Entity is a party (including the Micro Bird Entities), (ii) securities of any Subsidiary of the Company or, to the Seller’s Knowledge, of any joint venture having the right to vote on any matters on which the holders of equity securities of such Subsidiary may vote or which are convertible into or exchangeable for, at any time, equity securities of any Subsidiary of the Company or, as applicable, any joint venture to which an Acquired Entity is a party (including the Micro Bird Entities), (iii) options or other rights to acquire from any Subsidiary of the Company or, to the Seller’s Knowledge, any joint venture and no obligation of any Subsidiary of the Company or, to the Seller’s Knowledge, any joint venture to which an Acquired Entity is a party (including the Micro Bird Entities), to issue any equity securities or securities convertible into or exchangeable for, at any time, equity securities of any Subsidiary of the Company or, as applicable, any such joint venture or (iv) proxies, voting agreements or other agreements or arrangements to which any Acquired Entity or, to the Seller’s Knowledge, a joint venture to which an Acquired Entity is a party (including the Micro Bird Entities) is a party or is otherwise obligated relating to any equity securities of any of the Company’s Subsidiaries.

Section 3.03 Authority. The Seller has the requisite power and authority to execute, deliver and enter into this Agreement, and the other Ancillary Agreements to which it is a party, and to consummate the Transactions. The execution and delivery by the Seller of this Agreement and the other Ancillary Agreements to which it is a party have been duly authorized by all necessary action on the part of Seller. The Seller has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to creditors’ rights generally or by principles of equity.

Section 3.04 No Conflict.

(a) Except as may result from any facts or circumstances relating solely to Purchaser, and except as set forth in Section 3.04 of the Seller Disclosure Schedule, the execution and delivery of this Agreement by the Seller do not, and the performance of this Agreement by the Seller will not, (i) conflict with or result in any breach of any material provision of any Acquired Entity’s Organizational Documents, or, to the Seller’s Knowledge, any Organizational Documents for any joint venture to which an Acquired Entity is a party, (ii) result in a violation or breach of, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the material terms, conditions or provisions of any Material Contract, (iii) except as contemplated by this Agreement or with respect to Permitted Liens, result in the creation of any Lien upon any of the material assets of the Seller, any Acquired Entity or, to the Seller’s Knowledge, any joint venture to which any Acquired Entity is a party, or (iv) assuming that all filings, notifications, consents, approvals or other actions described in Section 3.04(b) of the Seller Disclosure Schedule have been made and/or obtained and any applicable waiting period has expired or been terminated, conflict with or violate any Law applicable to the Seller or any Acquired Entity or by which any property or asset of any Acquired Entity is bound or affected, except for any such conflicts, violations or other occurrences which, individually or in the aggregate, would not have a Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Seller do not, and the performance of this Agreement by the Seller will not, require any Regulatory Approval except for the requirements of the HSR Act, the Federal Securities Laws or any U.S. state securities or “blue sky” laws and where the failure to obtain Regulatory Approval, would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.05 Financial Statements; No Undisclosed Liabilities.

(a) Section 3.05 of the Seller Disclosure Schedule sets forth true and complete copies of the audited consolidated balance sheets of the Company and its Subsidiaries as of September 29, 2012 and September 28, 2013 and the related audited consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity and cash flows for each of the fiscal years then ended, and the unaudited consolidated balance sheet of the Company and its Subsidiaries as of June 29, 2013 and June 28, 2014 and the related unaudited consolidated statements of comprehensive income (loss), changes in stockholders’ equity and cash flows for each of the nine-month periods then ended (collectively, the “Financial Statements”).

(b) The Financial Statements (i) have been prepared from the books and records of the Company and its Subsidiaries in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto and except, in the case of unaudited Financial Statements, for the absence of footnotes and subject to customary year-end adjustments (including year-end reserve, accrual and tax accounting adjustments), and (ii) fairly present, in all material respects, the consolidated financial position of the Acquired Entities as of the dates thereof and their consolidated results of operations for the periods then ended (subject, in the case of the unaudited Financial Statements, to the absence of footnotes and to customary year-end adjustments (including year-end reserve, accrual and tax accounting adjustments)).

(c) If delivered by the Seller to the Purchaser under Section 5.12, the 2014 Financial Statements (i) have been prepared from the books and records of the Company and its Subsidiaries in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto and subject to customary year-end adjustments (including year-end reserve, accrual and tax accounting adjustments), and (ii) fairly present, in all material respects, the consolidated financial position of the Acquired Entities as of the dates thereof and their consolidated results of operations for the periods then ended (including year-end reserve, accrual and tax accounting adjustments).

(d) Except for matters reflected or reserved against in the Financial Statements, neither the Company nor any Subsidiary has any liabilities of any nature that would be required under GAAP, as in effect on the date of this Agreement, to be reflected on a consolidated balance sheet of the Company nor any Subsidiary (including the notes thereto), except liabilities that (i) were incurred since the date of such balance sheet in the ordinary course of business (none of which results from or arises out of any material breach of or material default under any contract, material breach of warranty, tort, material infringement or material violation of law), (ii) are incurred in connection with the transactions contemplated by this Agreement or the Ancillary Agreements, or (iii) would not have a Material Adverse Effect.

Section 3.06 Absence of Certain Changes. Since the Balance Sheet Date, (i) each of the Acquired Entities has conducted the respective businesses of such Acquired Entities only in the ordinary course of business consistent with past practice, (ii) there has not occurred any event, change, occurrence, effect, fact, violation, development or circumstance of the type described in Section 5.04(a)(i) through (ix), and (iii) there has not occurred a Material Adverse Effect.

Section 3.07 Taxes.

(a) Tax Returns. Each of the Acquired Entities has timely filed or caused to be timely filed (including pursuant to applicable extensions) with the appropriate taxing authorities all Tax Returns that are required to be filed by, or with respect to, such Acquired Entity. All such filed Tax Returns are true, correct and complete in all material respects.

(b) Payment of Taxes. Each of the Acquired Entities has timely paid in full all material Taxes that are due and owing whether or not shown on such filed Tax Returns.

(c) Other Tax Matters.

(i) Except as set forth in Section 3.07 of the Seller Disclosure Schedule, (A) none of the Acquired Entities is currently the subject of an audit or other examination of material Taxes by the tax authorities of any nation, state or locality and (B) none of the Acquired Entities has received any written notice from any taxing authority relating to any issue which could have an adverse effect in any material respect on the Tax liability of the Acquired Entities after the date hereof.

(ii) None of the Acquired Entities has entered into an agreement or waiver that will be in effect after the date hereof or been requested to enter into an agreement or waiver that could be in effect after the date hereof extending any statute of limitations relating to the payment, assessment or collection of Taxes of the Acquired Entities.

(iii) All material Taxes which any of the Acquired Entities was required by Law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, non-resident or other third party have been duly withheld or collected (including, but not limited to, Code Section 3402), and have been timely paid over to the proper authorities to the extent due and payable.

(iv) There are no tax sharing, allocation, indemnification or similar agreements in effect as between any of the Acquired Entities and any other Person (other than the Acquired Entities) under which the Acquired Entities could be liable for the Taxes of another Person after the date hereof.

(v) There are no Liens with respect to any Taxes of the Acquired Entities other than Permitted Liens.

(vi) No jurisdiction where no Tax Return has been filed or no Tax has been paid by any Acquired Entity has made a claim for the payment of any Acquired Entity Tax or the filing of any Acquired Entity Tax Return.

(vii) No Acquired Entity is or will be required to include any item of income in, or exclude any item of deduction from, federal taxable income for any Tax period (or portion thereof) ending after the Closing Date, as a result of a change in method of accounting, any installment sale or open transaction or any prepaid amount.

(viii) No Acquired Entity is or has ever been a beneficiary of or otherwise participated in any reportable transaction within the meaning of Treasury Regulation Section 1.6011-4(b)(1).

(ix) No Acquired Entity has distributed stock of another Person nor has its stock been distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355.

(x) The representations and warranties in this Section 3.07 are the sole and exclusive representations and warranties of the Seller regarding Tax matters of the Acquired Entities and refer only to the past activities of the Acquired Entities and are not intended to serve as a representation to or a guarantee of, nor can they be relied upon for, any Tax position taken on or after the Closing Date.

Section 3.08 Tangible Property; Real Property.

(a) The Acquired Entities have good title to all material machinery, equipment and other tangible personal property reflected as owned by the Acquired Entities in the Financial Statements and necessary for the conduct of their businesses as currently conducted (“Material Tangible Property”), except for Material Tangible Property sold or disposed of since the Balance Sheet Date in the ordinary course of business, free of any Liens (other than Permitted Liens). Such personal property is reasonably suitable for its intended use, is in good operating condition and repair (subject to normal wear and tear), is free from material defects and has been reasonably maintained.

(b) There are no real property leases in effect on the date of this Agreement to which any Acquired Entity is a party that requires any Acquired Entity to pay more than $250,000 annually in rental payments or has a remaining term greater than one year (each, a “Real Property Lease”). Except as set forth in Section 3.08 of the Seller Disclosure Schedule, to the Seller’s Knowledge, as of the date of this Agreement, the applicable Acquired Entity has valid leasehold interests in the real property leased by them under each Real Property Lease (the “Leased Real Property”), in each case, free and clear of all Liens (other than Permitted Liens). The Acquired Entities have not subleased or otherwise granted any Person the right to use or occupy any Leased Real Property. The Acquired Entities have not collaterally assigned or granted any other security interest in the Leased Real Property or any interest therein.

(c) The real property listed on Section 3.08(c) of the Seller Disclosure Schedule consists of all the real property owned by the Acquired Entities (the “Owned Real Property”). The applicable Acquired Entity has good and marketable fee simple title to all of the Owned Real Property, in each case free and clear of all Liens (other than Permitted Liens). The Acquired Entities have not subleased or otherwise granted any Person the right to use or occupy any Owned Real Property. Except with respect to any Leased Real Property, none of the Acquired Entities are obligated or bound by any options, obligations or rights of first refusal or contractual rights to sell, lease or acquire any real property.

(d) Neither the whole nor any part of the Real Property is subject to any material pending suit for condemnation or other taking by any public authority, and, to the Seller’s Knowledge, no such condemnation or other taking is threatened or contemplated. (i) To the Seller’s Knowledge, the use and occupancy of the Real Property by the Acquired Entities and the conduct of the Business thereat as presently conducted does not violate in any material respect any applicable Laws (including zoning Laws); (ii) to the Seller’s Knowledge, there are no leases, subleases, licenses, or other agreements granting to any Person (other than the Acquired Entities) the right of use or occupancy of any portion of the Real Property (except under the Leased Real Property); (iii) to the Seller’s Knowledge, all buildings, structures, facilities and improvements located on the Owned Real Property, including buildings, structures, facilities and improvements which are under construction (collectively, “Improvements”) comply in all material respects with valid and current certificates of occupancy or similar permits to the extent required by Laws for the use thereof, and conform in all material respects with all applicable Laws; and (iv) to the Seller’s Knowledge, the Improvements are in all material respects in good operating condition and repair (ordinary wear and tear excepted).

Section 3.09 Intellectual Property.

(a) Section 3.09(a) of the Seller Disclosure Schedule sets forth a true and complete list, in all material respects, of all Registered Owned Intellectual Property.

(b) All Registered Owned Intellectual Property is subsisting and, to the Seller’s Knowledge, is valid and enforceable.

(c)(i) The Acquired Entities own or have the right to use all material Intellectual Property used in the operation of the Business as it is currently conducted, free and clear of all Liens other than Permitted Liens; (ii) there are no pending or, to the Knowledge of the Seller or any of the Acquired Entities, threatened interference, re-examination, opposition or cancellation proceedings involving the Owned Intellectual Property; (iii) none of the Owned Intellectual Property has lapsed or been abandoned, disclaimed, dedicated to the public, cancelled or forfeited, in whole or in part by any Acquired Entities; and (iv) each of the Acquired Entities has taken commercially reasonable actions to protect, and where necessary register, the Copyrights, Trademarks, Computer Software, Patents and Trade Secrets owned by or licensed exclusively to such Acquired Entities.

(d) No Action (i) is pending and has been served, or (ii) has settled or been threatened in writing in the last three years, in each case, concerning any claim or position that any of the Acquired Entities has violated any Intellectual Property rights of any Person. To the Seller’s Knowledge, none of the Acquired Entities is infringing, violating or misappropriating, or has infringed, violated or misappropriated any Intellectual Property rights in any material respect in the last three years.

(e) The Seller has no Knowledge that any Person is violating any material Owned Intellectual Property.

(f) To the Sellers Knowledge, each of the Acquired Entities have taken commercially reasonable measures to maintain and protect the secrecy, confidentiality and value of the Trade Secrets of such Acquired Entities. To the Seller’s Knowledge, no unauthorized disclosure of any such Trade Secret has been made.

(g) Subject to any necessary notices and consents, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby, will not result in the forfeiture, cancellation, termination or other material impairment of, or give rise to any right of any Person to cancel, terminate or otherwise impair the right of the Acquired Entities to own or use or otherwise exercise any other rights that the Acquired Entities currently have with respect to any Owned Intellectual Property, Licensed Intellectual Property or Computer Software that is, individually or in the aggregate, material to the Business.

(h)(i) To the Seller’s Knowledge, the material IT Systems used in the operation of the Business are adequate in all material respects for their intended use and for the operation of the Business by the Acquired Entities, and are in good working condition (normal wear and tear excepted), and to the Seller’s Knowledge, such material IT Systems are free of all viruses, worms, Trojan horses and other known contaminants and do not contain any bugs, errors or problems of a nature that would materially disrupt their operation or have a material adverse impact on the operation of such IT Systems, and (ii) there has not been any material malfunction with respect to any of the IT Systems used by the Acquired Entities in connection with the operation of the Business since January 1, 2011 that has not been remedied or replaced in all material respects. The Acquired Entities have in place commercially reasonable measures to protect the confidentiality and security of the material IT Systems (and all information and transactions stored or contained therein) against any unauthorized use, or access. The Acquired Entities have implemented commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures. None of the Acquired Entities has been notified by, or, to the Seller’s Knowledge, been required to notify, any Person of any information security breach involving Personal Data.

Section 3.10 Material Contracts.

(a) Except as disclosed in Section 3.10 of the Seller Disclosure Schedule, none of the Acquired Entities is a party to or bound by any Contract (including any Government Contract) currently in effect and of the following nature (all such Contracts required to be disclosed by this Section 3.10, collectively, the “Material Contracts”):

(i) pursuant to which, the Company or any of its Subsidiaries incurred Indebtedness exceeding $1,000,000 for which any Acquired Entity will be liable following the Closing;

(ii) that (A) involve the performance by the Acquired Entities of services of an amount or value (as measured by the revenue derived therefrom during the fiscal year ended September 28, 2013) in excess of $1,000,000 annually or (B) involve payments by the Acquired Entities in excess of $1,000,000 annually, unless, in the case of clauses (A) and (B), terminable by the Acquired Entities on not more than 60 days’ notice without material penalty;

(iii) which involve, as parties thereto, any Acquired Entity on the one hand, and any of the directors, officers or other Affiliates of any Acquired Entity (other than any other Acquired Entity), on the other hand exceeding $250,000;

(iv) which prohibits any Acquired Entity from freely engaging in any material business;

(v) that relates to the future disposition or acquisition of material assets or properties by any Acquired Entity except in the ordinary course of business, or any merger or business combination with respect to any other Person;

(vi) requiring or providing for any capital expenditure in excess of $1,000,000;

(vii) for the employment of any officer, individual employee or other person on a full-time, part-time, consulting or other basis providing annual base salary or consulting fees in excess of $250,000 (other than any “at-will” contract that may be terminated by any party thereto upon thirty (30) days or less advance notice);

(viii) under which any Acquired Entity leases, or is provided with the right to hold or operate, any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $250,000;

(ix) under which any Acquired Entity leases, or permits any third party to hold or operate, any tangible property (other than real property), owned or controlled by the Company, except for any lease or agreement under which the aggregate annual rental payments do not exceed $250,000;

(x) which establish a joint venture, strategic alliance or material partnership;

(xi) which involve the license or grant of rights to Intellectual Property material to the Business but excluding (1) any inbound agreements that have individual acquisition costs of $250,000 or less relating to “shrink wrap”, “click wrap” and similar generally available end-user licenses to software, (2) any outbound agreements that involve consideration of less than $250,000 over the twelve (12) months prior to the date of this Agreement; (3) any nonexclusive license to Owned Intellectual Property granted in the ordinary course of business, and (4) any non-disclosure agreements or Company employee agreements; and

(xii) each Real Property Lease.

(b) As of the date of this Agreement, (i) each Material Contract is in full force and effect, and is a valid and binding obligation of (A) the Acquired Entities party thereto, and (B) to Seller’s Knowledge, each other party thereto; (ii) the applicable Acquired Entity is not in material breach or material violation of, or material default under any such Material Contract; (iii) no Material Contract has been terminated in writing by any other party thereto; (iv) to Seller’s Knowledge, no other party is in material breach or material violation of, or material default under, any Material Contract; and (v) no Acquired Entity has given a written notice of its intent to terminate, modify, amend or otherwise materially alter the terms and conditions of any Material Contract or has received any written claim of default under any Material Contract. The Seller has furnished or made available to Purchaser true and complete copies of all Material Contracts, including any amendments to such Material Contracts.

Section 3.11 Litigation. There is no Action pending or, to the Seller’s Knowledge, threatened against any Acquired Entity, or any property or asset of any Acquired Entity, that if adversely determined, individually, or in the aggregate, would have a Material Adverse Effect. No Acquired Entity nor any property or asset of any Acquired Entity is subject to any continuing Permit, settlement agreement or similar written agreement with, or, to the Seller’s Knowledge, continuing Investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority (an “Order”) that would prevent or materially delay consummation of the Transactions or would have a Material Adverse Effect. For the avoidance of doubt, this Section 3.11 shall not apply to Taxes or environmental matters. All representations and warranties in relation to Taxes are set forth in Section 3.07 and all representations and warranties in relation to environmental matters are set forth in Section 3.12.

Section 3.12 Environmental Matters. Except as set forth in Section 3.12 of the Seller Disclosure Schedule, (a) each Acquired Entity is in compliance with Environmental Laws in all material respects, possesses and is in material compliance with all Permits required under Environmental Laws for its operations and, to Seller’s Knowledge, there are no issues regarding compliance with Environmental Laws, or liabilities or other obligations under Environmental Laws or concerning Hazardous Materials that would reasonably be expected to have a Material Adverse Effect; (b) without limiting the generality of the foregoing, the Acquired Entities hold and are in compliance in all material respects with all material permits, licenses and other authorizations that are required pursuant to Environmental Laws; (c) there is no judicial proceeding or order of any Governmental Authority pending or, to the Seller’s Knowledge, threatened by a third party against any Acquired Entity alleging a liability under any Environmental Laws, except as would not reasonably be expected to result in any liability under Environmental Law which is material to the Acquired Entities; (d) no Acquired Entity has identified Hazardous Materials contamination at or is remediating Hazardous Materials at any Owned Real Property or Leased Real Property pursuant to any Environmental Law, except as would not reasonably be expected to result in any liability under Environmental Law which is material to the Acquired Entities; (e) no Acquired Entity has contractually assumed any liability of any other Person (other than an Acquired Entity) arising out of or pursuant to Environmental Laws and Permits that would have a Material Adverse Effect or is subject to any unresolved consent decrees, administrative or judicial orders, judgments or settlement agreements, in either case, that would reasonably be expected to result in any liability under Environmental Law which is material to the Acquired Entities; (f) to Seller’s Knowledge, there have been no Releases of Hazardous Materials at any of the Real Property that would reasonably be expected to result in a material Environmental Claim against Seller or any Acquired Entity; (g) none of Seller or any Acquired Entity has received written notice that it has been identified as a potentially responsible party in respect of any real property to which Hazardous Materials generated by any Acquired Entity were sent for treatment or disposal; and (h) there are no Environmental Claims or unresolved written notices of material violations (including any investigatory, corrective or remedial obligation) pending, or to the Seller’s Knowledge threatened, against any Acquired Entity. The Seller has made available to Purchaser all material environmental assessments, reports, data, results of investigations or audits created within the past three years that are in the Acquired Entities’ possession or control regarding environmental matters pertaining to the Acquired Entities and the Real Property.

Section 3.13 Employee Benefit Plans.

(a) Section 3.13(a) of the Seller Disclosure Schedule lists all material “employee benefit plans” within the meaning of Section 3(3) of ERISA, and each material severance, change in control, retention, consulting or employment plan, program or agreement, and each material vacation, welfare, incentive, bonus, stock option, stock purchase, pension, equity or equity-based, deferred compensation, sick leave, fringe benefit, retirement, profit sharing, thrift, savings, compensation, flexible spending account, scholarship, group insurance and restricted stock plan, program, arrangement or policy sponsored or maintained by any of the Acquired Entities, to which any of the Acquired Entities contributes or is required to contribute, with respect to which any Acquired Entity is a party or with respect to which any of the Acquired Entities has any liability (including contingent liability) (collectively, the “Plans”).

(b) All Plans are in material compliance with ERISA, the Code, and other applicable Laws and have been administered and maintained in all material respects in accordance with their terms and such Laws. Each Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service and, there are no facts or circumstances likely to result in (i) revocation of any such favorable determination or opinion letter, or (ii) loss of such qualifications under Section 401(a) of the Code. There are no pending or, to Seller’s Knowledge, threatened claims and no pending or, to Seller’s Knowledge, threatened litigation with respect to any Plans, other than ordinary and usual claims for benefits by participants and beneficiaries There is no audit, inquiry or examination pending or, to Seller’s Knowledge, threatened by the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Authority with respect to any Plans. Except as set forth on Section 3.13(b) of the Disclosure Schedule, no Plan is an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code (each, a “Pension Plan”). No Plan is (i) a “multiemployer plan” within the meaning of Sections 3(37) or 4001(a)(3) of ERISA, (ii) a “multiple employer plan” subject to Sections 4063 or 4064 of ERISA or (iii) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA). None of the Plans or the Acquired Entities currently provides or has an obligation to provide any retiree medical, disability, life insurance or other welfare benefits to any current or former employee, officer or director of any Acquired Entity after such individual terminates employment other than continuation coverage required to be provided under Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA.

(c) With respect to each Plan, the Seller has provided or made available to the Purchaser a current, accurate and complete copy thereof and, to the extent applicable: (i) all plan documents (or with respect to any unwritten Plan, a written summary thereof), any related trust agreement, insurance policy or other funding instrument and all amendments thereto; (ii) the most recent determination or opinion letter, if applicable; (iii) the most recent summary plan description provided to participants and all summaries of material modifications thereto provided to participants; (iv) all correspondence received from or provided to the Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or any other Governmental Authority during the past two years; and (v) for the two most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports.

(d) To the Seller’s Knowledge, no fiduciary (within the meaning of Section 3(21) of ERISA) of any Plan subject to Part 4 of Subtitle B of Title I of ERISA has committed a material breach of fiduciary duty with respect to that Plan that could subject an Acquired Entity or an employee of an Acquired Entity to any material liability (including liability on account of an indemnification obligation). No Acquired Entity has incurred any excise Taxes under Chapter 43 of the Code with respect to any Plan and nothing has occurred with respect to any Plan that could reasonably be expected to subject any Acquired Entity to any such Taxes, in either case, except as would not result in material liability to any Acquired Entity.

(e) All contributions, premiums, fees and administrative expenses required to be paid in full under or in connection with Plans on or before the Closing Date, have been paid in full as of the Closing Date, except as would not result in material liability to any Acquired Entity.

(f) With respect to each Pension Plan, (i) no proceeding has been initiated to terminate such plan; (ii) there has been no “reportable event” (as such term is defined in Section 4043 of ERISA); (iii) no material liability under Title IV or Section 302 of ERISA has been incurred by any Acquired Entity or any of their ERISA Affiliates that has not been satisfied in full, no material condition exists that presents a risk to the Acquired Entities or any of their ERISA Affiliates of incurring any such material liability; (iv) each required installment or any other payment required under Section 412 of the Code or Section 303 of ERISA has been made before the applicable due date; (v) it has not applied for or received a waiver of the minimum funding standards or an extension of any amortization period within the meaning of Section 412 of the Code or Sections 302 or 303 of ERISA; and (vi) there are no funding-based limitations (within the meaning of Section 436 of the Code) currently in effect.

(g) Except as set forth on Section 3.13(d) of the Seller Disclosure Schedule, neither the execution of this Agreement nor the consummation of the Transactions (whether alone or in connection with any subsequent event(s)), could result in (i) any payment any increase in compensation (including severance pay upon any termination of employment) or any cancellation of Indebtedness with respect to any current or former employee, officer, director or consultant of any Acquired Entity or (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of under, increase the amount payable or result in any other obligation pursuant to, any of the Plans. Except as set forth on Section 3.13(d)(ii) of the Disclosure Schedule, neither the execution of this Agreement nor the consummation of the Transactions (whether alone or in connection with any subsequent event(s)), could result in payments which would not be deductible under Section 280G of the Code. No Acquired Entity has any obligation to make a “gross-up” or similar payment in respect of any Taxes that may become payable under Sections 4999 and 409A of the Code.

(h) There is currently no material audit or Action by any Governmental Authority involving any Plan.

(i) Except as would not have a Material Adverse Effect, Seller has, in good faith, properly classified for all purposes (including for Tax purposes and for purposes of determining eligibility to participate in any Plan) persons who have performed services for or on behalf of any Acquired Entity.

(j) Since the date of the last Balance Sheet Date, other than in the ordinary course of business, no Acquired Entity has formally adopted or authorized any additional Plan or any material change in or termination of any existing Plan.

Section 3.14 Compliance with Applicable Law. The Acquired Entities, hold, as of the date hereof, all material Permits of and from all, and have made all material declarations and filings with, Governmental Authorities necessary for the lawful conduct of their respective businesses as presently conducted, except for failures (a) to hold such Permits or (b) to make such declarations and filings, in each case, which would not have Material Adverse Effect. As of the date of this Agreement, the business of the Acquired Entities is operated in material compliance with, and, to the Seller’s Knowledge, each of the officers, directors and key employees of such Persons, in the course of their conduct of the Business, are in compliance and, have complied, in all material respects, with all applicable Laws of all applicable Governmental Authorities. There is no Action, to the Seller’s Knowledge, threatened by any Governmental Authority with respect to any alleged material violation by any Acquired Entity or, in the course of their conduct of the Business, officer, director or key employee, of any Laws or order of any Governmental Authority.

Section 3.15 Labor Matters.

(a) There are no material Actions pending or, to the Seller’s Knowledge, threatened between any Acquired Entity and any of their present or former employees that if adversely determined would have a Material Adverse Effect.

(b) None of the Acquired Entities is a party to or bound by any collective bargaining agreements, works councils or other labor union contracts. To the Seller’s Knowledge, there is no labor union organizing or election activity pending or threatened with respect to the employees of any Acquired Entity. No Acquired Entity has suffered or sustained any labor strike, slowdown or work stoppage and, to the Seller’s Knowledge, no labor strike, slowdown or work stoppage is threatened by the employees of the Acquired Entities. No Acquired Entity has engaged in any plant closing or employee layoff activities since the last Balance Sheet Date that would violate the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local plant closing or mass layoff statute, rule or regulation.

(c) or as would not have a Material Adverse Effect, the Acquired Entities have complied with all applicable Laws related to the employment of their respective employees, including provisions related to payment of wages, hours of work, leaves of absence, equal opportunity, occupational health and safety, and workers’ compensation.

Section 3.16 Brokers. Except as set forth in Section 3.16 of the Seller Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fees, commissions, finders’ fees or financial advisor fees in connection with the Transactions by reason of any action taken by the Company or any of its Representatives for which any Acquired Entity, Seller or Purchaser would become liable after the Closing.

Section 3.17 Government Contracts.

(a) (i) All of the Government Contracts were legally awarded, are, to Seller’s Knowledge, binding on the parties thereto, and are in full force and effect; (ii) the Government Contracts are not currently the subject of bid or award protest proceedings before the U.S. Government Accountability Office or Court of Federal Claims; and (iii) no Person has notified any Acquired Entity in writing that any Governmental Authority intends to seek agreement from an Acquired Entity to lower rates under any of the Government Contracts or Government Bids.

(b) To Seller’s Knowledge, except as would not have a Material Adverse Effect, (i) the Acquired Entities have, in the past two (2) years, complied, in all material respects, with all terms and conditions of the Government Contracts to which they are parties and have performed all material obligations required to be performed by them thereunder; (ii) the Acquired Entities have, in the past two (2) years, complied, in all material respects, with all statutory and regulatory requirements applicable to the Government Contracts; (iii) the representations, certifications and warranties made by the Acquired Entities with respect to the Government Contracts were accurate in all material respects as of their respective effective dates, (iv) no terminations for default, cure notices, show cause notices or other similar notices, either written or orally, have been issued and remain unresolved with respect to the Government Contracts, and no events, conditions or omissions have occurred in the past two (2) years or currently exist that constitute sufficient grounds for such action; (v) no past performance evaluations disclosed to the Acquired Entities in the past two (2) years with respect to the Government Contracts have set forth a default or other material failure to perform thereunder; (vi) no money due to an Acquired Entity pertaining to any Government Contracts has been withheld or set-off in the past two (2) years, nor have there been any attempts by Governmental Authorities in the past two (2) years to withhold or set-off any money due under Government Contracts; and (vii) all certified claims submitted by the Acquired Entities in the past two (2) years under the Government Contracts were accurate in all material respects as of their respective submission dates.

(c) None of the Acquired Entities has, in the past two (2) years been, or is currently, suspended, debarred or proposed for suspension or debarment from bidding on any Government Contract, declared ineligible, or otherwise excluded from participation in the award of any Government Contract or for any reason been listed on the List of Parties Excluded from Federal Procurement and Nonprocurement Programs. No suspension, debarment or exclusion proceeding actions with respect to Government Contracts have been commenced or, to Seller’s Knowledge, threatened (whether orally or in writing) against any of the Acquired Entities. To Seller’s Knowledge, no negative determination of responsibility has been issued against any of the Acquired Entities with respect to any outstanding Government Bid.

Section 3.18 Transactions with Affiliates. Except as set forth in Section 3.18 of the Seller Disclosure Schedule, to the Seller’s Knowledge, none of the Seller’s Affiliates, nor any of such Affiliates’ general partners, managers, employees, officers or directors or any immediate family member of such officer, general partners, managers, employee or director (i) is a party to any Contract or arrangement with an Acquired Entity other than compensation and benefits as an employee or officer payable in the ordinary course of business, (ii) has any direct financial interest in any property used by the Acquired Entities or (iii) is a director, officer or employee of, any Person (other than any Acquired Entity) which is a material client, supplier, customer, lessor, lessee, or competitor of any Acquired Entity. Ownership of securities of a company whose securities are registered under the Exchange Act, of five percent (5%) or less of any class of such securities shall not be deemed to be a financial interest for purposes of this Section 3.18.

Section 3.19 Absence of Certain Payments. As of the date of this Agreement, to the Seller’s Knowledge, no employee of an Acquired Entity has, and no agent or representative when acting on behalf of an Acquired Entity has, in violation of Law (i) used any corporate funds for any contribution, gift, entertainment or other expense relating to political activity; (ii) made any direct or indirect payment to any foreign or domestic government official or employee from corporate funds; (iii) violated any provision of the Foreign Corrupt Practices Act of 1977; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other payment.

Section 3.20 Suppliers and Dealers. Since March 31, 2014, the Seller has not received written notice from any of the Acquired Entities’ (taken as a whole) twenty (20) largest suppliers (as measured by the dollar amount of purchases therefrom, for the Company’s fiscal year ending September 28, 2013) (each, a “Material Supplier”) of any such Material Supplier’s intent to terminate a Material Contract or materially reduce the amount of business conducted with any of the Acquired Entities. Except as set forth on Section 3.20 of the Seller Disclosure Schedule, since March 31, 2014, (i) none of the Acquired Entities’ has received written notice from any of the Acquired Entities’ twenty (20) largest dealers (as measured by the dollar amount of purchases from the Acquired Entities (taken as a whole), for the Company’s fiscal year ending

September 28, 2013) (each, a “Material Dealer”) of any such Material Dealer’s intent to terminate a dealer sales and service agreement (or similar agreement), or materially reduce the amount of business conducted with any of the Acquired Entities and (ii) no dealer sales and service agreement (or similar agreement) with a Material Dealer has terminated or otherwise had its term expire before entering into an amendment extending the term thereof.

Section 3.21 Products. Except as set forth on Section 3.21 of the Seller Disclosure Schedule, since December 31, 2012, no Acquired Entity has voluntarily or as a result of any Action by any Governmental Authority or trade or consumer group or demand of any customer, generally recalled or withdrawn (or been requested in writing to recall or withdraw) a product for any reason, including any manufacturing or labeling defect or any other product safety issue.

Section 3.22 Company Information. None of the information supplied or to be supplied by Seller or the Company or any of their respective Affiliates relating to Seller, any Acquired Entity and/or their respective stockholders, members, control Persons and Representatives expressly for inclusion or in the filings with the SEC, mailings to Purchaser’s stockholders with respect to the Offer, and/or the redemption of Purchaser Common Stock, any supplements thereto and/or in any other document filed with any Governmental Authority in connection herewith (including the Offer Documents), will, at the date of filing and/or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by the Company or that are included in such filings and/or mailings). No representation or warranty is made by Seller, the Company or any of their respective Affiliates with respect to statements made or incorporated by reference therein based on information supplied or to be supplied by, or on behalf of, Purchaser or any of its respective Affiliates.

Section 3.23 State Takeover Statutes. To the Seller’s Knowledge, no state takeover statute applies or purports to apply to any Acquired Entity or any of its Subsidiaries with respect to this Agreement, the Ancillary Agreements, or any of the other transactions contemplated hereby and thereby.

Section 3.24 NO OTHER REPRESENTATIONS AND WARRANTIES. THE REPRESENTATIONS AND WARRANTIES MADE BY THE SELLER IN THIS ARTICLE III ARE THE EXCLUSIVE REPRESENTATIONS AND WARRANTIES MADE BY THE SELLER. THE SELLER HEREBY DISCLAIMS ANY OTHER EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES NOT

EXPRESSLY INCLUDED IN THIS AGREEMENT WHETHER OR NOT MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING) TO THE PURCHASER OR ITS REPRESENTATIVES, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY REGARDING ANY PRO FORMA FINANCIAL INFORMATION, FINANCIAL PROJECTIONS OR OTHER FORWARD-LOOKING STATEMENTS PROVIDED BY OR ON BEHALF OF THE ACQUIRED ENTITIES, WARRANTY OF MERCHANTABILITY, WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, OR ANY IMPLIED OR STATUTORY WARRANTY WHATSOEVER WITH RESPECT TO ANY ACQUIRED ENTITY AND ANY OF THE ACQUIRED ENTITIES’ RESPECTIVE ASSETS OR PROPERTIES, INCLUDING WITHOUT LIMITATION ANY REAL OR PERSONAL PROPERTY OR ANY FIXTURES.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Except as set forth in the Purchaser Disclosure Schedule (it being understood that any information set forth in one section or subsection of the Purchaser Disclosure Schedule shall be deemed to apply to and qualify the section or subsection of this Agreement to which it corresponds in number, and each other section or subsection of this Agreement to the extent that it is reasonably apparent on its face that such information is relevant to such other section or subsection of this Agreement), the Purchaser represents and warrants to the Seller as of the date hereof and as of the Closing Date (except for representations and warranties that are made as of a specific date, which are made only as of such date) as follows:

Section 4.01 Organization and Qualification.

(a) The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware.

(b) Purchaser is not in default under or in violation of any material provision of its Organizational Documents.

Section 4.02 Authority. The Purchaser has the requisite power and authority to execute, deliver and enter into this Agreement and to consummate the Transactions. The execution and delivery by the Purchaser of this Agreement and the other Ancillary Agreements to which it is a party have been duly authorized by all necessary action. The Purchaser has provided to the Seller accurate and complete copies of the Purchaser Governing Documents as currently in effect, including all amendments thereto. The Purchaser has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to creditors’ rights generally or by principles of equity.

Section 4.03 No Conflict.

(a) The execution and delivery of this Agreement by Purchaser do not, and the performance of this Agreement by Purchaser will not, (i) conflict with or violate the Organizational Documents of Purchaser, (ii) subject to obtaining all consents, approvals, authorizations and other actions described in Section 4.03(a) of the Purchaser Disclosure Schedule, conflict with or violate any Law applicable to Purchaser or by which any property or asset of either of them is bound or affected, or (iii) subject to obtaining the consents listed in Section 4.03(a) of the Purchaser Disclosure Schedule, result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, require any consents under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than

Permitted Liens) on, any note, bond, mortgage or indenture, Contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which Purchaser is a party, or by which Purchaser or any of its property or assets are bound or affected.

(b) The execution and delivery of this Agreement by the Purchaser do not, and the performance of this Agreement by the Purchaser will not, require any Regulatory Approval except for the requirements of the HSR Act, the Federal Securities Laws or any U.S. state securities or “blue sky” laws and where the failure to obtain Regulatory Approval, would not, individually or in the aggregate, have a Purchaser MAE or would reasonably be expected to prevent, materially impair or materially delay the Purchaser from consummating the transactions contemplated herein.

Section 4.04 Capitalization. The authorized capital stock of the Purchaser consists (i) on the date hereof of (A) 29,000,000 shares of Purchaser Common Stock (of which 14,375,000 shares are issued and outstanding, and all of which are validly issued, fully paid and non-assessable) and (B) 1,000,000 shares of blank check preferred stock (of which none are issued or outstanding) and (ii) at the Closing of (A) 100,000,000 shares of Purchaser Common Stock and (B) 10,000,000 shares of blank check preferred stock of which 2,000,000 shares shall be designated Series A Preferred Stock. No shares of Purchaser Common Stock are held in the treasury of the Purchaser. Except for the Offer and the Transactions and except as disclosed in the Purchaser SEC Reports, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Purchaser or obligating the Purchaser to issue or sell any shares of capital stock of, or other equity interests in, the Purchaser. All shares of Purchaser Common Stock subject to issuance, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Purchaser to repurchase, redeem or otherwise acquire any shares of Purchaser Common Stock (except for the Offer and as disclosed in the Purchaser SEC Reports). There are no outstanding contractual obligations of the Purchaser to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

Section 4.05 Litigation. Except as set forth in Section 4.05 of the Purchaser Disclosure Schedule, there is no Action pending or, to the knowledge of Purchaser, threatened against Purchaser, any Subsidiary of Purchaser, or any property or asset of Purchaser or any Subsidiary of Purchaser before any Governmental Authority that (i) if adversely determined, individually, or in the aggregate, would have a Purchaser MAE, (ii) would reasonably be expected to affect the legality, validity or enforceability of this Agreement or the Ancillary Agreements to which Purchaser is a party or (iii) seeks to materially delay or prevent the consummation of the Transactions. Neither Purchaser nor any Subsidiary of Purchaser nor any property or asset of Purchaser or any Subsidiary of Purchaser is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or, to the knowledge of Purchaser or Purchaser, continuing investigation by, any Governmental Authority, or any Order that would prevent or materially delay consummation of the Transactions or would have a Purchaser MAE.

Section 4.06 SEC Filings and Financial Statements. The Purchaser has timely filed all forms, reports and documents required to be filed by it with the SEC since January 16, 2014, together with any amendments, restatements or supplements thereto, and all such forms, reports and documents required to be filed subsequent to the date of this Agreement will be timely filed (the “Additional Purchaser SEC Reports”). The Purchaser has provided to the Seller, in the form filed with the SEC, except to the extent available in full without redaction on the SEC’s EDGAR website, (i) its quarterly Reports on Form 10-Q for the periods ended March 31, 2014, and

June 30, 2014, and (ii) the Prospectus, all registration statements and other forms, reports and documents (other than Quarterly Reports on Form 10-Q not referred to in clause (i) above) filed by the Purchaser with the SEC since its inception (the forms, reports and other documents referred to in clauses (i) and (ii) above being, collectively, the “Purchaser SEC Reports”). The Purchaser SEC Reports were, and the Additional Purchaser SEC Reports will be, prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder. The Purchaser SEC Reports did not, and the Additional Purchaser SEC Reports will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained (x) in any Purchaser SEC Report has been superseded by a later timely filed Purchaser SEC Report or (y) in any Additional Purchaser SEC Report is superseded by a later timely filed Additional Purchaser SEC Report) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b) Each of the financial statements (including, in each case, any notes thereto) contained in the Purchaser SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations and cash flows of the Purchaser as at the respective dates thereof and for the respective periods indicated therein.

(c) Except as and to the extent set forth on the balance sheet of the Purchaser as at June 30, 2014, including the notes thereto (the “Purchaser Balance Sheet”), the Purchaser has no liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for (i) liabilities and obligations incurred since the date of the Purchaser Balance Sheet in the ordinary course of business which are not, individually or in the aggregate, material to the Purchaser; (ii) liabilities and obligations incurred in connection with the transactions contemplated by this Agreement; and (iii) liabilities and obligations which are not, individually or in the aggregate, material to the Purchaser.

(d) The Purchaser has heretofore furnished to the Seller complete and correct copies of all amendments and modifications that have not been filed by the Purchaser with the SEC to all agreements, documents and other instruments that previously had been filed by the Purchaser with the SEC and are currently in effect.

(e) All comment letters received by the Purchaser from the SEC or the staff thereof since its inception and all responses to such comment letters filed by or on behalf of the Purchaser are publicly available on the SEC’s EDGAR website.

(f) To the Purchaser’s Knowledge, since January 16, 2014, each director and executive officer of the Purchaser has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(g) Since January 16, 2014, the Purchaser has timely filed and made available to the Company all certifications and statements required by (x) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (y) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any Purchaser SEC Report (the “Purchaser Certifications”). Each of the Purchaser Certifications is true and correct. The Purchaser maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are reasonably designed to ensure that all material information concerning the Purchaser is made known on a timely basis to the individuals responsible for the preparation of the Purchaser’s SEC filings and other public disclosure documents. Section 4.06(g) of the Purchaser Disclosure Schedule lists, and the Purchaser has made available to the Seller, complete and correct copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures. As used in this Section 4.06, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(h) The Purchaser maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP. The Purchaser has designed and maintains a system of internal controls over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act, sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Purchaser maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Section 4.06(h) of the Purchaser Disclosure Schedule lists, and the Purchaser has provided to the Company complete and correct copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such internal accounting controls.

(i) Section 4.06(i) of the Purchaser Disclosure Schedule contains a description of all non-audit services performed by the Purchaser’s auditors for the Purchaser since the date of the Purchaser’s formation and the fees paid for such services. All such non-audit services were approved by the audit committee of the board of directors and committees of the Purchaser. The Purchaser has no off-balance sheet arrangements.

(j) Neither the Purchaser nor, to the knowledge of the Purchaser, any manager, director, officer, employee, auditor, accountant or representative of the Purchaser has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Purchaser or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Purchaser has engaged in questionable accounting or auditing practices. No attorney representing the Purchaser, whether or not employed by the Purchaser, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Purchaser or any of its officers, directors, employees or agents to the board of directors of the Purchaser (or any committee thereof) or to any director or officer of the Purchaser. Since the Purchaser’s inception, there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the board of directors of the Purchaser or any committee thereof.

(k) To the knowledge of the Purchaser, no employee of the Purchaser has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. Neither the Purchaser nor any officer, employee, contractor, subcontractor or agent of the Purchaser has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Purchaser in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. § 1514A(a).

(l) All accounts payable of the Purchaser reflected on the Purchaser Balance Sheet or arising thereafter are the result of bona fide transactions in the ordinary course of business.

Since the date of the Purchaser Balance Sheet, the Purchaser has not altered in any material respects its practices for the payment of such accounts payable, including the timing of such payment.

Section 4.07 Purchaser Trust Amount. As of the date hereof, the Purchaser Trust has a balance of $115,000,000 (the “Purchaser Trust Amount”).

Section 4.08 Investor Agreement Representations and Warranties.

(a) As of their respective dates, the financial statements of the Purchaser included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with United States generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes, year-end adjustments or may be condensed or summary statements) and fairly present in all material respects the consolidated financial position of the Purchaser and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(b) The Purchaser has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act). Such disclosure controls and procedures: (i) are designed to ensure that material information relating to the Purchaser and its Subsidiaries is made known to the Purchaser’s chief executive officer and its chief financial officer by others within those entities, particularly during the periods in which the Purchaser’s reports and filings under the Exchange Act are being prepared, (ii) have been evaluated for effectiveness as of the end of the most recent quarterly period reported to the SEC, and (iii) are effective to perform the functions for which they were established.

(c) Except with respect to the transactions contemplated hereby and by each of the Ancillary Agreements and except as disclosed in the Disclosure Documents or has been disclosed in any public disclosure as defined in Section 101(e) of Regulation FD promulgated under the Exchange Act, since January 16, 2014: (i) the Purchaser has conducted its business only in the ordinary course, consistent with past practice, and since that date, no changes have occurred which would reasonably be expected to have an Purchaser MAE; and (ii) the Purchaser has not incurred any liabilities (contingent or otherwise) other than (A) trade payables, accrued expenses and other liabilities incurred in the ordinary course of business consistent with past practice and in order to consummate the Acquisition and (B) liabilities not required to be reflected on the Purchaser’s financial statements pursuant to GAAP or required to be disclosed in the SEC Documents.

(d) Except as set forth in Section 4.05 of the Purchaser Disclosure Schedule, there is no Action pending or, to the knowledge of the Purchaser, threatened against the Purchaser or any of its Subsidiaries that (i) adversely affects or challenges the legality, validity or enforceability of this Agreement, or (ii) if there were an unfavorable decision, would have or reasonably be expected to have an Purchaser MAE. There has not been, and to the knowledge of the Purchaser, there is not pending any investigation by the SEC involving the Purchaser or to the knowledge of the Purchaser, any director or officer of the Purchaser (in his or her capacity as such). The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Purchaser under the Exchange Act or the Securities Act.

(e) Since January 16, 2014, except as set forth in any document filed with the SEC, no event has occurred or, to the Purchaser’s knowledge, circumstance exists that (with or without notice or lapse of time) would or could reasonably be expected to: (i) constitute or result in a violation by the Purchaser, or a failure on the part of the Purchaser to comply with, any Law; or (ii) give rise to any obligation on the part of the Purchaser to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Law, except in either case that would not reasonably be expected to have an Purchaser MAE.

(f) The Purchaser is in compliance in all material respects with the provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder that are applicable to it.

(g) No labor or employment dispute exists or, to the knowledge of the Purchaser, is imminent or threatened, with respect to any of the employees of the Purchaser that has had, or could reasonably be expected to have, individually or in the aggregate, an Purchaser MAE.

(h) Purchaser has delivered to the Seller a true and complete copy of the executed Investor Agreements. The Investor Agreements have not been amended or modified in any manner. The Investor Agreements provide that the Seller is a third party beneficiary thereof. Neither the Purchaser nor any of its Affiliates has entered into any agreement, side letter or arrangement relating to the financing of the Transactions, other than as set forth in this Agreement and the Investor Agreements. The commitments contained in the Investor Agreements have not been withdrawn or rescinded in any respect. The Investor Agreements are in full force and effect and, to the Purchaser’s knowledge, represent valid, binding and enforceable obligations of the subscribers named therein to perform the obligations set forth therein. No event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of the Purchaser or, to the Purchaser’s Knowledge, any other party thereto under any of the Investor Agreements. The Purchaser has no reason to believe that it or any other party thereto will be unable to satisfy on a timely basis any term of any Investor Agreement.

Section 4.09 No Additional Representations; Independent Assessment.

(a) Notwithstanding any other provision in this Agreement, the Purchaser acknowledges that neither the Seller nor any of its Affiliates makes, will make or has made to the Purchaser any representation or warranty, express or implied, as to the prospects of the Acquired Entities or their profitability, or with respect to any forecasts, projections or business plans made available to the Purchaser in connection with the Purchaser’s review of the Acquired Entities.

(b) The Purchaser confirms that the Seller has made available to the Purchaser the opportunity to ask questions of the officers and management of the Acquired Entities, to access all materials, documents and other information that it deems necessary or advisable to evaluate the Shares and the transactions contemplated by this Agreement and each Document to which it is a party and to acquire additional information about the business, assets and financial condition of the Acquired Entities.

(c) The Purchaser has made its own independent examination, investigation, analysis and any other relevant evaluation of the Shares and the Acquired Entities, including its own estimate of the value of the Shares and has undertaken such due diligence, including a review of the assets, properties, liabilities, books, records and Contracts of the Acquired Entities, as it deems adequate.

Section 4.10 Investment Intent. Purchaser is acquiring the Shares for investment purposes only and not with a view toward, or for sale in connection with, any distribution of such shares in violation of Laws. Purchaser agrees that it does not intend to sell, transfer, offer for sale, pledge, hypothecate or otherwise dispose of any equity securities of the Company in violation of any Laws. Purchaser is an “accredited investor” (as defined under Regulation D promulgated under the Securities Act).

Section 4.11 Brokers. Except as disclosed in Section 4.11 of the Purchaser Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fees, commissions, finders’ fees or financial advisory fees in connection with the transactions contemplated by this Agreement by reason of any action taken by or on behalf of Purchaser.

Section 4.12 No Operations; Absence of Changes.

(a) The Purchaser has no, and since its inception has not had any Contracts, liabilities, debts or other obligations of any nature (whether accrued, absolute, contingent, liquidated or unliquidated, unasserted or otherwise, and including entering any binding or non-binding letter of intent or similar arrangement with any other Person) except (i) those incurred in connection with this Agreement and the other Documents to which it is a party and (ii) those Contracts, true, complete and correct copies of which have been provided to Seller prior to the date hereof or are set forth on the Purchaser Disclosure Schedule. The Purchaser has no Subsidiaries.

(b) Since its inception, the Purchaser (a) has not experienced a Purchaser MAE and (b) has conducted its business only in the ordinary course of business.

Section 4.13 Transactions with Affiliates. Except as set forth in Section 4.13 of the Purchaser Disclosure Schedule or as disclosed in the Purchaser SEC Reports, in each case to the Purchaser’s Knowledge, none of the Purchaser’s Affiliates, nor any of such Affiliates’ general partners, managers, employees, officers or directors or any immediate family member of such officer, general partners, managers, employee or director (i) is a party to any Contract or arrangement with Purchaser other than compensation and benefits as an employee or officer payable in the ordinary course of business, (ii) has any direct financial interest in any property used by the Purchaser, or (iii) is a director, officer or employee of, any Person (other than Purchaser) which is a material client, supplier, customer, lessor, lessee, or competitor of Purchaser. Ownership of securities of a company whose securities are registered under the Exchange Act, of five percent (5%) or less of any class of such securities shall not be deemed to be a financial interest for purposes of this Section 4.13.

Section 4.14 Solvency. The Purchaser is not entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of any of the Acquired Entities.

Section 4.15 Purchaser Information. None of the information supplied or to be supplied by the Purchaser or any of its Affiliates expressly for inclusion in the Purchaser SEC Reports or any Additional Purchaser SEC Reports, mailings to the Purchaser’s shareholders with respect to the Offer and/or the other Transactions, any supplements thereto and/or in any other document filed with any Governmental Authority in connection herewith (including the Offer Documents), will, at the date of filing and/or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by the Purchaser or that is included in the applicable filings). No representation or warranty is made by the Purchaser with respect to statements made or incorporated by reference therein based on information supplied or to be supplied by, Seller, any Acquired Entity or any of their respective Affiliates.

Section 4.16 NO OTHER REPRESENTATIONS AND WARRANTIES. THE REPRESENTATIONS AND WARRANTIES MADE BY THE PURCHASER IN THIS ARTICLE IV ARE THE EXCLUSIVE REPRESENTATIONS AND WARRANTIES MADE BY THE PURCHASER. THE PURCHASER HEREBY DISCLAIMS ANY OTHER EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES NOT EXPRESSLY INCLUDED IN THIS AGREEMENT WHETHER OR NOT MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING) TO THE PURCHASER OR ITS REPRESENTATIVES, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY REGARDING ANY PRO FORMA FINANCIAL INFORMATION, FINANCIAL PROJECTIONS OR OTHER FORWARD-LOOKING STATEMENTS PROVIDED BY OR ON BEHALF OF THE PURCHASER.

ARTICLE V

ACTIONS PRIOR TO THE CLOSING

The respective parties hereto covenant and agree to take the following actions:

Section 5.01 Investigation. Between the date hereof and the Closing, the officers, employees and authorized Representatives of the Purchaser shall have reasonable access during normal business hours to the offices, properties, assets, premises, books and records of the Acquired Entities, upon providing notice to the applicable Seller no later than two Business Days prior to the date upon which such access will be granted; provided, however, that no such investigation shall include performing invasive or subsurface investigations or sampling of properties or facilities of the Acquired Entities. To the extent necessary, the Seller shall instruct the Representatives of the Seller and each of the Acquired Entities to reasonably cooperate with the Purchaser and its Representatives in their investigation of the Acquired Entities.

Section 5.02 Disclosure Schedule; Anti-Sandbagging. Prior to the Closing, the Seller shall have the right to supplement, modify or update the Seller Disclosure Schedule with respect to any matter hereafter arising or of which it becomes aware after the date hereof (the “Updated Seller Disclosure Schedule”) and neither the Purchaser, nor any of its Affiliates, shall have any right to make a claim against Seller with respect to any matter set forth in the Updated Seller Disclosure Schedule; provided, however, that if such event, development or occurrence that is the subject of the Updated Seller Disclosure Schedule constitutes or relates to a matter that has had a Material Adverse Effect, then the Purchaser shall have the right to terminate this Agreement for failure to satisfy the closing condition set forth in Section 6.01(a); provided, further, that if the Purchaser has the right to, but does not elect to, terminate this Agreement within ten (10) days of its receipt of such Updated Seller Disclosure Schedule, then Purchaser shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter under any of the conditions set forth in Section 6.01(a). Notwithstanding anything to the contrary herein, the Purchaser shall not be entitled at any time to claim that any representation or warranty of the Seller has been breached, and neither Purchaser nor any of its Affiliates shall be entitled to make a claim against the Seller, on account of such breach if, on the date hereof, there exists Purchaser’s Knowledge that such representation or warranty of Seller has been breached.

Section 5.03 Further Action. Each of the parties hereto shall execute and deliver such documents and take such further actions as may be reasonably necessary or desirable to carry out the provisions hereof and the transactions contemplated hereby. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use all commercially reasonable efforts under the circumstances to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, the parties hereto shall cooperate in using their commercially reasonable efforts promptly (a) to effect all registrations and filings with, and to obtain all consents, amendments, permits or other actions from, any Person required to be made or obtained by the terms of this Agreement or otherwise necessary or desirable for the due and punctual consummation of the transactions contemplated hereby, and (b) to fulfill all conditions to the consummation of the transactions contemplated by this Agreement.

Section 5.04 Operations Prior to the Closing.

(a) Between the date hereof and the Closing, except (x) as set forth in Annex I, (y) as contemplated by this Agreement or (z) with the prior approval of the Purchaser, which approval shall not be unreasonably withheld, conditioned or delayed (and which approval shall be deemed to have been granted five Business Days after the date of receipt of the written request unless denied in writing), the Seller shall, and shall cause each Acquired Entity to, operate in its ordinary course of business and the Seller shall not, and shall cause each Acquired Entity to not, take any of the following actions:

(i) amend the Organizational Documents of any of the Acquired Entities;

(ii) split, combine or reclassify the Shares;

(iii) transfer, issue, sell or otherwise dispose of any equity securities, or grant any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) equity securities;

(iv) acquire any third party or its business (whether by merger, sale of stock, sale of assets or otherwise);

(v) make any loans, advances, or capital contributions to, or investments in, any other Person;

(vi) make a material change in any method of accounting or accounting practice of the Acquired Entities, except as required by GAAP or applicable Law or as disclosed in the notes to the Financial Statements;

(vii) sell, lease, license or otherwise dispose of any of the assets (whether by merger, sale of stock, sale of assets or otherwise) shown or reflected in the Financial Statements, except in the ordinary course of business and except for any assets having an aggregate value of less than $200,000;

(viii) issue or incur any Additional Indebtedness in excess of $5,000,000 in the aggregate;

(ix) increase the compensation of any member of management of the Acquired Entities; other than (A) as provided for in any written agreements, (B) increases in commercially reasonable amounts, (C) in the ordinary course of business, or (D) increases not in excess of the amounts previously agreed between the Seller and the Purchaser with respect to certain individuals; provided however, in the case of such specified individuals, clauses (B) and (C) shall not apply;

(x) except as required by the terms of any Plan or applicable Law, adopt, amend or modify any Plan, the effect of which in the aggregate would increase the obligations of the Acquired Entities by more than fifteen percent (15%) of their aggregate existing annual obligations to such plans;

(xi) make or change any Tax election, change any annual Tax accounting period adopt or change any method of Tax accounting, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, if any such action would have the effect of materially increasing the Tax liability of any Acquired Entity for any period (or portion thereof) ending after the Closing Date; or

(xii) any agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.

(b) Between the date hereof and the Closing, without the prior written approval of the Purchaser (which approval may be given or denied in the Purchaser’s sole discretion), the Seller shall not permit any Acquired Entity to, directly or indirectly, declare or pay any dividend on, or make any payment on account of (other than with respect to any Permitted Withholding Tax Payments), the purchase, redemption, defeasance, retirement or other acquisition of, any of its capital stock or common shares, as applicable, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property.

Section 5.05 No Public Announcement; Confidentiality.

(a) From and after the date hereof, without the prior written approval of the Purchaser, the Seller shall not and shall not permit any Acquired Entity to, make any press release or other public announcement concerning the Transactions except as may be required by any applicable Law. From and after the date hereof, without the prior approval of the Seller, neither the Purchaser nor any of its Subsidiaries (such Subsidiaries including, at and after the Closing, the Acquired Entities) shall make any press release or other public announcement concerning the Transactions except as may be required by applicable Law. If the Purchaser, any of its Subsidiaries, the Seller, or any Acquired Entity determines that it is required by applicable Law to make disclosure, it shall send notice to such effect, accompanied by the text of the proposed disclosure, to the other parties as far in advance as practicable, and shall reasonably consider any comments made by the other parties relating to the proposed disclosure.

(b) Other than press releases and public announcements undertaken in accordance with Section 5.05(a), from and after the date hereof, the Purchaser shall make no statement to any third party with respect to this Agreement, the existence of this Agreement or the Transactions (including the Offer Documents) or, disclose to any third party any of the Acquired Entities’ or the Seller’s confidential information without the prior written consent of the Seller; provided, however, that (notwithstanding the limitations regarding such disclosures under the Confidentiality Agreement) this provision shall not apply to disclosures of publicly-available information or to disclosures by any Acquired Entity or the Seller to their respective legal and financial advisors (including those providing valuation analysis) or in connection with seeking any consent with respect to the Transactions, so long as the same are obligated to maintain the confidentiality of any nonpublic information so provided.

Section 5.06 Regulatory Filings. Within twenty Business Days after the date hereof, with respect to the Transactions the parties hereto shall make, or cause to be made, the filing required (if any) of each of them or any of their respective Subsidiaries or Affiliates under the HSR Act with respect to the transactions contemplated hereby. The parties hereto shall make, or cause to be made, as promptly as practicable, all filings necessary to obtain all Regulatory Approvals other than the HSR Approval. The parties hereto shall use their best efforts to: (i) respond to any requests for additional information made by any Governmental Authority; (ii) provide the other party with a reasonable opportunity to review and comment on any filing, submission, response to an information request or other (verbal or written) communication to be submitted or made to any Governmental Authority and such receiving party shall consider any such received comments in good faith; (iii) advise the other party (and, where applicable, provide a copy) of any written or verbal communications that it receives from any Governmental Authority in respect of such filings (including in respect of any supplementary filings or submissions) and otherwise in connection with satisfying the Regulatory Approvals; (iv) provide the other party with a reasonable opportunity to participate in any meetings with any Governmental Authority (subject to any opposition by a Governmental Authority to a particular party’s participation in such meeting) and participate in, or review, any material communication before it is made to any Governmental Authority. Notwithstanding the foregoing, each party has the right to redact or otherwise exclude a party from receiving any confidential competitively sensitive information required to be shared under this Section 5.06, provided that such other party’s external counsel shall be entitled to receive such confidential competitively sensitive information on an external counsel only basis. The parties hereto shall: (i) not agree to an extension of any waiting period or review being undertaken by a Governmental Authority without the other party’s prior written consent; (ii) cause any applicable waiting periods to terminate or expire at the earliest possible date; and (iii) resist vigorously, at their respective cost and expense, any order challenging the completion of the Transactions or any temporary or permanent injunction which could delay or prevent the closing of the Transactions, all to the end of expediting consummation of the Transactions contemplated herein. Without limiting the generality of Purchaser’s undertaking pursuant to this Section 5.06, Purchaser agrees to use its reasonable best efforts and to take any and all steps necessary to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation Law that may be asserted by any Governmental Authority or any other party so as to enable the parties hereto to close the transactions contemplated by this Agreement as promptly as possible, including proposing, negotiating, committing to and effecting, by consent decree, order, hold separate orders, or otherwise, the sale, divestiture or disposition of any of its assets, properties or businesses or of the assets, properties or businesses to be acquired by it pursuant to this Agreement as are required to be divested in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of materially delaying or preventing the consummation of the Transactions contemplated by this Agreement. In addition, Purchaser shall use its reasonable best efforts to defend through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any Governmental Order (whether temporary, preliminary or permanent) that would prevent the consummation of the Closing. The Purchaser shall be solely responsible for paying any filing fee required in connection with seeking the Regulatory Approvals.

Section 5.07 Exclusivity. Between the date hereof and the Closing, neither the Purchaser nor the Seller shall take, nor shall either permit any of its officers, directors, employees, representatives, consultants, financial advisors, attorneys, accountants or other agents to take, any action to solicit, encourage, initiate or engage in discussions or negotiations with, or provide any information to or enter into any agreement with any Person (other than the Purchaser or the Seller, as applicable) concerning, in the case of the Purchaser, any purchase of any equity securities of any other Person (other than the Acquired Entities) or any merger, sale of substantial assets or similar transaction involving any such other Person, and in the case of the Seller, any purchase of any equity securities of the Acquired Entities or any merger, sale of substantial assets or similar transaction involving the Acquired Entities, to any other Person.

Section 5.08 The Proxy.

(a) As promptly as practicable after the date hereof, the Purchaser shall file with the SEC a proxy statement relating to the Offer and the Transactions contemplated hereby (as amended or supplemented from time to time, the “Proxy Statement”) and provide all of its stockholders with the opportunity to redeem up to 11,500,000 of their shares of Purchaser

Common Stock (the “Offering Shares”), to be redeemed in conjunction with a stockholder vote on the Transactions, all in accordance with and as required by the applicable governing documents of the Purchaser (including, without limitation, the Prospectus and the Amended and Restated Certificate of Incorporation) (the “Purchaser Governing Documents”), applicable law, and any applicable rules and regulations of the SEC and Nasdaq.

(b) The Purchaser shall not terminate or withdraw the Offer other than in connection with the valid termination of this Agreement in accordance with Article VII. The Purchaser shall extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC, Nasdaq or the respective staff thereof that is applicable to the Offer. Nothing in this Section 5.08(b) shall (i) impose any obligation on the Purchaser to extend the Offer beyond the Termination Date (as the same may be extended in accordance with Section 7.03(b)), or (ii) be deemed to impair, limit or otherwise restrict in any manner the right of the Purchaser to terminate this Agreement in accordance with Article VII.

(c) Without limitation, in the Proxy Statement, the Purchaser shall (i) seek (A) adoption and approval of this Agreement by the holders of Purchaser Common Stock in accordance with applicable law and exchange rules and regulations, (B) adoption and approval of the Second Amended and Restated Certificate of Incorporation, (C) adoption and approval of the new omnibus equity incentive plan, the form of which is attached as Exhibit B hereto (the “Management Incentive Plan”), that provides for a grant of outstanding Purchaser Common Stock, as of the Closing Date, to employees of the Company or certain Subsidiaries of the Company in the form of stock options, restricted stock units, restricted stock or other equity-based awards, (D) to appoint, and designate the classes of, the members of the board of directors of the Purchaser, and appoint the members of any committees thereof, in each case as set forth on Annex II hereto, subject to (x) any changes to Section A thereof as the Seller may indicate in writing to the Purchaser from time to time (provided the Seller has a legitimate business reason for making any such change) and (y) any changes to Section B thereof as the Purchaser may indicate in writing to the Seller from time to time (provided the Purchaser has a legitimate business reason for making any such change; provided, further, that there shall be no replacement of Gurminder Bedi without the Seller’s prior written consent in its sole discretion), and (E) to obtain any and all other approvals necessary or advisable to effect the consummation of the Transactions, and (ii) file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Proxy solicitation rules set forth in the Purchaser’s Amended and Restated Certificate of Incorporation or otherwise (such Proxy Statement and the documents included or referred to therein pursuant to which the Offer will be made, together with any supplements, amendments and/or exhibits thereto, the “Offer Documents”). Except with respect to the information provided by Seller for inclusion in the Proxy Statement and other Offer Documents, the Purchaser shall ensure that, when filed, the Proxy Statement and other Offer Documents will comply in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. The Purchaser shall cause the Offer Documents to be disseminated as promptly as practicable to the Purchaser’s equityholders as and to the extent such dissemination is required by United States federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”). The Seller shall promptly provide to the Purchaser such information concerning Sellers, the Acquired Entities as is either required by Federal Securities Laws or reasonably requested by the Purchaser for inclusion in the Proxy Statement. Subject to Seller’s compliance with the immediately preceding sentence with respect to the information provided or to be provided by Seller for inclusion in the Offer Documents, the Purchaser shall cause the Offer Documents to comply in all material respects with the Federal Securities Laws. The Purchaser shall provide copies of the proposed forms of the Offer Documents (including any amendments or supplements thereto) to the Seller such that the Seller and the Company and their respective Representatives are afforded a reasonable amount of time prior to the dissemination or filing thereof to review such material and comment thereon prior to such dissemination or filing, and the Purchaser shall reasonably consider in good faith any comments of such Persons. The Purchaser and the Seller shall respond promptly to any comments of the SEC or its staff with respect to the Offer or the Offer Documents and promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by the Federal Securities Laws. The Purchaser shall amend or supplement the Offer Documents and cause the Offer Documents, as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of shares of Purchaser Common Stock, in each case as and to the extent required by the Federal Securities Laws and subject to the terms and conditions of this Agreement and the applicable Purchaser Governing Documents. The Purchaser shall provide the Seller, the Company and their respective Representatives with copies of any written comments, and shall inform them of any material oral comments, that the Purchaser or any of its Representatives receive from the SEC or its staff with respect to the Offer or the Offer Documents promptly after the receipt of such comments and shall give the Seller and the Company a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments. The Purchaser shall use reasonable best efforts to cause the Proxy Statement to “clear” comments from the SEC and its staff and to permit the Seller, the Company and their respective Representatives to participate with the Purchaser or its Representatives in any discussions or meetings with the SEC and its staff. The Seller shall, and shall cause each of the Acquired Entities to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Purchaser and its Representatives in connection with the drafting of the public filings with respect to the Transactions (including, without limitation, the Offer Documents) and responding in a timely manner to comments from the SEC.

(d) If at any time prior to the Effective Time, any information relating to the Purchaser, or the Acquired Entities, or any of their respective subsidiaries, affiliates, officers or directors, should be discovered by the Purchaser or the Seller, as applicable, that should be set forth in an amendment or supplement to the Proxy Statement, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify each other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Purchaser.

(e) Subject to the second sentence of this Section 5.08(e), but notwithstanding anything else to the contrary in this Agreement or any Document, the Purchaser shall not make any public filing with respect to the Transactions (including, without limitation, the Offer Documents) without the prior written consent of the Seller. The Purchaser may make any public filing with respect to the Transactions to the extent required by applicable Law, provided, that the Seller shall, in any event, be consulted in order to determine the extent to which any such filing is required by applicable Law and to the extent such filing is jointly determined by the Seller and the Purchaser to be not so required, such filing shall not be made.

Section 5.09 Shareholder Vote; Recommendation of the Board of the Purchaser. Except as expressly required or permitted by the terms of this Agreement or consented to in writing by the Seller, from and after the date of this Agreement, the Purchaser shall not directly or indirectly subject this Agreement or the Transactions or any other transaction or matter to any vote, consent or approval of the direct or indirect holders of capital stock of the Purchaser. The Board of Directors of the Purchaser shall, subject to its fiduciary duties, recommend that the Purchaser’s stockholders vote in favor of adopting this Agreement and consummating the Transactions, and the Purchaser shall, subject to the fiduciary duties of the Board of Directors of the Purchaser, include such recommendation in the Proxy Statement.

Section 5.10 Listing. From the date of this Agreement through the Closing, the Purchaser shall use all reasonable efforts that are necessary or desirable for the Purchaser to remain listed as a public company on, and for shares of Purchaser Common Stock to be tradable over, the applicable Nasdaq market(s).

Section 5.11 Operations of Purchaser Prior to the Closing. Between the date hereof and the Closing, except (x) as contemplated by this Agreement or (y) with the prior approval of the Seller, the Purchaser shall not take any of the following actions:

(a) make any amendment or modification to any of the Purchaser Governing Documents;

(b) take any action in violation or contravention of any of the Purchaser Governing Documents, applicable Law or any applicable rules and regulations of the SEC and Nasdaq;

(c) split, combine or reclassify the Purchaser Common Stock, or reduce below $10.00 per share the offering price (as described in the Prospectus);

(d) make any amendment or modification to the Trust Agreement;

(e) make or allow to be made any reduction in the Purchaser Trust Amount, other than as expressly permitted by the Purchaser Governing Documents;

(f) contact (or permit any of its employees, agents, representatives or Affiliates to contact) any customer, supplier, distributor, joint-venture partner, lessor, lender or other material business relation of any Acquired Entity regarding any Acquired Entity, its business or the Transactions;

(g)(i) (A) issue any Preferred Shares to any Person other than as explicitly provided in the Preferred Subscription Agreement or (B) deliver an Accordion Election Notice (as defined in the Preferred Subscription Agreement) to any subscriber party to the Preferred Subscription Agreement (provided, however, that such Accordion Election Notice may be delivered without the approval of the Seller if, immediately following the Special Meeting (as defined in the Preferred Subscription Agreement), (x) the Subscribers named in the Backstop Agreement have acquired the maximum amount of the Backstop Allocation (as defined therein) for no less than $10,000,000 (in the aggregate) and the Purchaser has enforced, and each subscriber has performed, all of such subscriber’s obligations thereunder and (y) the incremental amount of Preferred Offering Proceeds as a result of such Accordion Election Notice shall not exceed such amount as is required to achieve a Cash Purchase Price in the amount of $100,000,000, or (ii) issue any other equity or Indebtedness;

(h) undertake any operations or actions, except for operations or actions as are reasonable and appropriate in furtherance of the Transactions;

(i) hire any employee;

(j) amend, waive or terminate, in whole or in part, any Investor Agreement or the Founder Voting Agreement;

(k) establish any Subsidiary or acquire any interest in any asset;

(l) enter into any Contracts, or incur any liabilities, debts or other obligations of any nature (whether accrued, absolute, contingent, liquidated or unliquidated, unasserted or otherwise, and including entering any binding or non-binding letter of intent or similar arrangement with any other Person);

(m) a public tender offer for the repurchase of the then-outstanding Public Warrants other than the Warrant Exchange Offer; or

(n) any agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 5.12 2014 Financial Statements. If the 2014 Financial Statements are delivered to the Company by its auditors prior to the Closing Date, then the Seller shall deliver a copy thereof to the Purchaser promptly thereafter.

Section 5.13 Investor Agreements; Founder Voting Agreement. Without limitation of Section 12 (Binding Effect) of the Backstop Agreement, Section 12 (Binding Effect) of the Preferred Subscription Agreement and Section 5.1 of the Founder Voting Agreement, the Purchaser hereby acknowledges and agrees that the Seller has the right to cause the Purchaser to enforce the Purchaser’s rights and perform the Purchaser’s obligations under each Investor Agreement and the Founder Voting Agreement, and Purchaser further acknowledges that money damages would not be an adequate remedy at Law if any Subscriber (as defined in each Investor Agreement) or Founder Stockholder, as applicable, fails to perform in any material respect any of such Subscriber’s or Founder Stockholder, as applicable, obligations under such Investor Agreement or the Founder Voting Agreement and accordingly, upon the written request of the Seller, the Purchaser shall, in addition to any other remedy at Law or in equity, seek an injunction or similar equitable relief restraining such Subscriber or Founder Stockholder, as applicable, from committing or continuing any such breach or threatened breach or to seek to compel specific performance of the obligations of any other party under any Investor Agreement or the Founder Voting Agreement, without the posting of any bond, in accordance with the terms and conditions of the applicable Investor Agreement or the Founder Voting Agreement in any court of the United States or any State thereof having jurisdiction, and if any action should be brought in equity to enforce any of the provisions of any Investor Agreement or the Founder Voting Agreement, Purchaser shall not raise the defense that there is an adequate remedy at Law.

Section 5.14 Founder Letter Agreement. Purchaser shall enforce to the fullest extent permitted by Law the restrictions on transfer of the 2,875,000 shares of Purchaser Common Stock initially acquired by the Sponsor and other Purchaser insiders prior to the consummation of the IPO (the “Founder Common Stock”) as well as the waiver of each of the Founder Stockholders’ and Joseph Tabet’s respective rights to redeem such Founder Common Stock, in accordance with that certain letter agreement, dated as of January 16, 2014, among the Purchaser , the Founder Stockholders, Joseph Tabet and the other individuals party thereto.

Section 5.15 Phantom Plan Assignment. At or prior to Closing, the Seller and the Company shall have adopted the resolutions substantially in the form set forth on Exhibit D hereto, effectuating the assignment of the Phantom Plan from the Company to the Seller at and as of the Closing (the “Phantom Plan Assignment”) and make any amendments as the administrator of the Phantom Plan deems necessary.

Section 5.16 FIRPTA Certificate. The Company shall deliver to the Purchaser (i) a statement in accordance with Treasury Regulation §§ 1.1445-2(c)(3) and 1.897-2(h) certifying that the Company is not, and has not been, a “United States real property holding corporation” for purposes of Sections 897 and 1445 of the Code (the “FIRPTA Certificate”) and (ii) the notification to the Internal Revenue Service described in Treasury Regulation § 1.897-2(h)(2) regarding delivery of the statement referred to in the preceding clause (i), signed by a responsible corporate officer of the Company.

Section 5.17 No Claim Against Purchaser Trust. The Seller acknowledges that it has read the Prospectus and that the Purchaser has established the Purchaser Trust from the proceeds of its initial public offering (“IPO”) and from certain private placements occurring simultaneously with the IPO for the benefit of the Purchaser’s public shareholders (“Public Shareholders”) and certain parties (including the underwriters of the IPO) and that, except for a portion of the interest earned on the amounts held in the Purchaser Trust, the Purchaser may disburse monies from the Purchaser Trust only: (i) to the Public Shareholders in the event they elect to redeem the Purchaser Common Stock in connection with the consummation of the Purchaser’s initial business combination (as such term is used in the Prospectus) (“Business Combination”), (ii) to the Public Shareholders if Purchaser fails to consummate a Business Combination within twenty-one months from the closing of the IPO (or twenty-four months from the closing of the IPO if Purchaser has entered into a letter of intent, agreement in principle or definitive agreement with a target business within such twenty-one month period), (iii) any amounts necessary to pay any taxes or (iv) to, or on behalf of, Purchaser after or concurrently with the consummation of a Business Combination. The Seller hereby agrees that, it does not now and shall not at any time hereafter have (other than its rights upon Closing) any right, title, interest or claim of any kind in or to any monies in the Purchaser Trust or distributions therefrom, or make any claim prior to Closing against the Purchaser Trust, regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Claims”). The Seller hereby irrevocably waives any Claims it may have, against the Purchaser Trust (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Purchaser and will not, prior to the Closing, seek recourse against the Purchaser Trust (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement). For the avoidance of doubt, notwithstanding anything to the contrary contained herein, the waivers under this Section 5.17 will continue to apply at and after the Closing to distributions made to redeeming Public Shareholders and for transaction expenses paid (including deferred expenses that constitute Applied Purchaser Expenses payable to the Purchaser’s underwriters in connection with the IPO). The Seller agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by the Purchaser to induce it to enter into this Agreement. This Section 5.17 shall not limit the Seller’s right to seek specific performance against the Purchaser pursuant to Section 10.16, including the right to seek specific performance against Purchaser to require the Purchaser to take such actions contemplated by this Agreement subject to the satisfaction of the Purchaser’s conditions to the Closing in Sections 6.01 and 6.03, and to comply with the terms of the Purchaser Trust Agreement, including distribution of funds from the Purchaser Trust upon the Closing in accordance with the terms of this Agreement.

Section 5.18 Warrant Exchange Offer.

(a) Prior to the Closing Date, Purchaser shall commence (under the meaning of Rule 14d-2 under the Exchange Act) an exchange offer (the “Warrant Exchange Offer”) pursuant to which it will offer to exchange up to 5,750,000 of its issued and outstanding Public Warrants for shares of Purchaser Common Stock at an exchange ratio of 0.1 of a share of Purchaser Common Stock per each Public Warrant validly tendered and not properly withdrawn. The Warrant Exchange Offer shall be conducted pursuant to the applicable tender offer rules under the Exchange Act and promulgated by the SEC. In connection therewith, Purchaser shall prepare and file with the SEC under the Exchange Act, and with all other applicable regulatory bodies, a Schedule TO, which shall contain or shall incorporate by reference an offer to exchange and forms of the letter of transmittal and such other required documents (collectively, the “Warrant Offer Documents”) for the purpose of conducting the Warrant Exchange Offer. Seller and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents prior to their filing with the SEC, and Purchaser shall incorporate such comments to the extent reasonable.

(b) Seller shall reasonably cooperate with the efforts of the Purchaser to conduct the Warrant Exchange Offer, including (i) providing, as promptly as practicable upon request by Purchaser, such information regarding the Company, including a description of its management, businesses, operations and financial condition, as shall be reasonably requested by the Purchaser for inclusion in the Warrant Offer Documents and (ii) ensuring that such information is accurate in all material respects, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (subject to the qualifications and limitations set forth in the materials provided by the Company or that are included in such filings and/or mailings). Seller shall, and shall cause the Company to, make its directors, officers and employees available to the Purchaser and its counsel, as reasonably requested, in connection with the drafting of the Warrant Offer Documents.

(c) Purchaser, with the assistance of the Company as reasonably required with respect to information concerning the Company, shall promptly respond to any SEC comments on the Warrant Offer Documents and shall otherwise use commercially reasonable efforts to complete the SEC review process as promptly as practicable. Purchaser shall promptly disseminate the Warrant Offer Documents to the holders of the Public Warrants and subject to the other provisions of this Agreement and applicable laws and SEC regulations, purchase the Public Warrants validly tendered and not properly withdrawn pursuant to the Warrant Exchange Offer. Purchaser may, solely with the consent of Seller (not to be unreasonably withheld) extend the Warrant Exchange Offer for any period required by any rule, regulation or interpretation of the SEC or its staff applicable to the Warrant Exchange Offer.

(d) Notwithstanding anything to the contrary herein or in any other document, none of the actions contemplated by Section 5.18(a), the completion of the SEC review process with respect to the Warrant Exchange Offer or the consummation of the Warrant Exchange Offer shall, directly or indirectly, constitute a condition to the obligations of Purchaser to consummate the Transactions.

Section 5.19 280G. Prior to the Closing Date, the Seller shall cause the Company to use its reasonable best efforts to seek valid waivers (collectively, the “Waivers”) of any payments and/or benefits that the Company reasonably determines may, individually or in the aggregate, constitute “parachute payments” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), in form and substance reasonably satisfactory to the Purchaser, and shall cause the Company to use its reasonable best efforts to seek stockholder approval (in a manner satisfactory to the Purchaser), by such number of stockholders as is required pursuant to Section 280G(b)(5)(B) of the Code, of all such payments and/or benefits (the “Shareholder Approval”), such that such payments and benefits shall not be deemed to be “parachute payments” under Section 280G of the Code and that the deduction of such payments and/or benefits will not be limited by the application of Section 280G of the Code and the applicable regulations thereunder, in each case, if such Waivers and Shareholder Approval are obtained. The Seller will cause the Company to provide Purchaser with a reasonable opportunity to review and comment on all calculations and documents prepared in connection with the foregoing and will make such modifications thereto as are reasonably requested by Purchaser.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.01 Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated hereby are subject to the satisfaction of the following conditions on or before the Closing, any and all of which may be waived in whole or in part by the Purchaser to the extent permitted by applicable Law:

(a) No Misrepresentations or Breach of the Seller’s Covenants. (i) The Seller shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date, (ii) the representations and warranties of the Seller contained in Article III of this Agreement (without taking into account any materiality or “Material Adverse Effect” qualifiers) shall be true and correct in all respects as of the date hereof and at and as of the Closing Date (except to the extent that any representation or warranty speaks as of an earlier date, in which case such representation or warranty shall be true only as of such earlier date), except for such inaccuracies that, individually or in the aggregate, would not result in a Material Adverse Effect, and (iii) the Purchaser shall have received a certificate signed by a duly authorized officer of the Seller, to the foregoing effect.

(b) Receipt of Shares. The Purchaser shall have received from the Seller certificates evidencing all of the then-issued and outstanding Shares, duly endorsed in blank or accompanied by a stock power duly executed in blank, in proper form for transfer.

(c) Documents. The Purchaser shall have received a counterpart signature page for each Document to which the Seller or an Acquired Entity is specified to be a party, duly executed by the Seller or Acquired Entity as well as all other documents required to be delivered by the Seller on or prior to the Closing Date pursuant to this Agreement or otherwise reasonably required in order to consummate the transactions contemplated hereby.

(d) Board Declaration. The Purchaser shall have received a declaration of the board of directors of the Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of the Seller authorizing the execution, delivery and performance of this Agreement and the Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(e) Phantom Plan Assignment. The Purchaser shall have received a fully-executed Phantom Plan Assignment signed by the Seller and the Company.

(f) FIRPTA Certificate. The Purchaser shall have received a fully-executed FIRPTA Certificate signed by the Company.

(g) Lock-Up Agreement. The Purchaser shall have received a fully-executed Lock-Up Agreement in substantially the form attached hereto as Exhibit F.

Section 6.02 Conditions to Obligations of the Seller. The obligations of each of the Seller to consummate the transactions contemplated hereby are subject to the satisfaction of the following conditions, any and all of which may be waived in whole or in part by the Seller to the extent permitted by applicable law:

(a) No Misrepresentations or Breach of Covenants and Warranties. (i) The Purchaser shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date, (ii) the representations and warranties of the Purchaser contained in Article IV of this Agreement (without taking into account any materiality qualifiers) shall be true in all material respects as of the date hereof and at and as of the Closing Date (except to the extent that any representation or warranty speaks as of an earlier date, in which case such representation or warranty shall be true only as of such earlier date), except for such inaccuracies that, individually or in the aggregate, would not materially adversely affect the ability of the Purchaser to consummate the transactions contemplated hereby, and (iii) the Seller shall have received a certificate signed by a duly authorized officer of the Purchaser to the foregoing effect.

(b) Payment of Cash Purchase Price. The Seller shall have received the Cash Purchase Price in accordance with Section 2.03; provided, however, that if the Seller has requested in the Seller’s sole discretion that a portion of the Cash Purchase Price be directed to Phantom Plan Participants (after the Seller has delivered an assignment of its rights to receive such portion of the Cash Purchase Price to such Phantom Plan Participants), then such portion of the Cash Purchase Price (which will include all amounts attributable to the employment taxes related to such portion (including the employer portion of all payroll taxes)) shall have been contributed to the Company for payment to the Phantom Plan Participants in accordance with the Phantom Plan.

(c) Issuance of Purchase Price Common Stock. The Seller shall have been issued the Purchase Price Common Stock in accordance with Section 2.04.

(d) Documents. The Seller shall have received a counterpart signature page for each Document to which the Purchaser is specified to be a party, duly executed by the Purchaser as well as all other documents required to be delivered by the Purchaser on or prior to the Closing Date pursuant to this Agreement or otherwise reasonably required in order to consummate the transactions contemplated hereby.

(e) Secretary’s Certificate. The Seller shall have received certificates of the Secretary or an Assistant Secretary (or equivalent officer) of the Purchaser certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of the Purchaser authorizing the execution, delivery and performance of this Agreement and the Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(f) Resignations. The Seller shall have received evidence of the resignations of each director, officer and employee of the Purchaser, each in form and substance reasonably satisfactory to the Seller.

(g) Registration Rights. The Seller and the Purchaser shall have entered into the Registration Rights Agreement in the form attached as Exhibit C hereto.

(h) No Unapproved Preferred Shares. Except for the Preferred Shares issued pursuant to the Preferred Subscription Agreement, no Preferred Shares shall have been issued to any Person in an amount or on terms other than those approved with the prior written consent of the Seller.

(i) Listing. After giving effect to the Transactions, the Purchaser will be listed as a public company on, and the shares of Purchaser Common Stock will be tradable over, the applicable Nasdaq market(s).

(j) Second Amended and Restated Certificate of Incorporation Required Proposals. The Second Amended and Restated Certificate of Incorporation Required Proposals shall have been adopted and approved, and shall be effective as of the Closing.

(k) Board and Committee Appointments. The members of the board of directors of the Purchaser, and any committees thereof, in each case as set forth in Section A of Annex II hereto (subject to any changes thereto made in accordance with this Agreement), shall have been approved and appointed to their respective position(s) (including any role as chairman indicated thereon), and the Purchaser shall have offered each of the same the opportunity to enter an agreement for indemnification (in addition to the indemnification provided for in the Purchaser Governing Documents), effective as of the Closing and in the form attached as Exhibit E hereto.

(l) Investor Agreements; Founder Voting Agreement. Each of the Investor Agreements and the Founder Voting Agreement shall remain in full force and effect, and the parties thereto shall be in compliance with the terms and conditions thereof in all material respects, and if Seller shall have exercised its rights to enforce any Investor Agreement or the Founder Voting Agreement pursuant to the terms thereof and hereof, such Subscriber (as defined in the applicable Investor Agreement) or Founder Stockholder, as applicable, shall have complied with and consummated its obligations with respect thereto.

(m) Excess Purchaser Expenses. There shall be no Excess Purchaser Expenses paid or owed by the Purchaser.

(n) Completion of Offer. The Offer shall have been completed in accordance with the Proxy Statement.

(o) Invoices for Purchaser Expenses. Seller shall have received (i) final invoices from all services providers to Purchaser in respect of Transaction Expenses stating that the amount set forth in such invoice shall constitute payment in full for all services provided by such service provider to Purchaser in connection with the transactions through the Closing Date, or (ii) if such invoice for such service provider is not delivered, a copy of the Contract that has been entered into between the Purchaser and such service provider.

(p) Lock-Up Agreement. The Seller shall have received a fully-executed Lock-Up Agreement in substantially the form attached hereto as Exhibit G.

(q) Retirement of Lockup Shares. The Sponsor shall have forfeited, and the Purchaser shall have retired and canceled, a number of shares of Purchaser Common Stock held by the Sponsor equal to the number of Utilization Fee Shares (as defined in the Backstop Agreement).

Section 6.03 Conditions to Each Party’s Obligations. The obligations of each party hereto to consummate the transactions contemplated hereby are subject to the satisfaction of the following conditions:

(a) Receipt of HSR Approval and Other Regulatory Approvals. The HSR Approval and all other Regulatory Approvals shall have been obtained or given, if any.

(b) No Restraint. No provision of any applicable Law or Governmental Order shall be in effect prohibiting the consummation of the transactions contemplated hereby, and there shall not be any pending Investigation by any Governmental Authority which would reasonably be expected to result in the issuance of any such Order.

(c) Required Purchaser Stockholder Approval. This Agreement and the Transactions shall have been approved by the requisite vote of the stockholders of Purchaser in accordance with the Proxy Statement.

ARTICLE VII

TERMINATION

Section 7.01 Termination by Mutual Consent. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing by the mutual written consent of the Purchaser and the Seller.

Section 7.02 Termination by the Purchaser or the Seller. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing by either the Purchaser or the Seller if any permanent injunction or other order of any Governmental Authority preventing the consummation of the transactions contemplated hereby shall have become final and non-appealable.

Section 7.03 Termination by the Purchaser. The Purchaser may terminate this Agreement at any time prior to the Closing by written notice to the Seller:

(a) upon a material breach of any representation, warranty, covenant or agreement on the part of the Seller set forth in this Agreement or the other Documents, or if any representation or warranty of the Seller shall have become untrue, incomplete or incorrect, in either case such that the conditions set forth in Section 6.01(a) would not be satisfied; provided, however, that the Seller shall have ten Business Days after written notice of such default, specifying in reasonable detail the nature of such default, to cure such breach if the Seller is reasonably capable of curing such breach; or

(b) if the Closing shall not have occurred by March 31, 2015 (the “Termination Date”); provided, that the failure of the Closing to occur on or before such date is not due to the failure by the Purchaser to perform and comply in all material respects with its covenants and agreements contained in this Agreement or any of the other Documents that are required to be performed or complied with at or prior to Closing.

Section 7.04 Termination by the Seller. The Seller may terminate this Agreement at any time prior to the Closing by written notice to the Purchaser:

(a) if the Cash Purchase Price is less than $100,000,000 or if, at any time prior to the conclusion of the Offer, as a result of requests for redemption from the Purchaser Trust, the Cash Purchase Price, will be less than $100,000,000;

(b) upon a material breach of any representation, warranty, covenant or agreement on the part of the Purchaser set forth in this Agreement or the other Documents, or if any representation or warranty of the Purchaser shall have become untrue, incomplete or incorrect, in either case such that the conditions set forth in Section 6.02(a) would not be satisfied; provided, however, that the Purchaser shall have ten Business Days after written notice of such default, specifying in reasonable detail the nature of such default, is given to the Purchaser by the Seller for the Purchaser to cure such breach; or

(c) if the Closing shall not have occurred by the Termination Date, provided, that the failure of the Closing to occur on or before such date is not due to the failure by the Seller to perform and comply in all material respects with its covenants and agreements contained in this Agreement or any of the other Documents that are required to be performed or complied with at or prior to Closing.

Section 7.05 Effect of Termination. If this Agreement is terminated pursuant to this Article VII, all further obligations of the parties under this Agreement (other than those contained in Section 5.05, this Article VII, Article X and the Confidentiality Agreement, which shall continue in effect) shall be terminated and shall be of no further force and effect, and no party hereto will have any further liability to any other party hereto; provided, that nothing herein shall relieve any party from liability for such party’s willful breach of this Agreement prior to such termination; provided further, and notwithstanding anything to the contrary set forth in this Agreement, that in the event of termination of this Agreement in accordance with its terms neither the Seller nor the Purchaser shall be relieved or released from liability for willful breach of this Agreement or for intentional fraud under applicable Law.

ARTICLE VIII

TAX MATTERS

Section 8.01 Cooperation. After the Closing Date, the Purchaser and the Seller shall provide each other with reasonable cooperation in connection with the preparation of Tax Returns of the Acquired Entities and shall make available to the other and to any taxing authority as reasonably requested, all information, records or documents relating to Tax liabilities or potential Tax liabilities of the Acquired Entities for all periods that end prior to or on the Closing Date and shall preserve all such information, records and documents until the expiration of any statute of limitations or extensions thereof.

ARTICLE IX

POST-CLOSING COVENANTS

Section 9.01 Director and Officer Liability; Indemnification.

(a) If the Closing occurs, the Purchaser shall cause all rights to indemnification and all limitations on liability existing in favor of any employee, officer, director, managing member or manager of the Acquired Entities, in each case that is an individual (collectively, the “Company Indemnitees”), as provided in the Organizational Documents of the Acquired Entities to survive the consummation of the transactions contemplated hereby and continue in full force and effect and be honored by the Acquired Entities after the Closing. The obligations of the Purchaser under this Section 9.01(a) shall not be terminated or modified in such a manner as to adversely affect any Company Indemnitee to whom this Section 9.01(a) applies without the consent of such affected Company Indemnitee (it being expressly agreed that the Company Indemnitees to whom this Section 9.01(a) applies shall be third party beneficiaries of this Section 9.01(a)). If the Closing occurs, the Purchaser shall cause the Acquired Entities to pay all expenses to any Company Indemnitee incurred in successfully enforcing the indemnity or other obligations provided for in this Section 9.01(a).

(b) In the event the Purchaser, the Acquired Entities or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets or stock or other equity interests to any Person, then and in each such case, the Purchaser shall ensure that proper provision shall be made so that the successors and assigns of the Purchaser or the Acquired Entities, as the case may be (or their respective successors and assigns), shall assume the obligations set forth in Section 9.01.

(c) The Seller shall, or shall cause its Affiliates to, obtain at its or their expense a “tail” directors’ and officers’ liability insurance policy, effective for a period of at least six years from the Closing Date, for the benefit of the Acquired Entities or any of their officers and directors, as the case may be, with respect to claims arising from facts or events that occurred on or before the Closing Date.

Section 9.02 Preservation of, and Access to, Books and Records. For a period of six and one-half years from and after the Closing (or such longer period as may be required by any Governmental Authority or ongoing claim):

(a) The Purchaser shall not, and shall not permit any Acquired Entity to, destroy, alter or otherwise dispose of any of the books and records and files of any of the Acquired Entities relating to the period preceding the Closing Date, without first giving thirty (30) days’ prior written notice to the Seller. Upon such notice, the Seller shall have the right, at its option and expense, upon prior written notice to the Purchaser within such 30-day period, to take possession of the records and files within 15 days after the date of such notice. The Purchaser shall bear the costs associated with preserving these records.

(b) The Purchaser shall allow, and shall cause the Acquired Entities to allow, the Seller and any of the Seller’s Representatives reasonable access during normal business hours to all employees and files of the Acquired Entities and any books and records and other materials of the Acquired Entities relating to periods prior to the Closing Date in connection with general business purposes, whether or not relating to or arising out of this Agreement or the transactions contemplated hereby (including the preparation of any Tax Return, amended Tax Return or claim for refund of Taxes (and any materials necessary for the preparation of any of the foregoing), and financial statements for periods ending on or prior to the Closing Date), to comply with the rules and regulations of the Internal Revenue Service or any other Governmental Authority or otherwise relating to the Seller’s other businesses or operations, including in connection with the preparation and audit of a Company’s financial statements.

Section 9.03 Insurance Matters. The Seller shall be entitled to receive and retain (i) any insurance refunds in respect of the Acquired Entities relating to periods prior to the Closing Date, and (ii) any refunds or returns received after the Closing Date of prepayments which were made prior to the Closing Date under insurance policies covering the Acquired Entities.

Section 9.04 Communications. From the date hereof until the Closing, the Purchaser shall not communicate, directly or indirectly, whether in writing or verbally, with any employees of the Acquired Entities, whether relating to employee benefits or post-Closing terms of employment or otherwise, without the prior written consent of Sellers.

ARTICLE X

GENERAL PROVISIONS

Section 10.01 Expenses.

(a) Except as expressly provided herein, at the Closing, (x) each of the Seller and the Purchaser shall cause the Company to pay (i) up to $10,000,000 of Transaction Expenses incurred by the Seller and its Affiliates and (ii) up to $15,000,000 of Transaction Expenses incurred by the Purchaser and its Affiliates; provided, however, that, notwithstanding the foregoing, and in connection with delivery of the Seller Closing Notice in accordance with Section 2.03(b), the Seller may require that all or any portion of the Purchaser’s Transaction Expenses described in the foregoing clause (ii) be paid from the Purchaser Trust rather than by the Company, (y) the Seller shall pay any and all of its Transaction Expenses in excess of $10,000,000 and (z) the Sponsor shall pay any and all of the Purchaser’s Transaction Expenses in excess of the sum of $15,000,000 plus the balance, on the Closing Date, of the Non-Trust Expense Account (the “Excess Purchaser Expenses”), as a result of which none of such excess shall at any time following the date hereof be paid by the Purchaser or result in any payment or other obligation of the Purchaser. The Purchaser shall not bear any costs or expenses of any kind incurred by the Sponsor. Except as expressly provided herein, if this Agreement is terminated in accordance herewith, then each of the Seller and the Purchaser shall pay any and all of its Transaction Expenses.

(b) “Transaction Expenses”, with respect to each of the Seller and the Purchaser, means all of its costs and expenses incident to the negotiation and preparation of this Agreement and the other Documents and the performance and compliance with all agreements and conditions contained herein to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants, due diligence expenses, advisory and consulting fees (including fees of Cerberus Operations & Advisory Company, LLC), underwriting and other third-party fees required to consummate the Transactions and other costs and expenses associated with any of the foregoing; provided, that notwithstanding anything to the contrary herein, expenses with respect to the arrangements listed as items 7 and 8 on Annex I hereto do not constitute “Transaction Expenses” hereunder.

(c) At least five (5) Business Days prior to the Closing, each of the Seller and the Purchaser shall deliver to the other party hereto a statement, setting forth in reasonable detail, and accompanied by reasonable documentation, an estimate of the amount at Closing of such party’s Transaction Expenses (each, a “Transaction Expense Statement”). The Transaction Expense Statement delivered by the Purchaser shall also include a statement, as of the Closing Date, of the amount of cash held by the Purchaser Trust upon conclusion of the Offer (including any amounts contributed to the Purchaser Trust in connection with the underwriter’s over-allotment option (as described in the Proxy), as may have been reduced by reasonable withdrawals of interest thereon to pay Taxes in connection therewith).

Section 10.02 Survival. The agreements and obligations of the parties under Section 7.05 and this Article X shall survive, as the case may be, (i) the termination of this Agreement in accordance with Article VII hereof or (ii) the Closing. The agreements and obligations of the parties under Article IX hereof shall survive the Closing and shall continue in accordance with their terms. No representations or warranties or other covenants and agreements in this Agreement shall survive the Closing and or the termination of this Agreement. Notwithstanding the foregoing, the representations and warranties in Section 3.02(b) shall survive the Closing until the one-year anniversary of the Closing Date (on which date such representations and warranties shall terminate), and the Purchaser shall be entitled to make a claim against the Seller for a breach thereof until such date; provided that, except in the case of intentional fraud, Purchaser shall not be entitled to claim or recover with respect to a breach thereof an aggregate monetary amount in excess of the Cash Purchase Price.

Section 10.03 Consequences of Breach. Except in the case of intentional fraud, there shall be no remedy available to the Purchaser or the Acquired Entities and their respective successors and permitted assigns, their respective officers, directors, managers, employees, Affiliates and Representatives (collectively, the “Purchaser Parties”) for any and all losses (including all Losses) that are sustained or incurred by any of the Purchaser Parties by reason of, resulting from or arising out of any breach of or inaccuracy in any of the Seller’s representations or warranties contained in this Agreement. Except for the purposes of determining the obligations of the Purchaser to consummate the transactions contemplated by this Agreement in accordance with Section 6.01(a)(ii), (a) the representations and warranties provided by the Seller in this Agreement (including Article III) are provided for informational purposes only and (b) the Seller shall have no liability to any Purchaser Party for any Losses incurred due to any fact or circumstance that constitutes a breach of any representation or warranty of the Seller contained in this Agreement. Except in the case of intentional fraud, there shall be no remedy available to the Seller and its respective successors and permitted assigns, its respective officers, directors, managers, employees, Affiliates and Representatives (collectively, the “Seller Parties”) for any and all losses (including all Losses) that are sustained or incurred by any of the Seller Parties by reason of, resulting from or arising out of any breach of or inaccuracy in any of the Purchaser’s representations or warranties contained in this Agreement. Except for the purposes of determining the obligations of the Seller to consummate the transactions contemplated by this Agreement in accordance with Section 6.02(a)(ii), (a) the representations and warranties provided by the Purchaser in this Agreement (including Article IV) are provided for informational purposes only and (b) the Purchaser shall have no liability to any Seller Party for any Losses incurred due to any fact or circumstance that constitutes a breach of any representation or warranty of the Purchaser contained in this Agreement.

Section 10.04 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware (without reference to its choice of law rules).

Section 10.05 Consent to Jurisdiction. Each party hereby irrevocably and unconditionally (a) agrees that any Action, at Law or equity, arising out of or relating to this Agreement or any agreements or transactions contemplated hereby shall only be brought in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction, then in the applicable Delaware state court), or if under applicable Law exclusive jurisdiction of such Action is vested in the federal courts, then the United States District Court for the District of Delaware, (b) expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and (c) waives and agrees not to raise (by way of motion, as a defense or otherwise) any and all jurisdictional, venue and convenience objections or defenses that such party may have in such Action. Each party hereby irrevocably and unconditionally consents to the service of process of any of the aforementioned courts. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or commence legal proceedings or otherwise proceed against any other party in any other jurisdiction to enforce judgments obtained in any Action brought pursuant to this Section 10.05.

Section 10.06 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.04.

Section 10.07 Notices. All notices or other communications, including service of process, required or permitted hereunder shall be in writing and shall be deemed given or delivered and received on the earliest of (a) the day when delivered, if delivered personally, (b) two Business Days after deposit with a nationally-recognized courier or overnight service such as Federal Express (or upon any earlier receipt confirmed in writing by such service), (c) five Business Days after mailing via U.S. certified mail, return receipt requested, or (d) on the date received (or if such date is not a Business Day, then on the next Business Day) if transmitted by facsimile, in each case addressed as follows:

If to the Purchaser, to:

Hennessy Capital Acquisition Corp.

700 Louisiana Street, Suite 900

Houston, Texas 77002

Attention: Daniel J. Hennessy

Fax No.: (312) 876-3854

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

One South Dearborn

Chicago, Illinois 60603

Attention: Jeffrey N. Smith, Dirk W. Andringa

Facsimile: (312) 853-7036

and to:

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Floor

New York, NY 10105

Attention: Stuart Neuhauser

Facsimile: (212) 370-7889

If to the Seller:

and, if to Traxis, to:

The Traxis Group B.V.

c/o Cerberus Capital Management L.P.

875 Third Avenue

New York, NY 10022

Attention: Dev Kapadia

Fax No.: (212) 755-3009

with a copy (which shall not constitute notice) to:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, New York 10022

Attention: Richard A. Presutti, Esq.

Fax No.: (212) 593-5955

and/or to such other address and/or addressee as any such party has specified by prior written notice to the other parties hereto in accordance with this Section 10.07.

Section 10.08 Successors and Assigns; Benefit.

(a) The rights of any party under this Agreement shall not be assignable by such party without the written consent of the other parties hereto. No assignment shall relieve the assigning party of any of its obligations hereunder.

(b) This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein express or implied shall give or be construed to give to any Person, other than the parties hereto and such permitted assigns, any legal or equitable rights hereunder.

Section 10.09 Entire Agreement; Amendments; Waiver.

(a) This Agreement and the Exhibits and Schedules referred to herein, the Documents and the Confidentiality Agreement contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements, understandings or intents, whether express or implied, between or among any of the parties hereto with respect to such subject matter.

(b) No amendment or modification of this Agreement shall be binding or effective for any purpose unless it is made in a writing signed by all of the parties hereto. No waiver of this Agreement shall be binding or effective for any purpose unless it is made in a writing signed by the party against whom enforcement of such waiver is sought. No course of dealing between the parties to this Agreement shall be deemed to modify, amend or discharge any provision or term of this Agreement. No delay or failure by any party to this Agreement in the exercise of any of its rights or remedies shall operate as a waiver thereof, and no single or partial exercise by any party to this Agreement of any such right or remedy shall preclude any other or further exercise thereof. A waiver of any right or remedy on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on any other occasion.

Section 10.10 Interpretation. Article, titles and headings to Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. The references herein to Sections, Articles, Exhibits and Schedules, unless otherwise indicated, are references to Sections and Articles of and Exhibits and Schedules to this Agreement. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires. In this Agreement, except to the extent that the context otherwise requires: (a) “days” means calendar days unless otherwise indicated; (b) “$” or “US$” means United States Dollars; (c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”; (d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement; (e) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein; (f) references to a Person are also to its permitted successors and assigns; (g) all references to dollar amounts in this Agreement shall mean U.S. dollars unless otherwise indicated and all payments hereunder shall be in US$; and (i) words in the singular include the plural, words in the plural include the singular, and words applicable to one gender shall be construed to apply to each gender.

Section 10.11 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

Section 10.12 Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each of the other parties hereto. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 10.13 Time. Time shall be of the essence in and for purposes of this Agreement.

Section 10.14 Sales and Transfer Taxes. The Purchaser shall pay and shall hold the Seller harmless from and against all stock transfer Taxes, recording fees, stamp Taxes and other sales, transfer, use, excise, purchase and similar Taxes, if any, imposed in connection with or as a result of the acquisition of the Acquired Entities by the Purchaser or the other transactions contemplated by this Agreement.

Section 10.15 Disclosure Schedule. The Disclosure Schedule is qualified in its entirety by reference to the specific provisions of this Agreement and is not intended to constitute, and shall not be construed as constituting, representations or warranties of the Seller, except as and to the extent provided in this Agreement. The specification of any dollar amount in the representations or warranties (as applicable) contained in this Agreement or the inclusion of any specific item in the Disclosure Schedule is not intended to imply that such amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed or are within or outside of the ordinary course of business, and none of the parties hereto shall use the fact of the setting forth of such amounts or the fact of the inclusion of any such item in the Disclosure Schedule in any dispute or controversy with any party as to whether any obligation, item or matter not included in a section of the Disclosure Schedule is or is not required to be disclosed (including whether such amounts or items are required to be disclosed as material) or in the ordinary course of business for the purposes of this Agreement. If any information required by this Agreement to be furnished in any section of the Disclosure Schedule is contained in this Agreement or in any section of the Disclosure Schedule, such information shall be deemed to be included in all sections of the Disclosure Schedule to the extent it is reasonably apparent that such information is applicable to such other section of the Disclosure Schedule. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. In no event shall any disclosure of such additional matters be deemed or interpreted to broaden or otherwise amend any of the covenants or representations or warranties in this Agreement. The information contained in the Disclosure Schedule is disclosed solely for purposes of this Agreement, and no information contained therein shall be deemed to be an admission by any party thereto to any third party of any matter whatsoever, including of any violation of law or breach of any agreement. Headings have been inserted in the sections of the Disclosure Schedule for the convenience of reference only and shall to no extent have the effect of amending or changing the express description of the sections as set forth in this Agreement.

Section 10.16 Remedies; Specific Performance. The parties hereto acknowledge that money damages would not be an adequate remedy at Law if any party fails to perform in any material respect any of its obligations hereunder and accordingly agree that each party, in addition to any other remedy to which it may be entitled at Law or in equity, shall be entitled to seek an injunction or similar equitable relief restraining such party from committing or continuing any such breach or threatened breach or to seek to compel specific performance of the obligations of any other party under this Agreement, without the posting of any bond, in accordance with the terms and conditions of this Agreement in any court of the United States or any State thereof having jurisdiction, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at Law. No remedy shall be exclusive of any other remedy, and all available remedies shall be cumulative.

Section 10.17 No Recourse. Except in the case of intentional fraud, all actions, claims, obligations, liabilities or causes of actions (whether in contract or in tort, in law or in equity, or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to: (a) this Agreement, (b) the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), (c) any breach of this Agreement and (d) any failure of the Transactions to be consummated, may be made only against (and, without prejudice to the rights of any express third party beneficiary to whom rights under this Agreement inure pursuant to Section 10.08), are those solely of the Persons that are expressly identified as parties to this Agreement and not against any Released Party. Except in the case of intentional fraud, no other Person, including any director, officer, employee, incorporator, member, partner, manager, stockholder, optionholder, Affiliate, agent, attorney or representative of, or any financial advisor or lender to, any party to this Agreement, or any director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney or representative of, or any financial advisor or lender (each of the foregoing, a “Released Party”) to any of the foregoing shall have any liabilities (whether in contract or in tort, in law or in equity, or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (a) through (d) and each Party, on behalf of itself and its Affiliates, hereby irrevocably releases and forever discharges each of the Released Parties from any such liability or obligation.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have duly executed this Purchase Agreement as of the date first above written.

THE PURCHASER:

HENNESSY CAPITAL ACQUISITION CORP.

By:	/s/ Daniel J. Hennessy
Name: Daniel J. Hennessy
Title: Chief Executive Officer

SOLELY FOR THE PURPOSES OF SECTION 10.01(a) HEREOF:

THE SPONSOR:

HENNESSY CAPITAL PARTNERS I LLC

By:	/s/ Daniel J. Hennessy
Name: Daniel J. Hennessy
Title: Managing Member

Signature Page to Purchase Agreement

IN WITNESS WHEREOF, the parties have duly executed this Purchase Agreement as of the date first above written.

THE SELLER:

THE TRAXIS GROUP B.V.

By:	/s/ Dev Kapadia
Name: Dev Kapadia
Title: Managing Director

Annex B

FAIRNESS OPINION OF BMO CAPITAL MARKETS

September 14, 2014

CONFIDENTIAL

Board of Directors

Hennessy Capital Acquisition Corp.

700 Louisiana Street

Suite 900

Houston, TX 77002

Members of the Board:

BMO Capital Markets Corp. (“BMOCM” or “we”) has been advised that Hennessy Capital Acquisition Corp., a Delaware corporation (“Hennessy Capital” or the “SPAC”), is considering entering into a purchase agreement (the “Purchase Agreement”) with The Traxis Group B.V., a limited liability company existing under the laws of the Netherlands (the “Seller”), pursuant to which Hennessy Capital will acquire (the “Transaction”), through a combination of cash, shares of Hennessy Capital common stock and the assumption of certain indebtedness, all of the issued and outstanding capital stock of School Bus Holdings, a Delaware corporation (the “Target” or the “Company”), for a total purchase price to be paid to the Seller at closing of $255 million (the “Proposed Consideration”). The Proposed Consideration will be comprised of $100 million in cash and $155 million in newly-issued shares of Hennessy Capital common stock, in each case subject to adjustment as set forth in the Purchase Agreement.

The Board of Directors of Hennessy Capital (the “Board”) has requested that we render an opinion, as investment bankers, as to (i) the fairness, from a financial point of view, to the SPAC of the Proposed Consideration to be paid by the SPAC in the Transaction, and (ii) whether the enterprise value of the Company implied by the various financial analyses we conducted in connection with our opinion equals or exceeds 80% of the amount held by the SPAC in trust for the benefit of its public stockholders (excluding any deferred underwriter fees and taxes payable on the income earned on the trust account).

For purposes of this opinion, we have reviewed the draft of the Purchase Agreement provided to us by the Company on September 11, 2014 (the “Draft Purchase Agreement”). We have assumed that the final Purchase Agreement will not differ in any material respect from the Draft Purchase Agreement, and will reflect the terms of the Draft Purchase Agreement.

In arriving at our opinion set forth below, we have reviewed, among other things:

1)	audited financial statements of the Target and its predecessors for the fiscal years 2005 through 2013;

2)	public filings for Hennessy Capital, including the final prospectus dated January 16, 2014;

3)	legal diligence reports on the Target by Sidley Austin provided on September 13, 2014;

4)	draft financial diligence report on the Target by KPMG dated September 12, 2014;

5)	draft tax diligence report on the Target by KPMG dated August 31, 2014;

6)	draft Purchase Agreement received at 9:36AM Central Time, on September 11, 2014;

7)	draft term sheets for the proposed Convertible Preferred Stock and Common Equity Backstop received on September 11, 2014; and

8)	certain historical and projected financial and operating information relating to the Target’s business, earnings, assets, liabilities and prospects of Hennessy Capital and the Target, including, without limitation, the projection model, as prepared by Hennessy Capital, of the Target (the “Projection Model”).

In addition, we have,

1)	conducted discussions with members of senior management of Hennessy Capital and the Company concerning their view of the Company’s operations, financial condition and prospects on a stand-alone basis and as a part of Hennessy Capital;

2)	reviewed certain financial and stock market information for selected publicly traded companies that we deemed to be relevant;

3)	reviewed the financial terms, to the extent publicly available, of selected acquisitions of companies in the Target’s industry which we deemed to be relevant;

4)	performed discounted cash flow analyses for the Target based on Hennessy Capital provided projections;

5)	compared the enterprise values of the Target implied by the various financial analyses we conducted to the amount held by the SPAC in trust for the benefit of its public stockholders (excluding any deferred underwriters fees and taxes payable on the income earned on the amount held in trust);

6)	analyzed selected macroeconomic and other commercial factors which we deemed to be relevant to the Target’s industry and prospects; and

7)	performed such other studies and analyses, conducted such discussions, and reviewed such other presentations, reports, and materials as we deemed appropriate.

In rendering our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us by Hennessy Capital or their representatives or advisors, the Target or their representatives or advisors, or obtained by us from other sources. We have not independently verified (nor assumed any obligation to verify) any such information, undertaken an independent valuation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such valuation or appraisal. We have not evaluated the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. We also have assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the proposed acquisition will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, no restrictions, terms, or conditions will be imposed that would be material to our analysis. We have has also assumed that the Transaction will be consummated in accordance with the terms of the Purchase Agreement, without any waiver, modification or amendment of any terms, condition or agreement that would be material to its analysis, that the representations and warranties of each party contained in the Purchase Agreement would be true and correct, that each party would perform all of the covenants and agreements required to be performed by it under the Purchase Agreement and that all conditions to the consummation of the Transaction would be satisfied without waiver or modification. With respect to financial projections for the Company (including, without limitation, the Projection Model), we have been advised by Hennessy Capital, and we have assumed, without independent investigation, that they have been reasonably prepared and reflect the best currently available estimates and good faith judgment of Hennessy Capital of the expected future competitive, operating and regulatory environments and related financial performance of the Company. We express no opinion with respect to such projections, including the assumptions on which they are based. Furthermore, we have not assumed any obligation to conduct, and have not conducted, any physical inspection of the properties or facilities of the Company.

For the purposes of its analyses, BMOCM considered the Proposed Consideration assuming the issuance of a number of Hennessy Capital shares based upon the value per share of Hennessy Capital common stock of $10.00, which Hennessy Capital advised BMOCM, and BMOCM (with the consent of the Board of Directors of Hennessy Capital) assumed, was a reasonable basis upon which to evaluate the Hennessy Capital common stock. We have been advised by Hennessy Capital that the amount held by the SPAC in trust for the benefit of its public stockholders (excluding any deferred underwriters fees and taxes payable on the income earned on the amount held in trust) is not less than $115.0 million.

Our opinion is necessarily based upon financial, economic, market and other conditions and circumstances as they exist and can be evaluated, and the information made available to us, as of the date hereof. We disclaim any undertakings or obligations to advise any person of any change in any fact or matter affecting the opinion which may come or be brought to our attention after the date of the opinion.

Our opinion does not constitute a recommendation as to any action the Board should take in connection with the Transaction or the other transactions contemplated by the Draft Purchase Agreement or any aspect thereof and is not a recommendation to any director of Hennessy Capital on how such person should vote with respect to the Transaction or related transactions and proposals. Our opinion relates solely to (i) the fairness, from a financial point of view, to the SPAC of the Proposed Consideration to be paid by the SPAC in the Transaction, and (ii) whether the enterprise value of the Company implied by the various financial analyses we conducted in connection with our opinion equals or exceeds 80% of the amount held by the SPAC in trust for the benefit of its public stockholders (excluding any deferred underwriter fees and taxes payable on the income earned on the trust account). We express no opinion herein as to the relative merits of the Transaction and any other transactions or business strategies discussed by the Board as alternatives to the Transaction or the decision of the Board to proceed with the Transaction, nor do we express any opinion on the structure, terms or effect of any other aspect of the Transaction or the other transactions contemplated by the Draft Purchase Agreement. Our opinion does not in any manner address the prices at which Hennessy Capital’s common stock or other securities will trade following the announcement or consummation of the Transaction. We are not experts in, and this opinion does not address, any of the legal, tax or accounting aspects of the Transaction, including, without limitation, whether or not the Transaction or the other transactions contemplated by the Draft Purchase Agreement constitute a change of control under any contract or agreement to which the Company or any of their respective subsidiaries is a party. We have relied solely on the Hennessy Capital’s legal, tax and accounting advisors for such matters.

BMOCM has acted as financial advisor to Hennessy Capital with respect to the transactions contemplated by the Draft Purchase Agreement, will receive a fee for our services, a substantial portion of which is contingent upon the completion of the Transaction and will receive a fee for rendering this opinion. In addition, Hennessy Capital has agreed to indemnify us against certain liabilities arising out of our engagement.

BMOCM, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are providing, and have in the past provided, certain investment banking services to Hennessy Capital or its affiliates, and certain of our affiliates are providing, and may have in the past provided, corporate banking services to Hennessy Capital, or its affiliates from time to time, including, without limitation, in connection with any borrowings under the existing credit facilities of affiliates of Hennessy Capital in which we participate. We or our affiliates may provide investment and corporate banking services to Hennessy Capital, the Target and the Seller and their respective affiliates in the future, for which we or they may have received or will receive customary fees. BMOCM provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including, without limitation, derivative securities, of Hennessy Capital or its affiliates for its own account and for the accounts of customers.

Our opinion has been approved by a fairness opinion committee of BMOCM. Our opinion has been prepared at the request and solely for the benefit and use of the Board of Directors of Hennessy Capital in its evaluation of (i) the fairness, from a financial point of view, to the SPAC of the Proposed Consideration to be paid by the SPAC in the Transaction, and (ii) whether the enterprise value of the Company implied by the various financial analyses we conducted in connection with our opinion equals or exceeds 80% of the amount held by the SPAC in trust for the benefit of its public stockholders (excluding any deferred underwriter fees and taxes payable on the income earned on the trust account). Our opinion may not be relied upon by any other person (including, without limitation, any securityholder or creditor of Hennessy Capital or the Target) or used for any other purpose. Our opinion may not be disclosed, in whole or in part, or summarized, excerpted from or otherwise referred to without our prior written consent. Our opinion may be reproduced in full in any disclosure document filed by Hennessy Capital with the Securities and Exchange Commission with respect to the Transaction, provided that any summary of this opinion is in a form acceptable to BMOCM and its counsel.

Based upon and subject to the foregoing, it is our opinion, as investment bankers, that as of the date hereof, (i) the Proposed Consideration is fair, from a financial point of view, to Hennessy Capital, and (ii) the enterprise value of the Company implied by the various financial analyses we conducted in connection with our opinion equals or exceeds 80% of the amount held by the SPAC in trust for the benefit of its public stockholders (excluding any deferred underwriter fees and taxes payable on the income earned on the trust account).

Very truly yours,

/s/ BMO Capital Markets Corp.

Annex C

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

HENNESSY CAPITAL ACQUISITION CORP.

[                    ], 2014

Hennessy Capital Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is Hennessy Capital Acquisition Corp. The original certificate of incorporation was filed with the Secretary of State of the State of Delaware on September 24, 2013 (the “Original Certificate”).

2. The First Amended and Restated Certificate of Incorporation (the “First Amended and Restated Certificate”), which restated and amended in its entirety the Original Certificate, was duly adopted by the Board of Directors of the Corporation (the “Board”) and the stockholders of the Corporation in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware and was filed with the Secretary of State of the State of Delaware on January 16, 2014.

3. This Second Amended and Restated Certificate of Incorporation (the “Second Amended and Restated Certificate”) was duly adopted by the Board and the stockholders of the Corporation in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

4. This Second Amended and Restated Certificate restates, integrates and amends the provisions of the First Amended and Restated Certificate. Certain capitalized terms used in this Second Amended and Restated Certificate are defined where appropriate herein.

5. The text of the First Amended and Restated Certificate is hereby restated and amended in its entirety to read as follows:

ARTICLE I

NAME

The name of the corporation is Blue Bird Corporation (the “Corporation”).

ARTICLE II

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE III

REGISTERED AGENT

The address of the registered office of the Corporation in the State of Delaware is Vcorp Services, LLC, 1811 Silverside Road, Wilmington, DE 19810, City of New Castle County, and the name of the Corporation’s registered agent at such address is Vcorp Services LLC.

ARTICLE IV

CAPITALIZATION

Section 4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock which the Corporation is authorized to issue is 110,000,000 shares, consisting of 100,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), and 10,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

Section 4.2 Preferred Stock.

(a) The Preferred Stock may be issued from time to time in one or more series. The Board is hereby expressly authorized to provide for the issuance of shares of the Preferred Stock in one or more series and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional and other special rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

(b) A total of 2,000,000 shares of Preferred Stock have been designated as the “Series A Convertible Preferred Stock.” The Series A Convertible Preferred Stock has the designations, as well as the rights, preferences and privileges, and the qualifications, limitations and restrictions, set forth on Exhibit A hereto.

Section 4.3 Common Stock.

(a) Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, the holders of the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Second Amended and Restated Certificate (including a Preferred Stock Designation), the holders of the Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of the Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate (including any Preferred Stock Designation).

(b) Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of the Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor, and shall share equally on a per share basis in such dividends and distributions.

(c) Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of the Common Stock held by them.

Section 4.4 Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to purchase shares of any class or series of the Corporation’s capital stock or other securities of the Corporation, and such rights, warrants and options shall be evidenced by instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock subject thereto may not be less than the par value thereof.

ARTICLE V

BOARD OF DIRECTORS

Section 5.1 Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Second Amended and Restated Certificate or the Bylaws (“Bylaws”) of the Corporation, the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL and this Second Amended and Restated Certificate.

Section 5.2 Number, Election and Term.

(a) Subject to the rights of any holder of any series of Preferred Stock to elect directors, the number of directors which shall constitute the whole Board shall be the number from time to time fixed by resolution of the Board (which number shall not be less than five (5) nor more than thirteen (13) and which shall be, upon initial filing of this Second Amended and Restated Certificate, nine (9).

(b) Subject to Section 5.5 hereof, the Board shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. Upon the effectiveness of this Second Amended and Restated Certificate of Incorporation, the members of the Board shall be assigned to such classes in a manner that is consistent with applicable disclosures made by the Corporation in its proxy statement filed with the Securities and Exchange Commission in connection with the approval by the stockholders of the Corporation of this Second Amended and Restated Certificate and of a business combination contemplated by a purchase agreement by and between The Traxis Group, B.V. and the Corporation dated as of September 21, 2014 (the “Business Combination”). The term of the Class II Directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate, the term of the Class III Directors shall expire at the second annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate and the term of the Class I Directors shall expire at the third annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of this

Second Amended and Restated Certificate, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. Subject to Section 5.5 hereof, if the number of directors is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors shorten the term of any incumbent director.

(c) Subject to Section 5.5 hereof, a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(d) Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot. There shall be no cumulative voting. Directors shall be elected by plurality vote.

Section 5.3 Newly Created Directorships and Vacancies. Subject to Section 5.5 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.4 Removal. After the consummation of the Business Combination, if, at any time and for so long as, The Traxis Group B.V., its Affiliates (as used throughout this Second Amended and Restated Certificate, the term “Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on the date this Second Amended and Restated Certificate was filed with the Secretary of State of the State of Delaware) or any person who is an express assignee or designee of The Traxis Group B.V. in respect of its rights hereunder (and such assignee’s or designee’s Affiliates) beneficially own (as used throughout this Second Amended and Restated Certificate, the term “beneficially own” means ownership as determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on the date this Second Amended and Restated Certificate was filed with the Secretary of State of the State of Delaware), in the aggregate, at least 40% of the outstanding shares of Common Stock, any director may be designated for removal and removed from office at any time, with or without cause, by the affirmative vote of a majority of the votes cast by stockholders having the right to vote on the election of directors at a meeting duly held for such purpose. After the consummation of the Business Combination, if The Traxis Group B.V., its Affiliates or any person who is an express assignee or designee of The Traxis Group B.V. in respect of its rights hereunder (and such assignee’s or designee’s Affiliates) beneficially own in the aggregate, less than 40% of the outstanding shares of Common Stock, any director may be designated for removal and removed from office at any time only with cause, by the affirmative vote of a majority of the votes cast by stockholders having the right to vote on the election of directors at a meeting duly held for such purpose.

Section 5.5 Preferred Stock—Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Second Amended and Restated Certificate (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.

ARTICLE VI

BYLAWS

After the consummation of the Business Combination, if, at any time and for so long as, The Traxis Group B.V., its Affiliates or any person who is an express assignee or designee of The Traxis Group B.V. in respect of its rights hereunder (and such assignee’s or designee’s Affiliates) beneficially own, in the aggregate, at least 50% of the outstanding shares of Common Stock, any provision of the Corporation’s Bylaws may be amended, altered, changed or repealed only by the affirmative vote of two-thirds (2/3) of the entire Board or by the holders of at least 66.67% of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class. After the consummation of the Business Combination, if The Traxis Group B.V., its Affiliates or any person who is an express assignee or designee of The Traxis Group B.V. in respect of its rights hereunder (and such assignee’s or designee’s Affiliates) beneficially own, in the aggregate, less than 50% of the outstanding shares of Common Stock, any provision of the Corporation’s Bylaws may be amended, altered, changed or repealed only by the affirmative vote of a majority of the entire Board or by the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class.

ARTICLE VII

MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.1 Meetings. Subject to the rights of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders to call a special meeting is hereby specifically denied.

Section 7.2 Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.3 No Action by Written Consent. Any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such holders and may not be effected by written consent of the stockholders.

ARTICLE VIII

LIMITED LIABILITY; INDEMNIFICATION

Section 8.1 Limitation of Director Liability. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 8.2 Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b) The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Second Amended and Restated Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c) Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Second Amended and Restated Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE IX

CORPORATE OPPORTUNITY

The doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Second Amended and Restated Certificate or in the future.

ARTICLE X

AMENDMENT OF SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate (including any Preferred Stock Designation), in the manner now or hereafter prescribed by this Second Amended and Restated Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges herein conferred upon stockholders, directors or any other persons by and pursuant to this Second Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article X; provided, however, that after the consummation of the Business Combination, if, at any time and for so long as, The Traxis Group B.V., its Affiliates or any person who is an express assignee or designee of The Traxis Group B.V. in respect of its rights hereunder (and such assignee’s or designee’s Affiliates) beneficially own, in the aggregate, at least 50% of the outstanding shares of the Corporation’s capital stock, any provision of this Second Amended and Restated Certificate may be amended, altered, changed or repealed only by the affirmative vote of two-thirds (2/3) of the entire Board and by the holders of at least 66.67% of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class. After the consummation of the Business Combination, if The Traxis Group B.V., its Affiliates or any person who is an express assignee or designee of The Traxis Group B.V. in respect of its rights hereunder (and such assignee’s or designee’s Affiliates) beneficially own, in the aggregate, less than 50% of the outstanding shares of Common Stock, any provision of this Second Amended and Restated Certificate may be amended, altered, changed or repealed only by the affirmative vote of a majority of the entire Board and by the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class.

ARTICLE XI

EXCLUSIVE JURISDICTION

Section 11.1 Exclusive Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Second Amended and Restated Certificate or the Corporation’s Bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers, employees or agents governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction.

Section 11.2 Personal Jurisdiction. If any action the subject matter of which is within the scope of Section 11.1 immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 11.1 immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 11.3 Enforceability. If any provision or provisions of this Article XI shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XI (including, without limitation, each portion of any sentence of this Article XI containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XI.

IN WITNESS WHEREOF, Hennessy Capital Acquisition Corp. has caused this Second Amended and Restated Certificate to be duly executed in its name and on its behalf by an authorized officer as of the date first set forth above.

HENNESSY CAPITAL ACQUISITION CORP.

By:
Name:
Title:

Annex D

BLUE BIRD CORPORATION

2014 OMNIBUS EQUITY INCENTIVE PLAN

1. Establishment and Purpose

The purpose of the Blue Bird Corporation 2014 Omnibus Equity Incentive Plan (the “Plan”) is to provide a means whereby eligible employees, officers, non-employee directors and other individual service providers develop a sense of proprietorship and personal involvement in the development and financial success of the Company and to encourage them to devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its shareholders. The Company, by means of the Plan, seeks to retain the services of such eligible persons and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Subsidiaries.

The Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Incentive Bonus Awards, Other Cash-Based Awards and Other Stock-Based Awards. This Plan shall become effective upon the date set forth in Section 18.1 hereof.

2. Definitions

Wherever the following capitalized terms are used in the Plan, they shall have the meanings specified below:

2.1 “Affiliate” means, with respect to a Person, a Person that directly or indirectly Controls, or is Controlled by, or is under common Control with, such Person.

2.2 “Applicable Law” means the requirements relating to the administration of equity-based awards or equity compensation plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

2.3 “Award” means an award of a Stock Option, a Stock Appreciation Right, a Restricted Stock, a Restricted Stock Unit, a Performance Share, a Performance Unit, an Incentive Bonus Award, an Other Cash-Based Award and/or an Other Stock-Based Award granted under the Plan.

2.4 “Award Agreement” means either (i) a written or electronic agreement entered into between the Company and a Participant setting forth the terms and conditions of an Award including any amendment or modification therefore, or (ii) a written or electronic statement issued by the Company to a Participant describing the terms and provisions of such Award, including any amendment or modification thereof. The Committee may provide for the use of electronic, internet or other non-paper Award Agreements, and the use of electronic, internet or other non-paper means for the acceptance thereof and actions thereunder by a Participant. Each Award Agreement shall be subject to the terms and conditions of the Plan and need not be identical.

2.5 “Board” means the Board of Directors of the Company.

2.6 “Change in Control” means the occurrence of any one of the following events:

(i) any Person, other than a “Permitted Investor” as defined below, becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing (A) more than 50% of the total voting power of the Company’s then outstanding securities generally eligible to vote for the election of directors (the “Company Voting Securities”); provided, however, that a Non-Qualifying Transaction (as defined in paragraph (ii) below) shall not be a Change in Control. A “Permitted Investor” means (1) The Traxis Group B.V. or any of its Affiliates, (2) Cerberus Capital Management, L.P. or any of its Affiliates or affiliate funds, (3) any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, or (4) an underwriter temporarily holding securities pursuant to an offering of such securities;

(ii) the consummation, after the Effective Date, of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its Subsidiaries (a “Business Combination”), unless immediately following such Business Combination:

(a) Company Voting Securities that were outstanding immediately prior to such Business Combination represent more than 50% of the total voting power of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of a majority of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”); provided, however, that if Company Voting Securities were converted pursuant to such Business Combination, then for purposes of this paragraph, “Company Voting Securities” shall mean the shares resulting from such conversion,

(b) no Person, other than a Permitted Investor or any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation, is or becomes the beneficial owner, directly or indirectly, of securities of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) representing (A) 50% or more of the total voting power of the securities then outstanding generally eligible to vote for the election of directors of the Parent Corporation (or the Surviving Corporation) (the “Parent Voting Securities”), and (B) a greater percentage of the then outstanding Parent Voting Securities that are then held by all the Permitted Investors in the aggregate, and

(c) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were incumbent directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (it being understood that any Business Combination that satisfies all of the criteria specified in (a) and (b) above and this clause (c) shall be deemed to be a “Non-Qualifying Transaction”);

(iii) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company; or

(iv) the consummation of a sale of all or substantially all of the Company’s assets to an entity that is not an Affiliate of the Company (other than pursuant to a Non-Qualifying Transaction).

Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to occur solely because any Person acquires beneficial ownership of more than 50% of Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such Person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such Person, a Change in Control of the Company may then occur. For the avoidance of doubt, (a) an increase in the number of shares of Company Voting Securities (or, if applicable, shares into which Company Voting Securities are converted pursuant to a Business Combination) beneficially owned by a Permitted Investor or an increase in the percentage of Company Voting Securities (or, if applicable, shares into which Company Voting Securities are converted pursuant to a Business Combination) beneficially owned by one or more Permitted Investors shall not constitute a Change in Control and (b) a Business Combination that results in the Permitted Investors owning more than 50% of the total voting power of the Surviving Corporation or, if applicable, the Parent Corporation, shall not constitute a Change of Control.

2.7 “Code” means the Internal Revenue Code of 1986, as amended. For purposes of this Plan, references to sections of the Code shall be deemed to include references to any applicable regulations thereunder and any successor or similar provision.

2.8 “Committee” means the committee of the Board delegated with the authority to administer the Plan, or the full Board, as provided in Section 3 of the Plan. With respect to any decision involving an Award intended to satisfy the requirements of Section 162(m) of the Code, the Committee shall consist of two or more directors of the Company who are “outside directors” within the meaning of Section 162(m) of the Code. The Board may at any time appoint additional members to the Committee, remove and replace members of the Committee with or without cause, and fill vacancies on the Committee however caused.

2.9 “Common Stock” means the Company’s Common Stock, par value $0.0001 per share.

2.10 “Company” means Hennessy Capital Acquisition Corp. (which, as of the Effective Date, shall be renamed Blue Bird Corporation), a Delaware corporation, and any successor thereto as provided in Section 16.8.

2.11 “Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, or the power to appoint directors of the Company, whether through the ownership of voting securities, by contract or otherwise (the terms “Controlled by” and “under common Control with” shall have correlative meanings).

2.12 “Date of Grant” means the date on which an Award under the Plan is granted by the Committee, or such later date as the Committee may specify to be the effective date of an Award.

2.13 “Disability” means a Participant being considered “disabled” within the meaning of Section 409A of the Code.

2.14 “Effective Date” means the date set forth in Section 18.1 hereof.

2.15 “Eligible Person” means any person who is an employee, officer, director, consultant, advisor or other individual service provider of the Company or any Subsidiary, or any person who is determined by the Committee to be a prospective employee, officer, director, consultant, advisor or other individual service provider of the Company or any Subsidiary. An entity providing consulting, advisory or other services to the Company or any Subsidiary may be an Eligible Person provided that such entity qualifies as a “natural person” according to applicable guidance under Form S-8 and Rule 701 of the Securities Act.

2.16 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.17 “Fair Market Value” means, as applied to a specific date, the opening, closing, actual, high, low or average selling price of a share of Common Stock reported on any established stock exchange or national market system on the applicable date, the preceding trading day, the next succeeding trading day, or an average of trading days, as determined by the Committee consistent with Applicable Law (including Section 409A of the Code). Unless the Committee determines otherwise or unless otherwise specified in an Award Agreement, Fair Market Value, as applied to a specific date, shall be deemed to be the closing price of a share of Common Stock on the most recent date on which shares of Common Stock were publicly traded. Notwithstanding the foregoing, if the shares of Common Stock are not traded on any established stock exchange or national market system, Fair Market Value means the price of a share of Common Stock as determined by the Committee in its discretion in a manner consistent with Applicable Law (including Section 409A of the Code).

2.18 “Full Value Award” shall mean any Award other than a Stock Option, Stock Appreciation Right or other Award for which the Participant pays the intrinsic value of the Award (whether directly or by forgoing a right to receive a cash payment from the Company).

2.19 “Incentive Bonus Award” means an Award granted under Section 12 of the Plan.

2.20 “Incentive Stock Option” means a Stock Option granted under Section 6 hereof that is intended to meet the requirements of Section 422 of the Code and the regulations promulgated thereunder.

2.21 “Nonqualified Stock Option” means a Stock Option granted under Section 6 hereof that is not an Incentive Stock Option.

2.22 “Other Cash-Based Award” means a contractual right granted to an Eligible Person under Section 13 hereof entitling such Eligible Person to receive a cash payment at such times, and subject to such conditions, as are set forth in the Plan and the applicable Award Agreement.

2.23 “Other Stock-Based Award” means a contractual right granted to an Eligible Person under Section 13 representing a notional unit interest equal in value to a share of Common Stock to be paid and distributed at such times, and subject to such conditions as are set forth in the Plan and the applicable Award Agreement.

2.24 “Participant” means any Eligible Person who holds an outstanding Award under the Plan.

2.25 “Performance Measures” mean the measures of performance of the Company and its Subsidiaries as defined in Section 14 of the Plan.

2.26 “Person” shall mean any individual, partnership, firm, trust, corporation, limited liability company or other similar entity. When two or more Persons act as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding or disposing of Common Stock, such partnership, limited partnership, syndicate or group shall be deemed a “Person”.

2.27 “Performance Share Award” means an award of Performance Shares.

2.28 “Performance Shares” means a contractual right granted to an Eligible Person under Section 10 hereof representing a notional unit interest equal in value to a share of Common Stock to be paid and distributed at such times, and subject to such conditions, as are set forth in the Plan and the applicable Award Agreement.

2.29 “Performance Unit” means a contractual right granted to an Eligible Person under Section 11 hereof representing a notional dollar interest as determined by the Committee to be paid and distributed at such times, and subject to such conditions, as are set forth in the Plan and the applicable Award Agreement.

2.30 “Performance Unit Award” means an award of Performance Units.

2.31 “Plan” means this Blue Bird Corporation 2014 Omnibus Equity Incentive Plan, as it may be amended from time to time.

2.32 “Reporting Person” means an officer, director or greater than ten percent shareholder of the Company within the meaning of Rule 16a-2 under the Exchange Act, who is required to file reports pursuant to Rule 16a-3 under the Exchange Act.

2.33 “Restricted Stock” means shares of Common Stock granted to an Eligible Person under Section 8 hereof that are issued subject to such vesting and transfer restrictions and such other conditions as are set forth in the Plan and the applicable Award Agreement.

2.34 “Restricted Stock Award” means a grant of Restricted Stock.

2.35 “Restricted Stock Unit” means a contractual right granted to an Eligible Person under Section 9 hereof representing notional unit interests equal in value to a share of Common Stock to be paid and distributed at such times, and subject to such conditions, as are set forth in the Plan and the applicable Award Agreement.

2.36 “Restricted Stock Unit Award” means a grant of Restricted Stock Units.

2.37 “Section 162(m) Award” shall have the meaning assigned such term under Section 14 hereof.

2.38 “Securities Act” means the Securities Act of 1933, as amended.

2.39 “Service” means a Participant’s employment or other service relationship with the Company or any Subsidiary.

2.40 “Stock Appreciation Right” means a contractual right granted to an Eligible Person under Section 7 hereof entitling such Eligible Person to receive a payment, upon the exercise of such right, in such amount and at such time, and subject to such conditions, as are set forth in the Plan and the applicable Award Agreement.

2.41 “Stock Option” means a contractual right granted to an Eligible Person under Section 6 hereof to purchase shares of Common Stock at such time and price, and subject to such conditions, as are set forth in the Plan and the applicable Award Agreement.

2.42 “Stockholders” Agreement” means an agreement between a Participant and the Company as contemplated by Section 16.11.

2.43 “Subsidiary” means an entity (whether or not a corporation) that is wholly or majority owned or controlled, directly or indirectly, by the Company; provided, however, that with respect to Incentive Stock Options, the term “Subsidiary” shall include only an entity that qualifies under Section 424(f) of the Code as a “subsidiary corporation” with respect to the Company.

3. Administration

Section 3.1 Committee Members. The Plan shall be administered by the Committee; provided that the entire Board may act in lieu of the Committee on any matter, except to the extent that, with respect to Section 162(m) Awards and Stock Options and Stock Appreciation Rights, such action is required to be taken by the Committee in order to satisfy the requirements of Section 162(m) of the Code. If and to the extent permitted by Applicable Law, the Committee may authorize one or more Reporting Persons (or other officers) to make Awards to Eligible Persons who are not Reporting Persons (or other officers whom the Committee has specifically authorized to make Awards). Subject to Applicable Law and the restrictions set forth in the Plan, the Committee may delegate administrative functions to individuals who are Reporting Persons, officers, or employees of the Company or its Subsidiaries.

Section 3.2 Committee Authority. The Committee shall have such powers and authority as may be necessary or appropriate for the Committee to carry out its functions as described in the Plan. Subject to the express limitations of the Plan, the Committee shall have authority in its discretion to determine the Eligible Persons to whom, and the time or times at which, Awards may be granted, the number of shares, units or other rights subject to each Award, the exercise, base or purchase price of an Award (if any), the time or times at which an Award will become vested, exercisable or payable, the performance criteria, performance goals and other conditions of an Award, the duration of the Award, and all other terms of the Award. Subject to the terms of the Plan, the Committee shall have the authority to amend the terms of an Award in any manner that is not inconsistent with the Plan (including to extend the post-termination exercisability period of Stock Options and Stock Appreciation Rights), provided that no such action shall adversely affect the rights of a Participant with respect to an outstanding Award without the Participant’s consent. The Committee shall also have discretionary authority to interpret the Plan, to make all factual determinations under the Plan, and to make all other determinations necessary or advisable for Plan administration, including, without limitation, to correct any defect, to supply any omission or to reconcile any inconsistency in the Plan or any Award Agreement hereunder. The Committee may prescribe, amend, and rescind rules and regulations relating to the Plan. The Committee’s determinations under the Plan need not be uniform and may be made by the Committee selectively among Participants and Eligible Persons, whether or not such persons are similarly situated. The Committee shall, in its discretion, consider such factors as it deems relevant in making its interpretations, determinations and actions under the Plan including, without limitation, the recommendations or advice of any officer or employee of the Company or such attorneys, consultants, accountants or other advisors as it may select. All interpretations, determinations, and actions by the Committee shall be final, conclusive, and binding upon all parties.

Section 3.3 No Liability; Indemnification. Neither the Board nor any Committee member, nor any Person acting at the direction of the Board or the Committee, shall be liable for any act, omission, interpretation, construction or determination made in good faith with respect to the Plan, any Award or any Award Agreement. The Company and its Subsidiaries shall pay or reimburse any member of the Committee, as well as any other Person who takes action on behalf of the Plan, for all reasonable expenses incurred with respect to the Plan, and to the full extent allowable under Applicable Law shall indemnify each and every one of them for any claims, liabilities, and costs (including reasonable attorney’s fees) arising out of their good faith performance of duties on behalf of the Company with respect to the Plan. The Company and its Subsidiaries may, but shall not be required to, obtain liability insurance for this purpose.

4. Shares Subject to the Plans

Section 4.1 Share Limitation.

(a) Subject to adjustment pursuant to Section 4.2 hereof, the maximum aggregate number of shares of Common Stock which may be issued under all Awards granted to Participants under the Plan shall be 3,700,000 shares, all of which may, but need not, be issued in respect of Incentive Stock Options. The maximum number of such shares of Common Stock which may be issued under the Plan as Full Value Awards is 2,500,000 shares. Shares of Common Stock issued under the Plan may be either authorized but unissued shares or shares held in the Company’s treasury. Any shares of Common Stock subject to Awards that are settled in Common Stock shall be counted against the maximum share limitations of this Section 4.1 as one share of Common Stock for every share of Common Stock subject thereto, regardless of the number of shares of Common Stock actually issued to settle the Stock Option or Stock Appreciation Right upon exercise.

(b) To the extent that any Award under the Plan payable in shares of Common Stock is forfeited, cancelled, returned to the Company for failure to satisfy vesting requirements or upon the occurrence of other forfeiture events, or otherwise terminates without payment being made thereunder, the shares of Common Stock covered thereby will no longer be counted against the foregoing maximum share limitations (including the limitation applicable to Full Value Awards if such shares of Common Stock relate to a Full Value Award) and may again be made subject to Awards under the Plan pursuant to such limitations. In addition, shares of Common Stock subject to Awards that are settled in cash (in lieu of shares) will not be counted against the foregoing maximum share limitations (including the limitation applicable to Full Value Awards if such shares of Common Stock relate to a Full Value Award) and may again be made subject to Awards under the Plan pursuant to such limitations. To the extent any shares of Common Stock issuable under the Plan are tendered (by either actual delivery or attestation) or withheld (i) to pay the exercise price of a Stock Option granted under this Plan or (ii) to satisfy tax withholding obligations associated with an Award granted under the Plan, the shares of Common Stock covered thereby shall be counted against the maximum share limitations set forth in paragraph (a) above and shall not be available for Awards under the Plan. To the extent any shares of Common Stock that were subject to a Stock Appreciation Right granted under the Plan were not issued upon the exercise of such Stock Appreciation Right, the shares of Common Stock covered thereby shall be counted against the maximum share limitations set forth in paragraph (a) above and may not again be available for Awards under the Plan.

Section 4.2 Adjustments. If there shall occur any change with respect to the outstanding shares of Common Stock by reason of any recapitalization, reclassification, stock dividend, extraordinary dividend, stock split, reverse stock split, or other distribution with respect to the shares of Common Stock, or any merger, reorganization, consolidation, combination, spin-off or other similar corporate change, or any other change affecting the Common Stock, the Committee shall, in the manner and to the extent that it deems appropriate and equitable to the Participants and consistent with the terms of the Plan, cause an adjustment to be made in (i) the maximum numbers and kind of shares provided in Section 4.1 hereof and Section 14.4 hereof, (ii) the numbers and kind of shares of Common Stock, units, or other rights subject to then outstanding Awards, (iii) the price for each share or unit or other right subject to then outstanding Awards, (iv) the performance measures or goals relating to the vesting of an Award and (v) any other terms of an Award that are affected by the event to prevent dilution or enlargement of a Participant’s rights under an Award. Notwithstanding the foregoing, in the case of Incentive Stock Options, any such adjustments shall, to the extent practicable, be made in a manner consistent with the requirements of Section 424(a) of the Code.

Section 4.3 No Repricing. Except as provided in Section 4.2 or Section 15, the terms of an outstanding Award may not be amended, without prior stockholder approval, to: (i) reduce the exercise price of an outstanding Stock Option or the base price of an outstanding Stock Appreciation Right; (ii) cancel an outstanding Stock Option or Stock Appreciation Right in exchange for a Stock Option or Stock Appreciation Right with an exercise price or base price, as applicable, that is less than the exercise price of such cancelled Stock Option or the base price of such cancelled Stock Appreciation Right; or (iii) cancel an outstanding Stock Option or Stock Appreciation Right with an exercise price or base price, as applicable, that is greater than the Fair Market Value of a share of Common Stock on the date of cancellation in exchange for cash or another Award.

5. Participation and Awards

Section 5.1 Designation of Participants. All Eligible Persons are eligible to be designated by the Committee to receive Awards and become Participants under the Plan. The Committee has the authority, in its discretion, to determine and designate from time to time those Eligible Persons who are to be granted Awards, the types of Awards to be granted and the number of shares of Common Stock or units subject to Awards granted under the Plan. In selecting Eligible Persons to be Participants and in determining the type and amount of Awards to be granted under the Plan, the Committee shall consider any and all factors that it deems relevant or appropriate.

Section 5.2 Determination of Awards. The Committee shall determine the terms and conditions of all Awards granted to Participants in accordance with its authority under Section 3.2 hereof. An Award may consist of one type of right or benefit hereunder or of two or more such rights or benefits granted in tandem or in the alternative. To the extent deemed appropriate by the Committee, an Award shall be evidenced by an Award Agreement as described in Section 16.1 hereof.

6. Stock Options

Section 6.1 Grant of Stock Option. A Stock Option may be granted to any Eligible Person selected by the Committee. Subject to the provisions of Section 6.6 hereof and Section 422 of the Code, each Stock Option shall be designated, in the discretion of the Committee, as an Incentive Stock Option or as a Nonqualified Stock Option.

Section 6.2 Exercise Price. The exercise price per share of a Stock Option shall not be less than 100 percent of the Fair Market Value of a share of Common Stock on the Date of Grant, subject to adjustments as provided for under Section 4.2, provided that the Committee may in its discretion specify for any Stock Option an exercise price per share that is higher than the Fair Market Value on the Date of Grant.

Section 6.3 Vesting of Stock Options. The Committee shall in its discretion prescribe the time or times at which, or the conditions upon which, a Stock Option or portion thereof shall become vested and/or exercisable. The requirements for vesting and exercisability of a Stock Option may be based on the continued Service of the Participant with the Company or a Subsidiary for a specified time period (or periods) or on the attainment of a specified performance goal (or goals) established by the Committee in its discretion. The Committee may, in its discretion, accelerate the vesting or exercisability of any Stock Option at any time. The Committee in its sole discretion may allow a Participant to exercise unvested Nonqualified Stock Options, in which case the shares of Common Stock then issued shall be Restricted Stock having analogous vesting restrictions to the unvested Nonqualified Stock Options.

Section 6.4 Term of Stock Options. The Committee shall in its discretion prescribe in an Award Agreement the period during which a vested Stock Option may be exercised, provided that the maximum term of a Stock Option shall be ten (10) years from the Date of Grant. A Stock Option may be earlier terminated as specified by the Committee and set forth in an Award Agreement upon or following the termination of a Participant’s Service with the Company or any Subsidiary, including by reason of voluntary resignation, death, Disability, termination for cause or any other reason. Except as otherwise provided in this Section 6 or in an Award Agreement as such agreement may be amended from time to time upon authorization of the Committee, no Stock Option may be exercised at any time during the term thereof unless the Participant is then in the Service of the Company or one of its Subsidiaries.

Section 6.5 Stock Option Exercise; Tax Withholding. Subject to such terms and conditions as shall be specified in an Award Agreement, a Stock Option may be exercised in whole or in part at any time during the term thereof by notice in the form required by the Company, and payment of the aggregate exercise price by certified or bank check, or such other means as the Committee may accept. As set forth in an Award Agreement or otherwise determined by the Committee, in its sole discretion, at or after grant, payment in full or in part of the exercise price of an Option may be made: (i) in the form of shares of Common Stock that have been held by the Participant for such period as the Committee may deem appropriate for accounting purposes or otherwise, valued at the Fair Market Value of such shares on the date of exercise; (ii) by surrendering to the Company shares of Common Stock otherwise receivable on exercise of the Option; (iii) by a cashless exercise program implemented by the Committee in connection with the Plan; and/or (iv) by such other method as may be approved by the Committee and set forth in an Award Agreement. Subject to any governing rules or regulations, as soon as practicable after receipt of written notification of exercise and full payment of the exercise price and satisfaction of any applicable tax withholding pursuant to Section 17.5, the Company shall deliver to the Participant evidence of book entry shares of Common Stock, or upon the Participant’s request, Common Stock certificates in an appropriate amount based upon the number of shares of Common Stock purchased under the Option. Unless otherwise determined by the Committee, all payments under all of the methods indicated above shall be paid in United States dollars or shares of Common Stock, as applicable.

Section 6.6 Additional Rules for Incentive Stock Options.

(i) Eligibility. An Incentive Stock Option may only be granted to an Eligible Person who is considered an employee under Treasury Regulation §1.421-7(h) of the Company or any Subsidiary.

(ii) Annual Limits. No Incentive Stock Option shall be granted to an Eligible Person as a result of which the aggregate Fair Market Value (determined as of the Date of Grant) of the stock with respect to which Incentive Stock Options are exercisable for the first time in any calendar year under the Plan and any other stock option plans of the Company or any Subsidiary would exceed $100,000, determined in accordance with Section 422(d) of the Code. This limitation shall be applied by taking Incentive Stock Options into account in the order in which granted.

(iii) Ten Percent Stockholders. If a Stock Option granted under the Plan is intended to be an Incentive Stock Option, and if the Participant, at the time of grant, owns stock possessing ten percent or more of the total combined voting power of all classes of Common Stock of the Company or any Subsidiary, then (A) the Stock Option exercise price per share shall in no event be less than 110 percent of the Fair Market Value of the Common Stock on the date of such grant and (B) such Stock Option shall not be exercisable after the expiration of five (5) years following the date such Stock Option is granted.

(iv) Termination of Employment. An Award of an Incentive Stock Option shall provide that such Stock Option may be exercised not later than three (3) months following termination of employment of the Participant with the Company and all Subsidiaries, or not later than one (1) year following death or a permanent and total disability within the meaning of Section 22(e)(3) of the Code, as and to the extent determined by the Committee to comply with the requirements of Section 422 of the Code.

(v) Disqualifying Dispositions. If shares of Common Stock acquired by exercise of an Incentive Stock Option are disposed of within two (2) years following the Date of Grant or one (1) year following the transfer of such shares to the Participant upon exercise, the Participant shall, promptly following such disposition, notify the Company in writing of the date and terms of such disposition and provide such other information regarding the disposition as the Company may reasonably require.

7. Stock Appreciation Rights

Section 7.1 Grant of Stock Appreciation Rights. A Stock Appreciation Right may be granted to any Eligible Person selected by the Committee. Stock Appreciation Rights may be granted on a basis that allows for the exercise of the right by the Participant or that provides for the automatic payment of the right upon a specified date or event.

Section 7.2 Base Price. The base price of a Stock Appreciation Right shall be determined by the Committee in its sole discretion; provided, however, that the base price for any grant of a Stock Appreciation Right shall not be less than 100 percent of the Fair Market Value of a share of Common Stock on the Date of Grant, subject to adjustments as provided for under Section 4.2.

Section 7.3 Vesting Stock Appreciation Rights. The Committee shall in its discretion prescribe the time or times at which, or the conditions upon which, a Stock Appreciation Right or portion thereof shall become vested and/or exercisable. The requirements for vesting and exercisability of a Stock Appreciation Right may be based on the continued Service of a Participant with the Company or a Subsidiary for a specified time period (or periods) or on the attainment of a specified performance goal (or goals) established by the Committee in its discretion. The Committee may, in its discretion, accelerate the vesting or exercisability of any Stock Appreciation Right at any time.

Section 7.4 Term of Stock Appreciation Rights. The Committee shall in its discretion prescribe in an Award Agreement the period during which a vested Stock Appreciation Right may be exercised, provided that the maximum term of a Stock Appreciation Right shall be ten (10) years from the Date of Grant. A Stock Appreciation Right may be earlier terminated as specified by the Committee and set forth in an Award Agreement upon or following the termination of a Participant’s Service with the Company or any Subsidiary, including by reason of voluntary resignation, death, Disability, termination for cause or any other reason. Except as otherwise provided in this Section 7 or in an Award Agreement as such agreement may be amended from time to time upon authorization of the Committee, no Stock Appreciation Right may be exercised at any time during the term thereof unless the Participant is then in the Service of the Company or one of its Subsidiaries.

Section 7.5 Payment of Stock Appreciation Rights. Subject to such terms and conditions as shall be specified in an Award Agreement, a vested Stock Appreciation Right may be exercised in whole or in part at any time during the term thereof by notice in the form required by the Company and payment of any exercise price. Upon the exercise of a Stock Appreciation Right and payment of any applicable exercise price, a Participant shall be entitled to receive an amount determined by multiplying: (i) the excess of the Fair Market Value of a share of Common Stock on the date of exercise of the Stock Appreciation Right over the base price of such Stock Appreciation Right, by (ii) the number of shares as to which such Stock Appreciation Right is exercised. Payment of the amount determined under the immediately preceding sentence may be made, as approved by the Committee and set forth in the Award Agreement, in shares of Common Stock valued at their Fair Market Value on the date of exercise, in cash, or in a combination of shares of Common Stock and cash, subject to applicable tax withholding requirements set forth in Section 17.5. If Stock Appreciation Rights are settled in shares of Common Stock, then as soon as practicable following the date of settlement the Company shall deliver to the Participant evidence of book entry shares of Common Stock, or upon the Participant’s request, Common Stock certificates in an appropriate amount.

8. Restricted Stock Awards

Section 8.1 Grant of Restricted Stock Awards. A Restricted Stock Award may be granted to any Eligible Person selected by the Committee. The Committee may require the payment by the Participant of a specified purchase price in connection with any Restricted Stock Award. The Committee may provide in an Award Agreement for the payment of dividends and distributions to the Participant at such times as paid to stockholders generally or at the times of vesting or other payment of the Restricted Stock Award. If dividends or other distributions are paid on Restricted Stock Awards subject to performance-based vesting conditions while such an Award remains subject to restrictions, the dividends or other distributions will be subject to the same restrictions as the shares of Common Stock to which they relate. The Committee may also subject the grant of any Restricted Stock Award to the execution of a voting agreement with the Company or with any Affiliate of the Company.

Section 8.2 Vesting Requirements. The restrictions imposed on Restricted Stock shall lapse in accordance with the vesting requirements specified by the Committee in the Award Agreement. Upon vesting of Restricted Stock, the tax withholding requirement set forth in Section 17.5 shall apply. The requirements for vesting of Restricted Stock Award may be based on the continued Service of the Participant with the Company or its Subsidiaries for a specified time period (or periods) and/or on the attainment of a specified performance goal (or goals) established by the Committee in its discretion. The Committee may, in its discretion, accelerate the vesting of all or a portion of a Restricted Stock Award at any time. If the vesting requirements of Restricted Stock shall not be satisfied, the Restricted Stock shall be forfeited and shall be returned to the Company. In the event that the Participant paid any purchase price with respect to such forfeited shares, unless otherwise provided by the Committee in an Award Agreement, the Company will refund to the Participant the lesser of (i) such purchase price and (ii) the Fair Market Value of such shares on the date of forfeiture.

Section 8.3 Restrictions. Restricted Stock may not be transferred, assigned or subject to any encumbrance, pledge, or charge until all applicable restrictions are removed or have expired, unless otherwise allowed by the Committee. The Committee may require in an Award Agreement that certificates representing the Restricted Stock bear a legend making appropriate reference to the restrictions imposed, and that certificates representing the Restricted Stock remain in the physical custody of an escrow holder until all restrictions are removed or have expired.

Section 8.4 Rights as Stockholder. Subject to the foregoing provisions of this Section 8 and the applicable Award Agreement, the Participant shall have all rights of a stockholder with respect to the shares granted to the Participant under a Restricted Stock Award, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto, unless the Committee determines otherwise at the time the Restricted Stock Award is granted.

Section 8.5 Section 83(b) Election. If a Participant makes an election pursuant to Section 83(b) of the Code with respect to a Restricted Stock Award, the Participant shall file, within 30 days following the Date of Grant, a copy of such election with the Company (directed to the Secretary thereof) and with the Internal Revenue Service, in accordance with the regulations under Section 83 of the Code. The Committee may provide in an Award Agreement that the Restricted Stock Award is conditioned upon the Participant’s making or refraining from making an election with respect to the Award under Section 83(b) of the Code.

9. Restricted Stock Unit Awards

Section 9.1 Grant of Restricted Stock Unit Awards. A Restricted Stock Unit Award may be granted to any Eligible Person selected by the Committee. The value of each Restricted Stock Unit is equal to the Fair Market Value of the Common Stock on the applicable date or time period of determination, as specified by the Committee. A Restricted Stock Unit Award shall be subject to such restrictions and conditions as the Committee shall determine. A Restricted Stock Unit Award may be granted together with a dividend equivalent right with respect to the shares of Common Stock subject to the Award, which may be accumulated and may be deemed reinvested in additional Restricted Stock Units, as determined by the Committee in its discretion. If dividend equivalents are paid with respect to Restricted Stock Unit Awards subject to performance-based vesting conditions while such an Award remains subject to restrictions, the dividend equivalents will be subject to the same restrictions as the Restricted Stock Units to which they relate.

Section 9.2 Vesting of Restricted Stock Units. On the Date of Grant, the Committee shall, in its discretion, determine any vesting requirements with respect to Restricted Stock Units, which shall be set forth in the Award Agreement. The requirements for vesting of Restricted Stock Units may be based on the continued Service of the Participant with the Company or its Subsidiaries for a specified time period (or periods) and/or on the attainment of a specified performance goal (or goals) established by the Committee in its discretion. The Committee may, in its discretion, accelerate the vesting of all or a portion of a Restricted Stock Unit Award at any time. A Restricted Stock Unit Award may also be granted on a fully vested basis, with a deferred payment date as may be determined by the Committee or elected by the Participant in accordance with rules established by the Committee.

Section 9.3 Payment With Respect to Restricted Stock Units. Payment with respect to Restricted Stock Units shall be made to a Participant at the time or times determined by the Committee and set forth in the Award Agreement, which may be upon or following the vesting of the Award. Payment with respect to a Restricted Stock Unit may be made, at the discretion of the Committee, in cash or in shares of Common Stock, or in a combination thereof, subject to applicable tax withholding requirements set forth in Section 17.5. Any cash payment with respect to a Restricted Stock Unit shall be made based upon the Fair Market Value of a share of Common Stock, determined on such date or over such time period as determined by the Committee. If Restricted Stock Units are settled in shares of Common Stock, then as soon as practicable following the date of settlement the Company shall deliver to the Participant evidence of book entry shares of Common Stock, or upon the Participant’s request and approval of the Committee, Common Stock certificates of an appropriate number.

10. Performance Shares

Section 10.1 Grant of Performance Shares. Performance Shares may be granted to any Eligible Person selected by the Committee. A Performance Share Award shall be subject to such restrictions and condition as the Committee shall specify. A Performance Share Award may be granted with a dividend equivalent right with respect to the shares of Common Stock subject to the Award, which shall be accumulated and may be deemed reinvested in additional shares of Common Stock, as determined by the Committee in its discretion. If dividend equivalents are paid on Performance Shares while such an Award remains subject to restrictions, the dividend equivalents will be subject to the same restrictions as the Performance Shares to which they relate.

Section 10.2 Value of Performance Shares. Each Performance Share shall have an initial value equal to the Fair Market Value of a share of Common Stock on the Grant Date. The Committee shall set performance goals in its discretion that, depending on the extent to which they are met over a specified time period, shall determine the number of Performance Shares that shall be paid to a Participant.

Section 10.3 Earning of Performance Shares. After the applicable time period has ended, the number of Performance Shares earned by the Participant over such time period shall be determined as a function of the extent to which the applicable corresponding performance goals have been achieved. This determination shall be made solely by the Committee. The Committee may, in its discretion, waive any performance or vesting conditions relating to a Performance Share Award.

Section 10.4 Form and Timing of Payment of Performance Shares. The Committee shall pay at the close of the applicable performance period, or as soon as practicable thereafter, amounts with respect to any earned and vested Performance Shares in the form of cash or in shares of Common Stock or in a combination thereof, as specified in a Participant’s Award Agreement, subject to applicable tax withholding requirements set forth in Section 17.5. Any shares of Common Stock paid to a Participant under this Section 10.4 may be subject to any restrictions deemed appropriate by the Committee. If Performance Shares are settled in shares of Common Stock, then as soon as practicable following the date of settlement, the Company shall deliver to the Participant evidence of book entry shares of Common Stock, or upon the Participant’s request and approval by the Committee, Common Stock certificates of an appropriate number.

Article 11. Performance Units

Section 11.1 Grant of Performance Units. Performance Units may be granted to any Eligible Person selected by the Committee. A Performance Unit Award shall be subject to such restrictions and condition as the Committee shall specify.

Section 11.2 Value of Performance Units. Each Performance Unit shall have an initial notional value equal to a dollar amount determined by the Committee, in its sole discretion. The Committee shall set performance goals in its discretion that, depending on the extent to which they are met over a specified time period, will determine the number of Performance Units that shall be settled and paid to the Participant.

Section 11.3 Earning of Performance Units. After the applicable time period has ended, the number of Performance Units earned by the Participant and vested, and the amount payable in cash, in shares or in a combination thereof, over such time period shall be determined as a function of the extent to which the applicable corresponding performance goals have been achieved. This determination shall be made solely by the Committee. The Committee may, in its discretion, waive any performance or vesting conditions relating to a Performance Unit Award

Section 11.4 Form and Timing of Payment of Performance Units. The Committee shall pay at the close of the applicable performance period, or as soon as practicable thereafter, amounts with respect to any earned and vested Performance Units in the form of cash or in shares of Common Stock or in a combination thereof, as specified in a Participant’s Award Agreement, subject to applicable tax withholding requirements set forth in Section 17.5. Any shares of Common Stock paid to a Participant under this Section 11.4 may be subject to any restrictions deemed appropriate by the Committee. If Performance Units are settled in shares of Common Stock, then as soon as practicable following the date of settlement, the Company shall deliver to the Participant evidence of book entry shares of Common Stock, or upon the Participant’s request and approval of the Committee, Common Stock certificates in an appropriate amount.

12. Incentive Bonus Awards.

Section 12.1 Grant. The Committee, in its discretion, may grant Incentive Bonus Awards to such Participants as it may designate from time to time on such terms and conditions as the Committee shall determine.

Section 12.2 Performance Criteria. The determination of Incentive Bonus Awards for a given year or years may be based upon the attainment of specified levels of Company, Subsidiary and/or individual performance as measured by performance criteria determined at the discretion of the Committee, including any or all of the Performance Measures set forth in Section 14 of the Plan. The Committee shall (i) select those Participants who shall be eligible to receive an Incentive Bonus Award, (ii) determine the performance period, (iii) determine target levels of performance, and (iv) determine the level of Incentive Bonus Award to be paid to each selected Participant upon the achievement of each performance level. The Committee generally shall make the foregoing determinations prior to the commencement of services to which an Incentive Bonus Award relates (or for Incentive Bonus Awards that are Section 162(m) Awards, within the permissible time period established for exemption under Code Section 162(m) of the Code), to the extent applicable, and while the outcome of the performance goals and targets is substantially uncertain.

Section 12.3 Payment.

(a) Incentive Bonus Awards shall be paid in cash or settled through the issuance of unrestricted shares of Common Stock, Restricted Stock Awards or Restricted Stock Units under the Plan, as determined by the Committee in its sole discretion. Payment or settlement shall be made following a determination by the Committee that the performance targets were attained.

(b) The amount of an Incentive Bonus Award to be paid upon the attainment of each targeted level of performance shall equal a percentage of a Participant’s base salary for the fiscal year, a fixed dollar amount, or such other formula, as determined by the Committee.

Article 13. Other Cash-Based Awards and Other Stock-Based Awards

Section 13.1 Other Cash-Based and Stock-Based Awards. The Committee may grant other types of equity-based or equity-related Awards not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted Shares) in such amounts and subject to such terms and conditions, as the Committee shall determine. Such Awards may involve the transfer of actual shares of Common Stock to a Participant, or payment in cash or otherwise of amounts based on the value of shares of Common Stock. In addition, the Committee, at any time and from time to time, may grant Cash-Based Awards to a Participant in such amounts and upon such terms as the Committee shall determine, in its sole discretion.

Section 13.2 Value of Cash-Based Awards and Other Stock-Based Awards. Each Other Stock-Based Award shall be expressed in terms of shares of Common Stock or units based on shares of Common Stock, as determined by the Committee, in its sole discretion. Each Other Cash-Based Award shall specify a payment amount or payment range as determined by the Committee, in its sole discretion. If the Committee exercises its discretion to establish performance goals, the value of Other Cash-Based Awards that shall be paid to the Participant will depend on the extent to which such performance goals are met.

Section 13.3 Payment of Cash-Based Awards and Other Stock-Based Awards. Payment, if any, with respect to Other Cash-Based Awards and Other Stock-Based Award shall be made in accordance with the terms of the Award, in cash or Shares as the Committee determines.

14. Section 162(m) Awards.

Section 14.1 Grant. The Committee, at its discretion, may grant Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Incentive Bonus Awards, Other Stock-Based Awards and/or Other Cash-Based Awards that are intended to be exempt from the deduction limitation under Section 162(m) of the Code by virtue of the exception for “qualified performance-based compensation” under Section 162(m) of the Code (“Section 162(m) Awards”). Section 162(m) Awards must comply with the additional requirements set forth in this Section 14, which shall control over any other provision that pertains to such Award.

Section 14.2 Performance Measures.

(a) Each Section 162(m) Award shall be contingent on the attainment of one or more pre-established, objective performance goals based on one or more Performance Measures (“Performance Goals”). Further, at the discretion of the Committee, a Section 162(m) Award may be subject to goals and restrictions in addition to the attainment of Performance Goals.

(b) “Performance Measures” are one or more measures of performance based on one or more of the following criteria, or a combination of any of the following criteria, as determined by the Committee: (i) net earnings or net income (before or after taxes); (ii) earnings growth; (iii) earnings per share (including, but not limited to, growth in diluted earnings per share from continuing operations); (iv) net sales (including, but not limited to, net sales growth); (v) gross profits or net operating profit; (vi) return on assets, return on equity, return on capital or return on sales; (vii) cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on capital and statutory cash measures); (viii) revenue growth; (ix) earnings before or after taxes, interest, depreciation, and/or amortization; (x) productivity ratios; (xi) Common Stock price (including, but not limited to, growth measures), (xii) total stockholder return; (xiii) expense targets; (xiv) gross or operating margins, earnings before or after taxes, interest, depreciation, and/or amortization margins; (xv) operating efficiency; (xvi) customer satisfaction or increase in the number of customers; (xvii) division working capital turnover; (xviii) strategic business or operational criteria consisting of one or more objectives based on meeting specified goals relating to (A) acquisitions or divestitures, (B) business expansion, (C) cost targets, (D) diversity and inclusion, (E) efficiency, (F) management of employment practices and employee benefits, (G) market penetration, (H) product quality and quality audit scores, (I) reductions in errors and omissions, (J) reductions in lost business, (K) supervision of litigation and information technology, or (L) sustainability; (xix) market share; (xx) cost reductions; (xxi)

working capital targets; (xxii) sales backlog; (xxiii) net debt and (xxiv) economic value added. The foregoing criteria shall have any reasonable definitions that the Committee may specify, which may include or exclude any or all of the following items, as the Committee may specify: extraordinary, unusual or non-recurring items; asset write-downs; effects of changes in tax laws, accounting principles or other laws or provisions; effects of currency fluctuations; effects of industry volumes, customer mix or customer tooling payments and receipts; effects of financing activities (e.g., effect on earnings per share of issuing convertible debt securities); expenses for reorganizations and restructuring, productivity initiatives or new business initiatives; non-operating items; acquisition and divestiture expenses; effects of litigation or claim judgments or settlements and effects of acquisitions and divestitures (collectively, “Unusual or Non-Recurring Items”). Performance Goals may be (i) used to measure the performance of the Company and/or any of its Subsidiaries as a whole, any business unit thereof, or any combination thereof (ii) absolute or relative (to prior performance of the Company or to the performance of one or more other entities or external indices) and (iii) expressed in terms of a progression within a specified range.

(c) To the extent permitted by Section 162(m) of the Code, unless the Committee provides otherwise at the time of establishing the Performance Goals with respect to a Section 162(m) Award, for each fiscal year of the Company, the Committee shall have the authority to make equitable adjustments to the Performance Measures in recognition of any Unusual or Non-Recurring Item(s) affecting the Company or any Subsidiary or Affiliate.

(d) For each Section 162(m) Award, the Committee shall (i) select the Participant who shall be eligible to receive a Section 162(m) Award, (ii) determine the Performance Goals, (iii) determine the applicable period of service to which the Performance Goals relate (the “Performance Period”), and (iv) determine, in terms of an objective formula or standard, the method for computing the amount of compensation payable to the Participant if the Performance Goal is obtained. The Committee shall make the foregoing determinations prior to the commencement of the Performance Period applicable to an Award (or within the permissible time period established under Section 162(m) of the Code) and while the outcome of the Performance Goals is substantially uncertain.

Section 14.3 Certification of Attainment of Performance Goals; Negative Discretion.

(a) After each Performance Period, but in all cases prior to payment or settlement of a Section 162(m) Award, the Committee shall certify in writing (which may include the written minutes for any meeting of the Committee) that the Performance Goals and all other material terms applicable to a Section 162(m) Award were in fact satisfied. At the time of such certification, the Committee shall also determine the amount of compensation payable to the Participant as a result of the attainment of such Performance Goals. The Committee shall have no discretion to waive all or part of the Performance Goals applicable to the receipt of full or partial payment of a Section 162(m) Award, except in the case of a Change in Control or the death or Disability of a Participant.

(b) Notwithstanding the foregoing, the Committee may, in its discretion, reduce any Section 162(m) Award based on such factors as may be determined by the Committee, including, without limitation, a determination by the Committee that such a reduction is appropriate in light of pay practices of competitors, or the performance of the Company, a Subsidiary or a Participant relative to the performance of competitors, or performance with respect to the Company’s strategic business goals.

Section 14.4 Individual Participant Limitations. Subject to adjustment as provided in Section 4.2, with respect to Section 162(m) Awards and Stock Options and Stock Appreciation

Rights intended to be exempt from the deduction limitation under Code Section 162(m), no Participant in any one fiscal year of the Company may be granted (a) Stock Options or Stock Appreciation Rights with respect to more than 800,000 shares of Common Stock each; (b) Restricted Stock or Restricted Stock Units with respect to more than 400,000 shares of Common Stock each; and (c) Performance Shares, Incentive Bonus Awards and Other Stock Based Awards that are denominated in shares of Common Stock with respect to more than 400,000 shares of Common Stock each. The maximum dollar value payable to any Participant in any one fiscal year of the Company with respect to Restricted Stock Units, Performance Units or Incentive Bonus Awards or Other Stock-Based Awards that may be settled in cash or other property (other than Common Stock) is $6,000,000. If an Award is cancelled, the cancelled Award shall continue to be counted towards the applicable limitations. The limitations in this Section 14.4 shall be interpreted and applied in a manner consistent with Section 162(m) of the Code.

15. Change in Control

Section 15.1 Effect of a Change in Control.

(a) The Committee may, at the time of the grant of an Award and as set forth in an Award Agreement, provide for the effect of a “Change in Control” on an Award. Such provisions may include any one or more of the following: (i) the acceleration or extension of time periods for purposes of exercising, vesting in, or realizing gain from any Award, (ii) the elimination or modification of performance or other conditions related to the payment or other rights under an Award, (iii) provision for the cash settlement of an Award for an equivalent cash value, as determined by the Committee, or (iv) such other modification or adjustment to an Award as the Committee deems appropriate to maintain and protect the rights and interests of Participants upon or following a Change in Control. To the extent necessary for compliance with Section 409A of the Code, an Award Agreement shall provide that an Award subject to the requirements of Section 409A that would otherwise become payable upon a Change in Control shall only become payable to the extent that the requirements for a “change in control” for purposes of Section 409A have been satisfied.

(b) Notwithstanding anything to the contrary set forth in the Plan, unless otherwise provided by an Award Agreement, upon or in anticipation of any Change in Control, the Committee may, in its sole and absolute discretion and without the need for the consent of any Participant, take one or more of the following actions contingent upon the occurrence of that Change in Control: (i) cause any or all outstanding Options and Stock Appreciation Rights held by Participants affected by the Change in Control to become vested and immediately exercisable, in whole or in part; (ii) cause any or all outstanding Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Incentive Bonus Award, and any other Award held by Participants affected by the Change in Control to become non-forfeitable, in whole or in part; (iii) cancel any Option or Stock Appreciation Right in exchange for a substitute option in a manner consistent with the requirements of Treasury Regulation. §1.424-1(a) (notwithstanding the fact that the original Option may never have been intended to satisfy the requirements for treatment as an Incentive Stock Option); (iv) cancel any Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units held by a Participant in exchange for restricted stock or performance shares of or stock or performance units in respect of the capital stock of any successor corporation; (v) redeem any Restricted Stock held by a Participant affected by the Change in Control for cash and/or other substitute consideration with a value equal to the Fair Market Value of an unrestricted share of Common Stock on the date of the Change in Control; (vi) cancel any Option or Stock Appreciation Right held by a Participant affected by the Change in Control in exchange for cash and/or other substitute consideration with a value equal to (A) the number of shares of Common Stock subject to that Option or Stock Appreciation Right, multiplied by (B) the difference, if any, between the Fair Market Value per share of Common Stock on the date of the Change in Control and the exercise price of that Option or Stock Appreciation Right; provided, that if the Fair Market Value per share of Common Stock on the date of the Change in Control does not exceed the exercise price of any such Option or Stock Appreciation Right, the Committee may cancel that Option or Stock Appreciation Right without any payment of consideration therefor; (vii) cancel any Restricted Stock Unit or Performance Unit held by a Participant affected by the Change in Control in exchange for cash and/or other substitute consideration with a value equal to the Fair Market Value per share of Common Stock on the date of the Change in Control (provided that such cancelation and exchange does not violate Section 409A of the Code); (ix) cancel any unvested Award without any payment of consideration therefor; or (x) make such other modifications, adjustments or amendments to outstanding Awards or this Plan as the Committee deems necessary or appropriate.

16. General Provisions

Section 16.1 Award Agreement. To the extent deemed necessary by the Committee, an Award under the Plan shall be evidenced by an Award Agreement in a written or electronic form approved by the Committee setting forth the number of shares of Common Stock or units subject to the Award, the exercise price, base price, or purchase price of the Award, the time or times at which an Award will become vested, exercisable or payable and the term of the Award. The Award Agreement may also set forth the effect on an Award of termination of Service under certain circumstances. The Award Agreement shall be subject to and incorporate, by reference or otherwise, all of the applicable terms and conditions of the Plan, and may also set forth other terms and conditions applicable to the Award as determined by the Committee consistent with the limitations of the Plan. Award Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code. The grant of an Award under the Plan shall not confer any rights upon the Participant holding such Award other than such terms, and subject to such conditions, as are specified in the Plan as being applicable to such type of Award (or to all Awards) or as are expressly set forth in the Award Agreement.

Section 16.2 Forfeiture Events/Representations.

(a) The Committee may specify in an Award Agreement at the time of the Award that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events shall include, but shall not be limited to, termination of Service for cause (and may include termination of Service for other reasons than cause), violation of material Company policies, breach of noncompetition, confidentiality or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company. The Committee may also specify in an Award Agreement that the Participant’s rights, payments and benefits with respect to an Award shall be conditioned upon the Participant making a representation regarding compliance with noncompetition, confidentiality or other restrictive covenants that may apply to the Participant and providing that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment on account of a breach of such representation. In addition, (i) Awards and any compensation directly attributable to Awards may be made subject to forfeiture, recovery by the Company or other action pursuant to any compensation recovery policy adopted by the Board or the Committee at any time, including in response to the requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder, or as otherwise required by law and (ii) any Award Agreement may be unilaterally amended by the Committee to comply with any such compensation recovery policy.

(b) Notwithstanding anything contained herein to the contrary, Full Value Awards made to an Eligible Person who is an employee of the Company or a Subsidiary shall, except for acceleration of vesting due to death, disability, retirement or a Change in Control, become vested over a period of not less than three years (or, in the case of vesting based upon the attainment of Performance Goals or other performance-based objectives, over a period of not less one year) following the Date of Grant; provided, however, that notwithstanding the foregoing, Full Value Awards that result in the issuance of an aggregate of up to 5% of the shares of Common Stock available for issuance pursuant to Section 4.1(a) may be granted to Eligible Persons who are employees of the Company or a Subsidiary without respect to such minimum vesting provisions.

Section 16.3 No Assignment or Transfer; Beneficiaries.

(a) Awards under the Plan shall not be assignable or transferable by the Participant, except by will or by the laws of descent and distribution, and shall not be subject in any manner to assignment, alienation, pledge, encumbrance or charge. Notwithstanding the foregoing, the Committee may provide in an Award Agreement that the Participant shall have the right to designate a beneficiary or beneficiaries who shall be entitled to any rights, payments or other benefits specified under an Award following the Participant’s death. During the lifetime of a Participant, an Award shall be exercised only by such Participant or such Participant’s guardian or legal representative. In the event of a Participant’s death, an Award may, to the extent permitted by the Award Agreement, be exercised by the Participant’s beneficiary as designated by the Participant in the manner prescribed by the Committee or, in the absence of an authorized beneficiary designation, by the legatee of such Award under the Participant’s will or by the Participant’s estate in accordance with the Participant’s will or the laws of descent and distribution, in each case in the same manner and to the same extent that such Award was exercisable by the Participant on the date of the Participant’s death.

(b) Limited Transferability Rights. Notwithstanding anything else in this Section 16.3 to the contrary, the Committee may in its discretion provide in an Award Agreement that an Award in the form of a Nonqualified Stock Option, share-settled Stock Appreciation Right, Restricted Stock, Performance Share or share-settled Other Stock-Based Award may be transferred, on such terms and conditions as the Committee deems appropriate, either (i) by instrument to the Participant’s “Immediate Family” (as defined below), (ii) by instrument to an inter vivos or testamentary trust (or other entity) in which the Award is to be passed to the Participant’s designated beneficiaries, or (iii) by gift to charitable institutions. Any transferee of the Participant’s rights shall succeed and be subject to all of the terms of the applicable Award Agreement and the Plan. “Immediate Family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships.

Section 16.4 Rights as Stockholder. A Participant shall have no rights as a holder of shares of Common Stock with respect to any unissued securities covered by an Award until the date the Participant becomes the holder of record of such securities. Except as provided in Section 4.2 hereof, no adjustment or other provision shall be made for dividends or other stockholder rights, except to the extent that the Award Agreement provides for dividend payments or dividend equivalent rights.

Section 16.5 Employment or Service. Nothing in the Plan, in the grant of any Award or in any Award Agreement shall confer upon any Eligible Person or Participant any right to continue in the Service of the Company or any of its Subsidiaries, or interfere in any way with the right of the Company or any of its Subsidiaries to terminate the employment or other service relationship of an Eligible Person or Participant for any reason at any time.

Section 16.6 Fractional Shares. In the case of any fractional share or unit resulting from the grant, vesting, payment or crediting of dividends or dividend equivalents under an Award, the Committee shall have the discretionary authority to (i) disregard such fractional share or unit, (ii) round such fractional share or unit to the nearest lower or higher whole share or unit, or (iii) convert such fractional share or unit into a right to receive a cash payment.

Section 16.7 Other Compensation and Benefit Plans. The amount of any compensation deemed to be received by a Participant pursuant to an Award shall not constitute includable compensation for purposes of determining the amount of benefits to which a Participant is entitled under any other compensation or benefit plan or program of the Company or any Subsidiary, including, without limitation, under any bonus, pension, profit-sharing, life insurance, salary continuation or severance benefits plan, except to the extent specifically provided by the terms of any such plan.

Section 16.8 Plan Binding on Transferees. The Plan shall be binding upon the Company, its transferees and assigns, and the Participant, the Participant’s executor, administrator and permitted transferees and beneficiaries. In addition, all obligations of the Company under this Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

Section 16.9 Foreign Jurisdictions. The Committee may adopt, amend and terminate such arrangements and grant such Awards, not inconsistent with the intent of the Plan, as it may deem necessary or desirable to comply with any tax, securities, regulatory or other laws of other jurisdictions with respect to Awards that may be subject to such laws. The terms and conditions of such Awards may vary from the terms and conditions that would otherwise be required by the Plan solely to the extent the Committee deems necessary for such purpose. Moreover, the Board may approve such supplements to or amendments, restatements or alternative versions of the Plan, not inconsistent with the intent of the Plan, as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of the Plan as in effect for any other purpose.

Section 16.10 Substitute Awards in Corporate Transactions. Nothing contained in the Plan shall be construed to limit the right of the Committee to grant Awards under the Plan in connection with the acquisition, whether by purchase, merger, consolidation or other corporate transaction, of the business or assets of any corporation or other entity. Without limiting the foregoing, the Committee may grant Awards under the Plan to an employee or director of another corporation who becomes an Eligible Person by reason of any such corporate transaction in substitution for awards previously granted by such corporation or entity to such person. The terms and conditions of the substitute Awards may vary from the terms and conditions that would otherwise be required by the Plan solely to the extent the Committee deems necessary for such purpose. Any shares of Common Stock subject to these substitute Awards shall not be counted against any of the maximum share limitations set forth in the Plan.

Section 16.11 Stockholder Agreements; Restrictions. Upon the grant of any Award or the distribution of Common Stock pursuant to any Award (as applicable), the Participant (or legal representative) may be required to become a party to a Stockholders Agreement and/or related agreement(s), which shall include such terms and conditions (including without limitation, call rights, drag-along rights and refusal rights), as may be determined by the Committee in its sole discretion.

17. Legal Compliance

Section 17.1 Securities Laws. No shares of Common Stock will be issued or transferred pursuant to an Award unless and until all then applicable requirements imposed by Federal and state securities and other laws, rules and regulations and by any regulatory agencies having jurisdiction, and by any exchanges upon which the shares of Common Stock may be listed, have been fully met. As a condition precedent to the issuance of shares pursuant to the grant or exercise of an Award, the Company may require the Participant to take any reasonable action to meet such requirements. The Committee may impose such conditions on any shares of Common Stock issuable under the Plan as it may deem advisable, including, without limitation, restrictions under the Securities Act, as amended, under the requirements of any exchange upon which such shares of the same class are then listed, and under any blue sky or other securities laws applicable to such shares. The Committee may also require the Participant to represent and warrant at the time of issuance or transfer that the shares of Common Stock are being acquired only for investment purposes and without any current intention to sell or distribute such shares. All Common Stock issued pursuant to the terms of this Plan shall constitute “restricted securities,” as that term is defined in Rule 144 promulgated pursuant to the Securities Act, and may not be transferred except in compliance herewith and with the registration requirements of the Securities Act or an exemption therefrom. Certificates representing Common Stock acquired pursuant to an Award may bear such legend as the Company may consider appropriate under the circumstances. If an Award is made to an Eligible Person who is subject to Chinese jurisdiction, and approval of the Award by China’s State Administration of Foreign Exchange is needed, the Award may be converted to cash or other equivalent amount if and to the extent that such approval is not obtained.

Section 17.2 Incentive Arrangement. The Plan is designed to provide an on-going, pecuniary incentive for Participants to produce their best efforts to increase the value of the Company. The Plan is not intended to provide retirement income or to defer the receipt of payments hereunder to the termination of a Participant’s employment or beyond. The Plan is thus intended not to be a pension or welfare benefit plan that is subject to Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and shall be construed accordingly. All interpretations and determinations hereunder shall be made on a basis consistent with the Plan’s status as not an employee benefit plan subject to ERISA.

Section 17.3 Unfunded Plan. The adoption of the Plan and any reservation of shares of Common Stock or cash amounts by the Company to discharge its obligations hereunder shall not be deemed to create a trust or other funded arrangement. Except upon the issuance of Common Stock pursuant to an Award, any rights of a Participant under the Plan shall be those of a general unsecured creditor of the Company, and neither a Participant nor the Participant’s permitted transferees or estate shall have any other interest in any assets of the Company by virtue of the Plan. Notwithstanding the foregoing, the Company shall have the right to implement or set aside funds in a grantor trust, subject to the claims of the Company’s creditors or otherwise, to discharge its obligations under the Plan.

Section 17.4 Section 409A Compliance. To the extent applicable, it is intended that the Plan and all Awards hereunder comply with the requirements of Section 409A of the Code, and the

Plan and all Award Agreements shall be interpreted and applied by the Committee in a manner consistent with this intent in order to avoid the imposition of any additional tax under Section 409A of the Code. In the event that any provision of the Plan or an Award Agreement is determined by the Committee to not comply with the applicable requirements of Section 409A of the Code, the Committee shall have the authority to take such actions and to make such interpretations or changes to the Plan or an Award Agreement as the Committee deems necessary to comply with such requirements, provided that the Committee shall act in a manner that is intended to preserve the economic value of the Award to the Participant. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on any Participant by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code. Notwithstanding anything in the Plan to the contrary, all or part of an Award payment to a Participant who is determined to constitute a Code Section 409A “Specified Employee” at the time of separation from service, shall be delayed (if then required) under Code Section 409A, and paid in an aggregated lump on the first business day after six (6) months have lapsed following the Participant’s separation from service, or the date of the Participant’s death, if earlier. Any remaining payments shall be paid on their regularly scheduled payment dates. For purposes of the Plan and any Agreements issued under the Plan, the phrases “separation from service,” “termination of employment” and “employment termination” shall be deemed to mean “separation from service” as defined by Code Section 409A.

Section 17.5 Tax Withholding.

(a) The Company shall have the power and the right to deduct or withhold, or require a participant to remit to the Company, the minimum statutory amount to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan, but in no event shall such deduction or withholding or remittance exceed the minimum statutory withholding requirements. Notwithstanding the foregoing, if a minimum statutory amount of withholding does not apply under the laws of any foreign jurisdiction, the Company may withhold such amount for remittance to the applicable taxing authority of such jurisdiction as the Company determines in its discretion, uniformly applied, to be appropriate.

(b) If permitted under an Award Agreement or authorized by the Committee, (i) a Participant may, in order to fulfill the minimum statutory withholding obligation, tender previously-acquired shares of Common Stock or have shares of stock withheld from the exercise, provided that the shares have an aggregate Fair Market Value sufficient to satisfy in whole or in part the applicable minimum withholding taxes, and (ii) the broker-assisted exercise procedure described in Section 6.5 may also be utilized to satisfy the withholding requirements related to the exercise of a Stock Option.

(c) Notwithstanding the foregoing, a Participant may not use shares of Common Stock to satisfy the withholding requirements to the extent that (i) there is a substantial likelihood that the use of such form of payment or the timing of such form of payment would subject the Participant to a substantial risk of liability under Section 16 of the Exchange Act; or (ii) such withholding would constitute a violation of the provisions of any law or regulation (including the Sarbanes-Oxley Act of 2002).

Section 17.6 No Guarantee of Tax Consequences. Neither the Company, the Board, the Committee nor any other Person make any commitment or guarantee that any federal, state, local or foreign tax treatment will apply or be available to any Participant or any other person hereunder.

Section 17.7 Stock Certificates; Book Entry Form. Notwithstanding any provision of the Plan to the contrary, unless otherwise determined by the Committee or required by any Applicable Law, rule or regulation, any obligation set forth in the Plan pertaining to the delivery or issuance of stock certificates evidencing shares of Common Stock may be satisfied by having issuance and/or ownership of such shares recorded on the books and records of the Company (or, as applicable, its transfer agent or stock plan administrator).

Section 17.8 Severability. If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

Section 17.9 Governing Law. The Plan and all rights hereunder shall be subject to and interpreted in accordance with the laws of the State of Delaware, without reference to the principles of conflicts of laws, and to applicable Federal securities laws.

18. Effective Date, Amendment and Termination

Section 18.1 Effective Date. The Plan shall become effective as of the date on which the Company acquires all of the outstanding capital stock of School Bus Holdings Inc. from The Traxis Group, B.V. As of that date, the Company’s name shall be changed to “Blue Bird Corporation.”

Section 18.2 Amendment; Termination. The Board may suspend or terminate the Plan (or any portion thereof) at any time and may amend the Plan at any time and from time to time in such respects as the Board may deem advisable or in the best interests of the Company or any Subsidiary. No such amendment, suspension or termination shall materially and adversely affect the rights of any Participant under any outstanding Awards, without the consent of such Participant. The Plan will continue in effect until terminated in accordance with this Section 18.2; provided, however, that no Award will be granted hereunder on or after the 10th anniversary of the date of the Plan’s adoption by the Board; but provided further, that Awards granted prior to such 10th anniversary may extend beyond that date.

Annex E

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (this “Agreement”) is entered into as of September 21, 2014, by and among The Traxis Group B.V., a limited liability company existing under the laws of the Netherlands (“Seller”), Hennessy Capital Partners I LLC (“Hennessy Capital Partners I”) and the stockholders set forth on Schedule I hereto (such individuals together with Hennessy Capital Partners I, each a “Stockholder”, and collectively, the “Stockholders”). Seller and the Stockholders are sometimes referred to herein as a “Party” and collectively as the “Parties”.

W I T N E S S E T H :

WHEREAS, as of the date hereof, each of the Stockholders “beneficially owns” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) and is entitled to dispose of (or to direct the disposition of) and to vote (or to direct the voting of) the number of shares of common stock, par value $0.0001 per share (the “Common Stock”), of Hennessy Capital Acquisition Corp., a Delaware corporation (the “Company”), set forth opposite such Stockholder’s name on Schedule I hereto (such shares of Common Stock, together with any other shares of Common Stock the voting power over which is acquired by Stockholder during the period from and including the date hereof through and including the date on which this Agreement is terminated in accordance with its terms (such period, the “Voting Period”), including any and all Common Stock acquired by such Stockholder during the Voting Period pursuant to the exercise, exchange or conversion of, or other transaction involving, any and all warrants issued to such Stockholder in a private placement that occurred simultaneously with the Company’s initial public offering (the “Warrants”), are collectively referred to herein as the “Subject Shares”);

WHEREAS, Seller and the Company propose to enter into a Purchase Agreement, dated as of the date hereof (as the same may be amended from time to time, the “Purchase Agreement”), pursuant to which, upon the terms and subject to the conditions set forth therein, the Company will acquire from Seller all of the outstanding shares of common stock of School Bus Holdings Inc., a Delaware corporation, and in exchange therefor, the Company shall make a cash payment to Seller and issue to Seller a certain number of shares of Common Stock (such transaction, together with the other transactions contemplated by the Purchase Agreement, the “Transactions”); and

WHEREAS, as a condition to the willingness of Seller to enter into the Purchase Agreement, and as an inducement and in consideration therefor, the Stockholders are executing this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the Parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Capitalized Terms. For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Purchase Agreement.

ARTICLE II

VOTING AGREEMENT

Section 2.1 Agreement to Vote the Subject Shares. Each Stockholder hereby unconditionally and irrevocably agrees that, during the Voting Period, at any duly called meeting of the stockholders of the Company (or any adjournment or postponement thereof), and in any action by written consent of the stockholders of the Company requested by the Company’s board of directors or undertaken as contemplated by the Transactions, such Stockholder shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause its Subject Shares to be counted as present thereat for purposes of establishing a quorum, and it shall vote or consent (or cause to be voted or consented), in person or by proxy, all of its Subject Shares (a) in favor of the adoption of the Purchase Agreement and approval of the Transactions (and any actions required in furtherance thereof), (b) against any action, proposal, transaction or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Purchase Agreement, (c) in favor of the election of the members of the board of directors of the Company, as well as the composition of the classes and committees thereof, in each case as set forth on Schedule II, subject to any changes as the Seller may indicate in writing to the Company from time to time (provided the Seller has a legitimate business reason for making any such change), (d) in favor of the proposals set forth in the proxy statement filed by the Company with the SEC relating to the Offer and the Transactions (the “Preliminary Proxy”) and (e) except as set forth in the Preliminary Proxy, against the following actions or proposals (other than the Transactions): (i) any Acquisition Transaction or any proposal in opposition to approval of the Purchase Agreement or in competition with or materially inconsistent with the Purchase Agreement; and (ii) (A) any material change in the present capitalization of the Company or any amendment of the certificate of incorporation or bylaws of the Company; (B) any change in the Company’s corporate structure or business; or (C) any other action or proposal involving the Company or any of its subsidiaries that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect in any material respect the Transactions or would reasonably be expected to result in any of the conditions to the Company’s obligations under the Purchase Agreement not being fulfilled. Each of the Stockholders agrees not to, and shall cause its Affiliates not to, enter into any agreement, commitment or arrangement with any person the effect of which would be inconsistent with or violative of the provisions and agreements contained in this Article II.

Section 2.2 No Obligation as Director or Officer. Nothing in this Agreement shall be construed to impose any obligation or limitation on votes or actions taken by any director, officer, employee, agent or other representative (collectively, “Representatives”) of any Stockholder or by any Stockholder that is a natural person, in each case, in his or her capacity as a director or officer of the Company.

ARTICLE III

COVENANTS

Section 3.1 Generally.

(a) Each of the Stockholders agrees that during the Voting Period it shall not, and shall cause its Affiliates not to, without Seller’s prior written consent (except to a permitted transferee as set forth in Section 7(a)-(e) in that certain letter agreement, dated January 16, 2014, between the Company and such Stockholder (the “Insider Letter”) who agrees in writing to be bound by the terms of this Agreement), (i) offer for sale, sell (including short sales), transfer, tender, pledge, encumber, assign or otherwise dispose of (including by gift) (collectively, a “Transfer”), or enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit-sharing arrangement) with respect to, or consent to, a Transfer of, any or all of the Subject Shares; (ii) grant any proxies or powers of attorney with respect to any or all of the Subject Shares; (iii) permit to exist any lien of any nature whatsoever with respect to any or all of the Subject Shares; or (iv) take any action that would have the effect of preventing, impeding, interfering with or adversely affecting Stockholder’s ability to perform its obligations under this Agreement.

(b) In the event of a stock dividend or distribution, or any change in the Common Stock or Warrants by reason of any stock dividend or distribution, split-up, recapitalization, combination, conversion, exchange of shares or the like, the term “Subject Shares” shall be deemed to refer to and include the Subject Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Subject Shares or Warrants may be changed or exchanged or which are received in such transaction. Each of the Stockholders agrees, while this Agreement is in effect, to notify Seller promptly in writing (including by e-mail) of the number of any additional shares of Common Stock acquired by each Stockholder, if any, after the date hereof.

(c) Each of the Stockholders agrees, while this Agreement is in effect, not to take or agree or commit to take any action that would make any representation and warranty of such Stockholder contained in this Agreement inaccurate in any material respect. Each of the Stockholders further agrees that it shall use its reasonable best efforts to cooperate with Seller to effect the transactions contemplated hereby, and the Transactions.

Section 3.2 Standstill Obligations of the Stockholders. Each of the Stockholders covenants and agrees with Seller that, during the Voting Period:

(a) None of the Stockholders shall, nor shall any Stockholder act in concert with any person to make, or in any manner participate in, directly or indirectly, a “solicitation” of “proxies” or consents (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any person with respect to the voting of, any shares of Common Stock in connection with any vote or other action with respect to a Business Combination, other than to recommend that stockholders of the Company vote in favor of adoption of the Purchase Agreement, the election of the directors set forth on Schedule II, the adoption of the proposals set forth in the Preliminary Proxy and any other proposal the approval of which is a condition to the obligations of Seller under Section 6.02 of the Purchase Agreement, the Transactions (and any actions required in furtherance thereof and otherwise as expressly provided by Article II of this Agreement).

(b) None of the Stockholders shall, nor shall any Stockholder act in concert with any person to, deposit any of the Subject Shares in a voting trust or subject any of the Subject Shares to any arrangement or agreement with any person with respect to the voting of the Subject Shares, except as provided by Article II of this Agreement.

Section 3.3 Stop Transfers. Each of the Stockholders agrees with, and covenants to, Seller that such Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any Subject Shares during the term of this Agreement without the prior written consent of Seller other than pursuant to a transfer permitted by Section 3.1(a) of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS

Each of the Stockholders hereby represents and warrants, severally but not jointly, to Seller as follows:

Section 4.1 Binding Agreement. Such Stockholder (a) if a natural person, is of legal age to execute this Agreement and is legally competent to do so and (b) if not a natural person, (i) is a corporation, limited liability company or partnership duly organized and validly existing under the laws of the jurisdiction of its organization and (ii) has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by such Stockholder has been duly authorized by all necessary corporate, limited liability or partnership action on the part of such Stockholder, as applicable. This Agreement, assuming due authorization, execution and delivery hereof by Seller, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

Section 4.2 Ownership of Shares. Schedule I sets forth opposite such Stockholder’s name the number of all of the shares of Common Stock and the number of all of the Warrants over which such Stockholder has beneficial ownership as of the date hereof. As of the date hereof, such Stockholder is the lawful owner of the shares of Common Stock and Warrants denoted as being owned by such Stockholder on Schedule I and has the sole power to vote or cause to be voted such shares of Common Stock and, assuming the exercise of the Warrants, the shares of Common Stock underlying such Warrants. Such Stockholder has good and valid title to the Common Stock and Warrants denoted as being owned by such Stockholder on Schedule I, free and clear of any and all pledges, mortgages, encumbrances, charges, proxies, voting agreements, liens, adverse claims, options, security interests and demands of any nature or kind whatsoever, other than those created by this Agreement, those imposed by the Insider Letter and those imposed by applicable law, including federal and state securities laws. There are no claims for finder’s fees or brokerage commission or other like payments in connection with this Agreement or the transactions contemplated hereby payable by such Stockholder pursuant to arrangements made by such Stockholder. Except for the shares of Common Stock and Warrants denoted on Schedule I, as of the date of this Agreement, such Stockholder is not a beneficial owner or record holder of any (i) equity securities of the Company, (ii) securities of the Company having the right to vote on any matters on which the holders of equity securities of the Company may vote or which are convertible into or exchangeable for, at any time, equity securities of the Company, or (iii) options or other rights to acquire from the Company any equity securities or securities convertible into or exchangeable for equity securities of the Company.

Section 4.3 No Conflicts.

(a) No filing with, or notification to, any Governmental Authority, and no consent, approval, authorization or permit of any other person is necessary for the execution of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby.

(b) None of the execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated hereby or compliance by such Stockholder with any of the provisions hereof shall (i) conflict with or result in any breach of the organizational documents of such Stockholder, as applicable, (ii) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or any of such Stockholder’s Subject Shares or assets may be bound, or (iii) violate any applicable order, writ, injunction, decree, law, statute, rule or regulation of any Governmental Entity, except for any of the foregoing in clauses (i) through (iii) as would not reasonably be expected to impair such Stockholder’s ability to perform its obligations under this Agreement in any material respect.

Section 4.4 Reliance by Seller. Such Stockholder understands and acknowledges that Seller is entering into the Purchase Agreement in reliance upon the execution and delivery of this Agreement by the Stockholders.

Section 4.5 No Inconsistent Agreements. Each Stockholder hereby covenants and agrees that, except for this Agreement, such Stockholder (a) has not entered into, nor will enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to such Stockholder’s Subject Shares inconsistent with such Stockholder’s obligations pursuant to this Agreement, (b) has not granted, nor will grant at any time while this Agreement remains in effect, a proxy, a consent or power of attorney with respect to such Stockholder’s Subject Shares and (c) has not entered into any agreement or knowingly taken any action (nor will enter into any agreement or knowingly take any action) that would make any representation or warranty of such Stockholder contained herein untrue or incorrect in any material respect or have the effect of preventing such Stockholder from performing any of its material obligations under this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to the Stockholders as follows:

Section 5.1 Binding Agreement. Seller is a limited liability company, duly organized and validly existing under the laws of the Netherlands. Seller has all necessary Dutch limited liability company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Seller have been duly authorized by all necessary Dutch limited liability company actions on the part of Seller. This Agreement, assuming due authorization, execution and delivery hereof by the Stockholders, constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

Section 5.2 No Conflicts.

(a) No filing with, or notification to, any Governmental Authority, and no consent, approval, authorization or permit of any other person is necessary for the execution of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby.

(b) None of the execution and delivery of this Agreement by Seller, the consummation by Seller of the transactions contemplated hereby or compliance by Seller with any of the provisions hereof shall (i) conflict with or result in any breach of the organizational documents of Seller, (ii) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which Seller is a party or by which Seller or any of its assets may be bound, or (iii) violate any applicable order, writ, injunction, decree, law, statute, rule or regulation of any Governmental Entity, except for any of the foregoing as would not reasonably be expected to impair Seller’s ability to perform its obligations under this Agreement in any material respect.

ARTICLE VI

TERMINATION

Section 6.1 Termination. This Agreement shall automatically terminate, and none of Seller or the Stockholders shall have any rights or obligations hereunder and this Agreement shall become null and void and have no effect upon the earliest to occur of (a) as to each Stockholder, the mutual written consent of Seller and such Stockholder, (b) the Closing Date (following the performance of the obligations of the Parties required to be performed on the Closing Date) and (c) the date of termination of the Purchase Agreement in accordance with its terms. The termination of this Agreement shall not prevent any Party hereunder from seeking any remedies (at law or in equity) against another Party hereto or relieve such Party from liability for such Party’s breach of any terms of this Agreement. Notwithstanding anything to the contrary herein, the provisions of Article VII shall survive the termination of this Agreement.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Further Assurances. From time to time, at the other Party’s request and without further consideration, each Party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

Section 7.2 Fees and Expenses. Each of the Parties shall be responsible for its own fees and expenses (including, without limitation, the fees and expenses of investment bankers, accountants and counsel) in connection with the entering into of this Agreement and the consummation of the transactions contemplated hereby.

Section 7.3 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Seller any direct or indirect ownership or incidence of ownership of or with respect to any Subject Shares.

Section 7.4 Amendments, Waivers, etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified, except upon the execution and delivery of a written agreement executed by each of the Parties hereto. The failure of any Party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other Party hereto with its obligations hereunder, and any custom or practice of the Parties at variance with the terms hereof shall not constitute a waiver by such Party of its right to exercise any such or other right, power or remedy or to demand such compliance.

Section 7.5 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)	If to Seller:

The Traxis Group B.V.

c/o Cerberus Capital Management L.P.

875 Third Avenue

New York, NY 10022

Attention: Dev Kapadia

Fax No.: (212) 755-3009

with a copy (which shall not constitute notice) to:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, New York 10022

Attention: Richard A. Presutti

Fax No.: (212) 593-5955

(b)	If to any of the Stockholders:

c/o Hennessy Capital Partners LLC

700 Louisiana Street, Suite 900

Houston, Texas 77002

Attention: Daniel J. Hennessy

Fax No.: (312) 876-3854

with copies (which shall not constitute notice) to:

Sidley Austin LLP

One South Dearborn

Chicago, Illinois 60603

Attention: Jeffrey N. Smith, Dirk W. Andringa

Facsimile: (312) 853-7036

and to:

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas

New York, New York 10105

Attention: Stuart Neuhauser

Fax No.: (212) 370-7889

Section 7.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 7.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 7.8 Entire Agreement; Assignment. This Agreement (together with the Purchase Agreement, to the extent referred to herein, and the schedules hereto) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof. Except for transfers permitted by Section 3.1, this Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other Party.

Section 7.9 Certificates. Promptly following the date of this Agreement, each Stockholder shall advise the Company’s transfer agent in writing that such Stockholder’s Subject Securities are subject to the restrictions set forth herein and, in connection therewith, provide the Company’s transfer agent in writing with such information as is reasonable to ensure compliance with such restrictions.

Section 7.10 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 7.11 Interpretation. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive. Whenever used in this Agreement, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

Section 7.12 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

Section 7.13 Specific Performance; Jurisdiction. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction, then in the applicable Delaware state court) or, if under applicable law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware (or any court in which appeal from such courts may be taken), this being in addition to any other remedy to which such Party is entitled at law or in equity. In addition, each of the Parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or any court of the United States located in the State of Delaware (or any court in which appeal from such courts may be taken) in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the

State of Delaware (or any court in which appeal from such courts may be taken) and (d) consents to service being made through the notice procedures set forth in Section 7.4. Each of the Stockholders and Seller hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 7.4 shall be effective service of process for any proceeding in connection with this Agreement or the transactions contemplated hereby.

Section 7.14 Counterparts. This Agreement may be executed in counterparts (including by facsimile or pdf or other electronic document transmission), each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 7.15 No Partnership, Agency or Joint Venture. This Agreement is intended to create a contractual relationship between the Stockholders, on the one hand, and Seller, on the other hand, and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between or among the parties hereto. Without limiting the generality of the foregoing sentence, each of the Stockholders (a) is entering into this Agreement solely on its own behalf and shall not have any obligation to perform on behalf of any other holder of Common Stock or any liability (regardless of the legal theory advanced) for any breach of this Agreement by any other holder of Common Stock and (b) by entering into this Agreement does not intend to form a “group” for purposes of Rule 13d-5(b)(1) of the Exchange Act or any other similar provision of applicable law. None of the Stockholders is affiliated with any other holder of Common Stock entering into a voting agreement with Seller in connection with the Purchase Agreement and has acted independently regarding its decision to enter into this Agreement and regarding its investment in the Company.

[Execution pages follow]

IN WITNESS WHEREOF, Seller and the Stockholders have caused this Agreement to be duly executed as of the day and year first above written.

THE TRAXIS GROUP B.V.

By:	/s/ Dev Kapadia
	Name:	Dev Kapadia
	Title:	Managing Director

Signature Page to Voting and Support Agreement

IN WITNESS WHEREOF, Seller and the Stockholders have caused this Agreement to be duly executed as of the day and year first above written.

HENNESSY CAPITAL PARTNERS I LLC

By: Hennessy Capital LLC, its managing member

By:	/s/ Daniel J. Hennessy
	Name:	Daniel J. Hennessy
	Title:	Managing Member

/s/ Kevin Charlton
KEVIN CHARLTON

/s/ Bradley Bell
BRADLEY BELL

/s/ Richard Burns
RICHARD BURNS

/s/ Peter Shea
PETER SHEA

/s/ Charles B. Lowery II
CHARLES B. LOWERY II

Signature Page to Voting and Support Agreement

SCHEDULE I

Beneficial Ownership of Securities

Stockholder	Number of Shares	Number of Warrants
Hennessy Capital Partners I LLC	2,675,000	12,125,000
Kevin Charlton	67,000	—
Bradley Bell	35,000	—
Richard Burns	35,000	—
Peter Shea	35,000	—
Charles B. Lowrey	18,000	—
Total	2,865,000	12,125,000

SCHEDULE II

Board of Directors and Committee Members of the Company

Director	Compensation Committee	Nominating and Governance Committee	Audit Committee	Class I1	Class II2	Class III[3]
Chan Galbato (Chairman)		✓			✓
Dev Kapadia	✓	✓	✓			✓
Alan Schumacher			✓	✓
Dennis Donovan	✓			✓
Jim Marcotuli			✓			✓

1	Class I—Subject to Shareholder election at Special Meeting.
2	Class II—Subject to Shareholder election at first annual meeting following Special Meeting.
3	Class III—Subject to Shareholder election at second annual meeting following Special Meeting.

Annex F

SPONSOR WARRANT EXCHANGE LETTER AGREEMENT

September 21, 2014

Hennessy Capital Acquisition Corp.

700 Louisiana Street, Suite 900

Houston, Texas 77002

The Traxis Group B.V.

c/o Cerberus Capital Management L.P.

875 Third Avenue

New York, NY 10022

Re:	Exchange of Private Placement Warrants

Gentlemen:

Reference is made to that certain purchase agreement by and between Hennessy Capital Acquisition Corp. (the “Company”) and The Traxis Group, B.V. (“Traxis), dated as of the date hereof (the “Purchase Agreement”). In order to induce Traxis to enter into the Purchase Agreement, Hennessy Capital Partners I LLC (“HCPI”) has agreed to enter into this letter agreement (this “Agreement”) relating to the exchange of a number of warrants sold to HCPI by the Company in a private placement in connection with the Company’s initial public offering (the “Private Placement Warrants”) equal to (i) 12,125,000 less (ii) the number of public warrants validly tendered and not withdrawn in the Warrant Exchange Offer for shares of common stock (“Common Stock”) of the Company. For purposes of this letter, the term “Exchange Private Placement Warrants” shall refer solely to the Private Placement Warrants to be exchanged pursuant to the immediately preceding sentence and “Exchange Shares” shall refer to any shares of Common Stock of the Company to be issued to HCPI pursuant to this Agreement. Capitalized terms used and not otherwise defined herein are defined in the Purchase Agreement and shall have the meanings given to such terms in the Purchase Agreement.

HCPI and the Company hereby agree with Traxis as follows:

1. If the Warrant Exchange Offer is consummated prior to the Closing Date, then at the Closing HCPI shall exchange each Exchange Private Placement Warrant for 0.10 shares of Common Stock, resulting in the issuance to HCPI of up to 1,212,500 shares of Common Stock. In order to effectuate such exchange, upon the Closing, HCPI shall deliver its original Private Placement Warrants to the Company against delivery of a stock certificate for the Exchange Shares and the Company shall return to HCPI a replacement Private Placement Warrant representing the difference, if any, between the 12,125,000 Private Placement Warrants initially issued to HCPI and the number of Exchange Private Placement Warrants to be exchanged pursuant to this paragraph 1. The Company agrees that the registration rights granted to HCPI with respect to the Exchange Private Placement Warrants shall continue with respect to the Exchange Shares to be issued to HCPI hereunder.

2. If, however, the Warrant Exchange Offer has not been consummated prior to the Closing Date, then the following shall occur:

a. At the Closing, HCPI shall deliver to the Company its original Private Placement Warrants. Each of 6,375,000 of such Private Placement Warrants shall be exchanged at the Closing for 0.10 shares of Common Stock, resulting in the issuance to HCPI of 637,500 shares of Common Stock.

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b. In addition, if the Warrant Exchange Offer is consummated during the period commencing on the Closing Date and ending on the 15th calendar day following the Closing Date (such date of consummation, if any, the “Post-Closing Warrant Exchange Offer Closing Date” and such 15th calendar day, the “Outside Date”), then the Company (and HCPI, if so directed by the Company) shall direct the Company’s transfer agent (or such other intermediaries as appropriate) to take such actions, and HCPI shall take such actions, as are necessary to cause the exchange by HCPI of, and HCPI shall so exchange, an additional amount of Private Placement Warrants equal to (i) 5,750,000 less (ii) the number of public warrants validly tendered and not withdrawn in the Warrant Exchange Offer for 0.10 shares of Common Stock, resulting in the issuance to HCPI of up to an additional 575,00 shares of Common Stock. In order to effectuate such exchange on the Post-Closing Warrant Exchange Offer Closing Date, if any, the Company shall return to HCPI a replacement Private Placement Warrant representing the difference, if any, between the 12,125,000 Private Placement Warrants initially issued to HCPI and the total number of Exchange Private Placement Warrants exchanged pursuant to paragraphs 2(a) and 2(b) of this Agreement; provided, however, that, notwithstanding anything to the contrary in this paragraph 2(b), if the Warrant Exchange Offer has not been consummated on or prior to the Outside Date, then the Company (and HCPI, if so directed by the Company) shall direct the transfer agent (or such other intermediaries as appropriate) to take such actions, and HCPI shall take such actions, as are necessary to cause the exchange by HCPI of, and HCPI shall so exchange, all outstanding Private Placement Warrants on the Business Day immediately following the Outside Date, for 0.10 shares of Common Stock, resulting in the issuance to HCPI of an additional 575,000 shares of Common Stock.

3. In furtherance, and not in limitation of, any other restrictions applicable to the Private Placement Warrants, whether pursuant to the terms of any such Private Placement Warrant or otherwise, no Private Placement Warrants shall be exercised by HCPI prior to the second Business Day following the Outside Date.

4. From the Closing Date until the earliest of: (a) the 180th day after the Closing Date, (b) the date following the Closing Date on which the Company completes a liquidation, merger, stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property and (c) if the last sale price of the Company’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stocks dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, the close of business on such 20th trading day ( such 20th trading day, the “Alternative Lock-up Termination Date”) (the period from the Closing Date until the earliest of clause (a), (b) and (c), the “Lock-Up Period”), it will not: (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, with respect to the Exchange Shares , any shares of Common Stock issuable pursuant to those Private Placement Warrants that do not constitute Exchange Private Placement Warrants or the Founder Earnout Shares (as defined in the letter agreement, dated January 16, 2014, between HCPI and the Company), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Exchange Shares , any shares of Common Stock issuable pursuant to those Private Placement Warrants that do not constitute Exchange Private Placement Warrants or the Founder Earnout Shares, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii).

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5. The undersigned hereby authorizes the Company during the Lock-Up Period to cause its transfer agent for the Exchange Shares , any shares of Common Stock issuable pursuant to those Private Placement Warrants that do not constitute Exchange Private Placement Warrants and the Founder Earnout Shares to decline to transfer, and to note stop transfer restrictions on the stock register and other records relating to, the Exchange Shares , any shares of Common Stock issuable pursuant to those Private Placement Warrants that do not constitute Exchange Private Placement Warrants and the Founder Earnout Shares for which the undersigned is the record holder and, in the case of the Exchange Shares , any shares of Common Stock issuable pursuant to those Private Placement Warrants that do not constitute Exchange Private Placement Warrants and the Founder Earnout Shares for which the undersigned is the beneficial but not the record holder, agrees during the Lock-Up Period to cause the record holder to cause the relevant transfer agent to decline to transfer, and to note stop transfer restrictions on the stock register and other records relating to, such Exchange Shares , any shares of Common Stock issuable pursuant to those Private Placement Warrants that do not constitute Exchange Private Placement Warrants and the Founder Earnout Shares, if such transfer would constitute a violation or breach of this Agreement.

6. Notwithstanding the foregoing, HCPI may sell or otherwise transfer all or a portion of the Exchange Shares, any shares of Common Stock issuable pursuant to those Private Placement Warrants that do not constitute Exchange Private Placement Warrants or the Founder Earnout Shares to: (i) its direct or indirect equity holders or to any of its other affiliates (as defined in Regulation C of the Securities Act of 1933, as amended), (ii) the immediate family members (including spouses, significant others, lineal descendants, brothers and sisters) of its direct or indirect equity holders or any of its other affiliates, (iii) a family trust, foundation or partnership established for the exclusive benefit of HCPI, its direct or indirect equity holders, any of its affiliates or any of their respective immediate family members or (iv) a charitable foundation controlled by HCPI, its direct or indirect equity holders, any of its affiliates or any of their respective immediate family members, provided in each such case that the transferee thereof enters into a written agreement to be bound by the restrictions set forth herein.

7. This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof. This Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

8. No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Agreement shall be binding on the undersigned and their respective successors and assigns.

9. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Agreement shall be brought and enforced in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction, then in the applicable Delaware state court), or if under applicable Law exclusive jurisdiction of such action is vested in the federal courts, then the United States District Court for the District of Delaware, and irrevocably submits to such jurisdiction and venue, which jurisdiction and venue shall be

F-3

exclusive, and (ii) waives any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

10. Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile transmission.

11. This agreement shall terminate at such time, if any, that the Purchase Agreement is terminated in accordance with its terms.

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Please indicate your agreement to the foregoing by signing in the space provided below.

HENNESSY CAPITAL PARTNERS I LLC

By:	/s/ Daniel J. Hennessy
Name: Daniel J. Hennessy
Title: Managing Member

ACCEPTED AND AGREED TO:

HENNESSY CAPITAL ACQUISITION CORP.

By:	/s/ Daniel J. Hennessy
Name: Daniel J. Hennessy
Title: Chief Executive Officer

THE TRAXIS GROUP, B.V.

By:	/s/ Dev Kapadia
Name: Dev Kapadia
Title: Managing Director

F-5

PROXY CARD

FOR THE SPECIAL MEETING IN LIEU OF ANNUAL MEETING OF STOCKHOLDERS OF

HENNESSY CAPITAL ACQUISITION CORP.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Daniel J. Hennessy and Kevin M. Charlton (together, the “Proxies”), and each of them independently, with full power of substitution as proxies to vote the shares that the undersigned is entitled to vote (the “Shares”) at the special meeting in lieu of the 2014 annual meeting of stockholders of Hennessy Capital Acquisition Corp. (the “Company”) to be held on                     , 2014 at         , Central time at the offices of                     , and at any adjournments and/or postponements thereof. Such Shares shall be voted as indicated with respect to the proposals listed on the reverse side hereof and in the Proxies’ discretion on such other matters as may properly come before the special meeting or any adjournment or postponement thereof.

The undersigned acknowledges receipt of the accompanying proxy statement and revokes all prior proxies for said meeting.

THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO SPECIFIC DIRECTION IS GIVEN AS TO THE PROPOSALS ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3, 4, 5, 6, 7, 8, 9, 10 and 11. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY.

(Continued and to be marked, dated and signed on reverse side)

▲ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ▲

HENNESSY CAPITAL ACQUISITION CORP.—THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2, 3, 4, 5, 6, 7, 8, 9, 10 and 11.				Please mark votes as indicated in this example ☒

(1) The Business Combination Proposal—To consider and vote upon a proposal (i) to approve and adopt the Purchase Agreement, dated as of September 21, 2014, as it may be amended (the “Purchase Agreement”), by and between the Company and The Traxis Group B.V., which is majority owned by funds affiliated with Cerberus Capital Management, L.P., and the transactions contemplated thereby (the “Business Combination”);	FOR ☐	AGAINST ☐	ABSTAIN ☐	☐ Intention to Exercise Redemption Rights If you intend to exercise your redemption rights, please check this box. Checking this box, however, is not sufficient to exercise your redemption rights. You must comply with the procedures set forth in the definitive proxy statement under the heading “Special Meeting in Lieu of Annual Meeting of Hennessy Capital Stockholders—Redemption Rights.”

The Charter Proposals:

(2) Proposal 2—To consider and act upon a proposed amendment to the Company’s existing charter to increase the Company’s authorized common stock and preferred stock;	FOR ☐	AGAINST ☐	ABSTAIN ☐	☐ Shareholder Certification I hereby certify that I am not acting in concert, or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), with any other stockholder with respect to the shares of common stock of the Company owned by me in connection with the proposed business combination between the Company and School Bus Holdings Inc.

(3) Proposal 3—To consider and act upon a proposed amendment to the Company’s existing charter to provide for the classification of our board of directors into three classes of directors with staggered three-year terms of office and to make certain related changes;	FOR ☐	AGAINST ☐	ABSTAIN ☐

(4) Proposal 4—To consider and act upon a proposed amendment to the Company’s existing charter to permit the removal of directors with or without cause by stockholders voting a majority of the votes cast if, at any time and for so long as, Seller beneficially owns, in the aggregate, capital stock representing at least 40% of the outstanding shares of our common stock;	FOR ☐	AGAINST ☐	ABSTAIN ☐

(5) Proposal 5—To consider and act upon a proposed amendment to the Company’s existing charter to require an affirmative vote of at least two-thirds (2/3) of our entire board of directors and by the holders of at least 66.67% of the voting power of our outstanding voting stock in order to adopt an amendment to the proposed charter if, at any time and for so long as, Seller beneficially owns, in the aggregate, capital stock representing at least 50% of the outstanding shares of our common stock;	FOR ☐	AGAINST ☐	ABSTAIN ☐

(6) Proposal 6—To consider and act upon a proposed amendment to the Company’s existing charter to require an affirmative vote of at least two-thirds (2/3) of our entire board of directors or by the holders of at least 66.67% of the voting power of our outstanding voting stock to amend our bylaws if, at any time and for so long as, Seller beneficially owns, in the aggregate, capital stock representing at least 50% of the outstanding shares of our common stock;	FOR ☐	AGAINST ☐	ABSTAIN ☐

(7) Proposal 7—To consider and act upon a proposed amendment to the Company’s existing charter to designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for specified legal actions and provide for certain additional changes, including changing the Company’s name from “Hennessy Capital Acquisition Corp.” to “Blue Bird Corporation” and making the Company’s corporate existence perpetual, which our board of directors believes are necessary to adequately address the post-Business Combination needs of the Company;	FOR ☐	AGAINST ☐	ABSTAIN ☐

(8) The Director Election Proposal—To elect three directors to our board of directors to serve as Class I directors on our board of directors until the 2018 annual meeting of stockholders and until their respective successors are duly elected and qualified	FOR ALL ☐	WITHHOLD ALL ☐	FOR ALL EXCEPT ☐	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominees on the line below.

Gurminder S. Bedi Dennis Donovan Alan H. Schumacher	Nominees: 01 02 03

(9) The Nasdaq Proposal—To approve, for purposes of complying with applicable Nasdaq Listing Rules, the issuance of more than 20% of the Company’s issued and outstanding common stock pursuant to the PIPE Investment and Backstop Commitment;	FOR ☐	AGAINST ☐	ABSTAIN ☐

(10) The Incentive Plan Proposal—To consider and vote upon a proposal to approve and adopt the Blue Bird Corporation 2014 Omnibus Equity Incentive Plan; and	FOR ☐	AGAINST ☐	ABSTAIN ☐

(11) The Adjournment Proposal—To consider and vote upon a proposal to adjourn the special meeting of stockholders to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve the Business Combination Proposal, Proposal 2, Proposal 3, Proposal 4, Proposal 5, Proposal 6 or the Director Election Proposal.	FOR ☐	AGAINST ☐	ABSTAIN ☐

Date: , 2014

Signature

Signature (if held jointly)

When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

A vote to abstain will have the same effect as a vote AGAINST proposals 2, 3, 4, 5, 6 and 7. The shares represented by the proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR each of proposals 1, 2, 3, 4, 5, 6, 7, 8, 9, 10 and 11. If any other matters properly come before the meeting, the Proxies will vote on such matters in their discretion.

< PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. <